UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

(Amendment No. 7)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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GSR II Meteora Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF GSR II METEORA ACQUISITION CORP.

The board of directors of GSR II Meteora Acquisition Corp., a Delaware corporation (“PubCo”), has unanimously approved the Transaction Agreement, dated as of August 24, 2022, by and among PubCo, GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and wholly-owned subsidiary of BT Assets (“BT OpCo”), attached to this proxy statement as Annex A-1 (as amended by the First Amendment to the Transaction Agreement, dated as of February 13, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-2, as further amended by the Second Amendment to the Transaction Agreement, dated as of April 4, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-3, as further amended by the Third Amendment to the Transaction Agreement, dated as of May 11, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-4, as further amended by the Fourth Amendment to the Transaction Agreement, dated as of June 7, 2023, by and among PubCo, Sponsor, BT Assets, BT OpCo and BT HoldCo LLC, a Delaware limited liability company and wholly owned subsidiary of BT Assets (“BT HoldCo”), pursuant to which BT HoldCo was joined as a party to the Transaction Agreement and attached to this proxy statement as Annex A-5, and as it may be further amended and/or restated from time to time, the “Transaction Agreement”), pursuant to which, among other things, PubCo will enter into a series of transactions with Sponsor, BT Assets, BT OpCo and BT HoldCo (each such transaction and the other transactions contemplated by the Transaction Agreement, collectively, the “business combination”). Upon the consummation of the business combination (the “Closing”), PubCo will change its name to Bitcoin Depot Inc. (and the combined post-business combination company (also referred to herein as “PubCo”) will be reorganized into an umbrella partnership C corporation (or “Up-C”) structure).

Prior to or upon the Closing and in accordance with the Transaction Agreement and the ancillary agreements contemplated thereby, a series of transactions will occur whereby (i) the BT Entity Restructuring (as defined herein) will be consummated, pursuant to which BT HoldCo will issue certain common units of BT HoldCo (“BT HoldCo Common Units”), certain preferred units of BT HoldCo (“BT HoldCo Preferred Units”) and certain BT HoldCo Earnout Units (as defined herein) to BT Assets, (ii) PubCo will pay cash to BT Assets in exchange for certain BT HoldCo Common Units, (iii) PubCo will contribute cash to BT HoldCo in exchange for certain BT HoldCo Common Units, BT HoldCo Matching Warrants (as defined herein) and a number of BT HoldCo Earnout Units equal to the number of newly issued shares of Class E common stock, par value $0.0001 per share, of PubCo (“PubCo Class E common stock”) issued to Sponsor, (iv) Sponsor will exchange all shares of Class B common stock, par value $0.0001 per share, of PubCo held by Sponsor for newly issued shares of Class A common stock, par value $0.0001 per share, of PubCo (“PubCo Class A common stock”) and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement (as defined herein), PubCo Class E common stock, (v) BT Assets will subscribe for newly issued shares of Class V common stock, par value $0.0001 per share, of PubCo (“PubCo Class V common stock”) and (vi) PubCo may issue a certain number of additional shares of newly issued PubCo Class A common stock to persons who may enter into written agreements with PubCo or BT HoldCo in connection with the Incentive Issuances (as defined herein), if any. As a result of and immediately following the Closing, assuming minimum redemptions of shares of PubCo Class A common stock and no Incentive Issuances in connection with the business combination, BT Assets and PubCo will hold approximately 70.7% and 29.3%, respectively, of the issued and outstanding BT HoldCo Common Units. Following the Closing, PubCo’s assets will consist solely of its interests in BT HoldCo.

As described in this proxy statement, PubCo’s stockholders are being asked to consider and vote upon (among other things) the business combination and the other proposals set forth herein.

Shares of PubCo Class A common stock, PubCo public warrants, which are exercisable for one share of PubCo Class A common stock (“PubCo public warrants”), PubCo rights, which are divided into sixteenths and entitle the holder of a whole right to receive one share of PubCo Class A common stock (“PubCo rights”), and PubCo’s units are currently traded on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbols “GSRM”, “GSRMW”, “GSRMR” and “GSRMU”, respectively. PubCo will apply for listing, to be effective at the Closing, of the PubCo Class A common stock and PubCo public warrants on Nasdaq under the symbols “BTM” and “BTMW.” PubCo’s units will no longer be publicly traded following the Closing, and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders of such units. Following the Closing, each PubCo right will be exercisable for one share of PubCo Class A common stock. Promptly upon the Closing, PubCo will direct the holders of PubCo rights to deliver their PubCo rights to the PubCo Rights Agent (as defined herein) in exchange for the number of full shares of PubCo Class A common stock to which such holders are entitled in respect of their respective whole PubCo rights with no additional consideration. All other PubCo rights will expire and the PubCo rights will no longer be publicly traded following the Closing.

It is anticipated that, upon completion of the business combination and assuming minimum redemptions of shares of PubCo Class A common stock in connection with the business combination and no Incentive Issuances, PubCo’s ownership, on a non-dilutive basis, will be as follows: (1) PubCo’s public stockholders will own approximately 17.0% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 2.3% of the voting power of PubCo); (2) the Sponsor will own approximately 12.3% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 1.4% of the voting power of PubCo); and (3) BT Assets will own approximately 70.7% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class V common stock, which will be non-economic and represents approximately 96.3% of the voting power in PubCo as the PubCo Class V common stock will carry ten votes per share). As a result of the voting power controlled by BT Assets, following the business combination, PubCo will qualify as a “controlled company” within the meaning of applicable Nasdaq listing rules.

PubCo is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements.

This proxy statement provides you with detailed information about the business combination and other matters to be considered at the special meeting of PubCo’s stockholders. PubCo encourages you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement, passed upon the fairness of the Transaction Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 16, 2023, and is first being mailed to PubCo stockholders on or about June 16, 2023.

GSR II METEORA ACQUISITION CORP.

418 Broadway, Suite N

Albany, New York 12207

Dear Stockholders of GSR II Meteora Acquisition Corp:

You are cordially invited to attend the special meeting of stockholders of GSR II Meteora Acquisition Corp. (“PubCo”). At the special meeting, PubCo stockholders will be asked to consider and vote on the following proposals:

(1)

The Business Combination Proposal: To consider and vote upon a proposal to (a) approve and adopt the Transaction Agreement, dated as of August 24, 2022, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-1 (as amended by the First Amendment to the Transaction Agreement, dated as of February 13, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-2, as further amended by the Second Amendment to the Transaction Agreement, dated as of April 4, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-3, as further amended by the Third Amendment to the Transaction Agreement, dated as of May 11, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-4, as further amended by the Fourth Amendment to the Transaction Agreement, dated as of June 7, 2023, by and among PubCo, Sponsor, BT Assets, BT OpCo and BT HoldCo LLC, a Delaware limited liability company (“BT HoldCo”), pursuant to which BT HoldCo was joined as a party to the Transaction Agreement and attached to this proxy statement as Annex A-5, and as it may be further amended and/or restated from time to time, the “Transaction Agreement”), and (b) approve the transactions contemplated by the Transaction Agreement (collectively, the “business combination” and such proposal, the “Business Combination Proposal”) in accordance with applicable law and exchange rules and regulations;

(2)

The Charter Proposal: To consider and vote upon a proposal to approve and adopt the proposed second amended and restated certificate of incorporation (“Proposed Charter”) of the combined post-business combination company (also referred to herein as “PubCo”), in the form attached to the accompanying proxy statement as Annex B, which, if approved, and assuming the Business Combination Proposal and the Nasdaq Proposal (defined below) are approved, will take effect upon the consummation of the business combination (the “Closing”) (the “Charter Proposal”);

(3)

The Advisory Governance Proposals: To consider and vote upon certain proposals, on a non-binding advisory basis, approving certain material differences between PubCo’s existing amended and restated certificate of incorporation, as amended (“Existing Charter”) and the Proposed Charter, which proposals are being presented separately in accordance with the requirements of the Securities and Exchange Commission as four different sub-proposals (collectively, the “Advisory Governance Proposals”);

(4)

The Nasdaq Proposal: To consider and vote upon a proposal to approve the issuance of shares of common stock of PubCo in connection with the business combination pursuant to applicable Nasdaq Stock Market (“Nasdaq”) listing rules (the “Nasdaq Proposal”);

(5)

The Incentive Equity Plan Proposal: To consider and vote upon a proposal to approve and adopt the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan in the form mutually agreed upon among BT OpCo, BT Assets and PubCo and attached to the accompanying proxy statement as Annex H (the “Incentive Equity Plan Proposal”); and

(6)

The Adjournment Proposal: To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement, which each PubCo stockholder is encouraged to review carefully.

PubCo Class A common stock, rights of PubCo, which are divided into sixteenths and entitle the holder of one whole right to receive one share of PubCo Class A common stock (“PubCo rights”), and PubCo public warrants, which are exercisable for one share of PubCo Class A common stock under certain circumstances, are currently listed on the Nasdaq under the symbols “GSRM”, “GSRMR” and “GSRMW”, respectively. Certain shares of PubCo Class A common stock, the PubCo rights and the PubCo public warrants comprise units, each unit consisting of one share of PubCo Class A common stock, one sixteenth of one whole PubCo right and one PubCo public warrant, which are listed on the Nasdaq under the symbol “GSRMU”. PubCo’s units will not be publicly traded following the Closing, and such units will automatically be separated into their component securities (“BTM” and “BTMW”) without any action needed to be taken on the part of the holders of such units. Promptly upon the Closing, PubCo will direct the holders of PubCo rights to deliver their PubCo rights to Continental Stock Transfer & Trust Company, the PubCo rights agent, in exchange for the number of full shares of PubCo Class A common stock to which such holders are entitled in respect of their respective whole PubCo rights with no additional consideration. All other PubCo rights will expire. It is a condition of the Closing that the shares of PubCo Class A common stock are approved for listing on Nasdaq, but there can be no assurance such listing condition will be met. If such listing condition is not met, the business combination will not be consummated unless the listing condition set forth in the Transaction Agreement is waived by each of PubCo, BT OpCo, BT HoldCo and BT Assets.

Pursuant to PubCo’s Existing Charter, PubCo is providing the holders of shares of PubCo Class A common stock that were originally sold as part of the units issued in PubCo’s initial public offering, which closed on March 1, 2022 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, in connection with the Closing, shares of PubCo Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of warrants to Sponsor. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2023 of approximately $328.3 million, the estimated per share redemption price would have been approximately $10.38, subject to adjustment for taxes payable from interest earned. Public stockholders may elect to redeem their shares even if they vote in favor of the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates, or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding PubCo Class A common stock included in the units sold in the IPO. Holders of PubCo’s outstanding public warrants sold in the IPO, which are exercisable for shares of PubCo Class A common stock under certain circumstances, do not have redemption rights in connection with the business combination. Sponsor has agreed to waive its redemption rights in connection with the Closing with respect to any PubCo equity securities it may hold (without any consideration provided in exchange for such waiver). Currently, Sponsor owns approximately 20.0% of outstanding PubCo Class A common stock and PubCo Class B common stock on an as-converted basis. Following the Closing, assuming minimum redemptions of PubCo Class A common stock in connection with the business combination and no Incentive Issuances (as defined in the accompanying proxy statement), Sponsor will own approximately 12.3% of outstanding shares of PubCo Class A common stock, no PubCo Class B common stock and 100% of the outstanding PubCo Class E common stock. Sponsor has agreed to vote the shares of PubCo Class B common stock held by it in favor of each of the Proposals.

PubCo is providing the accompanying proxy statement and the enclosed proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements thereof. Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay.

PubCo encourages you to read the accompanying proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 63 of the proxy statement.

PubCo’s board of directors recommends that PubCo stockholders vote “FOR” each of the Proposals. When you consider the recommendation of PubCo’s board of directors in favor of each of the Proposals, you should keep in mind that certain of PubCo’s directors and officers have interests in the business combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

We may not consummate the business combination unless the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal are approved at the special meeting. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, meaning if the Business Combination Proposal and Nasdaq Proposal are not approved, the Charter Proposal will have no effect, even if approved by PubCo’s stockholders. The Incentive Equity Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, meaning if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are not approved, the Incentive Equity Plan Proposal will have no effect, even if approved by PubCo’s stockholders. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement.

Approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of PubCo common stock that are voted at the special meeting. Approval of the Charter Proposal will require (1) the affirmative vote of a majority of the outstanding shares of PubCo common stock entitled to vote thereon and (2) the affirmative vote of a majority of the outstanding shares of PubCo Class A common stock, voting separately as a single class. Each of the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal will require a majority of the votes cast by the PubCo stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. In accordance with SEC guidance, the Advisory Governance Proposals are being presented separately and will be voted upon on a non-binding advisory basis.

A quorum of PubCo stockholders is necessary to hold a valid meeting, and a quorum will be present at the meeting if the holders of shares of outstanding PubCo common stock representing a majority of the voting power of all outstanding shares of PubCo common stock entitled to vote at the special meeting are present, represented in person or by proxy, at the special meeting. Abstentions will be counted as present for the purpose of determining the existence quorum at the special meeting. Broker non-votes will not be counted as present for the purpose of determining the existence of a quorum at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposal. Further, for purposes of approval, an abstention will have the same effect as a vote “AGAINST” the Charter Proposal, but will have no effect on any other Proposal. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

v

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE PUBCO REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO PUBCO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. HOLDERS OF UNITS MUST FIRST ELECT TO SEPARATE THEIR UNITS INTO PUBCO CLASS A COMMON STOCK, PUBCO PUBLIC WARRANTS AND PUBCO RIGHTS BEFORE EXERCISING THEIR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

/s/ Gus Garcia Gus Garcia Co-Chief Executive Officer GSR II Meteora Acquisition Corp.	/s/ Lewis Silberman Lewis Silberman Co-Chief Executive Officer GSR II Meteora Acquisition Corp.

Whether or not you plan to attend the special meeting of PubCo stockholders, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope provided or by using the telephone or Internet procedures provided to you by your bank, broker or other nominee. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of PubCo stockholders and vote in person, you must obtain a proxy from your broker or bank.

GSR II Meteora Acquisition Corp.

418 Broadway, Suite N

Albany, New York 12207

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF GSR II METEORA ACQUISITION CORP.

To Be Held On June 28, 2023

To the Stockholders of GSR II Meteora Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of GSR II Meteora Acquisition Corp. (“PubCo”) will be held at 10:00 a.m., Eastern Daylight Time, on June 28, 2023, as a virtual meeting available at https://www.cstproxy.com/gsrmet/2023 for the following purposes:

1.

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Transaction Agreement, dated as of August 24, 2022 by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-1 (as amended by the First Amendment to the Transaction Agreement, dated as of February 13, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-2, as further amended by the Second Amendment to the Transaction Agreement, dated as of April 4, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-3, as further amended by the Third Amendment to the Transaction Agreement, dated as of May 11, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to this proxy statement as Annex A-4, as further amended by the Fourth Amendment to the Transaction Agreement, dated as of June 7, 2023, by and among PubCo, Sponsor, BT Assets, BT OpCo and BT HoldCo LLC, a Delaware limited liability company (“BT HoldCo”), pursuant to which BT HoldCo was joined as a party to the Transaction Agreement and attached to this proxy statement as Annex A-5, and as it may be further amended and/or restated from time to time, the “Transaction Agreement”), and (b) approve the transactions contemplated by the Transaction Agreement (the “business combination” and such proposal, the “Business Combination Proposal”).

2.

Proposal No. 2 — The Charter Proposal — To consider and vote upon a proposal to approve and adopt the proposed second amended and restated certificate of incorporation (“Proposed Charter”) of the combined post-business combination company (also referred to herein as “PubCo”), in the form attached to the accompanying proxy statement as Annex B, which, if approved, and assuming the Business Combination Proposal and the Nasdaq Proposal (defined below) are approved, will take effect upon the consummation of the business combination (the “Closing”) (the “Charter Proposal”).

3.

The Advisory Governance Proposals — To consider and vote upon the following proposals, on a non-binding advisory basis, approving certain material differences between PubCo’s existing amended and restated certificate of incorporation, as amended (“Existing Charter”) and the Proposed Charter, which are being presented separately in accordance with the requirements of the Securities and Exchange Commission as four different sub-proposals (collectively, the “Advisory Governance Proposals”):

A.

Proposal No. 3A — Advisory Governance Proposal A — To authorize the change in the authorized capital stock of PubCo from 100,000,000 shares of Class A common stock, par value $0.0001 per share (“PubCo Class A common stock”), 20,000,000 shares of Class B common stock, par value $0.0001 per share (“PubCo Class B common stock”), and 1,000,000 shares of undesignated preferred stock, to 800,000,000 shares of PubCo Class A common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 20,000,000 shares of PubCo Class B common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 2,250,000 total shares of PubCo Class E common stock, par value $0.0001 per share, consisting of three series: 750,000 shares of PubCo Class E-1 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-2 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-3 common stock (which shall not be entitled to vote), 300,000,000 shares of PubCo Class M common stock, par value $0.0001 per share (which shall be entitled to ten votes per share), 800,000,000 shares of PubCo Class O common stock, par value $0.0001 per share (which shall be entitled to one vote per share) and 300,000,000 shares of PubCo Class V common stock, par value $0.0001 per share (which shall be entitled to ten votes per share), and 50,000,000 shares of preferred stock, par value $0.0001 per share.

B.

Proposal No. 3B — Advisory Governance Proposal B — To eliminate provisions specific to PubCo’s status as a blank check company that will serve no purpose following the consummation of the business combination.

C.	Proposal No. 3C — Advisory Governance Proposal C — To declassify the board of directors of PubCo with the result being that each director will be elected annually for a term of one year.

D.

Proposal No. 3D — Advisory Governance Proposal D — To require the approval by affirmative vote of holders of at least 66 2/3% of the voting power of PubCo’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Charter.

4.

Proposal No. 4 — The Nasdaq Proposal — To consider and vote upon a proposal to approve the issuance of shares of common stock of PubCo in connection with the business combination pursuant to applicable Nasdaq Stock Market (“Nasdaq”) listing rules (the “Nasdaq Proposal”).

5.

Proposal No. 5 — The Incentive Equity Plan Proposal — To consider and vote upon a proposal to approve and adopt the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan in the form mutually agreed upon among BT OpCo, BT Assets and PubCo and attached hereto as Annex H (the “Incentive Equity Plan Proposal”).

6.

Proposal No. 6 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal, the “Proposals”).

Only holders of record of PubCo Class A common stock and PubCo Class B common stock at the close of business on June 1, 2023 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

Pursuant to PubCo’s Existing Charter, PubCo is providing the holders of PubCo Class A common stock originally sold as part of the units issued in its initial public offering, which closed on March 1, 2022 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the Closing, shares of PubCo Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of warrants to the Sponsor. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2023 of approximately $328.3 million, the estimated per share redemption price would have been approximately $10.38, subject to adjustment for taxes payable from interest earned on the Trust Account. Public stockholders may elect to cause the redemption of their shares even if they vote in favor of the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates, or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding

PubCo Class A common stock sold in the IPO. Holders of PubCo’s outstanding PubCo public warrants sold in the IPO, which are exercisable for share of PubCo Class A common stock under certain circumstances, do not have redemption rights in connection with the business combination. Sponsor has agreed to waive its redemption rights in connection with the Closing with respect to any PubCo equity securities it may hold (without any consideration provided in exchange for such waiver). Currently, Sponsor does not own any PubCo Class A common stock and owns 100% of the outstanding PubCo Class B common stock. Prior to Closing, Sponsor will exchange its PubCo Class B common stock for: (i) 6,326,252 shares of PubCo Class A common stock; (ii) 458,836 shares of PubCo Class E-1 common stock; (iii) 458,836 shares of PubCo Class E-2 common stock; and (iv) 458,836 shares of PubCo Class E-3 common stock under minimum and midpoint redemption scenarios; and (v) 5,526,252 shares of PubCo Class A common stock; (vi) 725,503 shares of PubCo Class E-1 common stock; (vii) 725,503 shares of PubCo Class E-2 common stock; (viii) and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario. Sponsor has agreed to vote its PubCo Class B common stock in favor of each of the Proposals.

Per the terms of the Transaction Agreement, the Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, and the Nasdaq Proposal. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, meaning if the Business Combination Proposal and Nasdaq Proposal are not approved, the Charter Proposal will have no effect, even if approved by PubCo’s stockholders. The Incentive Equity Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, meaning if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are not approved, the Incentive Equity Plan Proposal will have no effect, even if approved by PubCo’s stockholders. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and each of the Proposals. You are encouraged to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares, please call PubCo’s proxy solicitor, Morrow Sodali LLC (“Morrow Sodali”), at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the Board of Directors

/s/ Gus Garcia Gus Garcia Co-Chief Executive Officer GSR II Meteora Acquisition Corp.	/s/ Lewis Silberman Lewis Silberman Co-Chief Executive Officer GSR II Meteora Acquisition Corp.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on June 28, 2023: This notice of meeting and the related proxy statement will be available at https://www.cstproxy.com/gsrmet/2023.

ADDITIONAL INFORMATION

If you have questions about the business combination or the special meeting, or if you need to obtain copies of this proxy statement, the enclosed proxy card or other documents incorporated by reference in the proxy statement, you may contact PubCo’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Morrow Sodali LLC

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: GSRM.info@investor.morrowsodali.com

In order for you to receive timely delivery of the documents in advance of the special meeting to be held on June 28, 2023, you must request the information no later than five business days prior to the date of the special meeting, by June 21, 2023.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement and how you may obtain it, see the section entitled “Where You Can Find Additional Information.”

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. PubCo does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of PubCo by, any other companies.

MARKET, INDUSTRY AND OTHER DATA

This proxy statement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain information in the section of this proxy statement entitled “Business of Bitcoin Depot” is derived from third party sources, including Coinatmradar.com, Federal Reserve Bank of San Francisco and Travis Credit Union. In accordance with the use requirements of the foregoing sources, please refer to the following links:

•	Coinatmradar.com:

•	https://coinatmradar.com/country/226/bitcoin-atm-united-states/

•	https://coinatmradar.com/charts/top-operators/united-states/

•	https://coinatmradar.com/charts/top-operators/Canada/

•	Federal Reserve Bank of San Francisco: https://www.frbsf.org/cash/publications/fed-notes/2022/may/2022-findings-from-the-diary-of-consumer-payment-choice/

•	Travis Credit Union: https://www.traviscu.org/

Certain monetary amounts, percentages and other figures included in this proxy statement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. The compound annual growth rates (“CAGR”) included in this proxy statement reflect the increase or decrease required for a number to vary from its value at the beginning of each applicable period to its value at the end of each applicable period, assuming the increase or decrease occurred steadily and was compounded over the referenced time period.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

•

“Aggregate Phantom Equity Consideration” are to the total dollar value of the consideration payable in respect of the cancellation of the Phantom Equity Awards held by the Phantom Equity Holders immediately prior to the Closing pursuant to the Phantom Equity Plan and Section 2.6 of the Transaction Agreement;

•

“Amended and Restated Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement to be entered into by and among PubCo, Sponsor, BT Assets and the other holders party thereto;

•	“BitAccess” are to BitAccess Inc., a Canada corporation;

•	“BT Assets” are to BT Assets, Inc., a Delaware corporation;

•	“BT Companies” are to BT HoldCo and its subsidiaries;

•	“BT Entities” are to BT Assets and BT HoldCo and BT OpCo;

•

“BT Entity Restructuring” are to (i) the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC”, with Bitcoin Depot Operating LLC surviving the merger (the “BT Surviving Entity”), (ii) the formation of BT HoldCo and contribution of all of BT Asset’s equity in BT OpCo to BT HoldCo and (iii) in connection with which BT HoldCo will issue the BT HoldCo Common Units, BT HoldCo Preferred Units and certain of the BT HoldCo Earnout Units to BT Assets;

•

“BT OpCo” and “Bitcoin Depot” are to (i) Lux Vending, LLC, a Georgia limited liability company and wholly-owned subsidiary of BT Assets, before the business combination; and (ii) the BT Surviving Entity, after the business combination;

•	“BT HoldCo” are to BT HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of BT Assets;

•	“BT HoldCo Common Units” are to the common units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•	“BT HoldCo Earnout Units” are to the (i) Class 1 Earnout Units of BT HoldCo, (ii) Class 2 Earnout Units of BT HoldCo and (iii) Class 3 Earnout Units of BT HoldCo;

•

“BT HoldCo Matching Warrants” are to the warrants to be issued by BT HoldCo to PubCo to purchase a number of BT HoldCo Common Units equal to the number of shares of PubCo Class A common stock that may be purchased upon the exercise in full of all warrants of PubCo outstanding immediately after Closing;

•	“BT HoldCo Preferred Units” are to the preferred units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•	“BT HoldCo Preferred Unit Amount” means $29,000,000;

•	“BT Stockholders” are to Brandon Mintz and his affiliates (including, for the avoidance of doubt, BT Assets);

•

“BT Transaction Bonus Payments” are to all amounts payable pursuant to the arrangements listed on the “BT Transaction Bonus Payments Schedule” of Section 1.1 of the disclosure letter delivered to PubCo on the date of execution of the Transaction Agreement;

•	“business combination” are to the transactions contemplated by the Transaction Agreement;

•	“Closing” are to the consummation of the business combination;

•	“Closing Date” are to the date the Closing takes place;

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

•

“Credit Agreement” are to that certain credit agreement dated December 21, 2020, among BT OpCo, as borrower, BT Assets, as guarantor, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, as administrative agent, as amended on March 31, 2022 (and as may be further amended from time to time), which governs the Term Loan;

•	“Cryptocurrency” means an asset that is issued and/or transferred using distributed ledger or blockchain technology;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•

“Equity Line” are to a committed equity financing facility, which PubCo has agreed to use its commercially reasonable efforts to obtain and make available, for the benefit of PubCo and BT HoldCo following the Closing;

•	“Existing Organizational Documents” are to PubCo’s amended and restated certificate of incorporation (the “Existing Charter”) and bylaws (the “Existing Bylaws”);

•

“Extension Amendment” are to the amendment to the Existing Charter approved by PubCo’s stockholders at the Extension Special Meeting (as defined below) (the “Extension Amendment”) to extend the date (the “Extension”) by which PubCo must (1) effect a merger, common stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, involving PubCo and one or more businesses or entities, (2) cease all operations except for the purpose of winding up if it fails to complete an initial business combination and (3) redeem 100% of PubCo’s Class A common stock included as part of the units sold in the IPO, from June 1, 2023 to July 1, 2023, and to allow PubCo, without another stockholder vote, to further extend the date to consummate an initial business combination on a monthly basis up to eight times by an additional one month each time after July 1, 2023, or later extended deadline date, by resolution of PubCo’s board of directors, if requested by Sponsor, upon five days’ advance notice prior to the applicable deadline date, until March 1, 2024 (such date as extended, the “Extended Date”), unless the closing of the initial business combination shall have occurred prior thereto;

•	“First Amendment” are to the First Amendment to the Transaction Agreement, dated as of February 13, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo;

•	“Fourth Amendment” are to the Fourth Amendment to the Transaction Agreement, dated as of May , 2023, by and among PubCo, Sponsor, BT Assets, BT OpCo and BT HoldCo;

•

“Governmental Authority” are to any federal, national, state, provincial, territorial or municipal government, or any political subdivision of such government, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision of such authority, including any authority having governmental or quasi-governmental powers, domestic or foreign;

•	“GSRM” are to GSR II Meteora Acquisition Corp., a Delaware corporation;

•	“Incentive Equity Plan” are to the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan in the form mutually agreed upon among the BT Entities and PubCo and attached hereto as Annex H;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“IPO” are to PubCo’s initial public offering of units, which closed on March 1, 2022;

•

“Lock-up Period” are to the period beginning on the Closing Date through the date that PubCo issues its fourth quarterly earnings release that occurs at least 60 days after the Closing Date, provided, that: (i) 25% of the Lock-up Shares shall be released from the lock-up upon PubCo issuing its first quarterly earnings release that occurs at least 60 days after the Closing Date; (ii) an additional 25% of the Lock-up Shares shall be released from the lock-up upon PubCo issuing its second quarterly earnings release that occurs at least 60 days after the Closing; and (iii) a further 25% of the Lock-up Shares shall be released from the lock-up upon PubCo issuing its third quarterly earnings release that occurs at least 60 days after the Closing;

•	“Lock-up Shares” are to with respect to Sponsor, the shares of PubCo common stock and warrants exercisable for shares of PubCo common stock directly or indirectly held by Sponsor;

•

“Non-Redemption Agreements” are to the non-redemption agreements, dated as of May 31, 2023, by and among PubCo and the parties named therein, and those non-redemption agreements that PubCo expects to enter into prior to a stockholder meeting called to approve the business combination;

•	“Phantom Equity Awards” are to the awards granted under the Phantom Equity Plan;

•	“Phantom Equity Holder” are to each person who has been granted a Phantom Equity Award under the Phantom Equity Plan;

•	“Phantom Equity Plan” are to the Lux Vending, LLC d/b/a Bitcoin Depot 2021 Participation Plan;

•	“PIPE Subscriptions” are to any additional equity or equity linked financing from new or existing investors at or immediately following the Closing;

•

“Potential Issuances” are to the potential issuances by PubCo, which may be made at BT Assets’ sole discretion subject to reasonable consultation with PubCo, of up to an additional 4,740,000 newly issued shares of PubCo Class A common stock, in the aggregate, (a) to persons who may enter into written agreements with PubCo or BT HoldCo to (i) invest in the PIPE Subscriptions, (ii) provide an Equity Line, (iii) agree to not redeem any public shares beneficially owned by such person or his, her or its affiliates pursuant to the Existing Organizational Documents in connection with the transactions contemplated by the Transaction Agreement (including, the Voting and Non-Redemption Agreements and the Non-Redemption Agreements) or (iv) provide debt financing to PubCo or the Company in connection with the transactions contemplated by the Transaction Agreement (collectively, the “Incentive Issuances”) and (b) as part of the equity portion of the BitAccess Payment Amount (the “BitAccess Payment Issuances”);

•

“Pre-Closing Restructuring” are to the series of reorganizations contemplated by the Transaction Agreement, including (i) the adoption of the PubCo Amended and Restated Bylaws and PubCo Amended and Restated Charter, and (ii) the BT Entity Restructuring;

•	“PubCo” are to (i) GSRM, before the business combination, and (ii) the combined post-business combination company, after the effectiveness of the business combination;

•	“PubCo Amended and Restated Bylaws” are to the amended and restated bylaws of PubCo that will be in effect immediately prior to the Closing;

•	“PubCo Amended and Restated Charter” are to the second amended and restated certificate of incorporation of PubCo that will be in effect upon the Closing;

•

“PubCo Available Cash” means, in respect of PubCo, an amount equal to the (i) cash available in the Trust Account, minus (ii) any amounts required to satisfy the PubCo Share Redemption Amount, plus (iii) any proceeds from the consummation of the PIPE Subscriptions, plus (iv) any amounts drawn by PubCo in connection with the Closing under the Equity Line (for the avoidance of doubt, any amounts undrawn under the Equity Line in connection with the Closing shall not constitute PubCo Available Cash), minus (v) any unpaid PubCo Transaction Expenses (as defined in the Transaction Agreement) payable in cash as of the Closing;

•

“PubCo common stock” are to the PubCo Class A common stock, the PubCo Class B common stock, the PubCo Class E common stock, the PubCo Class M common stock, the PubCo Class O common stock, and the PubCo Class V common stock, collectively;

•

“PubCo Class A common stock” are to (a) prior to giving effect to the business combination, the Class A common stock, par value $0.0001 per share, of GSRM, and (b) after giving effect to the business combination, the Class A common stock, par value $0.0001 per share, of PubCo ( as the combined post-business combination company);

•

“PubCo Class B common stock” are to (a) prior to giving effect to the business combination, the Class B common stock, par value $0.0001 per share, of GSRM, and (b) after giving effect to the business combination, the Class B common stock, par value $0.0001 per share, of PubCo (as the combined post-business combination company);

•	“PubCo Class E-1 common stock” are to the Class E-1 common stock, par value $0.0001, of PubCo;

•	“PubCo Class E-2 common stock” are to the PubCo Class E-2 common stock, par value $0.0001, of PubCo;

•	“PubCo Class E-3 common stock” are to the PubCo Class E-3 common stock, par value $0.0001, of PubCo;

•	“PubCo Class E common stock” are to the PubCo Class E-1 common stock, PubCo Class E-2 common stock and PubCo Class E-3 common stock, collectively;

•	“PubCo Class M common stock” are to PubCo Class M common stock, par value $0.0001, of PubCo;

•	“PubCo Class O common stock” are to the PubCo Class O common stock, par value $0.0001, of PubCo;

•	“PubCo Class V common stock” are to the PubCo Class V common stock, par value $0.0001, of PubCo;

•

“PubCo private placement warrants” are to the warrants issued to certain of PubCo’s initial stockholders in a private placement that closed simultaneously with the closing of the IPO, and which, after the effectiveness of the business combination, will be in the name of PubCo as the combined post-business combination company;

•

“PubCo public warrants” are to the warrants sold by PubCo as part of the units in the IPO, and which, after the effectiveness of the business combination, will be in the name of the combined post-business combination company;

•	“PubCo rights” are to the rights, divided into sixteenths, entitling the holder of one whole right to receive one share of PubCo Class A common stock upon the consummation of the business combination;

•

“PubCo Share Redemption” are to the election of an eligible (as determined in accordance with the Existing Organizational Documents) holder of shares of PubCo Class A common stock to redeem all or a portion of the shares of PubCo Class A common stock held by such holder at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which amount shall be net of taxes payable divided by the number of then issued and outstanding shares of PubCo Class A common stock, which redemption will completely extinguish public stockholders’ rights as stockholders of PubCo;

•	“PubCo Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all PubCo Share Redemptions;

•	“PubCo Stockholder Approval” are to the approvals for the business combination as required by the Transaction Agreement;

•	“PubCo Warrants” are to the PubCo public warrants and the PubCo private placement warrants;

•	“public stockholders” are to the holders of PubCo’s public shares;

•	“public shares” are to the shares of PubCo Class A common stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•

“Related Agreements” are to the PubCo Amended and Restated Charter, the BT HoldCo Amended and Restated Limited Liability Company Agreement, the Amended and Restated Registration Rights Agreement, the Tax Receivable Agreement, the Non-Redemption Agreements and the Sponsor Agreement, collectively;

•	“Rights Agreement” are to that certain Rights Agreement, dated February 24, 2022, between PubCo and Continental Stock Transfer & Trust Company, as the PubCo rights agent (the “PubCo Rights Agent”);

•	“Second Amendment” are to the Second Amendment to the Transaction Agreement, dated as of April 4, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo;

•	“Sponsor” are to GSR II Meteora Sponsor, LLC, a Delaware limited liability company;

•

“Sponsor Agreement” are to that certain Sponsor Agreement, dated as of August 24, 2022, by and among Sponsor, PubCo and BT Assets, as amended by the First Amendment to Sponsor Agreement, dated as of June 7, 2023;

•	“Tax Receivable Agreement” are to that certain Tax Receivable Agreement to be entered into by and among PubCo, BT HoldCo and BT Assets (the “TRA Holder”);

•

“Term Loan” are to the initial term loans in an aggregate principal amount of $25.0 million, comprised of two $12.5 million tranches (the “Initial Term Loans”); (ii) a $15.0 million delayed draw term loan facility (the “Delayed Draw Loan”); and (iii) a $5.0 million tranche 3 term loan (the “Tranche 3 Loan”), pursuant to the Credit Agreement;

•	“Third Amendment” are to the Third Amendment to the Transaction Agreement, dated as of May 11, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo;

•

“Transaction Agreement” are to the Transaction Agreement, dated as of August 24, 2022, by and among PubCo, Sponsor, BT Assets, BT OpCo and BT HoldCo, as amended by the First Amendment, as further amended by the Second Amendment, and as further amended by the Third Amendment and as further amended by the Fourth Amendment;

•	“Transactions” means the business combination;

•

“Trigger Date” are to the date on which BT Stockholders cease to beneficially own in the aggregate (directly or indirectly) a number of shares of PubCo Class M common stock and PubCo Class V common stock that, in the aggregate, is at least twenty percent (20%) of the voting power represented by the shares of PubCo Class V common stock held by BT Stockholders as of immediately after Closing;

•	“Trust Account” are to the trust account for the benefit of PubCo, certain of its public stockholders and the underwriter of the IPO;

•

“Trust Agreement” are to that certain Investment Management Trust Agreement, dated as of February 24, 2022, as amended by the Amendment to the Investment Management Trust Agreement, dated as of May 25, 2023, between PubCo and Continental Stock Transfer & Trust Company, as trustee;

•

“Trust Amendment” are to are to the amendment to the Trust Agreement to change the initial date on which Continental Stock Transfer & Trust Company must commence liquidation of the Trust Account to the Extended Date or such later date as may be approved by PubCo’s stockholders in accordance with the Existing Charter if a letter of termination under the Trust Agreement is not received by Continental Stock Transfer & Trust Company prior to such date;

•

“Trust Amount” are to the amount of cash available in the Trust Account as of the Closing, after deducting the amount required to satisfy PubCo’s obligations to its stockholders (if any) that exercise their redemption rights;

•	“units” are to PubCo’s units sold in the IPO, each of which consists of one share of PubCo Class A common stock, one PubCo public warrant and one-sixteenth of one PubCo right; and

•	“Warrant Agreement” are to that certain Warrant Agreement, dated as of February 24, 2022, between Continental Stock Transfer & Trust Company, as warrant agent, and PubCo.

Unless otherwise specified, the voting and economic interests of PubCo’s stockholders immediately following the Closing as set forth in this proxy statement assume the following:

•	no stockholders elect to have any of their shares of PubCo Class A common stock redeemed;

•

6,326,252 shares of PubCo Class A common stock are issued in connection with the Sponsor exchanging 6,326,252 shares of PubCo Class B common stock for 6,326,252 shares of PubCo Class A common stock in connection with the business combination (which does not give effect to the deferral or forfeiture of any Sponsor shares);

•

1,579,998 shares of PubCo Class E common stock are issued in connection with the Sponsor exchanging 1,579,998 shares of PubCo Class B common stock for 1,579,998 shares of PubCo Class E common stock in connection with the business combination;

•	44,100,000 shares of PubCo Class V common stock are issued in connection with the business combination;

•	no person, including Sponsor, BT OpCo, BT HoldCo or BT Assets, purchases shares of PubCo Class A common stock in the open market; and

•	there are no other issuances of equity interests (including no Incentive Issuances) of PubCo, BT OpCo or BT HoldCo prior to or in connection with the business combination.

Further, unless otherwise specified, the voting and economic interests of PubCo stockholders immediately following the Closing as set forth in this proxy statement do not take into account the PubCo private placement warrants and PubCo public warrants, which will remain outstanding following the business combination and may be exercised at a later date. Certain sections in this proxy statement refer to a minimum redemption scenario, a midpoint redemption scenario and a maximum redemption scenario. Unless otherwise specified the redemption scenarios are as follows:

•

Minimum Redemptions: this scenario assumes that 24,482,981 shares of PubCo Class A common stock are redeemed for an aggregate payment of $254.2 million (based on the estimated per share redemption price of approximately $10.38 per share) from the Trust Account. This scenario represents the shares redeemed in connection with the Extension Special Meeting (as defined herein).

•

Assuming Midpoint Redemptions: this scenario assumes that 26,321,217 shares of PubCo Class A common stock are redeemed for an aggregate payment of approximately $273.2 million (based on the estimated per share redemption price of approximately $10.38 per share) from the Trust Account.

•

Assuming Maximum Redemptions: this scenario assumes that 28,159,453 shares of PubCo Class A common stock are redeemed for an aggregate payment of approximately $292.3 million (based on the estimated per share redemption price of approximately $10.38 per share) from the Trust Account, which represents the maximum number of shares that may be redeemed without causing the PubCo Minimum Cash condition to the Closing of the business combination to not be satisfied. Assuming the maximum redemptions and that there are no PIPE Subscriptions and no amount has been drawn by PubCo in connection with the Closing under the Equity Line, the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) will be comprised of $11.0 million of PubCo

Available Cash, minus the lesser of (i) $3,000,000 and (ii) certain BT Transaction Expenses (as defined in the Transaction Agreement) payable in accordance with the terms of the Transaction Agreement. PubCo Available Cash of $11.0 million comprises the cash held in the Trust Account after giving effect to the PubCo Share Redemptions, less any unpaid PubCo Transaction Expenses (as defined in the Transaction Agreement) of $25.0 million, which allows for no Over the Top Consideration (as defined in the Transaction Agreement) to be paid to BT Assets and Contribution Amount (as defined in the Transaction Agreement) of $11.0 million to be paid to HoldCo.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the business combination. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of the BT Entities’ and PubCo’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the BT Entities and PubCo.

These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to:

•

the parties’ ability to consummate the business combination or, if the parties do not complete the business combination, any other initial business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of PubCo is not obtained;

•	estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the business combination;

•	risks relating to the uncertainty of the projected financial information with respect to the combined company;

•	failure to realize the anticipated benefits of the business combination;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Transaction Agreement;

•	the ability to maintain the listing of PubCo Class A common stock and PubCo public warrants on Nasdaq following the business combination;

•

any other satisfaction or waiver (if applicable) of the conditions to the business combination, including, among other things, the satisfaction or waiver of certain customary closing conditions, including, among others, the existence of no material adverse effect and the receipt of certain stockholder approvals contemplated by this proxy statement;

•

the ability of PubCo to issue equity or equity-linked securities, to obtain debt financing or refinance existing indebtedness on satisfactory terms, or otherwise raise financing in connection with the business combination or in the future;

•	PubCo’s public securities’ liquidity and trading;

•	members of PubCo’s management team allocating their time to other businesses and potentially having conflicts of interest with PubCo’s business or in approving the business combination;

•	the use of proceeds not held in the Trust Account or available to PubCo from interest income on the Trust Account balance;

•	the future financial performance of PubCo following the business combination;

•	PubCo’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the business combination;

•	PubCo’s ability to manage future growth;

•	PubCo’s ability to develop new products and services, bring them to market in a timely manner, and make enhancements to its business;

•	the effects of competition on PubCo’s future business;

•	market adoption and future performance of cryptocurrencies;

•	changes in domestic and foreign business, financial, political and legal conditions;

•	future global, regional or local economic and market conditions;

•	the amount of redemption requests made by PubCo’s public stockholders;

•	PubCo’s ability to pay dividends on the PubCo Class A common stock following the business combination;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•	the development, effects and enforcement of laws and regulations; and

•

those factors described or referenced in this proxy statement, PubCo’s final IPO prospectus dated February 24, 2022 and its most recent Annual Report on Form 10-K for the year ended December 31, 2022, in each case, under the heading “Risk Factors,” and other documents of PubCo filed, or to be filed, from time to time with the Securities and Exchange Commission (“SEC”).

If any of these risks materialize or PubCo’s or the BT Entities’ assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the BT Entities and PubCo do not presently know or that the BT Entities and PubCo currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect the BT Entities’ and PubCo’s expectations, plans or forecasts of future events and views as of the date hereof. The BT Entities and PubCo anticipate that subsequent events and developments will cause the BT Entities’ and PubCo’s assessments to change. However, while the BT Entities and PubCo may elect to update these forward-looking statements at some point in the future, each of the BT Entities and PubCo specifically disclaims any obligation to do so except as otherwise required by applicable law. These forward-looking statements should not be relied upon as representing the BT Entities’ and PubCo’s assessments as of any date subsequent to the date hereof.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, actual results or the performance of PubCo or the BT Entities may be materially different from those expressed or implied by these forward-looking statements.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for PubCo Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting of PubCo stockholders.

•

GSR II Meteora Acquisition Corp., a Delaware corporation, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”).

•

There are currently 7,142,019 shares of PubCo Class A common stock issued and outstanding, in addition to 7,906,250 shares of PubCo Class B common stock issued and outstanding. There are currently 1,976,562 whole PubCo rights currently outstanding. In addition, there are currently 43,848,750 PubCo Warrants outstanding, consisting of 31,625,000 PubCo public warrants originally sold as part of the units in the IPO and 12,223,750 PubCo private placement warrants issued to Sponsor concurrently with the closing of the IPO in the private placement. Each warrant entitles the holder to purchase one whole share of PubCo Class A common stock for $11.50 per share. The warrants will become exercisable on the date that is 30 days after the Closing. Additionally, the warrants will expire five years after the Closing or earlier upon redemption or liquidation. Once such PubCo public warrants become exercisable, PubCo may redeem the outstanding PubCo public warrants, in whole and not in part, (A) for cash at a price of $0.01 per warrant, if the last reported sale price of PubCo Class A common stock for any 20 trading days equals or exceeds $18.00 per share within a 30 trading-day period ending on the third trading day prior to the date on which PubCo sends the notice of redemption to the PubCo public warrant holders or (B) for PubCo Class A common stock at a price of $0.10 per warrant, if the last reported sale price of PubCo Class A common stock for any 20 trading days equals or exceeds $18.00 per share within a 30 trading-day period ending on the third trading day prior to the date on which PubCo sends the notice of redemption to the warrant holders.

•

In connection with the Closing, PubCo will issue to each public stockholder one share of PubCo Class A common stock in exchange for each whole PubCo right originally sold as part of the units in the IPO. All other PubCo rights not exchanged for shares of PubCo Class A common stock will expire upon consummation of the business combination.

•	BT OpCo is a leading operator of Bitcoin ATMs (“BTMs”). See the section entitled “Business of Bitcoin Depot.”

•	On August 24, 2022, PubCo entered into the Transaction Agreement, pursuant to which (among other things) the following shall occur:

•

prior to the Closing, BT Assets and PubCo will effect the Pre-Closing Restructuring, which will include (a) BT Assets contributing all of its interests in BT OpCo to BT HoldCo, (b) consummating the BT Entity Restructuring, pursuant to which BT HoldCo will issue BT HoldCo Common Units and certain BT HoldCo Earnout Units to BT Assets, (c) BT HoldCo will amend and restate its limited liability company agreement in the form attached to this proxy statement as Annex E and (d) PubCo will amend and restate the Existing Charter and Existing Bylaws, in the form of Annex B and Annex C, respectively; and

•

prior to or upon the Closing, (i) PubCo will pay cash to BT Assets in exchange for certain BT HoldCo Common Units, (ii) PubCo will contribute cash to BT HoldCo in exchange for certain BT HoldCo Common Units, BT HoldCo Matching Warrants and a number of BT HoldCo Earnout Units equal to the number of shares of PubCo Class E common stock issued to Sponsor, (iii) Sponsor will exchange all of its shares of PubCo Class B common stock for newly issued shares of PubCo Class A common stock and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, PubCo Class E common stock, (iv) BT Assets will subscribe for newly issued shares of PubCo Class V common stock and (v) PubCo may issue a certain number of additional shares of newly issued PubCo Class A common stock to persons who may enter into written agreements with PubCo or BT HoldCo in connection with the Incentive Issuances, if any. As a result of and immediately following the Closing, assuming the minimum redemptions of shares of PubCo Class A common stock and no Incentive Issuances in connection with the business combination, BT Assets and PubCo will hold approximately 51.0% and 49.0%, respectively, of the issued and outstanding BT HoldCo Common Units. Following the Closing, PubCo’s assets will consist solely of its interests in BT HoldCo.

•

On February 13, 2023, PubCo entered into the First Amendment pursuant to which, among other things, the definition of the “Agreement End Date” in the Transaction Agreement was amended to change the date listed therein from February 28, 2023 to April 7, 2023 or such later date as may be mutually agreed upon by PubCo, Sponsor, BT Assets and BT HoldCo.

•

On April 4, 2023, PubCo entered into the Second Amendment pursuant to which, among other things, the definition of the “Agreement End Date” in the Transaction Agreement was amended to change the date listed therein from April 7, 2023 to May 15, 2023 or such later date as may be mutually agreed upon by PubCo, Sponsor, BT Assets and BT HoldCo.

•

On May 11, 2023, PubCo entered into the Third Amendment pursuant to which, among other things, the definition of the “Agreement End Date” in the Transaction Agreement was amended to change the date listed therein from May 15, 2023 to the earlier of (i) July 15, 2023 and (ii) 45 days following the date the proxy statement containing the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of and for the three-month period ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) has been filed with the SEC or such later date as may be mutually agreed upon by PubCo, Sponsor, BT Assets and BT OpCo.

•	On June 7, 2023, PubCo entered into the Fourth Amendment pursuant to which, among other things, BT HoldCo was joined as a party to the Transaction Agreement.

•	In connection with the execution of the Transaction Agreement, PubCo also entered into the following agreement:

•

Sponsor Agreement. PubCo entered into the Sponsor Agreement with Sponsor and BT Assets, pursuant to which Sponsor agreed to vote in favor of the Proposals (as defined below), in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Sponsor also agreed to (a) waive certain anti-dilution protections to which it may be entitled to under PubCo’s organizational documents or otherwise, certain transfer restrictions on any PubCo common stock and PubCo warrants, PubCo rights or other equity interests of PubCo owned by Sponsor, and (b) not to approve any business combination other than a business combination with BT Assets, its stockholders and their respective affiliates and representatives. For more information about the Sponsor Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement.”

•	In connection with the Closing, PubCo will adopt or enter into, among other things, the following instruments and agreements:

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Non-Redemption Agreements. PubCo entered or may enter into Non-Redemption Agreements with public stockholders (the “Non-Redeeming Stockholders”). Pursuant to the terms of the Non-Redemption Agreements, each Non-Redeeming Stockholder agreed or will agree, at PubCo’s election, to either not redeem or to reverse any previously submitted redemption request with respect to an amount of shares of PubCo Class A common stock (the “Non-Redeemed Shares”), beneficially owned by such Non-Redeeming Stockholder. In consideration of the Non-Redeeming Stockholder’s commitment to not redeem the Non-Redeemed Shares, the Company has agreed, upon the closing of the business combination, to either (i) pay such Non-Redeeming Stockholder a cash fee equivalent to the applicable amount of PubCo Class A common stock beneficially held by the Non-Redeeming Stockholder, being equal to 3.33 times the Committed Shares multiplied by the per share redemption price, minus a number of applicable shares of PubCo Class A common stock beneficially held by such Non-Redeeming Stockholder (the “Committed Shares”) multiplied by the redemption price per share, or (ii) grant such Non-Redeeming Stockholder a number of PubCo Class A common stock equivalent to 2.33 times the applicable Non-Redeemed Shares (“Bonus Shares”). Pursuant to the Non-Redemption Agreements, the Non-Redeeming Stockholders have agreed not to request redemption of up to an aggregate of 2,232,697 Non-Redeemed Shares. Such Non-Redeeming Stockholder receiving Bonus Shares is entitled to the registration rights set forth in the Amended and Restated Registration Right Agreement to be entered into at the time of the Closing of the business combination with respect to the Bonus Shares. Each Extension Non-Redeeming Stockholder, shall be a “Holder” (as defined in the Amended and Restated Registration Rights Agreement). For more information about the Non-Redemption Agreements, see the sections entitled “Risk Factors — Risks Related to GSRM and the Business Combination — To the extent permitted by applicable law, Sponsor and/or their affiliates may engage in activities that may influence the vote on the business combination and reduce the public “float” of PubCo Class A common stock” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Non-Redemption Agreements.”

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PubCo Amended and Restated Charter. Pursuant to the terms of the Transaction Agreement, the PubCo Amended and Restated Charter will be the certificate of incorporation of PubCo following the Closing, which will, among other things, provide for six classes of stock, (i) the PubCo Class A common stock, which represents the current outstanding shares of PubCo common stock held by the public stockholders of PubCo and which will be issued to (A) Sponsor in connection with the conversion of Sponsor’s PubCo Class B common stock and (B) persons who may enter into written agreements with PubCo or BT HoldCo in connection with the Incentive Issuances, if any, (ii) the PubCo Class B common stock, which is currently held by Sponsor and which will convert into shares of PubCo Class A common stock and PubCo Class E common stock in connection with the Closing, (iii) the PubCo Class E common stock, which will be subdivided into PubCo Class E-1 common stock, PubCo Class E-2 common stock and PubCo Class E-3 common stock and are subject to conversion into shares of PubCo Class A common stock upon achievement of milestones for the per share price of PubCo Class A common stock during the applicable earn-out period agreed to by the parties, and any such shares of PubCo Class E common stock that are not converted into shares of PubCo Class A common stock will be cancelled upon the expiration of the applicable earn-out periods, (iv) the PubCo Class M common stock, none of which will be issued and outstanding at Closing, (v) the PubCo Class O common stock, none of which will be issued and outstanding at Closing and (vi) the PubCo Class V common stock, which will be issued to BT Assets in connection with the Closing. For more information about the PubCo Amended and Restated Charter, see section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PubCo Amended and Restated Charter.”

•

BT HoldCo Amended and Restated Limited Liability Company Agreement. At the Closing, BT HoldCo, PubCo and BT Assets will enter into the Amended and Restated Limited Liability Company Agreement of BT HoldCo (“BT HoldCo Amended and Restated Limited Liability Company Agreement”), which will set forth, among other things, the rights and obligations of the holders of BT HoldCo’s Common and Preferred Units and the manager of BT HoldCo. For more information about the BT HoldCo Amended and Restated Limited Liability Company Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — BT HoldCo Amended and Restated Limited Liability Company Agreement.”

•	Amended and Restated Registration Rights Agreement. At the Closing, PubCo, Sponsor, BT Assets, and the other parties signatory thereto will enter into the Amended and Restated

Registration Rights Agreement, which will amend and restate the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of February 24, 2022, by and among PubCo, Sponsor and the other holders party thereto. Pursuant to the Amended and Restated Registration Rights Agreement, PubCo will agree to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 45 days following Closing and Sponsor and BT Assets, and other holder parties thereto, will be granted certain customary registration rights with respect to the securities of PubCo. For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

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Tax Receivable Agreement. At the Closing, PubCo will enter into a Tax Receivable Agreement with BT HoldCo and the TRA Holder. Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay the TRA Holder 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that PubCo realizes, or in certain circumstances is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

•

existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by PubCo at the Closing and thereafter in accordance with the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•

tax basis adjustments resulting from PubCo’s acquisition of BT HoldCo Common Units from the TRA Holder at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by PubCo under the Tax Receivable Agreement);

•	disproportionate tax-related allocations as a result of Section 704(c) of the Code; and

•	tax deductions in respect of interest payments deemed to be made by PubCo in connection with the Tax Receivable Agreement.

For more information about the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

•

Unless waived by PubCo, BT Assets, and BT HoldCo, the Closing is subject to a number of conditions set forth in the Transaction Agreement, including, among others, receipt of the requisite stockholder approval of the Transaction Agreement and the transactions contemplated thereby, and certain other Proposals as contemplated by this proxy statement. For more information about the conditions to the Closing of the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to the Closing of the Business Combination.”

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The Transaction Agreement may be terminated at any time prior to the Closing upon mutual written agreement by BT Assets and PubCo, or by BT Assets or PubCo unilaterally, in specified circumstances. For more information about the termination rights under the Transaction Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Termination.”

•	The proposed business combination involve numerous risks. For more information about these risks, please read the section of this proxy statement entitled “Risk Factors.”

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Under the Existing Organizational Documents, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Organizational Documents. As of March 31, 2023, this would have amounted to approximately $10.38 per share. If a holder exercises his, her or its redemption rights, then such holder will be exchanging his, her or its PubCo Class A common stock for cash and will no longer own shares of PubCo. Such a holder will be entitled to receive cash for its public shares only if such holder properly demands redemption and delivers his, her or its shares (either physically or electronically) to

PubCo’s transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her or it, or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from seeking redemption rights with respect to more than 15% of the PubCo Class A common stock included in the units sold in the IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of PubCo Class A common stock by PubCo’s public stockholders will decrease the amount in the Trust Account, which held approximately $328.3 million as of March 31, 2023. In no event will PubCo redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of PubCo Stockholders — Redemption Rights.”

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It is anticipated that, upon completion of the business combination and assuming minimum redemptions of shares of PubCo Class A common stock in connection with the business combination and no Incentive Issuances, PubCo’s ownership, on a non-dilutive basis, will be as follows: (a) PubCo’s public stockholders will own approximately 17.0% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 2.3% of the voting power of PubCo); (b) the Sponsor will own approximately 12.3% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 1.4% of the voting power of PubCo); and (c) BT Assets will own approximately 70.7% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class V common stock, which will be non-economic and represents approximately 96.3% of the voting power in PubCo as the PubCo Class V common stock will carry ten votes per share). In turn, PubCo will hold approximately 49.0% of the BT HoldCo Common Units and BT Assets will hold approximately 51.0% of the BT HoldCo Common Units. These levels of ownership interest assume that no shares are elected to be redeemed in connection with the business combination and that there no Incentive Issuances.

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It is anticipated that, upon completion of the business combination, (a) PubCo’s public stockholders will own 31,625,000 PubCo warrants and (b) Sponsor will own 6,326,252 shares of PubCo Class A common stock, 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, 458,836 shares of PubCo Class E-3 common stock and 12,223,750 PubCo warrants under minimum and midpoint redemption scenarios, and 5,526,252 shares of PubCo Class A common stock 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock, 725,503 shares of PubCo Class E-3 and 12,223,750 PubCo warrants under the maximum redemption scenario. PubCo’s public stockholders and warrant holders will receive no monetary consideration in connection with the completion of the business combination. Based on an assumed value of a share of PubCo Class A common stock of $10.38 and assuming minimum redemptions of shares of PubCo Class A common stock and no Incentive Issuances in connection with the business combination, the aggregate value of consideration holders of PubCo common stock will receive for their shares pursuant to the business combination is approximately $328.3 million. Holders of the PubCo public warrants, which are exercisable for one share of PubCo Class A common stock at an exercise price of $11.50 per share, will be in the same form as originally issued, except they will be in the new name of PubCo; however, depending on the price of PubCo Class A common stock following the business combination, such warrants may have no value and may expire worthless or otherwise be redeemed in accordance with their terms. Holders of whole PubCo rights will be directed by PubCo to exchange PubCo rights for full shares of PubCo Class A common stock.

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PubCo’s board of directors considered various factors in determining whether to approve the Transaction Agreement and the business combination. For more information about PubCo’s decision-making process, see the section entitled “Proposal No. 1 — The Business Combination Proposal — PubCo’s Board of Directors’ Reasons for the Approval of the Business Combination.”

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In addition to voting on the proposal to approve and adopt the Transaction Agreement and the business combination (the “Business Combination Proposal”) at the special meeting, PubCo’s stockholders will also be asked to vote on:

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a proposal to approve and adopt the proposed second amended and restated certificate of incorporation (“Proposed Charter”) of the combined post-business combination company (also referred to herein as “PubCo”), in the form attached to this proxy statement as Annex B, which if approved, and assuming the Business Combination Proposal and the Nasdaq Proposal (defined below) are approved, will take effect upon the Closing of the business combination (the “Charter Proposal”);

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proposals, on a non-binding advisory basis, approving certain material differences between PubCo’s Existing Charter and the Proposed Charter, which are being presented separately in accordance with the requirements of the SEC as four different sub-proposals (collectively, the “Advisory Governance Proposals”);

•	a proposal to approve the issuance of shares of PubCo in connection with the business combination pursuant to applicable Nasdaq listing rules (the “Nasdaq Proposal”);

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a proposal to approve and adopt the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan in the form mutually agreed upon among BT HoldCo, BT Assets and PubCo and attached hereto as Annex H (the “Incentive Equity Plan Proposal”); and

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a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2 — The Charter Proposal,” “Proposal No. 3 — The Advisory Governance Proposals,” “Proposal No. 4 — The Nasdaq Proposal,” “Proposal No. 5 — The Incentive Equity Plan Proposal” and “Proposal No. 6 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR PUBCO STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders of GSR II Meteora Acquisition Corp. (“PubCo”), including the proposed business combination. The following questions and answers do not include all the information that is important to PubCo stockholders. PubCo stockholders are encouraged to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

PubCo stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Transaction Agreement, pursuant to which, among other transactions, PubCo will enter into a series of transactions with Sponsor, BT Assets and BT HoldCo, upon which PubCo will change its name to “Bitcoin Depot Inc.” (and the combined post-business combination company will be reorganized into an umbrella partnership C corporation (or “Up-C”) structure).

Copies of the Transaction Agreement, First Amendment, Second Amendment, Third Amendment and Fourth Amendment are attached to this proxy statement as Annex A-1, Annex A-2, Annex A-3, Annex A-4 and Annex A-5, respectively. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting?

A:	Below are the proposals on which PubCo stockholders will vote at the special meeting.

1.	Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Transaction Agreement and (b) approve the business combination.

2.

Proposal No. 2 —The Charter Proposal — To consider and vote upon a proposal to approve and adopt the Proposed Charter in the form attached to the accompanying proxy statement as Annex B, which if approved, and assuming the Business Combination Proposal and the Nasdaq Proposal are approved, will take effect upon the Closing.

3.

The Advisory Governance Proposals — To consider and vote upon the following proposals, on a non-binding advisory basis, approving certain material differences between the Existing Charter and the Proposed Charter, which are being presented separately in accordance with the requirements of the SEC as four different sub-proposals:

A.

Proposal No. 3A — Advisory Governance Proposal A — To authorize the change in the authorized capital stock of PubCo from 100,000,000 shares of PubCo Class A common stock, par value $0.0001 per share, 20,000,000 shares of PubCo Class B common stock, par value $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, to 800,000,000 shares of PubCo Class A common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 20,000,000 shares of PubCo Class B common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 2,250,000 total shares of PubCo Class E common stock, par value $0.0001 per share, consisting of three series: 750,000 shares of PubCo Class E-1 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-2 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-3 common stock (which shall not be entitled to vote), 300,000,000 shares of PubCo Class M common stock, par value $0.0001 per share (which shall be entitled to ten votes per share), 800,000,000 shares of PubCo Class O common stock, par value $0.0001 per share (which shall be entitled to one vote per share) and 300,000,000 shares of PubCo Class V common stock, par value $0.0001 per share (which shall be entitled to ten votes per share), and 50,000,000 shares of preferred stock, par value $0.0001 per share.

B.

Proposal No. 3B — Advisory Governance Proposal B — To eliminate provisions specific to PubCo’s status as a blank check company that will serve no purpose following the consummation of the business combination.

C.	Proposal No. 3C — Advisory Governance Proposal C — To declassify the board of directors of PubCo with the result being that each director will be elected annually for a term of one year.

D.

Proposal No. 3D — Advisory Governance Proposal D — To require the approval by affirmative vote of holders of at least 66 2/3% of the voting power of PubCo’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the PubCo Amended and Restated Charter.

4.

Proposal No. 4 — The Nasdaq Proposal — To consider and vote upon a proposal to approve the issuance of shares of PubCo in connection with the business combination pursuant to applicable Nasdaq listing rules;

5.

Proposal No. 5 — The Incentive Equity Plan Proposal — To consider and vote upon a proposal to approve and adopt the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan in the form mutually agreed upon among BT HoldCo, BT Assets and PubCo and attached hereto as Annex H;

6.

Proposal No. 6 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals and the Nasdaq Proposal and the Incentive Equity Plan Proposal.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

PubCo’s public stockholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

While the Transaction Agreement provides that PubCo must hold a minimum amount of available cash immediately prior to the Closing, the Transaction Agreement provides PubCo with the ability to seek additional binding commitments for financing, including through an Equity Line and PIPE Subscriptions. Further, the Transaction Agreement provides that, prior to the Closing, the Sponsor and its affiliates shall arrange for the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) to equal at least $8,000,000 at Closing (the “PubCo Minimum Cash”).

PubCo entered or may enter into Non-Redemption Agreements with the Non-Redeeming Stockholders. Pursuant to the terms of the Non-Redemption Agreements, each Non-Redeeming Stockholder agreed or will agree, at PubCo’s election, to either not redeem or to reverse any previously submitted redemption request with respect to the Non-Redeemed Shares, beneficially owned by such Non-Redeeming Stockholder. In consideration of the Non-Redeeming Stockholder’s commitment to not redeem the Non-Redeemed Shares, the Company has agreed, upon the closing of the business combination, to either (i) pay such Non-Redeeming Stockholder a cash fee equivalent to the applicable amount of PubCo Class A common stock beneficially held by the Non-Redeeming Stockholder, being equal to 3.33 times the Committed Shares multiplied by the per share redemption price, minus a number of Committed Shares multiplied by the redemption price per share, or (ii) grant such Non-Redeeming Stockholder a number of PubCo Class A common stock equivalent to 2.33 times the applicable Non-Redeemed Shares. Pursuant to the Non-Redemption Agreements, the Non-Redeeming Stockholders have agreed not to request redemption of up to an aggregate of 2,232,697 Non-Redeemed Shares. Such Non-Redeeming Stockholder receiving Bonus Shares is entitled to the registration rights set forth in the Amended and Restated Registration Right Agreement to be entered into at the time of the Closing of the business combination with respect to the Bonus Shares. For more information about the Non-Redemption Agreements, see the sections entitled “Risk Factors — Risks Related to GSRM and the Business Combination — To the extent permitted by applicable law, Sponsor and/or their affiliates may engage in activities that may influence the vote on the business combination and reduce the public “float” of PubCo Class A common stock” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Non-Redemption Agreements.”

Q:	Are the Proposals conditioned on one another?

A:

Yes. Per the terms of the Transaction Agreement, the Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, meaning if the Business Combination Proposal and Nasdaq Proposal are not approved, the Charter Proposal will have no effect, even if approved by PubCo’s stockholders. The Incentive Equity Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, meaning if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are not approved, the Incentive Equity Plan Proposal will have no effect, even if approved by PubCo’s stockholders. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement.

Q:	Why is PubCo providing stockholders with the opportunity to vote on the business combination?

A:

Under the Existing Organizational Documents, PubCo must provide all holders of PubCo Class A common stock with the opportunity to redeem their public shares upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, PubCo has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, PubCo is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their public shares in connection with the Closing. The approval of PubCo’s stockholders of the Business Combination Proposal is also a condition to closing in the Transaction Agreement. Holders of PubCo’s warrants are not entitled to vote on the business combination. Under the Existing Organizational Documents, the PubCo Warrants do not have redemption rights in connection with the business combination.

Q:	What will happen in the business combination?

A:

On August 24, 2022, PubCo, Sponsor, BT Assets, BT HoldCo (as joined pursuant to the Fourth Amendment) and BT OpCo entered into the Transaction Agreement, pursuant to which (among other things) the following shall occur:

•

prior to the Closing, BT Assets and PubCo will effect the Pre-Closing Restructuring, which will include (a) BT Assets contributing all of its interests in BT OpCo to BT HoldCo, (b) consummating the BT Entity Restructuring, pursuant to which BT HoldCo will issue BT HoldCo Common Units, BT HoldCo Preferred Units and certain BT HoldCo Earnout Units to BT Assets, (c) BT HoldCo amending and restating its limited liability company agreement in the form attached to this proxy statement as Annex E and (d) PubCo amending and restating the Existing Organizational Documents, in the form of Annex B and Annex C, respectively; and

•	prior to or upon the Closing, (i) PubCo will pay cash to BT Assets in exchange for certain BT HoldCo Common Units, (ii) PubCo will contribute cash to BT HoldCo in exchange for certain BT HoldCo

Common Units, BT HoldCo Matching Warrants and a number of BT HoldCo Earnout Units equal to the number of shares of PubCo Class E common stock issued to Sponsor, (iii) Sponsor will exchange all of its shares of PubCo Class B common stock for newly issued shares of PubCo Class A common stock and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, PubCo Class E common stock, (iv) BT Assets will subscribe for newly issued shares of PubCo Class V common stock, of PubCo and (v) PubCo may issue a certain number of additional shares of newly issued PubCo Class A common stock to persons who may enter into written agreements with PubCo or BT HoldCo in connection with the Incentive Issuances, if any. As a result of and immediately following the Closing, assuming minimum redemptions of shares of PubCo Class A common stock and no Incentive Issuances in connection with the business combination, BT Assets and PubCo will hold approximately 51.0% and 49.0%, respectively, of the issued and outstanding BT HoldCo Common Units. Following the Closing, PubCo’s assets will consist solely of its interests in BT HoldCo.

Copies of the Transaction Agreement, First Amendment, Second Amendment, Third Amendment and Fourth Amendment are attached to this proxy statement as Annex A-1, Annex A-2, Annex A-3, Annex A-4 and Annex A-5, respectively. For more information about the Transaction Agreement and the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Q:	What factors did PubCo’s board of directors consider in connection with its decision to recommend voting in favor of the business combination?

A:

PubCo’s board of directors considered a variety of factors in connection with its decision to recommend voting in favor of the business combination. Some of these factors include, but are not limited to:

•	Review of Bitcoin Depot’s historical financials and projected financials;

•	Bitcoin Depot’s customer contracts;

•	Bitcoin Depot’s existing debt financing agreements;

•	Bitcoin Depot’s compliance policies and systems;

•	Discussions with Bitcoin Depot management;

•	Discussions with investment professionals in the ATM, payments and cryptocurrency industries;

•	Management presentation materials from Bitcoin Depot;

•	Financial data of public companies that are comparable to Bitcoin Depot; and

•	Discussions with and opinion of PubCo’s fairness opinion advisor.

Q:	What conditions must be satisfied to complete the business combination?

A:

There are a number of closing conditions in the Transaction Agreement, including, but not limited to, the approval by PubCo’s stockholders of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal. For more information about the conditions to the Closing of business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to the Closing of the Business Combination.”

Q:	How will PubCo be managed and governed following the business combination?

A:	The board of directors of PubCo immediately post-Closing will consist of seven directors, (i) two directors designated by Sponsor, and (ii) five directors designated by BT Assets prior to Closing.

Q:	How will BT OpCo be managed and governed following the business combination?

A:

Following the business combination, BT OpCo, a wholly owned subsidiary of BT HoldCo, shall be managed, operated and controlled by Brandon Mintz, as the manager of BT HoldCo, whose actions as manager are subject to the sole, absolute and exclusive direction of PubCo. BT OpCo’s organizational structure will be an “Up-C” structure, as described further below.

Q:	What equity stake will current PubCo stockholders, the Sponsor and BT Assets hold in PubCo following the consummation of the business combination?

A:

The following tables illustrate varying estimated ownership levels immediately following consummation of the business combination and the dilution that the PubCo stockholders may experience based on the varying levels of redemptions by the holders of PubCo Class A common stock.

	Assuming Minimum (77%) Redemptions		Assuming Midpoint (83%) Redemptions		Assuming Maximum (89%) Redemptions
	Shares	Ownership%(4)	Shares	Ownership%(4)	Shares	Ownership%(4)
PubCo public shares(1)	10,612,071	17.0%	8,773,835	14.5%	6,935,599	11.8%
PubCo Sponsor shares(2)	7,702,760	12.3%	7,702,760	12.7%	7,702,760	13.1%
Cumulative PubCo Stockholders	18,314,831	29.3%	16,476,595	27.2%	14,638,359	24.9%
Existing BT Assets owners interest in PubCo(3)	44,100,000	70.7%	44,100,000	72.8%	44,100,000	75.1%

Total	62,414,831	100.0%	60,576,595	100.0%	58,738,359	100.0%

1)

Includes 31,625,000 shares of PubCo Class A common stock issued at PubCo’s IPO and 1,976,562 shares of PubCo Class A common stock converted from PubCo rights issued at PubCo’s IPO, and 790,000 shares of PubCo Class A common stock issued as part of the BitAccess Buyout, 500,000 shares of PubCo Class A common stock issued to Brandon Mintz under Incentive Equity Plan, 203,490 shares of PubCo Class A common stock issued as part of incentive issuance with a redemption of 24,482,981 under the minimum redemptions scenario. The maximum redemptions scenario assumes that 28,159,453 shares of PubCo Class A common stock are redeemed in connection with the business combination, which is the maximum number of shares that may be redeemed without causing the PubCo Minimum Cash condition to the Closing of the business combination to not be satisfied.

2)

Includes 6,326,252 shares of PubCo Class A common stock and PubCo Class E common stock that comprises 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock under the minimum redemptions scenario and 5,526,252 shares of PubCo Class A common stock and PubCo Class E common stock that comprises 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock, and 725,503 shares of PubCo Class E-3 common stock under the maximum redemptions scenario. These shares were converted from Class B common stock held by the Sponsor at or immediately prior to the Closing of the business combination. PubCo Class E common stock represents equity-classified earnouts to the Sponsor and is subject to forfeitures.

3)

Includes 44,100,000 non-economic super voting shares of PubCo Class V common stock issued to BT Assets at the Closing of the business combination. These are convertible into shares of PubCo Class M common stock, which are economically equivalent to the shares of PubCo Class A common stock. However, each share of PubCo Class M common stock is entitled to ten votes per share whereas each share of PubCo Class A common stock is entitled to one vote per share.

4)	Percentage totals may not foot due to rounding.

	Assuming Minimum (77%) Redemptions		Assuming Midpoint (83%) Redemptions		Assuming Maximum (89%) Redemptions
	Shares	Ownership%[4]	Shares	Ownership%[4]	Shares	Ownership%[4]
PubCo public shares[1]	42,237,071	34.8%	40,398,835	33.8%	38,560,599	32.8%
PubCo Sponsor shares[2]	19,926,510	16.4%	19,926,510	16.7%	19,926,510	16.9%
Cumulative PubCo Stockholders	62,163,581	51.3%	60,325,345	50.5%	58,487,109	49.7%
Existing BT Assets owners interest in PubCo[3]	59,100,000	48.7%	59,100,000	49.5%	59,100,000	50.3%

Total	121,263,581	100.0%	119,425,345	100.0%	117,587,109	100.0%

1)	Includes the impact of the exercise of 31,625,000 PubCo public warrants.
2)	Includes the impact of the exercise of 12,223,750 PubCo private placement warrants.
3)

Includes the impact of the conversion of BT HoldCo Earnout Units, which comprises 5,000,000 Class 1 Earnout Units of BT HoldCo, 5,000,000 Class 2 Earnout Units of BT HoldCo, and 5,000,000 Class 3 Earnout Units of BT HoldCo held by BT Assets, to BT HoldCo Common Units and an equal number of non-economic super voting shares of PubCo Class V common stock.

4)	Percentage totals may not foot due to rounding.

The following table summarizes the dilutive effect and the pro forma ownership of common stock of the combined company, and the effect of the per share value of PubCo common stock held by non-redeeming PubCo stockholders, assuming all dilutive securities are exercised and converted to economic shares of PubCo common stock on a one-for-one basis assuming no net settlement of shares upon exercise, following the business combination, under the minimum redemptions, midpoint redemptions and maximum redemptions scenarios. The potential dilution impact is calculated at a per share price of $16.01, which represents the minimum price per share at which all dilutive securities are exercisable and can be converted to economic shares of PubCo common stock:

	Assuming Minimum (77%) Redemptions		Assuming Midpoint (83%) Redemptions		Assuming Maximum (89%) Redemptions
	Number of Shares	Value per Share(1)	Number of Shares	Value per Share(2)	Number of Shares	Value per Share(3)
Base scenario(4)	62,414,831	$16.01	60,576,595	$16.01	58,738,359	$16.01
Assuming all PubCo Public Warrants are exercised(5)	94,039,831	$10.63	92,201,595	$10.52	90,363,359	$10.41
Assuming all PubCo Private Placement Warrants are exercised(6)	74,638,581	$13.39	72,800,345	$13.32	70,962,109	$13.25
Assuming all BT OpCo Class 1 Earn-Out Units are converted(7)	67,414,831	$14.82	65,576,595	$14.79	63,738,359	$14.75
Assuming all BT OpCo Class 2 Earn-Out Units are converted(7)	67,414,831	$14.82	65,576,595	$14.79	63,738,359	$14.75
Assuming all BT OpCo Class 3 Earn-Out Units are converted(7)	67,414,831	$14.82	65,576,595	$14.79	63,738,359	$14.75
Assuming all PubCo Public Warrants and PubCo Private Placement Warrants are exercised and BT OpCo Class 1 Earn-Out Units, BT OpCo Class 2 Earn-Out Units, and BT OpCo Class 3 Earn-Out Units are vested(8)	121,263,581	$8.24	119,425,345	$8.12	117,587,109	$8.00

1)	Based on a post-transaction equity value of the combined company of $999.26 million.
2)	Based on a post-transaction equity value of the combined company of $969.83 million.
3)	Based on a post-transaction equity value of the combined company of $940.40 million.
4)

Represents the number of pro forma shares of common stock of the combined company, excluding potential shares of common stock from dilutive securities, following the business combination, under each redemptions scenario.

5)	Represents the Base Scenario plus the full exercise of 31,625,000 PubCo Public Warrants for a cash exercise price of $11.50 per share.
6)	Represents the Base Scenario plus the full exercise of 12,223,750 PubCo Private Placement Warrants for a cash exercise price of $11.50 per share.
7)

Represents the Base Scenario plus the full conversion of 5,000,000 BT HoldCo Class 1 Earn-Out Units, 5,000,000 BT HoldCo Class 2 Earn-Out Units, and 5,000,000 BT HoldCo Class 3 Earn-Out Units held by BT Assets, into an equal number of BT HoldCo Common Units after the occurrence of the First Milestone, Second Milestone, and Third Milestone (as defined in the Earn-out Consideration section above), respectively, along with an equal number of non-economic super voting shares of PubCo Class V common stock. These are convertible into shares of PubCo Class M common stock, which are economically equivalent to the shares of PubCo Class A common stock. However, each share of PubCo Class M common stock is entitled to ten votes per share whereas each share of PubCo Class A common stock is entitled to one vote per share.

8)

Represents the Base Scenario plus (i) the full exercise of PubCo Public Warrants and PubCo Private Placement Warrants and (ii) full conversion of BT HoldCo Class 1 Earn-Out Units, BT HoldCo Class 2 Earn-Out Units, and BT HoldCo Class 3 Earn-Out Units in accordance with the terms described above.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What are the effective fees payable to the underwriter on a percentage basis for PubCo Class A common stock based on the level of redemptions?

A:

Upon completion of an initial business combination, PubCo agreed to pay Oppenheimer & Co Inc. (“Oppenheimer”) an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, or approximately $11.1 million in the aggregate, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. In addition, PubCo has separately incurred and paid approximately $4.0 million, net of reimbursement, of underwriting fees upon the closing of the IPO, for aggregate fees of approximately $15.1 million. On February 3, 2023, however, Oppenheimer resigned from its role as financial advisor to PubCo in connection with the business combination and voluntarily waived any claims to the underwriter fee in connection with the PubCo IPO and the business combination marketing fee and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

The following table illustrates the effective fees paid to Oppenheimer (after giving effect to its resignation) on a percentage basis for PubCo Class A common stock at each redemption level identified below.

	Assuming Minimum (77%) Redemptions	Midpoint (83%) Redemptions	Assuming Maximum (89%) Redemptions
Shares of PubCo Class A common stock	7,142,019	5,303,783	3,465,547
Trust proceeds to Bitcoin Depot	$74,147,272	$55,085,020	$35,978,741
Fees paid to the Underwriter	$4,000,000	$4,000,000	$4,000,000
Effective Fees(1)	5.4%	7.3%	11.1%

(1)	Based on the estimated per share redemption price of approximately $10.38 per share.

The level of redemptions will also impact the effective fees incurred in connection with the IPO. Assuming no exercise of PubCo public warrants, but exercise of the PubCo rights, in the minimum redemption scenario, the effective fees paid to Oppenheimer would be approximately $0.56 per public share on a pro forma basis (or 5.4% of the value of shares assuming a trading price of $10.38 per public share). In the midpoint redemptions scenario, the effective fees paid to Oppenheimer would be approximately $0.75 per public share on a pro forma basis (or 7.3% of the value of shares assuming a trading price of $10.38 per share). In the maximum redemptions scenario, the effective fees paid to Oppenheimer would be approximately $1.15 per public share on a pro forma basis (or 11.1% of the value of shares assuming a trading price of $10.38 per share).

Q:	What will the value of the shares of PubCo common stock be upon consummation of the business combination?

A:	The following table illustrates the trust value per share to a public stockholder that elects not to redeem across a range of varying redemption scenarios.

As of March 31, 2023
Trust value	$328,325,574
Total public shares of common stock	31,625,000
Trust value per share of PubCo Class A common stock	$10.38

	Assuming Minimum (77%) Redemptions	Midpoint (83%) Redemptions	Assuming Maximum (89%) Redemptions
Redemptions ($)	$254,178,302	$273,240,554	$292,346,833
Redemptions (Shares)	24,482,981	26,321,217	28,159,453
Fees and Expenses(1)	$32,978,741	$32,978,741	$32,978,741
Cash left in trust account post redemption minus fees and expenses	$41,168,531	$22,106,279	$3,000,000
Shares of PubCo Class A common stock post redemption	7,142,019	5,303,783	3,465,547

Trust Value Per Public Share of PubCo Class A common stock	$5.76	$4.17	$0.87

(1)	Includes the estimated fees and expenses payable by PubCo and the BT Entities to accountants, legal advisors and capital markets advisors in connection with the business combination.

Please see the section entitled “Risk Factors — The value of the shares of PubCo common stock may be substantially less than the estimated per-share redemption price of approximately $10.38 as of March 31, 2023.”

Q:	What percentage of voting power will current PubCo stockholders, the Sponsor and BT Assets hold in PubCo following the consummation of the business combination?

A:

The following tables illustrate the estimated voting power in PubCo immediately following the consummation of the business combination and the dilution that the PubCo stockholders who elect not to redeem their public shares may experience in connection with the business combination, based on the varying levels of redemptions by the redeeming public stockholders:

	Actual Voting Power
	Assuming Minimum (77%) Redemptions	Assuming Midpoint (83%) Redemptions	Assuming Maximum (89%) Redemptions
	Percentage of Outstanding Shares(4)	Percentage of Outstanding Shares(4)	Percentage of Outstanding Shares(4)
PubCo public shares(1)	2.3%	1.9%	1.5%
PubCo Sponsor shares(2)	1.4%	1.2%	1.2%
Cumulative PubCo Stockholders	3.7%	3.1%	2.7%
Existing BT Assets owners interest in PubCo(3)	96.3%	96.9%	97.3%

Total	100.0%	100.0%	100.0%

1)

Includes 31,625,000 shares of PubCo Class A common stock issued at PubCo’s IPO and 1,976,562 shares of PubCo Class A common stock converted from PubCo rights issued at PubCo’s IPO, and 790,000 shares of PubCo Class A common stock issued as part of the BitAccess Buyout, 500,000 shares of PubCo Class A common stock issued to Brandon Mintz/Founder under Incentive Equity Plan, 203,490 shares of PubCo Class A common stock issued as part of incentive issuance with a redemption of 24,482,981 under the minimum redemptions scenario. The maximum redemptions scenario assumes that 28,159,453 shares of PubCo Class A common stock are redeemed in connection with the business combination, which is the maximum number of shares that may be redeemed without causing the PubCo Minimum Cash condition to the Closing of the business combination to not be satisfied.

2)

Includes 6,326,252 shares of PubCo Class A common stock and PubCo Class E common stock that comprises 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock under minimum redemptions scenarios and 5,526,252 shares of PubCo Class A common stock and PubCo Class E common stock that comprises 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock, and 725,503 shares of PubCo Class E-3 common stock under the maximum redemptions scenarios. These shares were converted from Class B common stock held by the Sponsor at or immediately prior to the Closing of the business combination.
3)

Includes 44,100,000 non-economic super voting shares of PubCo Class V common stock issued to BT Assets at the Closing of the business combination. The shares of PubCo Class V common stock carry substantially the same rights as the PubCo Class A common stock, except that each share of PubCo Class V common stock carries ten votes per share rather than one vote per share.

4)	Percentage totals may not foot due to rounding.

	Fully Diluted Voting Power
	Assuming Minimum (77%) Redemptions	Assuming Midpoint (83%) Redemptions	Assuming Maximum (89%) Redemptions
	Percentage of Outstanding Shares(4)	Percentage of Outstanding Shares(4)	Percentage of Outstanding Shares(4)
PubCo public shares(1)	6.5%	6.2%	5.9%
PubCo Sponsor shares(2)	3.1%	3.1%	3.1%
Cumulative PubCo Stockholders	9.5%	9.3%	9.0%
Existing BT Assets owners interest in PubCo(3)	90.5%	90.7%	91.0%

Total	100.0%	100.0%	100.0%

1)	Includes the impact of the exercise of 31,625,000 PubCo public warrants.
2)

Includes the impact of the exercise of 12,223,750 PubCo private placement warrants and conversion of PubCo Class E common stock, which comprises 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock under minimum and midpoint redemption scenarios and 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock, and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario. These shares were converted from Class B common stock held by the Sponsor at or immediately prior to the Closing of the business combination.

3)

Includes the impact of the conversion of BT HoldCo Earnout Units, which comprises 5,000,000 Class 1 Earnout Units of BT HoldCo, 5,000,000 Class 2 Earnout Units of BT HoldCo, and 5,000,000 Class 3 Earnout Units of BT HoldCo held by BT Assets, to BT HoldCo Common Units and an equal number of non-economic super voting shares of PubCo Class V common stock. The shares of PubCo Class V common stock carry substantially the same rights as the Class A common stock, except that each share of PubCo Class V common stock carries ten votes per share rather than one vote per share.

4)	Percentage totals may not foot due to rounding.

Q:	What is an “Up-C” Structure?

A:

PubCo’s corporate structure following this transaction is commonly referred to as an umbrella partnership-C corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as PubCo. The Up-C structure will allow BT Assets and its owners to retain indirect equity ownership in BT OpCo through equity ownership in BT HoldCo. BT OpCo will be disregarded as an entity separate from BT HoldCo for U.S. federal income tax purposes and BT HoldCo will be treated as a partnership for U.S federal income tax purposes. Thus, BT Assets and its owners will continue to realize the tax benefits associated with owning interests in an entity that is treated as a “flow-through” entity for U.S. federal income tax purposes following the business combination. Stockholders of PubCo following the business combination will, by contrast, hold their equity ownership in an entity that is a corporation for U.S. federal income tax purposes, in the form of shares of PubCo Class A common stock. One of the tax benefits to BT Assets and its owners associated with this structure is that future taxable income of BT OpCo that is allocated through BT HoldCo to BT Assets will be taxed on a flow-through basis and, therefore, will not be subject to corporate taxes at the entity level. Additionally, because BT Assets may redeem or exchange its BT HoldCo Common Units for newly issued shares of PubCo Class A common stock or PubCo Class M common stock or, in certain circumstances and at PubCo’s option, for cash, the Up-C structure also provides BT Assets with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. BT Assets and its owners, as the TRA Holder, also expect to benefit from the Up-C structure as a result of the Tax Receivable Agreement. In particular, pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay the TRA Holder 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that PubCo realizes, or in certain circumstances is deemed to realize, as a result of certain tax attributes. Such payments are expected to be substantial. See the sections of this proxy statement entitled “Risk Factors — Risks Related to Our Organizational Structure and the Tax Receivable Agreement” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for additional information. Following this transaction, BT Assets will also be the holder of the Preferred Units of BT HoldCo. See the section of this proxy statement entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — BT HoldCo Amended and Restated Limited Liability Company Agreement.”

Q:	Why is PubCo proposing the Nasdaq Proposal?

A:

PubCo is proposing the Nasdaq Proposal in order to comply with Nasdaq listing rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities or the issuance of stock or securities to any director, officer or “Substantial Stockholder”. In connection with the business combination, PubCo is seeking stockholder approval for the issuance of (subject to customary terms and conditions, including the Closing): (a) 6,326,252 shares of PubCo Class A common stock and 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock and 458,836 shares of PubCo Class E-3 common stock to Sponsor under minimum redemptions scenarios, and 5,526,252 shares of PubCo Class A common stock and 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock and 725,503 shares of PubCo Class E-3 common stock under the maximum redemptions scenario, (b) 44,100,000 shares of PubCo Class V common stock to BT Assets and (c) 10,612,071 shares of PubCo Class A common stock to the public stockholders in minimum redemptions scenario and 6,953,599 in maximum redemptions scenario. Because the number of securities that PubCo will issue in connection with the business combination is equal to 20% or more of PubCo’s outstanding voting power and outstanding common stock and will issue stock or securities to a “Substantial Stockholder” in excess of amounts that may be issued without stockholder approval, it is required to obtain stockholder approval of such issuances pursuant to Nasdaq listing rules. Stockholder approval of the Nasdaq Proposal is also a condition to closing in the Transaction Agreement. See the section entitled “Proposal No. 3 — The Nasdaq Proposal” for additional information.

Q:	What happens if I sell my PubCo Class A common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your PubCo Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your PubCo Class A common stock because you will no longer be able to deliver them for cancellation upon the Closing in accordance with the procedures described herein. If you transfer your PubCo Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:

Approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of PubCo common stock that are voted at the special meeting. Approval of the Charter Proposal will require (1) the affirmative vote of a majority of the outstanding shares of PubCo common stock entitled to vote thereon and (2) the affirmative vote of a majority of the outstanding shares of PubCo Class A common stock, voting separately as a single class. Each of the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal will require a majority of the votes cast by the PubCo stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. In accordance with SEC guidance, the Advisory Governance Proposals are being presented separately and will be voted upon on a non-binding advisory basis.

Q:	May Sponsor or PubCo’s directors, officers, or advisors or their respective affiliates purchase shares in connection with the business combination?

A:

In connection with the stockholder vote to approve the proposed business combination, Sponsor and PubCo’s directors, officers and advisors and their respective affiliates may privately negotiate transactions to purchase shares from public stockholders who would have otherwise elected to have their public shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of Sponsor or PubCo’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of the public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise his, her or its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that Sponsor or PubCo’s directors, officers or advisors or their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling public stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the special meeting?

A:

PubCo’s stockholders are entitled to one vote at the special meeting for each share of PubCo Class A common stock or share of PubCo Class B common stock held of record as of June 1, 2023, the record date for the special meeting. As of the close of business on the record date, there were a combined 15,048,269 shares of PubCo Class A common stock and PubCo Class B common stock outstanding.

Q:	What constitutes a quorum at the special meeting?

A:

A quorum of PubCo stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if the holders of shares of outstanding PubCo Class A common stock and PubCo Class B common stock representing a majority of the voting power of all outstanding shares of PubCo common stock entitled to vote at such meeting are present, represented in person or by proxy, at the meeting. As of the record date for the special meeting, 7,524,135 shares of PubCo common stock would be required to achieve a quorum.

Q:	How will Sponsor and PubCo’s directors and officers vote?

A:

In connection with the IPO, PubCo entered into an agreement with Sponsor and each of PubCo’s directors and officers, pursuant to which each agreed to vote any PubCo Class A common stock and PubCo Class B common stock owned by them in favor of the Business Combination Proposal. Currently, Sponsor and PubCo’s directors and officers do not own any of PubCo’s issued and outstanding PubCo Class A common stock and 100% of PubCo Class B common stock, in the aggregate which represents 20.0% of the issued and outstanding shares of PubCo common stock entitled to vote at the special meeting.

Q:	What interests do the current officers and directors of PubCo have in the business combination?

A:

In considering the recommendation of PubCo’s board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Sponsor and certain of PubCo’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. PubCo’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that Sponsor has agreed not to redeem any shares of PubCo Class A common stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that Sponsor will benefit from the completion of a business combination and may have an incentive to complete an acquisition of a less favorable target company or on terms less favorable to PubCo stockholders rather than liquidate PubCo;

•

the fact that Sponsor paid an aggregate of $25,000 for 7,906,250 shares of PubCo Class B common stock and such securities may have a higher value at the time of the business combination, estimated at approximately $82.2 million based on the closing price of $10.40 per public share on Nasdaq on May 30, 2023 and, as a result, Sponsor and its affiliates can earn a positive rate of return on their investment even if other PubCo stockholders experience a negative rate of return;

•

the fact that Sponsor paid an aggregate of $12,223,750 for the 12,223,750 PubCo private placement warrants currently owned by Sponsor (which warrants had an aggregate market value of approximately $1.1 million based on the closing price of $0.09 per PubCo public warrant on Nasdaq on May 30, 2023), and such warrants will expire worthless if an initial business combination is not consummated by July 1, 2023 (unless extended in accordance with the Extension Procedures (as defined below));

•	the fact that the Amended and Restated Registration Rights Agreement will be entered into by Sponsor;

•

the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to PubCo in an aggregate amount of up to $1,500,000 may be converted into additional private placement warrants, at a price of $1.00 per warrant, none of which are outstanding as of the date of this filing;

•	the right of Sponsor to hold shares of PubCo Class A common stock following the business combination, subject to the Lock-up Period;

•

the continued indemnification of PubCo’s existing directors and officers and the continuation of PubCo’s directors’ and officers’ liability insurance after the business combination (i.e., a “tail policy”);

•

the fact that Sponsor and PubCo’s officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities undertaken on PubCo’s behalf, such as identifying potential partner businesses and performing due diligence on suitable initial business combination targets;

•

the fact that while Sponsor, executive officers and directors of PubCo, or any of their respective affiliates may incur out of pocket expenses in connection with the Transaction, such out of pocket expenses are repaid periodically by PubCo and are not contingent on the closing of a business combination;

•	the fact that Sponsor owes transaction fees that are not contingent upon the closing of the business combination, which, as of May 31, 2023, totaled $8.5 million;

•	the fact that PubCo may be entitled to distribute or pay over funds held by PubCo outside the Trust Account to Sponsor or any of its affiliates prior to the Closing; and

•

the fact that Sponsor may receive, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of

PubCo Class E-2 common stock and 458,836 shares of PubCo Class E-3 common stock pursuant to the Transaction Agreement under minimum redemptions scenarios and 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock and 725,503 shares of PubCo Class E-3 common stock under the maximum redemptions scenario, as more particularly set forth therein.

An additional potential conflict of interest between the PubCo stockholders and its directors and officers is that the PubCo Existing Charter waives the corporate opportunities doctrine, which would allow the directors and officers of PubCo to pursue opportunities that may have been suitable for PubCo. While the corporate opportunities doctrine has been waived in the PubCo Existing Charter, neither the principals of Sponsor nor any PubCo directors or officers have taken an opportunity that could have been pursued by PubCo since the formation of PubCo and the waiver did not have an impact on PubCo’s search for a potential business combination target. For a further discussion of the interests of Sponsor and PubCo’s directors and officers in the business combination, see “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under the Existing Organizational Documents, if the Business Combination Proposal is not approved and PubCo does not otherwise consummate an alternative initial business combination by July 1, 2023, unless further extended in accordance with the Extension Procedures, PubCo will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to PubCo’s public stockholders.

Q:	What are the potential impacts on the business combination and related transactions resulting from the resignation of Oppenheimer?

A:

On February 3, 2023, Oppenheimer resigned from its role as financial advisor to PubCo in connection with the business combination. In connection with its resignation, Oppenheimer voluntarily waived any claim it may have to any fees (in an aggregate amount of approximately $11.1 million) under the business combination marketing agreement (the “Business Combination Marketing Agreement”) entered into with PubCo and Oppenheimer and neither PubCo nor the BT Entities are liable to Oppenheimer for any fees. PubCo believes that the waiver by Oppenheimer of its fees under the Business Combination Marketing Agreement for services that have already been substantially rendered or that were contingent upon the occurrence of an event that applicable persons expect will occur, is unusual. PubCo will not speculate about the reasons why the Oppenheimer forfeited its fees under the Business Combination Marketing Agreement and did not seek out the reasons why Oppenheimer was waiving such fees. While Oppenheimer did not provide any additional details in its resignation, PubCo stockholders should be aware that such waiver indicates that Oppenheimer does not want to be associated with the disclosures in this proxy statement or any underlying business analysis related to the business combination described herein. PubCo stockholders should further be aware that Oppenheimer’s resignation indicates that it assumes no liability in connection with the business combination. Accordingly, PubCo stockholders should not place any reliance on the fact that Oppenheimer was previously engaged by PubCo to serve as the underwriter in its initial public offering and should not assume that Oppenheimer is involved in the business combination. Neither PubCo nor the BT Entities intends to engage any additional advisors as a result of Oppenheimer’s resignation, and the business combination marketing fee previously owed to Oppenheimer will not be paid or reallocated to any other advisor. Oppenheimer was not expected to have a significant role in the closing of the business combination, and PubCo does not believe that Oppenheimer’s resignation will impact the transactions described in this proxy statement or the consummation of the business combination. As is customary, certain provisions of the Business Combination Marketing Agreement will survive Oppenheimer’s resignation. These provisions include the obligations of PubCo to indemnify and hold harmless Oppenheimer and its officers, directors, employees and agents from and against any losses and claims arising in any manner out of or in connection with the services that Oppenheimer provided to PubCo under the agreement and certain obligations of PubCo and the BT Entities to maintain the confidentiality of information or advice rendered by Oppenheimer or any of its representatives to PubCo or the BT Entities, as applicable, in connection with the evaluation of the business combination. These provisions are customary and PubCo does not expect any of these obligations to have any material impact on PubCo or the combined company. The disclosure in this proxy statement pertaining to Oppenheimer’s engagement as financial advisor to PubCo, as well as Oppenheimer’s subsequent resignation, has been provided to Oppenheimer. Oppenheimer did not prepare or provide any of the disclosures in this proxy statement, any analysis underlying the disclosures or any other materials or work product to PubCo or the BT Entities that have been provided to PubCo’s shareholders.

Oppenheimer’s waiver of fees for services that they have performed substantially all the work for was an unsolicited, unilateral decision by Oppenheimer that occurred after discussions between Oppenheimer and PubCo related to Oppenheimer’s desired role in the business combination. Oppenheimer informed us that its decision to resign was based on a variety of factors including its evolving views on cryptocurrency, particularly in light of the FTX bankruptcy, as well as our decision to proceed with mailing the definitive proxy statement before final SEC clearance. Except for the foregoing, the waiver was not the result of any disagreement between Oppenheimer and PubCo related to the business or operations of PubCo or the BT Entities or the disclosure in this proxy statement. PubCo believes that the resignation of Oppenheimer and the waiver of fees for services that have already been rendered is unusual. Oppenheimer’s responsibilities in the business combination will not be performed by any other party and PubCo is not engaging additional financial advisors to perform Oppenheimer’s responsibilities in the business combination. The surviving obligations in the engagement letter with Oppenheimer relate to indemnification and expense reimbursement and there is no other ongoing relationship. We have discussed this disclosure with Oppenheimer and they agree with the conclusions and risks associated with such outcome. The $4 million fee disclosed on page 23 of this proxy statement has been paid to Oppenheimer and relates to their services as an underwriter in the IPO of PubCo.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, including interest not previously released to PubCo to pay its franchise and income taxes, by (b) the total number of PubCo Class A common stock included as part of the units sold in the IPO and which remain outstanding; provided that PubCo will not redeem any public shares to the extent that such redemption would result in PubCo having net tangible assets as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act of less than $5,000,001. A stockholder holding both public shares and PubCo public warrants may redeem his, her or its public shares but retain the PubCo public warrants, which if the business combination closes, will remain warrants of PubCo after the Closing. A public stockholder, together with any of his, her or its affiliates, or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its public shares or, if part of such a group, the group’s public shares, in excess of 15% of the public shares (the “15% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, PubCo has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Holders of PubCo public warrants do not have redemption rights in connection with the business combination. Sponsor and PubCo’s directors and officers have agreed to waive their redemption rights with respect to any shares of PubCo’s common stock they may hold in connection with the Closing (without any consideration provided in exchange for such waiver). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2023 of approximately $328.3 million, the estimated per share redemption price would have been approximately $10.38, subject to adjustment for taxes payable from interest earned. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such public shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the Trust Account or if PubCo subsequently completes a different business combination on or prior to July 1, 2023 (unless extended in accordance with the Extension Procedures).

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your PubCo Class A common stock for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement. As a result, the business combination can be approved by stockholders who redeem all of their shares. Upon Closing, holders of one whole PubCo right will receive one share of PubCo Class A common stock, even if the holder of such PubCo right redeemed all shares of PubCo Class A common stock held by him, her or it.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold your PubCo Class A common stock through units, elect to separate your units into the underlying public shares, PubCo rights and PubCo public warrants prior to exercising your redemption rights with respect to the public shares and (ii) prior to 5:00 p.m., Eastern Daylight time, on June 26, 2023, (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that PubCo redeem your public shares for cash to Continental Stock Transfer & Trust Company, PubCo’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

A public stockholder, together with any of his, her or its affiliates, or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is PubCo’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, PubCo does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding units of PubCo must separate the underlying public shares, PubCo rights and PubCo public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares, PubCo rights and PubCo public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust Company’s (“DTC”) deposit withdrawal at custodian (“DWAC”) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and PubCo public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with PubCo’s consent, until the vote is taken with respect to the business combination. If you tendered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting PubCo’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights to receive cash from the Trust Account in exchange for your public shares will depend on your particular facts and circumstances. Public stockholders who exercise their redemption rights will either be treated (i) as selling such public shares, resulting in the recognition of capital gain or loss, or (ii) as receiving a distribution.

The tax consequences of the exercise of redemption rights are discussed more fully below under “Proposal No. 1 — The Business Combinations Proposal — U.S. Federal Income Tax Considerations.” All holders of public shares considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	If I am a PubCo rights holder, can I exercise redemption rights with respect to my PubCo rights?

A:	No. The holders of PubCo’s rights have no redemption rights with respect to such PubCo rights.

Q:	If I am a PubCo Warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of PubCo Warrants have no redemption rights with respect to such warrants.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:

Under Section 262 of the DGCL, the holders of public shares will not have appraisal rights in connection with the business combination. Holders of public shares should consult their Delaware legal counsel regarding their rights under the DGCL.

Q:	What happens to the funds deposited in the Trust Account after the Closing?

A:

If the Business Combination Proposal is approved, PubCo intends to use a portion of the funds held in the Trust Account to pay (i) a portion of PubCo’s aggregate costs, fees and expenses in connection with the consummation of the business combination, (ii) tax obligations and advisory fees, (iii) for any redemptions of public shares, (iv) the Over the Top Consideration (as defined in the Transaction Agreement), (v) the Contribution Amount (as defined in the Transaction Agreement) and (vi) the Phantom Equity Cash Consideration (as defined in the Transaction Agreement), if any. The remaining balance in the Trust Account will be used for general corporate purposes. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:

There are certain circumstances under which the Transaction Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the Existing Organizational Documents, if an initial business combination is not consummated by July 1, 2023, unless extended in accordance with the Extension Procedures, PubCo will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which amount shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of PubCo’s remaining stockholders and board of directors, liquidate and dissolve, subject, in each case, to PubCo’s obligations under the DGCL to provide for claims of creditors and the other requirements of applicable law.

PubCo expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to PubCo’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. The Sponsor has waived any right to any liquidating distributions with respect to its shares.

In the event of liquidation, there will be no distribution with respect to PubCo’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:

It is currently anticipated that the business combination will be consummated promptly following the special meeting of PubCo stockholders to be held on June 28, 2023; provided that all the requisite stockholder approvals are obtained and other conditions to the Closing have been satisfied or waived. For a description of the conditions for the completion of the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to the Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of PubCo Class A common stock or PubCo Class B common stock on June 1, 2023, the record date for the special meeting of PubCo stockholders, you may vote with respect to the proposals in person at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposal. Further, for purposes of approval, an abstention will have the same effect as a vote “AGAINST” the Charter Proposal, but will have no effect on any other Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by PubCo without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. PubCo believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. Broker non-votes will have no effect on the Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal, and will have the effect of a vote “AGAINST” the Charter Proposal.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to PubCo’s secretary at the address listed below so that it is received by PubCo’s secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to PubCo’s secretary, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact PubCo’s secretary at:

GSR II Meteora Acquisition Corp.

418 Broadway, Suite N

Albany, New York 12207

You may also contact PubCo’s proxy solicitor at:

Morrow Sodali LLC

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: GSRM.info@investor.morrowsodali.com

To obtain timely delivery, PubCo’s stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about PubCo from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to PubCo’s transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street Plaza, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

PubCo will pay the cost of soliciting proxies for the special meeting. PubCo has engaged Morrow Sodali to assist in the proxy solicitation process. PubCo will pay that firm a fee of $35,000, plus disbursements. PubCo will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PubCo will reimburse them for their reasonable expenses.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the business combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

GSR II Meteora Acquisition Corp.

PubCo is a blank check company incorporated on October 13, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

As of the date of this proxy statement, PubCo has not yet commenced operations. All activity through the date of this proxy statement relates to PubCo’s formation and IPO, which is described below, and since the IPO, its search for a business combination. PubCo will not generate any operating revenues until after the completion of the business combination, at the earliest. PubCo generates non-operating income from the proceeds held in the Trust Account. PubCo has selected December 31 as its fiscal year end.

PubCo’s sponsor is GSR II Meteora Sponsor LLC, a Delaware limited liability company. The registration statement for our IPO was declared effective on February 24, 2022. On March 1, 2022, we consummated the IPO of 31,625,000 units, including the issuance of 4,125,000 units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $316.3 million. Each unit consists of one share of PubCo Class A common stock, one PubCo public warrant and one-sixteenth (1/16) of one PubCo right. Each PubCo public warrant entitles the holder to purchase one share of PubCo Class A common stock at a price of $11.50 per share, subject to adjustment. Each holder of a whole PubCo right will receive one share of PubCo Class A common stock upon consummation of the business combination.

Simultaneously with the closing of the IPO, we consummated the private placement of 12,223,750 PubCo private placement warrants at a price of $1.00 per PubCo private placement warrant to Sponsor, generating proceeds of approximately $12.2 million.

Upon the closing of the IPO and the private placement, approximately $321.0 million ($10.15 per unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the private placement, was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination or (ii) the distribution of the Trust Account as described below.

PubCo will provide holders of the outstanding shares of PubCo Class A common stock with the opportunity to redeem all or a portion of their public shares upon the completion of the business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The public stockholders will be entitled to redeem their public shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to public stockholders who redeem their public shares will not be reduced by the business combination marketing fee PubCo previously agreed to pay to Oppenheimer, prior to Oppenheimer’s termination of the business combination marketing agreement.

PubCo has until July 1, 2023 (unless extended in accordance with the Extension Procedures), to complete the initial business combination. However, if we anticipate that we may not be able to consummate the initial business combination by such date, we may, but are not obligated to, extend the period of time to consummate a business combination by eight additional one-month periods each, until March 1, 2024. The public stockholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. In order to extend the time available for PubCo to consummate the initial business combination, Sponsor or its affiliates or designees, upon five business days’ advance notice prior to each deadline, must request such additional one-month extension (the “Extension Procedures”).

If we are unable to complete a business combination by July 1, 2023 (unless extended in accordance with the procedures described above) (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining public stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

PubCo Class A common stock, PubCo rights, PubCo public warrants and units are currently listed on the Nasdaq under the symbols “GSRM”, “GSRMR”, “GSRMW” and “GSRMU”, respectively.

PubCo’s principal executive office is located at 418 Broadway, Suite N, Albany, New York 12207 and its telephone number is (561) 532-4682. PubCo’s corporate website address is https://gsrmet.com/. PubCo’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement. The website address is included as an inactive textual reference only.

For more information about PubCo, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSR II Meteora Acquisition Corp.” and “Other Information Related to PubCo.”

Business of Bitcoin Depot

Bitcoin Depot helps power the digital economy for users of cash, operating the largest network of Bitcoin ATMs (“BTMs”) in North America.

Bitcoin Depot’s mission is to Bring Crypto to the Masses™. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, Bitcoin Depot believes that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via its BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of March 31, 2023, Bitcoin Depot’s offerings included approximately 6,440 BTMs in retailer locations throughout the U.S. and Canada, Bitcoin Depot’s BDCheckout product, which is accepted at 2,754 retail locations, and Bitcoin Depot’s mobile app. Bitcoin Depot maintains a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada. As of January 1, 2023, Bitcoin Depot operated the largest cash-to-Bitcoin BTM network in the United States representing an approximate 20% market share. Bitcoin Depot’s BTMs offer one-way exchange of cash-to-Bitcoin, with the limited exception of 35 BTMs (representing less than 1% of Bitcoin Depot’s total kiosks as of March 31, 2023) which also provide customers the ability to sell Bitcoin to Bitcoin Depot in exchange for cash. Bitcoin Depot currently does not have plans to expand the ability of its users to sell Bitcoin to it in exchange for cash. Bitcoin Depot has also recently acquired a leading BTM operating system provider, BitAccess, to build out Bitcoin Depot’s BDCheckout product and its other software and operational capabilities.

Bitcoin Depot’s principal executive offices and headquarters are located in leased premises at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326.

For more information about Bitcoin Depot, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bitcoin Depot.”

The Business Combination

On August 24, 2022, PubCo entered into the Transaction Agreement (as amended by the First Amendment, dated as of February 13, 2023, as further amended by the Second Amendment, dated as of April 4, 2023, as further amended by the Third Amendment, dated as of May 11, 2023, and as further amended by the Fourth Amendment, dated as of June 7, 2023), pursuant to which (among other things) the following shall occur: (i) immediately prior to the Closing, BT Assets and PubCo will effect the Pre-Closing Restructuring, which will include (a) BT Assets contributing all of its interests in BT OpCo to BT HoldCo, (b) consummating the BT Entity Restructuring, (c) BT HoldCo amending and restating its limited liability company agreement in the form attached to this proxy statement as Annex E and (d) PubCo amending and restating the Existing Organizational Documents, in the form of Annex B and Annex C, respectively; and (ii) prior to or upon the Closing, (a) Sponsor will exchange all of its shares of Class B common stock for certain newly issued shares of PubCo Class A common stock and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, PubCo Class E common stock, and BT HoldCo will issue to PubCo an equal number of BT HoldCo Earnout Units corresponding to the class of PubCo Class E common stock issued by PubCo to Sponsor, (b) BT Assets will sell, transfer and assign to PubCo, and PubCo will purchase and accept from BT Assets certain BT HoldCo Common Units in consideration for the Over the Top Consideration (as defined in the Transaction Agreement); (c) PubCo will assign, transfer and contribute to BT HoldCo the Contribution Amount (as defined below) and BT HoldCo will subsequently assign, transfer and contribute to BT Opco the Contribution amount and BT HoldCo will in consideration therefor issue and deliver to PubCo certain BT HoldCo Common Units, and at the Closing and immediately following the effectiveness of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the BT HoldCo Matching Warrants and certain of the BT HoldCo Earnout Units; (d) the PubCo Available Cash will be paid to BT Assets and contributed to BT HoldCo and subsequently to BT OpCo in accordance with the Cash Distribution Waterfall set forth in the Transaction Agreement; (e) immediately following the Delaware Secretary of State’s acceptance of the PubCo Amended and Restated Charter, PubCo will issue 44,100,000 shares of PubCo Class V common stock to BT Assets in exchange for the payment to PubCo by BT Assets of $4,410.00; (f) at the Closing, each Phantom Equity Award that is outstanding as of immediately prior to the Closing will, subject to and conditioned upon the Phantom Equity Holder’s execution and delivery to BT OpCo and PubCo of a Phantom Equity Award Termination Agreement (as defined in the Transaction Agreement), be converted into the right to receive (i) a cash payment in an amount equal to the Phantom Equity Cash Consideration (as defined in the Transaction Agreement), and/or (ii) such number of shares of PubCo Class A common stock equal to the Phantom Equity Non-Cash Consideration (as defined in the Transaction Agreement); provided, that the Aggregate Phantom Equity Consideration (whether paid in cash or equity) payable to the Phantom Equity Holders shall not exceed $2,000,000; provided, further, that BT Assets may elect, in its sole discretion, to cause the BT Entities to delay payment of the Aggregate Phantom Equity Consideration to the extent permitted under the Phantom Equity Plan; and (g) at the Closing, PubCo will issue to

Brandon Mintz/Founder 500,000 shares of PubCo Class A Common Stock under the Incentive Equity Plan, subject to any required withholding for applicable taxes (the “Post-Closing Founder Bonus”).

Upon completion of the business combination and assuming minimum redemptions of PubCo Class A common stock and no Incentive Issuances in connection with the business combination, PubCo’s ownership, on a fully dilutive basis, will be as follows: (1) PubCo’s public stockholders will own approximately 34.8% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 6.2% of the voting power of PubCo); (2) the Sponsor will own approximately 16.4% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 3.1% of the voting power of PubCo); and (3) BT Assets will own approximately 48.7% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class V common stock, which will be non-economic and represents approximately 90.5% of the voting power in PubCo as the PubCo Class V common stock will carry ten votes per share).

For more information about the Transaction Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Conditions to the Closing

Conditions to Obligations of PubCo, BT Assets, BT HoldCo and BT OpCo to Consummate the Business Combination. The obligations of PubCo, BT Assets, BT HoldCo and BT OpCo to consummate the business combination, or to cause the same to be consummated, are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the PubCo Stockholder Approval shall have been obtained;

•

specified regulatory approvals shall have been obtained or the applicable waiting period shall have expired or been terminated, and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the business combination under any anti-trust laws shall have expired or been terminated;

•

no Governmental Authority of competent jurisdiction shall have issued or entered any order, injunction, judgment, law or similar determination, and no law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the business combination;

•	the Pre-Closing Restructuring shall have been consummated prior to the Closing in all material respects;

•	the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) shall be no less than the PubCo Minimum Cash immediately prior to the Closing;

•

as of immediately prior to Closing, (i) for states in which BT OpCo holds a money transmitter license and in which regulatory consent to a change of ownership/control is required as a result of the transactions contemplated by the Transaction Agreement, BT OpCo will have (x) notified the relevant regulator, and PubCo and its directors, executive officers and affiliates will have reasonably cooperated with the submission of information required with such notice and other required submissions, of any change of ownership/control at least 30 days in advance of Closing and (y) regulators of states representing no more than 20% of the BT Entities’ total revenue will have expressly denied to consent to any such change of ownership/control resulting from the transactions contemplated by the Transaction Agreement other than as a result of the failure of PubCo and its directors, executive officers and affiliates to reasonably cooperate with the submission of information required with such notice and other required submissions, which denial is not curable within 45 days of receipt of such denial, and (ii) for all other states in which BT OpCo conducts business, the BT Entities shall have not failed to file applications for money transmitter licenses (or similar licenses) if such states representing more than 20% of the BT Entities’ total revenue (on an annualized basis based on the average monthly revenue for the three months prior to the date of the Transaction Agreement) notify the BT Entities in writing prior to seven days in advance of Closing that a money transmitter license (or similar license) is required; and

•	the PubCo Class A common stock shall have been approved for listing on Nasdaq.

Conditions to Obligations of PubCo to Consummate the Business Combination. The obligations of PubCo to consummate the business combination, or to cause the same to be consummated, are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by PubCo:

•

(i) the representations and warranties contained in Section 3.1 (Company Organization), Section 3.3 (Due Authorization) and Section 3.24 (Brokers’ Fees) of the Transaction Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) the representation and warranty in Section 3.6 (Capitalization) of the Transaction Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (iii) each of the other representations and warranties of the BT OpCo and BT Assets and their respective subsidiaries contained in the Transaction Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “BT Material Adverse Effect” (as defined in the Transaction Agreement) or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a BT Material Adverse Effect;

•	each of the covenants of the BT Entities and their respective subsidiaries to be performed as of or prior to the Closing shall have been performed in all material respects;

•	there shall not have occurred any BT Material Adverse Effect;

•	as of immediately prior to Closing, PubCo shall have net tangible assets of at least $5,000,001; and

•	PubCo shall have received each of the agreements, instruments, certificates, and other documents that are required to be delivered at or prior to the Closing pursuant to the Transaction Agreement.

Conditions to Obligations of BT Assets and BT HoldCo and BT OpCo to Consummate the Business Combination. The obligations of BT Assets, BT HoldCo and BT OpCo and PubCo to consummate the business combination, or to cause the same to be consummated, are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BT Assets, BT HoldCo and BT OpCo:

•

(i) the representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account) and Section 5.20 (Brokers’ Fees) of the Transaction Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) the representation and warranty in Section 5.5 (Capitalization) of the Transaction Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing

Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (iii) each of the other representations and warranties of PubCo contained in the Transaction Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “PubCo Material Adverse Effect” (as defined in the Transaction Agreement) or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speak as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a PubCo Material Adverse Effect;

•	each of the covenants of PubCo to be performed as of or prior to the Closing shall have been performed in all material respects; and

•	BT Assets shall have received each of the agreements, instruments, certificates, and other documents that are required to be delivered at or prior to the Closing pursuant to the Transaction Agreement.

Regulatory Matters

BT OpCo operates in the U.S. and Canada in a complex and rapidly evolving regulatory environment and are subject to a wide range of laws, rules and regulations enacted by U.S. and Canadian federal, state, provincial, and local governments and regulatory authorities. At a high-level, this evolving regulatory environment currently is characterized by a heightened focus by regulators on the cryptocurrency industry and countering terrorist financing and anti-money laundering. The scope of laws, rules, and regulations that can impact BT OpCo’s business, including many laws, rules, and regulations that were enacted prior to the creation of the digital financial system, are expansive and include certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, and securities and commodities regulation, as well as bespoke cryptocurrency laws that have been adopted in some jurisdictions. Notwithstanding the applicability of the above described regulatory framework, currently BT OpCo is not supervised or examined by any banking, securities or commodities regulator such as the Office of the Comptroller of the Currency, the Office of the Superintendent of Financial Institutions, the Securities and Exchange Commission, or the Commodity Futures Trading Commission.

BT OpCo monitors changes to the regulatory environment closely and invests significant resources in our legal and compliance teams (comprised of 13 individuals with almost 100 years of collective experience in addition to several contractor support resources) to ensure that it is able to design and maintain appropriate compliance systems and practices. BT OpCo compliance personnel costs are approximately $2.0 million annually. Substantially all of BT OpCo’s operating costs with respect to regulation and compliance is correlated with its transaction volumes, and mainly driven by payroll to employ a growing number of personnel to support the expansion of BT OpCo’s business.

BT OpCo currently operates in states where it has obtained the requisite licenses to the extent that the laws and regulations of such states clearly indicate that a license is required or where state regulators have advised BT OpCo that it needs a license to operate, and also operates in jurisdictions where it does not believe it is required, or has been informed by the relevant jurisdiction that it is not required, to obtain money transmitter licenses or any other licenses. The complexity and evolving nature of BT OpCo’s business and the significant uncertainty surrounding the regulation of the digital financial system and related industries requires BT OpCo to exercise judgment as to whether certain laws, rules, and regulations apply to it, and it is possible that regulators may disagree with its conclusions. New or changing laws and regulations, including changes to their interpretation or implementation, as well as BT OpCo’s failure to appreciate that the laws and regulations apply to its business, could have a material adverse impact on its business, results of operations, and financial condition. For more information about, see “Business of Bitcoin Depot — Governmental Regulation.”

Related Agreements

PubCo Amended and Restated Charter

Pursuant to the terms of the Transaction Agreement, the PubCo Amended and Restated Charter will be the certificate of incorporation of PubCo following the Closing, which will, among other things, provide for six classes of stock, (i) the PubCo Class A common stock, which represents the current outstanding shares of PubCo common stock held by the public stockholders of PubCo and which will be issued to (a) Sponsor in connection with the conversion of Sponsor’s PubCo Class B common stock and (b) persons who may enter into written agreements with PubCo, BT HoldCo or BT OpCo in connection with the Incentive Issuances, if any, (ii) the PubCo Class B common stock, which is currently held by Sponsor and which will convert into shares of PubCo Class A common stock and PubCo Class E common stock in connection with the Closing, (iii) the PubCo Class E common stock, which will be subdivided into PubCo Class E-1 common stock, PubCo Class E-2 common stock and PubCo Class E-3 common stock and are subject to conversion into shares of PubCo Class A common stock upon achievement of milestones for the per share price of PubCo Class A common stock during the applicable earn-out period agreed to by the parties, and any such shares of PubCo Class E common stock that are not converted into shares of PubCo Class A common stock will be cancelled upon the expiration of the applicable earn-out periods, (iv) the PubCo Class M common stock, none of which will be issued and outstanding at Closing, (v) the PubCo Class O common stock, none of which will be issued and outstanding at Closing and (vi) the PubCo Class V common stock, which will be issued to BT Assets in connection with the Closing. For more information about the amendments to the Existing Charter, see section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — PubCo Amended and Restated Charter.”

BT HoldCo Amended and Restated Limited Liability Company Agreement

Following the Closing, PubCo will operate its business through BT OpCo, a wholly owned subsidiary of BT HoldCo, and BT OpCo’s subsidiaries. At the Closing, BT HoldCo, PubCo and BT Assets will enter into the BT HoldCo Amended and Restated Limited Liability Company Agreement, which will set forth, among other things, the rights and obligations of the holders of BT HoldCo’s Common and Preferred Units and the manager of BT HoldCo. For more information about the BT HoldCo Amended and Restated Limited Liability Company Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — BT HoldCo Amended and Restated Limited Liability Company Agreement.”

Amended and Restated Registration Rights Agreement

At the Closing, PubCo, Sponsor, BT Assets and the other parties signatory thereto will enter into the Amended and Restated Registration Rights Agreement, which will amend and restate the Registration Rights Agreement, dated as of February 24, 2022, by and among PubCo, Sponsor and the other holders party thereto. Pursuant to the Amended and Restated Registration Rights Agreement, PubCo will agree to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 45 days following Closing and the Sponsor and BT Assets, and other holder parties thereto, will be granted certain customary registration rights with respect to the securities of PubCo. For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Tax Receivable Agreement

At the Closing, PubCo will enter into a Tax Receivable Agreement with BT HoldCo and the TRA Holder. Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that PubCo realizes, or in certain circumstances is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

•

existing tax basis in certain assets of BT HoldCo and BT OpCo., including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by PubCo at the Closing and thereafter in accordance with the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•

tax basis adjustments resulting from PubCo’s acquisition of BT HoldCo Common Units from the TRA Holder at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by PubCo under the Tax Receivable Agreement);

•	disproportionate tax-related allocations as a result of Section 704(c) of the Code; and

•	tax deductions in respect of interest payments deemed to be made by PubCo in connection with the Tax Receivable Agreement.

For more information about the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Sponsor Agreement

PubCo has entered into the Sponsor Agreement with Sponsor and BT Assets (as amended by the First Amendment to Sponsor Agreement, dated as of June 7, 2023 the “Sponsor Agreement”), pursuant to which Sponsor agreed to vote in favor of the Proposals, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Sponsor also agreed to (a) waive certain anti-dilution protections it may be entitled to under PubCo’s organizational documents or otherwise, (b) certain transfer restrictions on any PubCo common stock and PubCo warrants, PubCo rights or other equity interests of PubCo owned by Sponsor, (c) not to approve any business combination other than a business combination with BT Assets, its stockholders and their respective affiliates and representatives.

In connection with the Transaction Agreement, at BT Assets’ sole discretion subject to reasonable consultation with PubCo, PubCo will (a) issue up to an additional 4,740,000 shares of newly issued PubCo Class A common stock (such 4,740,000 shares of PubCo Class A common stock, the “Potential Issuances”), in the aggregate, (a) to Persons who are entering into written agreements with PubCo or the Company to (i) invest in PIPE Subscriptions, (ii) provide an Equity Line, (iii) agree to not redeem any PubCo Common Stock beneficially owned by such Person or its Affiliates pursuant to the PubCo Governing Documents in connection with the transactions contemplated by the Transaction Agreement (including, the Voting and Non-Redemption Agreements and the Non-Redemption Agreements) or (iv) provide debt financing to PubCo or the Company in connection with the transactions contemplated by the Transaction Agreement (collectively, the “Incentive Issuances”) and (b) as part of the equity portion of the BitAccess Payment Amount (the “BitAccess Payment Issuances”), and/or (y) pay cash under the terms of the Non-Redemption Agreements (the “Cash Payments” and, together with the Incentive Issuances, the “Incentive Payments”). Any Incentive Issuances shall be subject to and conditioned upon the Closing (and, for the avoidance of doubt, any BitAccess Payment Issuances shall occur following the Closing). In connection with the Incentive Payments and the BitAccess Payment Issuances, Sponsor shall irrevocably forfeit and surrender to PubCo up to an aggregate number of shares of PubCo Class B common stock for cancellation by PubCo (such forfeited and cancelled shares, the “Forfeited Sponsor Shares”) equal to the lesser of 1,580,000 and the sum of (a) in respect of any Cash Payments, the product of one-third multiplied by the aggregate amount of such Cash Payments divided by the Redemption Price (as defined in the Amended and Restated Certificate of Incorporation of PubCo), plus (b) in respect of any Incentive Issuances, (i) the product of one-third multiplied by the aggregate number of Non-Redemption Bonus Shares (as defined in the applicable Non-Redemption Agreement), plus (ii) the aggregate number of shares issuable in any Share

Issuances (as defined in the Voting and Non-Redemption Agreements) in connection with the Initial Extension (as defined in the Voting and Non-Redemption Agreements), plus (iii) in the event of any Monthly Extension(s) (as defined in the Voting and Non-Redemption Agreements) after the Initial Extension, (1) to the extent the Closing has not occurred by June 30, 2023, as a result of the failure to satisfy any of the conditions to Closing set forth in Article 9 of the Transaction Agreement, which such failure was primarily caused (directly or indirectly) by any action or inaction by the BT Companies or their respective Representatives, the product of 50% multiplied by the aggregate number of shares issuable in any Share Issuances in connection with each such Monthly Extension or (2) to the extent the Closing has not occurred by June 30, 2023, for any other reason, the aggregate number of shares issuable in any Share Issuances in connection with each such Monthly Extension, plus (c) the product of one-third multiplied by the number of shares of PubCo Class A Common Stock payable as part of the BitAccess Payment Amount contemplated by Section 6.8 of the Transaction Agreement. If Potential Issuances minus Incentive Issuances is greater than zero, then, at BT Assets’ sole discretion, PubCo may use a number of shares equal to two-thirds of such difference for (x) the Incentive Equity Plan, (y) the Phantom Equity Non-Cash Consideration, and (z) the equity portion of the BT Transaction Bonus Payments (which shares may be subject to the Incentive Equity Plan). The GSR Entities and BT Assets shall use commercially reasonable efforts to structure any Incentive Payments and Forfeited Sponsor Shares in a tax-efficient manner.

In addition, in the event the Minimum Condition PubCo Available Cash at Closing is less than $16,000,000 (the “Net Proceeds Threshold”), for each $1 the Minimum Condition PubCo Available Cash is below the Net Proceeds Threshold, one-tenth of a share of PubCo Class B Common Stock (collectively, the “Cash Shortfall Forfeited Shares”), shall be converted at the Closing, on a one-to-one basis, into one-tenth of a share of PubCo Class E Common Stock and shall be subject to the conversion and forfeiture in accordance with the Sponsor Agreement, with (x) one-third (1/3) of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-1 Common Stock, (y) one-third (1/3) of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-2 Common Stock and (z) one-third (1/3) of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-3 Common Stock (and any rounding applied first to the conversion to PubCo Class E-3 Common Stock and second to the conversion to PubCo Class E-2 Common Stock); provided, that any fractional shares of PubCo Class B Common Stock resulting from the calculation of the Cash Shortfall Forfeited Shares in accordance with the foregoing shall be rounded up to the nearest whole share of PubCo Class B Common Stock.

Notwithstanding the above, each share of PubCo Class E Common Stock Sponsor is entitled to receive in accordance with the Sponsor Agreement that remains issued and outstanding and has not previously been forfeited by Sponsor, if any, as of the conversion of all of the issued and outstanding Preferred Units into Common Units in accordance with the BT HoldCo Amended and Restated Limited Liability Company Agreement shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock.

For more information about the Sponsor Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement.”

Non-Redemption Agreements

PubCo entered or may enter into Non-Redemption Agreements with the Non-Redeeming Stockholders. Pursuant to the terms of the Non-Redemption Agreement, each Non-Redeeming Stockholder agreed or will agree, at PubCo’s election, to either not redeem or to reverse any previously submitted redemption request with respect to the Non-Redeemed Shares, beneficially owned by such Non-Redeeming Stockholder. In consideration of the Non-Redeeming Stockholder’s commitment to not redeem the Non-Redeemed Shares, the Company has agreed, upon the closing of the business combination, to either (i) pay such Non-Redeeming Stockholder a cash fee equivalent to the applicable amount of PubCo Class A common stock beneficially held by the Non-Redeeming Stockholder, being equal to 3.33 times the Committed Shares multiplied by the per share redemption price, minus a number of Committed Shares multiplied by the redemption price per share, or (ii) grant such Non-Redeeming Stockholder a number of PubCo Class A common stock equivalent to 2.33 times the applicable Non-Redeemed Shares. Pursuant to the Non-Redemption Agreements, the Non-Redeeming Stockholders have agreed not to request redemption of up to an aggregate of 2,232,697 Non-Redeemed Shares. Such Non-Redeeming Stockholder receiving Bonus Shares is entitled to the registration rights set forth in the Amended and Restated Registration Right Agreement to be entered into at the time of the Closing of the business combination with respect to the Bonus Shares. For more information about the Non-Redemption Agreements, see the sections entitled “Risk Factors — Risks Related to GSRM and the Business Combination — To the extent permitted by applicable law, Sponsor and/or their affiliates may engage in activities that may influence the vote on the business combination and reduce the public “float” of PubCo Class A common stock” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Non-Redemption Agreements.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of PubCo’s board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Sponsor and certain of PubCo’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. PubCo’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that Sponsor has agreed not to redeem any shares of PubCo Class A common stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that Sponsor will benefit from the completion of a business combination and may have an incentive to complete an acquisition of a less favorable target company or on terms less favorable to PubCo stockholders rather than liquidate PubCo;

•

the fact that Sponsor paid an aggregate of $25,000 for 7,906,250 shares of PubCo Class B common stock and such securities may have a higher value at the time of the business combination, estimated at approximately $82.2 million based on the closing price of $10.40 per public share on Nasdaq on May 30, 2023 and, as a result, Sponsor and its affiliates can earn a positive rate of return on their investment even if other PubCo stockholders experience a negative rate of return;

•

the fact that Sponsor paid an aggregate of $12,223,750 for the 12,223,750 PubCo private placement warrants currently owned by Sponsor (which warrants had an aggregate market value of approximately $1.1 million based on the closing price of $0.09 per PubCo public warrant on Nasdaq on May 30, 2023), and such warrants will expire worthless if an initial business combination is not consummated by July 1, 2023 (unless extended in accordance with the Extension Procedures);

•	the fact that the Amended and Restated Registration Rights Agreement will be entered into by Sponsor;

•

the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to PubCo in an aggregate amount of up to $1,500,000 may be converted into additional private placement warrants, at a price of $1.00 per warrant, none of which are outstanding as of the date of this filing;

•	the right of Sponsor to hold shares of PubCo Class A common stock following the business combination, subject to the Lock-up Period;

•

the continued indemnification of PubCo’s existing directors and officers and the continuation of PubCo’s directors’ and officers’ liability insurance after the business combination (i.e., a “tail policy”);

•

the fact that Sponsor and PubCo’s officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities undertaken on PubCo’s behalf, such as identifying potential partner businesses and performing due diligence on suitable initial business combination targets;

•

the fact that while Sponsor, executive officers and directors of PubCo, or any of their respective affiliates may incur out of pocket expenses in connection with the Transaction, such out of pocket expenses are repaid periodically by PubCo and are not contingent on the closing of a business combination;

•	the fact that Sponsor owes transaction fees that are not contingent upon the closing of the business combination, which, as of May 31, 2023, totaled $8.5 million;

•	the fact that PubCo may be entitled to distribute or pay over funds held by PubCo outside the Trust Account to Sponsor or any of its affiliates prior to the Closing; and
•

the fact that Sponsor may receive, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock pursuant to the Transaction Agreement under minimum redemption scenario and 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario, as more particularly set forth therein.

An additional potential conflict of interest between the PubCo stockholders and its directors and officers is that the PubCo Existing Charter waives the corporate opportunities doctrine, which would allow the directors and officers of PubCo to pursue opportunities that may have been suitable for PubCo. While the corporate opportunities doctrine has been waived in the PubCo Existing Charter, neither the principals of Sponsor nor any PubCo directors or officers have taken an opportunity that could have been pursued by PubCo since the formation of PubCo and the waiver did not have an impact on PubCo’s search for a potential business combination target. For a further discussion of the interests of Sponsor and PubCo’s directors and officers in the business combination, see “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Reasons for the Approval of the Business Combination

PubCo’s board of directors listened to and reviewed a presentation provided by the PubCo management in order to determine that the consideration to be paid to Bitcoin Depot was fair and that the business combination was in the best interests of PubCo’s stockholders.

The presentation provided to the board of directors was primarily derived from due diligence that PubCo management conducted of Bitcoin Depot that included:

•	Review of Bitcoin Depot’s historical financials and projected financials;

•	Bitcoin Depot’s customer contracts;

•	Bitcoin Depot’s existing debt financing agreements;

•	Bitcoin Depot’s compliance policies and systems;

•	Discussions with Bitcoin Depot management;

•	Discussions with investment professionals in the ATM, payments and cryptocurrency industries;

•	Management presentation materials from Bitcoin Depot;

•	Financial data of public companies that are comparable to Bitcoin Depot; and

•	Discussions with and opinion of PubCo’s fairness opinion advisor.

The presentation to the PubCo board of directors included certain qualitative and quantitative evaluations, although not weighted or in any order of significance, made by the PubCo management team regarding Bitcoin Depot in order to enable its board of directors to ascertain the reasonableness of the consideration being paid. Individual members of the PubCo board of directors may have given different weight to different factors.

For a more complete description of PubCo’s board of directors’ reasons for the approval of the business combination and their recommendation, see the section entitled “Proposal No. 1 — The Business Combination Proposal — PubCo’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under the Existing Organizational Documents, holders of PubCo Class A common stock may elect to have their shares redeemed for cash at the applicable redemption price per share, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, including interest (which amount shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the total number of PubCo Class A common stock included as part of the units sold in the IPO and which remain outstanding, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); provided that PubCo will not redeem any public shares to the extent that such redemption would result in PubCo having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of March 31, 2023, this would have amounted to approximately $10.38 per share. Under the Existing Organizational Documents, in connection with an initial business combination, a public stockholder, together with any affiliate of his, her or it, or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its PubCo Class A common stock for cash and will no longer own the PubCo Class A common stock redeemed. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and tenders its shares (either physically or electronically) to PubCo’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of PubCo Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both PubCo public shares and PubCo public warrants may redeem its public shares but retain the PubCo public warrants, which if the business combination closes, will become warrants of PubCo.

Organizational Structure

The following diagram, which is subject to change based upon any redemptions by current PubCo stockholders of public shares in connection with the business combination and no Incentive Issuances, illustrates the expected ownership structure of PubCo immediately following the Closing, on a fully dilutive basis. The ownership in PubCo and BT HoldCo described below assumes minimum redemptions of shares of PubCo Class A common stock in connection with the business combination.

Immediate Post-Closing Upper-Tier Structure

(1)

BT Assets, Inc. will also be the holder of BT HoldCo’s Preferred Units. See the section of this proxy statement entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — BT HoldCo Amended and Restated Limited Liability Company Agreement.

Board of Directors of PubCo Following the Business Combination

Upon the Closing, the PubCo board of directors will include seven directors, (i) two of which shall be designated by the Sponsor, and (ii) five of which shall be designated by BT Assets prior to the Closing.

Upon completion of the business combination, Brandon Mintz, through his wholly-owned subsidiary, BT Assets (the “Controlling Holder”) will indirectly control a majority of the combined voting power of all classes of PubCo’s outstanding voting shares and will have the ability to influence the election of its board of directors. As a result, PubCo expects to be a controlled company within the meaning of the Nasdaq corporate governance standards, and after the Closing plans to take advantage of the exemptions from the Nasdaq corporate governance requirements that (i) the compensation committee be composed entirely of independent directors and (ii) director nominees must either be selected, or recommended for the board of directors’ selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating and corporate governance committee comprised solely of independent directors. PubCo may in the future also rely on the other exemptions so long as it qualifies as a controlled company.

Accounting Treatment

The business combination will be accounted for as a common control transaction and reverse recapitalization in accordance with GAAP, as BT Assets controls BT OpCo both before and after the transactions. BT OpCo is determined to be the predecessor and the combined pro forma information represents a continuation of BT OpCo’s balance sheet and statement of operations, reflective of the recapitalization of the business combination.

Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of BT HoldCo, and indirectly, its subsidiaries, issuing stock for the net assets of PubCo, accompanied by a recapitalization as a common control transaction. The net assets of PubCo will be stated at fair value (which is expected to approximate historical cost), with no goodwill or other intangible assets recorded.

Appraisal Rights

Under Section 262 of the DGCL, the holders of PubCo public shares will not have appraisal rights in connection with the business combination. Holders of public shares should consult their Delaware legal counsel regarding their rights under the DGCL.

Extension Amendment and Trust Amendment

On May 3, 2023 PubCo filed a definitive proxy statement with the SEC in connection with a special meeting of PubCo’s stockholders held on May 25, 2023 (the “Extension Special Meeting”), where PubCo stockholders approved the Extension Amendment and the Trust Amendment. For additional information, see the section entitled “Extension Amendment and Trust Amendment.”

Other Proposals

In addition to the Business Combination Proposal, PubCo stockholders will be asked to vote on:

•

a proposal to approve and adopt the Proposed Charter, in the form attached to this proxy statement as Annex B, which if approved, and assuming the Business Combination Proposal and the Nasdaq Proposal are approved, will take effect upon the Closing of the business combination;

•

proposals, on a non-binding advisory basis, approving certain material differences between PubCo’s Existing Charter and the Proposed Charter, which are being presented separately in accordance with the requirements of the SEC as four different sub-proposals;

•	a proposal to approve the issuance of shares of PubCo in connection with the business combination pursuant to applicable Nasdaq listing rules;

•	a proposal to approve and adopt the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan in the form mutually agreed upon among BT OpCo, BT Assets and PubCo and attached hereto as Annex H; and

•

a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal.

For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Charter Proposal,” “Proposal No. 3 — The Advisory Governance Proposals,” “Proposal No. 4 — The Nasdaq Proposal,” “Proposal No. 5 — The Incentive Equity Plan Proposal” and “Proposal No. 6 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held at 10:00 a.m., Eastern Daylight Time, on June 28, 2023, via a live webcast available at https://www.cstproxy.com/gsrmet/2023, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of PubCo Class A common stock or PubCo Class B common stock at the close of business on June 1, 2023, which is the record date for the special meeting. You are entitled to one vote for each share of PubCo Class A common stock or PubCo Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 15,048,269 shares of PubCo Class A common stock and PubCo Class B common stock outstanding in the aggregate, of which 7,906,250 are held by Sponsor and PubCo’s independent directors.

Proxy Solicitation

Proxies may be solicited by mail. PubCo has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of PubCo Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of PubCo stockholders is necessary to hold a valid meeting, and a quorum will be present at the meeting if the holders of shares of outstanding PubCo common stock representing a majority of the voting power of all outstanding shares of PubCo common stock entitled to vote at the special meeting are present, represented in person or by proxy, at the special meeting. Abstentions will be counted as present for the purpose of determining the existence quorum at the special meeting. Broker non-votes will not be counted as present for the purpose of determining the existence of a quorum at the special meeting.

Approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of PubCo common stock that are voted at the special meeting. Approval of the Charter Proposal will require (1) the affirmative vote of a majority of the outstanding shares of PubCo common stock entitled to vote thereon and (2) the affirmative vote of a majority of the outstanding shares of PubCo Class A common stock, voting separately as a single class. Each of the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal will require a majority of the votes cast by the PubCo stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. In accordance with SEC guidance, the Advisory Governance Proposals are being presented separately and will be voted upon on a non-binding advisory basis.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposal. Further, for purposes of approval, an abstention will have the same effect as a vote “AGAINST” the Charter Proposal, but will have no effect on any other Proposal.

Recommendation to PubCo Stockholders

PubCo’s board of directors believes that each of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal is in the best interests of PubCo and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting.

When you consider the recommendation of the board of directors in favor of approval of the Proposals, you should keep in mind that Sponsor, members of the board of directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Emerging Growth Company

Each of BT OpCo and PubCo is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and they may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PubCo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies. PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may limit comparability of PubCo’s financial statements with certain other public companies because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) ending after the fifth anniversary of the closing of the business combination, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo’s common equity that is held by non-affiliates equals or exceeds $700 million as of the prior June 30th; and (ii) the date on which PubCo has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Such risks include, but are not limited to:

Risks related to Bitcoin Depot’s business and industry, including that:

•

Bitcoin Depot’s transaction volume may be partially dependent on the prices of Bitcoin we make available via its services, which can be volatile. If such prices decline, the volume of user transactions could decrease and Bitcoin Depot’s business, operating results, and financial condition would be adversely affected.

•

Bitcoin Depot’s long-term success depends on its ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and, if Bitcoin Depot is not able to implement successful enhancements and new features for its products and services, Bitcoin Depot’s business, operating results and financial condition could be materially and adversely affected.

•	Converting cash into Bitcoin (and vice versa) involves risks, which could result in loss of user assets, user disputes and other liabilities, which could adversely impact our business.

•

Any significant disruption in Bitcoin Depot’s kiosks or software, in its information technology systems, or in any of the blockchain networks related to Bitcoin Depot’s business, could result in a loss of users or funds and adversely impact its brand and reputation and its business, operating results, and financial condition.

Risks related to government regulation and privacy matters, including that:

•	Any failure to obtain or maintain necessary money transmission registrations and licenses could adversely affect Bitcoin Depot’s operations.

•

Bitcoin Depot is subject to an extensive and highly-evolving regulatory landscape and any adverse changes to, or its failure to comply with, any laws, rules and regulations could adversely affect Bitcoin Depot’s brand, reputation, business, operating results, and financial condition.

Risks related to Bitcoin Depot’s third parties, including that:

•

Many of Bitcoin Depot’s kiosks and key components to these kiosks are procured from a single or limited number of suppliers. Thus, Bitcoin Depot is at risk of shortage, price increases, tariffs, changes, delay, or discontinuation of these kiosks or components, which could disrupt and materially and adversely affect our business.

•

A substantial portion of Bitcoin Depot’s kiosks are placed with a small number of retailers today. The expiration, termination or renegotiation of any of these contracts with its top retail partners, or if one or more of its top retail partners were to cease doing business with Bitcoin Depot, or substantially reduce its dealings with Bitcoin Depot, could cause its revenues to decline significantly and its business, financial condition and results of operations could be adversely impacted.

Risks related to Bitcoin Depot’s management and employees, including that:

•	Bitcoin Depot’s management team has limited experience managing a public company.

•

The loss of one or more of Bitcoin Depot’s key personnel, or its failure to attract and retain other highly qualified personnel in the future, could adversely impact its business, operating results, and financial condition.

•

Bitcoin Depot’s officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in cryptocurrency, entities, and other initiatives and cryptocurrency-related businesses, which could adversely affect its business and reputation.

Risks related to PubCo’s organizational structure and the Tax Receivable Agreement, including that:

•

Following the Closing, PubCo will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, will qualify for, and will and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

•

PubCo will be required to make payments to BT Assets, as the TRA Holder, under the Tax Receivable Agreement for certain Tax Attributes, and no such payments will be made to any party other than the TRA Holder. The amounts of such payments could be significant.

Risks related to our PubCo Class A common stock, including that:

•

The class structure of PubCo’s common stock will have the effect of concentrating voting control within Brandon Mintz and his affiliates (including BT Assets); this will limit or preclude your ability to influence corporate matters.

•

A significant portion of PubCo’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This, as well as other future sales of its PubCo Class A common stock in the public market, or the perception that any such sales may occur, could cause the market price of PubCo Class A common stock to drop significantly, even if PubCo’s business is doing well, and any additional capital raised by PubCo through the sale of equity or convertible securities may dilute your ownership in us.

Risks related to GSRM and the business combination, including that:

•

Sponsor, GSRM’s directors and officers and the BT Entities’ managing member, directors and managers, as applicable, and officers may each have interests in the business combination different from the interests of public GSRM stockholders.

•	Sponsor has agreed to vote in favor of the business combination, regardless of how public GSRM stockholders vote.

•

GSRM does not have a specified maximum redemption threshold. Redemptions by public GSRM stockholders may make it more difficult for GSRM to complete the business combination as contemplated, or make it more difficult for PubCo to operate successfully following completion.

•

If third parties bring claims against GSRM, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share, the offering price per unit in the IPO.

•	The BT Entities and GSRM will incur significant transaction costs in connection with the business combination.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BT OPCO

The following table shows summary historical financial information of BT OpCo for the periods and as of the dates indicated.

The summary historical financial information of BT OpCo as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, was derived from the unaudited consolidated historical financial statements of BT OpCo included elsewhere in this proxy statement. The summary historical financial information of BT OpCo as of and for the years ended December 31, 2022, 2021, and 2020 was derived from the audited consolidated historical financial statements of BT OpCo included elsewhere in this proxy statement.

The following summary historical financial information should be read together with the financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bitcoin Depot” appearing elsewhere in this proxy statement. The summary historical financial information in this section is not intended to replace BT OpCo’s financial statements and the related notes. BT OpCo’s historical results are not necessarily indicative of BT OpCo’s future results.

As explained elsewhere in this proxy statement, the financial information contained in this section relates to BT OpCo, prior to and without giving pro forma effect to the impact of the business combination and, as a result, the results reflected in this section may not be indicative of the results of the combined company going forward.

Statement of Operations Data

	For the three months ended March 31,		For the year ended December 31,
(in thousands, except for share data)	2023	2022	2022	2021	2020
Net sales	$163,603	$154,524	$646,830	$548,980	$245,131
Total costs and expenses	154,931	153,759	630,308	535,132	230,319

Income (loss) from operations	8,672	765	16,522	13,848	14,812
Other income (expense)
Interest expense	(2,947)	(3,097)	(12,318)	(8,000)	(731)
Other income (expense)	(115)	102	118	(98)	324
Loss on foreign currency transactions	(148)	(832)	(380)	—	—
Income tax benefit (expense)	622	(311)	(395)	171	—
Consolidated net income	6,084	(3,373)	3,547	5,921	14,405
Net loss attributable to noncontrolling interest	(208)	(61)	(433)	(21)	—

Net income attributable to Lux Vending, LLC	$6,292	$(3,312)	$3,980	$5,942	$14,405

Statement of Cash Flows Data

	For the three months ended March 31,		For the year ended December 31,
(in thousands, except for share data)	2023	2022	2022	2021	2020
Net cash provided by operating activities	$10,010	$1,644	$31,255	$23,283	$18,276
Net cash used in investing activities	$—	$(372)	$(3,110)	$(19,321)	$(1,377)
Net cash (used in) provided by financing activities	$(5,886)	$(4,534)	$(28,542)	$(7,018)	$17,664
Effect of exchange rate changes on cash and cash equivalents	$—	$29	$(91)	$(69)	$—

Balance Sheet Data

Balance Sheet Data
(in thousands)	As of March 31, 2023	As of December 31, 2022	As of December 31, 2021
Total assets	$96,273	$93,401	$108,331
Total liabilities	$81,059	$83,957	$89,355
Total member’s equity	$15,214	$9,444	$18,976
Total liabilities and member’s equity	$96,273	$93,401	$108,331

SUMMARY HISTORICAL FINANCIAL INFORMATION OF PUBCO

The following table shows summary historical financial information of PubCo for the periods and as of the dates indicated.

The summary historical financial information of PubCo as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, was derived from the unaudited consolidated historical financial statements of PubCo included elsewhere in this proxy statement. The summary historical financial information of PubCo as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and period from October 14, 2021 (inception) through December 31, 2021, was derived from the audited consolidated historical financial statements of PubCo included elsewhere in this proxy statement.

The following summary historical financial information should be read together with the financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSR II Meteora Acquisition Corp.” appearing elsewhere in this proxy statement. The summary historical financial information in this section is not intended to replace PubCo’s financial statements and the related notes. PubCo’s historical results are not necessarily indicative of PubCo’s future results.

As explained elsewhere in this proxy statement, the financial information contained in this section relates to PubCo, prior to and without giving pro forma effect to the impact of the business combination and, as a result, the results reflected in this section may not be indicative of the results of the combined company going forward.

Statement of Operations Data

	For the three months ended March 31,		For the year ended December 31,	For the period from October 14, 2021 (inception) through December 31, 2021
(in thousands, except for share data)	2023	2022	2022	2021
Total costs and expenses	$2,125	$212	$5,279	$11

Income (loss) from operations	(2,125)	(212)	(5,279)	(11)
Other income (expense)
Change in value of investments held in Trust Account	3,089	(227)	4,442	—
Income tax expense	(638)	—	(891)	—

Net income (loss)	$326	$(439)	$(1,728)	$(11)

Weighted average shares outstanding of Class A common stock	31,625,000	10,893,056	26,513,014	—

Basic and diluted net income per share, Class A common stock	$0.02	$1.02	$0.20	$—

Weighted average shares outstanding of Class B common stock	7,906,250	7,906,250	7,906,250	7,906,250

Basic and diluted net loss per share, Class B common stock	$(0.05)	$(1.46)	$(0.90)	$(0.00)

Statement of Cash Flows Data

	For the three months ended March 31,		For the year ended December 31,	For the period from October 14, 2021 (inception) through December 31, 2021
(in thousands)	2023	2022	2022	2021
Net cash used in operating activities	$(602)	$(1,088)	$(2,370)	$0
Net cash used in investing activities	$200	$(320,994)	$(320,994)	$—
Net cash provided by financing activities	$—	$323,796	$323,796	$45

Balance Sheet Data

(in thousands)	March 31, 2023	December 31, 2022	As of December 31, 2021
Total assets	$328,854	$326,414	$395
Total liabilities	$6,495	$4,381	$381
Class A ordinary shares subject to possible redemption	$326,647	$324,246	$—
Total stockholders’ equity (deficit)	$(4,288)	$(2,213)	$14

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the business combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The business combination will be accounted for as a common control transaction and reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of BT OpCo issuing stock for the net assets of PubCo, accompanied by a recapitalization (through BT HoldCo). The net assets of PubCo will be stated at fair value (which is expected to approximate historical cost), with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2023 gives pro forma effect to the business combination and related transactions as if they had been consummated on March 31, 2023. The summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2023 and year ended December 31, 2022 give pro forma effect to the business combination and related transactions as if they had been consummated on January 1, 2022.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of PubCo and related notes and the historical financial statements of BT OpCo and related notes included elsewhere in this proxy statement. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the business combination and related transactions, assuming two redemption scenarios as follows:

•

Assuming Minimum Redemptions: this scenario assumes that 24,482,981 shares of PubCo Class A common stock are redeemed for an aggregate payment of $254.2 million (based on the estimated per share redemption price of approximately $10.38 per share) from the Trust Account. This scenario represents the shares redeemed in connection with the Extension Special Meeting (as defined herein).

•

Assuming Maximum Redemptions: this scenario assumes that 28,159,453 shares of PubCo Class A common stock are redeemed for an aggregate payment of approximately $292.3 million (based on the estimated per share redemption price of approximately $10.38 per share) from the Trust Account, which represents the maximum number of shares that may be redeemed without causing the PubCo Minimum Cash condition to the Closing of the business combination to not be satisfied. Assuming the maximum redemptions and that there are no PIPE Subscriptions and no amount has been drawn by PubCo in connection with the Closing under the Equity Line, the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) will be comprised of $11.0 million of PubCo Available Cash, minus the lesser of (i) $3,000,000 and (ii) certain BT Transaction Expenses (as defined in the Transaction Agreement) payable in accordance with the terms of the Transaction Agreement. PubCo Available Cash of $11.0 million comprises the cash held in the Trust Account after giving effect to the PubCo Share Redemptions, less any unpaid PubCo Transaction Expenses (as defined in the Transaction Agreement) of $25.0 million, which allows for no Over the Top Consideration (as defined in the Transaction Agreement) to be paid to BT Assets and Contribution Amount (as defined in the Transaction Agreement) of $11.0 million to be paid to BT OpCo.

The following table is a summary of the calculation of PubCo Available Cash and Minimum Condition PubCo Available Cash under the minimum and maximum redemptions scenarios:

	Assuming Minimum (77%) Redemptions	Assuming Maximum (89%) Redemptions
Cash available in the Trust Account	$328,326	$328,326
Less: PubCo Share Redemption Amount(1)	(254,178)	(292,347)
Less: PubCo Transaction Expenses(1)	(24,979)	(24,979)

PubCo Available Cash(1)	49,169	11,000

Less: BT Transaction Expenses(2)	(3,000)	(3,000)

Minimum Condition PubCo Available Cash(1)	$46,169	$8,000

1)	Refer to Section 1.1 of the Transaction Agreement for the definitions of PubCo Share Redemption Amount, PubCo Transaction Expenses, PubCo Available Cash, and Minimum Condition PubCo Available Cash.
2)	Refer to Section 1.1 which defines BT Transaction expenses to be lesser of $3,000,000 and any amount of the outstanding BT Transaction Expenses.

	Pro Forma Combined (Assuming Minimum (77%) Redemptions)	Pro Forma Combined (Assuming Maximum (89%) Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for Three Months March 31, 2023
Revenue	$163,603	$163,603
Net income	4,737	4,737
Adjusted EBITDA	11,709	11,709
Net loss per common share - Basic and Diluted (Note 3)	$(0.08)	$(0.11)
Weighted-average common shares outstanding - Basic and Diluted (Note 3)	16,938,323	12,461,851
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for Year Ended December 31, 2022
Revenue	$646,830	$646,830
Net loss	$(29,821)	$(30,221)
Adjusted EBITDA	19,970	19,970
Net loss per common share - Basic and Diluted (Note 3)	$(0.60)	$(0.73)
Weighted average common shares outstanding - Basic and Diluted (Note 3)	16,938,323	12,461,851
Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2023
Total assets	$100,842	$83,067
Total liabilities	65,986	64,667
Total equity	34,856	18,400

We believe that pro forma adjusted EBITDA is useful to investors as a means of evaluating operating performance and reflects the EBITDA of PubCo and BT OpCo on a combined basis. Pro forma adjusted EBITDA is a non-GAAP measure, which is in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as alternatives to performance measures derived in accordance with GAAP. Non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies.

We believe these non-GAAP financial measures:

•

reflect the ongoing business of the combined company in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude non-cash items and certain non-recurring items that do not occur regularly as part of the normal activities;

•	provide useful information in understanding and evaluating the underlying sustainable performance of the combined business across periods; and

•	provide a normalized view of the operating performance of the combined business by excluding items that are either noncash or infrequently occurring in nature.

Post transaction, adjusted EBITDA is one of the primary measures management of the combined company will use for planning and budgeting processes, and to monitor and evaluate financial and operating results. Pro forma adjusted EBITDA gives effect to the business combination as if it had been consummated on January 1, 2022.

The table below presents our pro forma adjusted EBITDA reconciled to our pro forma net income/(loss), the closest GAAP measure for the period indicated:

	For the three months ended March 31, 2023		For the year ended December 31, 2022
(in thousands)	Assuming Minimum Redemptions	Assuming Maximum Redemptions	Assuming Minimum Redemptions	Assuming Maximum Redemptions
Pro forma net income (loss)	$4,737	$4,737	$(29,821)	$(30,221)
Adjusted for:
Interest expense	2,413	2,413	9,473	9,473
Income tax (benefit) / expense	(1,125)	(1,125)	(1,525)	(1,125)
Depreciation and amortization	3,255	3,255	20,266	20,266
Stock based compensation	—	—	2,332	2,332
Aggregate Phantom Equity Cash Consideration	—	—	800	800
BT Transaction Bonus Payments	—	—	1,000	1,000
Non-recurring expense(1)	2,429	2,429	17,445	17,445

Adjusted EBITDA	$11,709	$11,709	$19,970	$19,970

1)	Comprised of non-recurring professional service expenses and the expected loss on the reclassification from the noncontrolling interest to liability at fair value as described in adjustment (HH).

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

PubCo

Market Price and Ticker Symbol

The PubCo Class A common stock, the units, the PubCo rights and the PubCo public warrants are currently listed on the Nasdaq under the symbols “GSRM”, “GSRMU”, “GSRMR” and “GSRMW”, respectively.

The closing price of the PubCo Class A common stock, the units, the PubCo rights and the PubCo public warrants on August 24, 2022, the last trading day before announcement of the execution of the Transaction Agreement, was $9.89, $10.02, $1.54 and $0.07, respectively. As of June 1, 2023, the record date for the special meeting, the most recent closing price for each of the PubCo Class A common stock, units, PubCo rights and PubCo public warrants was $10.35, $11.09, $1.38 and $0.09, respectively.

Holders

As of June 1, 2023, the record date, there was one holder of record of PubCo Class A common stock, five holders of record of PubCo Class B common stock, one holder of record of PubCo rights, one holder of record of units and two holders of record of PubCo Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose PubCo Class A common stock, units, PubCo rights and PubCo public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

PubCo has not paid any cash dividends on its common stock to date and does not intend to pay any cash dividends prior to the completion of the business combination.

Following the completion of the business combination, PubCo will be a holding company with no material assets other than its ownership of equity interests in BT HoldCo. As such, PubCo will not have any independent means of generating revenue. However, management of PubCo expects to cause BT HoldCo to make distributions to its members, including PubCo, in an amount at least sufficient to allow PubCo to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay PubCo’s corporate and other overhead expenses.

The payment of cash dividends on shares of PubCo Class A common stock in the future, will be within the discretion of PubCo’s board of directors at such time, and will depend on numerous factors, including:

•	general economic and business conditions;

•	PubCo’s strategic plans and prospects;

•	PubCo’s business and investment opportunities;

•	PubCo’s financial condition and operating results, including its cash position and its net income;

•	working capital requirements and anticipated cash needs;

•	contractual restrictions and obligations, including payment obligations pursuant to the Tax Receivable Agreement and restrictions pursuant to any credit facility; and

•	legal, tax and regulatory restrictions.

BT HoldCo

There is no public market for the equity interests of BT HoldCo.

BT OpCo

There is no public market for the equity interests of BT OpCo.

RISK FACTORS

In addition to the other information contained in this proxy statement, the following risks have the potential to impact the business and operations of GSRM and Bitcoin Depot. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of each of GSRM and Bitcoin Depot and the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements of GSRM and Bitcoin Depot and respective notes to the financial statements included herein. Unless otherwise indicated or the context otherwise requires, references in this “Risk Factors” section to the “Company,” “BT PubCo,” “we,” “our,” “us” and other similar terms refer to Bitcoin Depot Inc. and its consolidated subsidiaries (and each of their respective subsidiaries), after giving effect to the business combination.

Risks Related to Our Business and Industry

Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.

We generate substantially all of our revenue from the cash paid by customers to purchase Bitcoin from our kiosks. The number of user transactions and our transaction volumes may be partially dependent on the prices of Bitcoin, as well as the associated demand for buying, selling and trading Bitcoin, which can be and historically have been volatile. If such prices decline, the number of user transactions or our transaction volumes could decrease. As such, any such declines, or any declines in the price of Bitcoin or market liquidity for cryptocurrency generally, may result in lower total revenue to us. For example, from January 1, 2020 through November 2021, the trading price of Bitcoin appreciated significantly, from a low of approximately $3,800 per Bitcoin in March 2020, to a high of approximately $68,900 per Bitcoin in November 2021 (an all-time-high). Since then, the price of Bitcoin has traded down to approximately $28,500 per Bitcoin as of March 31, 2023. The price and trading volume of any cryptocurrency, including Bitcoin, is subject to significant uncertainty and volatility, depending on a number of factors, including:

•	market conditions of, and overall sentiment towards cryptocurrency;

•	changes in liquidity, market-making volume, and trading activities;

•	trading activities in cryptocurrency, including on other cryptocurrency platforms worldwide, many of which may be unregulated, and may include manipulative activities;

•	investment and trading activities of highly active retail and institutional users, speculators, miners, and investors;

•

the speed and rate at which cryptocurrency is able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, security instrument, or other financial assets worldwide, if at all;

•	changes in user and investor confidence in cryptocurrency and cryptocurrency platforms;

•	negative publicity and events relating to the digital financial system;

•	unpredictable social media coverage or “trending” of, or other rumors and market speculation regarding cryptocurrency;

•	the ability for cryptocurrency to meet user and investor demands;

•	the functionality and utility of cryptocurrency and its associated ecosystems and networks, including cryptocurrency designed for use in various applications;

•	retail user preferences and perceived value of cryptocurrency and cryptocurrency markets;

•	increased competition from other payment services or cryptocurrency for which we do not sell that exhibit better speed, security, scalability, or other characteristics;

•	regulatory or legislative changes and updates affecting the digital financial system;

•	the characterization of cryptocurrency under the laws of various jurisdictions around the world;

•	the adoption of unfavorable taxation policies on cryptocurrency investments by governmental entities;

•	the maintenance, troubleshooting, and development of the blockchain networks underlying cryptocurrency, including by miners, validators and the development community;

•	the ability for cryptocurrency networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

•

legal and regulatory changes affecting the operations of miners and validators of blockchain networks, including limitations and prohibitions on mining activities, or new legislative or regulatory requirements as a result of growing environmental concerns around the use of energy in mining cryptocurrency, including Bitcoin, and other proof-of-work mining activities;

•	ongoing technological viability and security of cryptocurrency and its associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;

•	fees and speed associated with processing cryptocurrency transactions, including on the underlying blockchain networks and on cryptocurrency platforms;

•	financial strength of market participants;

•	the availability and cost of funding and capital;

•	interruptions in service from or failures of major cryptocurrency platforms;

•	availability of an active derivatives market for various cryptocurrencies;

•	availability of banking and payment services to support cryptocurrency-related projects;

•	level of interest rates and inflation;

•	monetary policies of governments, trade restrictions, and fiat currency devaluations; and

•	national, North American and international economic and political conditions.

There is no assurance that any given cryptocurrency will maintain or increase in value or that there will be meaningful transaction volumes from our users. In the event that the price or trading of, or demand for, cryptocurrency declines, our business, operating results, and financial condition would be adversely affected.

Our long-term success depends on our ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business, operating results and financial condition could be materially and adversely affected.

Rapid and significant technological changes continue to confront the industries in which we operate, including developments in digital banking, mobile financial apps, ATMs and BTMs, and point-of-service solutions, as well as developments in cryptocurrency and in tokenization, which replaces sensitive data (e.g., payment card information) with symbols (tokens) to keep the data safe in the event that sensitive data is stolen or viewed by unauthorized third parties.

These new and evolving services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these development efforts in a timely manner or at all. Our ability to develop new and innovative products and services may be inhibited by industry-wide standards, payment networks, existing and future laws and regulations, resistance to change from our users or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and to adapt to technological changes and evolving industry standards. If we are unable to provide enhancements and new features for our products and services or to develop new and innovative products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business, operating results and financial condition would be materially and adversely affected.

We often rely, not only on our own initiatives and innovations, but also on third parties, including some of our competitors, for the development of and access to new technologies and development of a robust market for these new products and technologies. Failure to accurately predict or to respond effectively to developments in our industry may significantly impair our business.

In addition, because our BitAccess software is designed to operate with a variety of systems and devices, we need to continuously modify and enhance our products and services to keep pace with changes in technologies. Any failure of our BitAccess software to continue to operate effectively with new technologies could reduce our growth opportunities, the demand for our products and services, result in dissatisfaction of our users, and materially and adversely affect our business.

Our risk management efforts may not be effective, which could expose us to losses and liability and otherwise harm our business.

We offer payments and other products and services to a large number of users. We have programs designed to vet and monitor these users and the transactions we process for them as part of our risk management efforts, but such programs require continuous improvement and may not be effective in detecting and preventing fraud and illegitimate transactions. When our services are used to process illicit transactions, and we settle those funds to users and are unable to recover them, we suffer losses and liability. Additionally, illicit transactions can also expose us to governmental and regulatory enforcement actions.

The highly automated nature of, and liquidity offered by, our services make us and our users a target for illegal or improper uses, including scams and fraud directed at our users, fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to prevent or mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. Our current business, changing and uncertain economic, geopolitical and regulatory environment, and anticipated domestic and international growth will continue to place significant demands on our risk management and compliance efforts, and we will need to continue developing and improving our existing risk management infrastructure, techniques, and processes.

We maintain insurance policies providing general liability, umbrella and excess liability coverage, each of which has an aggregate limit between $2 million to $5 million, as well as coverage relating to cyber-related incidents, having an aggregate policy limit of approximately $2 million. Typically, these insurance policies have one-year terms, and we are able to apply for term renewal at the end of each calendar year. With respect to termination provisions included in the subject policies, we have the option to terminate each policy by providing notice to the applicable provider and fulfilling our obligation to pay the minimum earned premium due under the applicable policy. While we maintain a program of insurance coverage for various types of liabilities, we may self-insure against certain business risks and expenses where we believe we can adequately self-insure against the anticipated exposure and risk or where insurance is either not available or deemed not cost-effective.

We obtain and process a large amount of sensitive user data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

We obtain and process large amounts of sensitive data, including personal data related to our users and their transactions, such as their names, addresses, social security or tax identification numbers, copies of government-issued identification, facial recognition data (from scanning of photographs for identity verification), bank statements and transaction data. We face risks, including to our reputation, in the handling and protection of this data, and these risks will increase as our business expands, including through our acquisition of, and investment in, other companies and technologies. Federal, state, and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our users’, employees’, and service providers’ personal data.

We have administrative, technical, and physical security measures and controls in place and maintain a robust information security program. However, our security measures, or the security measures of companies we acquire, may be inadequate or breached as a result of third-party action, employee or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or otherwise, and, as a result, someone may be able to obtain unauthorized access to sensitive information, including personal data, on our systems. We could be the target of a cybersecurity incident, which could result in harm to our reputation and financial losses. Additionally, our users have been and could be targeted in cybersecurity incidents like an account takeover, which could result in harm to our reputation and financial losses. Additionally, privacy and data protection laws are evolving, and these laws may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our business practices and products and services. Our future success depends on the reliability and security of our products and services. To the extent that the measures we or any companies we acquire have taken prove to be insufficient or inadequate, or to the extent we discover a security breach suffered by a company we acquire following the closing of such acquisition, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to our reputation, or loss of users. If our own confidential business information or sensitive user information were improperly disclosed, our business could be adversely affected. Additionally, a party who circumvents our security measures could, among other effects, appropriate user information or other proprietary data, cause interruptions in our operations, or expose users to hacks, viruses, and other disruptions.

We face intense competition, and if we are unable to continue to compete effectively for any reason, our business, financial condition and results of operations could be adversely affected.

The markets in which we compete are highly competitive, and we face a variety of current and potential competitors that may have larger and more established user bases and substantially greater financial, operational, marketing and other resources than we have. The digital financial system is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing user needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to intensify as existing and new competitors introduce new products and services, or enhance existing ones. We compete against a number of companies operating both within the U.S. and abroad, including traditional financial institutions, financial technology companies and brokerage firms that have entered the cryptocurrency market in recent years, digital and mobile payment companies offering overlapping features targeted at our users, and companies focused on cryptocurrency.

The products and services provided by our competitors are differentiated by features and functionalities, including brand recognition, user service, reliability, distribution network and options, price, speed and convenience. Distribution channels such as online, mobile solutions, account deposit and kiosk-based services continue to evolve and impact the competitive environment for cryptocurrency transactions. For example, traditional financial institutions could offer competing cryptocurrency-related products and services to our existing and prospective users.

Our future growth depends on our ability to compete effectively in Bitcoin transaction-related services. For example, if our products and services do not offer competitive features and functionalities or if we do not keep up with technological advances, we may lose users to our competitors, which could adversely affect our business, financial condition and results of operations. In addition, if we fail to charge our users comparable and appropriate transaction and other fees relative to our competitors, users may not use our services, which could adversely affect our business, financial condition and results of operations. For example, transaction volume, where we face intense competition, could be adversely affected by pricing pressures between our services and those of some of our competitors, which could reduce the markup at which we sell Bitcoin to users and the separate flat transaction fee that we charge and adversely affect our financial condition and results of operations. We have the ability to implement fee adjustments from time to time in response to competition and other factors. Fee reductions could adversely affect our financial condition and results of operations in the short-term and may also adversely affect our financial condition and results of operations in the long-term if transaction volumes do not increase sufficiently in response.

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop similar or superior products and technologies that compete with our products and services. Further, more traditional financial and non-financial services businesses may choose to offer cryptocurrency-related services in the future as cryptocurrencies gain adoption. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our existing competitors have, and our potential competitors are expected to have, various competitive advantages over us, such as:

•

the ability to trade cryptocurrencies, and offer products and services, that we do not support or offer (due to constraints from regulatory authorities, our banking partners, and other factors) such as tokens that constitute securities or derivative instruments under U.S. or foreign laws;

•	greater name recognition, longer operating histories, larger user bases, and larger market shares;

•	larger sales and marketing budgets and organizations;

•	more established marketing, banking, and compliance relationships;

•	greater user support resources;

•	greater resources to make acquisitions;

•	lower labor, compliance, risk mitigation, and research and development costs;

•	larger and more mature intellectual property portfolios;

•	greater number of applicable licenses, registrations or similar authorizations;

•	established core business models outside of facilitating cryptocurrency transactions, allowing them to operate on lesser margins or at a loss;

•	operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and

•	substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

Converting cash into cryptocurrency (and vice versa) involves risks, which could result in loss of user assets, user disputes and other liabilities, which could adversely impact our business.

To own, transfer and use a cryptocurrency on its underlying blockchain network, a person must have a private and public key pair associated with a network address, commonly referred to as a “wallet.” Each wallet is associated with a unique “public key” and “private key” pair, each of which is a string of alphanumerical characters. Our mobile app allows our users to receive and transfer Bitcoin using a un-hosted digital wallet (which can be created by a user via our mobile app) or by inputting the information for any other digital wallet. Also, some blockchain networks may require additional information to be provided in connection with any transfer of Bitcoin to or from a user’s wallet. A number of errors can occur in the process of converting cash into or transferring Bitcoin by way of our mobile platform, such as typos, mistakes, or the failure to include the information required by the blockchain network. For instance, a user may incorrectly enter the desired recipient’s public key. Alternatively, a user may transfer Bitcoin to a wallet address that such user does not own, control or hold the private keys to. In addition, each wallet address is only compatible with the underlying blockchain network on which it is created. For instance, a Bitcoin wallet address can only be used to send and receive Bitcoins. If any Ethereum or other cryptocurrency is sent to a Bitcoin wallet address, or if any of the foregoing errors occur, all of the user’s sent cryptocurrency will be permanently and irretrievably lost with no means of recovery. We have encountered and expect to encounter similar incidents with our users. Such incidents could result in user disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

Disputes with our users could adversely impact our brand and reputation and our business, operating results, and financial condition.

From time to time we have been, and may in the future be, subject to claims and disputes with our users with respect to our products and services, such as regarding the execution and settlement of cryptocurrency trades, fraudulent or unauthorized transactions, account takeovers, deposits and withdrawals of cryptocurrency, failures or malfunctions of our systems and services, or other issues relating to our products and services. Additionally, the ingenuity of criminal fraudsters may cause our users to be subject to ongoing account takeovers and identity fraud issues. While we have taken measures to detect and reduce the risk of fraud, there is no guarantee that they will be successful and, in any case, require continuous improvement and optimization for continually evolving forms of fraud to be effective. There can be no guarantee that we will be successful in detecting and resolving these disputes or defending ourselves in any of these matters, and any failure may result in impaired relationships with our users, damage to our brand and reputation, and substantial fines and damages. In some cases, the measures we have implemented to detect and deter fraud have led to poor user experiences, including indefinite account inaccessibility for some of our users, which increases our user support costs and can compound damages. We could incur significant costs in compensating our users, such as if a transaction was unauthorized, erroneous, or fraudulent. We could also incur significant legal expenses resolving and defending claims, even those without merit. To the extent we are found to have failed to fulfill our regulatory obligations, we could also lose our authorizations, registrations or licenses or become subject to conditions that could make future operations more costly, impair our ability to grow, and adversely impact our operating results. We are subject to investigation and enforcement action by state, federal, and international consumer protection agencies, including the CFPB, the FTC, state attorneys general in the U.S., the Canadian Office of Consumer Affairs, and other similar U.S. and Canadian government authorities, each of which monitors user complaints against us and, from time to time, escalates matters for investigation and potential enforcement against us.

While certain of our agreements with users contain arbitration provisions with class action waiver provisions that may limit our exposure to class action litigation, some federal, state, and foreign courts have refused or may refuse to enforce one or more of these provisions, and there can be no assurance that we will be successful in enforcing these arbitration provisions, including the class action waiver provisions, in the future or in any given case. Legislative, administrative, or regulatory developments may directly or indirectly prohibit or limit the use of pre-dispute arbitration clauses and class action waiver provisions. Any such prohibitions or limitations on or discontinuation of the use of, such arbitration or class action waiver provisions could subject us to additional lawsuits, including additional class action litigation, and significantly limit our ability to avoid exposure from class action litigation.

There are a number of risks associated with our non-U.S. operations that could adversely affect our business.

We provide products and services in the U.S. and Canada and may in the future expand in various international markets. Our ability to grow in international markets and our future results could be adversely affected by a number of factors, including:

•	difficulty in attracting a sufficient number of users or retail partners, or a lack of acceptance of our products and services;

•	failure to anticipate competitive conditions and competition with service providers or other market players that have grater experience in the local markets than we do;

•	difficulty in recruiting and retaining qualified employees and managing foreign operations in an environment of diverse cultures, laws and customs;

•	challenges caused by distance, language and cultural differences and the increased travel, infrastructure and other resources associated with international operations;

•	failure to conform with applicable business customs, including translation into foreign languages, cultural context and associated expenses;

•	any inability or difficulties supporting or integrating with local third-party providers;

•

changes in political and economic conditions and potential instability in certain regions, including in particular the recent civil unrest, terrorism, political turmoil and economic uncertainty in Africa, the Middle East, Europe and other regions;

•	restrictions on money transfers to, from and between certain countries;

•	currency controls, new currency adoptions and repatriation issues;

•

changes in regulatory requirements or in foreign policy, including the adoption of domestic or foreign laws, regulations and interpretations detrimental to our business (including, but not limited to, with respect to payments, privacy, data protection, information security and tax);

•	difficulty in gaining acceptance from industry self-regulating bodies;

•	possible increased costs and additional regulatory burdens imposed on our business, including tariffs, sanctions, fines or other trade restrictions;

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changes to or the implementation of new U.S. sanctions, resulting in bank closures in certain countries, the ultimate freezing of our assets, adverse effects on existing business relationships, and/or restrictions on entering into new business relationships where carrying on business would violate such sanctions;

•	burdens of complying with a wide variety of laws and regulations;

•	potential increased exposure to public health issues such as pandemics, and related industry and governmental actions to address these issues;

•	possible fraud or theft losses and lack of compliance by international representatives in foreign legal jurisdictions where collection and legal enforcement may be difficult or costly;

•	reduced protection of our intellectual property rights;

•	unfavorable tax rules or trade barriers; and

•	failure to successfully manage our exposure to non-U.S. dollar exchange rates.

In the future, if a material portion of our revenue is generated in currencies other than the U.S. dollar, we will be subject to risks associated with changes in the value of our revenues denominated in non-U.S. dollars. As exchange rates among the U.S. dollar and other currencies fluctuate, the impact of these fluctuations may have a material adverse effect on our results of operations or financial condition as reported in U.S. dollars.

Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our users use our business to further such illegal activities, our business could be adversely affected.

Our products and services may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion, and scams. We may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. The use of our products and services for illegal or other illicit purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a user is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Government authorities may seek to bring legal action against money transmitters, including us, for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, cryptocurrencies are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many types of cryptocurrency have characteristics, such as the speed with which cryptocurrency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain cryptocurrency transactions, and encryption technology that anonymizes these transactions, that make cryptocurrency susceptible to use in illegal activity. U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice, SEC, U.S. Commodity Futures Trading Commission (the “CFTC”), FTC, or the Internal Revenue Service (“IRS”), and various state securities and financial regulators have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving cryptocurrency. Facilitating transactions in cryptocurrency, including those that obscure the identities of the sender and/or receiver, may cause us to be at increased risk of liability arising out of anti-money laundering and economic sanctions laws and regulations.

Like many money service businesses, we face a variety of unique challenges when it comes to anti-money laundering compliance, which require us to implement compliance programs unique in comparison to a bank or large financial institution. Our kiosks operate in retail store fronts detached from the store’s core business operations which necessitates all Know Your Customer and anti-money laundering data collection to be automated at the kiosk without any interpersonal interactions. Further, individuals attempting to shield the ultimate beneficiary of these transactions often move funds from these transactions multiple times. In addition, we do not typically trace where the Bitcoin is sent following the delivery of the Bitcoin from Bitcoin Depot to the user which could make it easier for users to obscure the ultimate beneficiary or end use of the Bitcoin purchased from us, especially when those looking to commit fraud or launder money could present different or even fictitious, counterfeit, or altered identification on separate occasions.

While we have designed our risk management and compliance framework to detect significant illicit activities conducted by our potential or existing users, we cannot ensure that we will be able to detect all illegal or other illicit activity on our platform. If any of our users use our platform to further such illegal or other illicit activities, our business could be adversely affected.

If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products and services, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing users and attract new users to increase engagement with our products and services. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable, and engaging. We must also expand our products and services, and offer competitive transaction and other fees in an increasingly crowded and price-sensitive market. There is no assurance that we will be able to continue to do so, that we will be able to retain our current users or attract new users, or keep our users engaged. Any number of factors can negatively affect user retention, growth, and engagement, including if:

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we fail to increase awareness of our brand and successfully compete with the offerings and prices other companies, or if our users otherwise increasingly engage with competing products and services, including those that we are unable to offer due to regulatory reasons;

•	we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received;

•	we fail to successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our business;

•	we fail to support new and in-demand cryptocurrencies or if we elect to support cryptocurrencies with negative reputations;

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there are changes in sentiment about the quality or usefulness of our products and services or concerns related to privacy, security, or other factors including, without limitation, changes in macro-level user preference for using cash to purchase Bitcoin;

•	there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;

•	we fail to maintain existing authorizations as well as obtain newly required authorizations, registrations and licenses for our products;

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users perceiving Bitcoin and other cryptocurrencies to be a bad investment, or experiencing significant losses in Bitcoin or other cryptocurrencies, may not desire to utilize our products and services;

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technical or other problems prevent us from delivering our products and services with the speed, functionality, security and reliability that our users expect, or if we fail to otherwise gain and maintain the trust and confidence of our users;

•	there are cybersecurity incidents, employee or service provider misconduct or other unforeseen activities that cause losses to us or our users;

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there are modifications to our fee model, including as a result of changes in or the adoption of any laws or regulations imposing restrictions or limitations on the markup at which we sell Bitcoin to users or the separate flat transaction fee that we are able to charge our users, or modifications by competitors to their fee models;

•	we fail to provide adequate customer service for our users and retail partners;

•	regulatory and governmental bodies in countries that we target for expansion express negative views towards cryptocurrency-related services and, more broadly, the digital financial system; or

•	we or other companies in our industry are the subject of adverse media reports or other negative publicity.

From time to time, certain of these factors have negatively affected user retention, growth, and engagement to varying degrees. If we are unable to maintain or increase our user base and user engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products and services less attractive to users, which may have an adverse impact on our revenue, business, operating results, and financial condition. If our user growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of revenue.

Our products and services may be negatively characterized by consumer advocacy groups, the media and certain federal, state and local government officials, and if those negative characterizations become increasingly accepted by current or potential new users and/or our retail partners, or result in restrictions or limitations on the fees we charge to users, our reputation could be significantly impacted, which when coupled with required modifications to our fee model could result in decreased demand for our products and services and a corresponding decrease in our transaction volume, all of which could materially and adversely impact our business.

Certain media reports have asserted that laws and regulations regarding cryptocurrencies and related transactions and activities should be broader and more restrictive. In many cases, these media reports can focus on fees charged to users, which are often alleged to be higher than the fees typically charged by banks or similar institutions, as well as marketing tactics, which are alleged to target socioeconomically vulnerable communities. The fees and marketing strategies associated with our kiosks are from time to time characterized by consumer advocacy groups and media reports as predatory or abusive without discussing the numerous benefits to users. If the negative characterization of our marketing strategies and/or fee structure becomes increasingly accepted by current or potential new users or our retail partners, demand for our products and services could decrease, which could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to quickly and effectively respond to such characterizations, or if there are modifications to our fee model, including as a result of changes in or the adoption of any laws or regulations imposing restrictions or limitations on the markup at which we sell Bitcoin to users, we may experience declines in user loyalty and transactions and our relationships with our retail partners may suffer, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, any actions by our competitors that are challenged by users, advocacy groups, the media or governmental agencies or entities as being abusive or predatory, could result in our products and services being perceived as unlawful or inappropriate activities or business practices, merely because we operate in the same general industries as such competitors. Such perception, whether or not accurate, could have a material adverse effect on our business, results of operations and financial condition.

Our strategy and focus on delivering high-quality, compliant, easy-to-use, and secure Bitcoin-related services may not maximize short-term or medium-term financial results.

We have taken, and expect to continue to take, actions that we believe are in the best interests of our users and the long-term interests of our business, even if those actions do not necessarily maximize short-term or medium-term results. These include expending significant managerial, technical, and legal efforts on complying with laws and regulations that are applicable to our products and services and protecting our and our users’ data. For instance, our compliance personnel costs are approximately $2.0 million annually. Substantially all of our operating costs with respect to regulation and compliance is correlated with our transaction volumes, and mainly driven by payroll to employ a growing number of personnel to support the expansion of our business. We also focus on driving long-term engagement with our users through innovation and developing new industry-leading products and technologies. These decisions may not be consistent with the short-term and medium-term expectations of our stockholders and may not produce the long-term benefits that we expect, which could have an adverse effect on our business, operating results, and financial condition.

Any significant disruption in our kiosks or software, in our information technology systems, or in any of the blockchain networks related to our business, could result in a loss of users or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain users and grow our business depends on our ability to operate our products and services at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, the transactions that occur across multiple systems. Our kiosks and software, the ability of our users to transact in Bitcoin, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying the supported Bitcoin, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our kiosks and certain cryptocurrency and blockchain networks have experienced from time to time, and may experience in the future, service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary transactions or site usage could cause our kiosks to operate at an unacceptably slow speed or even fail.

If any of our kiosks are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, slower response times and delays in our users’ transaction execution and processing, failed transactions, incomplete or inaccurate accounting, recording or processing of transactions, unauthorized transactions, loss of user information, increased demand on limited user support resources, user claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Significant or persistent interruptions in our services could cause current or potential users to believe that our kiosks or software are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to our users, these users could seek significant compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our kiosks or software would harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

Because we are a regulated money services business in certain jurisdictions, interruptions have resulted and in the future may result in regulatory scrutiny, and significant or persistent interruptions could lead to significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking and other relationships that we need to operate or prevent or delay us from obtaining additional authorizations, registrations or licenses that may be required for our business.

In addition, we are continually improving and upgrading our information systems and technologies. We also rely on technologies developed by others, and if we are unable to continue to obtain licenses for such technologies or licenses to substitute for similar technologies, our business could be adversely impacted. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in Bitcoin and/or other cryptocurrency-related activities, or that accept Bitcoin as payment, including financial institutions of investors in our securities, and we may be exposed to counterparty risk as a result.

Although a number of significant U.S. banks and investment institutions, such as Goldman Sachs, Citi Group, J.P. Morgan, Bank of America and BlackRock, have indicated they plan to begin allowing their customers to carry and invest in Bitcoin and other cryptocurrencies, the acceptance and use of Bitcoin and other cryptocurrencies by banks is relatively uncommon and may never become mainstream. Indeed, a number of companies and individuals engaged in Bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with banking services. Similarly, a number of companies and individuals or businesses associated with Bitcoin or other cryptocurrencies may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action, particularly in China, where the regulatory response to cryptocurrencies has been to exclude their use for ordinary consumer transactions within China. We also may be unable to obtain or maintain these services for our business. To date, we have not experienced such issues in finding banks or financial institutions willing to provide services to us that has had a material impact on our business, financial condition or results of operations. The difficulty that many businesses that provide Bitcoin and/or derivatives on other digital asset-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrency as a payment system and harming public perception of cryptocurrency, and could decrease cryptocurrency’s usefulness and harm its public perception in the future.

The public perception of Bitcoin or cryptocurrency could be damaged if banks or financial institutions were to close the accounts of businesses engaging in Bitcoin and/or other cryptocurrency-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market and the Depository Trust Company. The adoption or implementation of similar policies, rules or regulations by these or similar entities could negatively affect our relationships with financial institutions and impede our ability to convert Bitcoin and other cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

Due to unfamiliarity and some negative publicity associated with cryptocurrency-related businesses, existing and potential users may lose confidence in cryptocurrency-related products and services which could negatively affect our business.

Cryptocurrency and related products and services are relatively new. Many of our competitors are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, users and the general public may lose confidence in cryptocurrency businesses, including regulated businesses like ours.

Since the inception of the digital financial system, numerous cryptocurrency businesses have been sued, investigated, or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these businesses were not compensated or made whole for their losses. Larger businesses like us are more appealing targets for hackers and malware, and may also be more likely to be targets of regulatory enforcement actions. For example, in May 2019, Binance, one of the world’s largest platforms, was hacked, resulting in losses of approximately $40 million, and in February 2021, Bitfinex settled a long-running legal dispute with the State of New York related to Bitfinex’s alleged misuse of over $800 million of customer assets. Further, in the first half of 2022, major cryptocurrency lending platforms declared bankruptcy, resulting in a loss of confidence in participants of the digital financial system and negative publicity surrounding cryptocurrency more broadly.

In addition, there have been reports that a significant amount of cryptocurrency trading volume on cryptocurrency businesses is fabricated and false in nature, with a specific focus on unregulated businesses located outside the U.S. Such reports may indicate that the market for cryptocurrency business activities is significantly smaller than otherwise understood.

We have entered into, and may enter into the future, acquisitions, strategic investments, partnerships or relationships, entries into new businesses, joint ventures, divestitures, and other transactions which could fail to achieve strategic objectives, disrupt our ongoing operations or result in operating difficulties, divert the attention of management, liabilities and expenses, harm our business, and negatively impact our results of operations.

In pursuing our business strategy, we routinely conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, partnerships and relationships, entries into new businesses, joint ventures, divestitures, and other transactions. We have in the past acquired or invested in, and we continue to seek to acquire or invest, in businesses, technologies, or other assets that we believe could complement or expand our business, including acquisitions of new lines of business that are adjacent to or outside of our existing products and services. As we grow, the pace and scale of our acquisitions may increase and may include larger acquisitions than we have done historically. The identification, evaluation, and negotiation of potential acquisition or strategic investment transactions may divert the attention of management and entail various expenses, whether or not such transactions are ultimately completed. There can be no assurance that we will be successful in identifying, negotiating, and consummating favorable transaction opportunities. In addition to transaction and opportunity costs, these transactions involve large challenges and risks, whether or not such transactions are completed, any of which could harm our business and negatively impact our results of operations, including risks that:

•	the transaction may not advance our business strategy or may harm our growth or profitability;

•	we may not be able to secure required regulatory approvals or otherwise satisfy closing conditions for a proposed transaction in a timely manner, or at all;

•	the transaction may subject us to additional regulatory burdens that affect our business in potentially unanticipated and significantly negative ways;

•	we may not realize a satisfactory return on our investment or increase our revenue;

•	we may experience difficulty, and may not be successful in, integrating technologies, IT or business enterprise systems, culture, or management or other personnel of the acquired business;

•	we may incur significant acquisition costs and transition costs, including in connection with the assumption of ongoing expenses of the acquired business;

•	we may not realize the expected benefits or synergies from the transaction in the expected time period, or at all;

•	we may be unable to retain key personnel;

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acquired businesses or businesses that we invest in may not have adequate controls, processes, and procedures to ensure compliance with laws and regulations, including with respect to data privacy, data protection, and information security, and our due diligence process may not identify compliance issues or other liabilities;

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acquired businesses’ technology stacks may add complexity, resource constraints, and legacy technological challenges that make it difficult and time consuming to achieve such adequate controls, processes, and procedures;

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we may fail to identify or assess the magnitude of certain liabilities, shortcomings, or other circumstances prior to acquiring or investing in a business, which could result in additional financial, legal, regulatory, or tax exposure and may subject us to additional controls, policies, procedures, liabilities, litigation, costs of compliance or remediation, or other adverse effects on our business, operating results, or financial condition;

•	we may have difficulty entering into new market segments or new geographic territories;

•	we may be unable to retain the users, vendors, and partners of acquired businesses;

•	there may be lawsuits or regulatory actions resulting from the transaction;

•	there may be risks associated with undetected security weaknesses, cyberattacks, or security breaches or incidents at companies that we acquire or with which we may combine or partner;

•	there may be local and foreign regulations applicable to the international activities of our business and the businesses we acquire; and

•	acquisitions could result in dilutive issuances of equity securities or the incurrence of debt.

Also, in the future we may choose to divest certain businesses, products or services. If we decide to sell assets or a business, we may have difficulty obtaining terms acceptable to us in a timely manner, or at all. Additionally, we may experience difficulty separating out portions of, or entire, businesses, incur loss of revenue or experience negative impact on margins, or we may not achieve the desired strategic and financial benefits. Such potential transactions may also delay achievement of our strategic objectives, cause us to incur additional expenses, disrupt user or employee relationships, and expose us to unanticipated or ongoing obligations and liabilities, including as a result of our indemnification obligations. Further, during the pendency of a divestiture, we may be subject to risks such as a decline in the business to be divested, loss of employees, users, or suppliers and the risk that the transaction may not close, any of which would have a material adverse effect on the business to be divested and our retained business. If a divestiture is not completed for any reason, we may not be able to find another buyer on the same terms, and we may have incurred significant costs without the corresponding benefit.

Joint ventures and minority investments inherently involve a lesser degree of control over business operations, thereby potentially increasing the financial, legal, operational, regulatory, and/or compliance risks associated with the joint venture or minority investment. In addition, we may be dependent on joint venture partners, controlling stockholders, management, or other persons or entities who control them and who may have business interests, strategies, or goals that are inconsistent with ours. Business decisions or other actions or omissions of the joint venture partners, controlling stockholders, management, or other persons or entities who control them may adversely affect the value of our investment, result in litigation or regulatory action against us, and may otherwise damage our reputation and brand.

Our business could be harmed if we are unable to accurately forecast demand for Bitcoin and to adequately manage our Bitcoin balances and kiosk inventory.

We invest broadly in our business, and such investments are partially driven by our expectations of the future success of Bitcoin. An inability to correctly forecast the success of Bitcoin could harm our business. For example, we must forecast kiosk inventory needs and expenses based on our estimates of future demand for Bitcoin and our products and services, and place orders for kiosks sufficiently in advance with our third-party suppliers. In addition, we must forecast demand for Bitcoin to maintain our holdings of Bitcoin at sufficient levels to meet customer needs, while minimizing the potential to hold Bitcoin at levels that could subject us to significant exposure to price volatility. Our ability to accurately forecast demand for Bitcoin and consequently, our products and services, could be affected by many factors, including an increase or decrease in demand for Bitcoin or for our competitors’ products or services, changes in general market or economic conditions, and business closures.

If we underestimate demand for our products or services, the suppliers of our kiosks may not be able to deliver sufficient quantities to meet the demand, and we may experience a shortage of kiosks for deployment. If we overestimate demand for our products and services, we may purchase or lease excess kiosks and the excess kiosks may become obsolete or out-of-date, which may result in write-downs or write-offs and the sale of excess kiosks at discounted prices, which could negatively impact our operating results and our business.

Cryptocurrency balances, including the cryptocurrency balances we maintain for our own account or cryptocurrency balances that may be maintained for us, and any investments in cryptocurrency, is subject to volatile market prices, impairment, and other risks of loss.

We had approximately $0.4 million and $0.5 million of cryptocurrency as of March 31, 2023 and December 31, 2022, respectively. The prices of cryptocurrencies have been highly volatile and may continue to be volatile in the future, including as a result of various associated risks and uncertainties. For example, the prevalence of cryptocurrency is a relatively recent trend, and the long-term adoption of cryptocurrency by investors, consumers, and businesses remains uncertain. The lack of a physical form, reliance on technology for creation, existence, and transactional validation, and decentralization may subject cryptocurrencies’ integrity to the threat of malicious attacks and technological obsolescence. We currently no longer hold any cryptocurrency as an investment and as described under the heading “Business of Bitcoin Depot - Our Products”, we only hold Bitcoin for operational purposes. To the extent the market value of the Bitcoin we hold continues to decrease relative to the purchase prices, our financial condition may be adversely impacted.

Moreover, cryptocurrencies are considered indefinite-lived intangible assets under applicable accounting rules, meaning that any decrease in its market value below our book value for such asset at any time subsequent to its acquisition will require us to recognize impairment charges, whereas we may make no upward revisions for any market price increases until a sale, which may adversely affect our operating results in any period in which such impairment occurs. We have recorded several such impairment charges. If there are future changes in applicable accounting rules that require us to change the manner in which we account for our cryptocurrencies, there could be a material and adverse effect on our financial results and the market price of the PubCo Class A common stock.

Our products and services may not function as intended due to undetected errors in our software, hardware, and systems, product defects, developmental delays, or due to security breaches or incidents or human error in administering these systems, which could damage user or third-party relations, decrease our potential profitability and expose us to liability, and materially and adversely affect our business.

Our software, hardware, systems, and processes may contain undetected errors or vulnerabilities that could have a material adverse effect on our business, particularly to the extent such errors or vulnerabilities are not detected and remedied quickly. We have from time to time found defects in our user-facing software and hardware, internal systems, and technical integrations with third-party systems, and new errors or vulnerabilities may be introduced in the future. If there are such errors or defects in our software, hardware, or systems, we may face negative publicity, government investigations, and litigation. Additionally, we rely on a limited number of component and product suppliers located outside of the U.S. to manufacture our products. If there are defects in the manufacture of our kiosks, we may face similar negative publicity, investigations, and litigation, and we may not be fully compensated by our suppliers for any financial or other liability that we suffer as a result. As our hardware and software services continue to increase in size and complexity, and as we integrate new, acquired subsidiaries with different technology stacks and practices, these risks may correspondingly increase as well.

In addition, we provide incremental releases of product and service updates and functional enhancements, which increase the possibility of errors. Any errors, data leaks, security breaches or incidents, disruptions in services, or other performance problems with our products or services caused by external or internal actors could hurt our reputation and damage our business. Software and system errors, or human error, could delay or inhibit settlement of payments, result in oversettlement, cause reporting errors, or prevent us from collecting transaction-based fees, or negatively impact our ability to serve our users. Similarly, security breaches or incidents, which may be caused by or result from cyber-attacks by hackers or others, computer viruses, worms, ransomware, other malicious software programs, security vulnerabilities, employee or service provider theft, misuse or negligence, phishing, identity theft or compromised credentials, denial-of-service attacks, or other causes, could impact our business and disrupt the proper functioning of our products or services, cause errors, allow loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive information of ours or our users, and other destructive outcomes. Any of the foregoing issues could result in costly and time consuming efforts to redesign and redistribute our products, give rise to regulatory inquiries and investigations, and result in lawsuits and other liabilities and losses, which could have a material and adverse effect on our business.

Cybersecurity threats continue to increase in frequency and sophistication; a successful cybersecurity attack could interrupt or disrupt our information technology systems or cause the loss of confidential or protected data which could disrupt our business, force us to incur excessive costs or cause reputational harm.

The size and complexity of our information systems make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise. While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent or quickly identify service interruptions or security breaches. We maintain cyber liability insurance; however, this insurance may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems. Any such interruption or breach of our systems could adversely affect our business operations and result in the loss of critical or sensitive confidential information or intellectual property and could result in financial, legal, business and reputational harm to us.

Litigation or investigations involving us, our agents or other contractual counterparties could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations.

We have been and in the future may be, subject to allegations and complaints that individuals or entities have used our products and services for fraud-induced money transfers, as well as certain money laundering activities, which may result in fines, penalties, judgments, settlements and litigation expenses. We also are the subject from time to time of litigation related to our business. The outcome of such allegations, complaints, claims and litigation cannot be predicted. For more information about litigation relating to our business, including the Canaccord Claim (as defined herein), please read the section of this Proxy Statement entitled “Business of Bitcoin Depot—Legal Proceedings.”

Regulatory and judicial proceedings and potential adverse developments in connection with ongoing litigation may adversely affect our business, financial condition and results of operations. There may also be adverse publicity associated with lawsuits and investigations that could decrease third-party and consumer use and acceptance of our products and services. Additionally, our business may be the subject of class action lawsuits including securities litigation, regulatory actions and investigations and other general litigation. The outcome of class action lawsuits, including securities litigation, regulatory actions and investigations and other litigation is difficult to assess or quantify but may include substantial fines and expenses, as well as the revocation of required authorizations, registrations or licenses or the loss of approved status, which could have a material adverse effect on our business, financial position and results of operations or users’ confidence in our business. Plaintiffs or regulatory agencies in these lawsuits, actions or investigations may seek recovery of very large or indeterminate amounts, and the magnitude of these actions may remain unknown for substantial periods of time. The cost to defend or settle future lawsuits or investigations may be significant. In addition, improper activities, lawsuits or investigations involving third-parties may adversely impact our business operations or reputation even if we are not directly involved.

Major bank failure or sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions, could adversely affect our business, financial condition and results of operations.

We face certain risks in the event of a sustained deterioration of financial market liquidity, as well as in the event of sustained deterioration in the liquidity, or failure, of our clearing, cash management and custodial financial institutions. In particular:

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We may be unable to access funds in our deposit accounts on a timely basis. Any resulting need to access other sources of liquidity or short-term borrowing would increase our costs. Any delay or inability to settle transactions with users or our contractual counterparties could adversely impact our business, financial condition and results of operations.

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In the event of a major bank failure or other adverse financial event impacting where our cash, cash equivalents and interest-bearing deposits are held, we could face major risks to the recovery of such deposits. As of March 31, 2023, approximately $35.1 million of our $41.6 million in cash, cash equivalents and interest-bearing deposits was not subject to insurance protection against loss or was in excess of the deposit insurance limits at banks.

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Further, to facilitate the purchasing process for Bitcoin on the cryptocurrency exchange operated by Gemini Trust Company, LLC (“Gemini”), we maintain a minimum USD balance needed for anticipated Bitcoin purchases for any given day, all or a portion of which may not be subject to insurance protection against loss.

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Our existing debt financing agreements are sources of funding for our corporate transactions and liquidity needs. If any of the lenders participating in our debt financing agreements were unable or unwilling to fulfill its lending commitment to us, our short-term liquidity and ability to engage in corporate transactions, such as acquisitions, could be adversely affected.

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We may be unable to borrow from financial institutions or institutional investors on favorable terms, which could adversely impact our ability to pursue our growth strategy and fund key strategic initiatives.

If financial liquidity deteriorates, there can be no assurance we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Our recent rapid growth, including in our transaction volume, may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our revenue was approximately $646.8 million in 2022 and $549.0 million in 2021. Additionally, our revenue for the three months ended March 31, 2023 and 2022, was $163.6 million and $154.5 million, respectively. We have recently experienced significant growth in our transaction volume from the years ended December 31, 2021 to December 31, 2022. Additionally, we experienced growth in our average transaction size from the three months ended March 31, 2022 to March 31, 2023. However, even if our transaction volume continues to increase, we expect that our growth rate will decline in the future as a result of a variety of factors, including the increasing scale of our business, new entrants into the market and the maturation of the BTM operator industry. Overall growth of our transaction volume depends on a number of factors, and we may not successfully accomplish our objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain or grow transaction volumes, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. Additionally, if we fail to address the risks and difficulties that we face, including those associated with the factors listed above as well as those described elsewhere in this “Risk Factors” section, our growth rate will be adversely affected. You should not rely on our results for any prior quarterly or annual periods as any indication of our future transaction volumes or revenue growth.

The further development and acceptance of cryptocurrency networks and other cryptocurrencies, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to predict and evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in us.

Cryptocurrency that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry which is subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

•	continued worldwide growth in the adoption and use of cryptocurrencies;

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government and quasi-government regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar cryptocurrency systems;

•	the maintenance and development of the open-source software protocol of cryptocurrency networks;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	general economic conditions and the regulatory environment relating to cryptocurrency; and

•	the impact of regulators focusing on cryptocurrencies and digital securities and the costs associated with such regulatory oversight.

A decline in the popularity or acceptance of the digital asset networks could adversely affect an investment in us.

We are or may in the future be susceptible to risks arising from disruptions in crypto asset markets. Such risks could potentially result in, among other things:

•	the depreciation of investments held in us, including the depreciation in the price of our publicly traded stock after the Closing;

•	decreased user demand for our products and services;

•	financing risks to us, including relating to our ability to obtain equity and debt financing;

•	increased losses or impairments of the crypto assets held by us;

•	legal proceedings and government investigations involving us or our affiliates or other third parties with which we do business; or

•	indirect risks to our business due to any adverse impact of recent or future crypto market disruptions on our users, suppliers or other counterparties.

Additionally, although we are not directly connected to recent crypto market events, we may still suffer reputational harm due to our association with the cryptocurrency industry in light of the recent disruption in, or as a result of any future disruptions in, the crypto asset markets.

Specifically, recent negative publicity stemming from these market disruptions and speculation of potential future disruptions increases our risk of reputational harm simply by association with the industry.

Further, any future market disruptions resulting in overall decreased interest in Bitcoin could harm our business. The prevalence of cryptocurrency is a relatively recent trend, and the long-term adoption of cryptocurrency by investors, consumers, and businesses remains uncertain.

The number of user transactions and our transaction volumes is partially dependent on the price of Bitcoin, as well as the associated demand for buying, selling and trading Bitcoin, which can be and historically have been volatile. If such prices decline, the number of user transactions or our transaction volumes could decrease. As such, any such declines, or any declines in the price of Bitcoin or market liquidity for cryptocurrency generally, may result in lower total revenue to us due to an associated decrease in demand for our products and services. The price and trading volume of any cryptocurrency, including Bitcoin, is subject to significant uncertainty and volatility, depending on a number of factors, as discussed under the heading “— Our transaction volume may be partially dependent on the prices of Bitcoin we sell, which can be volatile. If such prices decline, the volume of user transactions could decrease and our business, operating results, and financial condition would be adversely affected.”

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”), was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”), as receiver. Similarly, on March 12, 2023, Signature Bank Corp. (“Signature”), and Silvergate Capital Corp. were each swept into receivership. Although a statement by the U.S. Department of the Treasury, the U.S. Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. Although we are not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution currently in receivership, and we are not a borrower under or party to any credit agreement with such institutions, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to SVB credit agreements and arrangements, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of SVB and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of the Treasury, the FDIC and the Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediate liquidity may exceed the capacity of such program. Additionally, we regularly maintain cash balances at third-party financial institutions in excess of the FDIC standard insurance limit, and there is no guarantee that the U.S. Department of the Treasury, the FDIC and the Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of such banks or financial institutions, or that they would do so in a timely fashion.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships, but could also include factors involving financial markets or the financial services industry generally. We have not materially modified or updated our policies and practices as they relate to our banking partners and related counterparties in light of recent financial services industry instability.

The results of events or concerns that involve one or more of these factors could include a variety of material adverse effects on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

•	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

•	inability to enter into credit facilities or other working capital resources;

•	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

•	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse effects on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors or suppliers, which in turn could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse effects on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor or supplier, or the failure of any partner to make payments when due, or any breach or default by a partner, vendor or supplier or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse effects on our business.

If we are unable to adequately protect our brands and the intellectual property rights related to our existing and any new or enhanced products and services, or if we infringe on the rights of others, our business, prospects, financial condition and results of operations could be adversely affected.

Our brands are important to our business. We utilize trademark registrations in the countries we operate and other tools to protect our brands. Our business would be harmed if we were unable to adequately protect our brands and the value of our brands was to decrease as a result.

We rely on a combination of patent, trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect the intellectual property rights related to our products and services. We also investigate the intellectual property rights of third parties to prevent our infringement of those rights. We may be subject to third-party claims alleging that we infringe their intellectual property rights or have misappropriated other proprietary rights. We may be required to spend resources to defend such claims or to protect and police our own rights, including maintenance costs as well as expenses associated with sending and responding to demand letters and with administrative proceedings or litigation. We cannot be certain of the outcome of any such allegations. Some of our intellectual property rights may not be protected by intellectual property laws, particularly in foreign jurisdictions.

The loss of our intellectual property protection, the inability to secure or enforce intellectual property protection or to successfully defend against claims of intellectual property infringement could harm our business, prospects, financial condition and results of operation.

BitAccess provides operating software to other BTM operators to run their machines, which could lead to access to information about the operations of our competitors, giving us an anti-competitive advantage that could result in a higher risk of litigation if sufficient controls are not in place.

BitAccess provides operating software to multiple BTM operators. Through our acquisition of BitAccess, we supply software to some of our competitors. If a party (whether internal, external, an affiliate or unrelated third party) is able to circumvent our data security systems or those of the competitors to whom we supply software, or engage in cyber-attacks, such party could obtain our competitors’ proprietary information, the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, our competitors’ data and/or significant interruptions in our competitors’ operations. Further, if sufficient controls are not in place, or if we fail to implement adequate data-security practices or fail to comply with our policies or otherwise suffer a network or other security breach, our competitors’ information may be improperly (even if inadvertently) accessed, used or disclosed. If any of the foregoing were to occur, we could potentially have visibility into the operations of our competitors, which may give us an unfair, anti-competitive advantage. As a result, we could be subject to claims of alleged infringement, misappropriation or other violations of the intellectual property rights of our competitors or other third parties in the operation of our business, including for our use of our competitors’ or other third party intellectual property rights or our internally developed or acquired intellectual property and technologies. Consequently, this could lead to a higher litigation risk in the future. We maintain a comprehensive portfolio of insurance policies to meet both our legal obligations and to cover perceived risks within our business, but we cannot know whether our coverage and the deductibles under these policies are adequate to protect us against the aforementioned risks that we face.

We are subject to economic and geopolitical risk, business cycles, and the overall level of consumer, business and government spending, which could negatively affect our business, financial condition, results of operations and cash flows.

The cryptocurrency payments technology industry depends heavily on the overall level of consumer, business and government spending. We are exposed to general economic conditions that affect consumer confidence, spending, and discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions in the markets in which we operate, supply chain disruptions, inflationary pressure or interest rate fluctuations may adversely affect our financial performance by reducing demand for cryptocurrencies and cryptocurrency-based services and thereby reducing transaction volumes. A reduction in transaction volumes could result in a decrease in our revenues and profits.

A downturn in the economy could force retailers or financial institutions to close or petition for bankruptcy protection, resulting in lower revenue and earnings for us. We also have a certain amount of fixed costs, such as rents, debt service, and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy. Changes in economic conditions could also adversely affect our future revenues and profits and cause a materially adverse effect on our business, financial condition, results of operations and cash flows.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users or third-party suppliers.

We depend on major mobile operating systems and third-party platforms. If Google Play, the Apple App Store, or other platforms prevent users from downloading our mobile app, our ability to grow may be adversely affected.

We rely upon third-party platforms for the distribution of certain products and services. Our mobile app is provided as a free application through both the Apple App Store and the Google Play Store. The Google Play Store and Apple App Store are global application distribution platforms and the main distribution channels for our mobile app. As such, the promotion, distribution, and operation of our mobile app is subject to the respective platforms’ terms and policies for application developers, which are very broad and subject to frequent changes and re-interpretation.

The terms and conditions under which we access these distribution platforms may contain restrictions related to cryptocurrencies that could be broadly construed, and if construed to encompass the functionality of our mobile app, could limit the nature and scope of services that can be offered. If our products and services are found to be in violation of any such terms and conditions, we may no longer be able to offer our products and services through such third-party platforms. There can be no guarantee that third-party platforms will continue to support our mobile application, or that users will be able to continue to use our products and services. Any changes, bugs, technical or regulatory issues with third-party platforms, our relationships with mobile manufacturers and carriers, or changes to their terms of service or policies could degrade our app’s functionalities, reduce or eliminate our ability to distribute our app, give preferential treatment to competitive products and services, limit our ability to deliver high quality offerings, or impose fees or other charges, any of which could affect usage of our products and services and harm our business.

If miners or validators of Bitcoin demand high transaction fees, our operating results may be adversely affected.

Miners and validators are individuals or entities who operate a computer or group of computers that add new transactions to blocks, and verify blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their services, which such fees and rewards can be unpredictable. When a user buys Bitcoin from a kiosk, miner fees incurred to process the withdrawal transaction on the underlying blockchain network are an inherent component of the transaction costs. If the block rewards for miners on any blockchain network are not sufficiently high to incentivize miners, miners may demand higher transaction fees, or collude to reject low transaction fees and force users to pay higher fees. Although we generally attempt to pass miner fees through to our users, we may incur from time to time, reduced margins related to higher miner fees in excess of what we expect when we charge a transaction fee to our users, resulting in adverse impacts on our operating results.

We rely on search engines, social networking sites and other web-based platforms to attract a meaningful portion of our users, and if those search engines, social networking sites and other web-based platforms change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new users.

Many users locate our website and kiosks through internet search engines, such as Google, and advertisements on social networking sites and other web-based platforms. If we are listed less prominently or fail to appear in search results for any reason, downloads of our mobile application, and visits to our website and kiosks, could decline significantly, and we may not be able to replace this traffic. Search engines revise their algorithms from time to time in an attempt to optimize their search results. If the search engines on which we rely for algorithmic listings modify their algorithms, we may appear less prominently or not at all in search results, which could result in reduced traffic to our website or kiosks that we may not be able to replace. Additionally, if the costs of search engine marketing services, such as Google AdWords, increase, we may incur additional marketing expenses, we may be required to allocate a larger portion of our marketing spend to this channel or we may be forced to attempt to replace it with another channel (which may not be available at reasonable prices, if at all), and our business, financial condition and results of operations could be adversely affected.

Furthermore, competitors may in the future bid on search terms that we use to drive traffic to our website and engagement with current and potential users. Such actions could increase our marketing costs and result in decreased traffic to our website or use of our application and kiosks. In addition, search engines, social networking sites and other web-based platforms may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website or use of our application and kiosks. Additionally, new search engines, social networking sites and other web-based platforms may develop in specific jurisdictions or more broadly that reduce traffic on existing search engines, social networking sites and other web-based platforms. Moreover, the use of voice recognition technology such as Alexa, Google Assistant, Cortana or Siri may drive traffic away from search engines, potentially resulting in reduced traffic to our website or use of our application and kiosks. If we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website, mobile application or kiosks.

Risks Related to Government Regulation and Privacy Matters

Any failure to obtain or maintain necessary money transmission registrations and licenses could adversely affect our operations.

We currently operate in states where we have obtained the requisite licenses to the extent that the laws and regulations of such states clearly indicate that a license is required or where state regulators have advised us that we need a license to operate. In the U.S., we are registered as a money services business with the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”), and are currently also licensed to operate as a money transmitter in Alabama, Alaska, Connecticut, Florida, Nevada, New Mexico, Rhode Island, Vermont, Washington, Puerto Rico and the District of Columbia. In Canada, we are registered with the Financial Transactions and Reports Analysis Centre of Canada as a money services business. We have applied for a BitLicense from the New York State Department of Financial Services, and have money transmitter license applications pending in Kentucky and Ohio. We also currently operate in states where we do not believe we are required, or have been informed by the relevant jurisdiction that we are not required, to obtain money transmitter licenses or any other required licenses. This belief is based on our analysis of the applicable laws and regulations and/or our communications with the regulators in the relevant jurisdiction. We plan to apply for money transmitter or virtual currency licenses or their equivalents in additional jurisdictions as needed. As we obtain additional licenses, we may be required to bear substantial cost to comply with the requirements of the additional states or jurisdictions. If our licenses are not renewed, we are denied licenses in additional states or jurisdictions where we choose to apply for a license, or jurisdictions that have previously not required a license require a license in the future, we could be forced to seek a license or change our business practices.

As a money services business and a money transmitter, we are subject to a range of legal obligations and requirements including bonding, net worth maintenance, user notice and disclosure, reporting, recordkeeping and cybersecurity requirements, and obligations that apply to the safeguarding of third-party funds and crypto assets. In addition, the licensed entity within our corporate structure is subject to inspection and examination by the state licensing agencies and certain actions involving that entity, such as changes in controlling equity holders, board members, and senior management, may require regulatory approval. Further, if we were found by these regulators to be in violation of any applicable laws, rules or regulations, we could be subject to fines, penalties, lawsuits, and enforcement actions; additional compliance requirements; increased regulatory scrutiny of our business; restriction of our operations; or damage to our reputation or brand. Regulatory requirements are constantly evolving, and we cannot predict whether we will be able to meet changes to existing regulations or the introduction of new regulations without such compliance harming our business, financial condition, and operating results.

Certain jurisdictions have enacted rules that require money transmitters, money services businesses or virtual currency businesses to establish and maintain transaction monitoring, filtering, scanning and cybersecurity programs. Wherever we are subject to these rules, we are required to adopt business practices that require additional expenditures and impact our operating results.

Additionally, if federal, state, or international regulators were to take actions that limit or prohibit us or our business partners from continuing to operate our business or their businesses as currently operated, whether by imposing additional requirements, compliance obligations or sanctions, such actions could harm our business. Any change to our business practices that makes our service less attractive to users or prohibits use of our services by residents of a particular jurisdiction could decrease our transaction volume and harm our business.

We are subject to an extensive and highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws, rules and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, and legal and regulatory interpretations and guidance in the markets in which we operate. The scope of laws, rules, and regulations that can impact our business is expansive and includes certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, securities and commodities regulation, data governance, data protection, fraud detection, marketing (including the Telephone Consumer Protection Act of 1991), civil rights (including the Americans with Disabilities Act, which generally requires, among other things, that our BTMs be accessible to individuals with disabilities, such as visually-impaired persons), competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing as well as bespoke cryptocurrency and cryptocurrency laws that have been adopted in some jurisdictions that can impact cryptocurrency custody, exchange, and transfer, cross-border and domestic cryptocurrency transmission.

Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, cryptocurrencies, and related technologies. As a result, some applicable laws, rules and regulations do not contemplate or address unique issues associated with cryptocurrencies or the digital financial system, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of cryptocurrencies and the digital financial system requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of authorizations, registrations or licenses, limitations on our products and services, whistleblower complaints, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws, rules and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the U. S. and in other jurisdictions may adopt new laws, rules, regulations and regulatory requirements. For example, we could become subject to laws, regulations or other regulatory action imposing restrictions, disclosure requirements or limitations on the transaction fees that we are able to charge our users for Bitcoin transactions, including the markup at which we sell Bitcoin to users and the separate flat transaction fee that we charge. As a result, we may not be able to sell Bitcoin at a profitable margin, which would adversely affect our revenue and financial condition. Furthermore, new interpretations of existing laws, rules and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the digital financial system as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new registration or licensing requirements, or imposing a total ban on certain Bitcoin transactions, as has occurred in certain jurisdictions in the past.

Due to our business activities, we are subject to ongoing supervision, examination, oversight, and reviews and currently are, and expect in the future, to be subject to investigations and inquiries, by U.S. federal and state regulators, and foreign financial service regulators. As a result of findings from these reviews and examinations, regulators have, are, and may in the future require us to take certain actions, including amending, updating, or revising our compliance policies and procedures from time to time, limiting the kinds of users that we provide services to, changing, terminating, or delaying our registrations or licenses and the introduction of our existing or new product and services, and undertaking further external audits. From time to time, we may receive examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including user due diligence, transaction monitoring, training, and regulatory reporting and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing authorizations, registrations or licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability, or other regulatory consequences. Further, we believe increasingly strict legal and regulatory requirements and additional regulatory investigations and enforcement, any of which could occur or intensify, may continue to result in changes to our business practices, as well as increased costs, and supervision and examination for ourselves and our service providers. Moreover, new laws, rules, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws, rules and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

It may become illegal to acquire, own, hold, sell or use Bitcoin, or other cryptocurrencies, participate in blockchains or utilize similar cryptocurrencies in more countries, the incidence of which would adversely affect us.

Although currently the use of cryptocurrencies generally is not restricted in most countries, countries such as China and Russia have taken harsh regulatory action to curb the use of cryptocurrencies and may continue to take regulatory action in the future that could severely restrict the right to acquire, own, hold, sell or use cryptocurrencies or to exchange them for fiat currency. In September 2021, China instituted a blanket ban on all cryptocurrency transactions and mining, including services provided by overseas cryptocurrency exchanges in mainland China, effectively making all cryptocurrency-related activities illegal in China. In other nations, including Russia, it is illegal to accept payment in cryptocurrency for consumer transactions, and banking institutions are barred from accepting deposits of Bitcoin or other cryptocurrencies. In January 2022, the Central Bank of Russia called for a ban on cryptocurrency activities ranging from mining to trading. While our operations are currently limited to the U.S.

and Canada, such restrictions may adversely affect us if the restrictions limit the large-scale use of cryptocurrency or if the use of cryptocurrency becomes confined to certain regions globally. Such circumstances could have a material adverse effect on our business, prospects, operating results, and financial condition.

The theft, loss, or destruction of private keys required to access any Bitcoin may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any Bitcoin, it could cause regulatory scrutiny, reputational harm, and other losses.

Bitcoin is generally accessible only by the possessor of the unique private key relating to the digital wallet in which the Bitcoin is held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private to prevent a third party from accessing the Bitcoin held in the applicable wallet. To the extent that any of the private keys relating to our wallets containing Bitcoin held for our own account or our users’ private keys relating to their un-hosted wallets is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we or our users will be unable to access the Bitcoin held in the related wallet. Further, we cannot provide assurance that our or our users’ wallets will not be hacked or compromised. Cryptocurrency and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or any hack or other compromise of, digital wallets used to store our users’ Bitcoin could adversely affect our users’ ability to access or sell their Bitcoin, as well as result in loss of user trust in us. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business. The balance in Bitcoin Depot’s hot wallets as of March 31, 2023, was approximately $402,100. The average balance in Bitcoin Depot’s hot wallets during the year ended December 31, 2022 and the three months ended March 31, 2023 was $287,000 and $185,000, respectively, and the maximum balance held during the year ended December 31, 2022 and three months ended March 31, 2023 was $961,000 and $990,000, respectively.

The digital financial system is novel. As a result, policymakers are just beginning to consider what a regulatory regime for cryptocurrencies should look like and the elements that would serve as the foundation for such a regime. If we are unable to effectively react to future proposed legislation and regulation of cryptocurrencies or cryptocurrency businesses, our business, operating results and financial condition could be adversely affected.

The digital financial system is novel. As a result, many policymakers are just beginning to consider what a regulatory regime for cryptocurrency should look like and the elements that would serve as the foundation for such a regime. As cryptocurrency has grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer protection agencies and public advocacy groups have been examining the operations of cryptocurrency networks, users and platforms, with a focus on how cryptocurrencies can be used to launder the proceeds of illicit activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold cryptocurrencies for users. Many of these entities have called for heightened regulatory oversight, and have proposed legislation and regulations, undertaken enforcement actions and/or issued consumer advisories describing the risks posed by cryptocurrencies to users and investors. The impacts of such potential and proposed heightened regulatory oversight are not yet known. For example, as part of the current California legislative session, state senators introduced Senate Bill 401, which aims to regulate digital financial asset transaction kiosks (a “crypto kiosk”), including by imposing the following: (i) for operators that permit customers to maintain fiat currency balances, limiting the amount of funds that the operator can accept from, or dispense to a California resident per day at its crypto kiosks; (ii) requiring that specific information be included on transaction receipts printed by crypto kiosks; and (iii) requiring operators to provide the California Department of Financial Protection and Innovation (the “Department”) with a list of all locations of the crypto kiosks that the operator owns, operates or manages in California, which the Department would publish on the Department’s website.

Competitors, including traditional financial services, have spent years cultivating professional relationships with relevant policymakers on behalf of their industry so that those policymakers may understand that industry, the current legal landscape affecting that industry, and the specific policy proposals that could be implemented to responsibly develop that industry. The lobbyists working for these competitors have similarly spent years developing and working to implement strategies to advance these industries. Members of the digital financial system have started to engage policymakers directly and with the help of external advisors and lobbyists, but this work is in a relatively nascent stage. As a result, new laws, rules and regulations may be proposed and adopted in the U.S. and internationally, or existing laws, rules and regulations may be interpreted in new ways, that harm the digital financial system or digital asset businesses, which could adversely impact our business.

Our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions may increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and anti-money laundering.

If we expand our non-U.S. activities, we may become obligated to comply with additional laws, rules, regulations, policies, and legal interpretations of both the jurisdictions in which we operate and those into which we offer products and services on a cross-border basis. For instance, financial regulators outside the U.S. have in recent months significantly increased their scrutiny of digital asset exchanges, such as by requiring digital asset exchanges operating in their local jurisdictions to be regulated and licensed under local laws. Moreover, laws regulating financial services, the internet, mobile technologies, cryptocurrencies, and related technologies outside of the U.S. are evolving, extensive and could impose different, more specific, or even conflicting obligations on us, as well as broader liability. In addition, we are required to comply with laws, rules and regulations related to economic sanctions and export controls enforced by U.S. Department of Commerce’s Bureau of Industry and Security, and U.S. anti-money laundering and counter-terrorist financing laws, rules and regulations enforced by FinCEN and certain state financial services regulators. U.S. sanctions and export control laws and regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain jurisdictions that are the target of comprehensive embargoes, currently the Crimea Region, the Donetsk People’s Republic (DNR), and the Luhansk People’s Republic (LNR) of Ukraine, Cuba, Iran, North Korea, and Syria, as well as with persons, entities, and governments identified on certain prohibited party lists. Moreover, as a result of the Russian invasion of Ukraine, the U.S., the E.U., the United Kingdom, and other jurisdictions have imposed wide-ranging sanctions on Russia and Belarus and persons and entities associated with Russia and Belarus. There can be no certainty regarding whether such governments or other governments will impose additional sanctions, or other economic or military measures against Russia or Belarus.

We have an OFAC compliance program in place that includes monitoring of IP addresses to identify prohibited jurisdictions and of blockchain addresses that have either been identified by OFAC as prohibited or that otherwise are believed by us to be associated with prohibited persons or jurisdictions. Nonetheless, there can be no guarantee that our compliance program will prevent transactions with particular persons or addresses or prevent every potential violation of OFAC sanctions, and our expansion into additional jurisdictions may subject us to additional risks related to use of our services by sanctioned persons.

From time to time, we have submitted voluntary disclosures to OFAC or responded to administrative subpoenas from OFAC. Certain of these voluntary self-disclosures are currently under review by OFAC. To date, none of those proceedings has resulted in a monetary penalty or finding of violation. Any present or future government inquiries relating to sanctions could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to such matters could be substantial. Although we have implemented controls, and are working to implement additional controls and screening tools designed to prevent sanctions violations, there is no guarantee that we will not inadvertently provide access to our products and services to sanctioned parties or jurisdictions in the future.

Regulators worldwide frequently study each other’s approaches to the regulation of the digital financial system. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect.

The complexity of U.S. federal and state and international regulatory and enforcement regimes could result in a single event prompting a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brands and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws, rules and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

Complex and evolving U.S. and international laws, rules and regulation regarding privacy and data protection could result in claims, changes to our business practices, penalties, increased cost of operations or otherwise harm our business.

We are subject to requirements relating to data privacy and the collection, processing, storage, transfer and use of data under U.S. federal, state and foreign laws. For example, the FTC routinely investigates the privacy practices of companies and has commenced enforcement actions against many, resulting in multi-million dollar settlements and multi-year agreements governing the settling companies’ privacy practices. The California Consumer Protection Act, which became effective on January 1, 2020, imposes heightened data privacy requirements on companies that collect information from California residents. If we are unable to meet any such requirements, we may be subject to significant fines or penalties. As the number of jurisdictions enacting privacy and related laws increases and the scope of these laws and enforcement efforts expands, we will increasingly become subject to new and varying requirements. Failure to comply with existing or future data privacy laws, rules, regulations and requirements, including by reason of inadvertent disclosure of personal information, could result in significant adverse consequences, including reputational harm, civil litigation, regulatory enforcement, costs of remediation, increased expenses for security systems and personnel, and harm to our users. These consequences could materially adversely affect our business, financial condition and results of operations.

In addition, we make information available to certain U.S. federal and state, as well as certain foreign, government agencies in connection with regulatory requirements to assist in the prevention of money laundering and terrorist financing and pursuant to legal obligations and authorizations. In recent years, we have experienced increasing data sharing requests by these agencies, particularly in connection with efforts to prevent terrorist financing or reduce the risk of identity theft. During the same period, there has also been increased public attention to the corporate use and disclosure of personal information, accompanied by legislation and regulations intended to strengthen data protection, information security and consumer privacy. These regulatory goals may conflict, and the law in these areas may not be consistent or settled. While we believe that we are compliant with our regulatory responsibilities, the legal, political and business environments in these areas are rapidly changing, and subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage that could have a material adverse effect on our business, financial condition and results of operations.

We are subject to compliance with U.S. anti-money laundering laws, the Foreign Corrupt Practices Act and numerous laws and regulations. Failure to comply with these laws could result in material settlements, fines, penalties and increased operating costs, all of which may adversely affect our business, financial condition and results of operations.

We are considered a money services business in the U.S. under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001. As such, we are subject to reporting, recordkeeping and anti-money laundering provisions in the U.S. as well as other jurisdictions. Many of these laws are evolving, with requirements that may be unclear and inconsistent across jurisdictions, making compliance challenging. Subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage. During 2017 and 2018, there were significant regulatory reviews and actions taken by U.S. and other regulators and law enforcement agencies against banks, money services businesses and other financial institutions related to money laundering. We are also subject to regulatory oversight and enforcement by FinCEN. Any determination that we have violated any anti-money-laundering laws could have an adverse effect on our business, financial condition and results of operations.

We are also subject to regulations imposed by the FCPA in the U.S. and similar anti-bribery laws in other jurisdictions. To the extent we expand our non-U.S. operations, we could experience a higher risk associated with the FCPA and similar anti-bribery laws than other companies. Since 2016, there has been an increase in regulatory reviews and enforcement actions taken by the U.S. and other regulators related to antibribery laws, along with increased scrutiny on payments to and relationships with, foreign entities and individuals. Any investigation or negative finding in connection with such laws could result in significant fines or internal compliance cost, and could also harm our reputation, which would result in a negative impact on our business.

Future developments in tax laws or regulations regarding the treatment and reporting of cryptocurrencies for U.S. and foreign tax purposes could adversely impact our tax expense and liabilities, reporting obligations, liquidity and business.

Due to the new and evolving nature of cryptocurrencies and the absence of comprehensive legal and tax guidance with respect to digital asset products and transactions, many significant aspects of the U.S. and foreign tax treatment of transactions involving cryptocurrencies, such as the purchase and sale of cryptocurrencies, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of digital asset transactions for U.S. and foreign income tax purposes.

In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. In 2019, the IRS released Revenue Ruling 2019-24 and a set of “Frequently Asked Questions” (which have been periodically updated), that provide additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of virtual currency. However, this guidance does not address other significant aspects of the U.S. federal income tax treatment of cryptocurrencies and related transactions.

There continues to be uncertainty with respect to the timing, character and amount of income inclusions for various digital asset transactions. Although we believe our treatment of digital asset transactions for federal income tax purposes is consistent with existing guidance provided by the IRS and existing U.S. federal income tax principles, because of the rapidly evolving nature of digital asset innovations and the increasing variety and complexity of digital asset transactions and products, it is possible the IRS and various U.S. states may disagree with our treatment of certain digital asset transactions for U.S. tax purposes, which could adversely affect our users and our business. Similar uncertainties exist in the foreign markets in which we operate, affecting our non-U.S. user base, and these uncertainties and potential adverse interpretations of tax law could affect our non-U.S. users and the vitality of our platforms outside of the U.S.

There can be no assurance that the IRS, the U.S. state revenue agencies or other foreign tax authorities, will not alter their respective positions with respect to cryptocurrencies in the future or that a court would uphold the treatment set forth in existing guidance. It also is unclear what additional guidance may be issued in the future on the treatment of existing digital asset transactions and future digital asset innovations for purposes of U.S. tax or other foreign tax regulations. Any such alteration of existing IRS, U.S. state and foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for holders of cryptocurrencies and could have an adverse effect on the value of cryptocurrencies and the broader cryptocurrency markets. Future technological and operational developments that may arise with respect to cryptocurrencies may increase the uncertainty with respect to the treatment of cryptocurrency for U.S. and foreign tax purposes. The uncertainty regarding tax treatment of digital asset transactions impacts our users, and could adversely impact our business, including if the volume of cryptocurrency transactions decreases due to adverse tax effect.

We may be subject to a new 1% U.S. federal excise tax in connection with redemptions of our stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other measures, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. Because we are a Delaware corporation and our securities are trading on Nasdaq, we are a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased. For purposes of calculating the excise tax, however, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

On December 27, 2022, the U.S. Department of the Treasury issued Notice 2023-2 (the “Notice”) as interim guidance until publication of forthcoming proposed regulations on the excise tax on stock buybacks. Although the guidance in the Notice does not constitute proposed or final Treasury regulations, but a notice of proposed regulations Treasury intends to issue in the future, taxpayers may rely upon the guidance provided in the Notice until the issuance of the forthcoming proposed regulations and certain of the forthcoming proposed regulations would (if issued) apply retroactively. The Notice generally provides that if a covered corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such covered corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax.

As described under the section of this proxy statement entitled “Special Meeting of PubCo Stockholders—Redemption Rights”, holders of Class A common stock will have the right to require us to redeem their Class A common stock if the business combination is consummated. Because any such redemptions will occur after December 31, 2022 such redemptions may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with any such redemptions would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, together with any other redemptions or repurchases we consummate in the same taxable year, (ii) the nature and amount of any “PIPE” or other equity issuances, in connection with the business combination or otherwise, issued within the same taxable year, (iii) whether we completely liquidate and dissolve within the taxable year of such redemptions, and (iv) the content of final and proposed regulations and further guidance from the U.S. Department of the Treasury. Because any excise tax would be payable by us, not by the redeeming holder, and not by or from the Trust Account, the mechanics of any required payment of the excise tax have not been determined. For the avoidance of doubt, the proceeds deposited in the Trust Account and the interest earned thereon shall not be used to pay for any excise tax due under the IR Act in connection with any redemptions of the public shares in connection with any redemption event.

As described under the section of this proxy statement entitled “Questions and Answers About the Proposals for PubCo Stockholders—What happens if the business combination is not consummated or is terminated?” if the business combination is not consummated and PubCo has not consummated an initial business combination by July 1, 2023 (unless extended in accordance with the Extension Procedures), we will redeem the Class A common stock in a liquidating distribution. We do not expect such redemption in connection with the liquidating distribution to be subject to the excise tax under the Notice, however such expectation is subject to a number of factual and legal uncertainties, including further guidance from the U.S. Department of the Treasury.

The ongoing military action between Russia and Ukraine could adversely affect our business, financial condition and results of operations.

On February 24, 2022, Russian military forces launched a military action in Ukraine, and sustained conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, increases in inflation and interest rates, instability in financial markets, supply chain interruptions, political and social instability, labor shortages, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage.

The situation is rapidly evolving and the United States, the European Union, the United Kingdom and other countries may implement additional sanctions, export controls or other measures against Russia, Belarus and other countries, regions, officials, individuals or industries in the respective territories. Such sanctions and other measures, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect our business, financial condition and results of operations.

We are actively monitoring the situation in Ukraine and assessing its impact on our business. To date we have not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. We are unable to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have a substantial impact on the global economy and our business for an unknown period of time. Any of the abovementioned factors could affect our business, financial condition and results of operations. Any such disruptions may also magnify the impact of other risks described in this proxy statement.

Risks Related to Third Parties

We currently rely on third-party service providers and their systems for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our users.

We rely on third parties and their systems in connection with many aspects of our business, including our kiosk manufacturers, our retail partners, logistics providers, and banks; cloud computing services and data centers that provide facilities, infrastructure, website functionality and access, components, and services, including databases and data center facilities and cloud computing; as well as third parties that provide outsourced user service, compliance support and product development functions, which are critical to our operations. Because we rely on third parties to provide these services and systems and to facilitate certain of our business activities, we face increased operational risks. We do not directly manage the operation of any of these third parties, including their data center facilities that we use. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, theft, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (including the COVID-19 pandemic) and similar events. For example, on February 24, 2021, the U.S. Federal Reserve’s payments network experienced an outage, which had the potential to result in reduced functionality for certain of our products. In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our services, impose additional costs or requirements on us or our users, or give preferential treatment to competitors. There can be no assurance that third parties that provide services to us or to our users on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or systems or perform their responsibilities to us or our users on our behalf, such as if third-party service providers close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, user dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

Many of our kiosks and key components to these kiosks are procured from a single or limited number of suppliers. Thus, we are at risk of shortage, price increases, tariffs, changes, delay, or discontinuation of these kiosks or components, which could disrupt and materially and adversely affect our business.

Due to our reliance on the components or products produced by certain of our suppliers, we are subject to the risk of shortages and long lead times or other disruptions in the supply of certain components or products. Our ongoing efforts to identify alternative manufacturers for the assembly of our products and for many of the single-sourced components used in our products may not be successful. In the case of off-the-shelf and other hardware components of our kiosk-based equipment, we are subject to the risk that our suppliers may discontinue or modify them, or that the components may cease to be available on commercially reasonable terms, or at all. We have in the past experienced, and may in the future experience, component shortages or delays or other problems in product assembly, and the availability of these components or products may be difficult to predict. For example, our manufacturers may experience temporary or permanent disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, the occurrence of a contagious disease or illness, component or material shortages, cost increases, acquisitions, insolvency, bankruptcy, business shutdowns, trade restrictions, changes in legal or regulatory requirements, or other similar problems. The current global supply chain disruptions and shortages, in particular with respect to integrated circuits, have affected our supply chain and resulted in low levels of inventory for some of our hardware products. Therefore our suppliers may be unable to timely fulfill orders for some hardware products. These hardware shortages could negatively affect our ability to deploy our kiosks and serve our users, and if such shortages continue for an extended period of time, could materially and adversely impact our financial results.

Additionally, various sources of supply-chain risk, including strikes or shutdowns at delivery ports or loss of or damage to our products while they are in transit or storage, intellectual property theft, losses due to tampering, third-party vendor issues with quality or sourcing control, failure by our suppliers to comply with applicable laws and regulation, potential tariffs or other trade restrictions, or other similar problems could limit or delay the supply of our products or harm our reputation. In the event of a shortage or supply interruption from suppliers of these components, such as the current global shortage of integrated circuits, we may not be able to develop alternate sources quickly, cost-effectively, or at all. Any interruption or delay in manufacturing, component supply, any increases in component costs (or prices charged by our vendors generally), or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to provide our products and services to users. This could harm our relationships with our users and retail partners, prevent us from acquiring new users and merchants, and materially and adversely affect our business.

A substantial portion of our kiosks are placed with a small number of retailers today. The expiration, termination or renegotiation of any of these contracts with our top retail partners, or if one or more of our top retail partners were to cease doing business with us, or substantially reduce its dealings with us, could cause our revenues to decline significantly and our business, financial condition and results of operations could be adversely impacted.

For the year ended December 31, 2022 and the three months ended March 31, 2023, we derived approximately 32% and 31%, respectively, of our total revenue from kiosks placed at the locations of our largest retail partner, Circle K, under individual corporate and franchisee lease agreements.

Because a significant portion of our kiosks are placed with a small number of retailers, a portion of our future revenues and operating income depends upon the successful continuation of our relationship with our top retail partners and the loss of any of our largest retail partners, a decision by any one of them to reduce the number of our kiosks placed in their locations, or a decision to sell or close their locations could result in a decline in our revenues or otherwise adversely impact our business operations. Furthermore, if their financial conditions were to deteriorate in the future, and as a result, one or more of these retail partners were required to close a significant number of their store locations, our revenues would be significantly impacted.

Additionally, these retail partners may elect not to renew their contracts when they expire. Even if our major contracts are extended or renewed, the renewal terms may be less favorable to us than the current contracts. If any of our largest retail partners enters bankruptcy proceedings and rejects its contract with us, fails to renew its contract upon expiration, or if the renewal terms with any of them are less favorable to us than under our current contracts, it could result in a decline in our revenues and profits and have a material adverse impact on our operations and cash flows.

Risks Related to Management and Employees

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results, and financial condition.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, members of our executive team, and other key employees across product, engineering, risk management, finance, compliance and legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of the digital financial system, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few key employees or senior leaders, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could adversely impact our operating results and impair our ability to grow.

Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in cryptocurrencies, entities, and other initiatives and digital asset-related businesses, which could adversely affect our business and reputation.

Certain of our officers, directors, and employees are involved with or active investors in certain digital asset-related businesses, such as cryptocurrency miners, as well as active investors in digital asset projects themselves, and may make investment decisions that favor projects that they have personally invested in. Our largest stockholders may also make investments in these digital asset projects. Similarly, certain of our directors, officers, employees, and large stockholders may hold cryptocurrencies that we are considering supporting, and may be more supportive of such listing notwithstanding legal, regulatory, and other issues associated with such cryptocurrencies. While we have instituted policies and procedures to limit and mitigate such risks, there is no assurance that such policies and procedures will be effective, or that we will be able to manage such conflicts of interests adequately. If we fail to manage these conflicts of interests, or we receive unfavorable media coverage with respect to actual or perceived conflicts of interest, our business may be harmed and the brand, reputation and credibility of our company may be adversely affected.

Risks Related to Our Organizational Structure and the Tax Receivable Agreement

PubCo will be a holding company. Our sole material asset after completion of the business combination will be our interests in BT HoldCo, and we are accordingly dependent upon distributions from BT HoldCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

PubCo will be a holding company and will have no material assets other than its ownership of equity interests in BT HoldCo. As such, PubCo will not have any independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of BT HoldCo and its subsidiaries (including BT OpCo), and distributions PubCo receives from BT HoldCo.

BT HoldCo will be treated after the Closing as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to entity-level U.S. federal income taxation. Instead, taxable income will be allocated to the unitholders of BT HoldCo. Furthermore, BT OpCo will be disregarded as an entity separate from BT HoldCo for U.S. federal income tax purposes. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of BT HoldCo, which will include income of BT OpCo. To the extent BT HoldCo has available cash, we generally intend to cause BT HoldCo to make pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to cover our tax obligations, to satisfy our payment obligations under the Tax Receivable Agreement and to cover our corporate and other overhead expenses. There can be no assurance that BT HoldCo and its subsidiaries (including BT OpCo) will generate sufficient cash flow to distribute funds to us, or that applicable state law and contractual restrictions, including negative covenants in any financing agreements of BT HoldCo or its subsidiaries (including BT OpCo), will permit such distributions. To the extent that we need funds and BT HoldCo or its subsidiaries (including BT OpCo) are restricted from making such distributions under applicable law or under the terms of any financing agreements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Following the Closing, we will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, will qualify for, and will and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Because Brandon Mintz (through his ownership interests in BT Assets) will own a majority of the voting power of the outstanding PubCo common stock following the Closing, we will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under the Nasdaq rules, a listed company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

These requirements will not apply to us as long as we remain a controlled company, and we will rely on two of these exemptions after the Closing. As a result, we will not have a fully independent compensation committee or a fully independent nominating and corporate governance committee. We may in the future also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemptions, holders of PubCo Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Brandon Mintz and his affiliates (including BT Assets) own a substantial majority of the PubCo common stock and will have the right to appoint a majority of our board members, and his interests may conflict with those of other stockholders.

Holders of our voting stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the PubCo Amended and Restated Charter. Immediately following the Closing, BT Assets, which is controlled by Brandon Mintz, will own 100% of the PubCo Class V common stock (representing, assuming minimum redemptions and no Incentive Issuances, 91.4% of our total voting power). As a result of BT Assets’ majority ownership, we will be a “controlled company” within the meaning of Nasdaq corporate governance standards and BT Assets will be able to substantially influence matters requiring stockholder or board approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents and significant corporate transactions, and certain decisions we make with respect to directing the manager of BT HoldCo. In particular, as discussed elsewhere in this proxy statement, for so long as BT Assets continues to own a majority of our voting stock, Brandon Mintz, through BT Assets, will be able to substantially influence matters requiring stockholder or board approval, including the election of directors, approval of any potential acquisition of us, changes to our organizational documents and significant corporate transactions and certain board decisions with respect to the management of BT HoldCo. This concentration of ownership makes it unlikely that any other holder or group of holders of PubCo common stock or preferred stock will be able to affect the way we and BT HoldCo are managed or the direction of our business. Furthermore, the concentration of ownership could deprive you of an opportunity to receive a premium for your shares of PubCo Class A common stock as part of a sale of us and ultimately might adversely affect the trading price of the PubCo Class A common stock to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder. The interests of BT Assets and Brandon Mintz, who will serve as our Chief Executive Officer and President after the Closing, with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders.

For example, the interests of BT Assets may conflict with the interests of our other stockholders in light of the Tax Receivable Agreement and its ownership of the BT HoldCo Preferred Units. In particular, BT Assets’ right to receive payments under the Tax Receivable Agreement could influence its decisions regarding whether and when to support the disposition of assets, the incurrence or refinancing of new or existing indebtedness, the timing or amount of distributions by BT HoldCo or the termination of the Tax Receivable Agreement and acceleration of our obligations thereunder. The determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration tax or other interests of BT Assets, including the effect of such positions on our obligations under the Tax Receivable Agreement and with respect to the amount of tax distributions, which may differ from our interests or the interests of our other stockholders. In addition, BT Assets’ ownership of the BT HoldCo Preferred Units and the right to receive distributions pursuant thereto could influence decisions regarding the timing or amount of distributions by BT HoldCo, and BT Assets’ interests in connection with such matters may differ from the interests of our other stockholders. These decisions could adversely affect our liquidity or financial condition.

We will be required to make payments to BT Assets under the Tax Receivable Agreement for certain Tax Attributes, and no such payments will be made to any party other than BT Assets. The amounts of such payments could be significant.

At the Closing of the business combination, we will enter into a Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, we will generally be required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that we actually realize, or in certain circumstances are deemed to realize, as a result of certain Tax Attributes, including:

•

existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by us at the Closing and thereafter in accordance with the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•

tax basis adjustments resulting from our acquisition of BT HoldCo Common Units from BT Assets at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement);

•	disproportionate tax-related allocations as a result of Section 704(c) of the Code; and

•	tax deductions in respect of interest payments deemed to be made by us in connection with the Tax Receivable Agreement.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of BT HoldCo. For purposes of the Tax Receivable Agreement, we will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, by comparing our actual tax liability to the amount we would have been required to pay had we not been able to utilize any of the Tax Attributes. The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of PubCo Class V common stock, the price of the PubCo Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo and BT OpCo, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to BT Assets’ review and consent). The IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by us are disallowed, BT Assets will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax

Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to BT Assets will be applied against and reduce any future cash payments otherwise required to be made by us to BT Assets under the Tax Receivable Agreement, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by us may not arise for a number of years following the initial time of such payment. Moreover, even if a challenge arises earlier, any such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes, which could materially impair our financial condition.

We expect that the payments that we will be required to make under the Tax Receivable Agreement could be substantial. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement. Moreover, the payments under the Tax Receivable Agreement will not be conditioned upon BT Assets having a continued ownership interest in us. See “Proposal No. 1 — The Business Combination Proposal —Related Agreements — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may be accelerated or significantly exceed the actual benefits we realize, if any, in respect of the Tax Attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement will provide that, in the case of certain early termination events (including certain changes of control, material breaches, or at our option subject to the approval of a majority of our independent directors), we will be required to make a lump-sum cash payment to BT Assets equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including that we will have sufficient future taxable income to fully utilize the Tax Attributes over certain specified time periods and that all BT HoldCo Common Units that had not yet been exchanged for PubCo Class A common stock, PubCo Class M common stock or cash are deemed exchanged.

Accordingly, as a result of these assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates. Consequently, our obligations under the Tax Receivable Agreement could have a material and adverse impact on PubCo’s liquidity and financial condition and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, assuming no material changes in the relevant tax law, we expect that if we experienced a change of control or the Tax Receivable Agreement were otherwise terminated immediately after the Closing, the estimated lump-sum payment would be approximately $90.2 million under the minimum redemption scenario. This estimated lump-sum payment is calculated using a discount rate equal to the Secured Overnight Financing Rate plus 100 basis points, applied against an undiscounted liability of approximately $134.6 million (based on the 21% U.S. federal corporate income tax rate and an estimated state and local income tax rate). These amounts are estimates and have been prepared for informational purposes only. The actual amount of such lump-sum payment could vary significantly. There can be no assurance that we will be able to finance such lump-sum payment. In addition, to the extent that we are unable to make such lump-sum payment for any reason, the unpaid amounts will be deferred and will accrue interest until paid. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

In the event that our payment obligations under the Tax Receivable Agreement are accelerated upon certain changes of control, the consideration payable to holders of PubCo Class A common stock could be substantially reduced.

If we experience a change of control (as defined under the Tax Receivable Agreement), our obligation to make the lump-sum payment required under the Tax Receivable Agreement could result in holders of PubCo Class A common stock receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, BT Assets is not required to have a continued equity interest in us or BT HoldCo in order to receive payments under the Tax Receivable Agreement and therefore may not have an equity interest in us at the time of any such change of control. Accordingly, the interests of BT Assets may conflict with those of the holders of PubCo Class A common stock.

If BT HoldCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and BT HoldCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding Tax Attributes were subsequently determined to have been unavailable due to such status.

We and BT HoldCo intend to operate such that BT HoldCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges of BT Units pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement or other transfers of BT HoldCo Common Units could cause BT HoldCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that exchanges or other transfers of BT HoldCo Common Units qualify for one or more such safe harbors.

If BT HoldCo were to become a publicly traded partnership, significant tax inefficiencies might result for us and for BT HoldCo, including as a result of our inability to file a consolidated U.S. federal income tax return with BT HoldCo. In addition, we would no longer receive the benefit of certain increases in tax basis received as a result of our acquisition of HoldCo Common Units from BT Assets, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding Tax Attributes were subsequently determined to have been unavailable due to BT HoldCo’s status as a publicly traded partnership.

In certain circumstances, BT HoldCo will be required to make tax distributions to the BT HoldCo unitholders (including us) and the tax distributions that BT HoldCo will be required to make may be substantial. To the extent we receive tax distributions in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement and do not distribute such cash balances as dividends on PubCo Class A common stock, BT Assets could benefit from such accumulated cash balances if it exchanges its BT HoldCo Common Units pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement.

After the Closing, BT HoldCo will be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to U.S. federal income tax. Instead, taxable income will generally be allocated to the BT HoldCo unitholders (including us). The BT HoldCo Amended and Restated Limited Liability Company Agreement will require tax distributions be made by BT HoldCo to the BT HoldCo unitholders (including us), on a pro rata basis, to the extent funds of BT HoldCo are legally available for distribution and such distribution would not be prohibited under any credit facility or any other agreement to which BT HoldCo or any of its subsidiaries is a party, in each case, as determined by PubCo in its reasonable discretion. Tax distributions will be made on a quarterly basis to each unitholder based on such unitholder’s allocable share of the taxable income of BT HoldCo and an assumed tax rate (and, in the case of PubCo, taking into account our obligations under the Tax Receivable Agreement). The assumed tax rate will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher), taking into account certain assumptions and without regard to the actual final tax liability of any unitholder. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — BT HoldCo Amended and Restated Limited Liability Company Agreement.”

As a result of (i) potential differences in the amount of net taxable income allocable to us and to BT Assets, (ii) the lower maximum tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating BT HoldCo’s tax distribution obligations, we may receive distributions significantly in excess of our actual tax liabilities and our obligations to make payments under the Tax Receivable Agreement. We will have no obligation to distribute such cash balances to our stockholders. If we do not distribute such cash balances as dividends on PubCo Class A common stock and instead, for example, hold such cash balances or lend them to BT HoldCo, BT Assets would benefit from any value attributable to such accumulated cash balances as a result of its right to acquire shares of PubCo Class A common stock, PubCo Class M common stock or, at our election, an amount of cash equal to the fair market value thereof, in exchange for its BT HoldCo Common Units.

If we were deemed an “investment company” under the Investment Company Act, following the Closing, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

•

it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of operating BTMs that allow users to purchase Bitcoin with cash and not primarily in the business of investing, reinvesting or trading in securities. We do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that BT Assets is, or that BT OpCo, BT HoldCo or PubCo will be, an “orthodox” investment company as described in the first bullet point above. Furthermore, PubCo will treat each of BT OpCo and BT HoldCo as a majority-owned subsidiary for purposes of the Investment Company Act. Therefore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis following the Closing will comprise assets that could be considered investment securities. Accordingly, we do not believe that PubCo, BT HoldCo or BT OpCo will be an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. In addition, we believe we will not be an investment company under section 3(b)(1) of the Investment Company Act because we will be primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. Following the Closing, we intend to continue to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including BT HoldCo and BT OpCo) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among BT OpCo, us or our senior management team, or any combination thereof and materially and adversely affect our business, financial condition and results of operations.

Following the business combination, our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

As a holding company, we will be dependent upon the ability of BT OpCo to generate earnings and cash flows and distribute them to us (through BT HoldCo) so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreement) and pay to our stockholders any dividends that our board of directors may declare, in its sole discretion, in the future. See “— We are not obligated to, and do not intend to pay dividends on any class of our common stock for the foreseeable future. Following the business combination, our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure, our financing arrangements and applicable provisions of Delaware law.” We expect to cause BT HoldCo to make distributions to its members. However, the ability of BT HoldCo to make such distributions to holders of its Common Units will be subject to its operating results, cash requirements and financial condition, restrictive covenants in our debt instruments, preferential distributions to the holders of the BT HoldCo Preferred Units and applicable Delaware law (which may limit the amount of funds available for distribution to its members). Our ability to declare and pay dividends to our stockholders is likewise subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of future dividends, if any, on PubCo Class A common stock or PubCo Class M common stock.

Risks Related to Our Indebtedness

We anticipate that, upon completion of the business combination, we will continue to be party to debt agreements (and we may in the future become party to new debt agreements) that could restrict our operations and impair our financial condition. The agreements governing our indebtedness will impose restrictions on us that limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under our debt.

The agreements governing our Term Loan include restrictive covenants that, among other things, restrict our ability to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase equity interests and prepay certain indebtedness;

•	create liens;

•	enter into transactions with affiliates;

•	modify the nature of our business;

•	transfer and sell assets, including material intellectual property;

•	enter into agreements prohibiting our ability to grant liens in favor of our senior secured creditors;

•	amend or modify the terms of any junior financing arrangements;

•	amend our organizational documents; and

•	merge, dissolve, liquidate or consolidate.

In addition, our Term Loan includes other restrictions. Our failure to comply with the terms and covenants of our indebtedness could lead to a default under the terms of the governing documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable.

As of March 31, 2023, our total indebtedness, excluding unamortized debt discounts and debt issuance costs of $1.6 million, was $37.1 million. Following the completion of the business combination, we expect to amend and restate our existing Term Loan, with such balances remaining outstanding. Such amendment and restatement could be on terms less favorable than those under the current Term Loan, including higher interest rates, shorter terms, and/or more onerous restrictive covenants. We may also incur significant additional indebtedness in the future.

Our substantial indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our obligations;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions;

•	limiting our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other purposes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to fund payments on our debt, thereby reducing funds available for operations and other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	making us more vulnerable to increases in interest rates; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments.

Our ability to make scheduled payments on or to refinance our indebtedness and financial commitments depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions including financial, business and other factors beyond our control. We may be unable to generate sufficient cash flow to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund debt and other obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to service our debt would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. If we face substantial liquidity problems, we might be required to sell assets to meet debt and other obligations. Our debt restricts our ability to dispose of assets and dictates our use of the proceeds from such disposition.

We may not be able to consummate dispositions, and the proceeds of any such disposition may be inadequate to meet obligations. We may be unable to access adequate funding as a result of a decrease in lender commitments due to an unwillingness or inability on the part of lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover a defaulting lender’s portion. As a result, we may be unable to execute our business plan, make acquisitions or otherwise conduct operations, which would have a material adverse effect on our financial condition and results of operations.

Increases in interest rates could adversely affect our business.

We require continued access to capital. Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities, reduce cash flow, and place us at a competitive disadvantage. Recent and continuing disruptions and volatility in the global capital markets may lead to a contraction in credit availability impacting our ability to finance our operations. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect our financial condition and results of operations.

Risks Related to Our Class A Common Stock

The market price of PubCo Class A common stock may be volatile, and could decline significantly and rapidly. Market volatility may affect the value of an investment in PubCo Class A common stock and could subject us to litigation.

The market price of PubCo Class A common stock could be subject to wide fluctuations in response to the risk factors described in this proxy statement and others beyond our control, including:

•	the number of shares of PubCo Class A common stock publicly owned and available for trading;

•	overall performance of the equity markets or publicly-listed financial services, cryptocurrency and technology companies;

•	our actual or anticipated operating performance and the operating performance of our competitors;

•	changes in the projected operational and financial results we provide to the public or our failure to meet those projections;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet the estimates or the expectations of investors;

•	any major change in our board of directors, management or key personnel;

•	issuance of shares of PubCo Class A common stock;

•	the highly volatile nature of the digital financial system and the prices of cryptocurrencies;

•	rumors and market speculation involving the digital financial system or us or other companies in our industry;

•

announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures or capital commitments; and

•	other events or factors, including those resulting from COVID-19, political instability and acts of war, or terrorism, or responses to these events, including the current conflict in Ukraine.

Furthermore, the stock market has recently experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies and financial services, cryptocurrency and technology companies in particular. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general macroeconomic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of PubCo Class A common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

The class structure of our common stock will have the effect of concentrating voting control within Brandon Mintz and his affiliates (including BT Assets); this will limit or preclude your ability to influence corporate matters.

PubCo Class M common stock and PubCo Class V common stock each has ten votes per share, and PubCo Class A common stock and PubCo Class O common stock each has one vote per share. Because of the ten-to-one voting ratio between PubCo Class M common stock and PubCo Class V common stock, on the one hand, and all other classes of our voting stock, on the other hand, immediately after the Closing, the holder(s) of PubCo Class V common stock will collectively hold more than a majority of the combined voting power of our common stock, and therefore such holders will be able to control all matters submitted to our stockholders for approval. In the event Brandon Mintz and his affiliates (including, without limitation, BT Assets) cease to beneficially own in the aggregate (directly or indirectly) a number of shares of PubCo Class M common stock and PubCo Class V common stock that, in the aggregate, is at least 20% of the voting power represented by the shares of PubCo Class V common stock held by them, in the aggregate, as of immediately after the Closing, (i) each of the then-outstanding shares of PubCo Class M common stock will automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of PubCo Class A common stock and (ii) each of the then-outstanding shares of PubCo Class V common stock will automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of PubCo Class O common stock, in each case without any further action required on the part of BT PubCo or any other person.

Any purported transfer or assignment of shares of PubCo Class O common stock or PubCo Class V common stock which is not permitted by or otherwise provided for under the PubCo Amended and Restated Charter will be null and void and not recognized or given effect. Transfers by holders of PubCo Class M common stock will generally result in those shares converting to PubCo Class A common stock, subject to limited exceptions. Such conversions of PubCo Class M common stock to PubCo Class A common stock upon transfer will have the effect, over time, of increasing the relative voting power of those other holders of PubCo Class M common stock (if any) who retain their shares in the long-term. However, because of the nature of the relative voting power of our classes of common stock, the holders of PubCo Class V common stock and PubCo Class M common stock, notwithstanding conversions of shares thereof conversions, may continue to control a majority of the combined voting power of our outstanding capital stock.

We are not obligated to, and do not intend to pay dividends on any class of PubCo common stock for the foreseeable future. Following the business combination, our ability to pay dividends to our stockholders will be subject to the discretion of our board of directors and may be limited by our holding company structure, our financing arrangements and applicable provisions of Delaware law.

We have never declared or paid any cash dividends on any class of PubCo common stock, are not obligated to pay, and do not intend to pay any cash dividends in the foreseeable future. We anticipate that for the foreseeable future we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Our payment of any dividends will be subject to contractual and legal restrictions and other factors that our board of directors deems relevant.

The PubCo Amended and Restated Charter contains an exclusive forum provision for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

The PubCo Amended and Restated Charter provides that, to the fullest extent permitted by law, and unless we provide consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the PubCo Amended and Restated Charter or the PubCo Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, provided that this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and the PubCo Amended and Restated Charter provides that the federal district courts of the United States of America are, to the fullest extent permitted by law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum. Our decision to adopt an exclusive forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the exclusive forum provision should be enforced in a particular case, application of the exclusive forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The exclusive forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act to the fullest extent permitted by law. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities will be deemed to have notice of and consented to our exclusive forum provisions. These provisions may limit our stockholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the PubCo Amended and Restated Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Anti-takeover provisions contained in the PubCo Amended and Restated Charter, the PubCo Amended and Restated Bylaws and provisions of Delaware law could impair a takeover attempt.

The PubCo Amended and Restated Charter, PubCo Amended and Restated Bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of PubCo Class A common stock. Among other things, the class structure of PubCo common stock provides holders of PubCo Class M common stock and PubCo Class V common stock with the ability to significantly influence the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of PubCo common stock. Further, the PubCo Amended and Restated Charter and PubCo Amended and Restated Bylaws include provisions (i) providing our directors with the exclusive ability (subject to the rights of holders of any series of preferred stock) to fill a vacancy on the board of directors; (ii) authorizing our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors; (iii) after BT PubCo no longer qualifies as a “controlled company” under applicable Nasdaq listing rules, limiting stockholders’ ability (a) to call special meetings of stockholders, (b) to require special meetings of stockholders to be called and (c) to take action by written consent; (iv) requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and (v) not permitting cumulative voting rights. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we would normally be subject to certain provisions of Delaware law, including Section 203 of the DGCL, which prevents certain stockholders holding more than 15% of our outstanding capital stock from engaging in certain business combinations without the approval of our board of directors or the holders of at least two-thirds of our outstanding voting stock not held by such stockholder. We expressly elect not to be subject to Section 203 in the PubCo Amended and Restated Charter.

Any provision of the PubCo Amended and Restated Charter, PubCo Amended and Restated Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our PubCo Class A common stock.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This, as well as other future sales of PubCo Class A common stock in the public market, or the perception that any such sales may occur, could cause the market price of PubCo Class A common stock to drop significantly, even if BT PubCo’s business is doing well, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. Subject to certain limitations and exceptions, BT Unitholders may exchange their BT Units, together with shares of PubCo Class V common stock or PubCo Class O common stock, for shares of PubCo Class M common stock or PubCo Class A common stock, respectively (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions) and then transfer those shares of PubCo Class M common stock (which, in that, case automatically convert into shares of PubCo Class A common stock) or sell those shares of PubCo Class A common stock. This could cause the market price of PubCo Class A common stock to drop significantly, even if BT PubCo’s business is doing well. Sales of a substantial number of shares of PubCo Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of PubCo Class A common stock. We may file one or more registration statements prior to or shortly after the closing of the business combination to provide for the resale from time to time of restricted shares issued as consideration in the business combination. As restrictions on resale end and the registration statements are available for use, the market price of PubCo Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public stockholders will experience dilution as a consequence of, among other transactions, the issuance of certain of our securities as consideration in the business combination as well as future issuances pursuant to the Incentive Equity Plan. Having a minority share position may reduce the influence that GSRM’s current stockholders have on the management of BT PubCo.

The issuance of a significant number of shares of PubCo Class A common stock and other securities of PubCo in the business combination will dilute the equity interest of existing GSRM stockholders in BT PubCo and may adversely affect prevailing market prices for GSRM’s public shares and/or public warrants.

It is anticipated that, upon completion of the business combination and assuming minimum redemptions of shares of PubCo Class A common stock and no Incentive Issuances in connection with the business combination, BT PubCo’s ownership will be as follows: (1) PubCo’s public stockholders will own approximately 17.0% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 2.3% of the voting power of PubCo); (2) the Sponsor will own approximately 12.3% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 1.4% of the voting power of PubCo); and (3) BT Assets will own approximately 70.7% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class V common stock, which will be non-economic and represents approximately 96.3% of the voting power in PubCo as the PubCo Class V common stock will carry ten votes per share). As a result of the voting power controlled by BT Assets, following the business combination, BT PubCo will qualify as a “controlled company” within the meaning of applicable Nasdaq listing rules. BT Assets is controlled by Brandon Mintz, and consequently Brandon Mintz will, for so long as he controls BT Assets, control the vote of all matters submitted to a vote of BT PubCo’s stockholders through BT Assets’ ownership of approximately 91.5% of the voting power of BT PubCo’s outstanding common stock following the business combination. In addition to his voting power, Brandon Mintz, through BT Assets, is entitled to nominate five directors to the BT PubCo board of directors pursuant to the Transaction Agreement at

Closing. In turn, BT PubCo will hold approximately 29.3% of the BT Units and BT Assets will hold approximately 70.7% of the BT Units, which interests will be controlled Brandon Mintz for so long as he controls BT Assets. The ownership percentage with respect to BT PubCo (a) does not take into account (1) GSRM public warrants to purchase PubCo Class A common stock that will remain outstanding immediately following the business combination or other securities issued in connection with the business combination or (2) the issuance of any shares upon completion of the business combination under the Incentive Equity Plan, but (b) does include founder shares, which (subject to forfeiture as described elsewhere in this proxy statement) will automatically convert into shares of PubCo Class A common stock and PubCo Class E common stock on a one-for-one basis upon the consummation of the business combination (such shares will be subject to transfer restrictions). If the actual facts are different from these assumptions, the above levels of ownership interest will be different.

Future issuances of shares of PubCo Class A common stock or PubCo Class O common stock, including pursuant to the Incentive Equity Plan, may significantly dilute the equity interests of existing holders of GSRM’s securities and may adversely affect prevailing market prices for BT PubCo’s securities.

The value of the shares of PubCo common stock may be substantially less than the estimated per-share redemption price of approximately $10.38 as of March 31, 2023.

In connection with the business combination, GSRM will incur substantial transaction costs. In addition, non-redeeming GSRM stockholders will incur significant dilution as a result of the potential exercise of the PubCo public warrants, PubCo private warrants and BT OpCo Earnout Units. As a result, the value of the shares of PubCo common stock in and after the business combination may be substantially less than the estimated per-share redemption price of approximately $10.38 as of March 31, 2023. For a calculation of potential values, see the section entitled “Proposal No. 1 – The Business Combination Proposal — Trust Value Per Share.”

We may issue preferred stock whose terms could adversely affect the voting power or value of the PubCo Class A common stock.

The PubCo Amended and Restated Charter will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the PubCo Class A common stock.

BT OpCo has identified material weaknesses in its internal control over financial reporting. If it is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence and materially and adversely affect its business and operating results, and it may face litigation as a result.

In connection with the preparation of BT OpCo’s consolidated financial statements as of December 31, 2022, management of BT OpCo identified material weaknesses in its internal control over financial reporting. The material weaknesses had not been remediated as of December 31, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The material weaknesses identified related to (i) the fact that BT OpCo did not have formalized system of internal control over financial reporting in place to ensure that risks are properly assessed, controls are properly designed and implemented and internal controls are properly monitored and functioning, (ii) BT OpCo’s reliance on IT systems and the use of service organizations to initiate, process, and record transactions, for which it did not evaluate or test the respective control objectives and data provided by the service organizations, and did not maintain a sufficient complement of formally documented general IT controls over access, segregation of duties, security, and change management, (iii) BT OpCo’s lack of technical accounting resources to analyze and apply technical accounting considerations, (iv) BT OpCo having insufficient controls in place to prevent potential unauthorized activity related to cryptocurrencies, and (v) an ineffective review over the consolidation process. Management of BT OpCo has concluded that these material weaknesses arose because, as a private company, BT OpCo did not have the necessary business processes, personnel and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. To address the material weaknesses, BT OpCo will need to add personnel as well as implement additional financial reporting processes. Management of BT OpCo intends to continue to take steps to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, further enhancing their accounting processes, and by monitoring the respective controls. Management will not be able to fully remediate these material weaknesses until these steps have been completed and the controls have been operating effectively for a sufficient period of time. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects or that the actions that management may take in the future will be sufficient to remediate the control deficiencies that led to the material weaknesses in BT OpCo’s internal control over financial reporting or that they will prevent or detect potential future material weaknesses. BT OpCo’s current controls and any new controls that management develops may become inadequate because of changes in conditions in the business and weaknesses in disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm the operating results or cause BT OpCo to fail to meet the reporting obligations and may result in a restatement of BT OpCo’s financial statements for prior periods.

BT OpCo’s independent registered public accounting firm is not required to attest to the effectiveness of the internal control over financial reporting until after BT OpCo is no longer an “emerging growth company” as defined in the JOBS Act. At such time, BT OpCo’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which the internal control over financial reporting is documented, designed or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of the internal control over financial reporting that will eventually be required to be included in BT PubCo’s periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in BT PubCo’s reported financial and other information, which would likely have a negative effect on the trading price of the PubCo Class A common stock. In addition, if the combined company is unable to meet the requirements, it may not be able to continue to be listed on Nasdaq, which could have an adverse effect on the liquidity of your investment.

Risks Related to GSRM and the Business Combination

Sponsor, GSRM’s directors and officers and the BT Entities’ managing member, directors and managers, as applicable, and officers may each have interests in the business combination different from the interests of public GSRM stockholders.

Executive officers of GSRM and the BT Entities negotiated the terms of the Transaction Agreement, and the boards of directors of GSRM and the managing member, board of directors or board of managers, as applicable, of the BT Entities determined that entering into the Transaction Agreement was in the best interests of GSRM and the BT Entities, respectively, and their respective equityholders, declared the Transaction Agreement advisable and recommended that GSRM stockholders approve the Proposals in order to effect the business combination. In considering these facts and the other information contained in this proxy statement, you should be aware that GSRM’s executive officers and directors and the BT Entities’ executive officers and managing member, directors and managers, as applicable, may have financial interests in the business combination that may be different from, or in addition to, the interests of public GSRM stockholders. The board of directors of GSRM and the managing member, board of directors or board of managers, as applicable, of the BT Entities were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the business combination and, with respect to the board of directors of GSRM, in recommending to GSRM’s stockholders that they vote to approve the business combination.

In addition, when considering the board of directors of GSRM’s recommendation that GSRM stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, GSRM’s stockholders should be aware that Sponsor has interests in the business combination that may be different from, in addition to, or conflict with the interests of GSRM’s stockholders in general.

The personal and financial interests of Sponsor, GSRM’s directors and officers, and the BT Entities’ manager, directors and managers, as applicable, and officers may have influenced their motivation in selecting the BT Entities as a business combination target, completing a business combination with the BT Entities, and operating the business of BT OpCo thereafter. In considering the recommendation of the board of directors of GSRM in favor of the business combination, GSRM stockholders should consider these interests, including that Sponsor will benefit from the completion of a business combination and may have an incentive to complete an acquisition of a less favorable target company or on terms less favorable to GSRM stockholders rather than liquidate GSRM. Sponsor does not hold any ownership interests in the BT Entities.

An additional potential conflict of interest between the GSRM’s stockholders and its directors and officers is that GSRM’s Existing Charter waives the corporate opportunities doctrine, which would allow the directors and officers of GSRM to pursue opportunities that may have been suitable for GSRM. While the corporate opportunities doctrine has been waived in GSRM’s Existing Charter, neither the principals of Sponsor nor any GSRM directors or officers has taken an opportunity that could have been pursued by GSRM since the formation of GSRM and the waiver did not have an impact on GSRM’s search for a potential business combination target. For a further discussion of the interests of Sponsor, GSRM’s directors and officers, and BT OpCo’s directors and officers in the business combination, see “Certain Relationships and Related Person Transactions.”

The opinion received by the GSRM board of directors from Ladenburg prior to execution of the Transaction Agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Ladenburg delivered to the GSRM board of directors its opinion, dated as of August 24, 2022, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the consideration to be paid by GSRM in the business combination is fair, from a financial point of view, to GSRM and GSRM stockholders other than the Sponsor and directors of GSRM who hold shares of GSRM. The opinion speaks only as of the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of BT OpCo, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of BT OpCo.

Sponsor has agreed to vote in favor of the business combination, regardless of how public GSRM stockholders vote.

Sponsor has agreed to, among other things, vote its shares of PubCo Class B common stock in favor of the Transaction Agreement and the Proposals set forth in this proxy statement, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Accordingly, Sponsor will not follow the practice of certain other blank check companies where the initial stockholders agree to vote their shares in accordance with the majority of the shares of PubCo common stock that are voted at the special meeting in connection with an initial business combination. As of the date of this proxy statement, Sponsor holds 7,906,250 of PubCo Class B common stock, representing 20.0% of outstanding PubCo Class A common stock and PubCo Class B common stock on an as-converted basis.

The Transaction Agreement contains provisions that prohibit GSRM from seeking an alternative business combination.

The Transaction Agreement contains provisions that prohibit GSRM and Sponsor from seeking alternative business combinations during the pendency of the business combination. These provisions include a general prohibition on GSRM from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. This restriction may prevent GSRM from pursuing an alternative transaction that would potentially offer greater value to GSRM’s stockholders than the business combination.

The consummation of the business combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Transaction Agreement may be terminated in accordance with its terms and the business combination may not be completed.

The Transaction Agreement is subject to a number of conditions which must be fulfilled in order to complete the business combination. Those conditions include: obtaining the PubCo Stockholder Approval; specified regulatory approvals shall have been obtained or the applicable waiting period shall have expired or been terminated, and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the business combination under any anti-trust laws shall have expired or been terminated; no Governmental Authority of competent jurisdiction shall have issued or entered any order, injunction, judgment, law or similar determination, and no law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the business combination; the Pre-Closing Restructuring shall have been consummated prior to the Closing in all material respects; the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) shall be no less than the PubCo Minimum Cash immediately prior to the Closing; as of immediately prior to Closing, (i) for states in which BT OpCo holds a money transmitter license and in which regulatory consent to a change of ownership/control is required as a result of the transactions contemplated by the Transaction Agreement, BT OpCo will have (x) notified the relevant regulator, and GSRM and its directors, executive officers and affiliates will have reasonably cooperated with the submission of information required with such notice and other required submissions, of any change of ownership/control at least 30 days in advance of Closing and (y) regulators of states representing no more than 20% of the BT Entities’ total revenue will have expressly denied to consent to any such change of ownership/control resulting from the transactions contemplated by the Transaction Agreement other than as a result of the failure of GSRM and its directors, executive officers and affiliates to reasonably cooperate with the submission of information required with such notice and other required submissions, which denial is not curable within 45 days of receipt of such denial, and (ii) for all other states in which BT OpCo conducts business, the BT Entities shall have not failed to file applications for money transmitter licenses (or similar licenses) if such states representing more than 20% of the BT Entities’ total revenue (on an annualized basis based on the average monthly revenue for the three months prior to the date of the Transaction Agreement) notify the BT Entities in writing prior to seven days in advance of Closing that a money transmitter license (or similar license) is required; the PubCo Class A common stock shall have been approved for listing on Nasdaq, as of immediately prior to Closing; GSRM shall have net tangible assets of at least $5,000,001; and the performance by both parties of their covenants and agreements.

In the event that the revenue conditions noted above in provisos (i)(y) and (ii) of the preceding paragraph are met and the business combination is consummated, but a significant number of regulators deny to consent to a change of ownership/control as a result of the transactions contemplated by the Transaction Agreement, BT OpCo’s revenues will be negatively impacted and the per share value of shares held by PubCo stockholders may be significantly less than the estimated per share redemption price of $10.38 as of March 31, 2023. In addition, if the events described above were to occur, GSRM will communicate this by filing a Current Report on Form 8-K.

The parties to the Transaction Agreement may amend the terms of the Transaction Agreement or waive one or more of the conditions to the business combination, and the exercise of discretion by GSRM’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Transaction Agreement may result in a conflict of interest when determining whether such changes or waivers are in the best interests of GSRM’s stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Transaction Agreement, may cause GSRM to agree to amend the Transaction Agreement, to consent to actions or to waive closing conditions or other rights that GSRM is entitled to under the Transaction Agreement. Such events could arise because of changes in the course of BT OpCo’s business, a request by the BT Entities to undertake actions that would otherwise be prohibited by the terms of the Transaction Agreement or the occurrence of other events that would have a material adverse effect on BT OpCo’s business. In any of such circumstances, it would be in GSRM’s discretion, acting through the GSRM board of directors, to grant GSRM’s consent or waive GSRM’s rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he may believe is best for GSRM’s stockholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action.

As of the date of this proxy statement, GSRM does not believe there will be any material changes or waivers that its directors and officers would be likely to make after stockholder approval of the business combination has been obtained. While changes could be made without further stockholder approval, if there is a change to the terms of the business combination that would have a material impact on the stockholders, GSRM will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of GSRM’s stockholders with respect to the Business Combination Proposal.

GSRM does not have a specified maximum redemption threshold. Redemptions by public GSRM stockholders may make it more difficult for GSRM to complete the business combination as contemplated, or make it more difficult for PubCo to operate successfully following completion.

The Transaction Agreement provides that the BT Entities’ obligation to consummate the business combination is conditioned on, among other things, that the Sponsor and its affiliates shall arrange for the Minimum Condition PubCo Available Cash to equal at least $8,000,000 at Closing.

This condition is for the sole benefit of the BT Entities. If such condition is not met, and such condition is not or cannot be waived under the terms of the Transaction Agreement, then the Transaction Agreement could terminate and the proposed business combination may not be consummated. In addition, the closing conditions in the Transaction Agreement require that GSRM shall not have redeemed public shares in an amount that would cause GSRM to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. For more information about the conditions to the Closing of business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Transaction Agreement — Conditions to the Closing of the Business Combination.

There can be no assurance that the BT Entities could and would waive the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement). Furthermore, as provided in GSRM’s Existing Organizational Documents, in no event will GSRM redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Transaction Agreement, then the Transaction Agreement could terminate and the proposed business combination may not be consummated.

On the other hand, if the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) is waived and the business combination is consummated with less than the PubCo Minimum Cash, the cash held by PubCo after the Closing may not be sufficient to allow PubCo to operate as contemplated and meet its financial obligations as they become due. The exercise of redemption rights with respect to a large number of GSRM’s public shares may make GSRM unable to take such actions as may be desirable in order to optimize the capital structure of PubCo after consummation of the business combination and GSRM may not be able to raise additional debt or equity financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing.

To the extent permitted by applicable law, Sponsor and/or their affiliates may engage in activities that may influence the vote on the business combination and reduce the public “float” of PubCo Class A common stock.

Subject to Rule 14e-5 under the Exchange Act, at any time prior to the special meeting, during a period when Sponsor and/or their affiliates are not then aware of any material nonpublic information regarding GSRM or its securities, they may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of PubCo Class A common stock. In such transactions, the purchase price for the PubCo Class A common stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the PubCo Class A common stock they acquire in such transactions. However, any PubCo Class A common stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood of: (i) satisfaction of the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement); (ii) otherwise limiting the number of public shares to be redeemed; and (iii) GSRM’s net tangible assets (as determined in accordance with Rule 3a51-(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such incentive arrangements may have a depressive effect on PubCo Class A common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the prevailing market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting. In addition, if such purchases are made, the public “float” of GSRM’s securities and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

As of the date of this proxy statement, GSRM has entered into the Non-Redemption Agreements with the Non-Redeeming Stockholders. GSRM may enter into additional non-redemption agreements with additional PubCo stockholders on substantially the same terms as the Non-Redemption Agreement. When any such additional non-redemption agreements are entered into, GSRM will file a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. For more information about the Non-Redemption Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Non-Redemption Agreements.”

GSRM is not registering the PubCo Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

GSRM is not registering the PubCo Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, GSRM will use its reasonable best efforts to file, and within 60 business days following the business combination to have declared effective, a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the PubCo Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. GSRM cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the PubCo Class A commons stock issuable upon exercise of the warrants are not registered under the Securities Act, GSRM will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and GSRM will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the PubCo Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, GSRM may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event GSRM so elects, it will not be required to file or maintain in effect a registration statement, but GSRM will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will GSRM be required to net cash settle any warrant or issue securities or other compensation in exchange for the warrants in the event that GSRM is unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the PubCo Class A common stock upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of PubCo Class A common stock and fraction of right included in the units. There may be a circumstance where an exemption from registration exists for holders of the private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants included as part of the units sold in the IPO. In such an instance, Sponsor and its permitted transferees (which may include GSRM’s directors and executive officers) would be able to exercise their warrants and sell the shares of PubCo Class A common stock underlying their warrants while holders of GSRM’s public warrants would not be able to exercise their warrants and sell the underlying shares of PubCo Class A common stock. If and when the warrants become redeemable by GSRM, it may exercise its redemption right even if GSRM is unable to register or qualify the underlying shares of PubCo Class A common stock for sale under all applicable state securities laws. As a result, GSRM may redeem the PubCo public warrants as set forth above even if the holders are otherwise unable to exercise their PubCo public warrants.

If third parties bring claims against GSRM, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share.

GSRM’s placing of funds in the Trust Account may not protect those funds from third-party claims against GSRM. Although GSRM seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which GSRM does business execute agreements with GSRM waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against GSRM’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, GSRM’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to GSRM than any alternative.

Examples of possible instances where GSRM may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with GSRM and will not seek recourse against the Trust Account for any reason. Upon redemption of the public shares, if GSRM is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with GSRM’s initial business combination, it will be required to provide for payment of claims of creditors that were not waived that may be brought against GSRM within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.15 per share initially held in the Trust Account, due to claims of such creditors.

Sponsor has agreed that it will be liable to GSRM if and to the extent any claims by a vendor for services rendered or products sold to GSRM, or a prospective target business with which it has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes as well as expenses relating to administration of the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under GSRM’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. GSRM has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of GSRM. GSRM has not asked the Sponsor to reserve for such indemnification obligations. Therefore, GSRM cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for its initial business combination and redemptions could be reduced to less than $10.15 per public share. In such event, GSRM may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of GSRM’s directors and officers will indemnify GSRM for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after GSRM distributes the proceeds in the Trust Account to the holders of the public shares, GSRM files a winding-up, insolvency or bankruptcy petition or an involuntary winding-up, insolvency or bankruptcy petition is filed against GSRM that is not dismissed, a court may seek to recover such proceeds, and GSRM and its board of directors may be exposed to claims of punitive damages.

If, after GSRM distributes the proceeds in the Trust Account to the holders of the public shares, GSRM files a winding-up, insolvency or bankruptcy petition or an involuntary winding-up, insolvency or bankruptcy petition is filed against GSRM that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as voidable. As a result, a liquidator could seek to recover all amounts received by the holders of the public shares. In addition, GSRM’s board of directors may be viewed as having breached its fiduciary duty to GSRM’s creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. GSRM cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to holders of the public shares, GSRM files a winding-up, insolvency or bankruptcy petition or an involuntary winding-up, insolvency or bankruptcy petition is filed against GSRM that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of GSRM’s stockholders and the per share amount that would otherwise be received by GSRM stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to GSRM’s public stockholders, GSRM files a winding-up, insolvency or bankruptcy petition or an involuntary winding-up, insolvency or bankruptcy petition is filed against GSRM that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in GSRM’s liquidation estate and subject to the claims of third parties with priority over the claims of GSRM’s stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by GSRM’s stockholders in connection with its liquidation may be reduced.

GSRM’s stockholders may be held liable for claims by third parties against GSRM to the extent of distributions received by them upon redemption of their shares.

If GSRM is forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, GSRM was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by GSRM’s stockholders. Furthermore, GSRM’s directors may be viewed as having breached their fiduciary duties to GSRM or its creditors or may have acted in bad faith, thereby exposing themselves and GSRM to claims, by paying holders of the public shares from the Trust Account prior to addressing the claims of creditors. GSRM cannot assure you that claims will not be brought for these reasons.

Past performance by GSRM’s management team, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in GSRM, and GSRM may be unable to provide positive returns to stockholders.

Past performance of GSRM’s management team is not a guarantee of the consummation of a successful business combination or their ability to successfully identify and execute a transaction. Certain of GSRM’s officers, directors and advisors have had management and deal execution experience with special purpose acquisition corporations in the past. You should not rely on the historical record of members of GSRM’s management team or their respective affiliates as indicative of future performance of an investment in GSRM or the returns PubCo will, or are likely to, generate going forward. Additionally, in the course of their respective careers, members of GSRM’s management team have been involved in businesses and deals that were unsuccessful.

Warrants will become exercisable for PubCo Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in further dilution to GSRM’s stockholders.

Outstanding warrants to purchase an aggregate of 43,848,750 shares of PubCo Class A common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing 30 days after the completion of the business combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of PubCo Class A common stock will be issued, which will result in further dilution to the holders of shares of PubCo Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of shares of PubCo Class A common stock. However, there is no guarantee that the PubCo public warrants will ever be in the money prior to their expiration, and as such, the PubCo public warrants may expire worthless.

The PubCo private placement warrants are identical to the PubCo public warrants except as otherwise set forth herein that: (1) they will not be redeemable by PubCo; (2) they (including the shares of PubCo Class A common stock issuable upon exercise of the PubCo private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by Sponsor until 30 days after the completion of PubCo’s initial business combination; (3) they may be exercised by the holders thereof on a cashless basis; and (4) they (including the shares of PubCo Class A common stock issuable upon exercise of the PubCo private placement warrants) are entitled to registration rights.

Holders of public shares may also experience dilution as a consequence of the issuance of any shares of PubCo Class A common stock pursuant to any Incentive Issuances, PIPE Subscriptions or pursuant to any purchase by third persons of additional shares of PubCo common stock.

In order to satisfy the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement), PubCo may issue a certain number of additional shares of newly issued PubCo Class A common stock to persons who may enter into written agreements with PubCo or BT HoldCo in connection with the Incentive Issuances. In addition, prior to Closing, the Sponsor and its affiliates shall be entitled to arrange for the purchase by third persons of additional shares of PubCo Class A common stock at a price per share of $10.00. Any such issuances will result in further dilution to the holders of shares of PubCo Class A common stock and increase the number of shares eligible for resale in the public market.

Since Sponsor paid only approximately $0.004 per share for its shares of PubCo Class B common stock, Sponsor could potentially make a substantial profit even if BT PubCo subsequently declines in value.

Sponsor acquired its shares of PubCo Class B common stock for an aggregate purchase price of $25,000, or approximately $0.004 per share. Even if PubCo Class A common stock trades at a price significantly below $10.00, the offering price for the units offered in the IPO, after the Closing of the business combination, Sponsor may still have an incentive to sell its PubCo Class A common stock because it purchased the shares at prices lower than the public stockholders. Public stockholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices. As such, the low acquisition cost of the PubCo Class B common stock creates an economic incentive whereby Sponsor could potentially make a substantial profit even if BT PubCo subsequently declines in value and is unprofitable for public stockholders.

Even if the business combination is consummated, the PubCo public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding PubCo public warrants approve of such amendment

The PubCo public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and GSRM. The Warrant Agreement provides that (a) the terms of the PubCo public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision or (ii) adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders of the PubCo public warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants; provided that if an amendment adversely affects the PubCo private placement warrants in a different manner than the PubCo public warrants or vice versa, then the vote or written consent of the registered holders of 65% of the PubCo public warrants and 65% of the PubCo private placement warrants, voting as separate classes, shall be required. Accordingly, GSRM may amend the terms of the PubCo public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding PubCo public warrants approve of such amendment. Although GSRM’s ability to amend the terms of the PubCo public warrants with the consent of at least 50% of the then outstanding PubCo public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the PubCo public warrants, convert the PubCo public warrants into cash or stock, shorten the exercise period or decrease the number of shares of PubCo Class A common stock purchasable upon exercise of a PubCo public warrants.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with GSRM.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against GSRM arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) GSRM irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. GSRM will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of GSRM’s warrants, shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant in any such enforcement action by service upon such warrantholder’s counsel in the foreign action as agent for such warrant holder .

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with GSRM, which may discourage such lawsuits. Alternatively, if a court were to find this provision of GSRM’s Warrant Agreement to be inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, GSRM may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect GSRM’s business, financial condition and results of operations and result in a diversion of the time and resources of GSRM’s management and board of directors.

GSRM may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

GSRM has the ability to redeem outstanding PubCo public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the last reported sale price of PubCo Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which GSRM sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share and provided certain other conditions are met. If and when the PubCo public warrants become redeemable by GSRM, GSRM may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding PubCo public warrants could force you (i) to exercise your PubCo public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) to sell your PubCo public warrants at the then-current market price when you might otherwise wish to hold your PubCo public warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo public warrants are called for redemption, is likely to be substantially less than the market value of your PubCo public warrants.

The PubCo public warrants are not currently redeemable as the last reported sale price of the PubCo Class A common stock has not exceeded $10.00 per share and the share price has never, and may never, equal or exceed $18.00 per share. We have no obligation to notify registered holders when the PubCo public warrants are exercisable or redeemable. If we elect to redeem the PubCo public warrants, we will fix a date for the redemption and notify the registered holders by mailing a notice of redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the redemption date.

The BT Entities and GSRM will incur significant transaction costs in connection with the business combination.

Each of GSRM and the BT Entities has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the business combination. The BT Entities and GSRM may also incur additional costs to retain key employees. The BT Entities and GSRM will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the business combination. The BT Entities and GSRM estimate $16.9 million in aggregate transaction costs. Oppenheimer has resigned and voluntarily waived any claims to the business combination marketing fee and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor. In addition, GSRM has separately incurred and paid approximately $4.0 million, net of reimbursement, of underwriting fees upon the closing of the IPO. Some of these costs are payable regardless of whether the business combination is completed; however, the payment of PubCo of the business combination marketing fee is contingent upon the completion of a business combination within the Combination Period, and the directors shall be authorized to distribute an amount equal to the business combination marketing fee, which is currently being held in the Trust Account, to the public stockholders if a business combination does not occur within the Combination Period. Additionally, the fees to be paid to the underwriters remain constant and are not adjusted based on the level of redemptions that occur prior to the business combination. If minimum redemptions occur, the effective business combination marketing and underwriting fees would be approximately 5.4% of the value of unredeemed PubCo Class A common stock. If the midpoint redemption scenario occurs, the effective business combination marketing and underwriting fees would be 7.3% of the value of unredeemed shares of PubCo Class A common stock. If the maximum redemption scenario occurs, the effective business combination marketing and underwriting fees would be 11.1% of the value of unredeemed shares of PubCo Class A common stock.

Investors may not have the same benefits as an investor in an underwritten public offering.

BT PubCo will become a publicly listed company upon the completion of the business combination. The business combination is not an underwritten initial public offering of BT PubCo’s securities and differ from an underwritten initial public offering in several significant ways.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a material misstatement or omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material misstatements or omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings.

Because BT PubCo will become publicly traded through the business combination with GSRM, a special purpose acquisition company, rather through an underwritten offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on BT PubCo or GSRM in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement. Investors must rely on the information in this proxy statement and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. If such investigation had occurred, certain information in this proxy statement may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of PubCo’s business or material misstatements or omissions in this proxy statement.

In addition, because there are no underwriters engaged in connection with the business combination, prior to the opening of trading on the trading day immediately following the closing of BT PubCo’s securities, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold securities to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing securities. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of BT PubCo securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of BT PubCo securities or helping to stabilize, maintain or affect the public price of BT PubCo securities following the closing. Moreover, BT PubCo will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the BT PubCo securities that will be outstanding immediately following the closing. In addition, since BT PubCo will become public through the business combination, securities analysts of major brokerage firms may not provide coverage of BT PubCo since there is no incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on BT PubCo’s behalf. All of these differences from an underwritten public offering of BT PubCo’s securities could result in a more volatile price for BT PubCo’s securities.

In addition, the Sponsor, certain members of GSRM’s board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the business combination that are different from or are in addition to those of holders of BT PubCo’s securities following completion of the business combination, and that would not be present in an underwritten public offering of BT PubCo’s securities. Such interests may have influenced the board of directors of GSRM in making their recommendation that GSRM stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if BT PubCo became a publicly listed company through an underwritten initial public offering instead of upon completion of the business combination.

GSRM is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if GSRM takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make GSRM’s securities less attractive to investors and may make it more difficult to compare GSRM’s performance with other public companies.

GSRM is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and GSRM may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in GSRM’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, GSRM stockholders may not have access to certain information they may deem important. PubCo will cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of the IPO (meaning the fiscal year commencing January 1, 2028); (ii) the first fiscal year after PubCo’s annual gross revenues are $1.235 billion or more; (iii) the date on which PubCo has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of the PubCo Class A common stock held by non-affiliates equals or exceeds $700 million as of June 30 of that fiscal year. GSRM cannot predict whether investors will find GSRM’s or BT PubCo’s securities less attractive because GSRM or BT PubCo will rely on these exemptions. If some investors find GSRM’s or BT PubCo’s securities less attractive as a result of GSRM’s or BT PubCo’s reliance on these exemptions, the trading prices of GSRM’s or BT PubCo’s securities may be lower than they otherwise would be, there may be a less active trading market for GSRM’s or BT PubCo’s securities and the trading prices of GSRM’s or BT PubCo’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. GSRM intends to take advantage of the benefits of this extended transition period.

Additionally, GSRM is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. GSRM expects that BT PubCo will remain a smaller reporting company until the last day of any fiscal year for so long as either (i) the market value of PubCo Class A common stock held by non-affiliates did not equal or exceed $250 million as of the prior June 30; or (ii) PubCo’s annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of PubCo Class A common stock held by non-affiliates did not equal or exceed $700 million as of the prior June 30.

GSRM’s officers and directors, and their affiliates and related companies, have interests in other businesses.

Certain of GSRM’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including other blank check companies. GSRM’s officers are also currently principals in SPAC Advisory Partners, LLC, which advises operating companies, blank check companies and investors in business combinations and capital raising transactions. In addition, they may, in the future, sponsor, form or participate in other blank check companies similar to GSRM during the period in which GSRM is seeking approval of this business combination. GSRM’s affiliates are not restricted from competing with its business and none of GSRM’s affiliates are required to refer any opportunities to GSRM or dedicate any specified amount of time to GSRM. Sponsor and its affiliates face conflicts of interest relating to performing services on GSRM’s behalf or on behalf of others, and such conflicts may not be resolved in GSRM’s favor.

Oppenheimer has resigned from its financial advisory role in connection with the business combination, and investors should not put any reliance on the fact that it was involved with any aspect of the business combination.

On February 3, 2023, Oppenheimer resigned from its role as financial advisor to GSRM. The primary services rendered by Oppenheimer in connection with the business combination included serving as PubCo’s financial advisor and providing capital markets advisory services.

In connection with the resignation, Oppenheimer waived its entitlement to certain fees which would be owed upon completion of the business combination, which include approximately $11.1 million for Oppenheimer as a business combination marketing fee. Oppenheimer has no remaining role in the business combination, and, effective as of the date of the resignation letter, has resigned from, and ceased or refused to act in, every capacity and relationship in which Oppenheimer may be described in this proxy statement as acting or agreeing to act with respect to the business combination. Oppenheimer has disclaimed any responsibility for any portion of this proxy statement. While Oppenheimer did not provide any additional details in its resignation, PubCo stockholders should be aware that such waiver indicates that Oppenheimer does not want to be associated with the disclosures in this proxy statement or any underlying business analysis related to the business combination described herein. PubCo stockholders should further be aware that Oppenheimer’s resignation indicates that it assumes no liability in connection with the business combination. Accordingly, PubCo stockholders should not place any reliance on the fact that Oppenheimer was previously engaged by PubCo to serve as the underwriter in its initial public offering and should not assume that Oppenheimer is involved in the business combination.

Oppenheimer was to be compensated, in part, on a deferred basis for its underwriting services in connection with PubCo’s initial public offering and such services have already been rendered. PubCo believes that the waiver of fees for services that have already been rendered is unusual. Oppenheimer has performed substantially all of their obligations to obtain this fee and therefore is gratuitously waiving the right to be compensated.

It is the understanding of both GSRM and the BT Entities that the SEC has received similar resignation letters from investment banks in connection with other business combination transactions involving special purpose acquisition companies. When a financial institution is named in a proxy statement such as this, it may imply a level of due diligence and independent analysis on the part of such financial institution ordinarily associated with a professional engagement. The withdrawal of such investment banks may indicate that they do not want to be associated with the disclosure or the underlying business analysis related to this transaction, and the resignation of these banks from other business combination transactions involving special purpose acquisition companies may indicate that they do not want to be associated with such disclosure or business analysis for any companies undergoing such transactions. Investors should not place any reliance upon the fact that Oppenheimer was previously involved with the business combination. It is possible that Oppenheimer’s resignation may adversely affect market perception of the business combination generally. If market perception of the business combination is negatively impacted, an increased number of GSRM shareholders may vote against the proposed business combination or seek to redeem their shares for cash.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, the board of directors of GSRM will not have the ability to adjourn the special meeting to a later date or dates in order to solicit further votes, and, therefore, the business combination will not be approved, and the business combination may not be consummated.

The board of directors of GSRM is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal the Advisory Governance Proposals and the Incentive Equity Plan Proposal. If the Adjournment Proposal is not approved, the board of directors of GSRM will not have the ability to adjourn the special meeting to a later date or dates and, therefore, will not have more time to solicit votes to approve the proposals required to consummate the business combination. In such events, the business combination would not be completed.

Risks if the Business Combination is Not Consummated

If GSRM is not able to complete the business combination with the BT Entities nor able to complete another business combination within the Combination Period, in each case, as such date may be extended pursuant to the Existing Organizational Documents, GSRM would cease all operations except for the purpose of winding up and GSRM would redeem the PubCo Class A common stock and liquidate the Trust Account, in which case the public stockholders may only receive approximately $10.15 per share and the PubCo rights and PubCo public warrants will expire worthless.

If GSRM is not able to complete the business combination with the BT Entities nor able to complete another business combination within the Combination Period, in each case, as such date may be extended pursuant to the Existing Organizational Documents, GSRM will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to GSRM to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GSRM’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to GSRM’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the IPO price per unit in the IPO. In addition, if GSRM fails to complete an initial business combination within the Combination Period, there will be no redemption rights or liquidating distributions with respect to the Rights, public warrants or private warrants, which will expire worthless. GSRM expects to consummate the business combination and does not intend to take any action to extend its life beyond the Combination Period if it is unable to effect an initial business combination by that date.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares, public warrants or Rights, potentially at a loss.

GSRM’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) GSRM’s completion of an initial business combination, and then only in connection with those public shares that such stockholder properly elected to redeem, subject to the limitations described in this proxy statement; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend GSRM’s Existing Charter (A) to modify the substance or timing of GSRM’s obligation to allow redemption in connection with its initial business combination or redeem 100% of GSRM’s public shares if it does not complete its initial business combination within the Combination Period, or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of GSRM’s public shares if it is unable to complete an initial business combination within the Combination Period. In addition, if GSRM is unable to complete an initial business combination within the Combination Period, compliance with Delaware law may require that GSRM submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Holders of public warrants will not have any right to the proceeds held in the Trust Account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares, PubCo rights or PubCo public warrants, potentially at a loss.

If the net proceeds of the IPO not being held in the Trust Account are insufficient to allow GSRM to operate through the Combination Period and GSRM is unable to obtain additional capital, GSRM may be unable to complete an initial business combination, in which case the public stockholders may only receive approximately $10.15 per share, and the warrants will expire worthless.

As of March 31, 2023, GSRM had cash of $75,352 held outside the Trust Account, which is available for use by GSRM to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2023, GSRM had total current liabilities of $6,494,830. The funds available to GSRM outside of the Trust Account may not be sufficient to allow GSRM to operate through the Combination Period, assuming that an initial business combination is not completed during that time. In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of GSRM’s officers and directors may, but are not obligated to, loan GSRM funds as may be required. If an initial business combination is completed, GSRM would repay such loaned amounts out of the proceeds of the Trust Account released to GSRM. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, GSRM may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by GSRM’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of an initial business combination, GSRM does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as GSRM does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

If GSRM is unable to complete an initial business combination because it does not have sufficient funds available to it, GSRM will be forced to cease operations and liquidate the Trust Account. Consequently, the public stockholders may only receive approximately $10.15 per share on GSRM’s redemption of the public shares and the PubCo public warrants and PubCo rights will expire worthless.

General Risk Factors

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions, and their impact on the digital asset markets and our users. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on the digital financial system is highly uncertain and dependent on a variety of factors, including market adoption of cryptocurrencies, global trends in the digital financial system, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital asset markets. To the extent that conditions in the general economic and cryptocurrency markets materially deteriorate, our ability to attract and retain users may suffer.

Investors’ expectations of our performance relating to environmental, social and governance factors may impose additional costs and expose us to new risks.

There is an increasing focus from certain investors, employees, users and other stakeholders concerning corporate responsibility, specifically related to ESG matters, or ESG. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessment and ratings on companies. The criteria by which our corporate responsibility practices are assessed may change due to the constant evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our policies and actions with respect to corporate social responsibility are inadequate. We may face reputational damage in the event that we do not meet the ESG standards set by various constituencies.

Furthermore, if our competitors’ corporate social responsibility performance is perceived to be better than ours, potential or current investors may elect to invest with our competitors instead. In addition, in the event that we communicate certain initiatives and goals regarding ESG matters, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of investors, employees and other stakeholders or our initiatives are not executed as planned, our reputation and business, operating results and financial condition could be adversely impacted.

We may be adversely affected by natural disasters, pandemics, such as COVID-19, and other catastrophic events, and by man-made problems such as geopolitical conflicts and terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. In addition, our non-U.S. operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the ongoing effects of the COVID-19 pandemic and the precautionary measures that we have adopted have resulted, and could continue to result, in difficulties or changes to our user support, or create operational or other challenges, any of which could adversely impact our business and operating results. Further, acts of terrorism, labor activism or unrest, and other geopolitical conflicts or unrest, including the ongoing conflict in Ukraine, could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our products and services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our disaster recovery plans prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with processing transactions, users will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of user funds.

Climate change could negatively impact our business long-term.

Global climate change may have an increasingly adverse impact on our business continuity and our ability to keep our employees safe and provide for our users and retail partners. We consider potential risks related to weather as part of our operations strategy and have business continuity and disaster recovery plans in place. However, they may not adequately protect us from serious disasters and adverse impacts. In addition, climate change events could have an impact on critical infrastructure in the United States and internationally, which has the potential to disrupt our business, our third-party suppliers and the business of retail partners. They may also cause us to experience higher losses, attrition and additional costs to maintain or resume operations.

We have operations all over the world and our BTM kiosks in California, Texas and Florida are particularly vulnerable to climate change effects. In 2021, the west coast of the United States experienced historic wildfires; a winter storm in Texas led to massive power outages; and multiple hurricanes formed over the U.S. gulf coast — all of which caused significant destruction to the affected regions. We anticipate that similar weather events will continue to bring significant annual destruction in vulnerable areas. The long-term effects of climate change could have significant repercussions for the global economy and cause significant financial and physical damages.

The requirements of being a public company, including maintaining adequate internal control over our financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company we will incur significant legal, accounting, and other expenses. Additionally, we will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq, and other applicable securities rules and regulations. Stockholder activism, the current political and social environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate. Compliance with these rules and regulations may strain our financial and management systems, internal controls, and employees. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control, over financial reporting to meet this standard, significant resources and management oversight may be required. If we encounter material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have $700.0 million or more in market value of PubCo Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. Additionally, we intend to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.

If some investors find PubCo Class A common stock to be less attractive as a result, there may be a less active trading market for PubCo Class A common stock and our stock price may be more volatile.

We might require additional capital to support business growth, and this capital might not be available.

We have funded our operations since inception primarily through debt, financing lease arrangements and revenue generated by our operations. While we believe that our existing cash and cash equivalents and availability under our debt financing agreements are sufficient to meet our working capital needs and planned capital expenditures, and to service our debt, there is no guarantee that this will continue to be true in the future. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business to respond to business opportunities and challenges, including developing new products and services, enhancing our operating infrastructure, expanding our non-U.S. operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. In the future, we may also require additional capital due to refinancing needs, regulatory surety bond requirements, or unforeseen circumstances and may decide to engage in equity, equity-linked or debt financings or enter into additional debt financing agreements for any of the foregoing reasons. We may not be able to secure any such additional financing on terms favorable to us, in a timely manner or at all.

Changes by any rating agency to our outlook or credit rating could negatively affect the value of any debt securities of ours as well as our equity securities, and increase our borrowing costs. If our credit ratings are downgraded or other negative action is taken, our ability to obtain additional financing in the future on favorable terms or at all could be adversely affected. In the event of a downgrade of our credit rating or if other negative action is taken, our ability to obtain additional financing may be adversely affected and any future debt offerings or credit arrangements we propose to enter into may be on less favorable terms or terms that may not be acceptable to us. In addition, even if debt financing is available, the cost of additional financing may be significantly higher than our current debt. If we incur additional debt, the debt holders would have rights senior to holders of PubCo Class A common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on PubCo Class A common stock. Furthermore, we have authorized the issuance of “blank check” preferred stock. If we issue additional equity securities or other securities convertible into equity, including convertible debt securities, our existing stockholders could experience dilution in their percentage ownership of our company, and any such securities could have rights, preferences and privileges senior to those of our currently authorized and issued PubCo Class A common stock.

The trading prices for PubCo Class A common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or digital asset markets could adversely affect our business and the value of the PubCo Class A common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of the PubCo Class A common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast as they generally depend on our assessment of future demand for Bitcoin and our products and services, which is uncertain. Furthermore, as we invest in the development of our business, we may not recover the often substantial up-front costs of expansion or recover the opportunity cost of diverting management and financial resources away from other projects. Additionally, our business may be affected by reductions in consumer demand as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to the growth in our number of kiosks or transaction volumes and our services may not prove to be accurate as a result of competitive pressures or user demands. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected.

Key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review key business metrics, including installed kiosks, returning user transaction count, median transaction size and BDCheckout locations, and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data based on the activity we measure (and may be compiled from multiple systems) and have not been validated by an independent third-party. While these numbers are based on what we believe at the time to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy. Additionally, certain of our key business metrics are measured at a point in time and as our products and internal processes for calculating these metrics evolve over time, a previously reported number could fluctuate. We generally will not update previously disclosed key business metrics for any such inaccuracies or adjustments that are immaterial.

If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, inter-company transactions, valuation of assets acquired and liabilities assumed in business combinations, and the valuation of stock-based awards and Bitcoin we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of the PubCo Class A common stock.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin No. 121, or SAB 121, which represents a significant change regarding how a company safeguarding cryptocurrencies held for its platform users reports such cryptocurrencies on its balance sheet and requires retrospective application as of January 1, 2022. Moreover, recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public.

SPECIAL MEETING OF PUBCO STOCKHOLDERS

General

PubCo is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by PubCo’s board of directors for use at the special meeting of stockholders to be held on June 28, 2023 and at any adjournment or postponement thereof. This proxy statement is first being furnished to PubCo’s stockholders on or about June 16, 2023. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of PubCo’s stockholders will be held at 10:00 a.m., Eastern Daylight Time, on June 28, 2023 as a virtual meeting. You will be able to attend, vote your shares and submit questions during the special meeting via a live audio webcast available at https://www.cstproxy.com/gsrmet/2023.

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of PubCo common stock.

If your shares are registered in your name with our transfer agent and you wish to attend the virtual meeting, go to https://www.cstproxy.com/gsrmet/2023, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to PubCo’s Chief Financial Officer, Joseph Tonnos. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online meeting. After contacting PubCo’s transfer agent, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact PubCo’s transfer agent at least five business days prior to the meeting date.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned PubCo Class A common stock or PubCo Class B common stock at the close of business on June 1, 2023, which is the record date for the special meeting. You are entitled to one vote for each share of PubCo Class A common stock or share of PubCo Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 15,048,269 shares of PubCo Class A common stock and PubCo Class B common stock outstanding in the aggregate.

Vote of Sponsor, Directors and Officers of PubCo

In connection with its IPO, PubCo entered into agreements with each of Sponsor and PubCo’s directors and officers pursuant to which each agreed to vote any PubCo Class A common stock or PubCo Class B common stock owned by them in favor of the Business Combination Proposal. As of the date of this proxy statement, Sponsor and PubCo’s directors and officers own an aggregate of 19.8% of the outstanding shares of PubCo common stock.

Sponsor and PubCo’s directors and officers have waived any redemption rights, including with respect to shares of PubCo Class A common stock purchased in the IPO or in the aftermarket, in connection with the business combination. The shares of PubCo common stock underlying the PubCo private placement warrants held by Sponsor have no redemption rights upon PubCo’s liquidation and will be worthless if no business combination is effected by PubCo by July 1, 2023 (unless extended in accordance with the Extension Procedures).

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of PubCo stockholders is necessary to hold a valid meeting, and a quorum will be present at the meeting if the holders of shares of outstanding PubCo common stock representing a majority of the voting power of all outstanding shares of PubCo common stock entitled to vote at the special meeting are present, represented in person or by proxy, at the special meeting. Abstentions will be counted as present for the purpose of determining the existence quorum at the special meeting. Broker non-votes will not be counted as present for the purpose of determining the existence of a quorum at the special meeting.

Approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of PubCo common stock that are voted at the special meeting. Approval of the Charter Proposal will require (1) the affirmative vote of a majority of the outstanding shares of PubCo common stock entitled to vote thereon and (2) the affirmative vote of a majority of the outstanding shares of PubCo Class A common stock, voting separately as a single class. Each of the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal will require a majority of the votes cast by the PubCo stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. In accordance with SEC guidance, the Advisory Governance Proposals are being presented separately and will be voted upon on a non-binding advisory basis.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposal. Further, for purposes of approval, an abstention will have the same effect as a vote “AGAINST” the Charter Proposal, but will have no effect on any other Proposal.

The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, meaning if the Business Combination Proposal and Nasdaq Proposal are not approved, the Charter Proposal will have no effect, even if approved by PubCo’s stockholders. The Incentive Equity Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, meaning if the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal are not approved, the Incentive Equity Plan Proposal will have no effect, even if approved by PubCo’s stockholders. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement.

Recommendation to PubCo Stockholders

After careful consideration, the PubCo board of directors recommends that PubCo stockholders vote “FOR” each Proposal being submitted to a vote of the PubCo stockholders at the special meeting.

For a more complete description of PubCo’s reasons for the approval of the business combination and the recommendation of the PubCo’s board of directors, see the section entitled “Proposal No. 1 — The Business Combination Proposal — PubCo’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of PubCo Class A common stock and each share of PubCo Class B common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of PubCo Class A common stock and PubCo Class B common stock that you own. There are several ways to vote your PubCo Class A common stock and PubCo Class B common stock:

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You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your PubCo Class A common stock or PubCo Class B common stock will be voted as recommended by the board of directors. The board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Advisory Governance Proposals and “FOR” the Adjournment Proposal.

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You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your PubCo Class A common stock or PubCo Class B common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your PubCo Class A common stock or PubCo Class B common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another later-dated, signed proxy card so that it is received by PubCo’s secretary prior to the meeting;

•	you may notify PubCo’s secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal. Under the Existing Organizational Documents, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your PubCo Class A common stock or PubCo Class B common stock, you may call PubCo’s proxy solicitor, Morrow Sodali, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

Redemption Rights

Under the Existing Organizational Documents, any holders of PubCo Class A common stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust

Account, including interest but net of franchise and income taxes payable, calculated as of two business days prior to the Closing. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two business days prior to the Closing, including interest but net of franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2023 of approximately $328.3 million, the estimated per share redemption price would have been approximately $10.38, subject to adjustment for taxes payable from interest earned.

In order to exercise your redemption rights, you must:

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if you hold your PubCo Class A common stock through units, elect to separate your units into the underlying public shares, PubCo rights and PubCo public warrants prior to exercising your redemption rights with respect to the public shares;

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prior to 5:00 p.m., Eastern Daylight time, on June 26, 2023, (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of SPAC Redemption Team at 1 State Street Plaza, 30th Floor, New York, New York 10004, or by email at spacredemptions@continentalstock.com; and

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tender your PubCo Class A common stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is PubCo’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, PubCo does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your PubCo Class A common stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you tendered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of PubCo must separate the underlying public shares, PubCo rights and PubCo public warrants prior to exercising redemption rights with respect to the public shares. If you hold units of PubCo registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares, PubCo rights and PubCo public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares, PubCo rights and PubCo public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the PubCo units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of PubCo Class A common stock as they may receive higher proceeds from the sale of their PubCo Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. PubCo cannot assure you that you will be able to sell your PubCo Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the PubCo Class A common stock when you wish to sell your shares.

If you exercise your redemption rights, your PubCo Class A common stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of PubCo following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and PubCo does not consummate a “business combination” (as defined in the Existing Organizational Documents) by July 1, 2023 (unless extended in accordance with the Extension Procedures), PubCo will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public stockholders and PubCo’s warrants will expire worthless.

Proxy Solicitation Costs

PubCo is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. PubCo and its directors, officers and employees may also solicit proxies in person. PubCo will file with the SEC all scripts and other electronic communications as proxy soliciting materials. PubCo will bear the cost of the solicitation.

PubCo has hired Morrow Sodali to assist in the proxy solicitation process. PubCo will pay that firm a fee of $35,000, plus disbursements. PubCo will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. PubCo will reimburse them for their reasonable expenses.

EXTENSION AMENDMENT AND TRUST AMENDMENT

On May 3, 2023 PubCo filed a definitive proxy statement with the SEC in connection with a special meeting of PubCo’s stockholders held on May 25, 2023, where PubCo’s stockholders approved the below proposals:

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A proposal to amend the Existing Charter pursuant to an amendment to the Existing Charter to extend the date by which PubCo must (1) effectuate an initial business combination, (2) cease all operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem 100% of PubCo’s Class A common stock included as part of the units sold in the IPO, from June 1, 2023 to July 1, 2023 (the “Initial Extension”), and to allow PubCo, without another stockholder vote, to further extend the date to consummate an initial business combination on a monthly basis up to eight times by an additional one month each time after July 1, 2023 (each one month extension, a “Monthly Extension”), or later extended deadline date, by resolution of the board, if requested by Sponsor, upon five days’ advance notice prior to the applicable deadline date, until March 1, 2024, unless the closing of an initial business combination shall have occurred prior thereto;

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A proposal to amend the Trust Agreement pursuant to an amendment to change the initial date on which Continental Stock Transfer & Trust Company must commence liquidation of the Trust Account to the Extended Date or such later date as may be approved by our stockholders in accordance with the Existing Charter if a letter of termination under the Trust Agreement is not received by Continental prior to such date; and

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A proposal to adjourn the Extension Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extension Special Meeting, there are not sufficient votes to approve the Extension Amendment and the Trust Amendment.

On May 18, 2023 and May 22, 2023, PubCo entered into voting and non-redemption agreements (each a “Voting and Non-Redemption Agreement” and collectively, the “Voting and Non-Redemption Agreements”) with third parties (each an “Extension Non-Redeeming Stockholder” and collectively, the “Extension Non-Redeeming Stockholders”) in exchange for such Extension Non-Redeeming Stockholders agreeing to either not redeem or to reverse any previously submitted redemption request with respect to an aggregate of 6,783,000 shares of the PubCo Class A common stock sold in the IPO (the “Extension Non-Redeemed Shares”) in connection with the Extension Amendment. In exchange for the foregoing commitments not to redeem such Extension Non-Redeemed Shares, PubCo has agreed to issue to the Extension Non-Redeeming Stockholders an aggregate of 67,830 shares (the “Commitment Shares”) of PubCo’s Class A common stock. The Extension Non-Redeeming Stockholders shall be entitled to receive up to 135,660 shares of PubCo’s Class A common stock in connection with the Initial Extension and for each Monthly Extension that occurs prior to the closing of an initial business combination. The shares of PubCo Class A common stock issuable pursuant to the Initial Extension and each Monthly Extension shall accrue on a monthly basis and be issued to the Extension Non-Redeeming Stockholders upon closing of an initial business combination (the “Extension Share Issuance”). Pursuant to the Voting and Non-Redemption Agreements, the Extension Non-Redeeming Stockholders were not required to vote shares PubCo’s Class A common stock acquired after the date of the Voting and Non-Redemption Agreement in favor of the Extension Amendment.

Pursuant to the Voting and Non-Redemption Agreement, each Extension Non-Redeeming Stockholder is entitled to the registration rights set forth in the Registration Right Agreement with respect to the Commitment Shares and the shares of PubCo Class A Common Stock issued pursuant the Extension Share Issuance. Each Extension Non-Redeeming Stockholder, PubCo and Sponsor has executed a joinder to the Registration Rights Agreement to join such Extension Non-Redeeming Stockholder as a “Holder” (as defined in the Registration Rights Agreement).

In connection with the Extension Amendment, PubCo stockholders received a right to redeem their shares of PubCo Class A Common Stock for a pro rata portion of the funds in the Trust Account. Accordingly, PubCo received redemption requests for 24,482,981 shares of PubCo Class A Common Stock.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

PubCo is asking its stockholders to approve and adopt the Transaction Agreement, First Amendment, Second Amendment and Third Amendment and the transactions contemplated thereby. PubCo stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Transaction Agreement, First Amendment, Second Amendment, Third Amendment and Fourth Amendment, copies of which are attached as Annex A-1, Annex A-2, Annex A-3, Annex A-4 and Annex A-5 to this proxy statement, respectively. Please see the subsection entitled “The Transaction Agreement” below for additional information and a summary of certain terms of the Transaction Agreement. You are urged to read carefully the Transaction Agreement in its entirety before voting on this proposal.

Because PubCo is holding a special meeting of stockholders to vote on the business combination, PubCo may consummate the business combination only if it is approved (in person or by proxy) by the holders of a majority of the outstanding PubCo Class A common stock and PubCo Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

The Transaction Agreement

This subsection of the proxy statement describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, First Amendment, Second Amendment and Third Amendment and Fourth Amendment, copies of which are attached as Annex A-1, Annex A-2, Annex A-3 and Annex A-4 and Annex A-5 hereto, respectively. You are urged to read the Transaction Agreement in its entirety because it is the primary legal document that governs the business combination.

The Transaction Agreement contains representations, warranties and covenants that the parties made to each other as of the date of the Transaction Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

General Description of the Transaction Agreement

On August 24, 2022, PubCo entered into the Transaction Agreement, pursuant to which (among other things) the following shall occur: (i) immediately prior to the Closing, BT Assets and PubCo will effect the Pre-Closing Restructuring, which will include (a) BT Assets contributing all of its interests in BT OpCo to BT HoldCo, (b) consummating the BT Entity Restructuring, (c) BT HoldCo amending and restating its limited liability company agreement in the form attached to this proxy statement as Annex E and (c)(d) PubCo amending and restating the Existing Organizational Documents, in the form of Annex B and Annex C, respectively; and (ii) prior to or upon the Closing, (a) Sponsor will exchange all of its shares of Class B common stock for certain newly issued shares of PubCo Class A common stock and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, PubCo Class E common stock, and BT HoldCo will issue to PubCo an equal number of BT HoldCo Earnout Units corresponding to the class of PubCo Class E common stock issued by PubCo to Sponsor, (b) BT Assets will sell, transfer and assign to PubCo, and PubCo will purchase and accept from BT Assets certain BT HoldCo Common Units in consideration for the Over the Top Consideration (as defined below); (c) PubCo will assign, transfer and contribute to BT HoldCo the Contribution

Amount (as defined below) and BT HoldCo will subsequently assign, transfer and contribute to BT OpCo the Contribution Amount and BT HoldCo will in consideration therefor issue and deliver to PubCo certain BT HoldCo Common Units, and at the Closing and immediately following the effectiveness of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the BT HoldCo Matching Warrants and certain of the BT HoldCo Earnout Units; (d) the PubCo Available Cash will be paid to BT Assets and contributed to BT HoldCo and subsequently to BT OpCo in accordance with the Cash Distribution Waterfall set forth in the Transaction Agreement; (e) immediately following the Delaware Secretary of State’s acceptance of the PubCo Amended and Restated Charter, PubCo will issue 44,100,000 shares of PubCo Class V common stock to BT Assets in exchange for the payment to PubCo by BT Assets of $4,410.00; and (f) at the Closing, each Phantom Equity Award that is outstanding as of immediately prior to the Closing will, subject to and conditioned upon the Phantom Equity Holder’s execution and delivery to BT OpCo and PubCo of a Phantom Equity Award Termination Agreement (as defined in the Transaction Agreement), be converted into the right to receive (i) a cash payment in an amount equal to the Phantom Equity Cash Consideration (as defined in the Transaction Agreement), and/or (ii) such number of shares of PubCo Class A common stock equal to the Phantom Equity Non-Cash Consideration (as defined in the Transaction Agreement); provided, that the Aggregate Phantom Equity Consideration (whether paid in cash or equity) payable to the Phantom Equity Holders shall not exceed $2,000,000; provided, further, that to the extent permitted under the Phantom Equity Plan, BT Assets may elect, in its sole discretion, to cause the BT Entities to delay payment of the Aggregate Phantom Equity Consideration from the Closing to a later date; provided, further, that to the extent permitted under the BT Transaction Bonus Agreements, BT Assets may elect in its sole discretion to cause the BT Companies to (i) delay the payment and/or issuance of the cash or equity consideration in respect of the BT Transaction Bonus Payments from the Closing to a later date or (ii) convert a portion of the cash consideration that would otherwise be payable under the BT Transaction Bonus Agreements to be payable in the form of Pubco Class A Common Stock, restricted stock units or similar equity securities under the Incentive Equity Plan; and (g) at the Closing, PubCo will issue to Brandon Mintz/Founder 500,000 shares of PubCo Class A Common Stock under the Incentive Equity Plan, subject to any required withholding for applicable taxes.

“Over the Top Consideration” is defined in the Transaction Agreement as the portion of the PubCo Available Cash paid to BT Assets in respect of BT HoldCo Common Units purchased by PubCo from BT Assets in accordance with the Cash Distribution Waterfall set forth in the Transaction Agreement.

“Contribution Amount” is defined in the Transaction Agreement as the portion of the PubCo Available Cash contributed to BT HoldCo and subsequently assigned, transferred and contributed to BT OpCo in respect of BT HoldCo Common Units issued to PubCo by BT HoldCo in accordance with the Cash Distribution Waterfall set forth in the Transaction Agreement.

Upon completion of the business combination and assuming minimum redemptions of PubCo Class A common stock and no Incentive Issuances in connection with the business combination, PubCo’s ownership, on a non-dilutive basis, will be as follows: (i) PubCo’s public stockholders will own approximately 17.0% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 2.3% of the voting power of PubCo); (ii) the Sponsor will own approximately 12.3% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class A common stock) (representing 1.4% of the voting power of PubCo); and (iii) BT Assets will own approximately 70.7% of PubCo’s outstanding common stock (which will be in the form of shares of PubCo Class V common stock, which will be non-economic and represents approximately 96.3% of the voting power in PubCo as the PubCo Class V common stock will carry ten votes per share).

Closing of the Business Combination

The Closing shall take place electronically by exchange of PDF copies of documents on a date and at a time agreed upon by PubCo, BT Assets and BT HoldCo, which date shall be no later than the third business day following the date on which all of the conditions set forth in Article IX of the Transaction Agreement have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

Material Adverse Effect

Under the Transaction Agreement, certain representations and warranties of the BT Companies are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Transaction Agreement, a “BT Material Adverse Effect” means, with respect to the BT Companies and BT Assets, any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the BT Companies, taken as a whole or (ii) the ability of the BT Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “BT Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation of such laws or GAAP following the date of the Transaction Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally (including, without limitation, (1) any change in the price or relative value of any token, or other digital currency or cryptocurrency, including but not limited to Bitcoin or (2) any change in trading volume of any token, or other digital currency or cryptocurrency, or any halt or suspension in trading of any such token, or other digital currency or cryptocurrency on any digital currency exchange, in each case, including but not limited to Bitcoin), (c) the taking of any action expressly required by or, with respect to Sections 8.1, 8.2 or 8.4 of the Transaction Agreement, permitted to be taken under the Transaction Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act (as defined in the Transaction Agreement) and Families First Coronavirus Response Act of 2020 (H.R. 6201) (“COVID-19 Measures”)) or any change in such COVID-19 Measures or interpretations following the date of the Transaction Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the BT Entities or any of their respective subsidiaries to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a BT Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the BT Entities or any of their respective subsidiaries operate, (h) any action taken by, or at the request of, or with the express consent of PubCo; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the BT Entities or any of their respective subsidiaries relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a BT Material Adverse Effect.

Under the Transaction Agreement, certain representations and warranties of PubCo are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Transaction Agreement, a “PubCo Material Adverse Effect” means, with respect to PubCo, any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of PubCo, taken as a whole or (ii) the ability of PubCo to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “PubCo Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation of such laws or GAAP following the date of the Transaction Agreement, (b) any change in economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Transaction Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Transaction Agreement), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any PubCo Share Redemptions, (g) any Events generally applicable to the industries or markets in which PubCo operates, (h) any action taken by, or at the request of, or with the express consent of the BT Entities; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects PubCo relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a PubCo Material Adverse Effect. Notwithstanding the foregoing, with respect to PubCo, the amount of the PubCo Share Redemptions or the failure to obtain the PubCo Stockholder Approval shall not be deemed to be a PubCo Material Adverse Effect.

Conditions to the Closing of the Business Combination

Conditions to Obligations of BT Assets, BT OpCo, BT HoldCo and PubCo to Consummate the Business Combination. The obligations of BT Assets, BT OpCo, BT HoldCo and PubCo to consummate the business combination, or to cause the same to be consummated, are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the PubCo Stockholder Approval shall have been obtained;

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specified regulatory approvals shall have been obtained or the applicable waiting period shall have expired or been terminated, and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the business combination under any antitrust laws shall have expired or been terminated;

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no Governmental Authority of competent jurisdiction shall have issued or entered any order, injunction, judgment, law or similar determination, and no law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the business combination;

•	the Pre-Closing Restructuring shall have been consummated prior to the Closing in all material respects;

•	the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) shall be no less than the PubCo Minimum Cash immediately prior to the Closing;

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as of immediately prior to Closing, (i) for states in which BT OpCo holds a money transmitter license and in which regulatory consent to a change of ownership/control is required as a result of the transactions contemplated by the Transaction Agreement, BT OpCo will have (x) notified the relevant regulator, and PubCo and its directors, executive officers and affiliates will have reasonably cooperated with the submission of information required with such notice and other required submissions, of any change of ownership/control at least 30 days in advance of Closing and (y) regulators of states representing no more than 20% of the BT Entities’ total revenue will have expressly denied to consent to any such change of ownership/control resulting from the transactions contemplated by the Transaction Agreement other than as a result of the failure of PubCo and its directors, executive officers and affiliates to reasonably cooperate with the submission of information required with such notice and other required submissions, which denial is not curable within 45 days of receipt of such denial, and (ii) for all other states in which BT OpCo conducts business, the BT Entities shall have not failed to file applications for money transmitter licenses (or similar licenses) if such states representing more than 20% of the BT Entities’ total revenue (on an annualized basis based on the average monthly revenue for the three months prior to the date of the Transaction Agreement) notify the BT Entities in writing prior to seven days in advance of Closing that a money transmitter license (or similar license) is required; and

•	the PubCo Class A common stock shall have been approved for listing on Nasdaq.

Conditions to Obligations of PubCo to Consummate the Business Combination. The obligations of PubCo to consummate the business combination, or to cause the same to be consummated, are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by PubCo:

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(i) the representations and warranties contained in Section 3.1 (Company Organization), Section 3.3 (Due Authorization) and Section 3.24 (Brokers’ Fees) of the Transaction Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) the representation and warranty in Section 3.6 (Capitalization) of the Transaction Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (iii) each of the other representations and warranties of the BT OpCo and BT Assets and their respective subsidiaries contained in the Transaction Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “BT Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a BT Material Adverse Effect;

•	each of the covenants of the BT Entities and their respective subsidiaries to be performed as of or prior to the Closing shall have been performed in all material respects;

•	there shall not have occurred any BT Material Adverse Effect;

•	as of immediately prior to Closing, PubCo shall have net tangible assets of at least $5,000,001; and

•	PubCo shall have received each of the agreements, instruments, certificates, and other documents that are required to be delivered at or prior to the Closing pursuant to the Transaction Agreement.

Conditions to Obligations of BT Assets and BT OpCo, and BT HoldCo to Consummate the Business Combination. The obligations of BT Assets, BT OpCo and BT HoldCo to consummate the business combination, or to cause the same to be consummated, are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BT Assets or BT HoldCo:

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(i) the representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account) and Section 5.20 (Brokers’ Fees) of the Transaction Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) the representation and warranty in Section 5.5 (Capitalization) of the Transaction Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (iii) each of the other representations and warranties of PubCo contained in the Transaction Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or

“PubCo Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speak as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a PubCo Material Adverse Effect;

•	each of the covenants of PubCo to be performed as of or prior to the Closing shall have been performed in all material respects; and

•	BT Assets shall have received each of the agreements, instruments, certificates, and other documents that are required to be delivered at or prior to the Closing pursuant to the Transaction Agreement.

Representations and Warranties

The Transaction Agreement contains customary representations and warranties by the parties, including representations and warranties by the BT Companies relating to: company organization, subsidiaries, due authorization, no violation, governmental authorizations, capitalization, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts, no defaults, company benefit plans, labor relations, employees, taxes, real property, environmental, health and safety, intellectual property, data privacy, personal data, absence of changes, anti-corruption compliance, insurance, subscription-related representations, information supplied, brokers’ fees, no outside reliance, indebtedness, cash and transaction expenses, and no additional representations or warranties. Additionally, BT Assets made customary representations and warranties relating to: company organization, due authorization, no violation, governmental authorizations, title to units of BT HoldCo, solvency, brokers’ fees, no outside reliance, and tax matters; and PubCo made customary representations and warranties relating to: company organization, due authorization, no violation, governmental authorizations, capitalization, internal controls, listing and financial statements, no undisclosed liabilities, litigation and proceedings, taxes, SEC filings, Trust Account, Investment Company Act, JOBS Act, absence of changes, anti-corruption compliance, indebtedness, transaction expenses, business activities, Nasdaq stock market quotation, proxy statement, takeover statutes and charter provisions, brokers’ fees, no outside reliance and no additional representations or warranties.

Covenants of the Parties

Joint Covenants of the BT Entities and PubCo

The BT Entities and PubCo made certain covenants under the Transaction Agreement, including, among others, the following:

PubCo shall cooperate in good faith with the BT Entities and any Governmental Authority and undertake promptly any and all action required to satisfy the regulatory approvals set forth in the Schedules (the “Regulatory Approvals”) and complete lawfully the business combination as soon as practicable (but in any event prior to the earlier of (i) July 15, 2023 and (ii) 45 days following the date the proxy statement containing the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of and for the three-month period ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) has been filed with the SEC, as provided for in the Third Amendment) and any and all action necessary or advisable to (x) consummate the business combination as contemplated by the Transaction Agreement and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any order, injunction, judgment, law or similar determination that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

With respect to each of the Regulatory Approvals and any other requests, inquiries, actions or other proceedings by or from Governmental Authorities, PubCo shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental authorization under any applicable laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the business combination; and (ii) cooperate fully with each other in the defense of such matters.

Each of PubCo and the BT Entities shall use its reasonable best efforts to cause the proxy statement to comply with the rules and regulations promulgated by the SEC and to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the business combination as contemplated by the Transaction Agreement.

PubCo shall (a) as promptly as practicable in compliance with applicable law, (i) cause the proxy statement to be disseminated to holders of PubCo common stock, (ii) duly convene and hold a meeting of its stockholders in accordance with its governing documents and applicable Nasdaq listing rules for a date no later than 30 business days following the date the definitive proxy statement is disseminated holders of PubCo common stock, and (iii) solicit proxies from the holders of PubCo common stock to vote in favor of each of the Proposals, and (b) provide its stockholders with the opportunity to elect to effect a PubCo Share Redemption.

BT Assets shall prepare and file, or cause to be prepared and filed, any tax return that reports income of or with respect to any BT Company for any taxable period ending on or prior to the Closing Date, with respect to which tax return the direct or indirect owners of BT HoldCo are required to pay the related tax (including, for the avoidance of doubt, IRS Form 1120-S and any similar state or local tax return) (any such tax return a “flow-through” tax return). BT Assets shall be responsible for and timely pay, or cause to be timely paid, all taxes reported on any flow-through tax return. To the extent applicable, each BT Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

All transfer, documentary, sales, use, real property, stamp, registration and other similar taxes, fees and costs (including any associated penalties and interest) incurred by PubCo and the BT Entities in connection with the Transaction Agreement shall be borne by BT HoldCo.

Following the finalization of the Closing Spreadsheet (and in any case prior to the Unit Purchase), as part of the BT Pre-Closing Restructuring, BT Assets and BT HoldCo shall cause all of the issued and outstanding membership interests in BT HoldCo to be recapitalized (the “Recapitalization”) into five classes of equity securities, the BT HoldCo Common Units, the BT HoldCo Preferred Units, the BT HoldCo Class 1 Earnout Units, the BT HoldCo Class 2 Earnout Units and the BT HoldCo Class 3 Earnout Units. The number of issued and outstanding units in each such class as of immediately following the Recapitalization (collectively, the “Recapitalized BT HoldCo Units”) shall be as follows: (i) A number of BT HoldCo Common Units equal to (x) 44,100,000 minus (y) the BT HoldCo Preferred Unit Number; (ii) A number of BT HoldCo Preferred Units equal to (x) the BT HoldCo Preferred Unit Amount divided by (y) $10.00 (the “BT HoldCo Preferred Unit Number”); (iii) 5,000,000 BT HoldCo Class 1 Earnout Units; (iv) 5,000,000 BT HoldCo Class 2 Earnout Units; and (v) 5,000,000 BT HoldCo Class 3 Earnout Units.

Prior to the Closing, each of the BT Entities and PubCo will take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of the equity interests of PubCo or the BT Entities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Prior to the Closing Date, PubCo shall approve and adopt the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan in the form mutually agreed upon between the BT Entities and PubCo (the “Incentive Equity Plan”). The

Incentive Equity Plan will provide for awards of PubCo common stock with a total pool of shares equal to the sum of (i) 10% of the number of shares of PubCo common stock outstanding as of immediately after the Closing, plus (ii) the number of shares of the Post-Closing Founder Bonus (as defined in the Transaction Agreement), plus (iii) any shares of PubCo common stock issuable upon settlement of the Phantom Equity Awards or the BT Transaction Bonus Payments in accordance with the Transaction Agreement, plus (iv) an annual “evergreen” increase of 4% of the number of shares of PubCo common stock outstanding as of the day prior to such increase (the “Incentive Equity Plan Share Reserve”).

Prior to the Closing Date, PubCo and the BT Entities shall take all commercially reasonable actions necessary, if requested by the other party, to explore and seek to refinance, on such terms and conditions that are mutually agreeable to PubCo and the BT Entities, any indebtedness of the BT Entities that are required to be paid off in connection with the consummation of the business combination.

Prior to the Closing Date, PubCo and the BT Entities shall use commercially reasonable efforts to explore and seek to replace, on such terms and conditions that are mutually agreeable to PubCo and the BT Entities, any personal guarantees in the name of Brandon Mintz, the founder of BT OpCo (the “Founder” and such guarantees, “Founder Guarantees”) in effect on behalf any of the BT Companies with guarantees of the BT Companies effective immediately after the Closing. To the extent Founder is not or has not been released from such Founder Guarantees, PubCo agrees, pursuant to the Transaction Agreement, to indemnify Founder from any and all claims, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising under or related to the Founder Guarantees, and to pay any and all amounts due with respect to the Founder Guarantees.

Covenants of the BT Entities

The BT Entities made certain covenants under the Transaction Agreement, including, among others, the following:

Except (i) as expressly contemplated or permitted by the Transaction Agreement (including the Pre-Closing Restructuring Plan) or the ancillary agreements, (ii) as required by applicable law (including for this purpose any COVID-19 Measures), (iii) as set forth in the Schedules or (iv) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of the Transaction Agreement through the earlier of the Closing or valid termination of the Transaction Agreement (the “Interim Period”), each of the BT Entities has agreed to, and to cause their subsidiaries to, use reasonable best efforts to operate the business of the BT Entities in the ordinary course.

During the Interim Period, except (i) as expressly contemplated or permitted by the Transaction Agreement (including the Pre-Closing Restructuring Plan) or the ancillary agreements, (ii) as required by applicable law (including for this purpose any COVID-19 Measures), (iii) as set forth in the Schedules or (iv) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the BT Entities have agreed to, and to cause their subsidiaries not to:

•	change or amend the governing documents of any BT Company in any material respect, except as otherwise required by law and the Pre-Closing Restructuring Plan;

•

make or declare any dividend or distribution to the stockholders or members, as applicable, of any BT Company or make any other distributions in respect of any of the BT Companies’ capital stock or equity interests, except for dividends and distributions by a BT Company to another BT Company; provided, that prior to the Closing, BT HoldCo or BT OpCo (through BT HoldCo) may make or declare any cash dividend or cash distribution to BT Assets such that as of immediately prior to the Closing, after taking into account any such dividend or distribution and any payments made or required to be made by BT HoldCo or BT OpCo (through BT HoldCo) on or prior to the Closing in accordance with the Transaction Agreement or any ancillary agreements (other than the distribution of the Contribution Amount upon receipt of such amount by BT HoldCo or BT OpCo in accordance with the Transaction Agreement), the consolidated amount of cash or cash equivalents of BT HoldCo and BT OpCo shall be not less than $5,000,000 (net of any checks outstanding);

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the BT Companies’ capital stock or equity interests, except for any such transaction by a BT Company that remains a BT Company after consummation of such transaction;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding capital stock, membership interests or other equity interests of the BT Companies, except for (i) the acquisition by the BT Companies of any shares of capital stock, membership interests or other equity interests of the BT Companies in connection with the forfeiture or cancellation of such interests and (ii) transactions between a BT Company and another BT Company;

•

sell, assign, transfer, convey, lease, encumber or otherwise dispose of any material assets or properties of the BT Companies except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business, (ii) transactions among the BT Companies and (iii) as related to the refinancing of any indebtedness of the BT Companies in accordance with the Transaction Agreement;

•	acquire any ownership interest in any real property;

•	make an acquisition of, capital investment in, or any loan to any other person;

•

(i) change any method of accounting for tax purposes, (ii) make, change or revoke any material tax election, (iii) enter into any closing agreement relating to material taxes, (iv) settle, concede, compromise or abandon any tax claim or assessment with respect to material taxes, (v) surrender any right to claim a material refund of taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment, or (vii) file any amended tax return with respect to material taxes, except as required by applicable law;

•

(i) issue any additional BT Company interests or securities exercisable for or convertible into BT Company interests or (ii) grant any options, warrants or other equity-based awards that relate to the equity of any BT Company (including any Phantom Equity Awards), in each case other than issuances to any other BT Company;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its subsidiaries’ equity interests or other reorganization of the BT Companies;

•

commence, waive, release, settle, compromise or otherwise resolve any legal proceedings, except in the ordinary course of business or where the payment thereof (i) is less than $500,000 in the aggregate or (ii) that imposed any material non-monetary obligation on PubCo;

•

make or commit to make capital expenditures (other than in the ordinary course of business) in excess of $500,000, except for such capital expenditures included in the 2022 budget of the BT Companies previously made available to PubCo;

•

incur, assume or guarantee any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any BT Company or guaranty any debt securities of another person, other than (i) in the ordinary course of business consistent with past practices and, except for new kiosk leases, in an aggregate principal amount not to exceed $1,500,000, or (ii) as related to the refinancing of any indebtedness of the BT Companies in accordance with the Transaction Agreement;

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other than as such actions may be taken pursuant to the terms of any BT Benefit Plan (as defined in the Transaction Agreement) in effect as of the date of the Transaction Agreement (i) adopt, establish, terminate, modify or amend any BT Benefit Plan or any benefit or compensation plan that would be a BT Benefit Plan if in effect as of the date of the Transaction Agreement, other than (a) as required by applicable law or (b) with respect to any BT Benefit Plan other than the agreements pursuant to which the BT Transaction Bonus Payments are payable and the Phantom Equity Awards, a non-material amendment to a BT Benefit Plan that affects all employees participating in such BT Benefit Plan on a non-discriminatory basis and that does not result in a material increase in costs to the BT Companies,

(ii) accelerate the vesting or payment of any compensation or benefits to any current or former director, officer, employee or other individual service provider of any BT Company under any BT Benefit Plan, contract or otherwise, or (iii) recognize any union or similar employee representative body for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement or other contract with any labor union, labor organization, works council or other employee representative other than as required by applicable law;

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other than as such actions may be taken pursuant to the terms of any BT Benefit Plan in effect as of the date of the Transaction Agreement (i) grant any increase in the cash compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any BT Company, other than increases in compensation in the ordinary course consistent with past practice, (ii) grant or amend any Phantom Equity Award under the Phantom Equity Plan or any award under the BitAccess Option Plan (as defined in the Transaction Agreement), or (iii) enter into any new employment agreement with any person, or amend any existing employment agreement with any current or former director, officer, or employee whose annual base salary would exceed, or during the preceding 12-month period exceeded, $200,000;

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implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice or other requirements under the WARN Act;

•

terminate (i) any of Brandon Mintz, Scott Buchanan and Mark Smalley, or (ii) any director, officer, employee or other service provider of any BT Company whose annual base salary exceeds $200,000 (other than terminations under this clause (ii) for “cause” (which shall include, for clarity, a termination for performance issues)), unless the applicable BT Entity consults with PubCo before terminating such individual;

•	enter into any related party transaction;

•	change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

•

enter into any material new line of business or materially change any of its businesses in any manner (whether through any subsidiary or otherwise) in any way that is not reflected on the current business roadmap that has been provided to PubCo as of the date of the Transaction Agreement, including the provision of services with respect to any token not listed in the Schedules; or

•	enter into any contract to do any of the foregoing actions.

Subject to confidentiality obligations that may be applicable to information furnished to the BT Entities or any of their respective subsidiaries, any BT Entity or its subsidiaries by third parties that may be in the BT Entities’ or any of their subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, to the extent permitted by applicable law, the BT Entities shall, and shall cause their subsidiaries to, afford to PubCo and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the BT Entities and their subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the BT Entities and their subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the BT Entities and their subsidiaries that are in the possession of the BT Entities or their subsidiaries as such representatives may reasonably request; provided, that such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the BT Entities or their subsidiaries without the prior written consent of BT Assets. All information obtained by PubCo and its representatives shall be subject to the Confidentiality Agreement, dated as of June 22, 2022, by and between PubCo and BT OpCo.

BT Assets shall prepare and deliver to PubCo a spreadsheet (the “Closing Spreadsheet”), which shall be dated as of the Closing Date and shall set forth all of the following information, as of immediately prior to the Closing:

•	the calculation of aggregate cash amounts payable to BT Assets and BT HoldCo pursuant to the Transaction Agreement, and the total amount of taxes to be withheld therefrom;

•	the calculation of the amounts payable pursuant to each step of the Cash Distribution Waterfall;

•

the calculation of the Aggregate Phantom Equity Consideration and the Phantom Equity Cash Consideration (as defined in the Transaction Agreement) and Phantom Equity Non-Cash Consideration (as defined in the Transaction Agreement) payable to each Phantom Equity Holder pursuant to the Transaction Agreement (without regard to when such amounts will be paid), and the employer taxes payable by PubCo, the BT Companies or their subsidiaries with respect to the Aggregate Phantom Equity Consideration, the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration;

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the calculation of the BT Transaction Bonus Payments (including the cash and non-cash portions thereof and without regard to when such amounts will be paid), and the employer taxes payable by PubCo, the BT Companies or their subsidiaries with respect to the BT Transaction Bonus Payments;

•

the calculation of the aggregate PubCo Transaction Expenses (as defined in the Transaction Agreement) (which information shall be supplied to BT Assets by PubCo as soon as practicable in advance of such delivery date for a draft Closing Spreadsheet);

•	the calculation of the aggregate BT Transaction Expenses (as defined in the Transaction Agreement); and

•	a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by PubCo.

From the date of the Transaction Agreement until the Closing Date or, if earlier, the termination of the Transaction Agreement, the BT Entities and their subsidiaries shall not, and the BT Entities shall instruct and use their respective reasonable best efforts to cause their respective representatives not to (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning any BT Entities or their respective subsidiaries to any person relating to, an acquisition proposal or afford to any person access to the business, properties, assets or personnel of any BT Entities or their respective subsidiaries in connection with an acquisition proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state with respect to an acquisition proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal. Notwithstanding anything to the contrary in the Transaction Agreement, BT Entities, their respective subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions taken in connection with (a) the Pre-Closing Restructuring and (b) the arrangement of financing in order to facilitate the consummation of the Transactions or for the financing of the BT Companies following the Closing.

The BT Entities shall, and shall cause their respective subsidiaries to (i) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the BT Entities or their respective subsidiaries or affiliates are required to obtain in order to consummate the business combination, including required Governmental Authorizations, and (ii) take such other action as may be reasonably necessary or as another party to the Transaction Agreement may reasonably request to satisfy the conditions for the Closing set forth in the Transaction Agreement or otherwise to comply with the Transaction Agreement and to consummate the business combination as soon as practicable.

The BT Entities agreed not to, and to cause their subsidiaries not to, disclose any non-public information of PubCo provided to the BT Entities pursuant to the Transaction Agreement, subject to certain exceptions and conditions as set forth in the Transaction Agreement.

From and after the Closing, BT OpCo agrees that it shall indemnify and hold harmless each present and former director and officer of (x) any BT Company (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the BT Companies being acquired under the Transaction Agreement) and (y) PubCo and each of its subsidiaries (such former directors and officers the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding to the fullest extent that the BT Companies, PubCo or their respective subsidiaries, as the case may be, would have been permitted under applicable law and its respective governing documents in effect on the date of the Transaction Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). For a period of six years from the Closing, BT OpCo shall, and shall cause the BT Companies to, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by PubCo’s, the BT Companies’ or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall BT OpCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by PubCo or the BT Companies, as applicable, for such insurance policy for the year ended December 31, 2021. BT OpCo or the other BT Companies may instead obtain coverage for the D&O Indemnified Parties by extending the current directors’ and officers’ liability insurance through a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing.

Promptly in connection with the Closing (or at such later time as may be permitted by any written agreement between PubCo and/or any of the BT Companies and BitAccess or any of the holders of shares of BitAccess other than Digital Gold), (i) HoldCo shall contribute a portion of the Contribution Amount or other available cash of BT HoldCo (such amount, the “BitAccess Contribution Amount”) to Intuitive Software, LLC, a Delaware limited liability company, which shall then contribute such amount to Digital Gold Ventures Inc., an Ontario corporation (“Digital Gold”), and (ii) BitAccess shall, and BT HoldCo (through BT OpCo) shall cause Digital Gold to, use such BitAccess Contribution Amount to (and use solely for the purposes set forth in the Transaction Agreement), purchase or cause cancellation of all of the outstanding capital stock of or other equity interests in BitAccess including BitAccess Options (as defined in the Transaction Agreement), not held by Digital Gold as of the date of such purchase, in accordance with the terms of the amended and restated stockholders agreement of BitAccess, dated as of July 20, 2021, and on such terms that are negotiated with the holders of such shares of BitAccess, such that immediately after the consummation of such purchase transactions, BitAccess shall be a wholly owned subsidiary of Digital Gold (the amount required to effect such purchase, the “BitAccess Payment Amount”); provided, that at BT Assets’ discretion, a portion of the BitAccess Payment Amount designated in writing by BT Assets at or prior to the Closing may consist of shares of capital stock of PubCo (which such stock PubCo shall contribute (or shall be deemed to have contributed in accordance with Treasury Regulations Section 1.1032-3) to BT HoldCo and BT HoldCo shall then contribute in the same manner as the BitAccess Contribution Amount), in which case the BitAccess Contribution Amount shall be decreased accordingly and BT HoldCo shall issue to PubCo a number of BT HoldCo Common Units equal to the number of shares of PubCo capital stock included in the BitAccess Payment Amount.

As soon as reasonably practicable following September 30, 2022, BT Assets shall deliver to PubCo the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of the three-months ended September 30, 2022, presented in a similar format and fashion as the Unaudited Financial Statements (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2022 Q3 Financial Statements”). If the Closing has not occurred prior to December 31, 2022, as soon as reasonably practicable following December 31, 2022, BT Assets shall deliver to PubCo the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of December 31, 2022 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2022 Annual Financial Statements”). If the Closing has not occurred prior to March 31, 2023, as soon as reasonably practicable following March 31, 2023, BT Assets shall deliver to PubCo the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of and for the three-month period ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2023 Q1 Financial Statements”).

Immediately prior to the Closing, BT HoldCo shall amend and restate its limited liability company agreement in the form attached to the Transaction Agreement. Effective as of the Closing, BT Assets will hold 44,100,000 of BT HoldCo Common Units.

Covenants of PubCo

PubCo made certain covenants under the Transaction Agreement, including, among others, the following:

From the date of the Transaction Agreement until the earlier of the Closing or the termination of the Transaction Agreement, PubCo agrees to use its commercially reasonable efforts to obtain and make available a committed equity financing facility for the benefit of PubCo and BT HoldCo following the Closing (such financing, the “Equity Line”) on terms and conditions acceptable to BT Assets (and BT Assets consent to any such terms and conditions to not be unreasonably withheld, conditioned and delayed).

Prior to the Closing, the Sponsor and its affiliates shall arrange for the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) to equal at least $8,000,000 at Closing (the “PubCo Minimum Cash”).

From the date of the Transaction Agreement through the Closing, PubCo shall ensure that PubCo remains listed as a public company on the Nasdaq. Prior to the Closing, PubCo shall prepare, in consultation with BT Assets, and submit to the Nasdaq and obtain approval of a listing application covering (i) shares of PubCo Class A common stock issued or issuable in connection with the Transactions, (ii) shares of PubCo Class A common stock issuable upon redemption of BT HoldCo Common Units and exchanges of shares of PubCo Class O common stock and PubCo Class V common stock in connection therewith (and for the avoidance of doubt, including shares of PubCo Class A common stock issuable upon conversions of PubCo Class M common stock) and (iii) shares of PubCo Class A common stock issuable upon exercise of BT HoldCo Matching Warrants and the redemption of BT HoldCo Common Units received in connection therewith.

From the date of the Transaction Agreement until the Closing Date or, if earlier, the termination of the Transaction Agreement, PubCo shall not, and shall cause its subsidiaries not to, and PubCo shall instruct its and their representatives not to, (i) make any alternative business combination proposal, (ii) initiate any discussions or negotiations with any person with respect to any alternative business combination proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an alternative business combination proposal, in each case, other than to or with the BT Companies and their respective representatives. From and after the date of the Transaction Agreement, PubCo shall, and shall instruct its officers and directors to, and PubCo shall instruct and cause its representatives, its subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to an alternative business combination proposal (other than the BT Entities and their respective representatives).

During the Interim Period, PubCo shall, and shall cause its subsidiaries to, except as contemplated by the Transaction Agreement, as required by applicable law (including for this purpose any COVID-19 Measures) or as consented to by BT Assets in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, PubCo shall not, and PubCo shall cause its subsidiaries not to, except as otherwise contemplated by the Transaction Agreement or the ancillary agreements contemplated thereby or as required by law:

•	seek any approval from the PubCo public stockholders to change, modify or amend the Trust Agreement or PubCo’s Existing Organizational Documents, except as contemplated by the Proposals;

•

(i) make or declare any dividend or distribution to the stockholders of PubCo or make any other distributions in respect of any of PubCo’s or any of its subsidiary’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of PubCo’s or any of its Subsidiary’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of PubCo or any of its subsidiaries;

•

other than as expressly required by the Sponsor Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate or any of its subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of PubCo or any of its subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by the Transaction Agreement in an aggregate principal amount not to exceed $500,000;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than indebtedness permitted to be incurred under the Transaction Agreement and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by the Transaction Agreement;

•

(i) issue any PubCo common stock or securities exercisable for or convertible into PubCo common stock, other than the issuance of the PubCo common stock pursuant to the Transaction Agreement, (ii) grant any options, warrants or other equity-based awards with respect to PubCo common stock not outstanding on the date of the Transaction Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any PubCo private placement warrant, PubCo public warrant or the PubCo warrant agreement, including any amendment, modification or reduction of the warrant price set forth in any PubCo Warrant or the PubCo warrant agreement, in each case, except in connection with the Pre-Closing Restructuring;

•	change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

•

(i) change any method of accounting for tax purposes, (ii) make, change or revoke any material tax election, (iii) enter into any closing agreement relating to material taxes, (iv) settle, concede, compromise or abandon any tax claim or assessment with respect to material taxes, (v) surrender any right to claim a material refund of taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment, or (vii) file any amended tax return with respect to material taxes, except as required by applicable law;

•	acquire any ownership interest in any real property;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division of such organization;

•	except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise any contract; or

•	enter into any contract to do any of the foregoing actions.

From the date of the Transaction Agreement until the earlier of the Closing or the termination of the Transaction Agreement, PubCo will use its commercially reasonable efforts to obtain and make available the PIPE Subscriptions; provided, that PubCo will not enter into or consummate any PIPE Subscriptions without the prior written consent of the BT Entities (which consent is not to be unreasonably withheld, conditioned or delayed); and provided, further, that the BT Entities are entitled to withhold consent in their sole discretion if the PIPE Subscriptions would result in BT Assets owning less than 25% of the outstanding shares of PubCo at the Closing.

Related Agreements

BT HoldCo Amended and Restated Limited Liability Company Agreement

Following the Closing, PubCo will operate its business through BT OpCo, a wholly owned subsidiary of BT HoldCo, and BT OpCo’s subsidiaries. At the Closing, BT HoldCo, PubCo and BT Assets will enter into the BT HoldCo Amended and Restated Limited Liability Company Agreement, which will set forth, among other things, the rights and obligations of the members and the manager of BT HoldCo.

Management

Pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement, the business, property and affairs of BT HoldCo will be managed by Brandon Mintz, as the manager of BT HoldCo, whose actions as manager are subject to the sole, absolute and exclusive direction of PubCo.

Capitalization; Earnout Units

In connection with the BT Entity Restructuring and the Transaction Agreement, BT HoldCo will have three authorized classes of units: BT HoldCo Preferred Units, BT HoldCo Common Units and BT HoldCo Earnout Units, with the BT HoldCo Earnout Units further divided into three subclasses, being (i) Class 1 Earnout Units of BT HoldCo, (ii) Class 2 Earnout Units of BT HoldCo and (iii) Class 3 Earnout Units of BT HoldCo.

In connection with the business combination and subject to the terms and conditions of the Transaction Agreement, BT HoldCo will issue to PubCo BT HoldCo Common Units and the BT HoldCo Matching Warrants in exchange for a cash contribution to BT HoldCo. The BT HoldCo Matching Warrants issued to PubCo will be exercisable to purchase a number of BT HoldCo Common Units equal to the number of shares of PubCo Class A common stock that may be purchased upon the exercise in full of all PubCo Warrants outstanding immediately after the Closing, such that immediately after completion of the business combination and the issuance of BT HoldCo Common Units and BT HoldCo Matching Warrants by BT HoldCo to PubCo, the total number of BT HoldCo Common Units held by PubCo will equal the total number of outstanding shares of PubCo Class A common stock and the total number of BT HoldCo Common Units into which the BT HoldCo Matching Warrants held by BT PubCo are exercisable will be equal to the total number of shares of PubCo Class A common stock for which outstanding warrants issued by PubCo are exercisable. Upon the valid exercise of a BT HoldCo Matching Warrant by PubCo in accordance with the applicable warrant agreement, BT HoldCo will issue to PubCo the number of BT HoldCo Common Units to be issued in connection with such exercise. If any holder of a PubCo Warrant exercises such warrant, then PubCo will cause a corresponding exercise of a BT HoldCo Matching Warrant, such that the number of shares of PubCo Class A common stock issued in connection with the exercise of the PubCo Warrant will equal the number of BT HoldCo Common Units issued by BT HoldCo. The exercise price to exercise a BT HoldCo Matching Warrant will be equal to the exercise price paid by the holder of the corresponding PubCo Warrant. PubCo will further agree that it will not exercise any BT HoldCo Matching Warrants other than in connection with the corresponding exercise of a PubCo Warrant.

Additionally, in connection with the business combination, BT Assets will sell, transfer and assign to PubCo, and PubCo will purchase and accept from BT Assets, certain BT HoldCo Common Units in consideration for the Over the Top Consideration.

In connection with the business combination, BT HoldCo will issue BT HoldCo Earnout Units to BT Assets and PubCo that are accompanied by certain conversion requirements and rights, including that the BT HoldCo Earnout Units may either be converted into BT HoldCo Common Units or forfeited based on achievement milestones for the per-share price of PubCo Class A common stock during applicable earnout periods. Additionally, BT HoldCo Earnout Units may be automatically converted into BT HoldCo Common Units upon the consummation of a change of control transaction that meets a certain per-share price of PubCo Class A common stock.

Preferred Units

Following the Closing, BT Assets will hold 2,900,000 BT HoldCo Preferred Units. The BT HoldCo Preferred Units will be non-voting units of BT HoldCo that will be senior to the Common Units in respect of distributions (as further described below). Each BT HoldCo Preferred Unit will automatically convert into one BT HoldCo Common Unit upon the distribution of $10.00 in respect of each such BT HoldCo Preferred Unit (or $29,000,000 in the aggregate). The conversion of the BT HoldCo Common Units will occur automatically upon such event without any further action by BT HoldCo, the manager of BT HoldCo, BT Assets or any other person. Following the conversion of the BT HoldCo Preferred Units, such units will entitle the holder to the rights and obligations of a holder of a BT HoldCo Common Unit and each converted BT HoldCo Preferred Unit will cease to be issued or outstanding.

Additional Units; Repurchase or Redemption of BT PubCo Class A Common Stock

The manager of BT HoldCo will have the right to cause BT HoldCo to issue and create additional equity securities of BT HoldCo.

Subject to certain exceptions, at any time PubCo issues shares of Class A common stock, PubCo shall contribute to BT HoldCo all of the net proceeds (if any) received by PubCo with respect to such shares of PubCo Class A common stock. Upon the contribution by PubCo to BT HoldCo of all of such net proceeds received by PubCo, BT HoldCo will issue a number of BT HoldCo Common Units equal to the number of shares of PubCo Class A common stock so issued.

If, at any time, any shares of PubCo Class A common stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, except where such repurchase or redemption is paired with a stock split or stock dividend such that after the split or dividend there is an equal number of shares of PubCo Class A common stock outstanding as prior to the split or dividend, then the manager of BT HoldCo shall cause BT HoldCo to, immediately prior to such repurchase or redemption of such shares, redeem a corresponding number of BT HoldCo Common Units held by PubCo (determined based upon the Exchange Rate (as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) then in effect), at an aggregate redemption price equal to the aggregate purchase or redemption price of the share or shares of PubCo Class A common stock being repurchased or redeemed by PubCo (plus any reasonable expenses related thereto) and upon such other terms as are the same for the share or shares of PubCo Class A common stock being repurchased or redeemed by PubCo.

Distributions

The BT HoldCo Amended and Restated Limited Liability Agreement will require tax distributions be made by BT HoldCo to the BT HoldCo unitholders (including PubCo), on a pro rata basis, to the extent funds of BT

HoldCo are legally available for distribution and such distribution would not be prohibited under any credit facility or any other agreement to which BT HoldCo or any of its subsidiaries is a party, in each case, as determined by the manager of BT HoldCo in its reasonable discretion. Tax distributions shall be made on a quarterly basis to each unitholder based on such unitholder’s allocable share of the taxable income of BT HoldCo and an assumed tax rate (and, in the case of PubCo, taking into account its obligations under the Tax Receivable Agreement). The assumed tax rate will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher), taking into account certain assumptions and without regard to the actual final tax liability of any unitholder.

Other than with respect to tax distributions and subject to distributions to reimburse the manager of BT HoldCo and PubCo for reasonable expenses, the manager may cause BT HoldCo to make distributions at such time, in such amounts and in such form (including in kind property) as determined by the manager, in each case, to the holders of BT HoldCo Preferred Units and Common Units in the following order of priority: (1) first, to the holders of the BT HoldCo Preferred Units until each such unit has received $10.00 in distributions (or $29,000,000 in the aggregate) and (2) to the holders of the BT HoldCo Preferred Units and Common Units, pro rata based on the relative ownership of such units.

We expect BT HoldCo may make distributions out of distributable cash periodically and as necessary to enable PubCo to cover its operating expenses and other obligations, including tax liabilities and other obligations under the Tax Receivable Agreement, except to the extent such distributions would be prohibited under the BT HoldCo Amended and Restated Limited Liability Company Agreement or are otherwise prohibited by law.

Liability; Indemnification; Manager Reimbursement

The BT HoldCo Amended and Restated Limited Liability Company Agreement will limit the liability of the members and unitholders of BT HoldCo and the officers, directors and managers of PubCo, BT HoldCo and each of their subsidiaries to the fullest extent permitted by the DGCL and provides that BT HoldCo will provide such persons with customary indemnification and advancement of expenses. BT HoldCo will reimburse the manager for any expenses incurred on behalf of BT HoldCo.

The manager will not be compensated for its services as the manager of BT HoldCo, but it will be reimbursed by BT HoldCo for any reasonable out-of-pocket expenses incurred by it on behalf of BT HoldCo.

Requested Services

Pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement, for so long as BT Assets holds at least 5% or more of the outstanding BT HoldCo Common Units, BT HoldCo will use its reasonable best efforts to provide (or cause to be provided) at BT HoldCo expense, any accounting, tax, legal, insurance and administrative support to BT Assets and its affiliates as BT Assets may reasonably request.

Amended and Restated Registration Rights Agreement

At the Closing, PubCo, Sponsor and BT Assets will amend and restate the Registration Rights Agreement, dated as of February 24, 2022, by and among PubCo, Sponsor and the other holders party thereto. Pursuant to the Amended and Restated Registration Rights Agreement, PubCo will agree to file a registration statement for a shelf registration on Form S-1 or Form S-3 within 45 days following Closing and the Sponsor and BT Assets, and other holder parties thereto, will be granted certain customary registration rights with respect to the securities of PubCo.

Non-Redemption Agreements

PubCo entered or may enter into Non-Redemption Agreements with the Non-Redeeming Stockholders. Pursuant to the terms of the Non-Redemption Agreements, each Non-Redeeming Stockholder agreed or will agree, at PubCo’s election, to either not redeem or to reverse any previously submitted redemption request with respect to the Non-Redeemed Shares, beneficially owned by such Non-Redeeming Stockholder. In consideration of the Non-Redeeming Stockholder’s commitment to not redeem the Non-Redeemed Shares, the Company has agreed, upon the closing of the business combination, to either (i) pay such Non-Redeeming Stockholder a cash fee equivalent to the applicable amount of PubCo Class A common stock beneficially held by the Non-Redeeming Stockholder, being equal to 3.33 times the Committed Shares multiplied by the per share redemption price, minus a number of Committed Shares multiplied by the redemption price per share, or (ii) grant such Non-Redeeming Stockholder a number of PubCo Class A common stock equivalent to 2.33 times the applicable Non-Redeemed Shares. Pursuant to the Non-Redemption Agreements, the Non-Redeeming Stockholders have agreed not to request redemption of up to an aggregate of 2,232,697 Non-Redeemed Shares. Such Non-Redeeming Stockholder receiving Bonus Shares is entitled to the registration rights set forth in the Amended and Restated Registration Right Agreement to be entered into at the time of the Closing of the business combination with respect to the Bonus Shares.

In connection with the Non-Redemption Agreements, the Non-Redeeming Stockholders may acquire shares of PubCo Class A common stock. In such transactions, the purchase price for the PubCo Class A common stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the PubCo Class A common stock they acquire in such transactions. However, any PubCo Class A common stock acquired by the Non-Redeeming Stockholders would not be voted in connection with the Business Combination Proposal.

When any such Non-Redemption Agreements are entered into, PubCo will file a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. For more information, see the section entitled “Risk Factors — Risks Related to GSRM and the Business Combination — To the extent permitted by applicable law, Sponsor and/or their affiliates may engage in activities that may influence the vote on the business combination and reduce the public “float” of PubCo Class A common stock.”

Sponsor Agreement

In connection with the execution of the Transaction Agreement, PubCo entered into a Sponsor Agreement with Sponsor and BT Assets. Pursuant to the Sponsor Agreement, Sponsor, BT Assets and PubCo agreed to the following:

(a) in connection with the Transaction Agreement, at BT Assets’ sole discretion subject to reasonable consultation with PubCo, PubCo will (i) issue up to an additional 4,740,000 shares of newly issued PubCo Class A common stock, in the aggregate, (x) to Persons who are entering into written agreements with PubCo or the Company to (i) invest in PIPE Subscriptions, (ii) provide an Equity Line, (iii) agree to not redeem any PubCo Common Stock beneficially owned by such Person or its Affiliates pursuant to the PubCo Governing Documents in connection with the transactions contemplated by the Transaction Agreement (including, the Voting and Non-Redemption Agreements and the Non-Redemption Agreements) or (iv) provide debt financing to PubCo or the Company in connection with the transactions contemplated by the Transaction Agreement (collectively, the “Incentive Issuances”) and (y) as part of the equity portion of the BitAccess Payment Amount (the “BitAccess Payment Issuances”), and/or (ii) pay cash under the terms of the Non-Redemption Agreements (the “Cash Payments” and, together with the Incentive Issuances, the “Incentive Payments”); (b) in connection with the making of any Incentive Payments and the BitAccess Payment Issuances, Sponsor will irrevocably forfeit and surrender to PubCo up to an aggregate number shares of PubCo Class B common stock for cancellation by PubCo equal to the lesser of 1,580,000 and the sum of (a) in respect of any Cash Payments, the product of one-third (1/3) multiplied by the aggregate amount of such Cash Payments divided by the Redemption Price (as defined in the Amended and Restated Certificate of Incorporation of PubCo), plus (b) in respect of any Incentive Issuances, (i) the product of one-third multiplied by the aggregate number of Non-Redemption Bonus Shares (as defined in the applicable Non- Redemption Agreement), plus (ii) the aggregate number of shares issuable in any Share Issuances (as defined in the Voting and Non-Redemption Agreements) in connection with the Initial Extension (as defined in the Voting and Non-Redemption Agreements), plus (iii) in the event of any Monthly Extension(s) (as defined in the Voting and Non-Redemption Agreements) after the Initial Extension, (1) to the extent the Closing has not occurred by June 30, 2023, as a result of the failure to satisfy any of the conditions to

Closing set forth in Article 9 of the Transaction Agreement, which such failure was primarily caused (directly or indirectly) by any action or inaction by the BT Companies or their respective Representatives, the product of 50% multiplied by the aggregate number of shares issuable in any Share Issuances in connection with each such Monthly Extension or (2) to the extent the Closing has not occurred by June 30, 2023, for any other reason, the aggregate number of shares issuable in any Share Issuances in connection with each such Monthly Extension, plus (c) the product of one-third multiplied by the number of shares of PubCo Class A Common Stock payable as part of the BitAccess Payment Amount contemplated by Section 6.8 of the Transaction Agreement; and (d) if Potential Issuances minus Incentive Issuances is greater than zero, then, at BT Assets’ sole discretion, PubCo may use a number of shares equal to two-thirds of such difference for (x) the Incentive Equity Plan, (y) the Phantom Equity Non-Cash Consideration, and (z) the equity portion of the BT Transaction Bonus Payments (which shares may be subject to the Incentive Equity Plan).

In addition, in the event the Minimum Condition PubCo Available Cash at Closing is less than $16,000,000 (the “Net Proceeds Threshold”), for each $1 the Minimum Condition PubCo Available Cash is below the Net Proceeds Threshold, one-tenth of a share of PubCo Class B Common Stock (collectively, the “Cash Shortfall Forfeited Shares”), shall be converted at the Closing, on a one-to-one basis, into one-tenth of a share of PubCo Class E Common Stock and shall be subject to conversion and forfeiture in accordance with the Sponsor Agreement, with (x) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-1 Common Stock, (y) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-2 Common Stock and (z) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-3 Common Stock (and any rounding applied first to the conversion to PubCo Class E-3 Common Stock and second to the conversion to PubCo Class E-2 Common Stock); provided, that any fractional shares of PubCo Class B Common Stock resulting from the calculation of the Cash Shortfall Forfeited Shares in accordance with the foregoing shall be rounded up to the nearest whole share of PubCo Class B Common Stock. Notwithstanding the foregoing, each share of PubCo Class E Common Stock Sponsor is entitled to receive in accordance with the foregoing that remains issued and outstanding and has not previously been forfeited by Sponsor, if any, as of the Conversion of all of the issued and outstanding Preferred Units into Common Units in accordance with the BT HoldCo Amended and Restated Limited Liability Company Agreement shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock.

A number of shares of PubCo Class B common stock held by Sponsor equal to (a) 1,580,000 less (b) the number of Forfeited Sponsor Shares will be converted at the Closing, on a one-to-one basis, into PubCo Class E common stock (such shares “Vesting Sponsor Shares”), with (x) one-third of such Vesting Sponsor Shares being converted into shares of PubCo Class E-1 common stock, (y) one-third of such Vesting Sponsor Shares being converted into shares of PubCo Class E-2 common stock and (z) one-third of such Vesting Sponsor Shares being converted into shares of PubCo Class E-3 common stock. The Vesting Sponsor Shares will be subject to conversion to PubCo Class A common stock upon achievement of milestones for the per share price of PubCo Class A common stock during the applicable earn-out period agreed to by the parties, and any such Vesting Sponsor Shares that are not converted into shares of PubCo Class A common stock will be cancelled upon the expiration of the applicable earn-out periods. In the event of a change of control transaction during the earn-out periods, each share of PubCo Class E common stock held by Sponsor will be automatically converted into shares of PubCo Class A common stock if the per share price of PubCo Class A common stock in such change of control transaction satisfies the milestones for the per share price of PubCo Class A common stock agreed to by the parties.

Sponsor will not transfer any Lock-up Shares during the Lock-up Period, in each case, subject to limited exceptions as contemplated by the Sponsor Agreement.

Sponsor will vote in favor of the Transaction Agreement and the business combination and the other Proposals, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement.

The Sponsor Agreement will terminate, and have no further force and effect, upon the earlier of (i) the consummation of the Closing and (ii) the termination of the Transaction Agreement in accordance with its terms prior to the Closing.

For more information about the Sponsor Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement.”

Tax Receivable Agreement

At the Closing of the business combination, PubCo will enter into the Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that PubCo realizes, or in certain circumstances is deemed to realize, as a result of certain Tax Attributes, including:

•

existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by PubCo at the Closing and thereafter in accordance with the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement;

•

tax basis adjustments resulting from PubCo’s acquisition of BT HoldCo Common Units from BT Assets at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by PubCo under the Tax Receivable Agreement);

•	disproportionate tax-related allocations as a result of Section 704(c) of the Code; and

•	tax deductions in respect of interest payments deemed to be made by PubCo in connection with the Tax Receivable Agreement.

The payment obligations under the Tax Receivable Agreement are PubCo’s obligations and not obligations of BT HoldCo. Under the Tax Receivable Agreement, PubCo will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, by comparing its actual tax liability to the amount it would have been required to pay had it not been able to utilize any of the Tax Attributes. The term of the Tax Receivable Agreement will commence upon the Closing and will continue until all Tax Attributes have been utilized or expired, unless an early termination event occurs and we are required to make the termination payment specified in the agreement (as described further below).

The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of PubCo Class V common stock, the price of PubCo Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo and BT OpCo, the amount and timing of taxable income PubCo generates in the future, the U.S. federal income tax rate then applicable and the portion of PubCo’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. It is expected that the payment of the Over the Top Consideration to BT Assets in the business combination will result in aggregate payments under the Tax Receivable Agreement of approximately $1.7 million. This amount does not take into account any future exchanges of BT HoldCo Common Units by BT Assets pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement and this assumes (1) there are minimum redemptions in connection with the business combination, (2) a constant federal and state blended tax rate of 26.1%, (3) there are no material changes in tax law and (4) PubCo has sufficient taxable income to utilize all Tax Attributes. These amounts are estimates and have been prepared for informational purposes only. The actual amount of payments under the Tax Receivable Agreement could vary significantly.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that PubCo determines (with the amount of subject payments determined in consultation with an advisory firm and subject to BT Assets’ review and consent). The IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that PubCo takes, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by PubCo are disallowed, BT Assets will not be required to reimburse PubCo for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to BT Assets will be applied against and reduce any future cash payments otherwise required to be made by PubCo under the Tax Receivable Agreement after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized may not arise for a number of years following the initial time of such payment. Moreover, even if a challenge arises earlier, any excess cash payment may be greater than the amount of future cash payments that PubCo is otherwise required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which any excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes, which could materially impair the financial condition of PubCo.

The Tax Receivable Agreement will provide that, in the case of certain early termination events (including certain changes of control, material breaches, or at the option of PubCo subject to the approval of a majority of its independent directors), PubCo will be required to make a lump-sum cash payment to BT Assets equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to PubCo having sufficient future taxable income to fully utilize the Tax Attributes over certain specified time periods and that all BT HoldCo Common Units that had not yet been exchanged for PubCo Class A common stock, PubCo Class M common stock or cash are deemed exchanged.

Accordingly, as a result of these assumptions, the lump-sum payment may be due significantly in advance, and could materially exceed, the actual future tax benefits realized by PubCo. In these situations, PubCo’s obligations under the Tax Receivable Agreement could have a material and adverse impact on PubCo’s liquidity and financial condition, and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, assuming no material changes in the relevant tax law, it is expected that if PubCo experienced a change of control or the Tax Receivable Agreement were otherwise terminated immediately after the Closing, the estimated lump-sum payment would be approximately $90.2 million. This estimated lump-sum payment is calculated using a discount rate equal to the Secured Overnight Financing Rate plus 100 basis points, applied against an undiscounted liability of approximately $134.6 million (based on the 21% U.S. federal corporate income tax rate and an estimated state and local income tax rate). These amounts are estimates and have been prepared for informational purposes only. The actual amount of such lump-sum payment could vary significantly. There can be no assurance that PubCo will be able to finance such lump-sum payment.

Under the Tax Receivable Agreement, PubCo will be required to provide BT Assets with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each applicable taxable year. This calculation will be based upon the advice of an advisory firm. Payments under the Tax Receivable Agreement will generally be required to be made to BT Assets a short period of time after an applicable schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement. Interest on such payments will begin to accrue on the due date (without extensions) of the U.S. federal income tax return of PubCo for the applicable taxable year. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest (generally at a default rate) until such payments are made. PubCo’s failure to make any payment required under the Tax Receivable Agreement within three months of the date on which the payment is required to be made will constitute a material breach under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder (as described above), unless making such payment would cause PubCo to become insolvent or the failure to make the applicable payment is attributable to (i) PubCo being prohibited from making such payment under the terms governing certain of its indebtedness and (ii) PubCo not having, and being unable to obtain with commercially reasonable efforts, sufficient funds to make such payment.

PubCo will be required to notify and keep BT Assets reasonably informed regarding tax audits or other proceedings the outcome of which is reasonably expected to materially and adversely affect payments to BT Assets under the Tax Receivable Agreement, and BT Assets will have the right to (i) discuss with PubCo, and provide input and comment to PubCo regarding, any portion of any such tax audit or proceeding and (ii) participate in, at BT Assets’ expense, any such portion of any such tax audit or proceeding to the extent it relates to issues the resolution of which would reasonably be expected to affect payments to BT Assets under the Tax Receivable Agreement. PubCo will not be permitted to settle or fail to contest any issue pertaining to income taxes that is reasonably expected to adversely affect BT Assets’ rights and obligations under the Tax Receivable Agreement without the consent of BT Assets (such consent not to be unreasonably withheld, conditioned or delayed).

Background of the Business Combination

Background of the Business Combination

The terms of the business combination are the result of negotiations between the representatives of PubCo and BT Assets and BT HoldCo. The following is a brief description of the background of these negotiations and the resulting business combination.

PubCo is a blank check company incorporated on October 13, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

As of the date of this proxy statement, PubCo has not yet commenced operations. All activity through the date of this proxy statement relates to PubCo’s formation and IPO, which is described below, and since the IPO, its search for a business combination. PubCo will not generate any operating revenues until after the completion of the business combination, at the earliest. PubCo generates non-operating income from the proceeds held in the Trust Account. PubCo has selected December 31 as its fiscal year end.

PubCo’s sponsor is GSR II Meteora Sponsor LLC, a Delaware limited liability company. The registration statement for PubCo’s IPO was declared effective on February 24, 2022. On March 1, 2022, PubCo consummated the IPO of 31,625,000 units, including the issuance of 4,125,000 units as a result of the underwriter’s full exercise of its over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $316.3 million. Each unit consists of one share of PubCo Class A common stock, one PubCo public warrant and one-sixteenth (1/16) of one PubCo right. Each PubCo public warrant entitles the holder to purchase one share of PubCo Class A common stock at a price of $11.50 per share, subject to adjustment. Each holder of a whole PubCo right will receive one share of PubCo Class A common stock upon consummation of the business combination.

Simultaneously with the closing of the IPO, PubCo consummated the private placement of 12,223,750 PubCo private placement warrants at a price of $1.00 per PubCo private placement warrant to Sponsor, generating proceeds of approximately $12.2 million.

Upon the closing of the IPO and the private placement, approximately $321.0 million ($10.15 per unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the private placement, was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by PubCo, until the earlier of: (i) the completion of a business combination or (ii) the distribution of the Trust Account as described below.

PubCo will provide holders of the outstanding shares of PubCo Class A common stock with the opportunity to redeem all or a portion of their public shares upon the completion of the business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The public stockholders will be entitled to redeem their public shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to public stockholders who redeem their public shares will not be reduced by the business combination marketing fee PubCo will pay to the underwriter. Oppenheimer has voluntarily waived any claims to the business combination fee and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

PubCo has until July 1, 2023 (unless extended in accordance with the Extension Procedures), to complete the initial business combination. However, if PubCo anticipates that it may not be able to consummate the initial business combination by such date, PubCo may, but is not obligated to, extend the period of time to consummate a business combination by eight additional one-month periods each, until March 1, 2024. The public stockholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. In order to extend the time available for PubCo to consummate the initial business combination, Sponsor or its affiliates or designees, upon five business days’ advance notice prior to each deadline, must request such additional one-month extension.

If PubCo is unable to complete a business combination by July 1, 2023 (unless extended in accordance with the procedures described above), PubCo will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to PubCo to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining public stockholders and PubCo’s board of directors, dissolve and liquidate, subject in each case to PubCo’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The business combination with Bitcoin Depot resulted from an active search by PubCo management for a potential target that fit the criteria laid out in PubCo’s prospectus dated February 24, 2022 and filed with the Securities and Exchange Commission on February 28, 2022 with Registration No. 333-261965 as well as utilizing the deal sourcing and transaction experience of PubCo’s management team and board of directors. The following is a brief discussion of the background to this business combination.

Prior to the PubCo IPO, neither PubCo nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with PubCo.

PubCo Initial Public Offering

On March 1, 2022, PubCo consummated its IPO of 31,625,000 units, including the issuance of 4,125,000 units as a result of the underwriter’s exercise of its over-allotment option. Each unit consists of one share of PubCo Class A common stock, one PubCo public warrant with each whole PubCo public warrant entitling the holder thereof to purchase one whole share of PubCo Class A common stock for $11.50 per share, and one sixteenth of one PubCo right, with each whole PubCo right entitling the holder thereof to receive one whole share of PubCo Class A common stock. The units were sold at a price of $10.00 per unit, generating gross proceeds to PubCo of $316,250,000. Oppenheimer served as the sole underwriter of the IPO and Latham & Watkins LLP (“Latham”) acted as the legal advisor to PubCo.

Prior to the consummation of the IPO, the Sponsor paid an aggregate purchase price of $25,000, approximately $0.004 per share, to cover certain expenses of PubCo in exchange for the issuance of 5,750,000 shares of PubCo Class B common stock. On December 28, 2021, PubCo effected a 1.10-for-1 stock split for all outstanding shares of PubCo Class B common stock, resulting in an aggregate of 6,325,000 shares of PubCo Class B common stock outstanding. On January 20, 2022, PubCo effected a 5-for-4 stock split for all outstanding shares of PubCo Class B common stock, resulting in an aggregate of 7,906,250 shares of PubCo Class B common stock outstanding. Simultaneously with the closing of the IPO, PubCo completed the private sale of 12,223,750 PubCo private placement warrants to the Sponsor at a purchase price of $1.00 per PubCo private placement warrant, generating gross proceeds to PubCo of $12,223,750, each of which entitles the holder to purchase one share of PubCo Class A common stock at an exercise price of $11.50 per share.

Post IPO Target Screening Criteria

PubCo commenced an active search for prospective businesses and assets to acquire following the IPO. Representatives of PubCo were contacted by, and representatives of PubCo contacted, numerous individuals, financial advisors and potential targets for business combination opportunities. In evaluating potential businesses to acquire, PubCo management primarily looked for opportunities that have (a) current revenue generation and a clear path to profitability, if not already profitable, (b) generated, or have the potential to generate, strong and sustainable free cash flow, (c) a valuation that is supported by near-term financials, and (d) readiness of the business to be a public company. PubCo management sought to identify companies that have a management team who can clearly and confidently articulate the business plan and market opportunities to public market investors, and a leading position in its respective industry sector.

In connection with their evaluation of potential initial business combination opportunities, the management of PubCo developed a list of business combination candidates; held conversations with numerous potential targets and their management and/or stakeholders either initiated by them or by the potential target or its advisor; identified and evaluated a number of potential target opportunities, including a combination with Bitcoin Depot, prior to focusing its efforts solely on a business combination transaction with Bitcoin Depot.

In all, prior to the execution of the Transaction Agreement, representatives of PubCo evaluated 32 potential business combination candidates. The potential candidates came from a variety of industries, including agriculture technology, automotive technologies, batteries, e-commerce, mobility services, autonomous technology, electric vehicles, semiconductors, energy platforms, data centers, healthcare services, industrial, logistics, manufacturing, and transportation sectors. During this evaluation, PubCo executed 14 non-disclosure agreements and had active discussions with eight target companies. None of the non-disclosure agreements contained any standstill or “don’t ask, don’t waive” provisions. PubCo decided not to further pursue any of the targets other than Bitcoin Depot due to a variety of factors, including overall business prospects, concerns raised in preliminary diligence, valuation framework and overall actionability of the transaction.

Through this search process, members of PubCo management and the PubCo board of directors became familiar with Bitcoin Depot’s business, management and leading position in the industry and concluded Bitcoin Depot to be the most attractive target for the PubCo’s initial business combination.

Bitcoin Depot Transaction Process

On June 21, 2022, Mr. Brandon Mintz, Bitcoin Depot’s President and CEO, contacted Mr. Gus Garcia, PubCo’s Co-CEO and Director, to discuss PubCo’s interest in the business combination with Bitcoin Depot.

On June 22, 2022, representatives of PubCo and Bitcoin Depot had a videoconference to discuss the potential acquisition opportunity. Later that day, PubCo and Bitcoin Depot signed a non-disclosure agreement for the purpose of facilitating discussions between representatives of PubCo and Bitcoin Depot in connection with this potential acquisition.

On June 23, 2022, representatives of PubCo were granted access to Bitcoin Depot’s virtual data room.

On June 24, 2022, representatives of Bitcoin Depot held a management meeting to present the business to representatives of PubCo.

On June 25 and June 26, 2022, representatives of PubCo drafted a non-binding letter of intent outlining the terms of a potential transaction between PubCo and Bitcoin Depot.

On June 26, 2022, representatives of PubCo and Mr. Scott Buchanan, Bitcoin Depot’s COO, had a virtual meeting to go through the key terms of the letter of intent. Later that day, PubCo e-mailed the letter of intent to Bitcoin Depot.

On June 27, 2022, representatives of PubCo and Bitcoin Depot had a videoconference to address questions on the letter of intent from Messrs. Mintz and Buchanan.

On June 28, 2022, representatives of PubCo, Mr. Buchanan, and Mr. Chris Ewart, Bitcoin Depot’s then CFO, had a due diligence meeting through videoconference to discuss Bitcoin Depot’s financials and business plan. Later that day, Mr. Mintz provided comments on the letter of intent to PubCo.

On June 29, 2022, PubCo e-mailed the updated letter of intent to Bitcoin Depot reflecting comments from Mr. Mintz.

On June 29 and 30, 2022, the management and board of directors of PubCo held two videoconferences to discuss the potential benefits of signing the letter of intent with Bitcoin Depot that included an exclusivity clause, as well as a springing full exclusivity clause that would be triggered 7 days after signing unless one or both parties terminated the letter of intent by then.

On June 30, 2022, Mr. Buchanan provided additional comments on the letter of intent to PubCo. Later that day, PubCo e-mailed the revised letter of intent to Bitcoin Depot, and PubCo and Bitcoin Depot executed the letter of intent. The executed letter of intent contemplates a business combination through a series of transactions with the resulting combined post-business combination company to be reorganized into an umbrella partnership C corporation.

On July 5, 2022, representatives of PubCo and Bitcoin Depot had a videoconference to diligence Bitcoin Depot’s historical financial performance and business plan.

On July 6, 2022, representatives of PubCo and Bitcoin Depot held an in-person diligence meeting at Bitcoin Depot’s headquarters in Atlanta. Later that day, representatives of PubCo and Mr. Mintz had dinner in Miami and discussed the recent business performance of Bitcoin Depot as well as merits of the potential acquisition.

On July 7, 2022, the management and board of directors of PubCo held a videoconference, and the PubCo board of directors approved to proceed with full exclusivity with Bitcoin Depot. Later that day, Mr. Garcia, in anticipation of PubCo engaging Oppenheimer to act as PubCo’s financial advisor and Latham to act as PubCo’s legal advisor in connection with a proposed business combination involving Bitcoin Depot, shared copies of the investment and marketing materials and financial projections provided by representatives of Bitcoin Depot as well as the executed letter of intent with representatives of both Oppenheimer and Latham.

On July 11, 2022, representatives of PubCo, Bitcoin Depot, Oppenheimer, Latham and Kirkland & Ellis LLP (“Kirkland”), Bitcoin Depot’s counsel, and participated in a joint working group session concerning the high-level terms and timeline of a potential business combination between PubCo and Bitcoin Depot.

On July 11, 2022, Mr. Lewis Silberman, PubCo’s Co-CEO and Director, had a videoconference with Mr. Tim Vanderham, Vanderham Consulting LLC’s (“Vanderham Consulting”) President and CEO, to discuss potential engagement of Mr. Vanderham as an industry consultant for this transaction.

On July 14, 2022, representatives of PubCo, Bitcoin Depot and Latham had a videoconference and discussed required licensing and approvals from different jurisdictions to operate Bitcoin Depot business.

On July 14, 2022, representatives from Bitcoin Depot held a management presentation, covering its business model and financials, to representatives from PubCo, Oppenheimer, Latham and Kirkland.

On July 15, 2022, Mr. Silberman and Mr. Buchanan had lunch in Atlanta to discuss overall transaction update.

On July 19, 2022, representatives from PubCo, Oppenheimer, and Latham had a videoconference to conduct legal, compliance and business-related due diligence session with representatives from Bitcoin Depot.

On July 20, 2022, PubCo and Vanderham Consulting executed a consulting agreement for Mr. Tim Vanderham to act as a consultant on the potential transaction.

On July 20, 2022, representatives from PubCo, Bitcoin Depot, and Gateway Group, Inc. had a videoconference to discuss potential engagement of Gateway Group, Inc. as an investor relations and public relations advisor.

On July 21, 2022, a representative of Oppenheimer e-mailed the Latham and Kirkland teams a draft of a wall cross script for Oppenheimer to contact prospective investors in connection with a proposed debt financing. A representative of Kirkland responded with consolidated comments from Latham and Kirkland later that day.

On July 25, 2022, representatives from PubCo, Bitcoin Depot, and Genmega, Inc., a manufacturer of Bitcoin kiosks, had a vendor diligence teleconference.

On July 25, 2022, PubCo and Ladenburg signed an engagement letter for Ladenburg to deliver a fairness opinion for the transaction.

On July 27, 2022, representatives from PubCo, Bitcoin Depot, and BitAccess had a video conference to conduct diligence on the relationship between Bitcoin Depot and BitAccess. Later that day, representatives from PubCo, Bitcoin Depot, Circle K Stores, Inc., a retail partner of Bitcoin Depot, had a vendor diligence teleconference.

On August 2, 2022, representatives from PubCo, Vanderham Consulting, and Latham had a videoconference to discuss Bitcoin Depot’s Money Transmitter Licenses and state approvals in jurisdictions that Bitcoin Depot operates.

On August 3, 2022, representatives from Latham e-mailed representatives of Kirkland an initial draft of the definitive Transaction Agreement and on August 4, 2022, representatives from Latham e-mailed representatives of Kirkland a letter extending the exclusivity of the letter of intent through September 5, 2022, which was executed by both PubCo and Bitcoin Depot that day.

On August 8, 2022, Bitcoin Depot and Gateway Group, Inc. signed an engagement letter on investor relations and public relations agreement. Later that day, representatives from PubCo, Bitcoin Depot, BitAccess and Vanderham Consulting had a due diligence videoconference to understand technology architecture of Bitcoin Depot and BitAccess. Later that day, representatives of Bitcoin Depot presented the business and financials to representatives of Ladenburg to help facilitate the delivery of the fairness opinion.

On August 9, 2022, and continuing for several weeks thereafter, the respective teams of PubCo and Bitcoin Depot arranged and hosted virtual meetings with prospective credit investors to refinance the existing debt of Bitcoin Depot. Between August 9, 2022 and the date of this proxy statement, the parties met eight potential investors in the debt financing.

On August 9, 2022, representatives of PubCo, Bitcoin Depot, and Vanderham Consulting had a dinner in Atlanta and discussed the business, transaction and potential board members for Bitcoin Depot.

On August 10, 2022, representatives from Kirkland e-mailed representatives of Latham an initial draft of the Tax Receivable Agreement.

On August 12, 2022, representatives from Latham e-mailed representatives of Kirkland an initial draft of the Amended and Restated Registration Rights Agreement and Sponsor Agreement.

On August 15, 2022, Kirkland circulated a further revised draft of the Transaction Agreement to Latham, whereby changes were contemplated in, among others, unit purchase structure, cash distribution waterfall, earn-out terms and conditions and certain representations and warranties of the BT Entities.

On August 17, 2022, representatives from Kirkland e-mailed representatives of Latham an initial draft of the BT HoldCo Amended and Restated Limited Liability Agreement.

On August 18, 2022, representatives from Vanderham Consulting, Latham, and Kirkland had a videoconference to discuss the strategy to notify respective jurisdictions post the announcement of the transaction regarding change of ownership of Bitcoin Depot, as a result of the transaction, to comply with money transmitter requirements in each jurisdiction that Bitcoin Depot operates.

On August 19, 2022, representatives from Kirkland e-mailed representatives of Latham an initial draft of the Amended and Restated PubCo Charter and Bylaws. Later that day, Latham circulated a further revised draft of the Transaction Agreement to Kirkland, whereby changes were contemplated in, among others, the cash distribution waterfall, treatment of phantom equity units of BT OpCo and covenants of the parties.

On August 20, 2022, Latham circulated a revised draft of the BT HoldCo Amended and Restated Limited Liability Agreement to Kirkland, whereby changes were contemplated in, among others, the terms and conditions of the repurchase and redemption of PubCo Class A common stock, tax distribution, tax allocation and manager expense reimbursement.

On August 22, 2022, representatives from Latham e-mailed representatives of Kirkland an initial draft of the Amended and Restated Registration Rights Agreement and revised drafts of the Amended and Restated PubCo Charter and Bylaws, and agreed to, among others, changes in the structure of conversion and cancellation of BT HoldCo Earnout Units, treatment of phantom equity units of BT HoldCo and termination rights of the parties in the Transaction Agreement.

Between August 22 and 24, 2022, representatives of PubCo, Bitcoin Depot, Latham and Kirkland worked to finalize the Transaction Agreement as well as other definitive agreements.

On August 23, 2022, the PubCo board of directors held a videoconference in which representatives of PubCo, Latham and Ladenburg were also in attendance by invitation of the PubCo board of directors. During the meeting, representatives of Ladenburg reviewed with the PubCo board of directors its financial analyses. Also, at the PubCo board meeting, the PubCo management team presented the detailed transaction structure and findings from due diligence. In addition, thereafter, representatives of Latham reviewed with the PubCo board of directors the structure and terms of the business combination, including the Transaction Agreement and other definitive agreements.

On August 24, 2022, the PubCo board of directors held a videoconference in which representatives of PubCo, Latham and Ladenburg were also in attendance by invitation of the PubCo board of directors. Representatives of Ladenburg reviewed with the PubCo board of directors its financial analysis of the merger consideration to be paid by PubCo in the transaction and delivered to the PubCo board of directors its opinion to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be paid by PubCo in the transaction pursuant to the Transaction Agreement was fair, from a financial point of view, to PubCo and the unaffiliated stockholders. Thereafter, representatives of Latham reviewed with the PubCo board of directors the structure and terms of the business combination, including the Transaction Agreement and other definitive agreements. The PubCo board of directors concluded that the potential business combination with Bitcoin Depot was the best potential business combination for PubCo based on its evaluation of Bitcoin Depot and other potential acquisition targets. After discussion and upon a motion duly made and seconded, the PubCo board of directors unanimously approved the Transaction Agreement and each of the Related Agreements.

Also on August 24, 2022, the managements of Bitcoin Depot approved the Transaction Agreement, and the parties executed the Transaction Agreement and the Related Agreements.

Following the execution of the Transaction Agreement, on August 25, 2022 and before the stock market opened in the United States, PubCo and Bitcoin Depot issued a joint press release announcing the execution of the Transaction Agreement.

On September 19, 2022, PubCo and B. Riley Securities, Inc. (“B. Riley”) signed an engagement letter to retain B. Riley as PubCo’s (i) placement agent in connection with the PIPE Subscriptions, and (ii) capital markets advisor in connection with PubCo’s business combination with Bitcoin Depot.

PubCo’s Board of Directors’ Reasons for the Approval of the Business Combination

PubCo’s board of directors listened to and reviewed a presentation provided by the PubCo management in order to determine that the consideration to be paid to Bitcoin Depot was fair and that the business combination was in the best interests of PubCo’s unaffiliated stockholders.

The presentation provided to the board of directors was primarily derived from due diligence that PubCo management conducted of Bitcoin Depot that included:

•	Review of Bitcoin Depot’s historical financials and projected financials;

•	Bitcoin Depot’s customer contracts;

•	Bitcoin Depot’s existing debt financing agreements;

•	Bitcoin Depot’s compliance policies and systems;

•	Discussions with Bitcoin Depot management;

•	Discussions with investment professionals in the ATM, payments and cryptocurrency industries;

•	Management presentation materials from Bitcoin Depot;

•	Financial data of public companies that are comparable to Bitcoin Depot; and

•	Discussions with and opinion of PubCo’s fairness opinion advisor.

The presentation to the PubCo board of directors included the following qualitative and quantitative evaluations, although not weighted or in any order of significance, made by the PubCo management team regarding Bitcoin Depot in order to enable its board of directors to ascertain the fairness of the consideration being paid:

Evaluation Criteria	Evaluation of Bitcoin Depot by PubCo
Leading position in the fast-growing Bitcoin ATM industry	Bitcoin Depot already has extensive market presence across the U.S. and Canada and, according to coinatmradar.com, ranks as the top U.S. operator and the # 3 operator in Canada, favorably positioning Bitcoin Depot to capitalize on the global crypto ATM market, which has grown at a CAGR of ~100% from 2016-2021. Bitcoin Depot currently operates in 47 states and several territories in Canada and already has approximately 7,000 BTMs installed.

Operating stability with significant growth potential	Bitcoin Depot has positive adjusted EBITDA with stable growth from 2018 to 2021; consistent profit margins and expansion plans underway that can significantly increase revenue and profit. These expansion plans include, but are not limited to, expanding the number of ATM locations with current customers, such as Circle K, entering into new agreements with other retailers, expansion of Bitcoin Depot’s BDCheckout product, expanding internationally and acquiring competitors.

Focus on compliance	Bitcoin Depot has established robust multi-layer compliance procedures, including KYC (Know-Your-Customer) and AML (Anti-Money Laundering) programs. Bitcoin Depot’s compliance team takes a proactive approach to industry requirements, monitoring and reporting suspicious activities and working closely with law enforcement as required.

A high-quality senior management team	Bitcoin Depot’s management team has extensive industry experience, solid understanding of business operations, and in-depth knowledge of industry trends and customer needs, and is expected to remain with the post-combination company after consummation of the transaction. Bitcoin Depot management has a proven track record of operating and expanding their network across the U.S. and Canada and of strong financial performance.

An attractive valuation	Bitcoin Depot’s expected valuation indicates attractive discounts to comparable public market companies.

Opinion of PubCo’s Fairness Opinion Advisor	The PubCo board of directors took into account the opinion of Ladenburg, dated August 24, 2022, to the PubCo board of directors to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be paid by PubCo pursuant to the Transaction Agreement, is fair to PubCo and the holders of shares of PubCo Class A

Evaluation Criteria	Evaluation of Bitcoin Depot by PubCo
common stock, other than the Sponsor and the directors of PubCo who hold shares of PubCo Common Stock, as more fully described under the caption “— Opinion of PubCo’s Fairness Opinion Advisor.”
Use of Proceeds	Bitcoin Depot has reasonable expectations relating to the use of the funds it will receive in the business combination, with a significant portion of the funds earmarked for its ongoing expansion plans.

Other Alternatives	The PubCo board of directors believed, after a review of other business combination opportunities reasonably available to PubCo, that the proposed business combination represents the best potential business combination for PubCo based on its evaluation of Bitcoin Depot and other potential acquisition targets.

Stockholder Approval	The PubCo board of directors considered the fact that, in connection with the business combination, PubCo stockholders have the option to (i) remain stockholders of the post-combination company, (ii) sell their shares of PubCo Class A common stock or (iii) redeem their shares of PubCo Class A common stock for the per share amount held in the Trust Account pursuant to the terms of the Existing Charter.

Alignment with public stockholders	Bitcoin Depot’s founder and principal stockholder has expressed that he is not planning to sell all of his shares at the time of the business combination and has expressed commitment to remain as a significant owner. The founder will be required to subject his Bitcoin Depot shares to a lock-up, with 25% of shares being released at each quarterly earnings release that occurs, starting with the quarterly earnings release that is at least 60 days post-Closing, subject to an early release at the discretion of the independent members of the PubCo board of directors.

Independent Director Role	The PubCo board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the business combination, PubCo’s independent directors, Mr. Baris Guzel, Mr. David Lorber, Mr. Michael Moe and Ms. Eve Mongiardo took an active role in evaluating the proposed terms of the business combination, including the Transaction Agreement and the Related Agreements, and unanimously approved, as members of the PubCo board of directors, the Transaction Agreement and the business combination.

PubCo’s management and board members also discussed a variety of uncertainties and risk factors concerning the business combination, including, but not limited to, the following:

•	level of public company readiness and internal preparation;

•	ability to meet increased filing requirements, transparency, compliance, scrutiny by investors and analysts, and overall accountability for delivering on business plans;

•	ability to successfully execute business strategy and global expansion plans;

•	ability to meet financial goals, improve internal systems and functions, and maintain effective leadership;

•	understanding of the current macro-economic trend and the potential for weak macroeconomic conditions in lower market growth that falls below expectations and thereby generates lower revenues;

•

changes in government legislation and regulations in several jurisdictions, which may cause increased obligations and restrictions relating to the ability to operate crypto ATMs and the related challenges and costs of compliance;

•	the fact that Closing is conditioned on the satisfaction of certain closing conditions that are not within PubCo’s control; and

•	various other risks associated with the business of Bitcoin Depot, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement.

In addition to considering the factors described above, the PubCo board of directors also considered that the Sponsor and certain of PubCo’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. PubCo’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that Sponsor has agreed not to redeem any shares of PubCo Class A common stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that Sponsor will benefit from the completion of a business combination and may have an incentive to complete an acquisition of a less favorable target company or on terms less favorable to PubCo stockholders rather than liquidate PubCo;

•

the fact that Sponsor paid an aggregate of $25,000 for 7,906,250 shares of PubCo Class B common stock and such securities may have a higher value at the time of the business combination, estimated at approximately $79.9 million based on the closing price of $10.11 per public share on Nasdaq on December 30, 2022 and, as a result, Sponsor and its affiliates can earn a positive rate of return on their investment even if other PubCo stockholders experience a negative rate of return;

•

the fact that Sponsor paid an aggregate of $12,223,750 for the 12,223,750 PubCo private placement warrants currently owned by Sponsor (which warrants had an aggregate market value of approximately $1.1 million based on the closing price of $0.09 per PubCo public warrant on Nasdaq on May 30, 2023), and such warrants will expire worthless if an initial business combination is not consummated by July 1, 2023 (unless extended in accordance with the Extension Procedures);

•	the fact that the Amended and Restated Registration Rights Agreement will be entered into by Sponsor;

•

the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to PubCo in an aggregate amount of up to $1,500,000 may be converted into additional private placement warrants, at a price of $1.00 per warrant, none of which are outstanding as of the date of this filing;

•	the right of Sponsor to hold shares of PubCo Class A common stock following the business combination, subject to the Lock-up Period;

•

the continued indemnification of PubCo’s existing directors and officers and the continuation of PubCo’s directors’ and officers’ liability insurance after the business combination (i.e., a “tail policy”);

•

the fact that Sponsor and PubCo’s officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities undertaken on PubCo’s behalf, such as identifying potential partner businesses and performing due diligence on suitable initial business combination targets;

•

the fact that while Sponsor, executive officers and directors of PubCo, or any of their respective affiliates, may incur out of pocket expenses in connection with the Transaction, such out of pocket expenses are repaid periodically by PubCo and are not contingent on the closing of a business combination;

•	the fact that Sponsor owes transaction fees that are not contingent upon the closing of the business combination, which, as of May 31, 2023, totaled $8.5 million;

•	the fact that PubCo may be entitled to distribute or pay over funds held by PubCo outside the Trust Account to Sponsor or any of its affiliates prior to the Closing; and

•

the fact that Sponsor may receive, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock and 458,836 shares of PubCo Class E-3 common stock pursuant to the Transaction Agreement under minimum and midpoint redemption scenarios and 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario, as more particularly set forth therein.

An additional potential conflict of interest between the PubCo stockholders and its directors and officers is that the PubCo Existing Charter waives the corporate opportunities doctrine, which would allow the directors and officers of PubCo to pursue opportunities that may have been suitable for PubCo. While the corporate opportunities doctrine has been waived in the PubCo Existing Charter, neither the principals of Sponsor nor any PubCo directors or officers has taken an opportunity that could have been pursued by PubCo since the formation of PubCo and the waiver did not have an impact on PubCo’s search for a potential business combination target. For a further discussion of the interests of Sponsor and PubCo’s directors and officers in the business combination, see “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

PubCo’s board of directors concluded that the potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by PubCo with any other target business or businesses; and (ii) PubCo’s directors and officers hold equity interests in PubCo with value that, after the Closing, will be based on the future performance of Bitcoin Depot. In addition, PubCo’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the PubCo board of directors, the Transaction Agreement and the business combination.

Based on its review of the foregoing considerations, PubCo’s board of directors concluded that the potential benefits expected to be achieved by PubCo and its stockholders resulting from the business combination outweighed the potentially negative factors associated with the business combination. Accordingly, PubCo’s board of directors determined that the business combination was advisable, fair to, and in the best interests of, PubCo and its unaffiliated stockholders.

Certain Financial Projections Provided to the PubCo Board of Directors

On June 23, 2022, Bitcoin Depot provided PubCo with its internally prepared projections for the fiscal years ending December 31, 2022 and December 31, 2023 in connection with PubCo’s evaluation of Bitcoin Depot. The projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Bitcoin Depot’s management, was prepared on a reasonable basis and reflects the best available estimates and judgments at the time they were provided to PubCo by Bitcoin Depot. Bitcoin Depot does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of Bitcoin Depot’s future performance, revenue, financial condition or other results. The projections set forth below were prepared on the basis of projections provided to PubCo by Bitcoin Depot, solely for use by PubCo and the PubCo board of directors in connection with the proposed business combination and are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of these projections are cautioned not to place undue reliance on the prospective financial information. You are cautioned that the projections may be materially different than actual results.

The projections, including revenue, Adjusted Gross Profit, and Adjusted EBITDA are forward-looking statements that are based on the combination of Bitcoin Depot’s historical performance of kiosks which have been already deployed and Bitcoin Depot’s growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Bitcoin Depot’s control. While all projections are necessarily speculative, Bitcoin Depot believes that the prospective financial information in the projections covering multiple years by its nature is more uncertain with each successive year. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this proxy statement because they were made available to PubCo and the PubCo board of directors in connection with its review of the proposed business combination. The inclusion of the projections in this proxy statement should not be regarded as an indication that Bitcoin Depot, PubCo or its respective representatives considered or consider the projections to be a reliable prediction of future events.

The projections were requested by, and disclosed to, PubCo and to the PubCo board of directors for use as a component in its overall evaluation of Bitcoin Depot. Additionally, the projections provided to Ladenburg by PubCo for its use in connection with its financial analyses and opinion to the PubCo board of directors, as described in the section titled “— Opinion of PubCo’s Fairness Opinion Advisor” and as set forth as Annex I to this proxy statement. Accordingly, such projections are included in this proxy statement on that account.

Neither PubCo nor Bitcoin Depot has warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to the PubCo board of directors. Neither PubCo, Bitcoin Depot’s management nor any of PubCo’s or Bitcoin Depot’s representatives has made or makes any representation to any person regarding the ultimate performance of the post-combination company compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. Bitcoin Depot will not refer back to these projections in its future periodic reports filed under the Exchange Act.

Neither Bitcoin Depot’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The key elements of the projections prepared by Bitcoin Depot management are summarized below:

For the year ended December 31,
	2022E	2023E
(in millions of $, except for percentages)
Revenue	$684	$815
% Growth	25%	19%
Adjusted Gross Profit	$72	$92
% of Revenue	11%	11%
Adjusted EBITDA	$42	$48
% of Adjusted Gross Profit	58%	52%

Non-GAAP Measures Used in the Financial Projections

The foregoing projections include financial measures that are not prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Bitcoin Depot may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

Adjusted Gross Profit

Adjusted Gross Profit is a non-GAAP financial measure used in the financial projections above. Bitcoin Depot defines Adjusted Gross Profit as revenue less cost of revenue (excluding depreciation and amortization).

Bitcoin Depot believes Adjusted Gross Profit provides useful information to investors and others in understanding and evaluating Bitcoin Depot’s results of operations, as well as provides a useful measure for period-to-period comparisons of Bitcoin Depot’s business performance. Moreover, Bitcoin Depot has included Adjusted Gross Profit in these projections because it is a key measurement used internally by management to measure the efficiency of Bitcoin Depot’s business. Bitcoin Depot primarily relies on GAAP results and uses Adjusted Gross Profit on a supplemental basis. Bitcoin Depot’s computation of Adjusted Gross Profit may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. For a historical reconciliation of Adjusted Gross Profit to the most directly comparable GAAP measure, Gross Profit, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bitcoin Depot — Key Business Metrics and Non-GAAP Financial Measures — Adjusted Gross Profit”. You should review such reconciliation of Gross Profit to Adjusted Gross Profit and not rely on any single financial measure to evaluate Bitcoin Depot’s business.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used in the financial projections above. Bitcoin Depot defines Adjusted EBITDA as net income before interest expense, tax expense, depreciation and amortization, non-recurring expenses and miscellaneous cost adjustments. Such items are excluded from Adjusted EBITDA because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Bitcoin Depot believes Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Bitcoin Depot’s results of operations, as well as provides a useful measure for period-to-period comparisons of Bitcoin Depot’s business performance. Moreover, Bitcoin Depot has included Adjusted EBITDA in these projections because it is a key measurement used internally by management to make operating decisions, including those related to operating expenses, evaluate performance and perform strategic and financial planning. However, you should be aware that when evaluating Adjusted EBITDA, Bitcoin Depot may incur future expenses similar to those excluded when calculating these measures. Bitcoin Depot primarily relies on GAAP results and uses Adjusted EBITDA on a supplemental basis. Bitcoin Depot’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. For a historical reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bitcoin Depot — Key Business Metrics and Non-GAAP Financial Measures — Adjusted EBITDA”. You should review such reconciliation of net income to Adjusted EBITDA and not rely on any single financial measure to evaluate Bitcoin Depot’s business.

Material Assumptions Underlying the Financial Projections

In general, Bitcoin Depot’s financial projections for the years ending December 31, 2022 and December 31, 2023 reflect numerous assumptions, including assumptions with respect to the general business, economic, market and regulatory environment in which it operates and various other factors, all of which are difficult to predict and many of which are beyond Bitcoin Depot’s control as discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bitcoin Depot” and “General Information — Cautionary Note Regarding Forward-Looking Statements.” Specifically, Bitcoin Depot’s financial projections make assumptions about Bitcoin Depot’s ability to successfully continue operating kiosks which have been already deployed, expand kiosk deployments in new sites, and maintain user engagements, including acquisition of new users. The significant majority of projected revenue is expected to be generated from Bitcoin Depot’s kiosk operation.

Bitcoin Depot’s revenue assumptions reflect historical actual average performance of transaction volume in each deployed kiosk for the first 24 months. For the kiosks which have been deployed over 24 months, Bitcoin Depot assumes transaction volume to stay constant at the 24th month of deployment during the projected period. As of March 31, 2023, there were approximately 6,440 kiosks deployed. These assumptions reflect Bitcoin Depot deploying no new kiosks during 2022 and 100 new kiosks monthly in 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bitcoin Depot.”

In addition to Bitcoin Depot’s assumptions with respect to growing transaction volume and number of kiosks and associated increases in revenue, Bitcoin Depot’s financial projections also include assumptions with respect to cost of goods sold and operating expenses. Assumptions regarding cost of goods sold and operating expenses are reflected in the calculation of Adjusted EBITDA. Bitcoin Depot’s financial projections assume that Bitcoin Depot will be able to reduce cost of software to operate deployed kiosks as a result of its recent acquisition of BitAccess. Bitcoin Depot completed the transition of its kiosk software from a third-party provider to BitAccess in early 2023. In addition, Bitcoin Depot’s financial projections assume a 2% monthly increase in headcount in order to support the projected transaction volume growth and expected operational efficiencies.

Bitcoin Depot’s financial projections may be materially different than actual results, should certain of the assumptions mentioned above prove to be wrong, particularly if there are delays in kiosk deployment and if the projected transaction volume in each kiosk does not perform as projected.

Opinion of Financial Advisor to the PubCo Board

On August 24, 2022, Ladenburg rendered its oral opinion to the board of directors of PubCo (which was confirmed in writing by delivery of Ladenburg’s written opinion dated such date), to the effect that, as of August 24, 2022, the consideration to be paid by PubCo in connection with the business combination pursuant to the Transaction Agreement was fair, from a financial point of view, to the stockholders of PubCo other than the Sponsor and the directors of PubCo who hold shares of PubCo common stock (the “Unaffiliated Stockholders”).

The summary of the opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex I to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Ladenburg in preparing its opinion. However, neither Ladenburg’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed business combination or otherwise.

The opinion was addressed to the board of directors of PubCo for the use and benefit of the members of the board of directors of PubCo (in their capacities as such) in connection with the board of directors of PubCo’s evaluation of the business combination. Ladenburg’s opinion was just one of the several factors the PubCo Board took into account in making its determination to approve the business combination, including those described elsewhere in this proxy statement.

Ladenburg’s opinion only addressed whether, as of the date of the opinion, the consideration to be paid by PubCo in connection with the business combination pursuant to the Transaction Agreement was fair, from a financial point of view, to the Unaffiliated Stockholders. Ladenburg did not consider and its opinion did not address among other things, any other terms, aspects, or implications of the business combination, the Transaction Agreement or any related or other transaction or agreement, including, without limitation (i) the Amended and Restated Registration Rights Agreement to be entered into by PubCo, certain stockholders of BT Assets and certain stockholders of PubCo; the Sponsor Support Agreement to be entered into by certain stockholders of PubCo; or the Tax Receivable Agreement to be entered into by PubCo, BT Assets and BT HoldCo; (ii) the appropriateness of the amount of and criteria for the earnout consideration or Aggregate Phantom Equity Consideration, whether the criteria for the BT HoldCo Earnout Units or Aggregate Phantom

Equity Consideration to be paid would be met or the payment of the BT HoldCo Earnout Units or Aggregate Phantom Equity Consideration if it becomes payable; (iii) the solvency or creditworthiness of PubCo or BT Entities, the fair value of PubCo or BT Entities, or whether any party is paying or receiving reasonably equivalent value in the business combination; (iv) the fairness of any portion or aspect of the business combination, or all or any portion of the consideration to be paid by PubCo in connection with the business combination, to any security holders of the BT Entities or any creditors or other constituencies of PubCo or BT Entities; (v) the fairness of the amount or nature, or any other aspect, of any compensation to or consideration payable to or received by any officers, directors, or employees of any parties to the business combination, or any class of such persons, relative to the consideration to be paid by PubCo in connection with the business combination, or otherwise; (vi) the relative merits of the business combination as compared to any alternative transaction or business strategy, including a liquidation of PubCo’s Trust Account, that might exist for PubCo or BT Entities; (vii) the underlying decision of the board of directors of PubCo, PubCo, its security holders or any other party to engage in or consummate the business combination; (viii) the appropriate structure or form of the business combination; (ix) the appropriate capital structure of PubCo or BT Entities, or whether PubCo should be issuing equity or debt securities; (x) the opportunities of other structure or form of the Pre-Closing Restructuring Plan (as defined in the Transaction Agreement); (xi) how any of the board of directors of PubCo, any security holder, or any other party should vote or act with respect to any matter relating to the business combination or otherwise; or (xii) whether any public stockholder of PubCo should exercise its rights with respect to the PubCo Share Redemptions (as defined in the Transaction Agreement).

The financial and other terms of the business combination were determined pursuant to negotiations between the parties to the Transaction Agreement and were not determined by or pursuant to any recommendation from Ladenburg.

Ladenburg was not engaged to, and did not, (i) initiate any discussions with, or solicit an indications of interest from, third parties with respect to the business combination, the securities, assets, businesses, or operations of PubCo or any other party, or any alternatives to the business combination; (ii) negotiate the terms of the business combination; or (iii) advise the board of directors of PubCo, PubCo, or any other party with respect to alternatives to the business combination. Ladenburg’s analysis and opinion were necessarily based upon economic, market, financial, and other conditions as they existed on, and could be evaluated as of, and other information disclosed to Ladenburg as of, the date of Ladenburg’s opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Ladenburg did not assume any obligation to update, review, or reaffirm its opinion to PubCo or any other person or otherwise to comment on or consider events occurring or coming to Ladenburg’s attention after the date of its opinion.

In arriving at its opinion, Ladenburg made such reviews as deemed necessary to support it advice and analyses. Among other things, Ladenburg:

•	examined among other things:

(i) a draft dated August 15, 2022 of the Transaction Agreement;

(ii) the financial statements of BT Entities audited by KPMG LLP, comprised of the consolidated Balance Sheets as of December 31, 2020 and 2021, the consolidated Statement of Income and Comprehensive Income and consolidated Cash Flow Statement for the years ended December 31, 2020 and 2021 and a summary of significant policies and other explanatory information;

(iii) a draft of the PubCo/Bitcoin Depot Transaction Announcement Investor presentation as of August 8, 2022;

(iv) 2022-2023 fiscal year projections of BT Entities provided to Ladenburg on August 8, 2022 (such projections are referred to as the “Forecasts”);

•

held discussions with members of the senior management of PubCo and BT Entities to discuss the foregoing, the past and current business operations and the financial condition and future prospects of BT Entities; and

•

considered such other matters that Ladenburg deemed relevant to its inquiry and has taken into account such financial and investment banking procedures and considerations as it deemed relevant or appropriate.

For purposes of its analyses and opinion, Ladenburg, at PubCo’s direction, assumed the issuance of 44.1 million shares of PubCo Class V common stock based upon the value equal to $10.15 (with such $10.15 value being based on the approximate cash per outstanding share of PubCo Class A common stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of PubCo Class B common stock that were not issued in PubCo’s IPO or any PubCo warrants to purchase PubCo common stock)), which PubCo advised Ladenburg, and has assumed with PubCo’s consent, is the fair market value of such shares. Ladenburg expressed no opinion as to the price at which the common stock of any other security of PubCo will trade at any future time or otherwise as to the effect of the business combination on the trading price of the common stock or any other security of PubCo.

In rendering its opinion, Ladenburg assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with it for purposes of its opinion, including, without limitation, the Forecasts, and Ladenburg further relied upon the assurances of PubCo’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. Ladenburg had not made or obtained an independent valuation or appraisal of the assets, liabilities (contingent or otherwise) or solvency of PubCo or BT Entities. Ladenburg has been advised by the senior management of PubCo that the Forecasts and the other prospective financial information prepared for its use by the senior management of BT Entities and examined by Ladenburg have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of BT Entities as to the future financial performance and condition of the BT Entities. In that regard, Ladenburg assumed, with PubCo’s consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the BT Entities are as set forth in BT Entities’ financial statements made available to Ladenburg. Ladenburg particularly assumed, with PubCo’s consent, that BT Entities does not have any assets or liabilities (contingent or otherwise) that would be material to the opinion expressed herein that are not reflected in the financial statements made available to Ladenburg. Ladenburg expressed no opinion with respect to the Forecasts or other prospective financial information or the estimates and judgments on which they are based.

Ladenburg did not evaluate the solvency or creditworthiness of PubCo, or any other party to the business combination, the fair value of the PubCo, BT Entities or any of their respective assets or liabilities, or whether PubCo, BT Entities or any other party to the business combination is paying or receiving reasonably equivalent value in connection with the business combination under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor has Ladenburg evaluated, in any way, the ability of PubCo, BT Entities or any other party to the business combination to pay its obligation when they come due. Ladenburg had not made a physical inspection of the properties, assets and facilities of BT Entities and had not made or obtained any evaluation or appraisals of BT Entities’ assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, Ladenburg had not attempted to confirm whether BT Entities has good title to its assets. Ladenburg’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the board of directors of PubCo, PubCo or any other party.

Ladenburg is not a legal, tax, accounting or advisor, Ladenburg did not express any view with respect to the tax treatment that will be required to be applied to the business combination and its opinion does not address any legal, other tax, regulatory or accounting matters, as to which Ladenburg understood that the board of directors of PubCo had obtained such advice as it deemed necessary from qualified professionals.

Ladenburg has further assumed with PubCo’s consent, that (i) any adjustment of the consideration to be paid by PubCo in connection with the business combination pursuant to the Transaction Agreement will not be material to its opinion; (ii) the final terms of the Transaction Agreement and any ancillary agreement will not vary materially from those set forth in the August 15, 2022 draft reviewed by Ladenburg; (iii) the transactions contemplated by the Transaction Agreement will be consummated on the terms described in the Transaction Agreement without any waiver, modification or amendment of any terms, conditions or agreements thereof, that is material our analysis or this opinion; (iv) all material governmental, regulatory or other consents, approvals or agreement necessary for the consummation of the business combination will be obtained without any adverse effect on PubCo, its stockholders or the BT Entities or on the expected benefits of the business combination; (v) that the business combination will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act , and all other applicable foreign, federal, state and local laws, statutes, rules and regulations; (vi) the representations and warranties of the parties thereto contained in the Transaction Agreement are true and correct; and (vii) each such party will perform all of the covenants and agreements to be performed by it under the Transaction Agreement.

In connection with preparing its opinion, Ladenburg performed certain financial analyses. The following is a summary of the material financial analysis performed by Ladenburg in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. As a consequence, neither Ladenburg’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Ladenburg assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Ladenburg did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Ladenburg believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Ladenburg in preparing the opinion.

The implied valuation reference ranges indicated by Ladenburg’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Ladenburg’s analyses are inherently subject to substantial uncertainty.

Summary of Material Financial Analyses.

The following summary of the material financial analyses performed by Ladenburg in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Ladenburg performed.

For purposes of its analyses and opinion, Ladenburg, at PubCo’s direction, assumed the issuance of 44.1 million shares of PubCo Class V common stock based upon the value equal to $10.16 (with such $10.16 value being based on the approximate cash per outstanding share of PubCo Class A common stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of PubCo Class B common stock that were not issued in PubCo’s IPO or any PubCo Warrants to purchase PubCo Common Stock)), which PubCo advised Ladenburg, and had assumed with PubCo’s consent, is the fair market value of such shares.

Share prices for the selected companies used in the selected companies analysis described below were as of August 24, 2022. Estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies. Estimates of financial performance for BT Entities were based on the Projections.

Selected Comparable Companies Analysis.

Ladenburg considered certain financial data for the BT Entities and selected comparable companies with publicly traded equity securities Ladenburg deemed relevant in its professional judgment. Although none of these companies are directly comparable to the BT Entities, Ladenburg selected these companies for analysis based on, among other things, industry sector (cryptocurrency), the relative size of the companies, and the availability of public information related to the selected company. None of the selected companies were identical to the BT Entities. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected companies, but also requires complex consideration and judgments concerning differences in such companies, as well as other factors that could affect their value relative to that of the BT Entities. The financial and operating data reviewed consisted of earnings before interest tax depreciation and amortization (“EBITDA”) and the ratio of enterprise value to EBITDA (“EV/EBITDA”) The selected companies with publicly traded equity securities, the individual metrics and the resulting average, medium, minimum and maximum EV/EBITDA for 2022 and 2023 were:

Company	EV/ EBITDA 2022E	EV/ EBITDA 2023E
Paypal	17.3x	14.7x
Block, Inc.	55.4x	37.9x
Global Payments Inc.	12.1x	10.9x
Coinbase Global, Inc.	N/A	N/A
Jack Henry & Associates, Inc.	23.9x	22.3x
The Western Union Company	7.1x	7.1x
Euronet Worldwide, Inc.	9.3x	7.3x
EVO Payments, Inc.	13.4x	12.1x
Paysafe Limited	10.0x	8.9x
MoneyGram International, Inc.	11.9x	10.8x
International Money Express, Inc.	8.6x	7.5x
Paya Holdings Inc.	13.7x	11.9x
Repay Holdings Corporation	10.6x	9.3x
Priority Technology Holdings, Inc.	8.8x	6.5x
PaySign, Inc.	32.7x	22.4x
Greenbox POS	N/A	13.6x

	2022 EV/EBITDA		2023 EV/EBITDA
	Multiple	$	Multiple	$
Average	16.5x	$692 million	13.2x	$634 million
Median	11.9x	$498 million	10.8x	$598 million
Minimum	6.9x	$288 million	6.3x	$304 million
Maximum	32.8x	$1.379 billion	36.2x	$1.737 billion

The selected companies analysis intended an implied value reference range of $288 million to $1.737 billion as compared to (i) the assumed value of the PubCo Class V common stock to be issued of approximately $448.0 million; and (ii) approximately $126.7 million in cash payable to the BT Entities in a minimum redemption scenario, in each case, pursuant to the Transaction Agreement.

Other Matters Relating to Ladenburg’s Opinion

As part of its investment banking services, Ladenburg continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, Ladenburg may from time to time trade the securities of the PubCo or affiliates of BT Entities for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities for its account and the accounts of its customers. Ladenburg was engaged by PubCo to provide an opinion to the board of directors of PubCo for a fee of $700,000 of which (i) $140,000 of this fee was paid to Ladenburg as a result of the delivery of its opinion and (ii) the $560,000 balance of the fee shall be due and payable to Ladenburg upon the earlier of (a) the termination of its engagement letter with PubCo, (b) the termination of the Transaction Agreement and (c) consummation of the business combination. Ladenburg may, in the future, provide certain investment banking services to PubCo, certain of PubCo’s affiliates, and certain of BT Entities’ affiliates, for which it may receive compensation. In addition, PubCo has agreed to reimburse certain of Ladenburg’s expenses and to indemnify Ladenburg against certain liabilities arising out of its engagement. Other than in connection with Ladenburg’s opinion, no other fees have been paid to Ladenburg and its affiliates by PubCo during the last two years.

Interests of Certain Persons in the Business Combination

In considering the recommendation of PubCo’s board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, Sponsor and certain of PubCo’s directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. PubCo’s directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that Sponsor has agreed not to redeem any shares of PubCo Class A common stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that Sponsor will benefit from the completion of a business combination and may have an incentive to complete an acquisition of a less favorable target company or on terms less favorable to PubCo stockholders rather than liquidate PubCo;

•

the fact that Sponsor paid an aggregate of $25,000 for 7,906,250 shares of PubCo Class B common stock and such securities may have a higher value at the time of the business combination, estimated at approximately $79.9 million based on the closing price of $10.11 per public share on Nasdaq on December 30, 2022 and, as a result, Sponsor and its affiliates can earn a positive rate of return on their investment even if other PubCo stockholders experience a negative rate of return;

•

the fact that Sponsor paid an aggregate of $12,223,750 for the 12,223,750 PubCo private placement warrants currently owned by Sponsor (which warrants had an aggregate market value of approximately $1.1 million based on the closing price of $0.09 per PubCo public warrant on Nasdaq on May 30, 2023), and such warrants will expire worthless if an initial business combination is not consummated by July 1, 2023 (unless extended in accordance with the Extension Procedures);

•	the fact that the Amended and Restated Registration Rights Agreement will be entered into by Sponsor;

•

the fact that, at the option of Sponsor, any amounts outstanding under any loan made by Sponsor or any of its affiliates to PubCo in an aggregate amount of up to $1,500,000 may be converted into additional private placement warrants, at a price of $1.00 per warrant, none of which are outstanding as of the date of this filing;

•	the right of Sponsor to hold shares of PubCo Class A common stock following the business combination, subject to the Lock-up Period;

•

the continued indemnification of PubCo’s existing directors and officers and the continuation of PubCo’s directors’ and officers’ liability insurance after the business combination (i.e., a “tail policy”);

•

the fact that Sponsor and PubCo’s officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities undertaken on PubCo’s behalf, such as identifying potential partner businesses and performing due diligence on suitable initial business combination targets;

•

the fact that while Sponsor, executive officers and directors of PubCo, or any of their respective affiliates, may incur out of pocket expenses in connection with the Transaction, such out of pocket expenses are repaid periodically by PubCo and are not contingent on the closing of a business combination;

•	the fact that Sponsor owes transaction fees that are not contingent upon the closing of the business combination, which, as of May 31, 2023, totaled $8.5 million;

•	the fact that PubCo may be entitled to distribute or pay over funds held by PubCo outside the Trust Account to Sponsor or any of its affiliates prior to the Closing; and

•

the fact that Sponsor may receive, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock and 458,836 shares of PubCo Class E-3 common stock under minimum and midpoint redemption scenarios and 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario pursuant to the Transaction Agreement, as more particularly set forth therein.

An additional potential conflict of interest between the PubCo stockholders and its directors and officers is that the PubCo Existing Charter waives the corporate opportunities doctrine, which would allow the directors and officers of PubCo to pursue opportunities that may have been suitable for PubCo. While the corporate opportunities doctrine has been waived in the PubCo Existing Charter, neither the principals of Sponsor nor any PubCo directors or officers has taken an opportunity that could have been pursued by PubCo since the formation of PubCo and the waiver did not have an impact on PubCo’s search for a potential business combination target.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the business combination, Sponsor and PubCo’s directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of Sponsor or PubCo’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of PubCo’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that Sponsor or PubCo’s directors, officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the business combination or, where the purchases are made by Sponsor or PubCo’s directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the business combination.

Ownership of PubCo following the Business Combination

The following tables illustrate varying estimated ownership levels immediately following consummation of the business combination and the dilution that the PubCo stockholders who elect not the redeem their public shares may experience in connection with the business combination, based on the varying levels of redemptions by the redeeming public stockholders.

Non-diluted basis

	Assuming Minimum (77%) Redemptions		Assuming Midpoint (83%) Redemptions		Assuming Maximum (89%) Redemptions
	Shares	Ownership%(4)	Shares	Ownership%(4)	Shares	Ownership%(4)
PubCo public shares(1)	10,612,071	17.0%	8,773,835	14.5%	6,935,599	11.8%
PubCo Sponsor shares(2)	7,702,760	12.3%	7,702,760	12.7%	7,702,760	13.1%
Cumulative PubCo Stockholders	18,314,831	29.3%	16,476,595	27.2%	14,638,359	24.9%
Existing BT Assets owners interest in PubCo(3)	44,100,000	70.7%	44,100,000	72.8%	44,100,000	75.1%

Total	62,414,831	100.0%	60,576,595	100.0%	58,738,359	100.0%

1)

Includes 31,625,000 shares of PubCo Class A common stock issued at PubCo’s IPO and 1,976,562 shares of PubCo Class A common stock converted from PubCo rights issued at PubCo’s IPO, and 790,000 shares of PubCo Class A common stock issued as part of the BitAccess Buyout, 500,000 shares of PubCo Class A common stock issued to Brandon Mintz under Incentive Equity Plan, 203,490 shares of PubCo Class A common stock issued as part of incentive issuance with a redemption of 24,482,981 under the minimum redemptions scenario. The maximum redemptions scenario assumes that 28,159,453 shares of PubCo Class A common stock are redeemed in connection with the business combination, which is the maximum number of shares that may be redeemed without causing the PubCo Minimum Cash to the Closing of the business combination to be unsatisfied.

2)

Includes 6,326,252 shares of PubCo Class A common stock and PubCo Class E common stock that comprises 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock under minimum redemption scenario and 5,526,252 shares of PubCo Class A common stock and PubCo Class E common stock that comprises 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock, and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario. These shares were converted from Class B common stock held by the Sponsor at or immediately prior to the Closing of the business combination.

3)

Includes 44,100,000 non-economic super voting shares of PubCo Class V common stock issued to BT Assets at the Closing of the business combination. These are convertible into shares of PubCo Class M common stock, which are economically equivalent to the shares of PubCo Class A common stock. However, each share of PubCo Class M common stock is entitled to ten votes per share whereas each share of PubCo Class A common stock is entitled to one vote per share.

4)	Percentage totals may not foot due to rounding.

Fully diluted basis

	Assuming Minimum (77%) Redemptions		Assuming Midpoint (83%) Redemptions		Assuming Maximum (89%) Redemptions
	Shares	Ownership%[4]	Shares	Ownership%[4]	Shares	Ownership%[4]
PubCo public shares[1]	42,237,071	34.8%	40,398,835	33.8%	38,560,599	32.8%
PubCo Sponsor shares[2]	19,926,510	16.4%	19,926,510	16.7%	19,926,510	16.9%
Cumulative PubCo Stockholders	62,163,581	51.3%	60,325,345	50.5%	58,487,109	49.7%
Existing BT Assets owners interest in PubCo[3]	59,100,000	48.7%	59,100,000	49.5%	59,100,000	50.3%

Total	121,263,581	100.0%	119,425,345	100.0%	117,587,109	100.0%

1)	Includes the impact of the exercise of 31,625,000 PubCo public warrants.
2)	Includes the impact of the exercise of 12,223,750 PubCo private placement warrants.
3)	Includes the impact of the conversion of BT HoldCo Earnout Units, which comprises 5,000,000 Class 1 Earnout Units of BT HoldCo, 5,000,000 Class 2 Earnout Units of BT HoldCo, and 5,000,000 Class 3

Earnout Units of BT HoldCo held by BT Assets, to BT HoldCo Common Units and an equal number of non-economic super voting shares of PubCo Class V common stock.
4)	Percentage totals may not foot due to rounding.

The following table summarizes the dilutive effect and the pro forma ownership of common stock of the combined company, and the effect of the per share value of PubCo common stock held by non-redeeming PubCo stockholders, assuming all dilutive securities are exercised and converted to economic shares of PubCo common stock on a one-for-one basis assuming no net settlement of shares upon exercise, following the business combination, under the minimum redemptions, 77%, midpoint redemptions 83% and 89% redemptions and maximum redemption scenarios. The potential dilution impact is calculated at a per share price of $16.01, which represents the minimum price per share at which all dilutive securities are exercisable and can be converted to economic shares of PubCo common stock:

	Assuming Minimum (77%) Redemptions		Assuming Midpoint (83%) Redemptions		Assuming Maximum (89%) Redemptions
	Number of Shares	Value per Share(1)	Number of Shares	Value per Share(2)	Number of Shares	Value per Share(3)
Base scenario(4)	62,414,831	$16.01	60,576,595	$16.01	58,738,359	$16.01
Assuming all PubCo Public Warrants are exercised(5)	94,039,831	$10.63	92,201,595	$10.52	90,363,359	$10.41
Assuming all PubCo Private Placement Warrants are exercised(6)	74,638,581	$13.39	72,800,345	$13.32	70,962,109	$13.25
Assuming all BT OpCo Class 1 Earn-Out Units are converted(7)	67,414,831	$14.82	65,576,595	$14.79	63,738,359	$14.75
Assuming all BT OpCo Class 2 Earn-Out Units are converted(7)	67,414,831	$14.82	65,576,595	$14.79	63,738,359	$14.75
Assuming all BT OpCo Class 3 Earn-Out Units are converted(7)	67,414,831	$14.82	65,576,595	$14.79	63,738,359	$14.75
Assuming all PubCo Public Warrants and PubCo Private Placement Warrants are exercised and BT OpCo Class 1 Earn-Out Units, BT OpCo Class 2 Earn-Out Units, and BT OpCo Class 3 Earn-Out Units are vested(8)	121,263,581	$8.24	119,425,345	$8.12	117,587,109	$8.00

1)	Based on a post-transaction equity value of the combined company of $999.26 million.
2)	Based on a post-transaction equity value of the combined company of $969.83 million.
3)	Based on a post-transaction equity value of the combined company of $940.40 million.
4)

Represents the number of pro forma shares of common stock of the combined company, excluding potential shares of common stock from dilutive securities, following the business combination, under each redemptions scenario.

5)	Represents the Base Scenario plus the full exercise of 31,625,000 PubCo Public Warrants for a cash exercise price of $11.50 per share.
6)	Represents the Base Scenario plus the full exercise of 12,223,750 PubCo Private Placement Warrants for a cash exercise price of $11.50 per share.
7)

Represents the Base Scenario plus the full conversion of 5,000,000 BT HoldCo Class 1 Earn-Out Units, 5,000,000 BT HoldCo Class 2 Earn-Out Units, and 5,000,000 BT HoldCo Class 3 Earn-Out Units held by BT Assets, into an equal number of BT HoldCo Common Units after the occurrence of the First Milestone, Second Milestone, and Third Milestone (as defined in the Earn-out Consideration section above), respectively, along with an equal number of non-economic super voting shares of PubCo Class V common stock. These are convertible into shares of PubCo Class M common stock, which are economically equivalent to the shares of PubCo Class A common stock. However, each share of PubCo Class M common stock is entitled to ten votes per share whereas each share of PubCo Class A common stock is entitled to one vote per share.

8)

Represents the Base Scenario plus (i) the full exercise of PubCo Public Warrants and PubCo Private Placement Warrants and (ii) full conversion of BT HoldCo Class 1 Earn-Out Units, BT HoldCo Class 2 Earn-Out Units, and BT HoldCo Class 3 Earn-Out Units in accordance with the terms described above.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following tables illustrate the estimated voting power in PubCo immediately following the consummation of the business combination and the dilution that the PubCo stockholders who elect not to redeem their public shares may experience in connection with the business combination, based on the varying levels of redemptions by the redeeming public stockholders:

	Actual Voting Power
	Assuming Minimum (77%) Redemptions	Assuming Midpoint (83%) Redemptions	Assuming Maximum (89%) Redemptions
	Percentage of Outstanding Shares(4)	Percentage of Outstanding Shares(4)	Percentage of Outstanding Shares(4)
PubCo public shares(1)	2.3%	1.9%	1.5%
PubCo Sponsor shares(2)	1.4%	1.2%	1.2%
Cumulative PubCo Stockholders	3.7%	3.1%	2.7%
Existing BT Assets owners interest in PubCo(3)	96.3%	96.9%	97.3%

Total	100.0%	100.0%	100.0%

1)

Includes 31,625,000 shares of PubCo Class A common stock issued at PubCo’s IPO and 1,976,562 shares of PubCo Class A common stock converted from PubCo rights issued at PubCo’s IPO, and 790,000 shares of PubCo Class A common stock issued as part of the BitAccess Buyout, 500,000 shares of PubCo Class A common stock issued to Brandon Mintz under Incentive Equity Plan, 203,490 shares of PubCo Class A common stock issued as part of incentive issuance with a redemption of 24,482,981 under the minimum redemptions scenario. The maximum redemptions scenario assumes that 28,159,453 shares of PubCo Class A common stock are redeemed in connection with the business combination, which is the maximum number of shares that may be redeemed without causing the PubCo Minimum Cash to the Closing of the business combination to be unsatisfied.

2)

Includes 6,326,252 shares of PubCo Class A common stock under minimum and midpoint redemption scenarios and 5,526,252 shares of PubCo Class A common stock under the maximum redemption. These shares were converted from Class B common stock held by the Sponsor at or immediately prior to the Closing of the business combination.

3)

Includes 44,100,000 non-economic super voting shares of PubCo Class V common stock issued to BT Assets at the Closing of the business combination. The shares of PubCo Class V common stock carry substantially the same rights as the PubCo Class A common stock, except that each share of PubCo Class V common stock carries ten votes per share rather than one vote per share.

4)	Percentage totals may not foot due to rounding.

	Fully Diluted Voting Power
	Assuming Minimum (77%) Redemptions	Assuming Midpoint (83%) Redemptions	Assuming Maximum (89%) Redemptions
	Percentage of Outstanding Shares(4)	Percentage of Outstanding Shares(4)	Percentage of Outstanding Shares(4)
PubCo public shares(1)	6.5%	6.2%	5.9%
PubCo Sponsor shares(2)	3.1%	3.1%	3.1%
Cumulative PubCo Stockholders	9.5%	9.3%	9.0%
Existing BT Assets owners interest in PubCo(3)	90.5%	90.7%	91.0%

Total	100.0%	100.0%	100.0%

1)	Includes the impact of the exercise of 31,625,000 PubCo public warrants.
2)

Includes the impact of the exercise of 12,223,750 PubCo private placement warrants and conversion of PubCo Class E common stock, which comprises 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock under minimum and midpoint redemption scenarios 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock, and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario. These shares were converted from PubCo Class B common stock held by the Sponsor at or immediately prior to the closing of the business combination.
3)

Includes the impact of the conversion of BT HoldCo Earnout Units, which comprises 5,000,000 Class 1 Earnout Units of BT HoldCo, 5,000,000 Class 2 Earnout Units of BT HoldCo, and 5,000,000 Class 3 Earnout Units of BT HoldCo held by BT Assets, to BT HoldCo Common Units and an equal number of non-economic super voting shares of PubCo Class V common stock. The shares of PubCo Class V common stock carry substantially the same rights as the Class A common stock, except that each share of PubCo Class V common stock carries ten votes per share rather than one vote per share.

4)	Percentage totals may not foot due to rounding.

You should read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the business combination in the minimum redemption, midpoint redemption and maximum redemption scenarios. If the actual facts are different from these assumptions, the below figures will be different.

Minimum Redemptions

Minimum (77%) Redemptions Scenario
Sources		Uses
($ in millions)
Cash and investments held in trust account, net of redemptions	74.1	Cash to Balance Sheet	16.6
Bitcoin Depot Equity Rollover	448.0	Bitcoin Depot Equity Rollover	448.0
		Cash to Equityholders	22.7
		Fees and Expenses	34.8

Total	522.1	Total	522.1

Midpoint Redemptions

Midpoint (83%) Redemptions Scenario
Sources		Uses
($ in millions)
Cash and investments held in trust account, net of redemptions	55.1	Cash to Balance Sheet	6.2
Bitcoin Depot Equity Rollover	448.0	Bitcoin Depot Equity Rollover	448.0
		Cash to Equityholders	14.1
		Fees and Expenses	34.8

Total	503.1	Total	503.1

Maximum Redemptions

Maximum (89%) Redemptions Scenario
Sources		Uses
($ in millions)
Cash and investments held in trust account, net of redemptions	36.0	Cash to Balance Sheet	1.2
Bitcoin Depot Equity Rollover	448.0	Bitcoin Depot Equity Rollover	448.0
		Cash to Equityholders
		Fees and Expenses	34.8

Total	484.0	Total	484.0

Business Combination Marketing and Underwriting Fees

Upon completion of an initial business combination, PubCo agreed to pay Oppenheimer an amount equal to, in the aggregate, 4.2% of the gross proceeds of the IPO, or approximately $11.1 million in the aggregate, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. In addition, PubCo has separately incurred and paid approximately $4.0 million, net of reimbursement, of underwriting fees upon the closing of the IPO, for aggregate fees of approximately $15.1 million. On February 3, 2023, however, Oppenheimer resigned from its role as financial advisor to PubCo in connection with the business combination and voluntarily waived any claims to the underwriter fee in connection with the PubCo IPO and the business combination marketing fee and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor. The following table illustrates the effective fees paid to Oppenheimer (after giving effect to its resignation) on a percentage basis for PubCo Class A common stock at each redemption level identified below.

	Assuming Minimum (77%) Redemptions	Midpoint (83%) Redemptions	Maximum (89%) Redemptions
Shares of PubCo Class A common stock	7,142,019	5,303,783	3,465,547
Trust proceeds to Bitcoin Depot	$74,147,272	$55,085,020	$35,978,741
Fees paid to the Underwriter	$4,000,000	$4,000,000	$4,000,000
Effective Fees(1)	5.4%	7.3%	11.1%

(1)	Based on the estimated per share redemption price of approximately $10.38 per share.

The level of redemptions will also impact the effective fees incurred in connection with the IPO. Assuming no exercise of PubCo public warrants, but exercise of the PubCo rights, in the minimum redemptions scenario, the effective fees paid to Oppenheimer would be approximately $0.56 per public share on a pro forma basis (or 5.4% of the value of shares assuming a trading price of $10.38 per public share). In the midpoint redemptions scenario, the effective fees paid to Oppenheimer would be approximately $0.75 per public share on a pro forma basis (or 7.3% of the value of shares assuming a trading price of $10.38 per share). In the maximum redemptions scenario, the effective fees paid to Oppenheimer would be approximately $1.15 per public share on a pro forma basis (or 11.1% of the value of shares assuming a trading price of $10.38 per share).

Trust Value Per Share

The following table illustrates the trust value per share to a public stockholder that elects not to redeem its shares of PubCo common stock across a range of varying redemption scenarios.

As of March 31, 2023
Trust value	$328,325,574
Total public shares of common stock	31,625,000
Trust value per share of PubCo Class A common stock	$10.38

	Assuming Minimum (77%) Redemptions	Midpoint (83%) Redemptions	Assuming Maximum (89%) Redemptions
Redemptions ($)	$254,178,302	$273,240,554	$292,346,833
Redemptions (Shares)	24,482,981	26,321,217	28,159,453
Fees and Expenses(1)	$32,978,741	$32,978,741	$32,978,741
Cash left in trust account post redemption minus fees and expenses	$41,168,531	$22,106,279	$3,000,000
Shares of PubCo Class A common stock post redemption	7,142,019	5,303,783	3,465,547

Trust Value Per Public Share of PubCo Class A common stock	$5.76	$4.17	$0.87

(1)	Includes the estimated fees and expenses payable by PubCo and the BT Entities to accountants, legal advisors and capital markets advisors in connection with the business combination.

Please see the section entitled “Risk Factors — The value of the shares of PubCo common stock may be substantially less than the estimated per-share redemption price of approximately $10.38 as of March 31, 2023.”

Board of Directors of PubCo Following the Business Combination

Upon the Closing, the board of directors of PubCo will be chaired by Brandon Mintz and will include Scott Buchanan, Dan Gardner, Jackie Marks, Daniel Stabile, Bradley Strock and Tim Vanderham, at least five of whom will be independent.

Upon completion of the business combination, the Controlling Holder will control a majority of the combined voting power of all classes of our outstanding voting shares and will have the ability to influence the election of our board of directors. As a result, PubCo expects to be a controlled company within the meaning of the Nasdaq corporate governance standards, and after the Closing plans to take advantage of the exemptions from the Nasdaq corporate governance requirements that (i) the compensation committee be composed entirely of independent directors and (ii) director nominees must either be selected, or recommended for the board of directors’ selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating and corporate governance committee comprised solely of independent directors. PubCo may also rely on the other exemptions so long as it qualifies as a controlled company.

Redemption Rights

Under the Existing Organizational Documents, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing

Organizational Documents. As of March 31, 2023, this would have amounted to approximately $10.38 per share. If a holder exercises its redemption rights, then such holder will be exchanging its PubCo Class A common stock for cash and will no longer own shares of PubCo. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her or it, or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the PubCo Class A common stock included in the units sold in the IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of PubCo Class A common stock by PubCo’s public stockholders will decrease the amount in the Trust Account, which holds approximately $328.3 million as of March 31, 2023. In no event will PubCo redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of PubCo Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Accounting Treatment

The business combination will be accounted for as a common control transaction and reverse recapitalization in accordance with GAAP, as BT Assets controls BT HoldCo both before and after the transactions. BT HoldCo is determined to be the predecessor and the combined pro forma information represents a continuation of BT HoldCo’s balance sheet and statement of operations, reflective of the recapitalization of the business combination.

Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of BT HoldCo issuing stock for the net assets of PubCo, accompanied by a recapitalization as a common control transaction. The net assets of PubCo will be stated at fair value (which is expected to approximate historical cost), with no goodwill or other intangible assets recorded.

U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences for holders of PubCo Class A common stock that elect to have their PubCo Class A common stock redeemed for cash if the business combination is completed. This discussion applies only to shares of PubCo Class A common stock held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the business combination that are associated with the redemptions of PubCo Class A common stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of a redemption.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding PubCo Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell their PubCo Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive PubCo Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	the Sponsor and owners thereof;

•	persons who enter into a Non-Redemption Agreement, a Voting and Non-Redemption Agreement or otherwise participate in any Incentive Issuance;

•	“real estate investment trusts” as defined in Section 856 of the Code and “regulated investment companies” as defined in Section 851 of the Code;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons who actually or constructively own 5% or more (by vote or value) of PubCo Class A common stock.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of PubCo Class A common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption of PubCo Class A Common Stock. In the event that a U.S. holder’s PubCo Class A common stock is redeemed pursuant to the redemption provisions described in the section entitled “Special meeting — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the PubCo Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of the PubCo Class A common stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of PubCo Class A common stock” below. If the redemption does not qualify as a sale of the PubCo Class A common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any PubCo Class A common stock following the redemption (including any stock owned as a result of the exchange of a PubCo right and any stock treated as constructively owned as a result of owning PubCo public warrants or as a result of attribution from certain related individuals and entities), and if so, the total number of shares of PubCo Class A common stock held by the U.S. holder both before and after the redemption (again taking into account actual and constructive ownership) relative to all of our shares outstanding before and after the redemption. The redemption of PubCo Class A common stock generally will be treated as a sale of the PubCo Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only PubCo Class A common stock actually owned by the U.S. holder, but also shares of PubCo Class A common stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, (which would generally include PubCo Class A common stock that could be acquired pursuant to the exercise of the PubCo public warrants or received in exchange for PubCo rights.) Moreover, shares of our stock that are issued pursuant to the business combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of PubCo Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of PubCo Class A common stock and any stock to be issued in connection with the business combination). Because holders of PubCo Class A common stock are not entitled to elect directors until after the completion of the business combination, the PubCo Class A common stock may not be treated as voting stock for this purpose and, consequently, the substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of our PubCo Class A common stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed PubCo Class A common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of PubCo Class A common stock. If the redemption qualifies as a sale of PubCo Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of PubCo Class A common stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its PubCo Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the PubCo Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the PubCo Class A common stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of PubCo Class A common stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its PubCo Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Class A common stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of PubCo Class A common stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of our PubCo Class A common stock) we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of our PubCo Class A common stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the PubCo Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to distributions (including dividends or constructive dividends paid pursuant to a redemption of our PubCo

Class A common stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of PubCo Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our PubCo Class A common stock that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

Redemption of PubCo Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s PubCo Class A common stock pursuant to the redemption provisions described in the section entitled “Special meeting — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s PubCo Class A common stock, as described under “U.S. Holders — Redemption of PubCo Class A common stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of PubCo Class A common stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of PubCo Class A common stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of our PubCo Class A common stock unless:

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the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held PubCo Class A common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain recognized by a Non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our PubCo Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of PubCo Class A common stock may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of PubCo Class A common stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in its PubCo Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Class A common stock and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of PubCo Class A common stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of PubCo Class A common stock) on our PubCo Class A common stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of distributions on our PubCo Class A common stock paid to a Non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our PubCo Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our PubCo Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on PubCo Class A common stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of PubCo Class A common stock.

Regulatory Matters

The business combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware that are necessary to effectuate the business combination.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal.

This Business Combination Proposal (and consequently, the Transaction Agreement and the business combination) will require the affirmative vote of the holders of a majority of the shares of PubCo common stock that are voted at the special meeting. A failure to vote, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

As of the record date, Sponsor has agreed to vote any PubCo Class A common stock and PubCo Class B common stock it owns in favor of the business combination.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT PUBCO’S STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

If the business combination is consummated, PubCo will replace the Existing Charter with the PubCo Amended and Restated Charter in the form attached to this proxy statement as Annex B. We will also replace the Existing Bylaws with the PubCo Amended and Restated Bylaws in the form attached to this proxy statement as Annex C. In the judgment of the board of directors of PubCo, adoption of the PubCo Amended and Restated Charter and the PubCo Amended and Restated Bylaws is necessary to adequately address the needs of PubCo following the Closing of the business combination.

The Charter Proposal is composed of the following amendments to the Existing Charter:

•	Name Change Charter Amendment. Change PubCo’s name to “Bitcoin Depot Inc.”;

•	Corporate Purpose. Change the purpose of PubCo to “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware”;

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Authorized Share Capital. Authorize PubCo to issue 50,000,000 shares of preferred stock, par value $0.0001 per share, and to issue 800,000,000 shares of PubCo Class A common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 20,000,000 shares of PubCo Class B common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 2,250,000 total shares of PubCo Class E common stock, par value $0.0001 per share, consisting of three series: 750,000 shares of PubCo Class E-1 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-2 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-3 common stock (which shall not be entitled to vote), 300,000,000 shares of PubCo Class M common stock, par value $0.0001 per share (which shall be entitled to 10 votes per share), 800,000,000 shares of PubCo Class O common stock, par value $0.0001 per share (which shall be entitled to one vote per share) and 300,000,000 shares of PubCo Class V common stock, par value $0.0001 per share (which shall be entitled to 10 votes per share);

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Bylaws Amendment. Provide that any amendment to the Proposed Bylaws will require the approval of either PubCo’s board of directors or the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of PubCo’s then-outstanding shares of capital stock entitled to vote generally in an election of directors (“Voting Stock”), voting together as a single class;

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Charter Amendment. Provide that any amendment to the PubCo Amended and Restated Charter will require: (i) prior to the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent of the voting power of the then outstanding shares of Voting Stock, voting together as a single class;

•	Blank Check Company. Eliminate provisions specific to PubCo’s status as a blank check company that will serve no purpose following the consummation of the business combination;

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Removal of Directors. Provide that (i) prior to the Trigger Date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock and (ii) after the Trigger Date, directors may be removed with or without cause only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent of the voting power of the then outstanding shares of Voting Stock;

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Special Stockholder Meeting. Provide that any special meeting of stockholders may be called only (a) by or at the direction of (1) the PubCo board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that PubCo would have if there were no vacancies, (2) the Chairman of the PubCo board of directors, or (3) the Chief Executive Officer (if any) or (b) prior to Trigger Date, by the Chairman of the PubCo board of directors at the written request of the BT Stockholders; and

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Action by Written Consent. Provide that, following the Trigger Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, unless such action has previously been approved and recommended by the PubCo board of directors.

The PubCo Amended and Restated Charter also provides for an exclusive forum provision for certain stockholder litigation, which is consistent with the provision contained in the Existing Charter.

Additionally, the Charter Proposal contemplates the approval of the adoption of the PubCo Amended and Restated Bylaws, which will take effect upon the consummation of the business combination.

Reasons for the Amendments

The following is a summary of the reasons and, as applicable, disadvantages to stockholders, for the key changes effected by the Charter Proposal:

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Name Change. Changing the post-combination corporate name from “GSR II Meteora Acquisition Corp.” to “Bitcoin Depot Inc.” is desirable to reflect the business combination with BT HoldCo and to clearly identify the combined post-business combination company as the publicly traded entity with the name of the existing operating business of BT OpCo.

•	Corporate Purpose. The PubCo Amended and Restated Charter’s purpose is more appropriate for a public operating company.

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Authorized Share Capital. The amendment provides for the increase necessary to consummate the business combination, including, without limitation, future issuances under the Incentive Equity Plan as proposed to be adopted by the board of directors of PubCo in connection with the business combination, and also provides flexibility for future issuances of common stock and preferred stock if determined by PubCo’s board of directors to be in the best interests of PubCo and its stockholders, including, without limitation, to support PubCo’s growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Bylaws Amendment. Requiring the approval by affirmative vote of holders of at least sixty-six and two-thirds percent of the voting power of PubCo’s then-outstanding shares of Voting Stock to make any amendment to the PubCo Amended and Restated Bylaws not approved by PubCo’s board of directors is intended to protect key provisions of the PubCo Amended and Restated Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

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Charter Amendment. Requiring the approval by affirmative vote of holders of at least sixty-six and two-thirds percent of the voting power of PubCo’s then-outstanding shares of Voting Stock to make any amendment to certain provisions of the PubCo Amended and Restated Charter is intended to protect key provisions of the PubCo Amended and Restated Charter from arbitrary amendment and to make it more difficult for a simple majority of stockholders to take actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. However, such provision may make it very difficult to approve any proposal (i) allowing one or more stockholders the ability to block a proposal and (ii) by extending the powers of management who own a majority position, thus making it difficult to pass a proposal without management’s support.

•	Blank Check Company. The amendment will eliminate provisions specific to PubCo’s status as a blank check company that will serve no purpose following the consummation of the business combination.

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Removal of Directors. The PubCo board of directors believes that a stricter vote requirement to make changes to matters relating to constitution of the board of directors will discourage takeover attempts that may be disruptive to business operations.

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Special Stockholder Meeting. PubCo’s Existing Charter does not permit the stockholders to call a special meeting. PubCo’s board of directors has determined that it is in the best interests of PubCo and its stockholders to provide that, until the Trigger Date, special meetings of stockholders may only be called (i) by the directors pursuant to a written resolution adopted by a majority of the board of directors, (ii) the Chairman of the PubCo board of directors, (iii) by the Chief Executive Officer and (iv) by the Chairman of the PubCo board of directors at the written request of the BT Stockholders (if any) (if prior to the Trigger Date). PubCo’s board of directors seeks to balance stockholder rights while recognizing that actions by special meetings of stockholders can be potentially disruptive to certain stockholders’ interests and to business operations, can be misused and can cause us to incur substantial expenses. Accordingly, PubCo’s board of directors believes the requirements described above for calling special meetings will help to balance these considerations, ensuring that the calling of special meetings are done by stockholders with a significant, meaningful interest in PubCo but are less likely to be disruptive to PubCo and its operations and be more likely to address matters that merit the unusual step of convening a meeting in advance of the regularly scheduled annual meeting process.

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Action by Written Consent. Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, could be contrary to principles of openness and good governance, and have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, to take important actions without the involvement of, and with little or no advance notice to, stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of PubCo’s board of directors and other stockholders on a proposal before voting on a proposed action. The board of directors of PubCo believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Vote Required for Approval

The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, meaning if the Business Combination Proposal and Nasdaq Proposal are not approved, the Charter Proposal will have no effect, even if approved by PubCo’s stockholders. Approval of the Charter Proposal will require (1) the affirmative vote of a majority of the outstanding shares of PubCo common stock entitled to vote thereon and (2) the affirmative vote of a majority of the outstanding shares of PubCo Class A common stock, voting separately as a single class.

Failure to submit a proxy or to vote online at the special meeting, abstentions from voting and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Charter Proposal.

The Sponsor and PubCo’s directors and officers have agreed to vote any PubCo Class A common stock or PubCo Class B common stock owned by them in favor of the Charter Proposal.

A copy of the PubCo Amended and Restated Charter, as will be in effect, assuming approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, upon the Closing of the business combination and following the filing of the PubCo Amended and Restated Charter with the Secretary of State of the State of Delaware, is attached to this proxy statement as Annex B.

Recommendation of the PubCo Board of Directors

PUBCO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS

STOCKHOLDERS VOTE “FOR” THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY GOVERNANCE PROPOSALS

PubCo’s stockholders are being asked to vote on certain provisions referred to below, which are included in the PubCo Amended and Restated Charter. In accordance with SEC guidance, these proposals are being presented separately and will be voted upon on a non-binding advisory basis. In the judgment of the board of directors of PubCo, these provisions are necessary to adequately address the needs of PubCo. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, PubCo and BT OpCo intend that the PubCo Amended and Restated Charter will take effect at the consummation of the business combination, assuming adoption of Charter Proposal.

The following summary of certain proposed changes between the Existing Charter and the PubCo Amended and Restated Charter is qualified by reference to the complete text of the PubCo Amended and Restated Charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the PubCo Amended and Restated Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Share Capital (Proposal No. 3A)	PubCo’s Existing Charter authorizes PubCo to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, and to issue 100,000,000 shares of PubCo Class A common stock, par value $0.0001 per share and 20,000,000 shares of PubCo Class B common stock, $0.0001 per share.	The PubCo Amended and Restated Charter authorizes PubCo to issue 50,000,000 shares of preferred stock, par value $0.0001 per share, and to issue 800,000,000 shares of PubCo Class A common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 20,000,000 shares of PubCo Class B common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 2,250,000 total shares of PubCo Class E common stock, par value $0.0001 per share, consisting of three sections: 750,000 shares of PubCo Class E-1 common stock, par value $0.0001 per share (which shall not be entitled to vote), 750,000 shares of PubCo Class E-2 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-3 common stock (which shall not be entitled to vote), 300,000,000 shares of PubCo Class M common stock (which shall be entitled to 10 votes per share), 800,000,000 shares of PubCo Class O common stock, par value $0.0001 per share (which shall be entitled to one vote per share) and 300,000,000 shares of PubCo Class V common stock, par value $0.0001 per share (which shall be entitled to 10 votes per share).

Provisions Related to Status as Blank Check Company (Proposal No. 3B)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The PubCo Amended and Restated Charter and the PubCo Amended and Restated Bylaws will not include these provisions applicable only to blank check companies, including the provisions requiring that PubCo have net tangible assets of at least $5,000,001 immediately prior to, or upon

	Existing Charter	Proposed Charter
such consummation of, a business combination.

Classification of the Board of Directors (Proposal No. 3C)	PubCo’s Existing Charter provides for a board of directors divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms.	The PubCo Amended and Restated Charter provides for the declassification of the board of directors of PubCo with the result being that each director will be elected annually for a term of one year.

Charter Amendment (Proposal No. 3D)	PubCo’s Existing Charter reserves PubCo’s right to amend, alter, change, add or repeal any provision in the Existing Certificate, in any manner now or hereafter described in the Existing Certificate and the DGCL. Other than the provisions described in Article VIII, all rights and privileges are granted pursuant to this right as set forth in Article XI.	Subject to the rights of any holders of any series of preferred stock then outstanding, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of Articles V, VI, VII, IX, X or XI of the PubCo Amended and Restated Charter may be altered, amended, or repealed in any respect, unless in addition to any other vote otherwise required by the PubCo Amended and Restated Charter or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent of the voting power of the then outstanding shares of Voting Stock, voting together as a single class. In addition to the above, certain provisions of the PubCo Amended and Restated Charter may require different voting thresholds to amend such provisions, including, for example Article VIII (regarding corporate opportunities) or as may be provided by law.

Vote Required for Approval

If the Business Combination Proposal, the Nasdaq Proposal or the Charter Proposal are not approved, the Advisory Governance Proposals will not be presented at the special meeting. The Advisory Governance Proposals will require a majority of the votes cast by the PubCo stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. In accordance with SEC guidance, the Advisory Governance Proposals are being presented separately and will be voted upon on a non-binding advisory basis. The business combination is not conditioned upon the approval of the Advisory Governance Proposals. Notwithstanding the approval of the Advisory Governance Proposals, if the business combination is not consummated for any reason, the actions contemplated by the Advisory Governance Proposals will not be effected.

As discussed above, a vote to approve the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on PubCo or PubCo’s board of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, PubCo intends that the PubCo Amended and Restated Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect upon Closing of the business combination, assuming adoption of the Charter Proposal.

Failure to submit a proxy or to vote online at the special meeting, abstentions from voting and broker non-votes, if any, will have no effect on the Advisory Governance Proposals.

The Sponsor and PubCo’s directors and officers have agreed to vote any PubCo Class A common stock or PubCo Class B common stock owned by them in favor of each of the Advisory Governance Proposals.

Recommendation of the PubCo Board of Directors

PUBCO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” EACH OF THE ADVISORY GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

If the Business Combination Proposal is approved and the business combination is to be consummated, our stockholders are also being asked to approve the Nasdaq Proposal.

The units, PubCo Class A common stock, PubCo rights and PubCo public warrants are listed on the Nasdaq and, as such, we are seeking stockholder approval for the issuance of (a) 6,326,252 shares of PubCo Class A common stock and 1,579,998 aggregate shares of PubCo Class E common stock to Sponsor, (b) 1,976,562 shares of PubCo Class A common stock to the public stockholders and certain PubCo directors and (c) 15,000,000 BT HoldCo Earnout Units and 44,100,000 shares of PubCo Class V common stock to BT Assets.

Reasons for the Nasdaq Proposal

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule Section 5635(a) of the Nasdaq Stock Market Rulebook.

Under Nasdaq Listing Rule Section 5635(a) of the Nasdaq Stock Market Rulebook, stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if such securities are not issued in a public offering for cash and due to the present or potential issuance of common stock or securities convertible into or exercisable for common stock (a) have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the approval of a majority of the votes cast by the PubCo stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. A failure to vote, abstentions or broker non-votes will have no effect on the Nasdaq Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE EQUITY PLAN PROPOSAL

Overview

Overview

We are asking our stockholders to approve and adopt the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan (the “Incentive Equity Plan”). The PubCo board of directors will have approved the Incentive Equity Plan prior to the special meeting, subject to approval by our stockholders.

The Incentive Equity Plan will provide for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our stockholders. The Incentive Equity Plan is described in more detail below. A copy of the Incentive Equity Plan is attached to this proxy statement as Annex H.

Reasons for the Incentive Equity Plan Proposal

The Incentive Equity Plan is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and the success of our affiliates and provide a means by which the eligible award recipients may benefit from increases in the value of PubCo Class A common stock.

Summary of the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan

This section summarizes material features of the Incentive Equity Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Equity Plan.

Securities to be Offered

The aggregate number of shares of PubCo Class A common stock that may be issued or used for reference purposes or with respect to which awards may be granted under the Incentive Equity Plan shall not exceed an amount equal to the sum of (i) ten percent (10%) of the number of shares of PubCo common stock outstanding as of immediately following the Closing of the business combination, plus (ii) the aggregate number of shares of PubCo Class A common stock issuable upon settlement of the Phantom Equity Awards or the BT Transaction Bonus Payments in accordance with the Transaction Agreement (in each case, subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Incentive Equity Plan) (together, the “Initial Share Reserve”). The number of shares available for issuance under the Incentive Equity Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2023 and ending and including January 1, 2032, equal to the lesser of (i) four percent (4%) of the aggregate number of shares of PubCo Class A common stock outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by our board of directors. The aggregate number of shares that may be issued or used under the Incentive Equity Plan pursuant to incentive stock options (“ISOs”) shall not exceed the Initial Share Reserve. Shares of PubCo Class A common stock subject to an award that expires or is canceled, forfeited or otherwise terminated without delivery of shares, shares tendered in payment of an option, shares covered by a stock-settled SAR (as defined below) or other award that were not issued upon settlement, and shares delivered or withheld to satisfy any tax withholding obligations will again be available for delivery pursuant to other awards under the Incentive Equity Plan. The number of shares available for issuance under the Incentive Equity Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.

Administration

The Incentive Equity Plan is administered by a committee of the PubCo board of directors that has been authorized to administer the Incentive Equity Plan, except if no such committee is authorized by the PubCo board of directors, the PubCo board of directors will administer the Incentive Equity Plan (as applicable, the “Committee”). The Committee has broad discretion to administer the Incentive Equity Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The Committee may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Incentive Equity Plan. To the extent the Committee is not the PubCo board of directors, the PubCo board of directors will retain the authority to take all actions permitted by the Committee under the Incentive Equity Plan.

Eligibility

Employees and consultants of PubCo and its affiliates and non-employee directors of PubCo are eligible to receive awards under the Incentive Equity Plan. As stated above, the basis for participation in the Incentive Equity Plan is the Committee’s decision to select, in its sole discretion, participants from among those eligible. As of March 31, 2023, BT HoldCo and its affiliates have approximately 106 employees and 0 consultants who will be eligible to participate in the Incentive Equity Plan. PubCo will have 5 non-employee directors who will be eligible to participate in the Incentive Equity Plan.

Non-Employee Director Compensation Limits

The fair value of any awards granted under the Incentive Equity Plan to a non-employee director as compensation for services on the PubCo board of directors, during any one fiscal year, taken together with any cash fees paid or awards granted under any other equity compensation plan to such non-employee director during such period in respect of the non-employee director’s services as a member of the PubCo board of directors during such year, may not exceed $750,000, provided that in any calendar year in which a non-employee director (i) first commences service on the PubCo board of directors, (ii) serves on a special committee of the PubCo board of directors, or (iii) serves as lead director or chairman of the PubCo board of directors, additional compensation may be provided to such non-employee director in excess of such limit; provided, further, that the foregoing limit shall be applied without regard to awards or other compensation, if any, provided to a non-employee director during any period in which such individual was an employee of the company or any affiliate or was otherwise providing services to the company or to any affiliate other than in the capacity as a non-employee director.

Types of Awards

Options

We may grant options to eligible persons, except that ISOs may only be granted to persons who are our employees or employees of one of our parents or subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of PubCo Class A common stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of PubCo Class A common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options granted under the Incentive Equity Plan generally must be exercised by the optionee before the earlier of the expiration of such option or at such time or times as shall be determined by the Committee at the time of grant. Each option award agreement will set forth the extent to which the optionee will have the right to exercise the option following the termination of the optionee’s service with us, and the right to exercise the option of any executors or administrators of the optionee’s estate or any person who has acquired such options directly from the optionee by bequest or inheritance.

Payment of the exercise price may be made in a manner approved by the Committee, which may include (i) immediately available funds in U.S. dollars, (ii) delivery of shares of PubCo Class A common stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) any other means approved by the Committee.

SARs

A stock appreciation right (“SAR”) is the right to receive an amount equal to the excess of the fair market value of one share of PubCo Class A common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of PubCo Class A common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. The Committee has the discretion to determine other terms and conditions of an SAR award.

Restricted Stock Awards

A restricted stock award is a grant of shares of PubCo Class A common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a stockholder, including the right to vote the shares of PubCo Class A common stock subject to the restricted stock award or to receive dividends on the shares of PubCo Class A common stock subject to the restricted stock award during the restriction period. In the discretion of the Committee, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Stock Units

A RSU is a right to receive cash, shares of PubCo Class A common stock or a combination of cash and shares of PubCo Class A common stock at the end of a specified period equal to the fair market value of one share of PubCo Class A common stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee. The Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of PubCo Class A common stock) of dividends paid on the underlying shares of PubCo Class A common stock. Dividend equivalent rights may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the RSUs with respect to which the dividend equivalent rights are granted.

Performance Awards

A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Committee. Performance awards may be granted alone or in addition to other awards under the Incentive Equity Plan, and may be paid in cash, shares of PubCo Class A common stock, other property or any combination thereof, in the sole discretion of the Committee.

Other Share-Based Awards

Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of shares of PubCo Class A common stock.

Cash Awards

Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards

Awards may be granted under the Incentive Equity Plan in substitution for similar awards held by individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with PubCo or one of our affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of stock or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of PubCo Class A common stock, appropriate adjustments will be made by the Committee in the shares subject to an award under the Incentive Equity Plan. The Committee will also have the discretion to make certain adjustments to awards in the event of a change in control of PubCo, such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, the ability for participants to exercise any outstanding stock options, SARs or other stock-based awards upon the change in control (and if not exercised such awards will be terminated), and the acceleration of vesting or exercisability or lapse of restrictions of any outstanding awards.

Clawback

All awards granted under the Incentive Equity Plan are subject to reduction, cancelation or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the Incentive Equity Plan.

Plan Amendment and Termination

The board of directors or the Committee may amend or terminate any award, award agreement or the Incentive Equity Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be impaired without such participant’s consent. In addition, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Incentive Equity Plan will remain in effect for a period of ten years (unless earlier terminated by our board of directors).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Equity Plan. This summary describes the general federal income tax principles that apply, as based on current law and interpretational authorities which are subject to change at any time, and is provided only for general information. This summary does not purport to be complete discussion of all potential tax effects relevant to recipients of awards under the Incentive Equity Plan. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options

If an optionee is granted an NSO under the Incentive Equity Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the shares of PubCo Class A common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our PubCo Class A common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income subject to Code limitations.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of PubCo Class A common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares subject to Code limitations.

Other Awards

The current federal income tax consequences of other awards authorized under the Incentive Equity Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.

New Plan Benefits

Grants under the Incentive Equity Plan will be made at the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided. The closing price of the PubCo Class A common stock as of March 31, 2023 was $10.35 per share.

Required Vote for Approval

The approval of the Incentive Equity Plan Proposal requires the approval of majority of the votes cast by the PubCo stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. A failure to vote, abstentions and broker non-votes will have no effect on the Incentive Equity Plan Proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE INCENTIVE EQUITY PLAN PROPOSAL.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal or the Incentive Equity Plan Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by PubCo stockholders, the board of directors may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.

The approval of the Adjournment Proposal requires the approval of a majority of the votes cast by the PubCo stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. A failure to vote, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

Introduction:

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of BT OpCo by PubCo resulting in reorganization into an umbrella partnership C corporation structure (or “Up-C” structure), and other agreements entered into as part of the Transaction Agreements.

PubCo is a blank check company incorporated as a Delaware corporation on October 13, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The registration statement for PubCo’s IPO was declared effective on February 24, 2022. On March 1, 2022, PubCo consummated its IPO of 31,625,000 units, including the issuance of 4,125,000 units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million. Each unit consists of one share of PubCo Class A common stock, one PubCo public warrant and one-sixteenth (1/16) of one PubCo right. Each PubCo public warrant entitles the holder to purchase one share of PubCo Class A common stock at a price of $11.50 per share, subject to standard anti-dilutive adjustments. Each holder of a whole PubCo right will receive one share of PubCo Class A common stock upon consummation of the initial business combination. Simultaneously with the closing of the IPO, PubCo consummated the private placement of 12,223,750 PubCo private placement warrants at a price of $1.00 per PubCo private placement warrant to the Sponsor, generating proceeds of approximately $12.2 million. Upon the closing of the IPO and the private placement, approximately $321.0 million of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the private placement, was placed in the Trust Account.

BT OpCo, a limited-liability company, was formed on June 7, 2016. BT OpCo owns and operates a network of Bitcoin ATM kiosks across North America where customers can buy and sell Bitcoin.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical balance sheets of PubCo and BT OpCo on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 combine the historical statements of operations of PubCo and BT OpCo for such period on a pro forma basis as if the business combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented. The related transactions contemplated by the Transaction Agreement that are given pro forma effect include transaction accounting adjustments, which represent adjustments that are expected to occur in connection with the closing of the business combination, including the following:

•	the reverse recapitalization between PubCo and BT OpCo, whereby no goodwill or other intangible assets are recorded as historical costs approximate fair value, in accordance with GAAP; and

•	the establishment of the deferred tax balance and Tax Receivable Agreement liability.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the business combination and related transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with PubCo’s and BT OpCo audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSR II Meteora Acquisition Corp.,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bitcoin Depot” and other financial information included elsewhere in this proxy statement. The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

Assuming Minimum Redemption: this scenario assumes that 24,482,981 shares of PubCo Class A common stock are redeemed for an aggregate payment of $254.2 million (based on the estimated per share redemption price of approximately $10.38 per share) from the Trust Account. This scenario represents the shares redeemed in connection with the Extension Special Meeting (as defined herein).

•

Assuming Maximum Redemption: this scenario assumes that 28,159,453 shares of PubCo Class A common stock are redeemed for an aggregate payment of approximately $292.3 million (based on the estimated per share redemption price of approximately $10.38 per share) from the Trust Account, which represents the maximum number of shares that may be redeemed without causing the PubCo Minimum Cash condition to the Closing of the business combination to not be satisfied. Assuming the maximum redemptions and that there are no PIPE Subscriptions and no amount has been drawn by PubCo in connection with the Closing under the Equity Line, the Minimum Condition PubCo Available Cash (as defined in the Transaction Agreement) will be comprised of $11.0 million of PubCo Available Cash, less certain BT Transaction Expenses (as defined in the Transaction Agreement) and BT Closing Indebtedness (as defined in the Transaction Agreement) payable in accordance with the terms of the Transaction Agreement. PubCo Available Cash of $11.0 million comprises the cash held in the Trust Account after giving effect to the PubCo Share Redemptions, less any unpaid PubCo Transaction Expenses (as defined in the Transaction Agreement) of $25.0 million, which allows for no Over the Top Consideration (as defined in the Transaction Agreement) to be paid to BT Assets and Contribution Amount (as defined in the Transaction Agreement) of $11.0 million to be paid to BT OpCo.

•	The following table is a summary of the calculation of PubCo Available Cash and Minimum Condition PubCo Available Cash under the minimum and maximum redemptions scenarios:

	Assuming Minimum (77%) Redemptions	Assuming Maximum (89%) Redemptions
Cash available in the Trust Account	$328,326	$328,326
Less: PubCo Share Redemption Amount(1)	(254,178)	(292,347)
Less: PubCo Transaction Expenses(1)	(24,979)	(24,979)
PubCo Available Cash(1)	49,169	11,000
Less: BT Transaction Expenses(2)	(3,000)	(3,000)

Minimum Condition PubCo Available Cash(1)	$46,169	$8,000

1)	Refer to Section 1.1 of the Transaction Agreement for the definitions of PubCo Share Redemption Amount, PubCo Transaction Expenses, PubCo Available Cash, and Minimum Condition PubCo Available Cash.
2)	Refer to Section 1.1 of the Transaction Agreement for the definition of BT Transaction Expenses lesser of 3,000,000 and any amount of the outstanding BT Transaction Expenses.
3)

Includes $2.0 million of estimated earn-out liability to be outstanding at the Closing of the business combination and BitAccess Contribution Amount of $2.5 million as described in adjustment (O). Refer to Section 2.2(b) of the Transaction Agreement for the definition of BT Closing Indebtedness.

The business combination will be accounted for as a common control transaction and reverse recapitalization in accordance with GAAP, as BT Assets controls BT OpCo both before and after the transactions. BT OpCo is determined to be the predecessor and the combined pro forma information represents a continuation of BT OpCo’s balance sheet and statement of operations, reflective of the recapitalization of the business combination.

Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of BT OpCo issuing stock for the net assets of PubCo, accompanied by a recapitalization as a common control transaction. The net assets of PubCo will be stated at fair value (which is expected to approximate historical cost), with no goodwill or other intangible assets recorded.

Description of the Business Combination

Prior to or upon the Closing and in accordance with the Transaction Agreement and the ancillary agreements contemplated thereby, a series of transactions will occur whereby (i) BT HoldCo will issue to BT Assets for certain BT HoldCo Common Units, (ii) PubCo will pay cash to BT Assets in exchange for certain BT HoldCo Common Units, (iii) PubCo will contribute cash to BT HoldCo in exchange for certain BT HoldCo Common Units, BT HoldCo Matching Warrants and a number of BT HoldCo Earnout Units equal to the number of newly issued shares of PubCo Class E common stock issued to Sponsor, (iv) Sponsor will exchange all shares of PubCo Class B common stock held by Sponsor for newly issued shares of PubCo Class A common stock and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, PubCo Class E common stock, (v) BT Assets will subscribe for newly issued shares of PubCo Class V common stock and (vi) PubCo may issue a certain number of additional shares of newly issued PubCo Class A common stock to persons who may enter into written agreements with PubCo or BT HoldCo in connection with the Incentive Issuances, if any. As a result of and immediately following the Closing, assuming minimum redemptions of shares of PubCo Class A common stock and no Incentive Issuances in connection with the business combination, BT Assets and PubCo will hold approximately 70.3% and 29.7%, respectively, of the issued and outstanding BT HoldCo Common Units. Following the Closing, PubCo’s assets will consist solely of its interests in BT HoldCo.

Earn-out Consideration

As part of the business combination, BT HoldCo will issue certain BT HoldCo Earn-out Units to BT Assets and PubCo, which will be issued as follows:

1)

BT HoldCo will issue (a) to BT Assets 5,000,000 Class 1 earnout units of BT HoldCo, 5,000,000 Class 2 earnout units of BT HoldCo, and 5,000,000 Class 3 earnout units, and (b) to PubCo 458,836 Class 1 earnout units of BT HoldCo, 458,836 Class 2 earnout units of BT HoldCo, and 458,836 Class 3 earnout units of BT HoldCo, and such BT HoldCo Earn-out Units will be subject to conversion as follows:

(i)

If at any time during the seven year period following the Closing (the “First Earn-Out Period”), the closing share price of the PubCo Class A common stock is greater than $12.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “First Milestone”), then each BT HoldCo Class 1 Earn-Out Unit held by BT Assets shall automatically and immediately be converted into one BT HoldCo Common Unit after the occurrence of the First Milestone, along with an equal number of shares of PubCo Class V common stock.

(ii)

If at any time during the First Earn-Out Period, the closing share price of PubCo Class A common stock is greater than $14.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Second Milestone”), then each BT HoldCo Class 2 Earn-Out Unit held by BT Assets shall automatically and immediately be converted into one BT HoldCo Common Unit after the occurrence of the Second Milestone, along with an equal number of shares of PubCo Class V common stock.

(iii)

If at any time during the 10 year period following the Closing (the “Second Earn-Out Period”, and together with the First Earn-Out Period, the “Earn-Out Period”), the closing share price of PubCo Class A common stock is greater than $16.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Third Milestone”), then each BT HoldCo Class 3 Earn-Out Unit held by BT Assets shall automatically and immediately be converted into one BT HoldCo Common Unit after the occurrence of the Third Milestone, along with an equal number of PubCo Class V common stock.

Any Class 1 Earn-Out Units or Class 2 Earn-Out Units that are not converted into BT HoldCo Common Units shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earn-Out Period. Any Class 3 Earn-Out Units that are not converted into BT HoldCo Common Units shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the Second Earn-Out Period.

Upon certain change of control transactions during the Earn-Out Period, each BT HoldCo Earn-Out Unit held by BT Assets is subject to conversion into one BT HoldCo Common Unit upon the achievement of certain milestones, as described above and in the Transaction Agreement, for the per share price of PubCo Class A common stock payable in connection with such change of control as agreed to by the parties, and any such shares of BT HoldCo Earn-Out Units held by BT Assets that are not converted into BT HoldCo Common Units will be cancelled upon the expiration of the Earn-Out Period.

2)

Up to 1,579,998 shares of PubCo Class B common stock held by Sponsor will be converted to 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock under minimum and midpoint redemption scenarios and 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock, and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario. PubCo Class E common stock held by Sponsor shall be subject to conversion or forfeiture and cancellation as follows:

(i)

if at any time during the First Earn-Out Period, the First Milestone is achieved, then each share of the PubCo Class E-1 common stock held by Sponsor (“First Tranche”) shall automatically and immediately be converted into one share of PubCo Class A Common Stock after the occurrence of the First Milestone;

(ii)

if at any time during the First Earn-Out Period, the Second Milestone is achieved, then each share of the PubCo Class E-2 common stock held by Sponsor (“Second Tranche”) shall automatically and immediately be converted into one share of PubCo Class A Common Stock after the occurrence of the Second Milestone;

(iii)

if at any time during the Second Earn-Out Period, the Third Milestone is achieved, then each share of the PubCo Class E-3 common stock held by Sponsor (“Third Tranche”) shall automatically and immediately be converted into one share of PubCo Class A Common Stock after the occurrence of the Third Milestone.

Any First Tranche or Second Tranche of PubCo Class E Common Stock that are not converted to shares of PubCo Class A common stock shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earn-Out Period. Any Third Tranche of PubCo Class E common stock that are not converted to shares of PubCo Class A common stock shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the Second Earn-Out Period.

Upon certain change of control transactions during the Earn-Out Period, each share of PubCo Class E common stock held by Sponsor is subject to conversion into one share of PubCo Class A common stock upon achievement of certain milestones, as described above and in the Transaction Agreement, for the per share price of PubCo Class A common stock payable in connection with such change of control as agreed to by the parties, and any such shares held by Sponsor that are not converted into PubCo Class A common stock will be cancelled upon the expiration of the Earn-Out Period.

Tax Receivable Agreement

At the Closing, PubCo will enter into a Tax Receivable Agreement with BT HoldCo and BT Assets. Pursuant to the Tax Receivable Agreement, PubCo will generally be required to pay BT Assets 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign income taxes that PubCo realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including: (i) existing tax basis in certain assets of BT HoldCo and BT OpCo, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to BT HoldCo Common Units acquired by PubCo at the Closing and thereafter in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of BT HoldCo, (ii) tax basis adjustments resulting from PubCo’s acquisition of BT HoldCo Common Units from BT Assets at the Closing and thereafter pursuant to the terms of the BT HoldCo Amended and Restated Limited Liability Company Agreement (including any such adjustments resulting from certain payments made by PubCo under the Tax Receivable Agreement), (iii) disproportionate tax-related allocations as a result of Section 704(c) of the Code, and (iv) tax deductions in respect of interest payments deemed to be made by PubCo in connection with the Tax Receivable Agreement.

Non-Redemption Agreements

PubCo has entered into Non-Redemption Agreements with Non-Redeeming Stockholders for 2,323,697 shares to irrevocably and unconditionally agree not to elect to redeem any Non-Redeemed Shares in connection with the Business Combination. PubCo may enter into additional Non-Redemption Agreements. Immediately upon consummation of the Business Combination, PubCo will either (i) pay the Non-Redeeming Stockholder a cash fee equivalent to the applicable amount of PubCo Class A common stock beneficially held by the Non-Redeeming Stockholder, being equal to 3.33 times the Committed Shares multiplied by the per share redemption price, minus a number of Committed Shares multiplied by the redemption price per share, or (ii) grant such Non-Redeeming Stockholder a number of PubCo Class A common stock equivalent to 2.33 times the applicable Non-Redeemed Shares. Pursuant to the Non-Redemption Agreements, the Non-Redeeming Stockholders have agreed not to request redemption of up to an aggregate of 2,323,697 Non-Redeemed Shares. Such Non-Redeeming Stockholder receiving Bonus Shares is entitled to the registration rights set forth in the Amended and Restated Registration Right Agreement to be entered into at the time of the Closing of the business combination with respect to the Bonus Shares. The non-redemption payment amounts to $16.9 million that is included in the Transaction fee expense. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Non-Redemption Agreements.”

Credit Agreement

On December 21, 2020, BT OpCo entered into the Credit Agreement among BT OpCo, as borrower, BT Assets, as guarantor, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, as administrative agent, which provided for (i) initial term loans in an aggregate principal amount of $25.0 million, comprised of two $12.5 million tranches and (ii) a $15.0 million delayed draw term loan facility. In 2021, BT OpCo utilized the delayed draw term loan facility in the full amount of $15.0 million, and on March 31, 2022, BT OpCo amended the Credit Agreement to add a new $5.0 million tranche 3 term loan. The Term Loan is guaranteed by BT Assets and certain of our subsidiaries and is collateralized by substantially all of the assets of BT OpCo and those certain subsidiaries. On May 2, 2023, BT OpCo and Silverview Credit Partners, LP amended the credit agreement to extend the maturity date for the delayed draw term loan facility to August 15, 2023. As of December 31, 2022 and December 31, 2021, the amount owed under the Term Loan totaled approximately $39.4 million and approximately $39.0 million, respectively.

Borrowings under the Term Loan bear interest at a rate of 15.0% per annum. Effective May 2, 2023, the Term Loan will bear interest at a rate of 20.0% per annum. The tranche 1 term loan matures on December 15,

2023, and the tranche 2 term loan, Tranche 3 Loan and Delayed Draw Loan mature on December 15, 2024. BT OpCo is required to make monthly interest payments and fixed principal payments every six months. The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type, including compliance with a minimum cash balance of $2.5 million, a minimum consolidated cash interest coverage ratio of 1.75 to 1.00, and a maximum consolidated total leverage ratio of 2.50 to 1.00. As of December 31, 2022 and March 31, 2023, BT OpCo was in compliance with all financial covenants.

The proceeds of the borrowings under the Term Loan were used to fund the acquisition of BitAccess and expand headcount to support additional kiosks brought online.

Currently, it is anticipated that the payment will not be made at Closing and therefore, this payment has not been included in the pro forma financial statements.

The following summarizes the pro forma ownership, on a non-dilutive basis, of common stock of the combined company, excluding potential shares of common stock from dilutive securities, following the business combination, under the minimum and maximum redemptions scenarios:

	Assuming Minimum (77%) Redemptions		Assuming Midpoint (83%) Redemptions		Assuming Maximum (89%) Redemptions
	Shares	Ownership%(4)	Shares	Ownership%(4)	Shares	Ownership%(4)
PubCo public shares(1)	10,612,071	17.0%	8,773,835	14.5%	6,935,599	11.8%
PubCo Sponsor shares(2)	7,702,760	12.3%	7,702,760	12.7%	7,702,760	13.1%
Cumulative PubCo Stockholders	18,314,831	29.3%	16,476,595	27.2%	14,638,359	24.9%
Existing BT Assets owners interest in PubCo(3)	44,100,000	70.7%	44,100,000	72.8%	44,100,000	75.1%

Total	62,414,831	100.0%	60,576,595	100.0%	58,738,359	100.0%

1)

Includes 31,625,000 shares of PubCo Class A common stock issued at PubCo’s IPO and 1,976,562 shares of PubCo Class A common stock converted from Rights issued at PubCo’s IPO, and 790,000 shares of PubCo Class A common stock issued as part of the BitAccess Buyout , 500,000 shares of PubCo Class A common stock issued to Brandon Mintz under Incentive Equity Plan, 203,490 shares of PubCo Class A common stock issued as part of incentive issuance with a redemption of 24,482,981 under the minimum redemptions scenario. The maximum redemptions scenario assumes that 28,159,453 shares of PubCo Class A common stock are redeemed in connection with the business combination, which is the maximum number of shares that may be redeemed without causing the PubCo Minimum Cash condition to the Closing of the business combination to not be satisfied. At the closing, PubCo will issue to Brandon Mintz/Founder, 500,000 shares of PubCo Class A Common Stock under the Incentive Equity Plan, subject to any required withholding for applicable taxes (the “Post-Closing Founder Bonus”).

2)

Includes 6,326,252 shares of PubCo Class A common stock and PubCo Class E common stock that comprises 458,836 shares of PubCo Class E-1 common stock, 458,836 shares of Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock under minimum redemption scenario and 5,526,252 shares of PubCo Class A common stock and PubCo Class E common stock that comprises 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock, and 725,503 shares of PubCo Class E-3 common stock under the maximum redemption scenario. PubCo Class E common stock represents equity-classified earnouts to the Sponsor and is subject to forfeitures.

3)

Includes 44,100,000 non-economic super voting shares of PubCo Class V common stock issued to BT Assets at the Closing of the business combination. These are convertible into shares of PubCo Class M common stock, which are economically equivalent to the shares of PubCo Class A common stock. However, each share of PubCo Class M common stock is entitled to ten votes per share whereas each share of PubCo Class A common stock is entitled to one vote per share.

4)	Percentage totals may not foot due to rounding.

The following summarizes the pro forma ownership of common stock of the combined company, on a fully dilutive basis, assuming all dilutive securities are exercised and converted to economic shares of PubCo common stock on a one-for-one basis assuming no net settlement of shares upon exercise, following the business combination, under the minimum and maximum redemptions scenarios:

	Assuming Minimum (77%) Redemptions		Assuming Midpoint (83%) Redemptions		Assuming Maximum (89%) Redemptions
	Shares	Ownership%[4]	Shares	Ownership%[4]	Shares	Ownership%[4]
PubCo public shares[1]	42,237,071	34.8%	40,398,835	33.8%	38,560,599	32.8%
PubCo Sponsor shares[2]	19,926,510	16.4%	19,926,510	16.7%	19,926,510	16.9%
Cumulative PubCo Stockholders	62,163,581	51.3%	60,325,345	50.5%	58,487,109	49.7%
Existing BT Assets owners interest in PubCo3	59,100,000	48.7%	59,100,000	49.5%	59,100,000	50.3%

Total	121,263,581	100.0%	119,425,345	100.0%	117,587,109	100.0%

1)	Includes the impact of the exercise of 31,625,000 PubCo public warrants.
2)	Includes the impact of the exercise of 12,223,750 PubCo private placement warrants.
3)

Includes the impact of the conversion of BT HoldCo Earnout Units, which comprises 5,000,000 Class 1 Earnout Units of BT HoldCo, 5,000,000 Class 2 Earnout Units of BT HoldCo, and 5,000,000 Class 3 Earnout Units of BT HoldCo held by BT Assets, to BT HoldCo Common Units and an equal number of non-economic super voting shares of PubCo Class V common stock.

4)	Percentage totals may not foot due to rounding.

The following table summarizes the dilutive effect and the pro forma ownership of common stock of the combined company, and the effect of the per share value of PubCo common stock held by non-redeeming PubCo stockholders, assuming all dilutive securities are exercised and converted to economic shares of PubCo common stock on a one-for-one basis assuming no net settlement of shares upon exercise, following the business combination, under the minimum redemption and maximum redemption scenarios. The potential dilution impact is calculated at a per share price of $16.01, which represents the minimum price per share at which all dilutive securities are exercisable and can be converted to economic shares of PubCo common stock:

	Assuming Minimum (77%) Redemptions		Assuming Maximum (89%) Redemptions
	Number of Shares	Value per Share(1)	Number of Shares	Value per Share(2)
Base scenario(3)	62,414,831	$16.01	58,738,359	$16.01
Assuming all PubCo Public Warrants are exercised(4)	94,039,831	$10.63	90,363,359	$10.41
Assuming all PubCo Private Placement Warrants are exercised(5)	74,638,581	$13.39	70,962,109	$13.25
Assuming all BT OpCo Class 1 Earn-Out Units are converted(6)	67,414,831	$14.82	63,738,359	$14.75
Assuming all BT OpCo Class 2 Earn-Out Units are converted(6)	67,414,831	$14.82	63,738,359	$14.75
Assuming all BT OpCo Class 3 Earn-Out Units are converted(6)	67,414,831	$14.82	63,738,359	$14.75
Assuming all PubCo Public Warrants and PubCo Private Placement Warrants are exercised and BT OpCo Class 1 Earn-Out Units, BT OpCo Class 2 Earn-Out Units, and BT OpCo Class 3 Earn-Out Units are vested(7)	121,263,581	$8.24	117,587,109	$8.00

1)	Based on a post-transaction equity value of the combined company of $999.26 million.
2)	Based on a post-transaction equity value of the combined company of $940.40 million.

3)

Represents the number of pro forma shares of common stock of the combined company, excluding potential shares of common stock from dilutive securities, following the business combination, under the minimum and maximum redemptions scenarios.

4)	Represents the Base Scenario plus the full exercise of 31,625,000 PubCo Public Warrants for a cash exercise price of $11.50 per share.
5)	Represents the Base Scenario plus the full exercise of 12,223,750 PubCo Private Placement Warrants for a cash exercise price of $11.50 per share.
6)

Represents the Base Scenario plus the full conversion of 5,000,000 BT HoldCo Class 1 Earn-Out Units, 5,000,000 BT HoldCo Class 2 Earn-Out Units, and 5,000,000 BT HoldCo Class 3 Earn-Out Units held by BT Assets, into an equal number of BT HoldCo Common Units after the occurrence of the First Milestone, Second Milestone, and Third Milestone (as defined in the Earn-out Consideration section above), respectively, along with an equal number of non-economic super voting shares of PubCo Class V common stock. These are convertible into shares of PubCo Class M common stock, which are economically equivalent to the shares of PubCo Class A common stock. However, each share of PubCo Class M common stock is entitled to ten votes per share whereas each share of PubCo Class A common stock is entitled to one vote per share.

7)

Represents the Base Scenario plus (i) the full exercise of PubCo Public Warrants and PubCo Private Placement Warrants and (ii) full conversion of BT HoldCo Class 1 Earn-Out Units, BT HoldCo Class 2 Earn-Out Units, and BT HoldCo Class 3 Earn-Out Units in accordance with the terms described above.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of PubCo following the completion of the business combination and related transactions. The unaudited pro forma adjustments represent PubCo’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

(in thousands)

	As of March 31, 2023	As of March 31, 2023				As of March 31, 2023			As of March 31, 2023
	PubCo (Historical)	BT OpCo (Historical)	Historical Combined	Transaction Accounting Adjustments (Assuming Minimum Redemption)		Pro Forma Combined (Assuming Minimum Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets
Cash and cash equivalents	$75	$41,665	$41,740	$74,148	B	$40,343	$22,747	D	$24,921
				(32,979)	C		—
				(22,747)	D		(38,169)	P
				4	E		—
				(15,523)	J		—
				(800)	L		—
				(1,000)	M		—
				(2,500)	O		—
Cryptocurrencies	—	402	402	—		402	—		402
Accounts receivable, net	—	746	746	—		746	—		746
Prepaid expenses and other current assets	453	4,086	4,539	—		4,539	—		4,539

Total current assets	528	46,899	47,427	(1,397)		46,030	(15,422)		30,608
Property and equipment
Furniture and fixtures	—	618	618	—		618	—		618
Leasehold improvements	—	172	172	—		172	—		172
Kiosk machines - owned	—	14,964	14,964	18,732	J	33,696	—		33,696
Kiosk machines - leased	—	35,584	35,584	(23,640)	J	11,944	—		11,944
Vehicles	—	17	17	—		17	—		17
	—	51,355	51,355	(4,908)		46,447	—		46,447
Less: accumulated depreciation	—	(15,972)	(15,972)	7,993	J	(7,979)	—		(7,979)

Total property and equipment	—	35,383	35,383	3,085		38,468	—		38,468
Other non - current assets
Intangible assets, net	—	4,978	4,978	—		4,978	—		4,978
Goodwill	—	8,717	8,717	—		8,717	—		8,717
Operating lease right - of - use assets, net	—	279	279	—		279	—		279
Security deposits	—	17	17	—		17	—		17

Investments held in Trust Account	328,326	—	328,326	(254,178)	A	—	—		—
				(74,148)	B		—
Deferred tax asset	—	—	—	2,353	I	2,353	(2,353)	I	—
Total other non - current assets	328,326	13,991	342,317	(325,973)		16,344	(2,353)		13,991

Total assets	$328,854	$96,273	$425,127	$(324,285)		$100,842	$(17,775)		$83,067

LIABILITIES
Current liabilities
Accounts payable	$255	$8,112	$8,367	$(7,572)	C	$795	$—		$795
Accrued expenses	4,661	12,123	16,784	(3,259)	C	13,525	—		13,525
				10,400	N		—
				(10,400)	O		—
Earn out liability	—	1,910	1,910	—		1,910	—		1,910
Notes payable	—	8,500	8,500	—		8,500	—		8,500
Income taxes payable	1,529	720	2,249	—		2,249	—		2,249
Deferred revenue	—	47	47	—		47	—		47
Operating lease liabilities, current portion	—	230	230	—		230	—		230
Current installments of obligations under finance leases	—	16,036	16,036	(8,001)	J	8,035	—		8,035
Other tax payable	50	—	50	—		50	382	P	432

Total current liabilities	6,495	47,678	54,173	(18,832)		35,341	382		35,723
Long - term liabilities
Notes payable, non current	—	26,977	26,977	—		26,977	—		26,977
Operating lease liabilities, non - current	—	206	206	—		206	—		206

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

(in thousands) (continued)

	As of March 31, 2023	As of March 31, 2023				As of March 31, 2023			As of March 31, 2023
	PubCo (Historical)	BT OpCo (Historical)	Historical Combined	Transaction Accounting Adjustments (Assuming Minimum Redemption)		Pro Forma Combined (Assuming Minimum Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Obligations under finance leases, non - current	—	5,387	5,387	(4,437)	J	950	—		950
Deferred income tax, net	—	811	811	—		811	—		811
Tax receivable agreement liability	—	—	—	1,701	I	1,701	(1,701)	I	—

Total long - term liabilities	—	33,381	33,381	(2,736)		30,645	(1,701)		28,944

Total liabilities	6,495	81,059	87,554	(21,568)		65,986	(1,319)		64,667

Redeemable equity
Class A common stock subject to possible redemption	326,647	—	326,647	(254,178)	A	—	—		—
				(72,469)	Q		—
Total redeemable equity	326,647	—	326,647	(326,647)		—	—		—

EQUITY
Stockholder’s equity
Equity attributed to Lux Vending, LLC	—	13,183	13,183	(13,183)	F	—	—		—
Class A common stock	—	—	—	1	F	7	(1)	P	6
				1	Q		—
				5	R		—
Class B common stock	1	—	1	(1)	F	—	—		—
Class V common stock	—	—	—	4	E	4	—		4
Preferred stock	—	—	—	—		—	—		—
Additional paid-in capital	—	—	—	—		34,131	22,747	D	32,036
				—			14,360	K
				(5,271)	C		(38,550)	P
				(22,747)	D		(652)	I
				13,183	F		—
				(4,289)	G		—
				652	I		—
				(32,760)	K		—
				7,900	O		—
				72,468	Q		—
				4,995	R		—
Accumulated deficit	(4,289)	—	(4,289)	(16,877)	C	(31,864)	—		(31,864)
				4,289	G		—
				(928)	H		—
				(800)	L		—
				(1,000)	M		—
				(7,259)	N		—
				(5,000)	R		—
Accumulated other comprehensive loss	—	(182)	(182)	—		(182)	—		(182)

Total stockholder’s equity	(4,288)	13,001	8,713	(6,617)		2,096	(2,096)		—
Non-controlling interest
Equity attributed to noncontrolling interest	—	2,213	2,213	928	H	32,760	(14,360)	K	18,400
				32,760	K		—
				(3,141)	N		—

Total non - controlling interest	—	2,213	2,213	30,547		32,760	(14,360)		18,400

Total equity	(4,288)	15,214	10,926	23,930		34,856	(16,456)		18,400

Total liability, redeemable equity and equity	$328,854	$96,273	$425,127	$(324,285)		$100,842	$(17,775)		$83,067

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023

(in thousands, except share and per share data)

	For the three months ended March 31, 2023	For the three months ended March 31, 2023				For the three months ended March 31, 2023		For the three months ended March 31, 2023
	PubCo (Historical)	BT OpCo (Historical)	Historical Combined	Transaction Accounting Adjustments (Assuming Minimum Redemption)		Pro Forma Combined (Assuming Minimum Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Revenue	$—	$163,603	$163,603	$—		$163,603	$—	$163,603
Cost of revenue (excluding depreciation and amortization reported separately below)	—	141,300	141,300	—		141,300	—	141,300
Operating expenses
Selling, general, and administrative	2,075	10,835	12,910	(200)	AA	12,710	—	12,710
Depreciation and amortization	—	2,796	2,796	459	DD	3,255	—	3,255
Franchise tax expenses	50	—	50	—		50	—	50

Total operating expenses	2,125	13,631	15,756	259		16,015	—	16,015

Income (loss) from operations	(2,125)	8,672	6,547	(259)		6,288	—	6,288
Other income (expense)
Interest expense	—	(2,947)	(2,947)	534	DD	(2,413)	—	(2,413)
Change in value of investment held in Trust Account	3,089	—	3,089	(3,089)	BB	—	—	—
Other income (expense)	—	(115)	(115)	—		(115)	—	(115)
Loss on foreign currency transactions	—	(148)	(148)	—		(148)	—	(148)

Total other income (expense)	3,089	(3,210)	(121)	(2,555)		(2,676)	—	(2,676)

Income (loss) before provision for Income taxes and noncontrolling interest	964	5,462	6,426	(2,814)		3,612	—	3,612
Income tax expense (benefit)	638	(622)	16	(1,141)	JJ	(1,125)	—	(1,125)

Net income (loss)	326	6,084	6,410	(1,673)		4,737	—	4,737
Net income (loss) attributable to noncontrolling interest	—	(208)	(208)	6,159	GG	6,159	—	6,159
				208	II		—

Net income (loss) attributable to controlling interest	$326	$6,292	$6,618	$(7,832)		$(1,422)	$—	$(1,422)

Earnings per share (Note 3):
Net income per common share - Basic and Diluted						(0.08)		(0.11)
Weighted average common shares outstanding - Basic and Diluted						16,938,323		12,461,851

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

	For the year ended December 31, 2022	For the year ended December 31, 2022				For the year ended December 31, 2022			For the year ended December 31, 2022
	PubCo (Historical)	BT OpCo (Historical)	Historical Combined	Transaction Accounting Adjustments (Assuming Minimum Redemption)		Pro Forma Combined (Assuming Minimum Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Revenue	$—	$646,830	$646,830	$—		$646,830	$—		$646,830
Cost of revenue (excluding depreciation and amortization reported separately below)	—	574,534	574,534	—		574,534	—		574,534
Operating expenses
Selling, general, and administrative	5,079	36,991	42,070	(667)	AA	66,182	—		66,182
				1,102	CC		—
				800	EE		—
				1,000	FF		—
				5,000	KK		—
				16,877	LL		—
Depreciation and amortization	—	18,783	18,783	1,483	DD	20,266	—		20,266
Franchise tax expenses	200	—	200	—		200	—		200

Total operating expenses	5,279	55,774	61,053	25,595		86,648	—		86,648

Income (loss) from operations	(5,279)	16,522	11,243	(25,595)		(14,352)	—		(14,352)
Other income (expense)
Interest expense	—	(12,318)	(12,318)	2,845	DD	(9,473)	—		(9,473)
Change in value of investment held in Trust Account	4,442	—	4,442	(4,442)	BB	—	—		—
Other income (expense)	—	118	118	(7,259)	HH	(7,141)	—		(7,141)
Loss on foreign currency transactions	—	(380)	(380)	—		(380)	—		(380)

Total other income (expense)	4,442	(12,580)	(8,138)	(8,856)		(16,994)	—		(16,994)

Income (loss) before provision for Income taxes and noncontrolling interest	(837)	3,942	3,105	(34,451)		(31,346)	—		(31,346)
Income tax expense (benefit)	891	395	1,286	(2,811)	JJ	(1,525)	400	JJ	(1,125)

Net income (loss)	(1,728)	3,547	1,819	(31,640)		(29,821)	(400)		(30,221)
Net income (loss) attributable to noncontrolling interest	—	(433)	(433)	(19,601)	GG	(19,601)	(1,551)	GG	(21,152)
				433	II		—

Net income (loss) attributable to controlling interest	$(1,728)	$3,980	$2,252	$(12,039)		$(10,220)	$1,151		$(9,069)

Earnings per share (Note 3):
Net income per common share - Basic and Diluted						(0.60)			(0.73)
Weighted average common shares outstanding - Basic and Diluted						16,938,323			12,461,851

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The business combination will be accounted for as a common control transaction and reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of BT OpCo issuing stock for the net assets of PubCo, accompanied by a recapitalization. The net assets of PubCo will be stated at fair value (which is expected to approximate historical cost), with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 assumes that the business combination and related transactions occurred on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 presents pro forma effect to the business combination and related transactions as if they have been completed on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	PubCo’s unaudited condensed balance sheet as of March 31, 2023 and the related notes included elsewhere in this proxy statement; and

•	BT OpCo’s unaudited consolidated balance sheet as of March 31, 2023 and the related notes included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	PubCo’s unaudited statement of operations for the three months ended March 31, 2023 and the related notes included elsewhere in this proxy statement; and

•	BT OpCo’s unaudited consolidated statement of income and comprehensive income for the three months ended March 31, 2023 and the related notes included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	PubCo’s audited statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement; and

•	BT OpCo’s audited consolidated statement of income and comprehensive income for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the business combination and related transactions. The pro forma adjustments reflecting the consummation of the business combination and related transactions are based on currently available information and assumptions and methodologies that PubCo believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. PubCo believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the business combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). PubCo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-combination company’s PubCo common stock outstanding, assuming the business combination and related transactions occurred on January 1, 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

A.	Reflects the actual redemption of Class A common stock

B.	Reflects the reclassification of cash and investments held in the Trust Account that becomes available at the closing of the business combination.

C.

Reflects the payment of $33.0 million in estimated transaction costs, comprised of advisory, banking, printing, legal and accounting fees. Out of the total estimated transaction costs of approximately $35.1 million, $2.1 million was paid prior to the Closing of the business combination, $10.8 million was previously accrued, and the remaining balance of $5.3 million is capitalized through additional paid-in-capital and $16.9 million is expensed through accumulated deficit.

D.

Reflects the payment of cash consideration, which consists of Over the Top Consideration of $22.7 million under the minimum redemption scenario. There was no Over the Top Consideration under the Maximum redemption scenario. The following table is a summary of the calculation of Over the Top Consideration:

	Assuming Minimum (77%) Redemptions	Assuming Maximum (89%) Redemptions
PubCo Available Cash(1)	$49,169	$11,000
Less: BT Transaction Expenses(1)	(11,500)	(11,000)
Less: BT Closing Indebtedness(2)	(4,500)	—
Less: $15.0 million plus 40% of BT Closing Indebtedness, excluding BitAccess Contribution Amount(3)	(15,800)	—

Amounts payable to BT OpCo and BT Assets	17,369	—

	Assuming Minimum (77%) Redemptions	Assuming Maximum (89%) Redemptions
Amounts payable to BT Assets (40% of Amounts payable to BT OpCo and BT Assets)(4)	6,948	—

Plus: $15.0 million plus 40% of BT Closing Indebtedness, excluding BitAccess Contribution Amount(3)	15,800	—

Over the Top Consideration(5)	$22,748	$—

1)	Refer to Section 1.1 of the Transaction Agreement for the definitions of PubCo Available Cash and BT Transaction Expenses (as defined in the Transaction Agreement).
2)

Includes $2.0 million of estimated earn-out liability to be outstanding at the Closing of the business combination and BitAccess Contribution Amount of $2.5 million as described in adjustment (O). Refer to Section 2.2(b) of the Transaction Agreement for the definition of BT Closing Indebtedness.

3)	In accordance with Section 2.2(c) of the Transaction Agreement.
4)	In accordance with Section 2.2(d) of the Transaction Agreement.
5)	Refer to Section 2.2 of the Transaction Agreement for the definition of Over the Top Consideration.

E.

Reflects the issuance of 44,100,000 shares of PubCo Class V common stock (non-economic super voting shares) of equity consideration to BT Assets in exchange for cash equal to par value of $0.0001 per share.

F.	Reflects the recapitalization, including the issuance of:

•

6,326,252 and 5,526,252 shares of PubCo Class A common stock to Sponsor in exchange for the same number of shares of PubCo Class B common stock held by the Sponsor under minimum and a maximum redemption scenario;

•

458,836 shares of PubCo Class E-1 common stock, 458,836 shares of PubCo Class E-2 common stock, and 458,836 shares of PubCo Class E-3 common stock to Sponsor in exchange for the same number of shares of PubCo Class B common stock held by the Sponsor under minimum redemption scenario. 725,503 shares of PubCo Class E-1 common stock, 725,503 shares of PubCo Class E-2 common stock. 725,503 shares of PubCo Class E-3 common stock to Sponsor in exchange for the same number of shares of PubCo Class B common stock held by the Sponsor under maximum redemption scenario. As mentioned above, PubCo Class E common stock represents equity-classified earnouts for the Sponsor;

G.	Reflects the reclassification of the historical accumulated deficit of PubCo to additional paid-in-capital as part of the reverse recapitalization.

H.

Represents the impact attributed to noncontrolling interest and accumulated deficit related to the acceleration of stock-based compensation expense for awards held by BitAccess’ stockholders that are expected to vest upon consummation of a liquidity event, which includes the business combination based on the terms and conditions in the respective stock option agreements.

I.

Upon the completion of the business combination, PubCo will be a party to the Tax Receivable Agreement. Under the terms of that agreement, PubCo generally will be required to pay BT Assets 85% of the tax savings, if any, that PubCo realizes, or in certain circumstances is deemed to realize, as a result of certain Tax Attributes that exist following the business combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement.

The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreement are dependent upon significant future events, including (but not limited to) the timing of the exchanges of BT HoldCo Common Units and surrender of a corresponding number of shares of PubCo Class V common stock, the price of PubCo Class A common stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the depreciation and amortization periods that apply to any increase in tax basis resulting from such exchanges, the types of assets held by BT HoldCo, the amount and timing of taxable income PubCo generates in the future, the U.S. federal income tax rate then applicable and the portion of PubCo’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. It is expected that the payment of the Over the Top Consideration to BT Assets in the business combination will result in aggregate payments under the Tax Receivable Agreement of approximately $1.7 million. This amount does not take into account any future exchanges of BT HoldCo Common Units by BT Assets pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement and this assumes (1) there are minimum redemptions in connection with the business combination, (2) a constant federal and state blended tax rate of 26.14%, (3) there are no material changes in tax law and (4) PubCo has sufficient taxable income to utilize all Tax Attributes. There is no expected payment under the Tax Receivable Agreement under the maximum redemption scenario. These amounts are estimates and have been prepared for informational purposes only. The actual amount of payments under the Tax Receivable Agreement could vary significantly. PubCo anticipates that it will account for the income tax effects resulting from future taxable exchanges of BT HoldCo Common Units by BT Assets for PubCo Class A common stock, PubCo Class M common stock or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, PubCo will evaluate the likelihood that the benefit represented by the deferred tax asset will be realized. To the extent that it is more likely than not that the tax benefit will not be realized, PubCo will reduce the carrying amount of the deferred tax asset with a valuation allowance. Due to the uncertainty as to the amount and timing of future exchanges of BT HoldCo Common Units by BT Assets, and as to the price per share of PubCo Class A common stock at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume future exchanges to have occurred. Therefore, no increases in tax basis in PubCo’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed combined financial information.

If all of the BT HoldCo Common Units were exchanged (in each case, together with a corresponding number of shares of PubCo Class V Common Stock), immediately following the completion of the business combination under the minimum redemption scenario, we would recognize an incremental deferred tax asset of approximately $153.8 million and a non-current liability of approximately $90.2 million based on our estimate of the aggregate amount that we will pay under the tax receivable agreement as a result of such future exchanges, assuming: (i) a price of $10.38 per share; (ii) a constant corporate tax rate of 26.14%; (iii) that we will have sufficient taxable income to fully utilize all Tax Attributes; and (iv) no material changes in tax law. Following the business combination, BT HoldCo will be treated as a partnership for U.S. federal income tax purposes. As such, BT HoldCo’s earnings and losses will flow through to its partners, including PubCo, a U.S. corporation. The ending deferred tax asset of $2.4 million under the minimum redemption scenario is attributable to deductible temporary difference between the book basis as compared to the tax basis of PubCo’s investment in BT HoldCo, and also includes the future deductible temporary differences attributable to payments to be made under the Tax Receivable Agreement. There is no ending deferred tax asset under the maximum redemption scenario.

J.

Reflects the estimated buyout of kiosks provided by BT OpCo’s finance leases triggered by the business combination. This resulted in the elimination of the historical balances of Obligations under finance leases, elimination of Kiosk machines leased, along with the related accumulated depreciation, and establishment of Kiosk machines — owned at the acquired value with an estimated remaining useful life of 3 years at the Closing of the business combination. This estimate assumes certain finance leases are settled due to the business combination. Upon the close of the business combination, the ultimate settlement of leases may differ than this adjustment, including the continued use of the lease.

K.

Represents the transaction accounting adjustments to record the noncontrolling interest as a result of the Up-C structure of $32.8 million under the minimum redemptions scenario and $18.4 million (a decremental $14.4 million adjustment) under the maximum redemptions scenario, which is calculated based on the noncontrolling interest percentages of 72.2% and 78.0% in the respective scenarios multiplied by the pro forma net assets of the combined company. The adjustment was determined by applying hypothetical liquidation of book value method for purposes of both calculating the initial noncontrolling interest balance and attributing income to the noncontrolling interest in the pro forma periods.

L.	Reflects the payment of Aggregate Phantom Equity Cash Consideration to Phantom Equity Holders as per the Phantom Equity Award Termination Agreement described in the Transaction Agreement.

M.	Reflects the payment of BT Transaction Bonus Payments as per the BT Transaction Bonus Termination Agreement described in the Transaction Agreement.

N.	Reflects the reclassification from noncontrolling interest to liability at fair value, as the put option becomes probable of being exercised at the Closing of the business combination.

O.	Reflects the expected settlement of the noncontrolling interest in BitAccess by BT OpCo. This is effectuated via payment of $2.5 million and issuance of 790,000 shares of PubCo Class A common stock.

P.

Reflects the maximum redemption of approximately 28,159,453 PubCo Class A common stock outstanding at a redemption price of $10.38 per share as of March 31, 2023 for $292.35 million held in trust, which is allocated to PubCo Class A common stock and additional paid-in capital using $0.0001 par value per share.

Q.	Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.0001 par value.

R.	Reflects PubCo’s issuance of 500,000 shares of PubCo Class A Common Stock under the Incentive Equity Plan to Brandon Mintz/Founder the founder of BT OpCo.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The accounting adjustments listed below include transaction accounting adjustments related to the business combination. A description of the amounts included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 are as follows:

AA.	Reflects the elimination of the PubCo administrative service fee paid to the Sponsor that will cease upon the close of the business combination.

BB.	Reflects the elimination of change in fair value of investment held in Trust Account.

CC.

Represents the acceleration of stock-based compensation expense for equity awards held by BitAccess’ stockholders that are expected to vest upon consummation of a liquidity event, which includes this business combination based on the terms and conditions in the respective stock option agreements.

DD.

Reflects the recognition of amortization expense for the purchased kiosks described in adjustment J of $1.6 million for the three months ended March 31, 2023 and $6.2 million for the year ended December 31, 2022. Further reflects the elimination of historical finance lease cost of $1.6 million for the three months ended March 31, 2023 and $7.6 million for the year ended December 31, 2022. This estimate assumes certain finance leases are settled due to the business combination. Upon the close of the business combination, the ultimate settlement of leases may differ than this adjustment, including the continued use of the lease.

EE.

Reflects the expense in relation to the payment of Aggregate Phantom Equity Cash Consideration to Phantom Equity Holders as per the Phantom Equity Award Termination Agreement described in the Transaction Agreement.

FF.	Reflects the expense in relation to the payment of BT Transaction Bonus Payments as per the BT Transaction Bonus Termination Agreement described in the Transaction Agreement.

GG.

Reflects the recognition of noncontrolling interest as a result of the Up-C structure. For the three months ended March 31, 2023, net income attributable to noncontrolling interest was $6.2 million under the minimum redemptions scenario and $6.2 million under the maximum redemptions scenario. For the year ended December 31, 2022, net loss attributable to noncontrolling interest was $19.6 million under the minimum redemptions scenario and $21.2 million (an additional $1.6 million adjustment) under the maximum redemptions scenario. The adjustment was determined by applying hypothetical liquidation of book value method for purposes of both calculating the initial noncontrolling interest balance and attributing income to the noncontrolling interest in the pro forma periods.

HH.	Reflects the loss on the reclassification from noncontrolling interest to liability at fair value, as the put option becomes probable of being exercised at the Closing of the business combination.

II.	Reflects the buyout of the historical net loss attributable to noncontrolling interest in BitAccess for the year ended December 31, 2022.

JJ.

Reflects the provision for PubCo’s corporate income taxes, as PubCo will be subject to U.S. federal, state, local, and foreign income taxes following the business combination. As a result, the pro forma statements of operations reflect an adjustment to PubCo’s provision for corporate income taxes to reflect a pro forma tax rate, which includes a provision for U.S. federal and state income taxes. BT HoldCo will be treated as a partnership for U.S. federal and state income tax purposes. As such, BT HoldCo’s profits and losses will flow through to its partners, including PubCo, and are generally not subject to tax at BT HoldCo level.

KK.	Reflects PubCo’s issuance of 500,000 shares of PubCo Class A common stock under the Incentive Equity Plan to the founder of BT OpCo.

LL.	Reflects the expense relating to the Non-Redemption Agreements entered into with the Non-Redeeming Stockholders.

Note 3. Pro Forma Earnings Per Share Information

As a result of the business combination, for the three months ended March 31, 2023 and the year ended December 31, 2022, both the pro forma basic and diluted number of shares is reflective of 16,938,323 shares of PubCo Class A common stock outstanding on a minimum redemptions basis and 12,461,851 shares on a maximum redemptions basis. Pro forma basic number of shares excludes PubCo Class V common stock (which have no economic rights until converted to shares of PubCo Class M common stock) and unvested PubCo Class E common stock.

	Three Months Ended March 31, 2023		Year Ended December 31, 2022
(in thousands, except share data)	Assuming Minimum (77%) Redemptions	Assuming Maximum (89%) Redemptions	Assuming Minimum (77%) Redemptions	Assuming Maximum (89%) Redemptions

Pro forma net loss attributable to PubCo	$(1,422)	$(1,422)	$(10,220)	$(9,069)
Weighted average shares of Class A common stock outstanding - basic and diluted	16,938,323	12,461,851	16,938,323	12,461,851
Net loss per share - basic and diluted	$(0.08)	$(0.11)	$(0.60)	$(0.73)

Earnings per share (“EPS”) exclude equity instruments that would be anti-dilutive to pro forma EPS. Below is a summary of anti-dilutive instruments that were excluded from the pro forma EPS for the three months ended March 31, 2023 and the year ended December 31, 2022:

	Three Months Ended March 31, 2023		Year Ended December 31, 2022
	Assuming Minimum (77%) Redemptions	Assuming Maximum (89%) Redemptions	Assuming Minimum (77%) Redemptions	Assuming Maximum (89%) Redemptions
PubCo Class V Common Stock	44,100,000	44,100,000	44,100,000	44,100,000
PubCo Class E-1 Common Stock	458,836	725,503	458,836	725,503
PubCo Class E-2 Common Stock	458,836	725,503	458,836	725,503
PubCo Class E-3 Common Stock	458,836	725,503	458,836	725,503
PubCo Public Warrants	31,625,000	31,625,000	31,625,000	31,625,000
PubCo Private Placement Warrants	12,223,750	12,223,750	12,223,750	12,223,750
Class 1 BT OpCo Earnout Units	5,000,000	5,000,000	5,000,000	5,000,000
Class 2 BT OpCo Earnout Units	5,000,000	5,000,000	5,000,000	5,000,000
Class 3 BT OpCo Earnout Units	5,000,000	5,000,000	5,000,000	5,000,000

OTHER INFORMATION RELATED TO PUBCO

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to PubCo prior to the consummation of the initial business combination.

General

PubCo is a blank check company incorporated on October 13, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

As of the date of this proxy statement, PubCo has not yet commenced operations. All activity through the date of this proxy statement relates to PubCo’s formation and IPO, which is described below, and since the IPO, its search for a business combination. PubCo will not generate any operating revenues until after the completion of the business combination, at the earliest. PubCo generates non-operating income from the proceeds held in the Trust Account. PubCo has selected December 31 as its fiscal year end.

PubCo’s sponsor is GSR II Meteora Sponsor LLC, a Delaware limited liability company. The registration statement for our IPO was declared effective on February 24, 2022. On March 1, 2022, we consummated the IPO of 31,625,000 units, including the issuance of 4,125,000 units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $316.3 million. Each unit consists of one share of PubCo Class A common stock, one PubCo public warrant and one-sixteenth (1/16) of one PubCo right. Each PubCo public warrant entitles the holder to purchase one share of PubCo Class A common stock at a price of $11.50 per share, subject to adjustment. Each holder of a whole PubCo right will receive one share of PubCo Class A common stock upon consummation of the business combination.

Simultaneously with the closing of the IPO, we consummated the private placement of 12,223,750 PubCo private placement warrants at a price of $1.00 per PubCo private placement warrant to Sponsor, generating proceeds of approximately $12.2 million.

Upon the closing of the IPO and the private placement, approximately $321.0 million ($10.15 per unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the private placement, was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination or (ii) the distribution of the Trust Account as described below.

PubCo will provide holders of the outstanding shares of PubCo Class A common stock with the opportunity to redeem all or a portion of their public shares upon the completion of the business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The public stockholders will be entitled to redeem their public shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to public stockholders who redeem their public shares will not be reduced by the business combination marketing fee PubCo previously agreed to pay to the underwriter. On February 3, 2023, however, Oppenheimer resigned and voluntarily waived any claims to the business combination marketing fee and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

PubCo has until July 1, 2023 (unless extended in accordance with the Extension Procedures), to complete the initial business combination. However, if we anticipate that we may not be able to consummate the initial business combination by such date, we may, but are not obligated to, extend the period of time to consummate a business combination by eight additional one-month periods each, until March 1, 2024. The public stockholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. In order to extend the time available for PubCo to consummate the initial business combination, Sponsor or its affiliates or designees, upon five business days’ advance notice prior to each deadline, must request such additional one-month extension.

If we are unable to complete a business combination by July 1, 2023 (unless extended in accordance with the procedures described above), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining public stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

PubCo Class A common stock, PubCo rights, PubCo Warrants, are currently listed on the Nasdaq under the symbols “GSRM”, “GSRMR,” “GSRMW” and “GSRMU” respectively.

Financial Position

As of March 31, 2023, PubCo had $328.3 million held in the Trust Account, before payment of offering costs and business combination marketing fees of approximately $11.1 million. Oppenheimer resigned and has voluntarily waived any claims to the business combination marketing fee and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor. With the funds available, PubCo offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because PubCo is able to complete its initial business combination using cash, debt or equity securities, or a combination of the foregoing, PubCo has the flexibility to use the most efficient combination that will allow them to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Initial Business Combination

Fair Market Value of Target Business

The Nasdaq listing rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any business combination marketing commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed business combination.

Lack of Business Diversification

For an indefinite period of time after the completion of the business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Stockholders upon Completion of the Business Combination

We are providing our public stockholders with the opportunity to redeem all or a portion of their PubCo Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest (which amount shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account was approximately $10.38 per public share as of March 31, 2023. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the business combination marketing commissions we will pay to the underwriter. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any shares held by them in connection with the completion of our initial business combination (without any consideration provided in exchange for such waiver).

Limitations on Redemptions

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Existing Charter provides that a public stockholder, together with any affiliate of such stockholder, or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of PubCo Class A common stock outstanding as of the record date.

Redemption of Public Shares and Liquidation if no Business Combination

We have until July 1, 2023 (unless extended in accordance with the Extension Procedures) to complete a business combination. If we are unable to consummate an initial business combination by July 1, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which amount shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject, in each case, to PubCo’s obligations under the DGCL to provide for claims of creditors and the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by July 1, 2023 (unless extended in accordance with the Extension Procedures). The Existing Organizational Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable DGCL.

Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares they hold if we fail to consummate an initial business combination by July 1, 2023 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by July 1, 2023).

Sponsor and our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Organizational Documents (A) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not consummate an initial business combination by July 1, 2023 (unless extended in accordance with the Extension Procedures) or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which amount shall be net of taxes payable), divided by the number of then issued and outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $75,352 of proceeds held outside the Trust Account as of March 31, 2023, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.38. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.38. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of PubCo under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked Sponsor to reserve for such indemnification obligations, nor have we independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.15 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per public share due to reductions in the value of the trust assets, less taxes payable, and Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per share.

We will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $2,750,000 from the proceeds of our IPO and the sale of the PubCo private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Relating to GSRM and the Business Combination — If, after GSRM distributes the proceeds in the Trust Account to the holders of the public shares, GSRM files a winding-up, insolvency or bankruptcy petition or an involuntary winding-up, insolvency or bankruptcy petition is filed against GSRM that is not dismissed, a court may seek to recover such proceeds, and GSRM and its board of directors may be exposed to claims of punitive damages.”

Our public stockholders are entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by July 1, 2023 (unless extended in accordance with the Extension Procedures), (ii) in connection with a stockholder vote to amend the Existing Organizational Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not consummate an initial business combination by July 1, 2023 (unless extended in accordance with the Extension Procedures) or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Existing Organizational Documents, like all provisions of the Existing Organizational Documents, may be amended with a stockholder vote.

Facilities

PubCo currently utilizes office space at 418 Broadway, Suite N, Albany, New York 12207 from Sponsor and the members of PubCo’s management team as its executive offices. We consider our current office space adequate for our current operations.

Employees

PubCo currently has four officers. Members of PubCo’s management team are not obligated to devote any specific number of hours to PubCo’s matters but they intend to devote as much of their time as they deem necessary to PubCo’s affairs until PubCo has completed PubCo’s initial business combination.

Competition

If we succeed in effecting the business combination, in all likelihood, we will face significant competition from PubCo’s competitors. We cannot assure you that, subsequent to the business combination, we will have the resources or ability to compete effectively. Information regarding PubCo’s competition is set forth in the sections entitled “Business of Bitcoin Depot — Competition.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who serve as directors and officers of PubCo:

Name	Age	Position
Gus Garcia	42	Co-Chief Executive Officer & Director
Lewis Silberman	44	Co-Chief Executive Officer & Director
Anantha Ramamurti	47	President & Director
Joseph Tonnos	35	Chief Financial Officer
Eve Mongiardo	59	Director
Baris Guzel	39	Director
David Lorber	45	Director
Michael Moe	60	Director

Board of Directors and Terms of Office of Officers and Directors

Gus Garcia, serves as our Co-Chief Executive Officer and as a director. Mr. Garcia is the former Head of SPAC M&A for Bank of America, where he was responsible for advising private companies and SPACs on all aspects of mergers involving SPACs,. In his last 12 months at Bank of America, Mr. Garcia advised on 13 SPAC transactions with approximately ~$20 billion in negotiated equity value in the aggregate. The five most recently announced SPAC transactions that Mr. Garcia advised on are the sale of BuzzFeed to 890 5th Avenue Partners, the sale of Velo3D to Jaws Spitfire Acquisition Corp., the sale of Spire Global to NavSight Holdings, the sale of Origin Materials to Artius Acquisition Inc. and the sale of XOS to NextGen Acquisition Corp. In addition, Mr. Garcia has worked on and overseen transactions with an excess of $150 billion in value across PIPEs, corporate separations and other mergers & acquisitions. Prior to being the Head of SPAC M&A, Mr. Garcia led the separations practice for Bank of America where he focused on complex corporate transactions such as spin-offs (including one of the top 5 largest spin-offs in corporate history), split-offs, reverse Morris trusts, carve-out IPOs and structured private capital raises. Prior to the merger with Bank of America, Mr. Garcia worked at Merrill Lynch in the Corporate Finance group where he also focused on complex corporate transactions, as well as structured investments held on the bank’s balance sheet in partnership with Merrill Lynch’s Global Principal Investment group. Prior to Merrill Lynch, Mr. Garcia worked in HSBC’s Healthcare Investment Banking Group and, prior to HSBC, he worked in Wells Fargo Securities’ M&A group. Additionally, Mr. Garcia is a co-founder and partner of SPAC Advisory Partners, LLC, a consulting and financial advisory firm focused exclusively on the special purpose acquisition company market. Mr. Garcia also sits on the Board of Directors for New York Cares, the largest volunteer network in New York City, serving nonprofit organizations and schools. Mr. Garcia graduated magna cum laude with a Bachelor of Science in Business Administration and a Master of Science in International Commerce & Finance from Georgetown University in 2003. We believe Mr. Garcia is qualified to serve on our board of directors because of his capital markets and SPAC experience.

Lewis Silberman, serves as our Co-Chief Executive Officer and as a director. Mr. Silberman is the former Head of SPAC Equity Capital Markets for Oppenheimer & Co. Inc., where he led financings for the firm’s SPAC IPOs and business combination clients. In his last 12 months at Oppenheimer & Co. Inc., Mr. Silberman managed SPAC IPOs including Gig4 Acquisition Corp. (GIGGU), Noble Rock Acquisition Corp. (NRACU), MDH Acquisition (MDH/U), Class Acceleration Corp. (CLAS/U), and Rodgers Silicon Valley Acquisition Corp. (RSVAU). Additionally, over the past year, Mr. Silberman and his team acted in an advisory or placement agent role on transactions including Ascendent Acquisition Corp.’s combination with financial media and content company Beacon Street Group Holdings, Rodgers Silicon Valley Acquisition Corp.’s combination with next-generation battery manufacturer Enovix, Alpha Healthcare Acquisition Corp.’s combination with bioengineering firm Humacyte, Acies Acquisition Corp.’s combination with mobile gaming and loyalty rewards program company PlayStudios, and Roth CH Acquisition I Co.’s combination with PureCycle Technologies. Prior to his role in Oppenheimer’s Equity Capital Markets group, Mr. Silberman was the Head of Equity Sales for

Oppenheimer for five years. Before joining Oppenheimer, Mr. Silberman spent three years at CIBC World Markets Corp., where he worked in a special situations client- coverage group focused on strategies including merger-arbitrage, ADR-arbitrage, and closed-end fund arbitrage. Prior to CIBC World Markets, Mr. Silberman worked at PaineWebber, Inc. Additionally, Mr. Silberman is a co-founder and partner of SPAC Advisory Partners, LLC, a consulting and financial advisory firm focused exclusively on the special purpose acquisition company market. Mr. Silberman holds a Bachelor of Science degree from the Leonard N. Stern School of Business at New York University, with a dual major in finance and marketing (2000), as well as a Masters of Business Administration from the Stern School at New York University, with a dual concentration in Financial Markets and Management (2010). Mr. Silberman has completed three New York City Marathons (2017, 2018, 2019) as a member of Fred’s Team to raise money for Memorial Sloan-Kettering Cancer Center. We believe Mr. Silberman is qualified to serve on our board of directors because of his capital markets and SPAC experience.

Anantha Ramamurti, serves as our President and as a director. Mr. Ramamurti has over 24 years of experience in the Technology sector across engineering, corporate finance and investment banking roles. Mr. Ramamurti was most recently a Managing Director and the Head of Global Mobility Group at Bank of America Securities where he was responsible for the coverage of the AutoTech sector and other emerging technologies since joining the firm in 2017. During his career at Bank of America, Mr. Ramamurti advised on several SPAC merger transactions, including the sale of Spire Global to NavSight Holdings, the acquisition of Lucid Motors by Churchill Capital Corp. IV, the sale of Xos Trucks to NextGen Acquisition Corp., the acquisition of EVgo by Climate Change Crisis Real Impact I Acquisition Corporation, the sale of Proterra to ArcLight Clean Transition Corp., the sale of Lightning eMotors to GigCapital3, the sale of ChargePoint to Switchback Energy Acquisition Corporation, the sale of Canoo to Hennessy Capital Acquisition Corp. IV, and the sale of Velodyne Lidar to Graf Industrial Corp. Prior to Bank of America, Mr. Ramamurti worked at Deutsche Bank since 2010 where he was most recently a Director in the Technology Investment Banking group and covered clients across semiconductor, communications, networking and cleantech sectors. Mr. Ramamurti started his investment banking career in 2009 at Guggenheim Securities in its Consumer & Retail investment banking division. During his banking career, Mr. Ramamurti had led execution on over 65 transactions totaling over $80 billion in transaction value across all product areas, including equity offerings, debt issuances, SPAC mergers and other M&A advisory. Prior to banking, Mr. Ramamurti served as a Senior Financial Analyst at Taco Bell, a division of Yum! Brands, where he oversaw the operations of company-owned stores in several states in the Midwest. Prior to finance, Mr. Ramamurti spent almost 12 years in various engineering roles at Rockwell Semiconductor Systems, Texas Instruments and several other firms, where he was responsible for the design and development of semiconductor processor chips. Mr. Ramamurti holds four patents in the areas of design and development. Additionally, Mr. Ramamurti is a co-founder and partner of SPAC Advisory Partners, LLC, a consulting and financial advisory firm focused exclusively on the special purpose acquisition company market. Mr. Ramamurti has an MBA with Honors in Finance from the UCLA Anderson School of Management, a Master’s with Honors in Electrical Engineering from the University of Pittsburgh, and a Bachelor’s with Honors in Instrumentation from the Birla Institute of Technology and Science (BITS), Pilani, India. We believe Mr. Ramamurti is qualified to serve on our board of directors because of his investment banking, finance and SPAC experience.

Joseph Tonnos, who serves as our Chief Financial Officer, has over 12 years of experience investing in and advising acquisition candidates, completing due diligence, financial modeling and deal structuring. Since 2021, Mr. Tonnos has been a Principal and Associate Portfolio Manager at Meteora Capital, an investment adviser specializing in SPAC-related and illiquid investments. During 2021, Mr. Tonnos also served as an Associate Portfolio Manager at Glazer Capital. From 2017 until 2021, Mr. Tonnos worked at Mistral Equity Partners, a consumer & retail focused investment group as a Principal. From 2017 until May 2022, Mr. Tonnos served as the Senior Vice President of Haymaker I, II, and III, three special purpose acquisition companies, all three of which successfully completed business combinations where Mr. Tonnos co-led the day-to-day execution across all aspects of the transactions, inclusive of raising a PIPE for Haymaker I and II. His experience spans evaluating, executing, structuring and monitoring public, private and venture capital investments. He has advised companies and stockholders on capital raising, mergers, acquisitions, divestitures, leveraged buyouts and capital structure alternatives. Mr. Tonnos is also the Co-Founder of Ketch Ventures, an early-stage consumer investment fund. In the last five years he served or continues to serve on the several boards, including Worldwise, Inc., a privately held pet products company, Los Sundays Tequila, a lifestyle beverage company, and Aether Diamonds, a carbon-negative diamond producer, among others. Mr. Tonnos has also been a board observer of The Lovesac Company, Inc. (Nasdaq: LOVE) from 2017 until 2021 and serves on the Board of Advisors at Niagara University. Prior to Mistral, Mr. Tonnos served as an investment banker at Bank of America Merrill Lynch and Lazard in the Consumer & Retail groups and as a foreign exchange trader at CIBC Capital Markets. Mr. Tonnos received his B.S. and M.B.A. from Niagara University, graduating magna cum laude.

Eve G. Mongiardo, serves as one of our independent directors. Ms. Mongiardo is a financial expert and an audit committee financial expert with over 30 years of experience. Ms. Mongiardo’s career reflects a demonstrated track record in leading successful initiatives and optimizing financial management processes in complex business environments specifically alternative assets. Ms. Mongiardo brings financial and operational experience including investment structuring, portfolio monitoring, hedging, investor relations and reporting, corporate governance, legal, tax, regulatory, cyber, compliance and human resources. Currently, she is independently providing consulting and advisory services. She most recently spent 12 years with Irving Place Capital from 2007 to 2018 where she was a Partner and Chief Operating Officer. Previously, she was Chief Financial Officer at Soros Private Funds Management from 2000 to 2004 and prior to that worked at Goldman Sachs from 1990 to 2000, most recently as a Vice President in the Principal Investment Area. She started her career at Deloitte from 1986 to 1990 in the auditing practice and earned her CPA. Ms. Mongiardo is a member of the Board of Directors of BetterHealthcare.co, a software technology company that supports patient access to healthcare and helps providers meet online consumer expectations. She is a founding board member of the Financial Executives Alliance, a networking group for financial decision makers in private equity and is also a member of the New York City Bar Association Compliance Committee. We believe Ms. Mongiardo is qualified to serve as a director due to her extensive financial and accounting expertise and management experience.

Baris Guzel, serves as one of our independent directors. Mr. Guzel has served as Partner at BMW i Ventures, LLC, a hybrid venture capital firm, and in various other capacities since March 2017. From September 2016 to February 2017, Mr. Guzel worked at Presidio Partners, a venture capital firm investing in Information Technology, Life Sciences and Energy Technology companies as a Venture Capital Associate. Prior to joining Presidio Partners Management LLC, Mr. Guzel worked in the Technology Investment Banking group at Deutsche Bank AG from July 2015 to August 2016 and at Bank of America Merrill Lynch in 2014. Mr. Guzel currently serves as a board director at Tekion Corp., an automotive software solution provider, and board observer at Our Next Energy, Inc., a next-gen EV battery startup, Zum, sustainability-focused student transportation platform, AutoFi, Inc., a financial technology company, Ridecell, fleet management system. Previously, Mr. Guzel served as a board observer at Xometry, Inc. (NASDAQ: XMTR), an on-demand manufacturing provider. Baris Guzel also helped make investments in Solid Power, Inc. (NASDAQ: SLDP), a solid state battery company, and Chargepoint, Inc. (NYSE: CHPT), the world’s largest network of EV charging stations. Mr. Guzel holds an M.B.A. (Dean’s Fellow & Full Tuition Waiver) from the University of North Carolina Kenan-Flagler Business School and a Master of Engineering Management from Duke University Pratt School of Engineering. We believe Mr. Guzel is qualified to serve as a director due to his extensive network and significant investment experience in the mobility and energy technology sectors.

David A. Lorber, serves as one of our independent directors. Since 2021, Mr. Lorber is the Chief Executive Officer and Chairman of PhenixFIN Corporation (NASDAQ:PFX), a non-diversified closed-end management investment company. He is a Co-Founder of FrontFour Capital, an investment adviser, and has served as a Portfolio Manager since January 2007. Mr. Lorber is a Co-Founder of FrontFour Corp., an investment adviser, and has been a Principal since January 2011. Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund, from 2003 to 2006. He was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund, from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc., a global real estate firm, from 2000 to 2001. Mr. Lorber has served as a director of Ferro Corporation (NYSE:FOE), a leading producer of specialty materials and chemicals for manufacturers, since May 2013, where he is also Lead

Director, Chairman of its Governance & Nomination Committee and a member of its Compensation Committee. From April 2006 until December 2014, Mr. Lorber served as a director of Aerojet Rocketdyne Holdings, Inc. (formerly GenCorp Inc.) (NYSE:AJRD), a technology-based manufacturer of aerospace and defense products and systems with a real estate segment. Mr. Lorber also previously served as a director of Huntingdon Capital Corp., a real estate company, from January 2010 to May 2013 and was a Trustee for IAT Air Cargo Facilities Income Fund, a real estate company, from January 2009 to December 2009. He also served as a director of Fisher Communications Inc. (formerly NASDAQ:FSCI), an integrated media company, from April 2009 to March 2012. Mr. Lorber earned his B.S. from Skidmore College. We believe that Mr. Lorber is qualified to serve as a director due to his extensive investment and advisory experience.

Michael T. Moe, serves as one of our independent directors. Since 2020, Mr. Moe is the Chief Executive Officer of Class Acceleration Corp., a special purpose acquisition company currently seeking a target. Since November 2010, Mr. Moe is the founder and CEO of GSV Asset Management (GSV), a growth focused investment platform based in Silicon Valley. Mr. Moe is an advisor to and on the Investment Committee of the GSV Ventures fund, a fund investing in the emerging education technology sector. GSV Ventures has invested in companies such as Coursera, Course Hero, Photomath, and Guild Education. He is also the co-founder of the ASU GSV Summit conference, a conference in the education sector. Prior to GSV, from June 2001 to September 2008, Mr. Moe was the co-founder and CEO of ThinkEquity Partners LLC, a growth focused investment firm. From 1998 to 2001, he was head of global growth research at Merrill Lynch and was voted to be on the Institutional All American Research Team and named “Best on the Street” by the Wall Street Journal. Mr. Moe is a board member at SharesPost, Whittle Schools, OzyMedia, BookClub.com, a board observer at Coursera and Class Dojo an advisor to TAL Education Group and Arizona State University. Since 2020, Mr. Moe is also chairman of the Center for Education. Since April 2020, he is also the founder of GSV University and GSV MBA, an accredited graduate program for entrepreneurs. Mr. Moe is the author of two books, “Finding the Next Starbucks” and “The Global Silicon Valley Handbook.” Mr. Moe holds a B.A. in Political Science and Economics from the University of Minnesota. Mr. Moe also holds a Chartered Financial Analyst (CFA) designation. We believe that Mr. Moe is qualified to serve as a director due to his extensive investment and advisory experience.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors.

Audit Committee

Eve Mongiardo, Baris Guzel and Michael Moe serve as members of our audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Eve Mongiardo, Baris Guzel and Michael Moe meet the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act, and Eve Mongiardo serves as chairman of the audit committee.

Each member of the audit committee is financially literate and our board of directors has determined that Eve Mongiardo qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee’s purpose and principal functions include:

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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GSR II Meteora Acquisition Corp.”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. David Lorber, Baris Guzel and Michael Moe serve as members of our compensation committee. Under Nasdaq listing standards, we are required to have at least two members of the compensation committee, each of whom must be independent. Each of David Lorber, Baris Guzel and Michael Moe meets the independent director standard under Nasdaq listing standards, and David Lorber serves as chairman of the compensation committee.

The compensation committee’s purpose and principal functions include:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the payment by us to Sponsor of $66,666 per month, for up to 15 months from the date of the IPO (or up to 16 months, 17 months and 18 months, as applicable if the time to complete an initial business combination has been extended), for office space, utilities and secretarial and administrative support services and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Baris Guzel, David Lorber, Michael Moe and Eve Mongiardo. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The nominating and corporate governance committee’s purpose and responsibilities include:

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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of PubCo; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GSR II METEORA ACQUISITION CORP.

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to PubCo. The following discussion and analysis of PubCo’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement.

Overview

We are a blank check company incorporated as a Delaware corporation on October 13, 2021. We were incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

As of March 31, 2023, we had not yet commenced operations. All activity through March 31, 2023 relates to our formation and our IPO, which is described below, and since the IPO, our search for a business combination. We will not generate any operating revenues until after the completion of the business combination, at the earliest. We generate non-operating income from the proceeds held in the Trust Account. We have selected December 31 as its fiscal year end.

Our sponsor is GSR II Meteora Sponsor LLC, a Delaware limited liability company. The registration statement for our IPO was declared effective on February 24, 2022. On March 1, 2022, we consummated the IPO of 31,625,000 units, including the issuance of 4,125,000 units as a result of the underwriter’ full exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million. Each unit consists of one share of PubCo Class A common stock, one PubCo public warrant and one-sixteenth (1/16) of one PubCo right. Each PubCo public warrant entitles the holder to purchase one share of PubCo Class A common stock at a price of $11.50 per share, subject to adjustment. Each holder of a whole PubCo right will receive one share of PubCo Class A common stock upon consummation of the business combination.

Simultaneously with the closing of the IPO, we consummated the private placement of 12,223,750 warrants PubCo private placement warrants at a price of $1.00 per PubCo private placement warrant to our Sponsor, generating proceeds of approximately $12.2 million.

Upon the closing of the IPO and the private placement, approximately $321.0 million ($10.15 per unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the private placement, was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination or (ii) the distribution of the Trust Account as described below.

We will provide holders of the PubCo’s outstanding public shares with the opportunity to redeem all or a portion of their public shares upon the completion of the business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The public stockholders will be entitled to redeem their public shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to public stockholders who redeem their public shares will not be reduced by the business combination marketing fee we will pay to the underwriter. Oppenheimer has voluntarily waived any claims to the business combination marketing fee and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

We have until July 1, 2023 (unless extended in accordance with the Extension Procedures), to complete an initial business combination. However, if we anticipate that we may not be able to consummate the initial business combination by such date, we may, but are not obligated to, extend the period of time to consummate a business combination by three additional one-month periods each, until March 1, 2024. The public stockholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. In order to extend the time available for us to consummate the initial business combination, our Sponsor or its affiliates or designees, upon five business days’ advance notice prior to each deadline, must request such additional one-month extension

If we are unable to complete a business combination by July 1, 2023 (unless extended in accordance with the procedures described above), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Recent Developments

On August 24, 2022, we entered into Transaction Agreement. The obligations of the parties to consummate the transaction contemplated by the Transaction Agreement are subject to the satisfaction or waiver of certain customary closing conditions. See “Proposal No. 1 — The Business Combination Proposal” for additional information.

On February 13, 2023, we entered into the First Amendment pursuant to which, among other things, the definition of the “Agreement End Date” in the Business Combination Agreement was amended to change the date listed therein from February 28, 2023 to April 7, 2023 or such later date as may be mutually agreed upon by us, Sponsor, BT Assets and BT OpCo.

On April 4, 2023, we entered into the Second Amendment pursuant to which, among other things, the definition of the “Agreement End Date” in the Business Combination Agreement was amended to change the date listed therein from April 7, 2023 to May 15, 2023 or such later date as may be mutually agreed upon by us, Sponsor, BT Assets and BT OpCo.

On May 11, 2023, we entered into the Third Amendment pursuant to which, among other things, the definition of the “Agreement End Date” in the Business Combination Agreement was amended to change the date listed therein from May 15, 2023 to the earlier of (i) July 15, 2023 and (ii) 45 days following the date the proxy statement containing the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of and for the three-month period ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) has been filed with the SEC or such later date as may be mutually agreed upon by us, Sponsor, BT Assets and BT OpCo.

On June 7, 2023, we entered into the Fourth Amendment pursuant to which, among other things, BT

HoldCo was joined as a party to the Transaction Agreement.

Liquidity and Capital Resources

As of March 31, 2023, we had approximately $75,000 in cash, and working capital deficit of approximately $6.0 million (taking into account tax obligations of approximately $1.6 million; however, such amount may be paid by proceeds earned from interest income on investments held in Trust Account, to the extent available).

Our liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from our Sponsor to purchase shares of PubCo Class B common stock, and loan proceeds from our Sponsor of approximately $242,000 pursuant to a promissory note dated November 16, 2021, whereby the Sponsor agreed to loan us up to $300,000, which we repaid in full on March 4, 2022. Subsequent to the consummation of the IPO, our liquidity has been satisfied through the net proceeds from the consummation of the IPO and the private placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with the business combination, our Sponsor, members of our founding team or any of their affiliates may provide us with working capital loans as may be required (of which up to $1.5 million may be converted at the lender’s option into PubCo warrants).

We have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements—Going Concern,” have until July 1, 2023 to consummate a business combination (unless extended in accordance with the Extension Procedures). It is uncertain that we will be able to consummate a business combination by this time, and if a business combination is not consummated by this date, then there will be a mandatory liquidation and subsequent dissolution.

Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern for a period of time within one year after March 31, 2023. Management plans to address this uncertainty through the business combination as described in this proxy statement. There is no assurance that our plans to consummate the business combination will be successful or successful within the Combination Period.

Results of Operations

Our entire activity since inception up to March 31, 2023 relates to our formation and the IPO, and since the IPO, our search for an initial business combination. We will not generate any operating revenues until the closing and completion of the business combination, at the earliest. We generate non-operating income from the proceeds held in the Trust Account.

For the three months ended March 31, 2023, we had net income of approximately $326,000, which consisted of approximately $2.1 million in general and administrative expenses, approximately $50,000 in franchise tax expense and approximately $638,000 in income tax expenses, partially offset by approximately $3.0 million of increase in value of investments held in Trust Account.

For the three months ended March 31, 2022, we had a net loss of approximately $439,000, which consisted of approximately $163,000 in general and administrative expenses, approximately $50,000 in franchise tax expense, and approximately $227,000 in change in value of investments held in Trust Account.

Contractual Obligations

Administrative Support Agreement

On February 24, 2022, we entered into an agreement with the Sponsor, pursuant to which we agreed to reimburse our Sponsor $66,666 per month for office space, utilities and secretarial and administrative support made available to us through the earlier of consummation of an initial business combination and our liquidation. We incurred $199,998 and $66,666 in connection with such fees during the three months ended March 31, 2023 and 2022, respectively, reported within general and administrative expenses in the accompanying statement of operations.

In addition, our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential partner businesses and performing due diligence on suitable business combinations. Any such payments prior to the business combination will be made using funds held outside the Trust Account.

Registration and Stockholder Rights

The holders of PubCo Class B common stock, PubCo private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of PubCo Class A common stock issuable upon the exercise of the PubCo private placement warrants and PubCo warrants that may be issued upon conversion of working capital loans and upon conversion of shares of PubCo Class B common stock into shares of PubCo Class A common stock) are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the IPO. These holders are entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the business combination, PubCo, Sponsor, BT Assets, and certain other holder parties and will enter into the Amended and Restated Registration Rights Agreement.

Underwriting Agreement

We granted the underwriter a 45-day option from the date of the effective date of the prospectus in connection with the IPO to purchase up to 4,125,000 additional units to cover over-allotments at the IPO price less the underwriting discounts and commissions. On March 1, 2022, the underwriter fully exercised the over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $6.3 million in the aggregate, paid upon the closing of the IPO. In addition, the underwriter reimbursed us for certain of our expenses for an aggregate of approximately $2.3 million upon closing of the IPO.

Business Combination Marketing Agreement

On February 24, 2022, we entered into a business combination marketing agreement to engage the underwriter, Oppenheimer, as advisor in connection with an initial business combination to assist us in holding meetings with its stockholders to discuss an initial business combination and the target business’s attributes, introduce us to potential investors that are interested in purchasing our securities in connection with an initial business combination and assist us with our press releases and public filings in connection with an initial business combination. Oppenheimer is only acting as financial advisor. It is not a proxy solicitor and will not be soliciting proxies on our behalf. On February 3, 2023, Oppenheimer resigned as financial advisor.

We agreed to pay Oppenheimer a cash fee for such marketing services upon the consummation of the business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, or approximately $11.1 million in the aggregate (the “Marketing Fees”). The Marketing Fees will become payable to Oppenheimer from the amounts held in the Trust Account solely in the event that we complete the business combination, subject to the terms of the underwriting agreement for the IPO. Up to $0.105 per unit, or up to approximately $3.3 million of such Marketing Fees, may instead be paid, at our sole discretion, to third party advisors that did not participate in the IPO that assist us in consummating an initial business combination. If the Marketing Fees are determined to be transaction costs for the business combination then the amount payable to the underwriter may be accounted for as an expense in the period the liability is recorded.

On February 6, 2023, however, Oppenheimer resigned from its role as financial advisor to PubCo and as underwriter in connection with the business combination and voluntarily waived any claims to the business combination marketing fee and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Derivative Financial Instruments

We evaluate our equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

We accounted for the PubCo rights as equity-classified instruments based on an assessment of the PubCo right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the PubCo rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the PubCo rights meet all the requirements for equity classification under ASC 815, including whether the PubCo rights are indexed to our own common stock, among other conditions for the equity classification. This assessment, which requires the use of professional judgement, was conducted at the time of PubCo rights issuance.

We accounted for the PubCo warrants issued in connection with the IPO and the private placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that the PubCo warrants described above are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Redeemable PubCo Class A Common Stock

All of the 31,625,000 shares of PubCo Class A common stock sold as parts of the units in the IPO contain a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of us require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. We classified all of the shares of PubCo Class A common stock as redeemable. Immediately upon the closing of the IPO, we recognized a one-time charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the PubCo Class A common stock and the redemption value. We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.

Net Loss Per Share of Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as PubCo Class A common stock and PubCo Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net loss per share of common stock is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net loss does not consider the effect of the warrants underlying the units sold in the IPO and the PubCo private placement warrants to purchase an aggregate of 43,848,750 shares of PubCo Class A common stock and the PubCo rights to receive 1,976,562 shares of PubCo Class A common stock in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. Accretion associated with the redeemable PubCo Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for is in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. We are still evaluating the impact of this pronouncement on the financial statements.

Our management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (PCAOB) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

As of March 31, 2023, we were not subject to any market or interest rate risk. The net proceeds of the IPO, including amounts in the Trust Account, are invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our inception, and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer, we conducted an evaluation of the effectiveness, of our disclosure controls and procedures as of March 31, 2023, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our Chief Executive Officer has concluded that during the period covered by this report, our disclosure controls and procedures were effective.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal quarter ended March 31, 2023 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

BUSINESS OF BITCOIN DEPOT

Unless the context otherwise requires, all references in this subsection to “Bitcoin Depot,” “we,” “us” or “our” refer to the business of BT OpCo prior to the Closing, which will be the business of PubCo and its consolidated subsidiaries following the Closing.

Our Business

Business Overview

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the MassesTM. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of March 31, 2023, our offerings included approximately 6,440 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at 2,754 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada. As of January 1, 2023, we operated the largest cash-to-Bitcoin BTM network in the United States representing an approximate 20% market share. Our BTMs offer one-way exchange of cash-to-Bitcoin, with the limited exception of 35 BTMs (representing less than 1% of our total kiosks as of March 31, 2023) which also provide customers the ability to sell Bitcoin to us in exchange for cash. Currently, we do not have plans to expand our users’ ability to sell Bitcoin to us in exchange for cash. We have also recently acquired a leading BTM operating system provider, BitAccess, to build out our BDCheckout product and our other software and operational capabilities. The below charts illustrate the number of BTMs and corresponding market shares for the leading BTM operators in the U.S. and Canada: (Note data is delayed from our actual active kiosks)

Source: Coinatmradar.com as of January 1, 2023. The source only accounts for cash-to-Bitcoin ATMs; therefore, excludes LibertyX and Coinme. See “Market, Industry and Other Data.”

Our diverse retail locations and intuitive transaction process make us a convenient option for our users, and our predictable minimum rate monthly rent payments to our retail partners where our BTMs, which we also refer to as kiosks, are located make us an attractive option for these partners. Our locations span across the U.S. and Canada, and our retail partners include the below categories of retailers:

•

Convenience Stores and Gas Station Chains: Our largest BTM deployment to date is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of March 31, 2023, we have installed our BTMs in over 1,700 Circle K stores.

•

Pharmacies and Grocers: In addition to our installed BTMs at pharmacy and grocery chains, we have thousands of additional access points at some of these and other locations via our BDCheckout product. Our BDCheckout locations are sourced and connected through our relationship with InComm Payments, a leading global payments technology company.

•	Mall Operators: We have installed our BTMs at shopping malls across North America, including those operated by Simon Property Group and CBL Properties.

The below map shows our current kiosk locations across North America as of December 31, 2022:

Our transaction volume has remained relatively resilient despite the volatility of the cryptocurrency markets; both our revenue and transaction volumes have historically grown despite volatility in market prices for Bitcoin and other cryptocurrencies.

Our focus on robust compliance procedures and ease of use of our BTMs has helped create a powerful flywheel: the convenience and quality of our platform provides a seamless experience for users transacting at our BTMs; thereby driving increased traffic and business at our retail partners; attracting more retailers to partner with us; and in turn driving even more users to our BTMs. Our scale and leadership position has enabled us to develop a deeper understanding of our users’ needs and continually innovate and launch new products and services, such as BDCheckout, further enhancing the value of our platform.

From our inception in July 2016 through March 31, 2023, we have completed more than 2.9 million user transactions, equating to approximately $1.7 billion in total transaction volume. During each of the twelve months ended March 31, 2023, we averaged approximately 23,827 monthly active users. For the three months ended March 31, 2023, we generated approximately $163.6 million of revenue, $19.5 million of gross profit (11.9% of gross profit margin), $6.1 million of net income and $13.6 million in Adjusted EBITDA (non-GAAP), which represented 13.6% of Adjusted Gross Profit Margin (non-GAAP) for the same period. For the year ended December 31, 2022, we generated approximately $646.8 million of revenue, $53.5 million of gross profit (8.2% of gross profit margin), $3.5 million of net income and $41.2 million in Adjusted EBITDA (non-GAAP), which represented 11.1% of Adjusted Gross Profit Margin (non-GAAP) for the same period. See the section titled “Selected Consolidated Financial and Other Data — Key Business Metrics and Non-GAAP Financial Measures — Non-GAAP Financial Measures” for information regarding our use of Gross Profit Margin, Adjusted EBITDA and Adjusted Gross Profit and a reconciliation of such measures.

Our Products

As of March 31, 2023, we operated a portfolio of approximately 6,400 owned and leased kiosks across 47 U.S. states and 10 Canadian provinces. Within the United States, our kiosks and BDCheckout access points are located in zip codes addressing approximately 49% of the U.S. population. While we are currently not operating kiosks in Hawaii, Vermont, New York, Puerto Rico and the District of Columbia, we have obtained a license (or equivalent) to operate in the District of Columbia and Puerto Rico and have applied for the license required to operate in New York. See “Government Regulation — Money transmission and virtual currency business activity” for more information. Our kiosks are located in convenience stores, gas stations, pharmacies, grocery chains and shopping malls across North

America. Our largest deployment across a single retail chain is with Circle K, which accounted for approximately 1,700 of our total number of deployed kiosks as of March 31, 2023. We continuously monitor our BTM performance at each location. As a result, at various times we relocate our BTMs. Contractually, we can move our BTMs with a limited amount of notification to our retail partners. At March 31, 2023, we had approximately 891 BTMs with our logistics providers to redeploy to new locations.

Our kiosks are manufactured and supplied by Genmega, a leading global ATM company. Our BTM suppliers load the operating software on to the kiosks prior to deployment. Because utilization is below that of typical cash ATMs, we believe that that the functional life of our kiosks is extended relative to manufacturer specifications. We have contracted with a network of providers to service our kiosks on an as-needed basis to support kiosk up-time, but our kiosks have not required frequent repair or maintenance.

We have found that a key factor affecting transaction volumes at any particular kiosk is its location. Our strategy in deploying our BTMs is to identify locations that are expected to generate high visibility and high transaction volume. Site selection for kiosk deployment is also determined based on an analysis of historical business trends, demographic data, and a determination of the proximity and density of competitors’ kiosks. The approximately 1,700 kiosks deployed at Circle K stores are a prime example of the types of locations that we seek when deploying our BTMs. In addition to the Circle K locations, we have also entered into agreements with a number of other retail partners, including Simon Property Group, CBL Properties, Plaid Pantries, Inc., CCO, LLC, d/b/a Sam’s Food Stores, Alon Brands Inc., GetGo Operating, LLC and Sampson Bladen Oil Company, Incorporated.

Our retail deployments are secured through negotiation with our retail partners. Contract terms are generally similar across the portfolio of retail partners, such as payment terms, service level agreements, rent, placement, and access. These contracts provide a recurring and stable source of revenue for our retail partners over a typical initial term of approximately five years, although our terms vary because of negotiations at the time of execution. As of March 31, 2023, our contracts with our top 10 retail partners had a weighted average remaining life of 2.3 years. Many of our contracts include auto-renewal features providing for additional one-year terms following the expiration of the initial term. Such contracts may be terminated at either party’s option by giving proper notice in accordance with the subject contract. All contracts with over a 12 month term allow for kiosks to be removed at our discretion. This flexibility allows us to not record a liability on the balance sheet related to these retail location leases.

The software that resides on the kiosk is designed to provide an intuitive user interface for our users. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her other existing digital wallet. Bitcoin Depot’s branded wallet is facilitated through an unaffiliated third party. Bitcoin Depot utilizes this wallet infrastructure to offer users the ability to use an un-hosted non-custodial wallet within the Bitcoin Depot mobile app or through other third party apps which allow access to non-custodial wallets. Bitcoin Depot is not liable for any losses users may experience because Bitcoin Depot does not have access to users’ wallets or their private keys. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Prior to the time at which a user inserts cash in the BTM to purchase Bitcoin, Bitcoin Depot has custody of such Bitcoin, and maintains such custody until the transaction is completed at the kiosk and Bitcoin Depot initiates a transaction on the blockchain to send Bitcoin to the user. Bitcoin Depot never custodies a user’s Bitcoin. Bitcoin Depot takes custody of the user’s cash at the time the same is inserted into the BTM.

Additionally, Bitcoin Depot sells Bitcoin without the use of kiosks at several thousand additional retailer locations through a relationship with InComm Payments, a leading global payments technology company. This product, called BDCheckout, allows users similar functionality to our kiosks, enabling them to load cash into their accounts at the checkout counter at retailer locations, and then use those funds to purchase Bitcoin. The transaction, however, would need to be initiated on the Bitcoin Depot mobile app, which is available for download from major app stores at any time. We believe that BDCheckout offers an attractive value proposition for retailers, providing fee income and potentially increasing shopper foot traffic, without Bitcoin Depot incurring upfront out-of-pocket hardware costs and certain operational expenses.

The primary difference between a BDCheckout transaction and a BTM kiosk transaction is that the former is completed via interaction with a cashier at a retail location and relies more heavily on the use of the Bitcoin Depot mobile app, while the latter involves a user interfacing with a kiosk. From a third party fee perspective, there is a $3.50 flat fee per BDCheckout transaction charged to the user in connection with the use of InComm’s integrated network of retailers’ point-of-sale systems.

Bitcoin Depot’s costs associated with a BDCheckout transaction are lower than its costs associated with a BTM transaction, primarily due to significantly greater operating expenses associated with the BTMs, including cash collection fees and short-term lease payments to the retail locations where the kiosks are placed. However, the profitability of the two services are similar because of the higher markup that Bitcoin Depot applies to BTM transactions to support the higher costs associated therewith.

We regularly monitor official SEC releases and comments made by senior SEC officials, including Chair Gensler, regarding the regulation of cryptocurrencies and related activities. Based on such statements, historical enforcement actions and existing regulations and laws, we have made the determination that our activities and the cryptocurrencies that we currently sell, which consists of only Bitcoin, do not subject us to SEC regulation, and thus we believe we are not required to be registered with the SEC to support transactions in such Bitcoin. at our BTMs and via BDCheckout. We note that we have previously provided products and services related to the cryptocurrencies Litecoin and Ethereum, however, based on a risk-based determination made after consideration of public statements by the SEC, historical enforcement actions and existing regulations and laws in effect at the time, we have determined to limit our activities to Bitcoin only.

Industry Trends

The adoption of cryptocurrencies as a medium of exchange has grown significantly since Bitcoin’s introduction in 2009 and cryptocurrency is continuing to become more mainstream among consumers. In 2021, centralized and decentralized exchanges reported nearly $16 trillion, in cryptocurrency trading volume, a 700% increase over 2020 levels. According to NYDIG, Bitcoin alone was the third largest payment network in 2022 with over $3.0 trillion in transaction volume, next only to Visa and Mastercard and ahead of American Express and Discover, and an estimated 22% of the U.S. adult population owns cryptocurrency.

Several notable developments have contributed to this growth, including broader acceptance of cryptocurrency on payment platforms, the proliferation of financial products offering investors exposure to cryptocurrencies, and market participants looking for ways to simplify transactions for the everyday consumer.

At the same time, consumers have become attracted to the accessibility and user experience of BTMs as an entry ramp into the digital financial system. Several companies began to work on BTM prototypes as early as 2013, and the BTM market has shown rapid growth since then. According to Coin ATM Radar, from January 1, 2017 to December 31, 2022, the total number of BTMs deployed grew from 968 to 37,595, representing a CAGR of approximately 84%, with the vast majority of BTMs now located in North America. According to Coin ATM Radar, as of December 31, 2022, 93% of installed BTMs worldwide reside in the U.S. and Canada, in which Bitcoin Depot has a market share of 19% and 8%, respectively. Many BTMs deployed around the world initially supported transacting only in Bitcoin. Our BTMs currently support transactions in Bitcoin.

During early November 2022, market volatility in the prices of digital assets spiked in connection with liquidity issues faced by FTX and Alameda Research and in anticipation of such firms’ potential bankruptcy. Bitcoin Depot currently has no counterparty credit exposure to these firms or any other crypto industry firms involved in recent bankruptcies. Further, Bitcoin Depot does not have any material assets that may not be recovered, or that may otherwise be lost or misappropriated, due to such bankruptcies. Bitcoin Depot has not experienced, and does not anticipate that there will be, any material impact on its plans for business operations or financial condition as a result of such recent bankruptcies. Bitcoin Depot believes such events, when juxtaposed with Bitcoin Depot’s business model and operational standards, further highlight Bitcoin Depot’s prudent risk management practices and differentiate Bitcoin Depot’s risk profile because Bitcoin Depot never custodies a user’s Bitcoin. As a result, while we have seen a relatively small decline of 14% in transaction volume, during the fourth quarter of 2022, we have not experienced any material impact as a result of the FTX bankruptcy and related market disruptions. However we have experienced a 9% increase in volume in the first quarter of 2023 compared to the fourth quarter of 2022 and a 17.8% increase year over year from 2021 to 2022.

Market Opportunity

Although U.S. consumers continued to use credit cards and debit cards for a majority of their payments, market studies indicate there is still a significant desire to utilize cash for various purposes in the U.S. According to the 2021 Diary of Consumer Payment Choice, a study conducted by Federal Reserve Bank of San Francisco, while it has declined over time, the share of payments in cash was 20% in 2021, which was an increase over the data in 2020. Furthermore, the same study shows that the value of currency in circulation increased by more than $423 billion, or 12% annually during the time of the pandemic, from October 2019 to October 2021. In addition, according to a study by Travis Credit Union, 29% of U.S. adults sampled prefer to use cash to purchase goods. We believe a portion of this population finds obtaining cryptocurrencies through online cryptocurrency exchanges challenging and inconvenient and prefers to directly convert their cash to cryptocurrencies. The below chart shows the proportions of various methods of payments since 2016.

The 2021 Diary of Consumer Payment Choice also shows that a significant percentage of person-to-person payments continue to be made in cash, and the percentage of these payments made with mobile apps nearly doubled in 2021, compared to the prior year. According to a user survey we conducted, many of our users report that the reason they used our BTMs was to send cryptocurrency to others. This use case can represent a more efficient means of sending money for those who are using cash to make person-to-person payments, or an alternative means of sending money for those who are using mobile apps.

See “Market, Industry and Other Data.”

Our Competitive Strengths

We believe the below competitive strengths differentiate us from our competition and enhance our ability to compete.

•	Largest BTM Operator in North America

We are the largest operator of BTMs in North America with an approximately 20% market share as of March 31, 2023, according to Coin ATM Radar. As of March 31, 2023, we have approximately 6,400 active kiosks across 47 states in the U.S. and 10 provinces in Canada across convenience stores, gas stations, pharmacies, grocery chains and shopping malls. Bitcoin Depot’s strategically placed network of BTMs and BDCheckout access points are located in zip codes addressing approximately 49% of the U.S. population. Our strong presence has given us increased visibility among users and retail partners and has helped drive user traffic to our kiosks.

•	Superior User and Retailer Experience

In addition to offering intuitive user interfaces at our BTMs for transactions, we believe we offer a streamlined alternative to online exchanges for transacting in cryptocurrencies. Online exchanges can in certain instances require users to wait over three business days to convert money to Bitcoin, and they also require a user to have a bank account and therefore provide no cash conversion options. Our users can purchase Bitcoin without a bank account through our kiosks in typically under two minutes for new accounts and in under a minute for returning users. Our streamlined mobile app offers an easy way for our users to locate points-of-transaction, create a digital wallet, transfer Bitcoin between digital wallets and initiate BDCheckout transactions. We provide telephonic customer service almost around the clock to address questions or concerns from our users and to facilitate a smooth transaction process.

We have flexible hosting contract terms with our retail partners that offer location payments tied to a predictable minimum rate monthly rent (which, for certain locations, may be increased based on transaction volumes, thereby aligning partners’ success with our own performance). Based on our observations, our kiosks provide the benefit of driving additional foot traffic at retail locations, which as a result potentially drives additional business to our partners, thereby increasing their revenue.

•	Robust Compliance Procedures

We complete our KYC process prior to permitting a user to transact. We have invested in and maintain robust, multi-layer compliance procedures to evaluate potential users, open user accounts and monitor transactions at our BTMs. Our compliance team, comprised of 13 individuals, has almost 100 years of combined experience in AML (Anti-Money Laundering), KYC (Know-Your-Customer), BSA (Bank Secrecy Act), and OFAC (Office of Foreign Assets Control) compliance. The level of user verification for any given user transacting at our kiosks is generally based on the user’s proposed transaction volume with us. Generally, verification involves collecting users’ names, email addresses, phone numbers, drivers licenses or other ID, social security numbers and photos of each user. Further, our BTMs take photos throughout the transaction process, which allows us to verify that users match the identifying information that has been provided during the KYC process. We utilize blockchain analysis and work with various third parties for transaction monitoring, case management and regulatory filings and reporting. We prioritize proactive reporting procedures in accordance with local, state, and federal requirements. Our compliance team routinely rejects user applicants that fail authentication requirements, and bans users from transacting at our kiosks and via BDCheckout when our compliance team discovers suspicious activity or when the users violate our terms of service (which can be accessed on our website) to which users agree prior to transacting at a BTM or during the BDCheckout transaction process, as applicable. These user bans represent approximately 4% of our overall transaction volumes in a given month. We do not believe there are any material challenges related to conducting KYC at a kiosk. We believe many of our retail partners have selected us to be their BTM provider based on our focus and commitment to robust compliance.

•	Limited Exposure to Cryptocurrency Prices

Our revenue (for the three months ended March 31, 2023 and 2022, $163.6 million and $154.5 million, respectively and for the years ended December 31, 2022 and 2021: approximately $646.8 million and $549.0 million, respectively) have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue from kiosk transactions for the twelve months ended March 31, 2023 grew by approximately 8.8% year-over-year, while the market price of Bitcoin declined by more than 37% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

•	Prudent Bitcoin Management

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $0.6 million) of Bitcoin at any given time, which we believe differentiates us from our competition. We do not act as an agent or exchange for users in our transactions; we maintain balances of Bitcoin from which we satisfy our users’ demand from kiosk or BDCheckout transactions. As we send users Bitcoin, we replenish our Bitcoin balance on an ongoing basis to meet user demand. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings, yet maintain relatively small balances of Bitcoin to effectively manage our principal risk.

•	Experienced Management Team

We are led by an experienced management team that built our business from the ground up to become the largest operator of BTMs in North America. Our founder and executive officers bring extensive multidisciplinary experience in technology and business. We believe our management team has a competitive advantage in their ability to attract a highly talented pool of experienced engineers and seasoned industry professionals. We believe our management team’s expertise in this industry enables them to pursue attractive and opportunistic acquisition targets to further strengthen our competitive advantage.

Our Strategies

We intend to continue to grow our business by employing the following strategies:

•	Geographical and Retailer Expansion

We intend to continue to expand into more physical locations at our existing partners as well as build new partner relationships for further greenfield market penetration. Among existing partners, our kiosks are located in approximately 1,700 out of the over 9,000 total Circle K locations in the U.S. and Canada. Our broad footprint and user base presents us an opportunity to offer additional products and services in the future, which we believe will further strengthen and grow our user base. To expand into new geographies, we have applied for a license to operate in the state of New York, a market we believe could support up to 3,000 kiosks, an estimate based on other states with more established BTM networks and comparable populations, such as Florida. Finally, approximately 93% of BTMs worldwide are in North America, according to Coin ATM Radar as of April 5, 2023 presenting an attractive international expansion opportunity for us. Various countries have begun accepting cryptocurrency as a legal form of payment, which we believe is going to accelerate the adoption of cryptocurrency and offer us an opportunity to establish a presence in these countries.

•	Leverage Scale and Profitability to Reinvest in the Business

We operate the largest network of BTMs in North America. We have generated positive net income and cash flow from operations during every year since our inception. For the year ended December 31, 2022 and the three months ended March 31, 2023, we generated revenue of approximately $646.8 million and $163.6 million, respectively, and net income of $3.5 million and $6.1 million, respectively. We intend to reinvest the majority of the profits back in our business to continue to develop new products and services to address the needs of our users, such as BDCheckout, allowing us to achieve further brand recognition and brand loyalty and grow our user base.

•	Strategic Acquisitions and Partnerships

We believe the BTM market is fragmented. We plan to opportunistically evaluate acquiring other kiosk operators and complementary businesses to support our operations and strategy. We intend to pursue inorganic growth in the form of strategic bolt-on acquisitions to build on our leading market position and to supplement our in-house capabilities in both hardware kiosks and software that run on these kiosks as well as any product or service that provides Bitcoin access in a retail setting. In addition, we continue to look for potential acquisitions to enhance our capabilities in areas such as cybersecurity and compliance, among others.

•	Grow Volume of Retail Transactions Through BDCheckout

We launched BDCheckout in June 2022 and as of March 31, 2023 it is available at 2,754 retail locations across North America, including convenience stores, gas stations, pharmacies, grocery chains and shopping malls. BDCheckout enables our users to load cash into their accounts at the checkout counter at retailer locations, and then use those funds to purchase Bitcoin using the same fee structure in place at our kiosks, thereby lowering our required upfront capital expenditures and operating expenses and providing us with additional revenues from the sale of Bitcoin. For more information about how we generate our revenue, please see the section of this proxy statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bitcoin Depot — Components of Results of Operations — Revenue.” We intend to fully capitalize on this by actively targeting our users with BDCheckout through online advertising and our free mobile app. We believe the expansion of BDCheckout to new locations across the U.S. and Canada will diversify our revenue streams as well as further grow our transaction volumes, revenue and profitability.

Recent Acquisitions and Partnerships

In March 2023, we announced a partnership with GetGo® Café + Market, an innovative, food-first convenience store retailer with locations throughout western Pennsylvania, Ohio, northern West Virginia, Maryland and Indiana. We plan to install our BTMs into 125 GetGo Café+Market stores in multiple metropolitan areas, strengthening our presence throughout the Midwest and Mid-Atlantic.

In July 2021, Bitcoin Depot indirectly purchased a majority stake in BitAccess, a leading BTM operating system provider. The acquisition adds new software features to our BTMs and positions us to service new channels of users while eventually having full control over our own software capabilities. The acquisition also diversifies our revenue streams into software services and is expected to generate significant savings in transaction processing fees and reduce other operating expenses. In February 2023, we announced the completion of the conversion of all of our BTMs to BitAccess software. The conversion of our kiosks to the BitAccess platform beginning in the second half of 2022, eliminated costs previously incurred with a third-party software services provider that totaled approximately $2.3 million and $5.9 million for the years ended December 31, 2022 and 2021, respectively, and $0.2 million, and $0.8 million for the three months ended March 31, 2023, and 2022, respectively.

Immediately after Closing of the Business Combination, Bitcoin Depot intends to use the BitAccess Contribution Amount to purchase, or cause the cancellation of, all of the outstanding capital stock or other equity interests in BitAccess, including BitAccess Options (as defined in the Transaction Agreement), such that BitAccess will be a wholly-owned indirect subsidiary of Bitcoin Depot. The estimated value of the noncontrolling equity interest is approximately $4.4 million.

Competition

We operate in a highly competitive industry with an increasing number of participants. Industries adjacent to the digital financial system are highly fragmented, quickly evolving, intensely competitive, and subject to growing global regulatory scrutiny and oversight.

We do not believe we have any direct, pure-play publicly traded competitors who operate cash to Bitcoin ATMs at scale.

Several private companies and wholly-owned subsidiaries of other publicly traded companies may be considered to be our competitors, including Bitcoin Well, BitNational, Bitstop, Byte Federal, Inc., Cash2Bitcoin.com, Coin Cloud, Coin Flip Bitcoin ATMs, Coinme, Coinsource, Instacoin, Moon Inc., dba LibertyX, a division of NCR Corporation, Localcoin, National Bitcoin ATM, and RockItCoin, among others.

Separately, given our mission to Bring Bitcoin to the Masses™ by enabling our users to transact on everyday activities using Bitcoin, from paying bills to sending money transfers to a variety of other use cases, other established payment processing and money transfer businesses may become our competitors, including PayPal, Block, Global Payments, Coinbase, Jack Henry, and MoneyGram, among others.

Sales and Marketing

Our sales team focuses principally on developing new relationships with national, regional and local retailers as well as on building and maintaining relationships with our existing retail partners. The team is organized into groups that specialize in marketing to specific retail industry segments, which allows us to tailor our offering to the specific requirements of each retail partner. As of March 31, 2023, our sales and marketing teams were comprised of 15 employees, of which those who are exclusively focused on sales typically receive a combination of base salary and an incentive-based compensation.

In addition to targeting new business opportunities, our sales team supports our business initiatives by building and maintaining relationships with new retail partners. We seek to identify growth opportunities within each account by analyzing the retailer’s sales at each of its locations, foot traffic, and various demographic data to determine the best opportunities for new BTM placements.

Our marketing team is focused on attracting users to our BTMs as well as to our BDCheckout retail locations. Our marketing team primarily uses digital marketing tools, such as Google Adwords, to acquire and retain users but also deploys email, SMS, and physical marketing presences as applicable. Our marketing team also supports the sales team in attracting new retail partners.

Intellectual Property, Patents and Trademarks

Although we believe our success depends upon our technical and marketing expertise more than our proprietary rights, our future success and ability to compete depend in part upon our proprietary technology. We have registered or filed applications for our primary trademarks. Most of our technology is not patented. Instead, we rely on a combination of contractual rights, copyrights, trademarks, and trade secrets to establish and protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, third-party contractors, and retail partners. Access to, and distribution of, our source code is restricted, and the disclosure and use of other proprietary information is further limited. Despite our efforts to protect our proprietary rights, unauthorized parties can attempt to copy or otherwise obtain, or use our products or technology. We cannot be certain that the steps taken in this regard will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology in a manner that would avoid our intellectual property rights.

Research and Development

We invest significant resources in ongoing research and development to develop new software solutions and services and enhance existing solutions with additional functionality and features required to ensure regulatory compliance. Our core and complementary systems are enhanced a minimum of once each year. Product-specific enhancements are largely user-driven with recommended enhancements formally gathered through survey results, strategic initiatives meetings and ongoing user contact. We also continually evaluate and implement process improvements that expedite the delivery of new products, services and enhancements to our users and reduce related costs. For instance, our research and development capabilities and efforts resulted in the successful launch and deployment of BDCheckout, recently at thousands of major retailers.

Our Retail Partners

In the United States, we have contracts with approximately 40 major national and regional retailers, including convenience stores, supermarkets, drug stores, and other high-traffic retail chains, which represent approximately 2,500 BTMs. We also have BTMs in approximately 4,500 independent retail locations in the United States. In Canada, we have contracts with one national merchant and approximately 60 independent merchants. Circle K is the largest retailer in our portfolio, representing approximately 32% and 31% of our total revenues for the year ended December 31, 2022 and the three months ended March 31, 2023, respectively. The underlying retail agreement with Circle K has an initial term of five years. As of March 31, 2023 our contracts with Circle K have a weighted average remaining life of 2.2 years. Our other top ten retail partners (excluding Circle K) comprise 7% of our retail locations. Contracts with such other nine retail partners have a weighted average remaining life of 2.2 years as of March 31, 2023. Many of our contracts include auto-renewal features providing for additional one-year terms following the expiration of the initial term. Such contracts may be terminated at either party’s option by giving proper notice in accordance with the subject contract. The terms of our retail partner contracts vary because of negotiations at the time of execution. In addition, through BDCheckout, our users can now load cash into their accounts at the checkout counter at 2,754 retailer locations, and then use those funds to purchase Bitcoin.

Our Vendors/Suppliers

Cumberland

Cumberland is our primary liquidity provider from whom we purchase Bitcoin that we sell to our users. We have had a relationship with Cumberland for over three years. Cumberland is a leading OTC liquidity provider in the digital financial system. The company has operations globally and is owned by DRW, a diversified principal trading firm with more than 25 years of experience in multiple asset classes around the world. While Cumberland is our primary Bitcoin partner, prudent business management and redundancy planning has led us to establish additional liquidity provider relationships.

Genmega

Genmega is a global provider of kiosks and traditional cash ATMs and is currently the sole provider of our BTM kiosks. The company was founded over ten years ago and has cumulatively delivered more than 150,000 ATMs worldwide. Since 2016, Genmega has supplied more than 7,200 kiosks to us.

Gemini

Gemini is an American cryptocurrency exchange and custodian that allows customers to buy, sell, and store digital assets. To place orders for BTC on the Gemini exchange, We are required to have USD on account and available which facilitates the purchasing process. We maintain a minimum USD balance needed for anticipated BTC purchases for the day. We will replenish the account with USD as needed for anticipated BTC purchases. Gemini is the sole cryptocurrency exchange with which we hold USD balances. For the three months ended March 31, 2023, our average daily USD balance held in fiat wallets on the Gemini exchange was approximately $1,308,412.

Cash Transportation

We contract with large and reputable armored courier services to transport and transfer funds to and from our kiosks. We use leading armored couriers such as Loomis and Garda in the U.S. and Canada to collect and transport cash. Under these arrangements, the armored couriers collect cash either on a regular schedule or pickups are initiated when cash in a particular kiosk has reached a specified threshold dollar amount, which we can track on a real-time basis. The armored couriers then confirm cash counts and our bank accounts are then credited.

User Transactions

We hold an amount of Bitcoin in a hot wallet that we own and send Bitcoin to users from that wallet when transactions are completed at a BTM or through BDCheckout. We replenish our hot wallet from time to time through open market purchases of Bitcoin with certain liquidity providers. When a user buys Bitcoin from us, the purchase price is based on the spot price of Bitcoin at the time of the user’s transaction. When a user sells Bitcoin to us, such Bitcoin is held in a Bitcoin Depot hot wallet for a period of time, which could be up to several days, until such Bitcoin is later sold through a liquidity provider to fund operations or is resold to users transacting at BTM kiosks or through BDCheckout; however, the volume of transactions of this type are de minimis. Transfers from our hot wallet (the private keys to which are stored in geographically dispersed locations throughout the United States) that do not involve fulfilling user purchases require dual approval by our Chief Executive Officer and Chief Operating Officer. Transfers from our hot wallet to fulfill user purchases occur automatically through an application program interface that is secured by passwords and login credentials.

We do not custody Bitcoin for our users. Our relationship with our primary liquidity provider allows us to purchase Bitcoin to quickly replenish amounts sold to users, which means that we hold relatively small amounts of Bitcoin at any given time. Due to the minimal amount of Bitcoin held at any given time (typically less than $0.6 million), coupled with our high transaction volumes, we do not store Bitcoin in cold wallets.

Human Capital

Our people are our most important asset, and the success of our talent is essential to our success. We believe that we have adequate personnel and resources with the specialized skills required to carry out our operations successfully. As of March 31, 2023, we had 107 full-time employees, most of whom were in the United States. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We believe our relationship with our employees is good.

Facilities

Our principal executive offices and headquarters are located in leased premises at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326, consisting of approximately 5,700 square feet. We also lease office space in Canada, located at 267 Richmond Rd, 3rd Fl., Ottawa, Ontario K1Z 6X3 and consisting of approximately 1,000 square feet. We believe that these facilities are generally suitable to meet our needs.

Seasonality and Inflation

We have not generally been subject to seasonality. Our costs of goods, services and labor, such as the cost of new kiosks and third-party services, have been impacted by the recent high inflationary environment. To date we have been successful in managing these inflationary cost increases. There can be no assurance that our operating results will not continue to be affected by inflation in the future or that we will be successful in managing such cost increases.

Governmental Regulation

We operate in the U.S. and Canada in a complex and rapidly evolving regulatory environment and are subject to a wide range of laws, rules and regulations enacted by U.S. and Canadian federal, state, provincial, and local governments and regulatory authorities. At a high-level, this evolving regulatory environment currently is characterized by a heightened focus by regulators on the cryptocurrency industry and countering terrorist financing and anti-money laundering. The scope of laws, rules, and regulations that can impact our business, including many laws, rules, and regulations that were enacted prior to the creation of the digital financial system, are expansive and include certain of the requirements that apply to financial services, money transmission, privacy protection, cybersecurity, electronic payments, and securities and commodities regulation, as well as bespoke cryptocurrency laws that have been adopted in some jurisdictions. Notwithstanding the applicability of the above described regulatory framework, currently we are not supervised or examined by any banking, securities or commodities regulator such as the Office of the Comptroller of the Currency, the Office of the Superintendent of Financial Institutions, the Securities and Exchange Commission, or the Commodity Futures Trading Commission.

We monitor changes to the regulatory environment closely and invest significant resources in our legal and compliance teams to ensure that we are able to design and maintain appropriate compliance systems and practices. However, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the digital financial system and related industries, require us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that regulators may disagree with our conclusions. New or changing laws and regulations, including changes to their interpretation or implementation, as well as our failure to appreciate that the laws and regulations apply to our business, could have a material adverse impact on our business, results of operations, and financial condition.

Anti-money laundering and counter-terrorist financing

We are subject to various anti-money laundering and counter-terrorist financing laws, including the Bank Secrecy Act (the “BSA”) in the United States, and similar laws and regulations in Canada. In the United States, as a money services business registered with the Financial Crimes Enforcement Network (“FinCEN”), the BSA requires us to develop, implement, and maintain a risk-based anti-money laundering program, provide an anti-money laundering-related training program, report suspicious activities and transactions, comply with certain reporting and recordkeeping requirements, and collect and maintain information about our users. In addition, the BSA requires us to comply with certain user due diligence requirements as part of our anti-money laundering obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify each user’s identity. We have implemented a compliance program designed to prevent our kiosks, products and services from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists issued by the Office of Foreign Assets Control (“OFAC”), and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, training and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing business risks associated with money laundering and terrorist financing.

Money transmission and virtual currency business activity

In the United States, we have obtained licenses to operate as a money transmitter, or the equivalent, in the states where we understand such licenses or equivalent are required to conduct our business, as well as in the District of Columbia and Puerto Rico where we do not currently operate. In addition, we have applied for a BitLicense from the New York State Department of Financial Services (“NYDFS”). As a licensed money transmitter, we are subject to a range a legal obligations and requirements including bonding, net worth maintenance, customer notice and disclosure, reporting and recordkeeping requirements, and obligations that apply to the safeguarding of third-party funds and crypto assets. In addition, the licensed entity within our corporate structure is subject to inspection and examination by the state licensing agencies and certain actions involving that entity, such as changes in controlling equity holders, board members, and senior management, may require regulatory approval.

Privacy and protection of user data

We are subject to a number of laws, rules, directives, and regulations relating to the collection, use, retention, security, processing, and transfer of personally identifiable information about our users and employees in the jurisdictions where we operate. We are subject to privacy and information safeguarding requirements under the Gramm-Leach-Bliley Act and the California Consumer Privacy Act in the U.S., as well as the Personal Information Protection and Electronic Documents Act in Canada, which impose certain privacy protections and require the maintenance of a written, comprehensive information security program.

Our business relies on the processing of personal data in many jurisdictions and the movement of data across state and national borders. As a result, much of the personal data that we process, which may include certain financial information associated with individuals, is regulated by multiple privacy and data protection laws and, in some cases, the privacy and data protection laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries, and other parties with which we have commercial relationships.

Regulatory scrutiny of privacy, data protection, cybersecurity practices, and the processing of personal data is increasing in the U.S. and around the world. Regulatory authorities are continuously considering numerous new legislative and regulatory proposals and interpretive guidelines that may contain additional privacy and data protection obligations. Any expansion or changes in the application of these privacy, data protection and cybersecurity laws or other regulatory requirements could increase our compliance costs and have a material adverse impact on our business, results of operations, and financial condition.

Consumer protection

The Federal Trade Commission (the “FTC”), the Consumer Financial Protection Bureau (the “CFPB”), and other U.S. federal, state, and local and foreign regulatory agencies regulate business activities, including money transfer services related to remittance or user-to-user transfers. These agencies, as well as certain other governmental bodies, including state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, abusive, acts or practices, or Unfair, deceptive, or abusive acts and practices (“UDAAPs”), and they promulgate, interpret, and enforce rules and regulations that affect our business. The CFPB has enforcement authority to prevent an entity that offers or provides financial services or products to consumers in the United States from committing or engaging in UDAAPs, including the ability to engage in joint investigations with other agencies, issue subpoenas and civil investigative demands, conduct hearings and adjudication proceedings, commence a civil action, grant relief (e.g., limit activities or functions; rescission of contracts), and refer matters for criminal proceedings.

Additional regulatory developments

Various regulatory authorities continue to evaluate and implement laws, rules and regulations governing a wide variety of issues, including cryptocurrencies, identity theft, account management guidelines, disclosure rules, cybersecurity, marketing, ESG performance, transparency, and reporting, including requirements related to overall corporate ESG disclosures and climate-related financial disclosures which may impact our business. For an additional discussion on the impact of governmental regulation on our business, please see “Risk Factors” included in this proxy statement.

Legal Proceedings

On January 13, 2023, Canaccord Genuity Corp. (“Canaccord”) commenced proceedings against Lux Vending, LLC and Bitcoin Depot Operating LLC (collectively, for purposes of this paragraph, “Lux Vending”) in the Ontario Superior Court of Justice (the “Canaccord Claim”). The Canaccord Claim asserts that Canaccord is entitled to $22.3 million in fees alleged to be payable for breach of contract upon the closing of an alleged transaction pursuant to a previously terminated engagement letter between Lux Vending and Canaccord under which Canaccord was to provide certain financial advisory services. The claim also seeks an award for legal and other costs relating to the proceeding. Lux Vending denies the allegations made against it and intends to vigorously defend against them. The range of potential loss related to the identified claim is between $0 and the $22.3 million, the amount of damages that Canaccord is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time. Apart from the initial exchange of pleadings, as of April 14, 2023, no further steps have been taken in the proceeding.

We are also party to various other legal proceedings and claims in the ordinary course of our business. We believe these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Corporate Information

Our principal executive office is located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326, which is where our records are kept and the principal business address for our executive officers. Our mailing address is 2870 Peachtree Road #327, Atlanta, Georgia, 30305 and our telephone number is (678) 435-9604.

Lux Vending, LLC was incorporated as a Georgia limited liability company on June 7, 2016.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BITCOIN DEPOT

You should read the following discussion and analysis of BT OpCo’s financial condition and results of operations together with BT OpCo’s financial statements and the related notes included elsewhere in this proxy statement. Some of the information contained in this discussion and analysis is set forth elsewhere in this proxy statement, including information with respect to BT OpCo’s plans and strategy for its business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” BT OpCo’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, all references in this subsection to “Bitcoin Depot,” the “Company,” “we,” “us” and “our” refer to the business of BT OpCo prior to the Closing, which will be the business of PubCo and its consolidated subsidiaries following the Closing.

Business Overview

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is to bring Crypto to the Masses™. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of March 31, 2023, our offerings included approximately 6,440 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at 2,754 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her own other existing digital wallet. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of March 31, 2023 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of March 31, 2023 we have installed our BTMs in over 1,700 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies, and shopping malls.

Cryptocurrencies

Our revenues ($163.6 million and $154.5 million for the three months ended March 31, 2023 and 2022, respectively, and $646.8 million and $549.0 million for the years ended December 31, 2022 and 2021,

respectively) have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue for the twelve months ended March 31, 2023 grew by 8.8% year-over-year, while the market price of Bitcoin declined by more than 37% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $0.6 million) of Bitcoin at any given time, which we believe differentiates us from our competition. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings, yet maintain relatively small balances of Bitcoin to effectively manage our principal risk. There are two main components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. While not required, we typically maintain a variable level of cash in the BTM kiosks at all times. As of March 31, 2023, cash in the BTM kiosks was approximately 21% of monthly revenues.

BitAccess and BDCheckout

In July 2021, we acquired BitAccess, and in the second quarter of 2022, we launched BDCheckout. BitAccess adds new software features to our BTMs and positions us to service new channels of users while eventually having full control over our own software capabilities. As of March 31, 2023, we had converted all of our BTMs to the BitAccess software. The acquisition also diversifies our revenue streams into software offerings and is expected to generate significant savings in transaction processing fees and reduce other operating expenses. BitAccess revenues from third-party customers from the date of acquisition have not been material, and the launch of BDCheckout has not yet had a meaningful impact on our results of operations.

Regulatory Environment

We operate internationally and in a rapidly evolving regulatory environment characterized by a heightened focus by regulators globally on all aspects of the payments industry, including countering terrorist financing, anti-money laundering, privacy, cybersecurity, and consumer protection. The laws and regulations applicable to us, including those enacted prior to the advent of digital payments, are continuing to evolve through legislative and regulatory action and judicial interpretation. New or changing laws and regulations, including changes to their interpretation and implementation, as well as increased penalties and enforcement actions related to non-compliance, could have a material adverse impact on our business, results of operations, and financial condition.

Key Business Metrics

We monitor and evaluate the following key business metrics to measure performance, identify trends, develop and refine growth strategies and make strategic decisions. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business, and to facilitate comparisons of our performance to that of our competitors.

Our key metrics are calculated using internal company data based on the activity we measure on our platform and may be compiled from multiple systems. While the measurement of our key metrics is based on what we believe to be reasonable methodologies and estimates, there are inherent challenges and limitations in measuring our key metrics internationally. The methodologies used to calculate our key metrics require judgment and we regularly review our processes for calculating these key metrics, and from time to time we may make adjustments to improve their accuracy or relevance.

	Three Months Ended
	Mar. 31		Dec. 31,(2)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2023		2022				2021				2020
Installed kiosks (at period end)(2)	6,441		6,530	6,787	6,955	6,711	6,220	4,520	2,811	1,859	1,061	671	159	127

Returning user transaction count	10		10.5	11.2	11.5	11.9	12.3	11.5	11.8	12.2	12.0	12.3	14.0	13.8

Median kiosk transaction size (in $)	200		200	180	170	176	168	160	160	140	140	100	70	90

BDCheckout locations (at period end)(1)(3)	2,754	(3)	8,661	8,661	8,395	—	—	—	—	—	—	—	—	—

(1)	BDCheckout was launched in the sec
ond quarter of 2022.
(2)

At March 31, 2023 and December 31, 2022, Bitcoin Depot had an additional 891 and 795 BTMs, respectively, with our logistic providers to redeploy to new locations, which we believe will result in higher transaction volume and revenue.

(3)	During the three months ended March 31, 2023, one of our retail partners discontinued all BDCheckout and cryptocurrency transactions in its stores.

Installed Kiosks

We believe this metric provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We define installed kiosks as the number of kiosks we have installed at the end of the quarter in a retail location and that are connected to our network. We monitor transaction volume at our kiosks on a continuous basis to maximize transaction volumes from the locations where our kiosks are placed. Based on these monitoring activities, we may re-deploy certain of our kiosks, using third-party logistics providers, to new locations (e.g., those available with our new retail partners) that we believe will maximize transaction volumes and revenues.

Returning User Transaction Count

We believe this metric provides us an indicator of user retention and our competitive advantage relative to our peers, as well as the trajectory of adoption of cryptocurrency, and allows us to make strategic decisions. We define returning user transaction count as the average number of aggregate transactions completed at a kiosk in the four quarters trailing the quarter in which a given user’s first transaction occurred, measured only for users who complete more than one transaction. For example, as of March 31, 2023, users who first transacted at one of our kiosks during the three months ended December 31, 2021 and who subsequently completed a second transaction completed an average of 10.0 transactions over the twelve months following their initial transaction.

Median Kiosk Transaction Size

We believe this metric provides us information to analyze user behavior as well as evaluate our performance and formulate financial projections. We calculate median kiosk transaction size based on the dollar value of all purchases and sales of Bitcoin at our kiosks during the quarter, including related transaction fees.

BDCheckout Locations

We believe this metric provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We calculate BDCheckout locations as the number of locations where BDCheckout is available at the end of the quarter. We are currently in discussion with other retail partners to expand our BD Checkout offering into additional locations.

Non-GAAP Financial Measures

Adjusted Gross Profit

We define Adjusted Gross Profit (a non-GAAP financial measure) as revenue less cost of revenue (excluding depreciation and amortization) adjusted to add back depreciation and amortization. We believe Adjusted Gross Profit provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted Gross Profit in this proxy statement because it is a key measurement used internally by management to measure the efficiency of our business. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted Gross Profit on a supplemental basis. Our computation of Adjusted Gross Profit may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of Gross Profit to Adjusted Gross Profit below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of revenue to Adjusted Gross Profit for the periods indicated:

	Three Months Ended March 31, (Unaudited)		Year Ended December 31,
	2023	2022	2022	2021	2020
	(in thousands)
Revenue	$163,603	$154,524	$646,830	$548,980	$245,131
Cost of revenue (excluding depreciation and amortization)	(141,300)	(141,269)	(574,535)	(492,954)	(214,038)
Depreciation and amortization	(2,796)	(4,800)	(18,783)	(13,041)	(2,246)

Gross Profit	$19,507	$8,455	$53,512	$42,985	$28,847
Adjustments:
Depreciation and amortization excluded from cost of revenue	$2,796	$4,800	18,783	13,041	2,246
Adjusted Gross Profit	$22,303	$13,255	72,295	56,026	31,093
Gross Profit Margin(1)	11.9%	5.5%	8.2%	7.8%	11.8%
Adjusted Gross Profit Margin(1)	13.6%	8.6%	11.1%	10.2%	12.7%

(1)	Calculated as a percentage of revenue.

Adjusted EBITDA

We define Adjusted EBITDA (a non-GAAP financial measure) as net income before interest expense, tax expense, depreciation and amortization, non-recurring expenses and miscellaneous cost adjustments.

The below items are excluded from Adjusted EBITDA because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this proxy statement because it is a key measurement used internally by management to make operating decisions, including those related to operating expenses, evaluate performance and perform strategic and financial planning. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. The presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income to Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31, (Unaudited)		Year Ended December 31,
	2023	2022	2022	2021	2020
	(in thousands)
Net income	$6,083	$(3,373)	$3,547	$5,922	$14,405
Adjustments:
Interest expense	2,947	3,097	12,318	8,000	731
Income tax expense (benefit)	(622)	311	395	(171)	0
Depreciation and amortization	2,796	4,800	18,783	13,041	2,246
Non-recurring expenses(1)	2,429	486	6,109	2,925	461
Special bonus(2)	—	—	—	—	3,344

Adjusted EBITDA	$13,633	$5,321	$41,152	$29,717	$21,187

(1)	Comprised of non-recurring professional service expenses related to the business combination and acquisition expenses.
(2)	Relates to a one-time bonus to our founder.

Segment Reporting

Bitcoin Depot’s financial reporting is organized into one segment. We make specific disclosures concerning our products and services because they facilitate our discussion of trends and operational initiatives within our business and industry. Bitcoin Depot’s products and services are aggregated and viewed by management as one reportable segment due to a similarity in the nature of customers and overall economic characteristics, the nature of the products and services provided and the applicable regulatory environment.

Components of Results of Operations

Revenue

We generate substantially all of our revenue from the cash paid by customers to purchase Bitcoin from our kiosks. For example, approximately 99.3% of our revenue in the three months ended March 31, 2023 was derived from the sale of our cryptocurrency, including the markup at which we sell cryptocurrency to users (which can vary between BDCheckout and BTM kiosks) and the separate flat transaction fee. These user-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction.

For the periods presented, the markup percentage for BTM kiosk transactions ranged between 7% and 31%, of the USD amount of the transaction with such markup rates historically having been, and continuing to be, subject to fluctuation as a result of ongoing price strategy testing by Bitcoin Depot. The markup percentage for BDCheckout transactions has been 15% since inception/rollout of such transaction type in 2022. Finally, the markup percentage for Bitcoin Depot website transactions ranged between 10.5% and 12% during 2022. Markup percentages are determined by examining user transaction patterns in various geographic locations, based on ongoing markup rate testing, with the ultimate aim of optimizing profitability, growth and user base.

For each Bitcoin transaction on our kiosks and within BDCheckout, the cryptocurrency price displayed to users includes the exchange rate at which we sell Bitcoin to users as well as a separate flat transaction fee. As of the date of this proxy statement, we charge (i) a flat $3.00 fee on all transactions at BTM kiosks, which generally corresponds to the costs underlying such transactions and (ii) a flat $3.50 fee on BDCheckout transactions, which is what InComm charges us to facilitate transactions using InComm’s network.

Bitcoin Depot supports the purchase of Bitcoin from users at only 35 kiosks, or less than 1.0% of Bitcoin Depot’s total kiosks as of March 31, 2023, and currently does not have plans to expand the ability of its users to sell Bitcoin to it in exchange for cash. Bitcoin Depot charges the same fees on Bitcoin it purchases from users via its kiosks as it does for Bitcoin it sells to users at its kiosks.

Cost of revenue (excluding depreciation and amortization)

Our cost of revenue (excluding depreciation and amortization), which is primarily driven by transaction volume, consists primarily of direct costs related to selling Bitcoin and operating our network of kiosks. Cost of revenue (excluding depreciation and amortization) includes the cost of Bitcoin, fees paid to obtain Bitcoin, impairment of cryptocurrencies, gains on sales of Bitcoin on an exchange, fees paid to operate the software on the BTMs, rent paid for floorspace for BTMs, fees paid to transfer Bitcoin to users, cost of kiosk repair and maintenance, and the cost of armored trucks to collect and transport cash deposited into the BTMs.

Operating expenses

Operating expenses consists of selling, general and administrative expenses and depreciation and amortization.

Selling, general and administrative. Selling, general and administrative expenses consist primarily of expenses related to our customer support, marketing, finance, legal, compliance, operations, human resources, and administrative personnel. Selling, general and administrative expenses also include costs related to fees paid for professional services, including legal, tax, and accounting services.

Depreciation and amortization. Depreciation and amortization include depreciation on computer hardware and software, BTMs (including both BTMs owned by us and those subject to finance leases), office furniture, equipment and leasehold improvements and amortization of intangible assets.

Other income (expense)

Other income (expense) includes interest expense, other income (expense) and loss on foreign currency transactions.

Interest expense. Interest expense consists primarily of the interest expense on our borrowings and our finance leases.

Results of Operations

Comparison between Three Months Ended March 31, 2023 and Three Months Ended March 31, 2022

The following table sets forth selected historical operating data for the periods indicated:

	Three Months Ended March 31, (Unaudited)
	2023	2022
Statements of income (loss) and comprehensive income (loss) information:
Revenue	$163,602,924	$154,524,319
Cost of revenue (excluding depreciation and amortization reported separately below)	141,300,365	141,269,259
Operating expenses
Selling, general and administrative	10,835,250	7,689,762
Depreciation and amortization	2,795,566	4,800,119

Total operating expenses	13,630,816	12,489,881

Income from operations	8,671,743	765,179

Other income (expense)
Interest expense	(2,947,223)	(3,096,861)
Other income (expense)	(115,106)	101,914
Loss on foreign currency transactions	(148,269)	(831,695)

Total other expense, net	(3,210,598)	(3,826,642)

Income (loss) before provision for income taxes and noncontrolling interest	5,461,145	(3,061,463)
Income tax benefit (expense)	621,841	(311,331)

Net income (loss)	6,082,986	(3,372,794)
Net loss attributable to noncontrolling interest	208,461	60,703

Net income (loss) attributable to Lux Vending, LLC	$6,291,447	$(3,312,091)

Other comprehensive income (loss), net of tax
Net income (loss)	$6,082,986	$(3,372,794)
Foreign currency translation adjustments	(451)	(12,343)

Total comprehensive income (loss)	6,082,535	(3,385,137)

Comprehensive loss attributable to noncontrolling interest	208,461	60,703

Comprehensive income (loss) attributable to Lux Vending, LLC	$6,290,996	$(3,324,434)

Revenue

Revenue increased by $9.1 million, or 5.9% for three months ended March 31, 2023 as compared to March 31, 2022, primarily due to the expanded adoption and increased transaction volume in re-located kiosks, and an increase in the average amount of transactions per user, including an increase in the number of new users transacting at our installed kiosks. The overall increase in kiosk revenue was offset by a decrease in OTC and Software Services Revenue.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Three Months Ended March 31, (Unaudited)
	2023	2022	$ Change	% Change
Kiosk Transaction Revenue	$163,025,366	$151,180,790	$11,844,576	7.8%
BDCheckout	360,376	—	360,376	100.0%
OTC	—	2,080,000	(2,080,000)	(100.0)%
Company Website	79,690	30,408	49,282	162.1%
Software Services Revenue	137,492	1,010,314	(872,822)	(86.4)%
Hardware Revenue	—	222,807	(222,807)	(100.0)%

Total Revenue	$163,602,924	$154,524,319	$9,078,605	5.9%

Kiosk Transaction Revenue

Our kiosk transaction revenue increased by $11.8 million, or 7.8% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, primarily due to an increase in the average transaction amount per customer and an increase in our user base.

OTC

Our OTC revenue decreased by $2.1 million, or 100.0% for the three months ended March 31, 2023 as compared to March 31, 2022, primarily as a result of our decision to discontinue our OTC service in June 2022.

Software Services Revenue

Our software services revenue decreased by $0.9 million, or 86.4% for the three months ended March 31, 2023, as compared to March 31, 2022, primarily due to strategic shift from selling BitAccess software to third parties, to migrating all of our kiosks to the BitAccess platform.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by $0.03 million, or 0.0% for the three months ended March 31, 2023, as compared to March 31, 2022, primarily due to a decrease in floorspace lease expenses as the Company was able to move kiosks to more profitable locations, offset by an increase in repairs and maintenance related to relocated kiosks.

The following table sets forth the components of the cost of revenue (excluding depreciation and amortization) for the periods indicated:

	Three Months Ended March 31, (Unaudited)
	2023	2022	$ Change	% Change
Cryptocurrency Expenses	$127,660,684	$127,339,847	$320,837	0.3%
Floorspace Leases	9,032,306	10,188,657	(1,156,351)	(11.3)%
Kiosk Operations	4,607,375	3,740,755	866,620	23.2%

Total Cost of Revenue (excluding depreciation and amortization)	$141,300,365	$141,269,259	$31,106	0.0%

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Three Months Ended March 31, (Unaudited)
	2023	2022	$ Change	% Change
Cost of Cryptocurrency(1) - BTM Kiosks	$127,090,327	$124,453,159	$2,637,168	2.1%
Cost of Cryptocurrency(1) - OTC	—	1,958,110	(1,958,110)	(100.0)%
Cost of Cryptocurrency(1) - BDCheckout	308,653	—	308,653	100.0%
Software Processing Fees	204,752	855,687	(650,935)	(76.1)%
Exchange Fees	18,539	33,085	(14,546)	(44.0)%
Mining Fees	32,988	39,806	(6,818)	(17.1)%
Software Processing Fee - BDCheckout	5,425	—	5,425	100.0%

Total Cryptocurrency Expenses	$127,660,684	$127,339,847	$320,837	0.3%

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $2,186,794 and $3,225,958, were offset by gains from the sale of cryptocurrencies on exchange of $0 and $989,084 for the three months ended March 31, 2023 and 2022, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency increased by $2.6 million, or 2.1% for three months ended March 31, 2023, as compared to March 31, 2022, primarily as a result of the higher average transaction size occurring in 2023.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC decreased by $2.0 million, or 100.0% for the three months ended March 31, 2023, as compared to March 31, 2022, primarily as a result of our decision to discontinue our OTC service in June 2022.

Software Processing fees

Our processing fees decreased by $0.7 million, or 76.1%, for three months ended March 31, 2023, as compared to March 31, 2022. The decrease in software processing fees was a direct result of completing the migration of our BTMs to the BitAccess platform in Q1 2023, which reduced the costs we incurred from a third-party service provider for software processing fees based on kiosk transaction volume.

Floorspace Leases

Our floorspace lease expenses decreased by $1.2 million, or 11.3% for the three months ended March 31, 2023, as compared to March 31, 2022, due to a decrease in rent paid to store owners under cancellable floorspace leases and a lower number of installed kiosks in operation during the three months ended March 31, 2023.

Kiosk Operations

Our kiosk operations costs increased by $0.9 million or 23.2% for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. During 2023, these costs increased as a result of relocating kiosks with our logistic partners, offset by a $0.4 million decrease in costs associated with the armored trucks used to collect and transport cash from our BTMs.

Operating expenses

Selling, general and administrative expenses increased by $4.2 million, or 54.7% for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. During 2023, these costs increased primarily due to higher payroll costs resulting from the significant increase in headcount during 2022 to support our operations, along with increased professional services expenses corresponding to the expansion of our operations and transaction costs associated with the business combination.

Depreciation and amortization expense decreased $2.0 million or 41.8% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, primarily as a result of refinancing and buy-out of certain lease schedules at the end of 2022 and during the three months ended March 31, 2023.

Other income (expense), net

Interest expense decreased by approximately $0.2 million, or 4.8%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, primarily as a result of refinancing and buy-out of certain lease schedules at the end of 2022 and during the three months ended March 31, 2023. Additionally, loss on foreign currency transactions decreased by $0.7 million or 82.2% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022, primarily due to less foreign currency activity by our subsidiaries.

Comparison between Year Ended December 31, 2022 and Year Ended December 31, 2021

The following table sets forth selected historical operating data for the periods indicated:

	Year Ended December 31,
	2022	2021
Statements of income and comprehensive income information:
Revenue	$646,830,408	$548,980,103
Cost of revenue (excluding depreciation and amortization reported separately below)	574,534,503	492,953,812
Operating expenses
Selling, general and administrative	36,990,652	29,137,102
Depreciation and amortization	18,783,105	13,040,729

Total operating expenses	55,773,757	42,177,831

Income from operations	16,522,148	13,848,460

Other income (expense)
Interest expense	(12,318,347)	(8,000,277)
Other income (expense)	118,240	(97,811)
Loss on foreign currency transactions	(380,170)	—

Total other expense, net	(12,580,277)	(8,098,088)

Income before provision for income taxes and noncontrolling interest	3,941,871	5,750,372
Income tax (expense) benefit	(394,779)	171,164

Net income	3,547,092	5,921,536
Net loss attributable to noncontrolling interest	432,553	21,010

Net income attributable to Lux Vending, LLC	$3,979,645	$5,942,546

Other comprehensive income, net of tax
Net income	$3,547,092	$5,921,536
Foreign currency translation adjustments	(109,727)	(71,998)

Total comprehensive income	3,437,365	5,849,538

Comprehensive loss attributable to noncontrolling interest	432,553	20,820

Comprehensive income attributable to Lux Vending, LLC	$3,869,918	$5,870,358

Revenue

Revenue increased by approximately $97.8 million, or 17.8%, for 2022, as compared to the prior year primarily due to the expansion of our network of kiosks along with increased revenue generated at existing kiosks in service at the beginning of the period, demonstrated by comparable sales growth of approximately 8.2% for the period over period, combined with larger transaction sizes partially due to increased cryptocurrency adoption. Also driving the growth was the additional BTMs installed in early 2022. This resulted in approximately 10% growth of our revenue. The increase in transaction volume from existing kiosk locations was due to the increase in the number of transactions from our existing user base and an increase in the number of new users transacting at our kiosks.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Year Ended December 31,
	2022	2021	$ Change	% Change
BTM Kiosks	$639,965,432	$538,434,694	$101,530,738	18.9%
BDCheckout	691,736	—	691,736	100.0%
OTC	2,080,000	7,271,077	(5,191,077)	(71.4)%
Company Website	173,088	167,673	5,415	3.2%
Software Services	3,184,957	1,799,637	1,385,320	77.0%
Hardware Revenue	735,195	1,307,022	(571,827)	(43.8)%

Total Revenue	$646,830,408	$548,980,103	$97,850,305	17.8%

BTM Kiosks

Revenue generated by our BTM kiosks increased by approximately $101.5 million, or 18.9%, for 2022, as compared to the prior year, primarily due to an increase in the number of kiosks in service during 2022 and increased user adoption.

BDCheckout

Our BDCheckout revenue was approximately $0.7 million for 2022. We launched our BDCheckout product in June 2022.

OTC

Our OTC revenue decreased by approximately $5.2 million, or 71.4%, for 2022, as compared to the prior year, primarily due to a decrease in the marketing of our OTC offering during 2022.

Software Services

Our software services revenue for 2022 increased by approximately $1.4 million, or 77%, as compared to the prior year, primarily due to a full year of BitAccess revenue in 2022 compared to only five months of BitAccess revenue in 2021 due to the acquisition of BitAccess in July 2021. The increase in revenue in 2022 was partially offset by a decrease in revenues from a significant customer due to a contract termination in August 2022.

Hardware Revenue

Our hardware revenue decreased by approximately $0.6 million, or 43.8%, for 2022, as compared to the prior year, primarily due to sales of hardware to new customers in 2021 that did not re-occur in 2022 due to the change in market conditions.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by approximately $81.6 million, or 16.5%, during 2022, as compared to the prior year, primarily due to the expansion of our network of kiosks and increase in transaction volume.

The following table sets forth the components of cost of revenue for the periods indicated:

	Year Ended December 31,
	2022	2021	$ Change	% Change
Cryptocurrency Expenses	$519,347,271	$462,938,510	$56,408,761	12.2%
Floorspace Leases	39,764,569	21,008,045	18,756,524	89.3%
Kiosk Operations	15,422,663	9,007,257	6,415,406	71.2%

Total Cost of Revenue (excluding depreciation and amortization)	$574,534,503	$492,953,812	$81,580,691	16.5%

Cryptocurrency Expenses

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Year Ended December 31,
	2022	2021	$ Change	% Change
Cost of Cryptocurrency(1) - BTM Kiosks	$513,951,422	$450,607,179	$63,344,243	14.1%
Cost of Cryptocurrency(1) - OTC	1,958,110	6,340,983	(4,382,873)	(69.1)%
Cost of Cryptocurrency(1) - BDCheckout	594,764	—	594,764	100.0%
Software Processing Fees	2,518,581	4,389,713	(1,871,132)	(42.6)%
Exchange Fees	119,020	308,720	(189,700)	(61.4)%
Mining Fees	195,483	1,291,915	(1,096,432)	(84.9)%
Software Processing Fee - BDCheckout	9,891	—	9,891	100.0%

Total Cryptocurrency Expenses	$519,347,271	$462,938,510	$56,408,761	12.2%

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $6,821,027 and $12,648,836, for the years ended December 31, 2022 and 2021, respectively, were offset by gains from the sale of cryptocurrencies on exchange of $2,283,871 and $915,146, for the years ended December 31, 2022 and 2021, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency related to BTM kiosks increased by approximately $63.3 million, or 14.1%, for 2022, as compared to the prior year, primarily as a result of the greater number of kiosks in service during 2022 which was a primary driver in our sales volume, and the amount of cryptocurrency sold.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC decreased by approximately $4.4 million, or 69.1%, for 2022, as compared to the prior year as a result of less transaction activity, and reduced marketing efforts, related to our OTC offering in 2022.

Cost of Cryptocurrency - BDCheckout

Our cost of goods sold related to BDCheckout increased by approximately $0.6 million for 2022, as compared to the prior year. The increase was a result of BDCheckout being first introduced in 2022.

Software Processing fees

Our processing fees decreased by approximately $1.9 million, or 42.6%, for 2022, as compared to the prior year. The decrease was a result of the decrease in costs from using third-party software as a result of our acquisition of a majority interest in BitAccess in July 2021 and incorporating the BitAccess operating system into our kiosks. Since the acquisition we have begun converting our kiosks to the BitAccess technology; therefore, reducing our costs with regards to third-party software, for which providers charge fees based on kiosk transaction volume.

Exchange Fees

Our exchange fees decreased by approximately $0.2 million, or 61.4%, for 2022, as compared to the prior year. The decrease was a result of shifting more of our purchasing volume to one liquidity provider for our purchases of Bitcoin, which arrangement has a lower cost structure than was previously in place with the prior liquidity provider.

Mining Fees

Mining fees decreased by approximately $1.1 million, or 84.9%, for 2022, as compared to the prior year. The decrease was a result of optimizing the inventory management system more effectively when sending Bitcoin to users for purchases at the kiosks. This has allowed us to reduce mining fees incurred on the blockchain when sending Bitcoin.

Floorspace Leases

Our floorspace lease expenses increased by approximately $18.8 million, or 89.3%, for 2022, as compared to the prior year. Our lease expenses relate to rents paid to store owners for cancellable floorspace and increased along with the increased numbers of kiosks in operation during 2022.

Kiosk Operations

Our kiosk operations increased by approximately $6.4 million, or 71.2%, for 2022, as compared to the prior year. Our kiosk operations consisted of armored cash collection, bank fees, software costs, insurance and repair and maintenance. As we increased the number of kiosks in operation during 2022, our costs associated with maintaining and operating the kiosks increased accordingly.

Operating expenses

Selling, general and administrative expenses increased by approximately $7.9 million, or 27.0%, for 2022, as compared to the prior year. These costs increased primarily due to expenses related to the proposed business combination which were expensed when incurred, which as of December 31, 2022 has generated an incremental cost of approximately $6.1 million attributed to legal and accounting and advisory services. Operating expenses were also driven higher by generally higher payroll costs resulting from the significant increase in headcount to support our operations during 2022, along with increased professional services expenses corresponding to the expansion of our operations.

Depreciation and amortization increased by approximately $5.7 million, or 44.0%, for 2022, as compared to the prior year, primarily due to the significant growth in the number of kiosks installed in the second half of 2022.

Other income (expense)

Interest expense increased by approximately $4.3 million, or 54.0%, for 2022, as compared to the prior year, primarily due to the increase in interest expense arising from the significant number of kiosks financed through finance leases in the second half of 2022.

Comparison between Year Ended December 31, 2021 and Year Ended December 31, 2020

The following table sets forth selected historical operating data for the periods indicated:

	Year Ended December 31,
	2021	2020
Statements of income and comprehensive income information:
Revenue	$548,980,103	$245,131,200
Cost of revenue (excluding depreciation and amortization reported separately below)	492,953,812	214,038,451
Operating expenses
Selling, general and administrative	29,137,102	14,034,691
Depreciation and amortization	13,040,729	2,246,347

Total operating expenses	42,177,831	16,281,038

Income from operations	13,848,460	14,811,711

Other income (expense)
Interest expense	(8,000,277)	(731,127)
Other income (expense)	(97,811)	324,594
Loss on foreign currency transactions	—	—

Total other expense, net	(8,098,088)	(406,533)

Income before provision for income taxes and noncontrolling interest	5,750,372	14,405,178
Income tax benefit	171,164	—

Net income	5,921,536	14,405,178
Net loss attributable to noncontrolling interest	21,010	—

Net income attributable to Lux Vending, LLC	$5,942,546	$14,405,178

Other comprehensive income, net of tax
Net income	$5,921,536	$14,405,178
Foreign currency translation adjustments	(71,998)	—

Total comprehensive income	5,849,538	14,405,178

Comprehensive loss attributable to noncontrolling interest	20,820	—

Comprehensive income attributable to Lux Vending, LLC	$5,870,358	$14,405,178

Revenue

Revenue increased by approximately $303.8 million, or 124.0%, for 2021, as compared to the prior year primarily due to the expansion of our network of kiosks along with increased revenue generated at existing kiosks in service at the beginning of the period, demonstrated by a 71% increase in transaction volume period over period combined with larger transaction sizes partially due to increased cryptocurrency adoption. The increase in transaction volume from existing kiosk locations was due to the increase in the number of transactions from our existing user base and an increase in the number of new users transacting at our kiosks.

Revenue disaggregated by revenue stream is as follows for the periods indicated:

	Year Ended December 31,
	2021	2020	$ Change	% Change
BTM Kiosks	$538,434,694	$244,432,545	$294,002,149	120.3%
OTC	7,271,077	652,191	6,618,886	1,014.9%
Company Website	167,673	46,464	121,209	260.9%
Software Services	1,799,637	—	1,799,637	100.0%
Hardware Revenue	1,307,022	—	1,307,022	100.0%

Total Revenue	$548,980,103	$245,131,200	$303,848,903	124.0%

BTM Kiosks

Revenue generated by our BTM kiosks increased by approximately $294.0 million, or 120.3%, for 2021, as compared to the prior year, primarily due to an increase in the number of kiosks in service during 2021.

OTC

Our OTC revenue increased $6.6 million, or 1,014.9%, for the year ended December 31, 2021 compared the year ended December 31, 2020. The increase was a result of our launch of our OTC offering during late 2020 and additional marketing of this product during the year ended December 31, 2021.

Software Services

Our software services revenue for 2021 increased by approximately $1.8 million, or 100.0%, as compared to the prior year, due to our acquisition of a majority interest in BitAccess in July 2021. As this acquisition occurred in July 2021, we had five months of BitAccess revenue associated with software services revenue for the year ended December 31, 2021, compared to not having this revenue stream in the year ended December 31, 2020.

Hardware Revenue

Our hardware revenue increased by approximately $1.3 million, or 100.0%, for 2021, as compared to the prior year, due to our acquisition of a majority interest in BitAccess in July 2021. As this acquisition occurred in July 2021, we had five months of BitAccess revenue associated with hardware transaction revenue for the year ended December 31, 2021, compared to not having this revenue stream in the year ended December 31, 2020.

Cost of revenue (excluding depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) increased by approximately $278.9 million, or 130.3%, during 2021, as compared to the prior year, primarily due to the expansion of our network of kiosks and increase in transaction volume.

The following table sets forth the components of cost of revenue for the periods indicated:

	Year Ended December 31,
	2021	2020	$ Change	% Change
Cryptocurrency Expenses	$462,938,510	$206,669,265	$256,269,245	124.0%
Floorspace Leases	21,008,045	3,967,276	17,040,769	429.5%
Kiosk Operations	9,007,257	3,401,910	5,605,347	164.8%

Total Cost of Revenue (excluding depreciation and amortization)	$492,953,812	$214,038,451	$278,915,361	130.3%

Cryptocurrency Expenses

The following table sets forth the components of cryptocurrency expenses in our cost of revenue for the periods indicated:

	Year Ended December 31,
	2021	2020	$ Change	% Change
Cost of Cryptocurrency(1) - BTM Kiosks	$450,607,179	$202,467,969	$248,139,210	122.6%
Cost of Cryptocurrency(1) - OTC	6,340,983	622,350	5,718,633	918.9%
Software Processing Fees	4,389,713	2,594,043	1,795,670	69.2%
Exchange Fees	308,720	223,233	85,487	38.3%
Mining Fees	1,291,915	761,670	530,245	69.6%

Total Cryptocurrency Expenses	$462,938,510	$206,669,265	$256,269,245	124.0%

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $12,648,836 and $2,138,916, for the years ended December 31, 2021 and 2020, respectively, were offset by gains from the sale of cryptocurrencies on exchange of $915,146 and $0, for the years ended December 31, 2021 and 2020, respectively.

Cost of Cryptocurrency - BTM Kiosks

Our cost of cryptocurrency related to BTM kiosks increased by approximately $248.1 million, or 122.6%, for 2021, as compared to the prior year, primarily as a result of the greater number of kiosks in service during 2021, and the associated increase in transactions.

Cost of Cryptocurrency - OTC

Our cost of cryptocurrency related to OTC increased by approximately $5.7 million, or 918.9%, for 2021, as compared to the prior year as a result of more transaction activity, and additional marketing efforts, related to our OTC offering in 2021.

Software Processing fees

Our processing fees increased by approximately $1.8 million, or 69.2%, for 2021, as compared to the prior year. The increase was a result of the increased volume at the kiosk which drove the cost for third-party processing fees.

Floorspace Leases

Our floorspace lease expenses increased by approximately $17.0 million, or 429.5%, for 2021, as compared to the prior year. Our lease expenses relate to rents paid to store owners for cancellable floorspace and increased along with the increased numbers of kiosks in operation during 2021.

Kiosk Operations

Our kiosk operations increased by approximately $5.6 million, or 164.8%, for 2021, as compared to the prior year. Our kiosk operations consisted of armored cash collection, bank fees, software costs, insurance and repair and maintenance. As we increased the number of kiosks in operation during 2021, our costs associated with costs to maintain the kiosks and operations increased accordingly.

Operating expenses

Selling, general and administrative expenses increased by approximately $15.1 million, or 107.6%, for 2021, as compared to the prior year. Operating expenses were driven higher by generally higher payroll costs resulting from a 48% increase in headcount (up from 69 employees as of December 31, 2020 to 102 employees as of December 31, 2021) to support our operations during 2021, along with increased professional services expenses corresponding to the expansion of our operations.

Depreciation and amortization increased by approximately $10.8 million, or 480.5%, for 2021, as compared to the prior year, primarily due to the significant growth in the number of kiosks installed in 2021.

Other income (expense), net

Interest expense increased by approximately $7.3 million, or 994.2%, for 2021, as compared to the prior year, primarily due to the significant number of kiosks financed through finance leases in the second half of 2021.

Liquidity and Capital Resources

On March 31, 2023, we had working capital of approximately $(0.8) million, which included cash and cash equivalents of approximately $41.7 million, offset by accounts payable and other current liabilities of approximately $47.7 million. We reported net income of approximately $6.1 million during the three months ended March 31, 2023.

On December 31, 2022, we had working capital of approximately $(6.5) million, which included cash and cash equivalents of approximately $37.5 million, offset by accounts payable and other current liabilities of approximately $46.8 million. We reported net income of approximately $3.5 million during the year ended December 31, 2022.

For each of the periods presented in this proxy statement, approximately 99.3% of our total transaction volume was attributable to transactions in Bitcoin and, as of the date of this proxy statement, transactions in Bitcoin account for 100% of our transaction volumes. We purchase Bitcoin through a liquidity provider on a just-in-time basis based on expected transaction volumes in order to maintain a balance at a specified amount. Our ability to dynamically rebalance the levels of Bitcoin we hold at any given time based on transaction volumes and the market price of Bitcoin means that there are limited working capital requirements related to our Bitcoin management activities. There are two main cash components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin (currently in an amount which, at any given time, is typically less than $0.6 million) in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. While not required, we typically maintain a variable level of cash in the BTM kiosks at all times. As of March 31, 2023, cash in the BTM kiosks was approximately 21.0% of monthly revenues.

We believe our existing cash and cash equivalents, together with cash provided by operations, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors including our revenue growth rate, the timing and extent of spending to support research and development efforts and the timing and extent of additional capital expenditures to purchase additional kiosks and invest in the expansion of our products and services. We may in the future enter into arrangements to acquire or invest in complementary businesses, products and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on acceptable terms or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

Sources of Liquidity

Term Loan

On December 21, 2020, we entered into a credit agreement among BT OpCo, as borrower, BT Assets, as guarantor, the subsidiary guarantors party thereto, the financial institutions and institutional investors from time to time party thereto, as lenders, and Silverview Credit Partners, LP, as administrative agent (the “Credit Agreement”) which provided for (i) initial term loans in an aggregate principal amount of $25.0 million, comprised of two $12.5 million tranches and (ii) a $15.0 million delayed draw term loan facility. In 2021, we utilized the delayed draw term loan facility in the full amount of $15.0 million, and on March 31, 2022, we amended the Credit Agreement to add a new $5.0 million tranche 3 term loan. The Term Loan is guaranteed by BT Assets and all of our subsidiaries and is collateralized by substantially all of the assets of the Company and those certain subsidiaries. As of March 31, 2023 and December 31, 2022, the amount owed under the Term Loan totaled approximately $37.2 million and $39.4 million, respectively.

Borrowings under the Term Loan bear interest at a rate of 15.0% per annum. The tranche 1 term loan matures on December 15, 2023, and the tranche 2 term loan, Tranche 3 Loan and Delayed Draw Loan mature on December 15, 2024. We are required to make monthly interest payments and fixed principal payments every six months. The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type, including compliance with a minimum cash balance of $2.5 million, a minimum consolidated cash interest coverage ratio of 1.75 to 1.00, and a maximum consolidated total leverage ratio of 2.50 to 1.00. As of December 31, 2022, and March 31, 2023, we were in compliance with all financial covenants.

In May 2023, we entered into a contingent amendment to our Term Loan whereby the interest rate increased to 20% per annum from February 15, 2023 through August 15, 2023, contingent upon the closing of the business combination to allow for a negotiation of the repayment schedule. Additionally, a catch-up payment of $0.3 million for additional interest from February 15, 2023 through March 31, 2023, to be made by May 15, 2023. See Note 18 to our unaudited consolidated financial statements as of March 31, 2023 and 2022, respectively, included elsewhere in this proxy statement for additional information.

The proceeds of the borrowings under the Term Loan were used to fund the acquisition of BitAccess and expand headcount to support additional kiosks brought online.

Kiosk Financing Transactions

We have finance leases with our kiosk suppliers that expire on various dates through March 2026. Such leases are financed by third parties, none of which are our suppliers. The finance leases were used to fund the purchase of 6,404 kiosks, for a total financed amount of approximately $35.6 million at a weighted average discount rate of 18.5% as of March 31, 2023. Our finance lease agreements are for two or three-year terms and include various options to either renew the lease or exercise an option to purchase (which, in some cases, is a bargain purchase option) the equipment at the end of the term. As of March 31, 2023, the weighted average life remaining on the finance leases was approximately 1.82 years. The outstanding total lease liability balance of approximately $21.4 million as of March 31, 2023, is recorded within Current portion of obligations under finance lease and Obligations under finance lease, net of current portion.

Cash Flows

The following table presents the sources of cash and cash equivalents for the periods indicated:

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
(in thousands)	2023	2022	2022	2021	2020
Cash provided by operating activities	$10,010	$1,644	$31,255	$23,283	$18,276
Cash provided (used) by investing activities	$—	$(372)	$(3,110)	$(19,321)	$(1,377)
Cash provided (used) by financing activities	$(5,886)	$(4,534)	$(28,542)	$(7,018)	$17,664

Net increase (decrease) in cash and cash equivalents(1)	$4,125	$(3,233)	$(488)	$(3,124)	$34,563

(1)	Includes effect of exchange rate changes on cash.

Operating Activities

Cash provided by operating activities was approximately $10.0 million and $1.6 million for the three months ended March 31, 2023 and 2022, respectively The change in our cash provided by operating activities was primarily the result of the revenue growth from the increased volume of transaction revenue in our network of BTMs.

Cash provided by operating activities was approximately $31.3 million and $23.3 million for the years ended December 31, 2022, and 2021, respectively. The increase in cash provided by operating activities was primarily the result of the revenue growth resulting from the expansion of the network of BTMs.

Investing Activities

Cash used in investing activities was $0 and $0.4 million for the three months ended March 31, 2023, and 2022, respectively. The decrease in cash used in investing activities was primarily as a result of no additional purchases or finance leases for BTM kiosk during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022.

Cash used in investing activities was approximately $3.1 million and $19.3 million for the years ended December 31, 2022, and 2021, respectively. The decrease in cash used in investing activities was primarily the result of the BitAccess acquisition for $11.4 million in July 2021 and significant purchases of BTMs throughout 2021.

Financing Activities

Cash used in financing activities of $5.9 million and $4.5 million for the three months ended March 31, 2023 and 2022, respectively. The increase in net cash used in financing activities was due to proceeds from additional borrowings of $5.0 million during the three months ended March 31, 2022 that did not occur during the three months ended March 31, 2023, and lower principal payments on finance leases of $3.2 million as compared to $4.1 million during the three months ended March 31, 2023 and 2022, respectively, offset by higher principal payments on notes payable of $2.3 million as compared to $1.6 million during the three months ended March 31, 2023 and 2022, respectively. Additionally, there was a $3.1 million reduction in distributions during the three months ended March 31, 2023 as compared to the three months ended March 31, 2022.

Cash used in financing activities was approximately $28.5 million for the year ended December 31, 2022 compared to cash used by financing activities of approximately $7.0 million for the year ended December 31, 2021. The increase in cash used by financing activities was primarily the result of the payment of $17.1 million for finance lease principal payments as compared to $12.9 million of principal payments on capital leases obligations in 2021.

Additionally, the Company made $3.5 million of additional principal payments on our notes payable in 2022. For the year ended 2022, the Company made $3.7 million additional distributions in 2022 than compared to 2021. The Company had $10.0 million less proceeds from the issuance of notes payable in 2022 compared to 2021.

Commitments and Contractual Obligations

As of March 31, 2023, the aggregate amount of our operating and finance lease obligations was approximately $21.9 million. As of March 31, 2023, we had no open purchase orders for kiosks.

See Note 11 to our unaudited consolidated financial statements as of March 31, 2023 and 2022, and Note 12 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this proxy statement for additional information about our Term Loan.

See Note 16 to our unaudited consolidated financial statements as of March 31, 2023 and 2022, and Note 17 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this proxy statement for additional information about our leases.

See Note 17 to our unaudited consolidated financial statements as of March 31, 2023 and 2022, and Note 18 to our consolidated financial statements as of December 31, 2022 and 2021, respectively, included elsewhere in this proxy statement for additional information about our material commitments and contingencies.

Summary of Critical Accounting Policies and Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. Estimates are used for, but not limited to, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, recoverability of intangible assets and goodwill, fair value of long-term debt, present value of lease liabilities and right of use assets, assumptions and inputs for fair value measurements used in business combinations, impairments of cryptocurrency, and contingencies, including liabilities that the Company deems are not probable of assertion. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, actual results could differ from these estimates.

Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. To get a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed. A summary of our critical accounting policies follows:

Cryptocurrencies

Cryptocurrencies are a unit of account that function as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer network. The Company’s cryptocurrencies were primarily comprised of Bitcoin (“BTC”), Litecoin (“LTC”), and Ethereum (“ETH”) for the periods presented and are collectively referred to as “cryptocurrencies” in the consolidated financial statements. The Company primarily purchases cryptocurrencies to sell to customers.

The Company accounts for cryptocurrencies as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other, and they are recorded on the Company’s consolidated Balance Sheets at cost, less any impairments. The Company has control and ownership over its cryptocurrencies which are stored in both our proprietary hot wallet and hot wallets hosted by a third party, BitGo, Inc.

The primary purpose of the Company’s operations is to buy and sell Bitcoin using the BTM kiosk network and other services. The Company does not engage in broker-dealer activities. The Company uses various exchanges and liquidity providers to purchase, liquidate and manage its bitcoin positions; however, this does not impact the accounting for these assets as intangible assets.

Impairment

Because the Company’s cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances indicate it is more likely than not that the asset is impaired in accordance with ASC 350. The Company has determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis, or the carrying value, at any time during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For the purposes of measuring impairment on its cryptocurrencies, the Company determines the fair value of its cryptocurrency on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market (Level 1 inputs).

The Company purchases cryptocurrencies, which are held in the Company’s hot wallets, on a just in time basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. The Company sells its cryptocurrencies to its customers from its BTM Kiosks, OTC and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, the Company relieves the adjusted cost basis of its cryptocurrency, net of impairments, on a first-in, first-out basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, the Company discontinued the sale of ETH and LTC to its customers.

During the year ended December 31, 2021, the Company purchased quantities of cryptocurrencies in excess of expected sales that were subsequently sold to customers, sold on exchange or distributed to the Member. Upon disposition, the Company relieved the adjusted cost basis (net of impairments) of the cryptocurrencies with any gains recorded to cost of revenue (excluding depreciation and amortization).

The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.

See Notes 2(i) and 2(j) to our consolidated financial statements for the three months ended March 31, 2023 and 2022 and for years ended December 31, 2022 and 2021 included elsewhere in this proxy statement for further information regarding the Company’s revenue recognition and cost of revenue related to the Company’s cryptocurrencies.

Goodwill and intangible assets, net

Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any noncontrolling interest in the acquired entity in a business combination. The Company tests for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily through the use of a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital. The company performs their annual test for impairment as of December 31 at the reporting unit level.

As a result of the acquisition of BitAccess in July 2021, the Company determined it had two reporting units. In August 2022, the Company terminated a significant BitAccess customer contract and determined that the termination of a significant customer was a triggering event requiring an assessment of impairment of both the acquired intangible assets and goodwill as of the date of the termination. In addition, as a result of the migration of the Company’s BTM kiosks onto the BitAccess platform and the integration of BitAccess operations and processes into its core operations, the Company re-assessed its reporting unit determination and concluded there was one reporting unit subsequent to the triggering event. As a result of the triggering event and reporting unit re-organization, the Company performed an impairment test of its acquired intangible assets and goodwill both before and after the re-organization based on the methodology described above. Based on these events, no impairment was determined as of the triggering event date.

For purposes of performing its annual impairment test, the Company evaluated the recoverability of its goodwill using the consolidated cash flows of the single reporting unit to determine if its goodwill and intangible asset were impaired as of December 31, 2022 in accordance with the methodology described above. There were no triggering events identified during the three months ended March 31, 2023 or March 31, 2022.

Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure its estimates accurately reflect the economic use of the related intangible assets.

Revenue Recognition

Kiosks, BDCheckout, and OTC

Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction. The Company charges a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction plus a markup, and a nominal flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by the Company and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.

The Company’s revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an over-the-counter (OTC) trade. BDCheckout sales are similar to sales from BTM kiosks, in that customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales are initiated and completed through the Company’s website. Regardless of the method by which the customer purchases the cryptocurrency, the Company considers its performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction is validated on the blockchain.

The typical process time for our transactions with customers is 30 minutes or less. At period end, for reasons of operational practicality, the Company applies an accounting convention to use the date of the transaction, which corresponds to the timing of the cash received, for purposes of recognizing revenue. This accounting convention does not result in materially different revenue recognition from using the time the cryptocurrency has been transferred to the customer’s wallet and the transaction has been validated on the blockchain (see Note 5 to our consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, respectively, included elsewhere in this proxy statement for further information regarding the Company’s revenue recognition).

In a limited number of BTM kiosks, the Company has the technology to allow customers the ability to sell their cryptocurrencies to the Company. In these limited cases, the Company receives the customer’s cryptocurrencies in the Company’s hot wallet, and the kiosk dispenses USD to the selling customer. Because all orders are processed within a very short time frame (typically within minutes), no orders are pending when the customer receives cash upon completion of the transaction at the kiosk. Revenue is recognized at the time when the cash is dispensed to the customer. The cryptocurrencies received are initially accounted for at cost and reflected in Cryptocurrencies on the consolidated Balance Sheet, net of impairments.

Software Services

As a result of the acquisition of BitAccess Inc. in July 2021 (see Note 9 to our consolidated financial statements for the years ended December 31, 2022 and 2021, respectively, included elsewhere in this proxy statement), the Company also generates revenue from contracts with third-party BTM operators to provide software services that enables these customers to operate their own BTM kiosks and facilitate customer cash-to-cryptocurrency transactions. In exchange for these software services, the Company earns a variable fee equal to a percentage of the cash value of the transactions processed by the kiosks using the software during the month, paid in BTC. The Company has determined that the software services are a single performance obligation to provide continuous access to the transaction processing system that is simultaneously provided to and consumed by the customer and represents a single, series performance obligation. Each day of the service periods comprises a distinct, stand-ready service that is substantially the same and with the same pattern of transfer to the customer as all the other days. The Company allocates the variable service fees earned to each distinct service period on the basis that (a) each variable service fee earned relates specifically to the entity’s efforts to provide the software services during that period and (b) allocation of the variable fee entirely to the distinct period in which the transaction giving rise to the fee occurred is consistent with the allocation objective in ASC 606. Accordingly, the Company allocates and recognizes variable software services revenue in the period in which the transactions giving rise to the earned variable fee occur.

BitAccess also generates revenue by selling kiosk hardware to BTM operators in exchange for cash. Hardware revenue is recognized at a point-in-time when the hardware is shipped to the customer and control is transferred to the customer. When customers pay in advance for the kiosk hardware, the Company records deferred revenue until the hardware is delivered and control is transferred to the customer. Hardware and software services are generally sold separately from each other and are distinct from each other.

The Company has considered whether its contracts with BitAccess customers for software services are themselves derivative contracts or contain an embedded derivative in accordance with ASC 815 - Derivatives and Hedging, because the Company elects to receive BTC as payment for these software fees. The Company determined that the contracts are not themselves derivative contracts in their entirety but do contain an embedded derivative for the right to receive the USD denominated receivable in BTC as settlement. Due to the immaterial amount of BTC not received as settlement of receivables from customers at each month end and because the fair value of the embedded derivative was determined to be de minimis, the Company has not separately disclosed the fair value of the embedded derivative in the Company’s consolidated financial statements.

Cost of Revenue (excluding depreciation and amortization)

The Company’s cost of revenue consists primarily of direct costs related to selling cryptocurrencies and operating the Company’s network of kiosks. The cost of revenue (excluding depreciation and amortization) caption includes cryptocurrency expenses, floorspace expenses, and kiosk operations expenses.

Cryptocurrency expenses

Cryptocurrency expenses include the cost of cryptocurrencies, fees paid to obtain cryptocurrencies, impairment of cryptocurrencies, gains on sales of cryptocurrencies on exchange, fees paid to operate the software on the BTM kiosks, and fees paid to transfer cryptocurrencies to customers.

Floor lease expenses

Floorspace lease expenses include lease expense related to retail locations for our kiosks.

Kiosk Operations expenses

Kiosk operations expenses include the cost of kiosk repair and maintenance and the cost of armored trucks to collect and transport cash deposited into the BTM kiosks.

The Company presents cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

Commitments and Contingencies

The Company assesses legal contingencies in accordance with ASC 450 — Contingencies and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, the Company records an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, the Company discloses the contingency when the probable or reasonably possible loss could be material.

Litigation

From time to time in the regular course of its business, the Company is involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject to.

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and the Company is unable to estimate the amount or range of loss, if any, in excess of amounts accrued. The Company does not believe that the ultimate outcome of these actions will have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations, cash flows or liquidity in a given quarter or year.

Leases

The Company adopted Topic 842 effective January 1, 2022 using the modified retrospective transition approach. The Company has utilized the effective date transition method and accordingly is not required to adjust its comparative period financial information for effects of Topic 842. The Company has elected to adopt practical expedients which permits it to not reassess its prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company elected not to recognize right of use (“ROU”) assets and lease liabilities for leases with terms of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and an ROU asset at the commencement date of each lease. For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective interest method. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before lease commencement date, plus any initial direct costs incurred less any lease incentives received. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. The discount rate is the implicit rate, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company recognizes lease costs associated with short-term leases on a straight-line basis over the lease term. When contracts contain lease and nonlease components, the Company accounts for both components as a single lease component.

On adoption, the Company recognized operating lease liabilities of $617,491 with corresponding ROU assets of $383,723 which is the net of operating lease liabilities on adoption and deferred rent liability of $233,768 at January 1, 2022. As part of the Topic 842 adoption, the Company reclassified existing capital lease obligations, to finance lease obligations which are presented as current installments of obligations under finance leases and obligation under leases, non-current on the consolidated Balance Sheets. There was no impact on the Statements of Changes in Member’s Equity for the adoption of Topic 842.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes- Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules with respect to Section 302 of the Sarbanes-Oxley Act, which will require certifications in our quarterly and annual reports and provision of an annual management report on the effectiveness of our internal control over financial reporting.

We will not be required to have our independent registered accounting firm make its first assessment of our internal control over financial reporting under Section 404 until our first annual report after we cease being an “emerging growth company.”

Quantitative and Qualitative Disclosure about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in cryptocurrency prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward- looking information provides indicators of how we view and manage our ongoing market risk exposures.

Foreign Currency Exchange Rate Risk

Certain of our operations are conducted in foreign currencies. Consequently, a portion of our revenues and expenses may be affected by fluctuations in foreign currency exchange rates on cash residing in the kiosks. We have not historically hedged our translation risk on foreign currency exposure, but we may do so in the future.

For the three months March 31, 2023, and for the year ended December 31, 2022, currency exchange rate fluctuations had an insignificant impact on our consolidated revenues.

Generally, the functional currency of our various subsidiaries is their local currency except BitAccess whose functional currency is USD. We are exposed to currency fluctuations on transactions that are not denominated in the functional currency. Gains and losses on such transactions are included in determining net income for the period. We may seek to mitigate our foreign currency risk through timely settlement of transactions and cash flow matching, when possible. For the three months ended March 31, 2023 and for the year ended December 31, 2022, our transaction gains and losses were insignificant.

We are also affected by fluctuations in exchange rates on our investments in foreign operations. Relative to our net investment in foreign operations, the assets and liabilities of subsidiaries whose functional currency is a foreign currency are translated at the period end rate of exchange. The resulting translation adjustment is recorded as a component of other comprehensive income and is included in member’s equity.

Adoption and Market Price of Cryptocurrency

Our business is dependent on the broader use and adoption of Bitcoin, which can to an extent be impacted by the spot price of the cryptocurrency we sell. Historically, we sold Bitcoin, Ethereum, and Litecoin. However, Bitcoin is now our sole cryptocurrency offering. Bitcoin represents 99.3% of our total transaction volume for each of the periods presented in this proxy statement, with the remaining cryptocurrencies accounting for the remaining less than 1% of transaction volume. As the adoption of cryptocurrency continues to grow for the general public, we expect continued growth from our addressable market. The prices of cryptocurrencies, including the cryptocurrencies we sell, have experienced substantial volatility, and high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation and media reporting. Bitcoin (as well as other cryptocurrency) may have value based on various factors, including their acceptance as a means of exchange by consumers and producers, scarcity, and market demand.

Equipment Costs

The cost of new kiosks can be impacted significantly by inflation, supply constraints, and labor shortages, and could be significantly higher than our fair value for new kiosks. As a result, at times, we may obtain kiosks or other hardware from third parties at higher prices, to the extent they are available.

Competition

In addition to factors underlying kiosk business growth and profitability, our success greatly depends on our ability to compete. The markets in which we compete are highly competitive, and we face a variety of current and potential competitors that may have larger and more established customer bases and substantially greater financial, operational, marketing, and other resources than we have. The digital financial system is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to intensify as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both within the United States and abroad, including traditional financial institutions, financial technology companies and brokerage firms that have entered the cryptocurrency market in recent years, digital and mobile payment companies offering overlapping features targeted at our users, and companies focused on cryptocurrencies. To stay competitive in the evolving digital financial system, both against new entrants into the market and existing competitors, we anticipate that we will have to continue to offer competitive features and functionalities and keep up with technological advances at fair prices to our users relative to our competitors.

Off-Balance Sheet Arrangements

None.

DESCRIPTION OF PUBCO SECURITIES

As a result of the business combination, PubCo stockholders who receive shares of PubCo Class A common stock in the business combination will become PubCo stockholders. Your rights as PubCo stockholders will be governed by Delaware law and the PubCo Amended and Restated Charter and PubCo Amended and Restated Bylaws. The following description of the material terms of PubCo’s securities reflects the anticipated state of affairs upon the Closing.

The following summary of the material terms of PubCo’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the PubCo Amended and Restated Charter and PubCo Amended and Restated Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement. You are encouraged to read the applicable provisions of Delaware law, the PubCo Amended and Restated Charter and the PubCo Amended and Restated Bylaws in their entirety for a complete description of the rights and preferences of PubCo’s securities following the business combination.

Authorized and Outstanding Capital Stock

The PubCo Amended and Restated Charter authorizes the issuance of 2,274,500,000 shares of capital stock, comprised of 800,000,000 shares of PubCo Class A common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 20,000,000 shares of PubCo Class B common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 2,250,000 total shares of PubCo Class E common stock, par value $0.0001 per share, consisting of three series: 750,000 shares of PubCo Class E-1 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-2 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-3 common stock (which shall not be entitled to vote), 300,000,000 shares of PubCo Class M common stock, par value $0.0001 per share (which shall be entitled to ten votes per share), 800,000,000 shares of PubCo Class O common stock, par value $0.0001 per share (which shall be entitled to one vote per share) and 300,000,000 shares of PubCo Class V common stock (which shall be entitled to ten votes per share), par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

As of June 1, 2023, the record date, PubCo had approximately 7,142,019 shares of PubCo Class A common stock, 7,906,250 shares of PubCo Class B common stock, 1,976,562 PubCo rights, 3,086 units and 31,625,000 PubCo Warrants to purchase PubCo Class A common stock, issued and outstanding. As of such date, there was one holder of record of PubCo Class A common stock, five holders of record of PubCo Class B common stock, one holder of record of PubCo rights, one holder of record of units and two holders of record of PubCo Warrants. After giving effect to the business combination and based on the number of shares of PubCo common stock outstanding as of the record date, PubCo will have 16,938,323 shares of PubCo Class A common stock outstanding (assuming minimum redemptions and no Incentive Issuances) and no shares of PubCo Class B common stock outstanding.

Common Stock

Voting

Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of the PubCo Amended and Restated Charter:

•	Each holder of PubCo Class A common stock will be entitled to one vote for each share of PubCo Class A common stock held of record by such holder.

•	Each holder of PubCo Class B common stock will be entitled to one vote for each share of PubCo Class B common stock held of record by such holder.

•	Each holder of PubCo Class E common stock shall have no voting rights with respect to each share of PubCo Class E common stock held of record by such holder.

•	Each holder of PubCo Class M common stock shall be entitled to ten votes for each share of PubCo Class M common stock held of record by such holder.

•	Each holder of PubCo Class O common stock shall be entitled to one vote for each share of PubCo Class O common stock held of record by such holder.

•	Each holder of PubCo Class V common stock shall be entitled to ten votes for each share of PubCo Class V common stock held of record by such holder.

The PubCo Class A common stock, PubCo Class B common stock, PubCo Class M common stock, PubCo Class O common stock and PubCo Class V common stock is collectively referred to as the “Voting Common Stock.”

Except as otherwise required by the PubCo Amended and Restated Charter, holders of Voting Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote. Pursuant to the PubCo Amended and Restated Charter, the holders of the outstanding shares of Voting Common Stock will be entitled to vote separately as a class upon any amendment to the PubCo Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Following the Closing, assuming minimum redemptions and no Incentive Issuances, BT Assets will control approximately 91.4% of the combined voting power of PubCo’s common stock as a result of its ownership of all of the shares of PubCo Class V common stock. Accordingly, Controlling Holder will indirectly control PubCo’s business policies and affairs and can control any action requiring the general approval of its stockholders, unless otherwise provided by applicable law.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the PubCo Class A common stock and PubCo Class M common stock with respect to the payment of dividends in cash, stock, or property of PubCo, such dividends may be declared and paid on the PubCo Class A common stock and PubCo Class M common stock out of the assets of PubCo at such times and in such amounts as the PubCo board of directors in its sole discretion shall determine. Dividends shall not be declared or paid on shares of PubCo Class B common stock, PubCo Class E common stock, PubCo Class O common stock or PubCo Class V common stock.

Liquidation or Dissolution

Upon PubCo’s liquidation, dissolution or winding up of the affairs of PubCo, after payment or provision for payment of the debts and other liabilities of PubCo as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of PubCo Class A common stock and PubCo Class M common stock will be entitled to receive the remaining assets of PubCo available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of PubCo Class B common stock, PubCo Class E common stock, PubCo Class O common stock and/or shares of PubCo Class V common stock, as such, shall not be entitled to receive any assets of PubCo in the event of any such liquidation, dissolution or winding up the affairs of PubCo.

Redemption Rights

PubCo will at all times reserve and keep available out of its authorized and unissued shares of PubCo Class A common stock and PubCo Class M common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the number of shares of PubCo Class A common stock and PubCo Class M common stock that are issuable in connection with the Redemption or Direct Exchange (each as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) of all outstanding BT HoldCo Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, as applicable. In the event that (a) a share of PubCo Class A common stock and PubCo Class M common stock is issued as a result of any Redemption or Direct Exchange of an BT HoldCo Common Unit pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement or (b) a Redemption by Cash Payment (as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) is effected with respect to any BT HoldCo Common Units pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, or (c) all of the outstanding shares of PubCo Class V common stock are converted to PubCo Class O common stock, a share of PubCo Class O common stock or PubCo Class V common stock held by such unitholder chosen by PubCo in its sole discretion will automatically and without further action on the part of PubCo or the holder thereof be transferred to PubCo for no additional consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by PubCo.

Other Provisions

Neither the PubCo Class A common stock nor the PubCo Class B common stock has any pre-emptive or other similar subscription rights.

Preferred Stock

PubCo is authorized to issue 50,000,000 shares of preferred stock. The PubCo board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of the PubCo board of directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of PubCo entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Redeemable Warrants

Public Warrants

As of June 1, 2023, the record date, PubCo had 31,625,000 PubCo public warrants issued and outstanding. Each public warrant entitles the holder thereof to purchase one share of PubCo’s PubCo Class A common stock at a price of $11.50 per share. The warrants will become exercisable 30 days after the completion of the initial business combination and will expire five years after the completion of the initial business combination or earlier upon redemption or liquidation.

Private Placement Warrants

Substantially concurrently with the closing of the IPO, PubCo completed the private sale of 12,223,750 private placement warrants at a purchase price of $1.00 per private placement warrant, to the Sponsor, generating gross proceeds to PubCo of $12,223,750. The private placement warrants were identical to the warrants sold as part of the units in the IPO except that, so long as they were held by the Sponsor or its permitted transferees: (i) they would not be redeemable by PubCo; (ii) they (including the shares of PubCo Class A common stock issuable upon exercise of the warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of PubCo’s initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of PubCo Class A common stock issuable upon exercise of the PubCo public warrants) are entitled to registration rights.

PubCo Rights

Each whole PubCo right represents the right to receive one share of PubCo Class A common stock upon the consummation of our initial business combination, so each holder of a whole right will receive one share of PubCo Class A common stock upon consummation of our initial business combination, whether or not we will be the surviving entity and even if the holder of such right redeemed all shares of PubCo Class A common stock held by him, her or it in connection with our initial business combination. No fractional shares will be issued, so unless a holder owns at least 16 units, such holder will not be able to trade a whole right for a share of PubCo Class A common stock. No additional consideration will be required to be paid by a holder of PubCo rights in order to receive his, her or its additional shares of PubCo Class A common stock upon consummation of our initial business combination as the consideration related thereto has been included in the unit purchase price paid for by investors. The shares issuable upon exchange of the PubCo rights will be freely tradable (except to the extent held by affiliates of ours).

Choice of Forum

The PubCo Amended and Restated Charter will provide that, to the fullest extent permitted by law, and unless PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of PubCo’s directors, officers, employees or agents to PubCo or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the PubCo Amended and Restated Charter or PubCo Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The PubCo Amended and Restated Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the PubCo Amended and Restated Charter and PubCo Amended and Restated Bylaws

The provisions of the PubCo Amended and Restated Charter and PubCo Amended and Restated Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of PubCo Class A common stock.

The PubCo Amended and Restated Charter and the PubCo Amended and Restated Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the PubCo board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of PubCo unless such takeover or change in control is approved by the PubCo board of directors.

These provisions include:

•

Action by Written Consent; Special Meetings of Stockholders. The PubCo Amended and Restated Charter will provide that, following the Trigger Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, unless such action has previously been approved and recommended by the PubCo board of directors. The PubCo Amended and Restated Charter and the PubCo Amended and Restated Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of stockholders of PubCo may be called only (i) by or at the direction of (a) the PubCo board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that PubCo would have if there were no vacancies, (b) the Chairman of the PubCo board of directors, or (c) the Chief Executive Officer (if any) or (ii) prior to Trigger Date, by the Chairman of the PubCo board of directors at the written request of the BT Stockholders.

•

Advance Notice Procedures. The PubCo Amended and Restated Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of PubCo’s stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given PubCo’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the PubCo Amended and Restated Bylaws will not give the PubCo board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the PubCo Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of PubCo.

•

Authorized but Unissued Shares. PubCo’s authorized but unissued shares of PubCo Class A common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of PubCo Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of PubCo Class A common stock by means of a proxy contest, tender offer, merger or otherwise.

•

Business Combinations with Interested Stockholders. The PubCo Amended and Restated Charter will provide that PubCo is expressly not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, PubCo is not subject to any anti-takeover effects of Section 203. Nevertheless, the PubCo Amended and Restated Charter will contain provisions that will become operative following the time PubCo is no longer a “controlled company” and will have a similar effect to Section 203, except that they will provide that Sponsor, the BT Stockholders, and their respective affiliates or any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of stock of PubCo, or any person who would otherwise be an interested stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent or more of the outstanding Voting Stock (in one transaction or a series of transactions) by any BT Stockholder or any of their respective affiliates or associates to such person, will not be deemed to be “interested stockholders,” and accordingly will not be subject to such restrictions.

Limitations on Liability and Indemnification of Officers and Directors

The PubCo Amended and Restated Charter will limit the liability of the PubCo directors and officers to the fullest extent permitted by the DGCL and provides that PubCo will provide them with customary indemnification and advancement of expenses. PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to PubCo or on its behalf.

Corporate Opportunity

The PubCo Amended and Restated Charter provides that, to the fullest extent permitted by applicable law, certain “exempted persons” will not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as PubCo or any of its affiliates, and no such persons will not have any liability to PubCo or its stockholders for breach of any fiduciary duty solely by reason of any such activities.

To the fullest extent permitted by law, (a) PubCo, on its behalf and on behalf of its affiliates, will renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for PubCo and (b) the exempted persons will have no duty to present any such corporate opportunity to PubCo and will not be liable to PubCo, its affiliates or its stockholders for refraining to present any such corporate opportunity to PubCo (other than in such person’s capacity as a director or officer of PubCo).

Transfer Agent and Registrar

The transfer agent for PubCo common stock is Continental Stock Transfer & Trust Company.

Listing of PubCo Class A Common Stock and PubCo Public Warrants

Application will be made for the shares of PubCo Class A common stock and PubCo public warrants to be approved for listing on Nasdaq under the symbols “BTM” to “BTMW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of PubCo for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as PubCo were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of PubCo for at least six months but who are PubCo’s affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of PubCo common stock then outstanding; or

•	the average weekly reported trading volume of PubCo common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by PubCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the holders of shares of PubCo Class B common stock, including but not limited to, the Sponsor, will be able to sell their shares of PubCo Class A common stock issuable upon conversion of its shares of PubCo Class B common stock and PubCo private placement warrants, as applicable, pursuant to Rule 144 without registration one year after PubCo has filed the Form 10 information with the SEC following the completion of the business combination. Absent registration under the Securities Act, other stockholders who receive restricted securities will not be permitted to sell their restricted securities under Rule 144 earlier than one year after PubCo has filed the Form 10 information with the SEC following the completion of the business combination.

PubCo anticipates that following the consummation of the business combination, PubCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of PubCo’s voting shares (prior to the business combination) and (ii) the expected beneficial ownership of PubCo’s voting shares immediately following the Closing (assuming a “minimum redemptions” scenario, a “midpoint redemptions” scenario and a “maximum redemptions” scenario as described below) by:

•	each person who is known to be the beneficial owner of more than 5% of PubCo’s voting shares;

•	each of PubCo’s current officers and directors;

•	each person who is expected to be, following the business combination, a beneficial owner of more than 5% of PubCo common stock;

•	each person who will become a named executive officer or director of PubCo following the Closing; and

•	all executive officers and directors of PubCo following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The expected beneficial ownership of shares of PubCo common stock post-business combination assumes three scenarios:

(i) a “minimum redemptions” scenario where (i) 24,482,981 public shares have been redeemed in connection in connection with the Extension Special Meeting (as defined herein) and 0 public stockholder exercise their redemption rights in connection with the business combination and (ii) PubCo issues 44,100,000 shares of PubCo Class V common stock;

(ii) a “midpoint redemptions” scenario where (i) 26,321,217 public shares are redeemed in connection with the Extension Special Meeting and the business combination and (ii) PubCo issues 44,100,000 shares of PubCo Class V common stock; and

(iii) a “maximum redemptions” scenario where (i) 28,159,453 public shares are redeemed in connection with the Extension Special Meeting and the business combination and (ii) PubCo issues 44,100,000 shares of PubCo Class V common stock.

Based on the foregoing assumptions, we estimate that there would be 62,414,831 shares of PubCo common stock issued and outstanding immediately following the consummation of the business combination in the “minimum redemption” scenario, 60,576,595 shares of PubCo common stock issued and outstanding immediately following the consummation of the business combination in the “midpoint redemption” scenario, and 58,738,359 shares of PubCo common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under After the Business Combination in the table that follows will be different. Unless otherwise indicated, PubCo and BT OpCo believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

Unless otherwise indicated, PubCo and BT OpCo believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

	Before the Business Combination (PubCo)				After the Business Combination (PubCo)
					Assuming Minimum Redemptions				Assuming Midpoint Redemptions				Assuming Maximum Redemptions
Name and Address of Beneficial Owner (1)	Number of shares of PubCo Class A Common Stock	%	Number of shares of PubCo Class B Common Stock	%	Number of shares of PubCo Class A Common Stock	%	Number of Shares of PubCo Class V Common Stock	%	Number of shares of PubCo Class A Common Stock	%	Number of Shares of PubCo Class V Common Stock	%	Number of shares of PubCo Class A Common Stock	%	Number of Shares of PubCo Class V Common Stock	%
GSR II Meteora Sponsor LLC(3)(4)	—	—	7,826,250	99.0%	7,826,250	18.8%	—	—	7,826,250	30.2%	—	—	7,826,250	48.6%	—	—
Gus Garcia	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Lewis Silberman	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Anantha Ramamurti	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Joseph Tonnos	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Michael Moe	—	—	20,000	*	20,000	*	—	—	20,000	*	—	—	20,000	*	—	—
Baris Guzel	—	—	20,000	*	20,000	*	—	—	20,000	*	—	—	20,000	*	—	—
David Lorber	—	—	20,000	*	20,000	*	—	—	20,000	*	—	—	20,000	*	—	—
Eve Mongiardo	—	—	20,000	*	20,000	*	—	—	20,000	*	—	—	20,000	*	—	—
All Current Officers and Directors as a Group (8 individuals)	—	—	7,906,250	100.0%	7,906,250	19.0%	—	—	7,906,250	30.5%	—	—	7,906,250	49.1%	—	—

Current 5% Holders of PubCo
Saba Capital Management L.P.(5)	2,174,140	6.9%	—	—	2,310,024	5.5%	—	—	2,310,024	8.9%	—	—	2,310,024	14.4%	—	—
Highbridge Capital Management LLC(6)	1,776,868	5.6%	—	—	1,887,922	4.5%	—	—	1,887,922	7.3%	—	—	1,887,922	11.7%	—	—
HGC Investment Management Inc.(7)	2,796,937	8.8%	—	—	2,971,746	7.1%	—	—	2,971,746	11.5%	—	—	2,971,746	18.5%	—	—
Hudson Bay Capital Management L.P.(8)	1,749,984	5.5%	—	—	1,859,358	4.5%	—	—	1,859,358	7.2%	—	—	1,859,358	11.6%	—	—
Radcliffe Capital Management, L.P.(9)	667,000	9.3%	—	—	667,000	3.6%	—	—	667,000	4.0%	—	—	667,000	4.6%	—	—
entities affiliated with Harraden Fund(10)	699,800	9.8%	—	—	699,800	3.8%	—	—	699,800	4.2%	—	—	699,800	4.8%	—	—

All Directors and Executive Officers of PubCo Post-Business Combination
Brandon Mintz(11)	—	—	—	—	—	—	44,100,000	100.0%	—	—	44,100,000	100.0%	—	—	44,100,000	100.0%
Scott Buchanan	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Glen Leibowitz	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Mark Smalley	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Dan Gardner	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jackie Marks	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Daniel Stabile	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Bradley Strock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Tim Vanderham	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

All officers and directors of PubCo After the Business Combination as a group (9 individuals)	—	—	—	—	—	—	44,100,000	100.0%	—	—	44,100,000	100.0%	—	—	44,100,000	100.0%

Five Percent Holders of PubCo After the Business Combination
BT Assets, Inc.(12)	—	—	—	—	—	—	44,100,000	100.0%	—	—	44,100,000	100.0%	—	—	44,100,000	100.0%

*	Less than 1%
(1)

Unless otherwise noted, the business address of each of the following entities or individuals is c/o GSR II Meteora Acquisition Corp., 418 Broadway, Suite N, Albany, New York 12207. Unless otherwise indicated, the business address of each of the executive officers, directors and five percent holders of PubCo after the Closing of the business combination is c/o Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(2)

Interests shown consist solely of shares of PubCo Class B common stock. Such shares are convertible into shares of Class A common stock at the time of our initial business combination, subject to adjustment, as described in the section of PubCo’s final prospectus relating to the IPO entitled “Description of Securities.”

(3)	GSR II Meteora Sponsor LLC is the record holder of shares reported herein. Each of Gus Garcia, Lewis Silberman, Anantha Ramamurti, Joseph Tonnos and Vik Mittal are the managers of GSR II Meteora.
(4)

After the Closing of the business combination, represents 6,326,252 shares of PubCo Class A common stock and up to 1,579,998 shares of PubCo Class E common stock which are convertible into shares of PubCo Class A common stock on a one-for-one basis upon the achievement of milestones for the per share price of PubCo Class A common stock during the applicable earn-out period. The foregoing does not include any shares issued, to be issued, forfeited, or deferred in connection with the Voting and Non-Redemption Agreements entered into in connection with the Extension Special Meeting or the Non-Redemption Agreements. For more information about the Sponsor Agreement and Non-Redemption Agreements, see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Non-Redemption Agreements,” respectively.
(5)

According to a Schedule 13G filed with the SEC on February 14, 2023, Saba Capital Management, L.P., Saba Capital Management GP, LLC and Mr. Boaz R. Weinstein may be deemed beneficial owners of such shares of PubCo Class A common stock. Post-Closing business combination, includes 135,884 shares of PubCo Class A common stock issuable upon conversion of the PubCo rights. The principal business address for all such persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(6)

According to a Schedule 13G filed with the SEC on February 2, 2023, Highbridge Capital Management, LLC holds such shares of PubCo Class A common stock. Post-Closing business combination, includes 111,054 shares of PubCo Class A common stock issuable upon conversion of the PubCo rights. The principal business address of the reporting person is 277 Park Avenue, 23rd Floor, New York, New York 10172.

(7)

According to a Schedule 13G filed with the SEC on February 1, 2023, HGC Investment Management Inc. and HGC Fund L.P. may be deemed beneficial owners of such shares of PubCo Class A common stock. Post-Closing business combination, includes 174,809 shares of PubCo Class A common stock issuable upon conversion of the PubCo rights. The principal business address of the reporting person is 1073 Yonge Street, 2nd Floor, Toronto, Ontario M4W 2L2, Canada.

(8)

According to a Schedule 13G filed with the SEC on February 8, 2023, Hudson Bay Capital Management L.P. and Sander Gerber may be deemed beneficial owners of such shares of PubCo Class A common stock. Post-Closing business combination, includes 109,347 shares of PubCo Class A common stock issuable upon conversion of the PubCo rights. The principal business address of the reporting person is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(9)

According to a Schedule 13G filed with the SEC on May 31, 2023, Radcliffe Capital Management, L.P., RGC Management Company, LLC, Steven B. Katznelson, Christopher Hinkel, Radcliffe Multi-Strategy Master Fund, L.P., and Radcliffe Multi-Strategy GP, LLC may be deemed beneficial owners of such shares of PubCo Class A common stock. The foregoing does not include any shares issued, to be issued, forfeited, or deferred in connection with the Voting and Non-Redemption Agreements entered into in connection with the Extension Special Meeting or the Non-Redemption Agreements. The principal business address of the reporting person is 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(10)

According to a Schedule 13G with the SEC filed on June 7, 2023, Harraden Circle Investors, LP (“Harraden Fund”), Harraden Circle Investors GP, LP (“Harraden GP”), the general partner to Harraden Fund, Circle Investors GP, LLC (“Harraden LLC”), the general partner of Harraden GP, Harraden Circle Investments, LLC (“Harraden Adviser”), serving as investment manager to Harraden Fund, Frederick V. Fortmiller, Jr., the managing member of each of Harraden LLC and Harraden Adviser, may be deemed beneficial owners of such shares of PubCo Class A common stock. The foregoing does not include any shares issued, to be issued, forfeited, or deferred in connection with the Voting and Non-Redemption Agreements entered into in connection with the Extension Special Meeting or the Non-Redemption Agreements. The principal business address of the reporting person is 418 Broadway, Suite N, Albany, New York.

(11)	Represents 44,100,000 shares of PubCo Class V common stock held by BT Assets, of which Mr. Mintz is the sole member and therefore Mr. Mintz may be deemed to beneficially own such shares.
(12)

Includes 44,100,000 shares of PubCo Class V common stock. Following the Closing, including the related Pre-Closing Restructuring, BT Assets will be the record holder of 44,100,000 BT HoldCo Common Units (and an equivalent number of shares of PubCo Class V common stock), which, pursuant to the BT HoldCo Amended and Restated Limited Liability Company Agreement, under certain circumstances may be exchanged on a one-for-one basis for shares of PubCo Class M common stock. As the sole member of BT Assets, Brandon Mintz may be deemed to beneficially own the shares of PubCo common stock held by BT Assets. The securities reported hereby exclude an aggregate of 15,000,000 shares of PubCo Class A common stock potentially issuable to BT Assets in connection with the conversion in full of the BT HoldCo Earnout Units to be issued to BT Assets in connection with the business combination. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Business Combination — Earn-Out Consideration.”

OFFICERS AND DIRECTORS OF PUBCO UPON CONSUMMATION OF THE BUSINESS COMBINATION

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who will serve as officers and directors of PubCo upon the Closing:

Name	Age	Position
Brandon Mintz	28	President, Chief Executive Officer and Director Nominee
Scott Buchanan	31	Chief Operating Officer, Director Nominee
Glen Leibowitz	53	Chief Financial Officer
Mark Smalley	53	Compliance Officer
Dan Gardner	41	Director Nominee
Jackie Marks	45	Director Nominee
Daniel Stabile	39	Director Nominee
Bradley Strock	60	Director Nominee
Tim Vanderham	44	Director Nominee

Brandon Mintz. Upon the Closing, Brandon Mintz will serve as President, Chief Executive Officer, and Chairman of the board of directors of PubCo. Mr. Mintz founded and has served as the President and Chief Executive Officer of Bitcoin Depot since its inception in June 2016. Prior to founding Bitcoin Depot, Mr. Mintz founded and served as Chief Executive Officer of Premier Technologies, LLC beginning in November 2013. Mr. Mintz holds a B.B.A. in Marketing from the University of Georgia. Mr. Mintz was recognized by Ernst & Young as a finalist for the 2021 Southeast Entrepreneur of the Year. As the founder of Bitcoin Depot, we believe Mr. Mintz is qualified to serve as director because of his historical knowledge about the cryptocurrency industry, deep understanding of our business and entrepreneurial spirit and leadership.

Scott Buchanan. Upon the Closing, Scott Buchanan will serve as a director and Chief Operating Officer of PubCo. Mr. Buchanan has served as Bitcoin Depot’s Chief Operating Officer since March 2022, and also served as Bitcoin Depot’s Chief Financial Officer from August 2020 to January 2023. From June 2019 to August 2020, Mr. Buchanan served as a Vice President of Finance/HR from June 2019 to August 2020. Before his tenure at Bitcoin Depot, Mr. Buchanan worked at Acuity Brands (NYSE: AYI) in different finance-related roles beginning in December 2015. Mr. Buchanan holds a B.S. in Accounting from North Carolina State University and a Masters of Science in Accountancy from Wake Forest School of Business. Mr. Buchanan is a certified public accountant. We believe Mr. Buchanan is qualified to serve as PubCo’s Chief Operating Officer and serve on PubCo’s board of directors because of his finance-related expertise and credentials and his deep understanding of our business and operations.

Glen Leibowitz. Upon the Closing, Glen Leibowitz will serve as Chief Financial Officer of PubCo. Mr. Leibowitz has served as Bitcoin Depot’s Chief Financial Officer since January 2023. Mr. Leibowitz previously served as Chief Financial Officer for Acreage Holdings, Inc. from March 2018 to April 2021. He has over 20 years of finance and accounting experience with expertise in building and scaling operations, improving controls and working to manage an organization through accelerated business growth, and has also served as a board member of non-for-profit organizations. From October 2016 to February 2018, Mr. Leibowitz worked as an independent consultant, advising clients in the financial services industry on U.S. GAAP accounting standards and SEC financial statement disclosure and presentation. From 2007 to 2016, Mr. Leibowitz held various key roles at Apollo Global Management LLC, including the accounting lead in taking the organization public in 2011. Under his tenure, he implemented the public reporting framework, accounting policies and directed the company-wide Sarbanes-Oxley program. Prior to Apollo, Mr. Leibowitz spent almost 10 years at PricewaterhouseCoopers focused on multiple complex foreign registrant financial statements and client IPO documents across sectors including: alternative asset managers, Internet/software, telecommunications, pharmaceutical, and mining. We believe Mr. Leibowitz is qualified to serve as PubCo’s Chief Financial Officer because of his accounting and finance related expertise and credentials.

Mark Smalley. Upon the closing, Mark Smalley will serve as a Compliance Officer of PubCo. Mr. Smalley has served as Bitcoin Depot’s Compliance Officer since March 2020. Before his tenure at Bitcoin Depot, Mr. Smalley worked at AML RightSource as a Risk & Regulatory Senior Manager from 2018 to 2020. He also served as a Risk & Regulatory Consultant at Crowe Horwath from 2014 to 2018. Prior to his time at Crow Horwath LLP, he held several key roles at KeyBank in different compliance-related roles beginning in October 2005. Mr. Smalley holds a BA in Political Science from University of Dayton, a JD from the School of Law at University of Akron, as well as an MBA in Executive Masters of Business Administration from Cleveland State University. We believe Mr. Smalley is qualified to serve as PubCo’s Compliance Officer because he is an industry expert as a result of his extensive experience in the compliance space as a consultant and previously in the banking industry.

Dan Gardner. Upon the Closing, Dan Gardner will serve as a director of PubCo. Mr. Gardner co-founded Gardner Capital Group and has served as its Chief Executive Officer since November 2020, and has been a Principal at Correlate, LLC and ValuFi, LLC since December 2020 and April 2021, respectively. He co-founded and has been a partner of GPF Holdings since April 2019, and of Nova Group, LLC since January 2021. He has also served as Senior Advisor at CentSai since August 2020. From February 2013 to November 2020, Mr. Gardner worked as a Consultant and Director of Strategic Accounts and Acquisitions at Paramount Management Group, a wholly owned subsidiary of Heller Capital, and since December 2021, he has served as a consultant to Paramount. During his tenure at Paramount, Mr. Gardner has led the consolidation of ATM companies across the continental United States and Puerto Rico. In January 2006, Mr. Gardner co-founded Select-A-Branch, an ATM software company, where he developed patented software capable of delivering branded, surcharge-free ATM transactions for an unlimited number of financial institutions at each ATM, which was acquired in February 2013 by Seven Bank, Ltd. Mr. Gardner serves on the advisory board of Univest Bank & Trust. He also serves on the boards of two Philadelphia non-profits: Impact Services Corporation and Philly Startup Leaders. Mr. Gardner holds a Bachelor of Science in Business Administration and Management from the College of Charleston. We believe Mr. Gardner is qualified to serve on PubCo’s board of directors because of his expertise in both business development strategies and transportation in the electronic payments industry as well as his significant mergers and acquisitions experience and related ability to provide valuable insight and guidance.

Jackie Marks. Upon the Closing, Jackie Marks will serve as a director of PubCo. Ms. Marks has served as Chief Financial Officer of Condé Nast since March 2021. Ms. Marks served as Chief Financial Officer of Mercer from May 2018 to March 2021. Prior to joining Mercer in 2018, Ms. Marks over the course of 15 years held a variety of financial leadership positions at Thomas Reuters, including serving as Chief Financial Officer of enterprise technology and operations from August 2015 to April 2018. Earlier in her career, Ms. Marks served as an associate at Siemens Westinghouse from 1998 to 2000. Ms. Marks received her Bachelors of Science in Business from the College of Business at University of Central Florida. We believe Ms. Marks is qualified to serve on PubCo’s board of directors because of her finance-related expertise and her experience as a senior executive at two public companies.

Daniel Stabile. Upon the Closing, Daniel Stabile will serve as a director of PubCo. Mr. Stabile has been a Partner at Winston & Strawn LLP since May 2022, serving as a co-chair of the firm’s Digital Assets and Blockchain Technology Group. Mr. Stabile also served as a vice chairperson of the Miami-Dade County Cryptocurrency Task Force. Prior to his tenure at Winston, he was an attorney at Shutts & Bowen from March 2012 to May 2022, and at Dewey & LeBoeuff LLP from September 2008 to March 2012. Mr. Stabile has over 10 years of experience as an attorney with expertise in the distributed ledger, blockchain and digital asset sector. Mr. Stabile has advised banks, broker-dealers, FinTech companies and other businesses regarding their implementation of blockchain technology, as well as government officials and regulators on digital asset technology and regulation. He has also represented financial institutions and other businesses in contentious matters and disputes, including government investigations and enforcement actions, arbitrations and civil litigations. Mr. Stabile hold both a BA in Philosophy from the University of Virginia and a JD from The George Washington University Law School. We believe Mr. Stabile is uniquely qualified to serve on PubCo’s board of directors because of his crypto regulatory industry-related expertise and his deep understanding of our company.

Bradley Strock. Upon the Closing, Bradley Strock will serve as a director of PubCo. Mr. Strock has served as President of Klaxon Holdings, LLC since January 2019. Mr. Strock served as Chief Information Officer at PayPal from October 2014 to December 2018, and from March 2011 to October 2014 he served as PayPal’s Vice President of Global Operations Technology. Prior to joining PayPal in 2011, Mr. Strock held several senior executive roles at Bank of America and at JP Morgan Chase. Mr. Strock has served on the board of directors of Elevate Credit, Inc. since January 2018, and is a member of Elevate’s Compensation Committee and Chairperson of its Risk Committee. Mr. Strock has also served on the board of Kiavi, Inc., one of the nation’s largest lenders to real estate investors, from December 2021 to September 2022. Mr. Strock also serves on the board of Hiigna, Inc., a non-profit organization providing micro-finance loans in Africa. He received his MSM (MBA) from the Krannert School of Management at Purdue University, along with a BS in Mechanical Engineering from Purdue. We believe Mr. Strock is qualified to serve on PubCo’s board of directors because of his experience in transformative technology, information security, growth strategies and advanced analytics as a senior executive.

Tim Vanderham. Upon the Closing, Tim Vanderham will serve as a director of PubCo. Mr. Vanderham has served on the technology advisory board of Ryan, LLC since December 2022. He also serves as a member of the President’s advisory board at Georgia Institute of Technology. Mr. Vanderham served as Chief Technology Officer and Executive Vice President at NCR from July 2018 to March 2022. During his tenure at NCR, he led the Software Strategy, Engineering and Innovation teams, integrating and consolidating such teams into one unit under the company’s new organizational structure. Prior to joining NCR, he served as Chief Technology Officer at Thomson Reuters for its Tax and Accounting division. Mr. Vanderham held several key roles at IBM, including the position of Vice President of Development and Operations of IBM Cloud Platform Services (Bluemix) which he held from February 2014 to October 2016. Mr. Vanderham received his BS in Mechanical Engineering from South Dakota State University. We believe Mr. Vanderham is qualified to serve on PubCo’s board of directors because of his experience serving as Chief Technology Officer at a public payments company and a public technology company.

Corporate Governance

Composition of the Board of Directors

Upon the completion of the business combination, it is anticipated that PubCo will have seven directors.

In evaluating a director candidate’s qualifications, PubCo will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our ability to manage and direct our affairs and business, including the ability of our board’s committees. Each director will hold office until the earlier of such director’s death, resignation, retirement, disqualification or removal or until such director’s successors have been duly elected and qualified.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, PubCo will be largely exempt from such requirements after the Closing. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that at least Ms. Marks and Messrs. Gardner, Stabile, Strock and Vanderham, representing five members of the proposed PubCo board following the business combination, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Lead Independent Director

It is expected that Bradley Strock will serve as the lead independent director of PubCo’s board of directors after the Closing of the business combination. As lead independent director, Mr. Strock will preside over periodic meetings of PubCo’s independent directors, serve as a liaison between the Chairman of PubCo’s board of directors and the independent directors and perform such additional duties as PubCo’s board of directors may otherwise determine and delegate.

Controlled Company Exemption

Upon the Closing, the Controlling Holder will beneficially own more than 50% of the combined voting power for the election of directors. As a result, PubCo will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq and may elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:

•	that a majority of its board of directors consist of directors who qualify as “independent” as defined under Nasdaq rules;

•	that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•

that director nominees must either be selected, or recommended for the board of directors’ selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

PubCo may elect to utilize one or more of these exemptions for so long as it remains a “controlled company.” Immediately following the Closing, PubCo plans to rely on the second and third above-listed exemptions to Nasdaq’s corporate governance requirements. As a result, neither the compensation committee, nor the nominating and corporate governance committee, of PubCo’s board will be comprised solely of independent directors after the Closing. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that PubCo ceases to be a “controlled company” and the shares of PubCo Class A common stock continue to be listed on Nasdaq, PubCo will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Our Organizational Structure and the Tax Receivable Agreement — Following the Closing, we will be a ‘controlled company’ within the meaning of the Nasdaq rules and, as a result, will qualify for, and will and may in the future rely on, certain exemptions from Nasdaq’s corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Committees of the Board of Directors

The PubCo board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. The PubCo board of directors will have a standing audit, compensation, and nominating and corporate governance committee, which will operate under written charters.

In addition, from time to time, special committees may be established under the direction of the PubCo board of directors when the PubCo board of directors deems it necessary or advisable to address specific issues. Following the business combination, current copies of PubCo’s committee charters will be posted on its website, www.BitcoinDepot.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement and does not form part of this proxy statement.

Audit Committee

The rules of the SEC and listing standards of Nasdaq require that the audit committee be comprised of at least three directors who meet the independence and experience standards established by Nasdaq and the

Exchange Act, subject to the phase in exceptions. PubCo intends to have a fully independent audit committee upon consummation of the business combination. Following the Closing, PubCo’s audit committee will consist of Ms. Marks, Mr. Strock and Mr. Vanderham, with Ms. Marks serving as the chair of the audit committee. Each member of the audit committee will be independent under the rules of the SEC and financially literate, and the PubCo board of directors has determined that Ms. Marks qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

This committee will oversee, review, act on and report on various auditing and accounting matters to the PubCo board of directors, including: the selection of PubCo’s independent accountants, the scope of PubCo’s annual audits, fees to be paid to them, PubCo’s performance and PubCo’s accounting practices. In addition, the audit committee will oversee PubCo’s compliance programs relating to legal and regulatory requirements. The audit committee will also review and approve or disapprove of related party transactions. PubCo expects to adopt an audit committee charter defining such committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards, including Sarbanes-Oxley Act.

Compensation Committee

Because PubCo after the Closing will be a “controlled company” within the meaning of the Nasdaq corporate governance rules, we will not be required to have a fully independent compensation committee. PubCo intends to have in place a compensation committee upon and after the Closing consisting of Mr. Gardner, Mr. Mintz and Mr. Stabile, with Mr. Mintz serving as the chair of the compensation committee.

The compensation committee will review and approve, or recommend that PubCo’s board of directors approve, the compensation of PubCo’s chief executive officer, review and recommend to PubCo’s board of directors the compensation of PubCo’s non-employee directors, review and approve, or recommend that PubCo’s board of directors approve, the terms of compensatory arrangements with PubCo’s executive officers, administer PubCo’s incentive compensation and benefit plans, select and retain independent compensation consultants and assess whether any of PubCo’s compensation policies and programs has the potential to encourage excessive risk-taking. We expect to adopt a compensation committee charter defining such committee’s primary duties in a manner consistent with the rules of the SEC, the PCAOB and applicable Nasdaq rules.

Nominating and Corporate Governance Committee

Because PubCo after the Closing will be a “controlled company” within the meaning of the Nasdaq corporate governance rules, we will not be required to have a fully independent nominating and corporate governance committee. PubCo intends to have in place a nominating and corporate governance committee upon and after the Closing consisting of Mr. Mintz, Mr. Stabile and Mr. Strock, with Mr. Mintz serving as the chair of the nominating and corporate governance committee.

The nominating and corporate governance committee will identify, evaluate and recommend qualified nominees to serve on PubCo’s board of directors, consider and make recommendations to the PubCo board of directors regarding the composition of the PubCo board of directors and its committees, and oversee PubCo’s internal corporate governance processes, maintain a management succession plan and oversee an annual evaluation of the PubCo board of directors’ performance. PubCo expects to adopt a nominating and corporate governance committee charter defining such committee’s primary duties in a manner consistent with the rules of the SEC and applicable Nasdaq rules.

Code of Ethics

PubCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on PubCo’s website, www.BitcoinDepot.com. PubCo intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of PubCo’s executive officers has, during the last year, participated in deliberations of its board of directors concerning executive officer compensation. None of PubCo’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the PubCo’s board of directors.

EXECUTIVE COMPENSATION

Executive Compensation

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation, for our last completed fiscal year. Further, BT OpCo reporting obligations extend only to “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at any time during fiscal year 2022 or fiscal year 2021; however, only the following individuals served as an executive officer in fiscal year fiscal year 2022 or 2021 and comprise BT OpCo’s Named Executive Officers fiscal year 2022 or for fiscal year 2021.

Name	Principal Position
Brandon Mintz	President and Chief Executive Officer
Scott Buchanan	Chief Operating Officer and Chief Financial Officer

2022 and 2021 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to BT OpCo’s Named Executive Officers for the fiscal year ended December 31, 2022 and the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Brandon Mintz President and Chief Executive Officer	2022 2021	600,000 600,000	— —	600,000 600,000

Scott Buchanan Chief Operating Officer and Chief Financial Officer	2022 2021	263,000 250,000	80,000 100,000	343,000 350,000

(1)

The amount in this column reflects the base salary actually earned by each Named Executive Officer during each of fiscal year 2022 and 2021. Mr. Buchanan’s annualized base salary was increased from $250,000 to $290,000, effective September 1, 2022.

(2)

The amount in this column reflects the annual bonus earned by Mr. Buchanan (i) in fiscal year 2022 based on the achievement of net profit goals for BT OpCo, which was earned at 80% of target and (ii) in fiscal year 2021 based on the achievement of net profit goals for BT OpCo, which was earned at 100% of target. Mr. Mintz was not eligible to receive any annual bonus or other incentive compensation during fiscal year 2022 or fiscal year 2021.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

BT OpCo is not party to an employment agreement with Brandon Mintz. On July 1, 2020, BT OpCo entered into an employment agreement with Scott Buchanan to serve as the Vice President, Finance & Human Resources of BT OpCo. Mr. Buchanan’s titled was subsequently changed to Chief Operating Officer and Chief Financial Officer. The employment agreement does not have a fixed term. Mr. Buchanan’s employment agreement provides for an initial annual base salary of $125,000 (which has subsequently been increased to $290,000), as well as eligibility for Mr. Buchanan to earn an annual cash bonus as described below in the “Annual Bonus” section. Mr. Buchanan is also eligible for paid time off, reimbursement of business expenses, and participation in any health, dental and vision benefits provided by BT OpCo to similarly situated employees.

Mr. Buchanan also entered into separate non-disclosure and restrictive covenant agreements that provide for the following restrictive covenants: (i) non-competition and non-solicitation of customers and employees or service providers, in each case, during employment and for two years following termination and (ii) perpetual non-disclosure of confidential information.

Base Salary

The base salaries of BT OpCo’s Named Executive Officers are paid to retain qualified talent and are set at a level that is commensurate with the Named Executive Officer’s duties and authorities. For fiscal year 2022 and fiscal year 2021, Mr. Mintz’s base salary was $600,000 and Mr. Buchanan’s base salary was $250,000 until it was increased to $290,000, effective September 1, 2022. BT OpCo expects to further evaluate the base salaries of its executive officers, including its Named Executive Officers, in consultation with BT OpCo’s compensation consultant, in connection with the business combination and periodically thereafter.

Non-Equity Incentive Plan Compensation

With respect to fiscal year 2022 and fiscal year 2021, Mr. Buchanan was eligible to receive an annual bonus, with the target amount of $100,000, pursuant to his employment agreement with BT OpCo, as described above. The annual bonus for fiscal year 2022 and fiscal year 2021 for Mr. Buchanan was earned at 80% and 100% respectively, of target based on the attainment of net profit goals for BT OpCo. BT OpCo expects to further evaluate the incentive compensation of its executive officers, including its Named Executive Officers, in consultation with BT OpCo’s compensation consultant, in connection with the business combination and periodically thereafter.

Additional Narrative Disclosure

Scott Buchanan Sale Bonus Agreement

On July 21, 2020, BT OpCo entered into a sale bonus agreement with Mr. Buchanan, as modified by a letter from BT OpCo dated August 24, 2022 (collectively, the “Sale Bonus Agreement”). Pursuant to the Sale Bonus Agreement, upon a Sale Transaction (as defined in the Sale Bonus Agreement, which includes the business combination) where (i) the enterprise value of BT OpCo (as calculated in accordance with the terms of the Sale Bonus Agreement) is at least $25,000,000, BT OpCo will pay Mr. Buchanan a sale transaction bonus in an amount equal to 0.5% of the net proceeds realized in connection with such Sale Transaction, payable in a lump sum cash payment on or within 30 days following the date of the closing of such Sale Transaction (the “Original Bonus”) and (ii) BT OpCo will pay Mr. Buchanan an additional bonus payment of $1,000,000 minus the amount of the Original Bonus (such amount the “Additional Bonus”). In the event the net proceeds from the business combination are equal to or greater than $5,000,000, then 50% of the Additional Bonus is payable in a lump sum cash payment on the first payroll date following the date of the Closing of the business combination. In the event the net proceeds from the business combination are equal to or greater than $10,000,000, the remaining 50% of the Additional Bonus is payable in a lump sum cash payment on BT OpCo’s first payroll date following BT OpCo’s determination that BT OpCo has sufficient cash on hand to make such payment (but in no event later than the first to occur of (1) March 15 of the calendar year immediately following the calendar year in which the Closing of the business combination occurs and (2) the Grant Date (as defined below)).

On or within 30 days following the date on which the registration statement on Form S-8 with respect to the common stock of BT OpCo is filed (the “Grant Date”), subject to Mr. Buchanan’s continued employment by BT OpCo through the Grant Date, BT OpCo will grant Mr. Buchanan a number of restricted stock units, each representing the right to receive one share of PubCo common stock (the “RSUs”), equal to (i) 0.5% of the number of shares of BT OpCo’s common stock received by BT Assets, Inc. upon the Closing of the business combination, minus (ii) the quotient of (x) the cumulative amount, if any, of the Original Bonus and Additional Bonus paid to Mr. Buchanan as of the Grant Date, divided by (y) 10.15. The RSUs will vest in four equal installments on the dates on which the share consideration to be issued to existing equityholders of BT Assets, Inc. in the business combination is released from lock-up (which is anticipated to be on the first four quarterly earnings releases of BT OpCo following the Grant Date), subject to Mr. Buchanan’s continued employment by BT OpCo through each vesting date.

Mr. Buchanan’s Sale Bonus Agreement provides for the following restrictive covenants: (i) non-disparagement until July 21, 2025 and (ii) perpetual non-disclosure of confidential information. In the event that the Closing of the business combination does not occur on or prior to August 26, 2023, the terms of the modification letter dated August 24, 2022 (which include, among other things, payment of the Additional Bonus and grant of the RSUs) will become void.

Employee and Retirement Benefits

BT OpCo currently provides broad-based health and welfare benefits that are available to its full-time employees, including its Named Executive Officers, including health, life, vision, and dental insurance. In addition, BT OpCo currently makes available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including its Named Executive Officers) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. BT OpCo believes that such health, welfare, and retirement benefits are necessary and appropriate to provide a competitive compensation package to its Named Executive Officers.

Equity Compensation and Long Term Incentive Plan

Neither of BT OpCo’s Named Executive Officers was eligible to receive equity compensation from BT OpCo during fiscal year 2022 or fiscal year 2021, and neither Named Executive Officer currently holds, or held as of December 31, 2021, any outstanding BT OpCo equity awards.

In connection with the business combination, BT OpCo intends to adopt the Incentive Equity Plan, subject to approval by PubCo stockholders. For information regarding the Incentive Equity Plan, which will govern post-closing equity compensation for employees, officers and directors of BT OpCo, see “Proposal No. 5 — The Incentive Equity Plan Proposal.”

Director Compensation

BT OpCo did not have any non-employee directors who received compensation for their service on its board of directors and committees to its board of directors for fiscal year 2022 or fiscal year 2021. In connection with the business combination, BT OpCo intends to implement a non-employee director compensation program, the terms of which are not yet known.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

GSR II Meteora Acquisition Corp.

On November 16, 2021, Sponsor paid $25,000 to cover for certain expenses on behalf of PubCo in exchange for the issuance of an aggregate of 5,750,000 shares of PubCo Class B common stock or approximately $0.0004 per share. Such securities were issued in connection with PubCo’s formation and were exempt from registration. On December 28, 2021, PubCo effected a 1.10-for-1 stock split for all outstanding shares of PubCo Class B common stock, resulting in an aggregate of 6,325,000 shares of PubCo Class B common stock outstanding. On January 20, 2022, PubCo effected a 5-for-4 stock split for all outstanding shares of PubCo Class B common stock, resulting in an aggregate of 7,906,250 shares of PubCo Class B common stock outstanding.

On March 1, 2022, PubCo consummated the IPO of 27,500,000 units, at an offering price of $10.00 per unit and a private placement with Sponsor of 11,100,000 PubCo private placement warrants at a price of $1.00 per warrant. In connection with the closing, PubCo issued 4,125,000 additional units and 1,113,750 additional PubCo private placement warrants as a result of the underwriter’s exercise of its over-allotment option. $316.3 million of net proceeds from the IPO and a concurrent private placement were placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee.

PubCo currently leases office space at 418 Broadway, Suite N, Albany, New York 12207 as its executive offices. PubCo has agreed to reimburse Sponsor $66,666 per month for office space, utilities and secretarial and administrative support services made available to PubCo. Upon completion of its initial business combination or liquidation, PubCo will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid by PubCo to Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on PubCo’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. PubCo’s audit committee will review on a quarterly basis all payments that were made by PubCo to the Sponsor, officers, directors or PubCo’s or their affiliates.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of PubCo’s officers and directors may, but are not obligated to, loan to PubCo funds as may be required on a non-interest basis. If PubCo completes the initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that the initial business combination does not close, PubCo may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the PubCo private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the initial business combination, PubCo does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as PubCo does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of working capital loans prior to the initial business combination will be made using funds held outside the Trust Account.

Related Party Transactions in Connection with Business Combination

BT HoldCo Amended and Restated Limited Liability Company Agreement

For more information about the BT HoldCo Amended and Restated Limited Liability Company Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — BT HoldCo Amended and Restated Limited Liability Company Agreement.”

Registration Rights Agreement

For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Sponsor Agreement

For more information about the Sponsor Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Agreement.”

Non-Redemption Agreements

For more information about the Non-Redemption Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Non-Redemption Agreements.”

Tax Receivable Agreement

At the Closing, PubCo will enter into the Tax Receivable Agreement with BT HoldCo and BT Assets that will provide for the payment by PubCo to BT Assets of 85% of the amount of certain tax benefits, if any, that PubCo actually realizes, or in certain circumstances is deemed to realize, as a result of the various transactions occurring in connection with the business combination or in the future that are described above, including benefits arising from tax basis adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. For more information about the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

BT Entities

Employment Agreements

BT OpCo has entered into an employment agreement with certain of its executive officers. See the section entitled “Executive Compensation — Additional Narrative Disclosure — Scott Buchanan Sale Bonus Agreement.”

Indemnification Agreements

PubCo intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in PubCo’s organizational documents. These agreements, among other things, will require PubCo to indemnify its directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with PubCo or any of its subsidiaries.

Policies and Procedures for Related Person Transactions

Effective upon the Closing, the PubCo board of directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which PubCo or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of PubCo’s executive officers or one of PubCo’s directors;

•	any person who is known by PubCo to be the beneficial owner of more than 5% of PubCo’s voting shares;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of PubCo’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of PubCo’s voting shares; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to PubCo’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

General

PubCo is incorporated under the laws of Delaware and the rights of PubCo are governed by the laws of Delaware, including the DGCL, and the Existing Organizational Documents. Following the Closing, the rights of PubCo stockholders will be governed by the laws of the State of Delaware, including the DGCL, and the PubCo Amended and Restated Charter and PubCo Amended and Restated Bylaws, copies of which are attached to this proxy statement as Annex B and Annex C, respectively. Thus, following the business combination, the rights of PubCo stockholders who remain or become PubCo stockholders in the business combination will no longer be governed by the Existing Organizational Documents but instead will be governed by the PubCo Amended and Restated Charter and PubCo Amended and Restated Bylaws.

Comparison of Corporate Governance and Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of PubCo stockholders under the Existing Organizational Documents (left column) and the rights of PubCo’s stockholders under the PubCo Amended and Restated Charter and the PubCo Amended and Restated Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Existing Charter (attached as an exhibit to the Current Report on Form 8-K filed by PubCo with the SEC on March 2, 2022) and PubCo’s Existing Bylaws (attached as an exhibit to the Amendment No. 1 to Form S-1 filed by PubCo with the SEC on February 23, 2022), and the PubCo Amended and Restated Charter and the PubCo Amended and Restated Bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.

PubCo (Existing)	PubCo (Amended)
Authorized Capital Stock

The Existing Charter authorizes PubCo to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, and to issue 100,000,000 shares of PubCo Class A common stock, par value $0.0001 per share and 20,000,000 shares of PubCo Class B common stock, $0.0001 per share.	The PubCo Amended and Restated Charter authorizes PubCo to issue 50,000,000 shares of preferred stock, par value $0.0001 per share, and to issue 800,000,000 shares of PubCo Class A common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 20,000,000 shares of PubCo Class B common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 2,250,000 total shares of PubCo Class E common stock, par value $0.0001 per share, consisting of three series: 750,000 shares of PubCo Class E-1 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-2 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-3 common stock (which shall not be entitled to vote), 300,000,000 shares of PubCo Class M common stock, par value $0.0001 per share (which shall be entitled to 10 votes per share), 800,000,000 shares of PubCo Class O common stock, par value $0.0001 per share (which shall be entitled to one vote per share), and 300,000,000 shares of PubCo Class V common stock (which shall be entitled to 10 votes per share), par value $0.0001 per share.

PubCo (Existing)	PubCo (Amended)
Rights of Preferred Stock

The Existing Charter provides that the PubCo board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional, and other special rights, if any, of the shares of each such series, and any qualifications, limitations and restrictions of such shares. The powers (including voting powers), preferences, and relative, participating, optional, and other special rights of each series of preferred stock and the qualifications, limitations, or restrictions of each series of preferred stock, if any, may differ from those of any and all other series at any time outstanding.	The PubCo Amended and Restated Charter provides that the PubCo board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional, or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions of such shares. The powers (including voting powers), preferences, and relative, participating, optional, and other special rights of each series of preferred stock and the qualifications, limitations, or restrictions of each series of preferred stock, if any, may differ from those of any and all other series at any time outstanding.

Number and Qualification of Directors

The Existing Organizational Documents provides that directors need not be stockholders or residents of the State of Delaware. The number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be fixed from time to time exclusively by resolution of the board of directors.	The PubCo Amended and Restated Charter provides that there will initially be seven members of the PubCo board of directors, and prior to the Trigger Date, the Chairman of the board of directors will be designated solely by a majority of the directors nominated or designated for by the BT Stockholders.

Classification of the Board of Directors

The Existing Charter provides that the board of directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III.	The PubCo Amended and Restated Charter does not provide for a classified board of directors.

Removal of Directors

The Existing Charter provides that prior to the Trigger Date, directors may be removed only for cause upon the affirmative vote of stockholders representing at least a majority of the voting power then outstanding shares of capital stock of PubCo entitled to vote generally in an election of directors, voting together as a single class.	The PubCo Amended and Restated Charter provides that prior to the Trigger Date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power then outstanding shares of capital stock of PubCo entitled to vote generally in an election of directors, voting together as a single class (“Voting Stock”). After the Trigger Date, directors may be removed with or without cause only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power then outstanding shares of Voting Stock.

PubCo (Existing)	PubCo (Amended)
Voting

The Existing Organizational Documents provide that holders of PubCo Class A common stock and PubCo Class B common stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law or the Existing Organizational Documents, and that stockholders are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Except as otherwise required by the PubCo Amended and Restated Charter, holders of Voting Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote. Pursuant to the PubCo Amended and Restated Charter, the holders of the outstanding shares of Voting Common Stock will be entitled to vote separately as a class upon any amendment to the PubCo Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Each holder of PubCo Class A common stock shall be entitled to one vote for each share of PubCo Class A common stock held of record by such holder. Each holder of PubCo Class B common stock shall be entitled to one vote for each share of PubCo Class B common stock held of record by such holder. Each holder of PubCo Class E common stock shall have no voting rights with respect to each share of PubCo Class E common stock held of record by such holder. Each holder of PubCo Class M common stock shall be entitled to ten votes for each share of PubCo Class M common stock held of record by such holder. Each holder of PubCo Class O common stock shall be entitled to one vote for each share of PubCo Class O common stock held of record by such holder. Each holder of PubCo Class V common stock shall be entitled to ten votes for each share of PubCo Class V common stock held of record by such holder.

Cumulative Voting

The Existing Charter provides that holders of PubCo common stock shall not have cumulative voting rights with respect to the election of directors.	The PubCo Amended and Restated Charter provides that holders of PubCo common stock shall not have cumulative voting rights.

Vacancies on the Board of Directors

The Existing Organizational Documents provides that any vacancies on the PubCo board of directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, unless the board	The PubCo Amended and Restated Charter provides that any vacancies on the PubCo board of directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner.

PubCo (Existing)	PubCo (Amended)
of directors determines that such office shall thereupon be elected by the board of directors, in which case the board of directors shall elect such officer.

Special Meeting of the Board of Directors

The Existing Bylaws provide that special meetings of the PubCo board of directors may be held at any time and place designated in a call by the Chairman of the PubCo board of directors or President and shall be called by the Chairman of the PubCo board of directors, President or Secretary on the written request of at least a majority of directors then in office or by one director in the event that there is only a single director in office.	The PubCo Amended and Restated Bylaws provide that special meetings of the PubCo board of directors may be held at any time and place designated in a call by the Chairman of the PubCo board of directors, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

Stockholder Action by Written Consent

The Existing Charter provides that any action required or permitted to be taken by the PubCo stockholders of must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the PubCo Class B common stock with respect to which action may be taken by written consent.	The PubCo Amended and Restated Charter and PubCo Amended and Restated Bylaws provide that, prior to the Trigger Date, any action which is required or permitted to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of PubCo stock entitled to vote thereon were present and voted. Following the Trigger Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, unless such action has previously been approved and recommended by the PubCo board of directors. The PubCo Amended and Restated Charter and the PubCo Amended and Restated Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of stockholders of PubCo may be called only (i) by or at the direction of (a) the PubCo board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that PubCo would have if there were no vacancies, (b) the Chairman of the PubCo board of directors, or (c) the Chief Executive Officer (if any) or (ii) prior to Trigger Date, by the Chairman of the PubCo board of directors at the written request of the BT Stockholders.
Amendment to Certificate of Incorporation

PubCo reserves the right to amend, alter, change, or repeal any provision in the Existing Charter, in any	Subject to the rights of any holders of any series of preferred stock then outstanding, and in addition to

PubCo (Existing)	PubCo (Amended)
manner now or hereafter described in the Existing Charter and the DGCL. Other than the provisions described in Article Eight, all rights, references and privileges are granted pursuant to this right as set forth in Article Eleven.

any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of Articles Five, Six, Seven, Nine, Ten or Eleven of the PubCo Amended and Restated Charter may be altered, amended, or repealed in any respect, unless in addition to any other vote otherwise required by the PubCo Amended and Restated Charter or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, and (b) from and after the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

In addition to the above, certain provisions of the PubCo Amended and Restated Charter may require different voting thresholds to amend such provisions, including, for example Article Eight (regarding corporate opportunities) or as may be provided by law.

Amendment of Bylaws

The board of directors shall have the power to repeal or amend the Existing Bylaws. The Bylaws may also be repealed or amended by the stockholders; provided, however, that amendments or repeals of Article Eight thereto requires the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of PubCo.	Subject to the rights of holders of any series of preferred stock then outstanding, from and after the Trigger Date, the PubCo Amended and Restated Bylaws may be amended, altered, or repealed and new bylaws made by (i) the board of directors or (ii) by the stockholders by, in addition to the vote of any holders of any class or series of capital stock of PubCo otherwise required by the PubCo Amended and Restated Charter (including any resolution setting forth the terms of any series of preferred stock), the PubCo Amended and Restated Bylaws, or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the then outstanding shares of Voting Stock.

Quorum

The Existing Bylaws provide that the holders of a majority of the voting power of the outstanding capital stock present at the meeting (including those represented by proxy) shall constitute a quorum for the transaction of business.	The PubCo Amended and Restated Bylaws provide that the holders of a majority of the voting power of the outstanding Voting Stock present at the meeting (including those represented by proxy) shall constitute a quorum for the transaction of business.

PubCo (Existing)	PubCo (Amended)

Special Stockholder Meetings

The Existing Charter provides that special meetings of stockholders may be called by the Chairman of the board of directors, the Chief Executive Officer or a resolution adopted by a majority of the board of directors.	The PubCo Amended and Restated Charter provides that special meetings of stockholders may be called (i) by the directors pursuant to a written resolution adopted by a majority of the board of directors, (ii) the Chairman of the PubCo board of directors, (iii) by the Chief Executive Officer and (iv) by the Chairman of the PubCo board of directors at the written request of the BT Stockholders (if prior to the Trigger Date). Stockholders are restricted from calling special meetings of the stockholders from and after the Trigger Date.

Notice of Stockholder Meetings

The Existing Bylaws provide that, except otherwise provided for by law, notice of each meeting requires ten (10) or more days (and no more than sixty (60) days prior) to each stockholder entitled to vote at such meeting as of the record date. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.	The PubCo Amended and Restated Bylaws provide that, except otherwise provided for by law, notice of each meeting requires ten (10) or more days (and no more than sixty (60) days prior) to each stockholder entitled to vote at such meeting as of the record date. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

The Existing Bylaws provide that any proposals (other than nominations of persons for election as directors) must constitute a proper matter under Delaware law for stockholder action and the stockholder bring the proposal must have given timely notice and be a stockholder of record on the date notice was provided, as well as be entitled to vote at the annual meeting.	The PubCo Amended and Restated Bylaws provide that any proposals (other than nominations of persons for election as directors) must constitute a proper matter under Delaware law for stockholder action and the stockholder bring the proposal must have given timely notice and be a stockholder of record on the date notice was provided, as well as be entitled to vote at the annual meeting.

Stockholder Nominations of Persons for Election as Directors

The Existing Bylaws provide that nominations for the election of a director may be done at a meeting of the stockholders by or at the direction of the board of directors or by any stockholder who is a stockholder as of the record of date and complies with the timeliness of notice procedures.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of PubCo (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the

The PubCo Amended and Restated Bylaws provide that nominations for the election of a director may be done at a meeting of the stockholders by any stockholder who is a stockholder as of the record of date and complies with the timeliness of notice procedures.

The written nomination of a director shall contain such person’s name, age, business address and, if known, residence address principal occupation, the class and series and number of shares of stock of PubCo that are owned beneficially by such person, a description of all compensation and other material monetary agreements, during the past three years, and any other material relationships, a description of any agreement that has been entered into to mitigate

PubCo (Existing)	PubCo (Amended)
anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by PubCo; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by PubCo.	loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of PubCo, and any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act.

Limitation of Liability of Directors and Officers

The Existing Organizational Documents limit the liability of the PubCo directors to the fullest extent permitted by the DGCL.	The PubCo Amended and Restated Charter will limit the liability of the PubCo directors and officers to the fullest extent permitted by the DGCL.

Indemnification of Directors, Officers, Employees and Agents

DGCL does not limit the extent to which a company’s bylaws may provide for indemnification of directors and officers, except to the extent any such provision may be held by Delaware courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own actual fraud, willful deceit, or dishonesty. The Existing Organizational Documents contain such an indemnity.	The PubCo Amended and Restated Bylaws provides that PubCo will provide the PubCo directors and officers (and certain other persons) customary indemnification and advancement of expenses. PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to PubCo or on its behalf.

Dividends

The Existing Charter provides that the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of PubCo lawfully available therefor, and that except as otherwise provided by the rights attached to any shares, all dividends and other distributions shall be paid according to the par share basis in such dividends and distributions.	Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the PubCo Class A common stock and PubCo Class M common stock with respect to the payment of dividends in cash, stock, or property of PubCo, such dividends may be declared and paid on the PubCo Class A common stock and PubCo Class M common stock out of the assets of PubCo at such times and in such amounts as the PubCo board of directors in its sole discretion shall determine. Dividends shall not be declared or paid on shares of Class B Common, PubCo Class E common stock, PubCo Class O common stock or PubCo Class V common stock.

PubCo (Existing)	PubCo (Amended)

Liquidation

The Existing Charter provides that subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of PubCo, after payment of the debts and other liabilities of PubCo, the holders of shares of common stock shall be entitled to receive all the remaining assets of PubCo available for distribution to its stockholders.	The PubCo Amended and Restated Charter provides that upon PubCo’s liquidation, dissolution or winding up of the affairs of PubCo, after payment or provision for payment of the debts and other liabilities of PubCo as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of PubCo Class A common stock and PubCo Class M common stock will be entitled to receive the remaining assets of PubCo available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of PubCo Class B common stock, PubCo Class E common stock, PubCo Class O common stock and/or shares of PubCo Class V common stock, as such, shall not be entitled to receive any assets of PubCo in the event of any such liquidation, dissolution or winding up the affairs of PubCo.

Anti-Takeover Provisions and Other Stockholder Protections

The Existing Organizational Documents contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preference shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for PubCo’s securities.	The Amended and Restated Organizational Documents contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include (among others) (i) following the Trigger Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, unless such action has previously been approved and recommended by the PubCo board of directors; (ii) that special meetings of stockholders of PubCo may be called only (a) by or at the direction of (1) the PubCo board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that PubCo would have if there were no vacancies, (2) the Chairman of the PubCo board of directors, or (3) the Chief Executive Officer (if any) or (b) prior to Trigger Date, by the Chairman of the PubCo board of directors at the written request of the BT Stockholders; (iii) provisions regarding advance notice provisions with respect to proposals to be made at stockholders meetings; (iv) that shares of PubCo Class A common stock and preferred stock will be available for future issuance without stockholder approval; and (v) that PubCo is not subject to Section 203 of the DGCL.

PubCo (Existing)	PubCo (Amended)

Choice of Forum

The Existing Charter provides that, to the fullest extent permitted by law, and unless PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of PubCo’s directors, officers, employees or agents to PubCo or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the PubCo Amended and Restated Charter or PubCo’s Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The Existing Organizational Documents provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.	The proposed PubCo Amended and Restated Charter is unchanged from the Existing Organizational Documents.

NO APPRAISAL RIGHTS

Appraisal or dissenter rights are statutory rights under the laws of Delaware that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights or dissenter are not available in all circumstances. Appraisal rights are not available to PubCo’s stockholders or warrant holders in connection with the business combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The PubCo Amended and Restated Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting for stockholders. The PubCo Amended and Restated Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in a notice of meeting given by or at the direction of the PubCo board of directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the PubCo board of directors or the chairperson of the meeting or (iii) is otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and at the time of the annual meeting, is entitled to vote at the meeting and has otherwise complied with the notice procedures specified in the PubCo Amended and Restated Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of PubCo not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the closing of the business combination, the preceding year’s annual meeting date is deemed under the PubCo Amended and Restated Bylaws to be April 30, 2023); provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days after such anniversary date, notice by the stockholder to be timely, must be received not earlier than 120th day prior to such annual meeting and not later than the 10th day following the day on which public disclosure of the date of such annual meeting was first made or the date which is 90 days prior to the date of the annual meeting, whichever is later.

Accordingly, for PubCo’s 2023 annual meeting, notice of a nomination or proposal must be delivered to PubCo no later than January 31, 2024. Nominations and proposals also must satisfy other requirements set forth in the PubCo Amended and Restated Bylaws.

Stockholder Director Nominees

The PubCo Amended and Restated Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the PubCo Amended and Restated Bylaws. In addition, the stockholder must give timely notice to PubCo’s secretary in accordance with the PubCo Amended and Restated Bylaws, which, in general, require that the notice be received PubCo’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with PubCo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of GSR II Meteora Acquisition Corp., 418 Broadway, Suite N, Albany, New York 12207. Following the Closing, such communications should be sent to Bitcoin Depot Inc., 2870 Peachtree Rd #327, Atlanta, GA, 30305. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

HOUSEHOLDING INFORMATION

Unless PubCo has received contrary instructions, PubCo may send a single copy of this proxy statement to any household at which two or more stockholders reside if the stockholders at that address have consented. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce PubCo’s expenses. However, if stockholders prefer to receive multiple sets of PubCo’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of PubCo’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact PubCo at its offices at GSR II Meteora Acquisition Corp., 418 Broadway, Suite N, Albany, New York 12207 or at (561) 532-4682 to inform PubCo of his, her or its request to receive individual copies; or

•	If a bank, broker or other nominee holds the share, the stockholder should contact the bank, broker or other nominee directly.

PubCo will promptly deliver, upon written or oral request as described above, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the disclosure documents was delivered.

SUBMISSION OF STOCKHOLDER PROPOSALS

PubCo’s board of directors is aware of no other matter that may be brought before the special meeting.

OTHER MATTERS

Representatives of PubCo’s independent registered public accounting firm, Grant Thornton LLP, will be present at the special meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

PubCo files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read PubCo’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact PubCo’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: GSRM.info@investor.morrowsodali.com

If you are a PubCo stockholder and would like to request documents, please do so by June 21, 2023, in order to receive them before the special meeting. If you request any documents from PubCo, PubCo will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to PubCo has been supplied by PubCo, and all such information relating to Bitcoin Depot has been supplied by Bitcoin Depot. Information provided by either PubCo or Bitcoin Depot does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of PubCo for the special meeting. PubCo has not authorized anyone to give any information or make any representation about the business combination, PubCo or Bitcoin Depot that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of GSR II Meteora Acquisition Corp.

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2022 and 2021	F-3

Statement of Operations for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021	F-4

Statement of Changes in Stockholder’s Equity for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021	F-5

Statement of Cash Flows for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021	F-6

Notes to Financial Statements	F-7

Unaudited Interim Financial Statements of GSR II Meteora Acquisition Corp.

Unaudited Condensed Balance Sheets as of March 31, 2023 and December 31, 2022	F-23

Unaudited Condensed Statement of Operations for the three months ended March 31, 2023 and 2022	F-24

Unaudited Condensed Statement of Changes in Stockholders’ Deficit for the three months ended March 31, 2023 and 2022	F-25

Unaudited Condensed Statement of Cash Flows for the three months ended March 31, 2023 and 2022	F-26

Notes to Unaudited Condensed Financial Statements	F-27

Audited Consolidated Financial Statements of Lux Vending, LLC (dba Bitcoin Depot)

Report of Independent Registered Public Accounting Firm	F-44

Consolidated Balance Sheets as of December 31, 2022 and 2021	F-45

Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2022, 2021 and 2020	F-46

Consolidated Statements of Changes in Member’s Equity for the years ended December 31, 2022, 2021 and 2020	F-47

Consolidated Statements of Cash Flows for the years ended December 31, 2022, 2021 and 2020	F-48

Notes to Consolidated Financial Statements	F-50

Unaudited Consolidated Financial Statements of Lux Vending, LLC (dba Bitcoin Depot)

Consolidated Balance Sheets as of March 31, 2023 (unaudited) and December 31, 2022	F-77

Unaudited Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the three months ended March 31, 2023 and 2022	F-78

Unaudited Consolidated Statements of Changes in Member’s Equity for the three months ended March 31, 2023 and 2022	F-79

Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2023 and 2022	F-80

Notes to Unaudited Consolidated Financial Statements	F-82

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

GSR II Meteora Acquisition Corp.

Opinion on the financial statements

We have audited the accompanying balance sheets of GSR II Meteora Acquisition Corp. (a Delaware corporation) (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from October 14, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenues, its business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to sustain its planned activities to the liquidation date. These conditions, along with other matters set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Tulsa, Oklahoma

March 30, 2023

GSR II METEORA ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$477,195	$44,739
Prepaid expenses	500,417	—

Total current assets	977,612	44,739
Deferred offering costs associated with initial public offering	—	350,201
Investments held in Trust Account	325,436,230	—

Total Assets	$326,413,842	$394,940

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$105,642	$—
Accrued expenses	3,184,482	300,000
Franchise tax payable	200,050	905
Income tax payable	890,770	—
Note payable—related party	—	80,000

Total current liabilities	4,380,944	380,905
Commitments and Contingencies (Note 6)
Class A common stock, 100,000,000 shares authorized; 31,625,000 and -0- shares subject to possible redemption issued and outstanding at $10.25 and $0.00 per share as of December 31, 2022 and 2021, respectively	324,245,647	—
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding	791	791
Additional paid-in capital	—	24,209
Accumulated deficit	(2,213,540)	(10,965)

Total stockholders’ equity (deficit)	(2,212,749)	14,035

Total Liabilities and Stockholders’ Equity (Deficit)	$326,413,842	$394,940

The accompanying notes are an integral part of these financial statements.

GSR II METEORA ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2022	For the period from October 14, 2021 (inception) through December 31, 2021
General and administrative expenses	$5,079,232	$10,060
Franchise tax expenses	199,813	905

Loss from operations	(5,279,045)	(10,965)
Other income:
Change in value of investments held in Trust Account	4,442,480	—

Total other income	4,442,480	—

Loss before income tax expense	(836,566)	(10,965)
Income tax expense	890,770	—

Net loss	$(1,727,335)	$(10,965)

Weighted average shares outstanding of Class A common stock	26,513,014	—

Basic and diluted net income per share, Class A common stock	$0.20	$—

Weighted average shares outstanding of Class B common stock	7,906,250	7,906,250

Basic and diluted net loss per share, Class B common stock	$(0.90)	$(0.00)

The accompanying notes are an integral part of these financial statements.

GSR II METEORA ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance - October 14, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	7,906,250	791	24,209	—	25,000
Net loss	—	—	—	(10,965)	(10,965)

Balance - December 31, 2021	7,906,250	$791	$24,209	$(10,965)	$14,035
Sale of private placement warrants to Sponsor in private placement	—	—	12,223,750	—	12,223,750
Fair value of warrants and rights included in the Units sold in the Initial Public Offering	—	—	17,710,000	—	17,710,000
Offering costs associated with issuance of warrants as part of the Units in the Initial Public Offering (net of reimbursement from underwriter)	—	—	(135,698)	—	(135,698)
Accretion for Class A common stock to redemption amount	—	—	(29,822,261)	(475,240)	(30,297,501)
Net loss	—	—	—	(1,727,335)	(1,727,335)

Balance - December 31, 2022	7,906,250	$791	$—	$(2,213,540)	$(2,212,749)

The accompanying notes are an integral part of these financial statements.

GSR II METEORA ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the period from October 14, 2021 (inception) through December 31, 2021
	For the year ended December 31, 2022
Cash Flows from Operating Activities:
Net loss	$(1,727,335)	$(10,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in value of investments held in Trust Account	(4,442,480)	—
Changes in operating assets and liabilities:
Prepaid expenses	(500,417)	—
Accounts payable	105,642	—
Accrued expenses	3,104,483	10,000
Franchise tax payable	199,145	905
Income tax payable	890,770	—

Net cash used in operating activities	(2,370,193)	(60)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(320,993,750)	—

Net cash used in investing activities	(320,993,750)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from note payable to related party	161,543	85,000
Repayment of note payable to related party	(241,543)	(5,000)
Proceeds received from initial public offering, gross	316,250,000	—
Proceeds received from private placement	12,223,750	—
Offering costs paid (net of reimbursement from underwriter)	(4,597,351)	(60,201)

Net cash provided by financing activities	323,796,399	44,799

Net change in cash	432,456	44,739
Cash—beginning of the period	44,739	—

Cash—end of the period	$477,195	$44,739

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$70,000	$290,000
Reversal of accrued offering costs	$290,000	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN CONSIDERATION

GSR II Meteora Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on October 14, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”).

As of December 31, 2022, the Company had not yet commenced operations. All activity through December 31, 2022 relates to the Company’s formation and the Company’s initial public offering (the “Initial Public Offering”), which is described below, and since the Initial Public Offering, its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from the proceeds held in the Trust Account (as defined below).

The Company’s sponsor is GSR II Meteora Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 24, 2022. On March 1, 2022, the Company consummated its Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the issuance of 4,125,000 Units as a result of the underwriter’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 12,223,750 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12.2 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $321.0 million ($10.15 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s outstanding Public Shares sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.15 per Public Share).

The Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders will not be entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below or (B) with respect to any other material provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

The Company has 15 months from the closing of the Initial Public Offering, or June 1, 2023, to complete the initial Business Combination. However, if the Company anticipates that it may not be able to consummate the initial Business Combination within 15 months, the Company may, but is not obligated to, extend the period of time to consummate a Business Combination by three additional one-month periods each (for a total of up to 18 months). The Public Stockholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. In order to extend the time available for the Company to consummate the initial Business Combination, the Sponsor or its affiliates or designees, upon five business days’ advance notice prior to each deadline, must deposit into the Trust Account an additional $0.033 per share of Class A common stock then outstanding (or $1,043,625 in the aggregate) on or prior to the date of such deadline. In connection with each such additional deposit, the Sponsor or its affiliates or designees will receive an additional of up to 1,043,625 Private Placement Warrants with the same terms as the original Private Placement Warrants.

If the Company is unable to complete a Business Combination within 15 months from the closing of the Initial Public Offering (or up to 16 months, 17 months or 18 months, as applicable if the time to complete the initial Business Combination has been extended in accordance with the procedures described above) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders will not be entitled to liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.15. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving any and all rights to seek access to the Trust Account (whether or not such agreement is enforceable) or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On October 4, 2022, the board of directors of the Company unanimously approved the transaction agreement (the “Transaction Agreement”), dated on August 24, 2022 and was later amended on February 13, 2023, by and among the Company, the Sponsor, BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets, dba Bitcoin Depot (“Lux Vending”). The Transaction Agreement and the transactions contemplated thereby were approved by the board of directors of the Company and the leadership team of BT Assets. Upon the consummation of the transactions contemplated by the Transaction Agreement (the “Closing”), the Company will change its name to Bitcoin Depot Inc. (and the combined post-business combination company will be reorganized into an umbrella partnership C corporation (or “Up-C”) structure). All of the terms used, but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

Upon the terms and subject to the conditions of the Transaction Agreement, in accordance with the Delaware General Corporation Law, and prior to or at the Closing, the Company, Sponsor, Lux Vending and BT Assets will enter into the following transactions:

(i)	Lux Vending will merge with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC” (“BT OpCo”);

(ii)

BT Assets will sell, transfer, assign, convey and deliver to us and the we will purchase and accept from BT Assets, the Purchased Common Units in exchange for certain cash consideration (the “Over the Top Consideration”).

(iii)

The Company will assign, transfer, contribute and deliver to BT OpCo certain cash consideration (the “Contribution Amount”), and BT OpCo will issue and deliver to the Company (x) at the Closing, the Contribution Common Units, and (y) at the Closing and immediately following the effectiveness of BT OpCo amending and restating its limited BT OpCo A&R LLC Agreement, certain Matching Warrants and PubCo Earn-Out Units. The Over the Top Consideration and the Contribution Amount will be distributed in accordance with the Cash Distribution Waterfall as set forth in the Transaction Agreement.

Going Concern Consideration

As of December 31, 2022, the Company had approximately $477,000 in cash, and working capital deficit of approximately $3.4 million (including tax obligations of approximately $1.1 million; however, such amount may be paid by proceeds earned from interest income on investments held in Trust Account, to the extent available).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $242,000 under the Note (as defined in Note 5). The Company repaid the Note in full on March 4, 2022. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 5) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants).

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company has until June 1, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time, and if a Business Combination is not consummated by this date, then there will be a mandatory liquidation and subsequent dissolution of the Company.

Management has determined that the liquidity condition is not sufficient to meet the Company’s obligations through June 1, 2023 or for a period of time within one year from the date the financial statements are issued. Additionally, the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the initial Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the initial Business Combination will be successful or successful within the Combination Period (by June 1, 2023). These conditions and events, and the uncertainty thereto, has created substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of theses financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in change in value of investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to the short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

The Company accounted for its Rights as equity-classified instruments based on an assessment of the Right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Rights meet all the requirements for equity classification under ASC 815, including whether the Rights are indexed to the Company’s own common stock, among other conditions for the equity classification. This assessment, which requires the use of professional judgement, was conducted at the time of Rights issuance.

The Company accounted for the warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Class A common stock were charged against the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 31,625,000 shares of Class A common stock sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the FASB ASC Topic 480-10-S99-3A “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the shares of Class A common stock as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized a one-time charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A common stock and the redemption value. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. In order to determine the net loss attributable to both the Class A and Class B common stock, the Company first considered the total loss allocable to both sets of shares, including the accretion of Class A redeemable shares to redemption value which represents the difference between the gross proceeds of the Initial Public Offering, net of offering costs, and the redemption value of the redeemable shares. Subsequent to calculating the total loss allocable to both sets of shares, the Company split the remaining amount to be allocated pro rata between Class A and Class B common stock for the year ended December 31, 2022 and for the period from October 14, 2021 (inception) through December 31, 2021.

The calculation of diluted net loss does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase an aggregate of 43,848,750 shares of Class A common stock and the Rights to receive 1,976,562 shares of Class A common stock in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the year ended December 31, 2022	For the period from October 14, 2021 (inception) through December 31, 2021
Net loss	$(1,727,335)	$(10,965)
Accretion of redeemable common stock to redemption amount	(29,206,918)	—

Net loss including accretion of temporary equity to redemption value	$(30,934,253)	$(10,965)

	For the year ended December 31, 2022		For the period from October 14, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net loss including accretion of temporary equity to redemption value	$(23,828,525)	$(7,105,728)	$—	$(10,965)
Accretion of common stock to redemption value	29,206,918	—		—

Net income (loss)	5,378,393	(7,105,728)	—	(10,965)
Denominator:
Basic and diluted weighted average shares outstanding	26,513,014	7,906,250	—	7,906,250

Basic and diluted net income (loss) per share	$0.20	$(0.90)	$—	$(0.00)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On March 1, 2022, the Company consummated its Initial Public Offering of 31,625,000 Units, including the issuance of 4,125,000 Units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million.

Each Unit consists of one share of Class A common stock, one redeemable warrant (a “Public Warrant”) and one one-sixteenth (1/16) of one Right. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). Each holder of a whole Right will receive one share of Class A common stock upon consummation of the initial Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 12,223,750 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12.2 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 16, 2021, the Sponsor paid $25,000 to purchase 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). On December 28, 2021, the Company effected a 1.10-for-1 stock split for all outstanding shares of Class B common stock, resulting in an aggregate of 6,325,000 shares of Class B common stock outstanding. On January 20, 2022, the Company effected a 5-for-4 stock split for all outstanding shares of Class B common stock, resulting in an aggregate of 7,906,250 shares of Class B common stock outstanding.

The initial stockholders agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business combination, (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

On February 16, 2022, the Sponsor transferred 20,000 shares to each of the independent directors. The independent directors agreed that such shares would not vest until and unless the last reported closing price of the Class A common stock (or the equivalent security following the Business Combination) of the Company or applicable successor exceeds $10.00 per share for twenty days during any thirty-day period starting on the first trading day immediately after the Company consummates its initial Business Combination. The sale of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance.

As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Related Party Loans

On November 16, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $242,000 under the Note and repaid the balance in full on March 4, 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

On February 24, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to reimburse the Sponsor $66,666 per month for office space, utilities and secretarial and administrative support made available to the Company through the earlier of consummation of the initial Business Combination and the Company’s liquidation. The Company incurred approximately $667,000 in connection with such fees during the year ended December 31, 2022, reported within general and administrative expenses in the accompanying statements of operations.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the effective date of the prospectus in connection with the Initial Public Offering to purchase up to 4,125,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $6.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriter reimbursed the Company for certain of the Company’s expenses for an aggregate of approximately $2.3 million upon closing of the Initial Public Offering.

Business Combination Marketing Agreement

On February 24, 2022, the Company entered into a business combination marketing agreement (the “Business Combination Marketing Agreement”) to engage the underwriter, Oppenheimer & Co. (“Oppenheimer”), as advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company agreed to pay Oppenheimer a cash fee for such marketing services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, or approximately $11.1 million in the aggregate (the “Marketing Fees”). The Marketing Fees will become payable to Oppenheimer from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering. Up to $0.105 per unit, or up to approximately $3.3 million of such Marketing Fees, may instead be paid, at the Company’s sole discretion, to third party advisors not participating in the Initial Public Offering that assist the Company in consummating the initial Business Combination.

On February 6, 2023, the Company received a formal letter from Oppenheimer, advising that it had waived any claims to the Marketing Fees and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

NOTE 7. REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022, there were 31,625,000 shares of Class A common stock issued or outstanding, all of which were subject to possible redemption and were classified outside of permanent equity on the balance sheet. As of December 31, 2021, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 7,906,250 shares of Class B common stock issued and outstanding. Of the 7,906,250 shares of Class B common stock outstanding, up to 1,031,250 shares were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part so that the Founder

Shares would collectively represent 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 shares of Class B common stock were no longer subject to forfeiture.

Holders of the Class B common stock will have the right to appoint all of the Company’s directors prior to an initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class, except as required by law or stock exchange rule; provided, that the holders of Class B common stock will be entitled to vote as a separate class to increase the authorized number of shares of Class B common stock. Each share of common stock will have one vote on all such matters.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares issued in the Initial Public Offering, including shares issued in connection with the underwriter’s exercise of their option to purchase additional Units, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans.

Rights - As of December 31, 2022, the Company had 1,976,562 Rights outstanding. There were no Rights outstanding as of December 31, 2021. Each holder of a whole Right will receive one share of Class A common stock upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a whole Right will be required to affirmatively convert his, her or its Rights in order to receive the one share underlying each whole Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.

Warrants - As of December 31, 2022, the Company had 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants outstanding. There were no warrants outstanding as of December 31, 2021. The warrants will become exercisable 30 days after the completion of an Initial Business Combination; provided the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemption of warrants.

After the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of the shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

The Private Placement Warrants are identical to the Public Warrants, except as otherwise set forth herein that: (1) they will not be redeemable by the Company; (2) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination; (3) they may be exercised by the holders thereof on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

No fractional shares of Class A common stock will be issued upon exercise of the warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

If the Company is unable to complete an initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR MARKET MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - U.S. Treasury Securities(1)	$325,436,230	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period.

As of December 31, 2022, Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The Company has no Level 2 or Level 3 assets.

As of December 31, 2021, The Company has no Level 1, 2 or 3 assets that were measured at fair value.

NOTE 9. INCOME TAXES

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$300,424	$2,113
Net operating loss carryforwards	—	190

Total deferred tax assets	300,424	2,303
Valuation allowance	(300,424)	(2,303)

Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Current
Federal	890,770	$—
State	—	—
Deferred
Federal	(298,121)	(2,303)
State	—	—
Valuation allowance	298,121	2,303

Income tax provision	$890,770	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and for the period from October 14, 2021 (inception) through December 31, 2021, the valuation allowance was approximately $300,000 and approximately $2,000, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Statutory state rate, net of federal benefit	0.0%	0.0%
Merger costs	(91.6)%	0.0%
Change in valuation allowance	(35.6)%	(21.0)%

Income Taxes Benefit	-106.2%	0.0%

There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as noted below.

On February 6, 2023, the Company received a formal letter from Oppenheimer, advising that it had waived any claims to the Marketing Fees and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

GSR II METEORA ACQUISITION CORP.

CONDENSED UNAUDITED BALANCE SHEETS

	March 31, 2023	December 31, 2022
Assets:
Current assets:
Cash	$75,352	$477,195
Prepaid expenses	452,625	500,417

Total current assets	527,977	977,612
Investments held in Trust Account	328,325,574	325,436,230

Total Assets	$328,853,551	$326,413,842

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$254,704	$105,642
Accrued expenses	4,661,083	3,184,482
Franchise tax payable	50,000	200,050
Income tax payable	1,529,043	890,770

Total current liabilities	6,494,830	4,380,944
Commitments and Contingencies (Note 6)
Class A common stock, 100,000,000 shares authorized; 31,625,000 shares subject to possible redemption issued and outstanding at $10.33 and $10.25 per share as of March 31, 2023 and December 31, 2022, respectively	326,646,768	324,245,647
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding	791	791
Additional paid-in capital	—	—
Accumulated deficit	(4,288,838)	(2,213,540)

Total stockholders’ deficit	(4,288,047)	(2,212,749)

Total Liabilities and Stockholders’ Deficit	$328,853,551	$326,413,842

The accompanying notes are an integral part of these unaudited condensed financial statements.

GSR II METEORA ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
General and administrative expenses	$2,075,298	$162,637
Franchise tax expenses	50,000	49,813

Loss from operations	(2,125,298)	(212,450)
Other income:
Change in value of investments held in Trust Account	3,089,394	(226,760)

Total other income (expense)	3,089,394	(226,760)

Income (Loss) before income tax expense	964,096	(439,210)
Income tax expense	638,273	—

Net income (loss)	$325,823	$(439,210)

Weighted average shares outstanding of Class A common stock	31,625,000	10,893,056

Basic and diluted net income (loss) per share, Class A common stock	$0.02	$1.02

Weighted average shares outstanding of Class B common stock	7,906,250	7,906,250

Basic and diluted net income (loss) per share, Class B common stock	$(0.05)	$(1.46)

The accompanying notes are an integral part of these unaudited condensed financial statements.

GSR II METEORA ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit

	Shares	Amount
Balance - December 31, 2022	7,906,250	$791	$—	$(2,213,540)	$(2,212,749)
Accretion for Class A common stock to redemption amount	—	—	—	(2,401,121)	(2,401,121)
Net income	—	—	—	325,823	325,823

Balance - March 31, 2023	7,906,250	$791	$—	$(4,288,838)	$(4,288,047)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity

	Shares	Amount
Balance - December 31, 2021	7,906,250	$791	$24,209	$(10,965)	$14,035
Sale of private placement warrants to Sponsor in private placement	—	—	12,223,750	—	12,223,750
Fair value of warrants and rights included in the Units sold in the Initial Public Offering	—	—	17,710,000	—	17,710,000
Offering costs associated with issuance of warrants as part of the Units in the Initial Public Offering (net of reimbursement from underwriter)	—	—	(135,698)	—	(135,698)
Accretion for Class A common stock to redemption amount	—	—	(27,045,604)	—	(27,045,604)
Net loss	—	—	—	(439,210)	(439,210)

Balance - March 31, 2022	7,906,250	$791	$2,776,657	$(450,175)	$2,327,273

The accompanying notes are an integral part of these unaudited condensed financial statements.

GSR II METEORA ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
Cash Flows from Operating Activities:
Net income (loss)	$325,823	$(439,210)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in value of investments held in Trust Account	(3,089,394)	226,760
Changes in operating assets and liabilities:
Prepaid expenses	47,792	(923,011)
Accounts payable	149,062	8,215
Accrued expenses	1,476,601	(10,000)
Franchise tax payable	(150,050)	49,145
Income tax payable	638,273	—

Net cash used in operating activities	(601,893)	(1,088,101)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(320,993,750)
Cash withdrawn from Trust Account for tax payments	200,050	—

Net cash provided by (used in) investing activities	200,050	(320,993,750)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	161,543
Repayment of note payable to related party	—	(241,543)
Proceeds received from initial public offering, gross	—	316,250,000
Proceeds received from private placement	—	12,223,750
Offering costs paid (net of reimbursement from underwriter)	—	(4,597,351)

Net cash provided by financing activities	—	323,796,399

Net Change in Cash	(401,843)	1,714,548
Cash – Beginning of period	477,195	44,739

Cash – End of period	$75,352	$1,759,287

Non-Cash investing and financing activities:
Offering costs included in accrued expenses	$—	$70,000

Reversal of accrued offering costs	$—	$(290,000)

The accompanying notes are an integral part of these unaudited condensed financial statements.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN CONSIDERATION

GSR II Meteora Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on October 14, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities that the Company has not yet identified (“Business Combination”).

As of March 31, 2023, the Company had not yet commenced operations. All activity through March 31, 2023 relates to the Company’s formation and the Company’s initial public offering (the “Initial Public Offering”), which is described below, and since the Initial Public Offering, its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from the proceeds held in the Trust Account (as defined below).

The Company’s sponsor is GSR II Meteora Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 24, 2022. On March 1, 2022, the Company consummated its Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the issuance of 4,125,000 Units as a result of the underwriter’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 12,223,750 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12.2 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $321.0 million ($10.15 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Company’s outstanding Public Shares sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.15 per Public Share).

The Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders will not be entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the time frame described below or (B) with respect to any other material provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

The Company has 15 months from the closing of the Initial Public Offering, or June 1, 2023, to complete the initial Business Combination. However, if the Company anticipates that it may not be able to consummate the initial Business Combination within 15 months, the Company may, but is not obligated to, extend the period of time to consummate a Business Combination by three additional one-month periods each (for a total of up to 18 months). The Public Stockholders will not be entitled to vote on, or redeem their shares in connection with, any such extension. In order to extend the time available for the Company to consummate the initial Business Combination, the Sponsor or its affiliates or designees, upon five business days’ advance notice prior to each deadline, must deposit into the Trust Account an additional $0.033 per share of Class A common stock then outstanding (or $1,043,625 in the aggregate) on or prior to the date of such deadline. In connection with each such additional deposit, the Sponsor or its affiliates or designees will receive an additional of up to 1,043,625 Private Placement Warrants with the same terms as the original Private Placement Warrants.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

If the Company is unable to complete a Business Combination within 15 months from the closing of the Initial Public Offering (or up to 16 months, 17 months or 18 months, as applicable if the time to complete the initial Business Combination has been extended in accordance with the procedures described above) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders will not be entitled to liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.15. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or Target that executed an agreement waiving any and all rights to seek access to the Trust Account (whether or not such agreement is enforceable) or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On August 23, 2022, the board of directors of the Company unanimously approved the transaction agreement (the “Transaction Agreement”), dated on August 24, 2022 and was later amended on February 13, 2023 and April 4, 2023, by and among the Company, the Sponsor, BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets, dba Bitcoin Depot (“Lux Vending”). The Transaction Agreement and the transactions contemplated thereby were approved by the board of directors of the Company and the leadership team of BT Assets. Upon the consummation of the transactions contemplated by the Transaction Agreement (the “Closing”), the Company will change its name to Bitcoin Depot Inc. (and the combined post-business combination company will be

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

reorganized into an umbrella partnership C corporation (or “Up-C”) structure). All of the terms used, but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

Upon the terms and subject to the conditions of the Transaction Agreement, in accordance with the Delaware General Corporation Law, and prior to or at the Closing, the Company, Sponsor, Lux Vending and BT Assets will enter into the following transactions:

(i)	Lux Vending will merge with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC” (“BT OpCo”);

(ii)

BT Assets will sell, transfer, assign, convey and deliver to us and the we will purchase and accept from BT Assets, the Purchased Common Units in exchange for certain cash consideration (the “Over the Top Consideration”).

(iii)

The Company will assign, transfer, contribute and deliver to BT OpCo certain cash consideration (the “Contribution Amount”), and BT OpCo will issue and deliver to the Company (x) at the Closing, the Contribution Common Units, and (y) at the Closing and immediately following the effectiveness of BT OpCo amending and restating its limited BT OpCo A&R LLC Agreement, certain Matching Warrants and PubCo Earn-Out Units. The Over the Top Consideration and the Contribution Amount will be distributed in accordance with the Cash Distribution Waterfall as set forth in the Transaction Agreement.

On April 4, 2023, the Company, the Sponsor, Lux Vending and BT Assets entered into a Second Amendment (the “Second Amendment”) to the Transaction Agreement. The Second Amendment provides for an amendment to the definition of the “Agreement End Date” in the Transaction Agreement and changes the date listed therein from April 7, 2023 to May 15, 2023 or such later date as may be mutually agreed upon by the Company and Lux Vending.

Going Concern Consideration

As of March 31, 2023, the Company had approximately $75,000 in cash, and working capital deficit of approximately $6.0 million (taking into account tax obligations of approximately $1.6 million; however, such amount may be paid by proceeds earned from interest income on investments held in Trust Account, to the extent available).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $242,000 under the Note (as defined in Note 5). The Company repaid the Note in full on March 4, 2022. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 5) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants).

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company has until June 1, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time, and if a Business Combination is not consummated by this date, then there will be a mandatory liquidation and subsequent dissolution of the Company.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Management has determined that the liquidity condition is not sufficient to meet the Company’s obligations through June 1, 2023 or for a period of time within one year from the date the financial statements are issued. Additionally, the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the initial Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the initial Business Combination will be successful or successful within the Combination Period (by June 1, 2023). These conditions and events, and the uncertainty thereto, has created substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are issued. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by GAAP and have not been audited by the Company’s independent registered public accounting firm. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected through December 31, 2023 or for any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 30, 2023.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of income and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of March 31, 2023 and December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2023 and December 31, 2022.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in change in value of investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to the short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company accounted for its Rights as equity-classified instruments based on an assessment of the Right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Rights meet all the requirements for equity classification under ASC 815, including whether the Rights are indexed to the Company’s own common stock, among other conditions for the equity classification. This assessment, which requires the use of professional judgement, was conducted at the time of Rights issuance.

The Company accounted for the warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Class A common stock were charged against the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 31,625,000 shares of Class A common stock sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the shares of Class A common stock as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized a one-time charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A common stock and the redemption value. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome. In order to determine the net income (loss) attributable to both the Class A and Class B common stock, the Company first considered the total income (loss) allocable to both sets of shares, including the accretion of Class A redeemable shares to redemption value which represents the difference between the gross proceeds of the Initial Public Offering, net of offering costs, and the redemption value of the redeemable shares of $10.15 per share. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated pro rata between Class A and Class B common stock for the three months ended March 31, 2023 and 2022.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase an aggregate of 43,848,750 shares of Class A common stock and the Rights to receive 1,976,562 shares of Class A common stock in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Net income (loss)	$325,823	$(439,210)
Accretion of redeemable common stock to redemption amount	(2,401,121)	(27,045,604)

Net income (loss) including accretion of temporary equity to redemption value	$(2,075,298)	$(27,484,814)

	For the three months ended March 31, 2023		For the three months ended March 31, 2022

	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net loss including accretion of temporary equity to redemption value	$(1,660,238)	$(415,060)	$(15,925,780)	$(11,559,034)
Accretion of common stock to redemption value	2,401,121	—	27,045,604	—

Net income (loss)	740,883	(415,060)	11,119,824	(11,559,034)
Denominator:
Basic and diluted weighted average shares outstanding	31,625,000	7,906,250	10,893,056	7,906,250

Basic and diluted net income (loss) per share	$0.02	$(0.05)	$1.02	$(1.46)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On March 1, 2022, the Company consummated its Initial Public Offering of 31,625,000 Units, including the issuance of 4,125,000 Units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $4.7 million.

Each Unit consists of one share of Class A common stock, one redeemable warrant (a “Public Warrant”) and one one-sixteenth (1/16) of one Right. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). Each holder of a whole Right will receive one share of Class A common stock upon consummation of the initial Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 12,223,750 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $12.2 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 16, 2021, the Sponsor paid $25,000 to purchase 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”). On December 28, 2021, the Company effected a 1.10-for-1 stock split for all outstanding shares of Class B common stock, resulting in an aggregate of 6,325,000 shares of Class B common stock outstanding. On January 20, 2022, the Company effected a 5-for-4 stock split for all outstanding shares of Class B common stock, resulting in an aggregate of 7,906,250 shares of Class B common stock outstanding.

The initial stockholders agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business combination, (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

On February 16, 2022, the Sponsor transferred 20,000 shares to each of the independent directors. The independent directors agreed that such shares would not vest until and unless the last reported closing price of the Class A common stock (or the equivalent security following the Business Combination) of the Company or applicable successor exceeds $10.00 per share for twenty days during any thirty-day period starting on the first trading day immediately after the Company consummates its initial Business Combination. The sale of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of March 31, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Related Party Loans

On November 16, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $242,000 under the Note and repaid the balance in full on March 4, 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

On February 24, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to reimburse the Sponsor $66,666 per month for office space, utilities and secretarial and administrative support made available to the Company through the earlier of consummation of the initial Business Combination and the Company’s liquidation. The Company incurred $199,998 and $66,666 in connection with such fees during the three months ended March 31, 2023 and 2022, respectively, reported within general and administrative expenses in the accompanying statements of operations.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the effective date of the prospectus in connection with the Initial Public Offering to purchase up to 4,125,000 additional Units to cover over-allotments

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

at the Initial Public Offering price less the underwriting discounts and commissions. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $6.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriter reimbursed the Company for certain of the Company’s expenses for an aggregate of approximately $2.3 million upon closing of the Initial Public Offering.

Business Combination Marketing Agreement

On February 24, 2022, the Company entered into a business combination marketing agreement (the “Business Combination Marketing Agreement”) to engage the underwriter, Oppenheimer & Co. (“Oppenheimer”), as advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company agreed to pay Oppenheimer a cash fee for such marketing services upon the consummation of the initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, or approximately $11.1 million in the aggregate (the “Marketing Fees”). The Marketing Fees will become payable to Oppenheimer from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering. Up to $0.105 per unit, or up to approximately $3.3 million of such Marketing Fees, may instead be paid, at the Company’s sole discretion, to third party advisors not participating in the Initial Public Offering that assist the Company in consummating the initial Business Combination.

On February 6, 2023, the Company received a formal letter from Oppenheimer, advising that it had waived any claims to the Marketing Fees and the fees previously owed to Oppenheimer will not be paid or reallocated to any other advisor.

NOTE 7. REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ DEFICIT

Preferred Stock-The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock-The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 31,625,000 shares of Class A common stock issued or outstanding, all of which were subject to possible redemption and were classified outside of permanent equity on the balance sheets.

Class B Common Stock-The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 7,906,250 shares of Class B common stock issued and outstanding. Of the 7,906,250 shares of Class B common stock outstanding, up to 1,031,250 shares were subject to forfeiture to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part so that the Founder Shares would collectively represent 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On March 1, 2022, the underwriter consummated the exercise in full of the over-allotment; thus, these 1,031,250 shares of Class B common stock were no longer subject to forfeiture.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Holders of the Class B common stock will have the right to appoint all of the Company’s directors prior to an initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class, except as required by law or stock exchange rule; provided, that the holders of Class B common stock will be entitled to vote as a separate class to increase the authorized number of shares of Class B common stock. Each share of common stock will have one vote on all such matters.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock, will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of shares issued in the Initial Public Offering, including shares issued in connection with the underwriter’s exercise of their option to purchase additional Units, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans.

Rights- As of March 31, 2023 and December 31, 2022, the Company had 1,976,562 Rights outstanding, Each holder of a whole Right will receive one share of Class A common stock upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a whole Right will be required to affirmatively convert his, her or its Rights in order to receive the one share underlying each whole Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.

Warrants- As of March 31, 2023 and December 31, 2022, the Company had 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants outstanding. There were no warrants outstanding as of December 31, 2022. The warrants will become exercisable 30 days after the completion of an Initial Business Combination; provided the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemption of warrants. After the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-tradingday period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of the shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

The Private Placement Warrants are identical to the Public Warrants, except as otherwise set forth herein that: (1) they will not be redeemable by the Company; (2) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination; (3) they may be exercised by the holders thereof on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

No fractional shares of Class A common stock will be issued upon exercise of the warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

If the Company is unable to complete an initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR MARKET MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities	$328,325,574	$—	$—

December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities	$325,436,230	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period.

As of March 31, 2023 and December 31, 2022, Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The Company has no Level 2 or Level 3 assets.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements, except as noted below.

On April 4, 2023, the Company, the Sponsor, Lux Vending and BT Assets entered into a Second Amendment (the “Second Amendment”) to the Transaction Agreement. The Second Amendment provides for an amendment to the definition of the “Agreement End Date” in the Transaction Agreement and changes the date listed therein from April 7, 2023 to May 15, 2023 or such later date as may be mutually agreed upon by the Company and Lux Vending. All other terms of the Transaction Agreement remain unmodified and in full force and effect.

On May 3, 2023, the Company filed and commenced mailing of a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) in connection with a special meeting of stockholders (i) to amend the Company’s amended and restated certificate of incorporation (the “Charter”) to extend the date by which the Company must complete an initial Business Combination from June 1, 2023 to July 1, 2023, and to allow the Company, without another stockholder vote, to further extend the date to consummate an initial Business Combination on a monthly

GSR II METEORA ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

basis up to eight times by an additional one month each time after July 1, 2023, or later extended deadline date, by resolution of the Board, if requested by the Sponsor, until March 1, 2024 (such date as extended, the “Extended Date”), unless the closing of the initial Business Combination shall have occurred prior thereto; and (ii) to amend the Investment Management Trust Agreement, dated February 24, 2022, by and between the Company and Continental, to change the initial date on which Continental must commence liquidation of the Trust Account to the Extended Date or such later date as may be approved by the Company’s stockholders in accordance with the Charter if a letter of termination under the Trust Agreement is not received by Continental prior to such date.

On May 11, 2023, the Company, the Sponsor, Lux Vending and BT Assets entered into a Third Amendment (the “Third Amendment”) to the Transaction Agreement pursuant to which, among other things, the definition of the “Agreement End Date” in the Transaction Agreement was amended to change the date listed therein from May 15, 2023 to the earlier of (i) July 15, 2023 and (ii) 45 days following the date the proxy statement containing the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of and for the three-month period ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) has been filed with the SEC or such later date as may be mutually agreed upon by the parties.

On June 7, 2023, the Company, the Sponsor, Lux Vending, BT HoldCo and BT Assets entered into a Fourth Amendment (the “Fourth Amendment”) to the Transaction Agreement, pursuant to which, among other things, (i) BT HoldCo was joined as a party to the Transaction Agreement, (ii) the parties agreed that prior to the Closing, BT Assets and PubCo will effect the Pre-Closing Restructuring, and (iii) the parties agreed that prior to or upon the Closing, (a) Sponsor will exchange all of its shares of Class B common stock for certain newly issued shares of PubCo Class A common stock and, subject to the terms of conversion or forfeiture and cancellation set forth in the Sponsor Agreement, PubCo Class E common stock, and BT HoldCo will issue to PubCo an equal number of BT HoldCo Earnout Units corresponding to the class of PubCo Class E common stock issued by PubCo to Sponsor, (b) BT Assets will sell, transfer and assign to PubCo, and PubCo will purchase and accept from BT Assets certain BT HoldCo Common Units in consideration for the Over the Top Consideration (as defined in the Transaction Agreement); (c) PubCo will assign, transfer and contribute to BT HoldCo the Contribution Amount (as defined below) and BT HoldCo will subsequently assign, transfer and contribute to BT Opco the Contribution amount and BT HoldCo will in consideration therefor issue and deliver to PubCo certain BT HoldCo Common Units, and at the Closing and immediately following the effectiveness of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the BT HoldCo Matching Warrants and certain of the BT HoldCo Earnout Units; (d) the PubCo Available Cash will be paid to BT Assets and contributed to BT HoldCo and subsequently to BT OpCo in accordance with the Cash Distribution Waterfall set forth in the Transaction Agreement; (e) immediately following the Delaware Secretary of State’s acceptance of the PubCo Amended and Restated Charter, PubCo will issue 44,100,000 shares of PubCo Class V common stock to BT Assets in exchange for the payment to PubCo by BT Assets of $4,410.00; (f) at the Closing, each Phantom Equity Award that is outstanding as of immediately prior to the Closing will, subject to and conditioned upon the Phantom Equity Holder’s execution and delivery to BT OpCo and PubCo of a Phantom Equity Award Termination Agreement (as defined in the Transaction Agreement), be converted into the right to receive (i) a cash payment in an amount equal to the Phantom Equity Cash Consideration (as defined in the Transaction Agreement), and/or (ii) such number of shares of PubCo Class A common stock equal to the Phantom Equity Non-Cash Consideration (as defined in the Transaction Agreement).

All other terms of the Transaction Agreement remain unmodified and in full force and effect.

Report of Independent Registered Public Accounting Firm

To the Member of

Lux Vending, LLC (dba Bitcoin Depot):

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lux Vending, LLC (dba Bitcoin Depot) and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of income and comprehensive income, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2022 due to the adoption of Accounting Standards Codification 842, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Atlanta, Georgia

April 14, 2023

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2022 AND 2021

	2022	2021
Assets
Current:
Cash and cash equivalents	$37,540,337	$38,028,200
Cryptocurrencies	539,896	6,557,754
Accounts receivable, net	263,206	91,738
Prepaid expenses and other current assets	2,014,858	2,428,927

Total current assets	40,358,297	47,106,619
Property and equipment:
Furniture and fixtures	617,930	229,107
Leasehold improvements	171,780	171,780
Kiosk machines - owned	15,233,541	14,147,735
Kiosk machines - leased	36,590,636	46,330,250
Vehicles	16,913	74,404

	52,630,800	60,953,276
Less: accumulated depreciation	(13,976,382)	(15,328,902)

Total property and equipment, net	38,654,418	45,624,374
Intangible assets, net	5,351,249	6,864,776
Goodwill	8,717,288	8,717,288
Operating lease right-of-use assets, net	302,362	—
Security deposits	17,417	17,417

Total assets	$93,401,031	$108,330,474

Liabilities and Member’s equity
Current:
Accounts payable	$8,119,155	$10,025,302
Accrued expenses	9,467,921	5,512,729
Earn-out liability	1,840,708	1,624,272
Notes payable	8,050,000	3,200,000
Income taxes payable	646,629	—
Deferred revenue	19,000	—
Operating lease liabilities, current portion	228,410	—
Current installments of obligations under finance leases in 2022 and capital leases in 2021	18,437,333	17,209,198

Total current liabilities	46,809,156	37,571,501
Deferred rent, non-current	—	139,983
Earn-out liability, non-current	—	1,254,728
Notes payable, non-current	29,521,642	33,501,536
Operating lease liabilities, non-current	247,707	—
Obligations under finance leases in 2022 and capital lease in 2021, non-current	6,139,713	15,396,437
Deferred income tax, net	1,238,678	1,490,529

Total Liabilities	83,956,896	89,354,714

Commitments and Contingencies (Note 18)
Member’s Equity
Equity attributed to Lux Vending, LLC	7,396,170	17,615,633
Accumulated other comprehensive loss	(181,915)	(72,188)

Total equity attributable to Lux Vending, LLC	7,214,255	17,543,445
Equity attributed to noncontrolling interest in subsidiary	2,229,880	1,432,315

Total member’s equity	9,444,135	18,975,760

Total liabilities and member’s equity	$93,401,031	$108,330,474

See the accompanying notes to the consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
Revenue	$646,830,408	$548,980,103	$245,131,200
Cost of revenue (excluding depreciation and amortization)	574,534,503	492,953,812	214,038,451
Operating expenses:
Selling, general, and administrative	36,990,652	29,137,102	14,034,691
Depreciation and amortization	18,783,105	13,040,729	2,246,347

Total operating expenses	55,773,757	42,177,831	16,281,038

Income from operations	16,522,148	13,848,460	14,811,711

Other income (expense):
Interest expense	(12,318,347)	(8,000,277)	(731,127)
Other income (expense)	118,240	(97,811)	324,594
Loss on foreign currency transactions	(380,170)	—	—

Total other expense, net	(12,580,277)	(8,098,088)	(406,533)

Income before provision for income taxes and noncontrolling interest	3,941,871	5,750,372	14,405,178
Income tax (expense) benefit	(394,779)	171,164	—

Net income	3,547,092	5,921,536	14,405,178
Net loss attributable to noncontrolling interest in subsidiary	432,553	21,010	—

Net income attributable to Lux Vending, LLC	$3,979,645	$5,942,546	$14,405,178

Other comprehensive income, net of tax
Net income	$3,547,092	$5,921,536	$14,405,178
Foreign currency translation adjustments	(109,727)	(71,998)	—

Total Comprehensive Income	3,437,365	5,849,538	14,405,178

Comprehensive loss attributable to noncontrolling interest in subsidiary	432,553	20,820	—

Comprehensive income attributable to Lux Vending, LLC	$3,869,918	$5,870,358	$14,405,178

See the accompanying notes to the consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	Equity attributable to Lux Vending, LLC	Accumulated Other Comprehensive Loss	Total equity attributable to Lux Vending, LLC	Equity attributable to non-controlling interest in subsidiary	Total Member’s Equity
Balance at January 1, 2020	$6,319,150	$—	$6,319,150	$—	$6,319,150
Distributions	(1,428,789)	—	(1,428,789)	—	(1,428,789)
Net income	14,405,178	—	14,405,178	—	14,405,178

Balance at December 31, 2020	19,295,539	—	19,295,539	—	19,295,539
Distributions	(7,622,452)	—	(7,622,452)	—	(7,622,452)
Fair value of noncontrolling interest in connection with acquisition of BitAccess	—	—	—	948,154	948,154
Stock compensation	—	—	—	504,981	504,981
Foreign currency translation	—	(72,188)	(72,188)	190	(71,998)
Net income (loss)	5,942,546	—	5,942,546	(21,010)	5,921,536

Balance at December 31, 2021	17,615,633	(72,188)	17,543,445	1,432,315	18,975,760
Contributions	1,778,041	—	1,778,041	—	1,778,041
Distributions	(15,977,149)	—	(15,977,149)	—	(15,977,149)
Stock compensation	—	—	—	1,230,118	1,230,118
Foreign currency translation	—	(109,727)	(109,727)	—	(109,727)
Net income (loss)	3,979,645	—	3,979,645	(432,553)	3,547,092

Balance at December 31, 2022	$7,396,170	$(181,915)	$7,214,255	$2,229,880	$9,444,135

See the accompanying notes to the financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
Cash flows from operating activities
Net income	$3,547,092	$5,921,536	$14,405,178
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of deferred financing costs	610,785	503,805	18,329
Adjustment to contingent earn-out liability	961,708	—	—
Depreciation and amortization	18,783,105	13,007,825	2,246,347
Non-cash stock compensation	1,230,118	504,981	—
Purchase of services in cryptocurrencies	3,677,924	6,100,047	3,527,944
Deferred taxes	(251,851)	(386,920)	—
Forgiveness of debt (included in other income)	—	—	(331,296)
Reduction in carrying amount of right-of-use assets	81,361	—	—
Cryptocurrencies received as payment	(3,244,324)	(1,967,310)	—
Change in operating assets and liabilities:
Accounts receivable, net	(171,468)	14,414	—
Cryptocurrencies	2,796,126	(10,266,262)	(3,786,236)
Prepaid expenses and other current assets	566,925	(896,852)	(273,739)
Accounts payable	(1,906,147)	7,292,791	1,465,269
Accrued expenses	4,048,977	3,455,306	1,004,299
Income taxes payable	646,629	—	—
Deferred revenue	19,000	—	—
Operating lease liabilities	(141,374)	—	—

Cash provided by operating activities	31,254,586	23,283,361	18,276,095

Cash flows from investing activities
Acquisition of property and equipment	(1,110,132)	(7,933,371)	(1,376,693)
Acquisition of BitAccess, net of cash received	—	(11,387,386)	—
Contingent consideration payment	(2,000,000)	—	—

Cash used by investing activities	(3,110,132)	(19,320,757)	(1,376,693)

Cash flows from financing activities
Proceeds from issuance of notes payable	5,000,000	15,000,000	25,900,000
Principal payments on notes payable	(4,531,000)	(1,069,024)	(3,930,791)
Principal payments on short-term financing arrangement	(341,603)	—	—
Principal payments on finance leases	(17,105,867)	—	—
Proceeds from forgivable note payable	—	—	331,296
Principal payments on capital lease obligations	—	(12,858,825)	(910,962)
Payment for deferred financing costs	(209,679)	(467,690)	(2,296,929)
Distributions	(11,353,485)	(7,622,452)	(1,428,789)

Cash used by financing activities	(28,541,634)	(7,017,991)	17,663,825

Effect of exchange rate changes on cash and cash equivalents	(90,683)	(68,715)	—

Net (decrease) increase in cash and cash equivalents	(487,863)	(3,124,102)	34,563,227
Cash and cash equivalents, beginning of the year	38,028,200	41,152,302	6,589,075

Cash and cash equivalents, end of the year	$37,540,337	$38,028,200	$41,152,302

Supplemental disclosures of cash flow information:

Cash paid during the years for:
Interest	$10,839,980	$8,000,277	$731,127

Income taxes	$116,613	$—	$—

See the accompanying notes to the consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

Supplemental disclosures of non-cash investing and financing activities:

In 2022, 2021 and 2020, the Company acquired property and equipment under finance lease obligations in 2022 and capital leases in 2021 and 2020 totaling $0, $38,799,000 and $7,538,500, respectively, which are recorded within kiosk machines - leased on the consolidated Balance Sheets.

See Note 4 for information on non-cash distribution and contribution activity with the Member.

See Note 17 for information on non-cash activity related to a lease modification.

During 2022, the Company exercised a purchase option under an expired BTM kiosk lease. The Company agreed to a purchase price of $341,603 which resulted in an increase in Kiosk machines - owned. The Company paid the purchase price through a short-term financing arrangement.

The Company purchases cryptocurrency from a liquidity provider which is settled the following day. The Company had a liability of $1,665,076, $972,726 and $0 at December 31, 2022, 2021 and 2020, respectively which are recorded within accrued expenses on the consolidated Balance Sheets. The Company recognizes the activity with this liquidity provider as part cryptocurrencies and accrued expenses on the changes in operating assets and liabilities on the Statements of Cash Flow.

See the accompanying notes to the consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(1) Organization and Background

(a) Organization

Lux Vending, LLC (dba Bitcoin Depot) (“Bitcoin Depot”, or the “Company”), a limited-liability company, was formed on June 7, 2016. Bitcoin Depot owns and operates a network of cryptocurrency kiosks (“BTMs”) across North America where customers can buy and sell cryptocurrencies. In addition to the BTM network, Bitcoin Depot also sells cryptocurrency to consumers at a network of retail locations through its BDCheckout product offering and through its website via over-the-counter (OTC) trade. The BDCheckout offering allows users similar functionality to our kiosks, enabling them to load cash into their accounts at the checkout counter at retailer locations, and then use those funds to purchase cryptocurrency. The Company’s website allows users to initiate and complete OTC trades for cryptocurrency. Bitcoin Depot also offers a software solution to other BTM operators through its controlled subsidiary, BitAccess, Inc.

(b) Background

Several factors affect the price of cryptocurrencies, including but not limited to: (a) global supply and demand; (b) investors’ expectations with respect to the rate of inflation; (c) interest rates; (d) currency exchange rates, including the rates at which cryptocurrencies may be exchanged for fiat currencies; (e) fiat currency withdrawal and deposit policies of electronic market places where traders may buy and sell cryptocurrencies based on bid-ask trading activity with the various exchanges and the liquidity of those exchanges; (f) interruptions in service from or failures of major cryptocurrency exchanges; (g) investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in cryptocurrencies; (h) monetary policies of governments, trade restrictions, currency devaluations and revaluations; (i) regulatory measures, if any, that restrict the use of cryptocurrencies as a form of payment; (j) the maintenance and development of the open-source protocol governing the cryptocurrency’s network; (k) global or regional political, economic or financial events and situations; and (l) expectations among market participants that the value of a cryptocurrency will soon change.

Global supply for a particular cryptocurrency is determined by the asset’s network source code, which sets the rate at which assets may be awarded to network participants. Global demand for cryptocurrencies is influenced by such factors as the increase in acceptance by retail merchants and commercial businesses of a cryptocurrency as a payment alternative, the security of online exchanges and digital wallets, the perception that the use of cryptocurrencies is safe and secure, and the lack of regulatory restrictions on their use. Additionally, there is no assurance that any cryptocurrency will maintain its long-term value in terms of purchasing power. Any of these events could have a material effect on the Company’s financial position and the results of its operations.

(c) Significant Transaction

On August 24, 2022, the Company entered into a Transaction Agreement with GSR II Meteora Acquisition Corp. (“GSRM”). GSRM is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). The Transaction agreement would create a series of transactions where the Company would become a public company. This transaction did not close as of December 31, 2022 and no impact of the transaction was recorded within the accompanying financial statements. The Company expensed all transaction related expenses in 2022 due to the uncertainty of whether this transaction will ultimately close.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding annual financial reporting.

The consolidated financial statements include the accounts of Lux Vending, LLC and its wholly-owned and controlled subsidiaries: Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. (“Digital Gold”), and BitAccess Inc. Mintz Assets, Inc. is a holding company that holds the ownership of Express Vending, Inc. Express Vending, Inc. is a Canadian corporation whose business activities include owning and operating a network of BTM kiosks in Canada. Intuitive Software, LLC is a holding company that holds an 84.69% equity interest (through its ownership of Digital Gold) in BitAccess Inc., a Canadian corporation, as described in Note 9. Intercompany balances and transactions have been eliminated in consolidation.

The Company has reclassified certain amounts relating to its prior period results to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

(b) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, recoverability of intangible assets and goodwill, fair value of long-term debt, present value of lease liabilities and right-of-use assets, assumptions and inputs for fair value measurements used in business combinations, impairments of cryptocurrencies, and contingencies, including liabilities that the Company deems are not probable of assertion. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

(c) Concentration of Credit Risk Arising from Cash Deposits in Excess of Insured Limits

The Company maintains cash in established U.S. and Canadian financial institutions that often will exceed federally insured limits. The Company has not experienced any losses in such accounts that are maintained at the financial institutions.

The Company maintains a certain cash balance in its BTMs and cryptocurrency exchanges to facilitate the purchase and sale of cryptocurrencies. The cash balances in the BTMs are insured up to a specified limit. From time to time, the Company’s cash balance in the BTMs exceeds such limits. The Company had $16,035,858 and $22,142,201 cash in BTMs at December 31, 2022 and 2021, respectively. Cash maintained in fiat wallets with cryptocurrency exchanges is not insured. The Company had $2,513,924 and $2,517,435 in cash with cryptocurrency exchanges at December 31, 2022 and 2021, respectively.

A significant customer concentration is defined as one from whom at least 10% of annual revenue is derived. The Company had no significant customer concentration as of December 31, 2022 and 2021.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(d) Cash and Cash Equivalents

Cash, as stated on the consolidated Balance Sheets, includes cash maintained at financial institutions, cryptocurrency exchanges, and BTMs owned and leased by the Company.

Cash equivalents represents cash in transit picked up by armored truck companies from the Company’s BTM machines but not yet deposited in the Company’s bank account. As of December 31, 2022 and 2021, the Company had cash in transit of $7,763,177 and $2,443,028, respectively. Management evaluates cash in transit based on outstanding cash deposits on cash picked up by the armored truck companies, historical cash deposits and cash that is lost during transit which is immaterial.

(e) Cryptocurrencies

Cryptocurrencies are a unit of account that function as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer network. The Company’s cryptocurrencies were primarily comprised of Bitcoin (“BTC”), Litecoin (“LTC”), and Ethereum (“ETH”) for the periods presented and are collectively referred to as “cryptocurrencies” in the consolidated financial statements. The Company primarily purchases cryptocurrencies to sell to customers.

The Company accounts for cryptocurrencies as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other, and they are recorded on the Company’s consolidated Balance Sheets at cost, less any impairments. The Company has control and ownership over its cryptocurrencies which are stored in both our proprietary hot wallet and hot wallets hosted by a third party, BitGo, Inc.

The primary purpose of the Company’s operations is to buy and sell Bitcoin using the BTM kiosk network and other services. The Company does not engage in broker-dealer activities. The Company uses various exchanges and liquidity providers to purchase, liquidate and manage its bitcoin positions; however, this does not impact the accounting for these assets as intangible assets.

Impairment

Because the Company’s cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances indicate it is more likely than not that the asset is impaired in accordance with ASC 350. The Company has determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis or the carrying value at any time during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For purposes of measuring impairment on its cryptocurrencies, the Company determines the fair value of its cryptocurrency on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market (Level 1 inputs).

The Company purchases cryptocurrencies, which are held in the Company’s hot wallets, on a just in time basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. The Company sells its

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

cryptocurrencies to its customers from its BTM Kiosks, OTC and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, the Company relieves the adjusted cost basis of its cryptocurrency, net of impairments, on a first-in, first-out basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, the Company discontinued the sale of ETH and LTC to its customers.

During the year ended December 31, 2021, the Company purchased quantities of cryptocurrencies in excess of expected sales that were subsequently sold to customers, sold on exchange or distributed to the Member. Upon disposition, the Company relieved the adjusted cost basis (net of impairments) of the cryptocurrencies with any gains recorded to cost of revenue (excluding depreciation and amortization).

The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.

See Notes 2(i) and 2(j) to the consolidated financial statements for further information regarding the Company’s revenue recognition and cost of revenue related to the Company’s cryptocurrencies.

(f) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Finance leases (Capital leases in 2021) are stated at the present value of the future minimum lease payments, less accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation are eliminated from their respective accounts and any resulting gain or loss is recognized in the consolidated Statements of Income and Comprehensive Income upon disposition.

Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the assets, which are as follows:

Furniture and fixtures	7 years
Leasehold improvements	Lesser of estimated useful life or life of the lease
Kiosk machines - owned	5 years
Kiosk machines - leased	2-5 years
Vehicles	5 years

Depreciation expense for the years ended December 31, 2022, 2021 and 2020, totaled $17,269,578, $12,294,601 and $2,246,347, respectively.

(g) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to its fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the asset group. If such asset group is considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the asset group exceeds the fair value of the asset group. There were no impairments of long-lived assets for the years ended December 31, 2022 and 2021.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(h) Goodwill and Intangible Assets, net

Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any noncontrolling interest in the acquired entity in a business combination. The Company tests for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The company performs their annual test for impairment as of December 31 at the reporting unit level. There was no impairment of goodwill for the years ended December 31, 2022 and 2021.

Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure its estimates accurately reflect the economic use of the related intangible assets.

(i) Revenue Recognition

Kiosks, BDCheckout and OTC

Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction. The Company charges a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction, plus a markup, and a nominal flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by the Company and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.

The Company’s revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an over-the-counter (OTC) trade. BDCheckout sales are similar to sales from BTM kiosks in that customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales are initiated and completed through the Company’s website. Regardless of the method by which the customer purchases the cryptocurrency, the Company considers its performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction validated on the blockchain.

The typical process time for our transactions with customers is 30 minutes or less. At period end, for reasons of operational practicality, the Company applies an accounting convention to use the date of the transaction, which corresponds to the timing of the cash received, for purposes of recognizing revenue. This accounting convention does not result in materially different revenue recognition from using the time the cryptocurrency has been transferred to the customer’s wallet and the transaction has been validated on the blockchain (see Note 5).

In a limited number of BTM kiosks, the Company has the technology to allow customers the ability to sell their cryptocurrencies to the Company. In these limited cases, the Company receives the customer’s cryptocurrencies in the Company’s hot wallet, and the kiosk dispenses USD to the selling customer. Because all orders are processed within a very short time frame (typically within minutes), no orders are pending when the customer receives cash upon completion of the transaction at the kiosk. Revenue is recognized at the time when the cash is

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

dispensed to the customer. The cryptocurrencies received are initially accounted for at cost and reflected in Cryptocurrencies on the consolidated Balance Sheets, net of impairments.

Judgment is required in determining whether the Company is the principal or the agent in transactions with customers. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the cryptocurrency before control is transferred to the customer (gross) or whether it acts as an agent by arranging for other customers on the platform to provide the cryptocurrency to the customer (net). The Company controls the cryptocurrency before control is transferred to the customer, has ownership risk related to the cryptocurrency (including market price volatility), sets the transaction fee to be charged, and is responsible for transferring the cryptocurrency to the customer upon purchase. Therefore, the Company is the principal in transactions with customers and presents revenue and cost of revenue (excluding depreciation and amortization) from the sale of cryptocurrencies on a gross basis.

Software Services

As a result of the acquisition of BitAccess Inc. in July 2021 (see Note 9), the Company generates revenue from contracts with third-party BTM operators to provide software services that enables these customers to operate their own BTM kiosks and facilitate customer cash-to-cryptocurrency transactions. In exchange for these software services, the Company earns a variable fee equal to a percentage of the cash value of the transactions processed by the kiosks using the software during the month, paid in BTC. The Company has determined that the software services are a single, series performance obligation to provide continuous access to the transaction processing system that is simultaneously provided to and consumed by the customer. Each day of the service periods comprises a distinct, stand-ready service that is substantially the same and with the same pattern of transfer to the customer as all the other days. The Company allocates the variable service fees earned to each distinct service period on the basis that (a) each variable service fee earned relates specifically to the entity’s efforts to provide the software services during that period and (b) allocation of the variable fee entirely to the distinct period in which the transaction giving rise to the fee occurred is consistent with the allocation objective in ASC 606. Accordingly, the Company allocates and recognizes variable software services revenue in the period in which the transactions giving rise to the earned variable fee occur.

BitAccess also generates revenue by selling kiosk hardware to BTM operators in exchange for cash. Hardware revenue is recognized at a point-in-time when the hardware is shipped to the customer and control is transferred to the customer. When customers pay in advance for the kiosk hardware, the Company records deferred revenue until the hardware is delivered and control is transferred to the customer. Hardware and software services are generally sold separately from each other and are distinct from each other.

The Company has considered whether its contracts with BitAccess customers for software services are themselves derivative contracts or contain an embedded derivative in accordance with ASC 815 - Derivatives and Hedging, because the Company elects to receive BTC as payment for these software fees. The Company determined that the contracts are not themselves derivative contracts in their entirety but do contain an embedded derivative for the right to receive the USD denominated receivable in BTC as settlement. Due to the immaterial amount of BTC not received as settlement of receivables from customers at each month end and because the fair value of the embedded derivative was determined to be de minimis, the Company has not separately disclosed the fair value of the embedded derivative in the Company’s consolidated financial statements.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(j) Cost of Revenue (excluding depreciation and amortization)

The Company’s cost of revenue consists primarily of direct costs related to selling cryptocurrencies and operating the Company’s network of kiosks. The cost of revenue (excluding depreciation and amortization) caption includes cryptocurrency expenses, floorspace expenses, and kiosk operations expenses.

Cryptocurrency expenses

Cryptocurrency expenses include the cost of cryptocurrencies, fees paid to obtain cryptocurrencies, impairment of cryptocurrencies, gains on sales of cryptocurrencies on exchange, fees paid to operate the software on the BTM kiosks, and fees paid to transfer cryptocurrencies to customers.

Floorspace lease expenses

Floorspace lease expenses include lease expense for short-term, cancellable floorspace leases related to the placement of BTM kiosks in retail locations.

Kiosk Operations expenses

Kiosk operations expenses include the cost of kiosk repair and maintenance and the cost of armored trucks to collect and transport cash deposited into the BTM kiosks.

The Company presents cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

(k) Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $4,235,384, $5,371,911 and $1,357,051 for the years ended December 31, 2022, 2021 and 2020, respectively, and are included in general, selling and administrative expenses in the consolidated Statements of Income and Comprehensive Income.

(l) Foreign Currency

The functional currency of the Company is the U.S. Dollar. The functional currency of Express Vending, Inc. is the Canadian Dollar. All revenue, cost and expense accounts are translated at an average of exchange rates in effect during the year. Assets and liabilities recorded in foreign currencies are translated at the exchange rate as of the balance sheet date. The resulting translation adjustments are recorded as a separate component of Member’s equity, identified as accumulated other comprehensive loss. As a result of the continued integration during 2022 of BitAccess, the Company’s controlled Canadian subsidiary, the Company determined that the functional currency was the U.S. dollar. Accordingly, assets and liabilities of BitAccess, Inc. are remeasured into U.S. dollars at the exchange rates in effect at the reporting date with differences recorded as transactions gains and losses within other income (expense), net within the Statement of Income and Comprehensive Income.

(m) Income Taxes

Since its formation, and until the restructuring discussed in the following sentence, Lux Vending, LLC. was taxed as an S Corporation. On November 13, 2020, the sole Member of Lux Vending, LLC contributed 100% of its LLC interest into a newly formed Corporation, BT Assets, Inc. On November 13, 2020, BT Assets, Inc. elected to be taxed as an S Corporation and the Company elected to be taxed as an S Corporation subsidiary.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

In addition to Lux Vending, LLC’s subsidiary, Mintz Assets, Inc., which owns Express Vending, Inc., a Canadian subsidiary, the Company formed two additional subsidiaries in 2021, Intuitive Software, LLC., which is treated as a corporation for federal income tax purposes, and Digital Gold, a Canadian corporation wholly owned by Intuitive Software, LLC. For 2022, 2021 and 2020, there was no activity for Mintz Assets, Inc., and no activity in 2022 and 2021 for Intuitive Software, LLC and Digital Gold. As such, there were no federal income taxes for these entities.

In 2021, the Company, through its subsidiary Digital Gold, acquired a controlling interest in BitAccess Inc., which is taxed as a Canadian corporation.

Deferred taxes are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realization of deferred tax assets is assessed on an annual basis and, unless a deferred tax asset is more likely than not to be utilized, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value.

In assessing the realizability of deferred income tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deductible temporary differences reverse. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. For Express Vending, Inc. it is more-likely-than-not that future taxable income will not be generated to recognize the deferred tax asset. As such, the Company has recorded a full valuation allowance to offset its impact.

In addition, management has assessed tax positions of the Company and determined that it meets the minimum probability threshold which is defined as a tax position that is more-likely-than-not to be sustained upon examination by the applicable taxing authority. The Company is not aware of any Federal, State, or Canadian notices or audits. There have been no tax planning strategies or tax positions taken on the Federal, State, or Canadian tax returns that would result in an uncertain tax position.

The Company is no longer subject to income tax examinations for the tax years prior to 2019.

(n) Fair Value of Financial Instruments

Certain assets and liabilities are reported or disclosed at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the Company’s principal market for such transactions. If the Company has not established a principal market for such transactions, fair value is determined based on the most advantageous market. The Company uses a three-level hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The three levels of the fair value hierarchy are described below:

• Level 1:	Quoted (unadjusted) prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

• Level 2:	Inputs other than quoted prices that are either directly or indirectly observable, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

• Level 3:

Inputs that are generally unobservable, supported by little or no market activity, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The valuation techniques used by the Company when measuring fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

(o) Share-Based Compensation

The Company maintains an equity award plan under which the officers and employees of BitAccess Inc. may be awarded various types of share-based compensation, including options to purchase shares of BitAccess Inc.’s common stock and restricted stock units. The Company recognizes share-based compensation expense associated with these awards on a straight-line basis over the award’s requisite service period (generally the vesting period). For stock options, share-based compensation expense is based on the fair value of the awards on the date of grant, as estimated using the Black-Scholes option pricing model. For restricted stock units, the share-based compensation expense is based on the estimated fair value of BitAccess Inc.’s common stock on the date of grant. Forfeitures are accounted for at the time the forfeiture occurs. See Note 14 for further information regarding the equity award plan, related share-based compensation expense and assumptions used in determining the fair value of the awards.

(p) Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global, consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment and one reportable segment.

(q) Earnings Per Share

Earnings per share information has not been presented for the years ending December 31, 2022, 2021 and 2020 as the information would not be meaningful to the users based on the Company’s ownership structure as of the date of these consolidated financial statements.

(r) Litigation

The Company assesses legal contingencies in accordance with ASC 450 - Contingencies and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, the Company records an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, the Company discloses the contingency when the probable or reasonably possible loss could be material. Legal costs are expensed in the period in which the costs are incurred.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(3) Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Company adopted the new guidance effective for its fiscal year beginning January 1, 2022, as described further in Note 17.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes—Simplifying the Accounting for Income Taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. We adopted the standard effective January 1, 2021. Adoption of the standard did not have a material impact on our consolidated financial statements.

(4) Related Party Transactions

During the first six months of 2022, the Company distributed an aggregate of 2,760 ETH from the Cryptocurrencies on the Consolidated Balance Sheet with a total cost basis of $4,566,713 to its Member. On November 3, 2022, the Member contributed 2,021 ETH to the Company at a cost basis of $1,778,041. The contributed ETH was recorded at the adjusted cost basis, reflecting the impact of impairments during the period in which the Member held the assets, as the transfer of the assets represented a common control transaction. These capital transactions with the owner are reflected as contributions and distributions in the Consolidated Statements of Changes in Member’s Equity.

Immediately thereafter, the contributed ETH was sold by the Company on exchange to third parties for total cash proceeds of $3,088,128, resulting in a gain on sale of $1,310,087 which is reflected in Cost of revenue (excluding depreciation and amortization) on the Consolidated Statements of Income and Comprehensive Income. The cash flows from these transactions are classified as cash inflows from operations on the Consolidated Statement of Cash Flows.

As of December 31, 2022, the Company did not hold any of the contributed ETH and did not have any amounts due from or to the Member for any transactions on the Consolidated Balance Sheets. In addition, there was no impact of the related party transactions on the Consolidated Statements of Income and Comprehensive Income for the year ended December 31, 2022.

Total cash distributions made to the Member during the year ended December 31, 2022 were $11,353,485 and are classified as cash outflows from financing activities in the Consolidated Statement of Cash Flows.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(5) Revenue

Revenue disaggregated by revenue stream is as follows for the years ended December 31:

	2022	2021	2020
BTM Kiosks	$639,965,432	$538,434,694	$244,432,545
BDCheckout	691,736	—	—
OTC	2,080,000	7,271,077	652,191
Company Website	173,088	167,673	46,464
Software Services	3,184,957	1,799,637	—
Hardware Revenue	735,195	1,307,022	—

Total Revenue	$646,830,408	$548,980,103	$245,131,200

The net impact to revenue arising from cryptocurrency transactions where control did not transfer to the customer was an increase in revenue of $57,726 a reduction of revenue of $22,579 and a reduction of revenue of $64,538 for the years ended December 31, 2022, 2021 and 2020, respectively.

(6) Cost of Revenue (Excluding Depreciation and Amortization)

Cost of Revenue (excluding depreciation and amortization) is comprised of expenses associated with selling of cryptocurrencies and operating the Company’s BTM kiosks, excluding depreciation and amortization. The following table presents cost of revenue (excluding depreciation and amortization) by category for the years ended December 31:

	2022	2021	2020
Cryptocurrency expenses	$519,347,271	$462,938,510	$206,669,265
Floorspace lease expenses	39,764,569	21,008,045	3,967,276
Kiosk operations expenses	15,422,663	9,007,257	3,401,910

Total Cost of Revenue (excluding depreciation and amortization reported separately)	$574,534,503	$492,953,812	$214,038,451

The following table presents the components of cryptocurrency expenses for the years ended December 31:

	2022	2021	2020
Cost of Cryptocurrency (1) - BTM Kiosk	$513,951,422	$450,607,179	$202,467,969
Cost of Cryptocurrency (1) - OTC	1,958,110	6,340,983	622,350
Cost of Cryptocurrency (1) - BDCheckout	594,764	—	—
Software Processing Fees	2,518,581	4,389,713	2,594,043
Exchange Fees	119,020	308,720	223,233
Mining Fees	195,483	1,291,915	761,670
Software Processing Fee - BDCheckout	9,891	—	—

Total cryptocurrency expenses	$519,347,271	$462,938,510	$206,669,265

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $6,821,027, $12,648,836 and $2,138,916, were offset by gains from the sale of cryptocurrencies on exchange of $2,283,871, $915,146 and $0 for the years ended December 31, 2022, 2021 and 2020, respectively.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The Company presents cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

The following table reconciles amounts excluded from the cost of revenue (excluding depreciation and amortization) line in the consolidated Statements of Income and Comprehensive Income included in total depreciation and amortization expense in the consolidated Statements of Income and Comprehensive Income for the period presented:

	2022	2021	2020
Depreciation of owned BTM kiosks	$3,474,270	$2,053,148	$2,188,951
Depreciation of leased BTM kiosks	13,729,111	10,217,454	—
Amortization of intangible assets	1,513,527	713,224	—

Total depreciation and amortization excluded from cost of revenue	18,716,908	12,983,826	2,188,951

Other depreciation and amortization included in operating expenses	66,197	56,903	57,396

Total depreciation and amortization	$18,783,105	$13,040,729	$2,246,347

(7) Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis:

	December 31, 2021	Quoted price in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Recurring fair value measurements:
Contingent consideration	$2,879,000	$—	$—	$2,879,000

Total recurring fair value measurements	$2,879,000	$—	$—	$2,879,000

The Company did not have any assets or liabilities measured at fair value on a recurring basis as of December 31, 2022.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Contingent Consideration

The following table presents the changes in the estimated fair value of the contingent consideration liability measured using significant unobservable inputs (Level 3) for the years ended December 31:

	2022	2021
Balance, beginning of period	$2,879,000	$—
Fair value recorded in connection with acquisition	—	2,879,000
Change in fair value during the period	961,708	—
Payment made during the period	(2,000,000)	—

Balance, end of period	$1,840,708	$2,879,000

Contingent consideration related to the BitAccess acquisition (Note 9) was measured at the probability-weighted fair value at the date of acquisition which was estimated by applying an income valuation approach based on Level 3 inputs consisting primarily of a discount rate and probability of achieving the performance metrics. In July 2022, the Company made the first year payment of $2,000,000 to the former owners of BitAccess as the performance conditions were determined to have been met. In addition, the Company amended the contingent consideration arrangement to remove the performance conditions for the second year payment such that the full $2,000,000 related to the second year payment will be paid out in accordance with the agreement on July 31, 2023. As such, the contingent consideration liability as of December 31, 2022 is no longer a Level 3 fair value measurement as the contingency has been removed. The current portion of the contingent consideration due has been recorded in earn-out liability, current, in the accompanying consolidated Balance Sheet as of December 31, 2022 at present value using a 15% discount rate. The change in fair value of the contingent consideration is recognized in interest expense in the consolidated Statements of Income and Comprehensive Income for the year ended December 31, 2022. The difference between the recorded fair value of the payments and the ultimate payments amounts was not material to any period.

Changes in the estimated fair value of the contingent consideration liability as of December 31, 2021, were not material. The current and long-term portions of the contingent consideration have been recorded in accrued expenses and earn-out liability, net of current portion, respectively, in the accompanying consolidated Balance Sheet as of December 31, 2021.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

The Company’s non-financial assets, such as goodwill, intangible assets, property and equipment, operating lease right-of-use assets, and cryptocurrencies are adjusted down to fair value when an impairment charge is recognized. Certain fair value measurements are based predominantly on Level 3 inputs. No impairment charges related to goodwill, intangible assets, and property and equipment have been recognized for the periods ended December 31, 2022. Fair value of cryptocurrencies are based on Level 1 inputs. The carrying value of our cryptocurrency reflects any impairment charges recorded during the year with cumulative impairment charges since its purchase or receipt.

Assets and Liabilities Not Measured and Recorded at Fair Value

The Company considers the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses (excluding contingent consideration) in the consolidated financial statements to approximate fair value due to their short maturities.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The Company estimates the fair value of its fixed-rate notes payable based on quoted prices in markets that are not active, which is considered a Level 2 valuation input. As of December 31, 2022, the estimated fair value of the fixed-rated note was approximately $41,557,000 and the carrying value was $37,571,642.

(8) Member’s Equity

Articles of Incorporation

Under the articles of incorporation, all of the Company’s membership interest was held by an individual member. On November 13, 2020, the individual member of the Company contributed 100% of the interest held into a newly formed Corporation, BT Assets, Inc. (the “sole Member”), which is 100% owned by the individual member. On November 13, 2020, BT Assets, Inc. elected to be taxed as an S Corporation and the Company elected to be taxed as an S Corporation subsidiary of BT Assets, Inc. The Company can make distributions in cash or other property to the Member at the sole discretion of the Member.

Noncontrolling Interest

In July 2021, the Company obtained a controlling interest in BitAccess Inc. in a business combination (see Note 9). The remaining, un-affiliated interest in BitAccess Inc. is reported as Noncontrolling interest in subsidiary in the accompanying consolidated financial statements. As of December 31, 2022 and 2021, the noncontrolling interest ownership was 15.31% and 5.95%, respectively.

The noncontrolling interest holders have certain rights as defined in the Amended and Restated Shareholders Agreement, including the right, but not the obligation, to cause the Company to purchase the noncontrolling interest immediately prior to a liquidity event (as defined in the Amended and Restated Shareholders Agreement) at the fair value of the noncontrolling interest as of the liquidity event. The right is not mandatorily redeemable. The Company also holds a right, but not an obligation, to cause the noncontrolling interest holders to sell the noncontrolling interest under the same conditions.

The Noncontrolling interest holders participate in the operating results of BitAccess Inc. based on their respective ownership percentages in BitAccess Inc.

(9) Acquisition of BitAccess Inc.

On July 20, 2021, the Company entered into an Equity Interest Purchase Agreement (“EIPA”) with BitAccess Inc. (“BitAccess”), a Canadian Corporation, whereby the Company purchased approximately 94% of the equity interest in BitAccess to expand the Company’s market presence into a new customer base, augment its product offerings, and gain access to new technology.

The purchase price included a contingent consideration arrangement with a probability-weighted fair value of $2,879,000 that requires the Company to pay the former owners of BitAccess up to a maximum amount of $4,000,000 (undiscounted) over a two-year period from the acquisition date through July 31, 2023. The contingent consideration is based on targets outlined in the EIPA, and the fair value of the contingent consideration arrangement of $2,879,000 was estimated by applying an income valuation approach. That measure is based on inputs that are not observable in the market, or Level 3 inputs (see Note 2(n)), and includes a present value discount rate and a probability-adjusted level of revenues from sales to BitAccess customers. In July 2022, the Company made a $2,000,000 payment of contingent consideration to the former owners of BitAccess. In addition, the Company amended the contingent consideration arrangement to remove the performance conditions for the second

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

year payment such that the full $2,000,000 related to the second year will be paid out in accordance with the agreement on July 31, 2023. The contingent consideration due, all of which is current, was recorded in earnout liability in the accompanying consolidated balance sheet as of December 31, 2022. For 2021, the current portion and non-current portion of the contingent consideration have been recorded in earn-out liability and earn-out liability, non-current, respectively, in the accompanying consolidated Balance Sheet.

The transaction was accounted for as a business combination as the Company obtained control of the entity and the remaining noncontrolling interests do not have substantive participation rights. The purchase consideration was allocated to the assets and liabilities, including intangible assets, based on their respective fair values at the date of acquisition. The excess was recorded as goodwill.

Intangible assets consist of tradenames, software applications, and customer relationships. The tradenames, software applications, and customer relationships have a five-year estimated life, and the goodwill will be evaluated annually as of December 31 for impairment, as discussed in Note 2(h). Goodwill is not deductible for income tax purposes.

The following table presents the allocation of the purchase consideration, to the tangible and intangible assets acquired, liabilities assumed, and noncontrolling interests based on their fair values:

Cash	$720,836
Cryptocurrencies	52,404
Accounts receivable	106,152
Inventory	391,011
Prepaid expenses and other current assets	783,299
Property and equipment, fair value	27,021
Tradenames	1,233,000
Software applications	3,771,000
Customer relationships	2,574,000
Goodwill	8,720,571

Total assets acquired	18,379,294

Less:
Accounts payable	493,169
Accrued expenses	57,532
Deferred tax liability	1,877,449
Debt assumed	15,772

Total liabilities assumed	2,443,922

Total fair value	15,935,372

Less fair value of noncontrolling interest	(948,154)

Total purchase consideration	$14,987,218

The Company incurred acquisition-related costs of $258,025 for the year ended December 31, 2021. These costs are included in general, selling, and administrative expenses on the consolidated Statements of Income and Comprehensive Income.

The consolidated financial statements include the operating results of BitAccess Inc. from the date of acquisition through December 31, 2021 and were not material to the Company’s consolidated financial statements.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(10) Cryptocurrencies

Cryptocurrencies are accounted for as indefinite-lived intangible assets and are recognized at cost, net of impairment losses. Impairments are recorded whenever the fair value of the cryptocurrency decreases at any time below its initial cost basis or carrying value during the assessed period. After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new adjusted cost basis will not be adjusted upward for any subsequent increase in fair value.

The carrying values of cryptocurrencies were the following at December 31, 2022 and December 31, 2021:

Cryptocurrency	2022	2021
BTC	$522,987	$563,076
ETH	8,990	5,988,566
LTC	7,919	6,112

	$539,896	$6,557,754

The following table presents additional information about the adjusted cost basis of cryptocurrencies:

December 31, 2022	BTC	ETH	LTC	Total
Beginning balance	$563,076	$5,988,566	$6,112	$6,557,754
Purchases or receipts of cryptocurrencies	520,486,806	2,422,541	2,510,302	525,419,649
Cost of cryptocurrencies sold or distributed	(513,750,166)	(8,395,147)	(2,471,167)	(524,616,480)
Impairment of cryptocurrencies	(6,776,729)	(6,970)	(37,328)	(6,821,027)

Ending Balance	$522,987	$8,990	$7,919	$539,896

December 31, 2021	BTC	ETH	LTC	Total
Beginning balance	$308,478	$50,360	$12,987	$371,825
Purchases or receipts of cryptocurrencies	458,131,069	11,825,336	2,662,312	472,618,717
Cost of cryptocurrencies sold or distributed	(447,626,129)	(3,551,331)	(2,606,492)	(453,783,952)
Impairment of cryptocurrencies	(10,250,342)	(2,335,799)	(62,695)	(12,648,836)

Ending Balance	$563,076	$5,988,566	$6,112	$6,557,754

Purchases of cryptocurrencies represent the cash paid by the Company to purchase cryptocurrencies on various exchanges and from liquidity providers and related transaction costs to acquire the cryptocurrencies, as well as any receipts of cryptocurrency sold to Bitcoin Depot by customers to the Company at the kiosks and paid to the Company for software services revenue. Costs of cryptocurrencies sold or distributed represents the cost basis of purchased cryptocurrencies, net of impairment costs recorded through the date of disposition.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(11) Goodwill and Intangible Assets, net

Intangible assets, net were comprised of the following at December 31, 2022:

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted-Average Amortization Period
Tradenames	5 years	1,233,000	(362,310)	870,690	3.54
Customer relationships	5 years	2,574,000	(756,355)	1,817,645	3.54
Software applications	5 years	3,771,000	(1,108,086)	2,662,914	3.54

		$7,578,000	$(2,226,751)	$5,351,249

Intangible assets, net were comprised of the following at December 31, 2021:

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted-Average Amortization Period
Tradenames	5 years	1,233,000	(116,047)	1,116,953	4.54
Customer relationships	5 years	2,574,000	(242,259)	2,331,741	4.54
Software applications	5 years	3,771,000	(354,918)	3,416,082	4.54

		$7,578,000	$(713,224)	$6,864,776

Amortization expense related to the intangibles with estimated lives of five years totaled $1,513,527, $713,224 and $0 for the years ended December 31, 2022, 2021 and 2020, respectively, and is included in depreciation and amortization in the consolidated Statements of Income and Comprehensive Income.

Estimated future amortization expense is approximately as follows:

Year Ending December 31,	Amount
2023	$1,515,600
2024	1,515,600
2025	1,515,600
2026	804,449

$5,351,249

The change in the net amount of goodwill for the year ended December 31, 2021 was as follows:

Amount
Goodwill - January 1, 2021	$—
Goodwill resulting from the acquisition of BitAccess	8,720,571
Changes in goodwill due to foreign currency translation	(3,283)

Goodwill - December 31, 2021	$8,717,288

There was no change in the amount of goodwill for the year ended December 31, 2022.

In August 2022, the Company terminated a contract with the largest customer of BitAccess, and migrated substantially all of its legacy BTMs from a third-party service provided to the BitAccess platform. The Company

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

determined that the termination of a significant customer represented a triggering event and performed an impairment assessment as of the termination date. The assessment did not result in an impairment as of the termination date.

(12) Note Payable

On December 21, 2020, the Company entered into a $25,000,000 credit agreement with a financial institution which is subject to annual interest at a rate of 15% per annum (the “Note”). In 2021, the Note was amended to provide an additional $15,000,000 to fund the acquisition of BitAccess Inc. In March 2022, the Note was amended to provide an additional term loan in an aggregate principal amount of $5,000,000. The Company is required to make monthly interest payments and fixed principal payments every six months beginning on July 15, 2021 through December 15, 2024. The Note matures on December 15, 2024, at which time, any outstanding principal balance and any accrued interest become due. The Note is collateralized by substantially all of the assets of the Company and is guaranteed by BT Assets, Inc. (the sole Member of the Company), Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. and BitAccess Inc. The Company is subject to certain financial covenants contained in the Note, which require the Company to maintain certain cash balances, a minimum consolidated cash interest coverage ratio, and a maximum consolidated total leverage ratio, in addition to customary administrative covenants. As of December 31, 2022 and 2021, the Company was in compliance with all financial covenants.

Note payable consisted of the following at December 31:

	2022	2021
Note payable	39,419,000	38,950,000
Less: unamortized deferred financing costs	(1,847,358)	(2,248,464)

Total Note payable	37,571,642	36,701,536
Less: current portion of note payable	(8,050,000)	(3,200,000)

Note payable, net of current portion	$29,521,642	$33,501,536

At December 31, 2022, aggregate future principal payments are as follows:

Year Ended	Amount
2023	$8,050,000
2024	31,369,000

$39,419,000

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(13) Income Taxes

The Company’s provision for income taxes related to state and foreign income taxes on its taxable subsidiaries consisted of the following for the year ended December 31:

	2022	2021
Current tax (expense):
State	$(646,629)	$(50,795)
Canada	—	(164,962)

Current provision for income taxes	(646,629)	(215,757)

Deferred tax (expense) benefit:
State	(26,040)	86,716
Canada	277,890	300,205

Deferred provision for income taxes	251,850	386,921

Net provision for income taxes	$(394,779)	$171,164

Due to the immateriality of state income and franchise taxes in 2020, no provision for taxes was recorded.

The Company’s statutory U.S. federal income tax rate is 0% as Lux Vending, LLC is taxed as an S corporation. The effective tax rate of 9.65% differs from the statutory U.S. federal rate of 21% primarily because of the election to be taxed as an S corporation and is also driven by the operating losses in foreign entities. The operating losses in BitAccess Inc. are expected to be recoverable in future years based on the projected financial results for BitAccess Inc. The net operating losses in Express Vending, Inc. are not expected to be recoverable in future years. The reconciliation of the income tax expense (benefit) is computed at the U.S. federal statutory rate as follows:

	2022	2021
At U.S. statutory tax rate	21.00%	21.00%
State income taxes	9.88%	-1.01%
Foreign rate differential	4.90%	0.81%
Pass-through loss/(income)	-45.74%	-23.85%
Current year permanent differences	12.30%	—
Change in valuation allowance	4.53%	—
Other	2.78%	0.07%

Total	9.65%	-2.98%

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The tax effects of temporary differences that give rise to significant portions of the deferred income tax liability consisted of the following at December 31:

	2022	2021
Deferred tax assets:
Share-based compensation	$—	$125,109
Property and equipment	100,976	86,716
Other	181,275	—
Canadian net operating losses	122,116	89,585

Total deferred tax assets	404,367	301,410

Valuation allowance	(224,964)	(17,127)

Total deferred tax assets, net of valuation allowance	179,403	284,283

Deferred tax liabilities:
Property and equipment	—	(72,458)
Intangibles	(1,418,081)	(1,700,748)
Other	—	(1,606)

Total deferred tax liabilities	(1,418,081)	(1,774,812)

Net deferred tax liabilities	$(1,238,678)	$(1,490,529)

The Company believes that a portion of the Canadian net operating loss carryforwards will not be realized. Accordingly, a valuation allowance has been established in the amount of $224,964 against such benefits at December 31, 2022 compared to $17,127 at December 31, 2021. The increase in valuation allowance of $207,837 in 2022 is primarily related to additional Canadian net operating loss generated during the year.

In lieu of federal corporate income taxes, the Member is taxed on its proportionate share of the Company’s taxable income. Therefore, no provision for US federal income taxes has been included in the consolidated financial statements. For state income and franchise tax purposes, certain states impose an entity-level tax on the Company. At December 31, 2022, 2021 and 2020, the Company has recorded $646,629, $50,795 and $0 for state income taxes in 2022, 2021 and 2020, respectively, recorded in income tax (expense) benefit on the Statements of Income and Comprehensive Income.

The Company generated net operating loss carryforwards for tax purposes of $383,969 in Canada which can be carried forward to offset future taxable income.

The Company has not been notified of any Canadian, Federal, or State notices or audits. For U.S. State tax, the company filed a Private Letter Ruling Request with the State of Texas related to the computation of Texas Franchise tax. For the year ended December 31, 2022, the Company recorded an uncertain tax position with respect to Texas Franchise tax in the amount of $247,804, until the issue is resolved with the state. Management has determined that there are no uncertain tax positions to be recognized for the year ended December 31, 2021. The Company’s policy is to include interest and penalties, if any, within the provision for taxes in the consolidated Statements of Income and Comprehensive Income. To date, there have been no interest or penalties incurred in relation to unrecognized tax benefits.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

(14) Share-Based Compensation

BitAccess Inc. maintains a stock option plan for its employees under the Amended and Restated Stock Option Plan, (the “Plan”). Pursuant to the Plan agreement, awards of stock options and restricted stock units (“RSU”) are permitted to be made to employees and shareholders of BitAccess Inc. As of December 31, 2022, all shares of BitAccess Inc.’s common stock available under the Plan were issued.

In connection with the acquisition of BitAccess Inc. (see Note 9), the Plan was amended to terminate existing unvested options and restricted shares held by BitAccess Inc.’s shareholders and employees and provided them with replacement awards for 545,853 new unvested stock options to purchase common shares in BitAccess, Inc. with a $0 exercise price. The options generally vest over a two-year period following the one-year anniversary of the date of grant and expire not more than 10 years from the date of grant.

A summary of the Company’s stock option activity and related information is as follows:

	Options	Weighted-average exercise price	Weighted-average remaining contractual term	Weighted-average grant-date fair value
Outstanding at January 1, 2022	308,253	$—	9.55	$4.44
Granted	84,380	2.86	9.34	3.10
Exercised	(240,195)	—	—	—
Forfeited	(45,500)	(2.86)	—	(3.10)

Outstanding at December 31, 2022	106,938	$0.59	8.73	$4.26

Vested at December 31, 2022	1,719	$2.86	—	$3.02

	Options	Weighted-average exercise price	Weighted-average remaining contractual term	Weighted-average grant-date fair value
Outstanding at January 1, 2021	—	$—	—	$—
Granted	545,853	—	9.55	4.44
Converted to restricted stock units	(237,600)	—	—	4.44
Forfeited	—	—	—	—

Outstanding at December 31, 2021	308,253	$—	9.55	$4.44

Vested at December 31, 2021	—	$—	—	$—

In accordance with the Plan and in connection with the acquisition, stock options held by a certain employee were immediately converted to RSUs upon grant in accordance with the terms of the Plan. The units generally vest over a two-year period beginning following the one-year anniversary of the date of grant and expire not more than 10 years from the date of grant. A summary of the Company’s restricted stock award activity is as follows:

Restricted Stock Units
Outstanding at January 1, 2021	—
Conversion of stock options to RSUs	237,600
Exercised	—

Outstanding at December 31, 2021	237,600
Exercised	(156,458)

Outstanding at December 31, 2022	81,142

The Company recognized compensation expense of $1,230,118 during the year ended December 31, 2022 and $504,981 during the period from the date of acquisition through December 31, 2021, respectively, and it is

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

included in general, selling and administrative expenses in the consolidated Statements of Income and Comprehensive Income. As of December 31, 2022, there was $817,954 of unrecognized compensation expense related to unvested share options and nonvested restricted shares.

During the year ended December 31, 2022, the weighted-average per share fair value of options granted was $3.10. During the year ended December 31, 2021, the weighted-average per share fair value of options granted was $4.44.

The assumptions used under the Black-Scholes option pricing model and the weighted average calculated value of the options granted to employees as of December 31, were as follows:

	2022	2021
Risk-free interest rate	2.70%	2.50%
Dividend yield	—	—
Volatility factor of expected market price	50.00%	50.00%
Weighted-average expected life of option	7 years	6 years

The fair value of the RSUs is based on the estimated stock price, which is not materially different compared to the valuation of the stock options under the Black-Scholes pricing model.

Phantom Equity Participation Plan

The Company has a Phantom Equity Participation Plan dated July 25, 2021 (the “Phantom Plan”) for certain employees. The Phantom Plan awards eligible participants performance units entitling the holder to receive cash payments contingent upon certain qualifying events. The performance units vest according to the terms approved in the Phantom Plan, contingent upon the employee remaining continuously in service with the Company through the date of the qualifying event. Total units available to be issued under the plan were 15,000, and total units issued were 1,400 as of December 31, 2022 and 2021. The Company does not record any liability or expense for payments until the qualifying event is probable to occur and as such, no liability was recorded as of December 31, 2022 and 2021, respectively, and no expense for payments was recorded for the year ended December 31, 2022 and 2021.

(15) Defined Contribution Plan

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees who are over the age of 21 years are eligible to participate in the plan. Eligible employees may elect to defer a percentage of eligible compensation, which is subject to an annual limit of the lesser of 90% of eligible compensation or the maximum limit set by the IRS. The Company matches employee contributions up to a maximum of 50% of the participant’s compensation deferral, limited to 6% of the employee’s compensation. For the years ended December 31, 2022, 2021 and 2020, the Company made contributions of $201,964, $158,723 and $56,949, respectively, to the plan. These expenses are included in general, selling and administrative expenses in the consolidated Statements of Income and Comprehensive Income.

(16) Significant Vendor

During 2020, 2021 and for a portion 2022, the Company purchased substantially all of its BTM kiosks and licensed software which is embedded in the BTM kiosks to facilitate cryptocurrency transactions from a single third party vendor. For the years ended December 31, 2022, 2021 and 2020, the Company purchased kiosks

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

totaling $0, $6,171,064 and $2,014,398 and purchased software services of $2,335,310, $5,863,822 and $3,050,292, respectively, which are included in cost of revenue in the consolidated Statements of Income and Comprehensive Income. The accounts payable balance included $0 and $5,450 related to this vendor at December 31, 2022 and 2021, respectively.

During 2022, the Company migrated substantially all of its legacy BTM kiosks from the third-party vendor to its BitAccess software platform. As of December 31, 2022, the Company no longer has a significant vendor relationship where the Company is dependent on an external party for software to the Company’s BTMs.

(17) Leases

The Company adopted Topic 842 effective January 1, 2022 using the modified retrospective transition approach. The Company has utilized the effective date transition method and accordingly is not required to adjust its comparative period financial information for effects of Topic 842. However, Topic 842 requires a Company to continue to disclose comparative period financial information under the previous leasing guidance. The Company has elected to adopt practical expedients which permits it to not reassess its prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company elected not to recognize ROU assets and lease liabilities for leases with terms of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and an ROU asset at the commencement date of each lease. For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before lease commencement date, plus any initial direct costs incurred less any lease incentives received. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. The discount rate is the implicit rate, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company recognizes lease costs associated with short-term leases on a straight-line basis over the lease term. When contracts contain lease and nonlease components, the Company accounts for both components as a single lease component.

On adoption, the Company recognized operating lease liabilities of $617,491 with corresponding right-of-use (“ROU”) assets of $383,723 which is the net of operating lease liabilities on adoption and deferred rent liability of $233,768 at January 1, 2022. As part of the Topic 842 adoption, the company reclassified existing capital lease obligations to finance lease obligations, which are presented as current installments of obligations under finance leases and obligation under leases, noncurrent on the consolidated Balance Sheets. There was no impact on the Statements of Changes in Member’s Equity for the adoption of Topic 842.

Floorspace leases

The Company has obligations as a lessee for floorspace. These leases meet the short-term lease criteria as the floorspace leases generally are cancellable by the Company with a 30 day or less notice. Accordingly, the Company has applied the practical expedient that allows the Company to recognize short-term lease payments on a straight-line basis over the lease term on the consolidated Statements of Income and Comprehensive Income and did not record ROU assets and lease liabilities for floorspace leases as of December 31, 2022.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Office space leases

The Company has obligations as a lessee for office space under a noncancellable lease arrangement that expires in May 2025, with options to renew up to five years. Payments due under the lease contracts include mainly fixed payments. The lease for the office space is classified as operating lease in accordance with Topic 842.

BTM kiosk leases

The Company has obligations as a lessee for BTM kiosks. The leases for the BTM kiosks are classified as finance leases in accordance with Topic 842 that expire on various dates through December 2024. The BTM kiosk lease agreements are for two or three year terms and include various options to either renew the lease, purchase the kiosks or exercise a bargain option to purchase the kiosk at the end of the term.

During November 2022, the Company amended an existing lease agreement with a lessor through various amendments. Under these amendments, the Company extended the lease term and revised the purchase option to include a purchase requirement at the end of the lease term. Under the payment schedule, the Company will pay $1,942,558 of the purchase price over 24 months beginning in January 2023 and will pay the remaining $6,972,662 under the following payment schedule: (a) $1,914,280 payable on April 2023; (b) $2,537,611 payable on July 2023; (c) $1,251,430 payable on October 2023; and (d) $1,269,341 payable on January 2024. As a result of the modification, the Company remeasured its finance lease assets and liabilities on the dates of the modifications. The remeasurement increased net book value of the BTM kiosk by $8,905,378, increased the finance liability by $9,077,278. When the Company purchases the assets at the end of the finance lease, these assets will be amortized over the remaining useful life.

The following table presents additional information about finance leases:

Amount
Finance lease liabilities at December 31, 2021	$32,605,635
Changes due to remeasurement of leases	9,077,278
Payments made during 2022	(17,105,867)

Finance lease liabilities at December 31, 2022	$24,577,046

The components of the lease expense for the year ended December 31, 2022 are as follows:

Amount
Finance lease expense:
Amortization of right-of-use-assets	$13,729,111
Interest on lease liabilities	4,872,143

Total finance lease expense	18,601,254
Operating lease expense	220,107
Short-term lease expense	39,764,569

Total lease expense	$58,585,930

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Other information as of and for the year ended December 31, 2022:
Operating cash flows used for finance leases	(4,872,143)
Operating cash flows used for operating leases	(221,768)
Financing cash flows used for finance leases	(17,105,867)
Weighted-average remaining lease term - finance leases	1.96
Weighted-average remaining lease term - operating leases	2.25
Weighted-average discount rate - finance leases	17.0%
Weighted-average discount rate - operating leases	15.0%

Lease expense for the year ended December 31, 2021 and 2020 comprised the following:

•

Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2021 and 2020 amounted to $ 21,265,577 and $4,146,426, respectively.

•	Amortization of assets held under capital leases is included in depreciation expense.

Maturities of the lease liability under the noncancellable operating lease as of December 31, 2022 are as follows:

Year Ended	Operating Leases
2023	$228,410
2024	235,281
2025	100,969

Total undiscounted lease payments	564,660
Less: imputed interest	(88,543)

Total operating lease liability	476,117
Less: operating lease liabilities, current	(228,410)

Operating lease liabilities, net of current portion	$247,707

At December 31, 2021, future minimum lease payments under the noncancellable operating lease are as follows:

Year Ended
2022	$221,768
2023	228,410
2024	235,281
2025	100,968

$786,427

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

Maturities of the lease liability under the noncancellable finance leases as of December 31, 2022 are as follows:

Year Ended	Finance Leases
2023	$20,709,870
2024	11,347,818
2025	108,189

Total undiscounted lease payments	32,057,687
Less: imputed interest	(7,480,641)

Total finance lease liability	24,577,046
Less: current installments of obligations under finance leases	(18,437,333)

Obligations under finance leases, excluding current installments	$6,139,713

As of December 31, 2021, the Company was obligated under capital leases covering certain leases that expire at various dates during the next 4 years. Amounts reported as BTM Kiosks in the consolidated balance sheet obtained under capital leases as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Cost of BTM kiosks and installation	$46,330,250	$7,538,500
Less: Accumulated depreciation	(11,257,317)	(1,039,863)

	$35,072,933	$6,498,637

At December 31, 2021, aggregate minimum future payments under noncancellable capital lease agreements are as follows:

Year Ended	Amount
2022	$21,653,278
2023	13,465,784
2024	4,631,031

39,750,093
Less: imputed interest	(7,144,458)

Total obligations under capital lease	32,605,635
Less: current installments of obligations	(17,209,198)

Total obligations under capital lease, excluding current installments	$15,396,437

(18) Commitments and Contingencies

Litigation

From time to time in the regular course of its business, the Company is involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022, 2021 AND 2020

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and the Company is unable to estimate the amount or range of loss, if any, in excess of amounts accrued. The Company does not believe that the ultimate outcome of these actions will have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations, cash flows or liquidity in a given quarter or year.

On January 13, 2023, Canaccord Genuity Corp. (“Canaccord”) commenced proceedings against the Company by filing a claim with the Superior Court of Justice in Toronto, Ontario which named Lux Vending, LLC as the defendant. Canaccord is a financial services firm in Canada that the Company previously had hired to perform advisory services related to a potential initial public offering in Canada or sales transaction. The claim asserts that Lux Vending, LLC breached the contract by terminating the contract to avoid paying fees for their services and that Canaccord is entitled to $22.3 million in damages equivalent to the fees alleged to be payable for breach of contract that would have been owed upon the closing of a transaction to acquire control, the sale of substantially all the Company’s assets, or a merger transaction pursuant to the previously terminated engagement letter for advisory services. Canaccord proposes that the amount of fees would be calculated on the total cash transaction value of the business combination of $880.0 million. The claim also seeks an award for legal and other costs relating to the proceeding. Apart from the initial exchange of pleadings, as of April 14, 2023, no further steps have been taken in the proceeding.

Bitcoin Depot does not believe the allegations made against it are valid and intends to vigorously defend against them. The range of potential loss related to the identified claim is between $0 and $22.3 million, the amount of damages that Canaccord is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time.

Financial and tax regulations

Legislation or guidance may be issued by U.S. and non U.S. governing bodies, including Financial Crimes Enforcement Network (“FinCen”) and the Internal Revenue Service (“IRS”), that may differ significantly from the Company’s practices or interpretation of the law, which could have unforeseen effects on our financial condition and results of operations, and accordingly, the related impact on our financial condition and results of operations is not estimable. In 2021, the IRS concluded an examination of the Company related to certain regulatory reporting requirements related to cryptocurrency sales to certain customers. Based on the outcome of the examination, the Company has concluded it is not probable that any fines or penalties will be assessed against the Company. As a result, no accrual has been recorded in the accompanying consolidated financial statements.

(19) Subsequent Events

On January 13, 2023, Canaccord commenced proceedings against the Company. The claim asserts that Canaccord is entitled to $22.3 million in fees upon the closing of a transaction to acquire control, sale of substantially all the Company’s assets, or a merger transaction pursuant to a previously terminated engagement letter for advisory services. The Company does not believe the allegations made against it are valid and intends to vigorously defend against them. See Note 18: Commitment and Contingencies - Litigation for additional details related to Canaccord litigation matter.

On February 9, 2023, GSRM and the Company issued a joint press release, indicating GSRM will hold a Special Shareholder meeting to vote on the proposed transaction. Upon closing of the Business Combination, which is expected to occur shortly after the Special Meeting, and subject to the terms of the business combination agreement, the combined company will be named Bitcoin Depot Inc. and trade on the Nasdaq under the ticker symbol “BTM.”

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED BALANCE SHEETS

	March 31, 2023 (unaudited)	December 31, 2022
Assets
Current:
Cash and cash equivalents	$41,664,948	$37,540,337
Cryptocurrencies	402,110	539,896
Accounts receivable, net	746,365	263,206
Prepaid expenses and other current assets	4,085,733	2,014,858

Total current assets	46,899,156	40,358,297
Property and equipment:
Furniture and fixtures	617,930	617,930
Leasehold improvements	171,780	171,780
Kiosk machines - owned	14,963,803	15,233,541
Kiosk machines - leased	35,584,450	36,590,636
Vehicles	16,913	16,913

	51,354,876	52,630,800
Less: accumulated depreciation	(15,972,044)	(13,976,382)

Total property and equipment, net	35,382,832	38,654,418
Intangible assets, net	4,977,540	5,351,249
Goodwill	8,717,288	8,717,288
Operating lease right-of-use assets, net	278,563	302,362
Security deposits	17,417	17,417

Total assets	$96,272,796	$93,401,031

Liabilities and Member’s equity
Current:
Accounts payable	$8,111,599	$8,119,155
Accrued expenses	12,123,320	9,467,921
Earn-out liability	1,910,049	1,840,708
Notes payable	8,500,000	8,050,000
Income taxes payable	720,842	646,629
Deferred revenue	46,885	19,000
Operating lease liabilities, current portion	230,128	228,410
Current installments of obligations under finance leases	16,036,083	18,437,333

Total current liabilities	47,678,906	46,809,156
Notes payable, non-current	26,976,618	29,521,642
Operating lease liabilities, non-current	205,525	247,707
Obligations under finance leases, non-current	5,386,956	6,139,713
Deferred income tax, net	811,423	1,238,678

Total Liabilities	81,059,428	83,956,896

Commitments and Contingencies (Note 18)
Member’s Equity
Equity attributed to Lux Vending, LLC	13,183,114	7,396,170
Accumulated other comprehensive loss	(182,366)	(181,915)

Total equity attributable to Lux Vending, LLC	13,000,748	7,214,255
Equity attributed to noncontrolling interest in subsidiary	2,212,620	2,229,880

Total member’s equity	15,213,368	9,444,135

Total liabilities and member’s equity	$96,272,796	$93,401,031

The accompanying notes are an integral part of these unaudited consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2023	2022
Revenue	$163,602,924	$154,524,319
Cost of revenue (excluding depreciation and amortization)	141,300,365	141,269,259
Operating expenses:
Selling, general, and administrative	10,835,250	7,689,762
Depreciation and amortization	2,795,566	4,800,119

Total operating expenses	13,630,816	12,489,881

Income from operations	8,671,743	765,179

Other income (expense):
Interest expense	(2,947,223)	(3,096,861)
Other (expense) income	(115,106)	101,914
Loss on foreign currency transactions	(148,269)	(831,695)

Total other expense, net	(3,210,598)	(3,826,642)

Income (loss) before provision for income taxes and noncontrolling interest	5,461,145	(3,061,463)
Income tax (expense) benefit	621,841	(311,331)

Net income (loss)	6,082,986	(3,372,794)
Net loss attributable to noncontrolling interest in subsidiary	208,461	60,703

Net income (loss) attributable to Lux Vending, LLC	$6,291,447	$(3,312,091)

Other comprehensive income (loss), net of tax
Net income (loss)	$6,082,986	$(3,372,794)
Foreign currency translation adjustments	(451)	(12,343)

Total comprehensive Income (loss)	6,082,535	(3,385,137)

Comprehensive loss attributable to noncontrolling interest in subsidiary	208,461	60,703

Comprehensive income (loss) attributable to Lux Vending, LLC	$6,290,996	$(3,324,434)

The accompanying notes are an integral part of these unaudited consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

(UNAUDITED)

	Equity attributable to Lux Vending, LLC	Accumulated Other Comprehensive Loss	Total equity attributable to Lux Vending, LLC	Equity attributable to non-controlling interest in subsidiary	Total Member’s Equity
Balance at January 1, 2022	$17,615,633	$(72,188)	$17,543,445	$1,432,315	$18,975,760
Distributions	(6,188,709)	—	(6,188,709)	—	(6,188,709)
Stock compensation	—	—	—	302,988	302,988
Foreign currency translation	—	(12,343)	(12,343)	—	(12,343)
Net income (loss)	(3,312,091)	—	(3,312,091)	(60,703)	(3,372,794)

Balance at March 31, 2022	$8,114,833	$(84,531)	$8,030,302	$1,674,600	$9,704,902

Balance at January 1, 2023	$7,396,170	$(181,915)	$7,214,255	$2,229,880	$9,444,135
Distributions	(504,503)	—	(504,503)	—	(504,503)
Stock compensation	—	—	—	191,201	191,201
Foreign currency translation	—	(451)	(451)	—	(451)
Net income (loss)	6,291,447	—	6,291,447	(208,461)	6,082,986

Balance at March 31, 2023	$13,183,114	$(182,366)	$13,000,748	$2,212,620	$15,213,368

The accompanying notes are an integral part of these unaudited consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$6,082,986	$(3,372,794)
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of deferred financing costs	154,976	145,859
Adjustment to contingent earn-out liability	69,341	300,520
Depreciation and amortization	2,795,566	4,800,119
Non-cash stock compensation	191,201	302,988
Purchase of services in cryptocurrencies	291,958	1,175,438
Deferred taxes	(427,255)	—
Loss on lease termination	532,529	—
Loss on disposal of property and equipment	225,439	—
Reduction in carrying amount of right-of-use assets	23,799	18,390
Cryptocurrencies received as payment	(210,959)	(971,830)
Change in operating assets and liabilities:
Accounts receivable, net	(483,159)	(131,310)
Cryptocurrencies	34,423	952,009
Prepaid expenses and other current assets	(2,072,250)	(382,224)
Accounts payable	84,205	(2,242,539)
Accrued expenses	2,655,399	524,015
Income taxes payable	74,213	269,310
Deferred revenue	27,885	289,002
Operating lease liabilities	(40,464)	(33,393)

Cash provided by operating activities	10,009,833	1,643,560

Cash flows from investing activities
Acquisition of property and equipment	—	(371,935)

Cash used in investing activities	—	(371,935)

Cash flows from financing activities
Proceeds from issuance of notes payable	—	5,000,000
Principal payments on notes payable	(2,250,000)	(1,600,000)
Principal payments on finance leases	(3,154,007)	(4,102,389)
Payment for deferred financing costs	—	(209,679)
Distributions	(482,139)	(3,621,525)

Cash used in financing activities	(5,886,146)	(4,533,593)

Effect of exchange rate changes on cash and cash equivalents	924	28,649

Net increase (decrease) in cash and cash equivalents	4,124,611	(3,233,319)
Cash and cash equivalents, beginning of the period	37,540,337	38,028,200

Cash and cash equivalents, end of the period	$41,664,948	$34,794,881

Supplemental disclosures of cash flow information:
Cash paid during the three months ended March 31 for:
Interest	$2,510,679	$2,796,275

Income taxes	$3,400	$4,250

The accompanying notes are an integral part of these unaudited consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

Supplemental disclosures of non-cash investing and financing activities:

See Note 4 for information on non-cash distribution with the Member.

See Note 16 for information on non-cash activity related to a lease termination and new lease arrangement.

The Company purchases cryptocurrency from a liquidity provider which is settled the following day. The Company had a liability of $2,115,700 and $1,295,092 for the three months ended March 31, 2023 and 2022, respectively which are recorded within accrued expenses on the consolidated Balance Sheets. The Company recognizes the activity with this liquidity provider as part cryptocurrencies and accrued expenses on the changes in operating assets and liabilities on the consolidated Statements of Cash Flow.

The accompanying notes are an integral part of these unaudited consolidated financial statements

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(1) Organization and Background

(a) Organization

Lux Vending, LLC (dba Bitcoin Depot) (“Bitcoin Depot”, or the “Company”), a limited-liability company, was formed on June 7, 2016. Bitcoin Depot owns and operates a network of cryptocurrency kiosks (“BTMs”) across North America where customers can buy and sell cryptocurrencies. In addition to the BTM network, Bitcoin Depot also sells cryptocurrency to consumers at a network of retail locations through its BDCheckout product offering and through its website via over-the-counter (OTC) trade. The BDCheckout offering allows users similar functionality to the BTM kiosks, enabling users to load cash into their accounts at the checkout counter at retailer locations, and use those funds to purchase cryptocurrency. The Company’s website allows users to initiate and complete OTC trades for cryptocurrency. Bitcoin Depot also offers a software solution to other BTM operators through its controlled subsidiary, BitAccess Inc.

(b) Background

Several factors affect the price of cryptocurrencies, including but not limited to: (a) global supply and demand; (b) investors’ expectations with respect to the rate of inflation; (c) interest rates; (d) currency exchange rates, including the rates at which cryptocurrencies may be exchanged for fiat currencies; (e) fiat currency withdrawal and deposit policies of electronic market places where traders may buy and sell cryptocurrencies based on bid-ask trading activity with the various exchanges and the liquidity of those exchanges; (f) interruptions in service from or failures of major cryptocurrency exchanges; (g) investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in cryptocurrencies; (h) monetary policies of governments, trade restrictions, currency devaluations and revaluations; (i) regulatory measures, if any, that restrict the use of cryptocurrencies as a form of payment; (j) the maintenance and development of the open-source protocol governing the cryptocurrency’s network; (k) global or regional political, economic or financial events and situations; and (l) expectations among market participants that the value of a cryptocurrency will soon change.

Global supply for a particular cryptocurrency is determined by the asset’s network source code, which sets the rate at which assets may be awarded to network participants. Global demand for cryptocurrencies is influenced by such factors as the increase in acceptance by retail merchants and commercial businesses of a cryptocurrency as a payment alternative, the security of online exchanges and digital wallets, the perception that the use of cryptocurrencies is safe and secure, and the lack of regulatory restrictions on their use. Additionally, there is no assurance that any cryptocurrency will maintain its long-term value in terms of purchasing power. Any of these events could have a material effect on the Company’s financial position and the results of its operations.

(c) Significant Transaction

On August 24, 2022, and as subsequently amended through June 7, 2023, the Company entered into a Transaction Agreement with GSR II Meteora Acquisition Corp. (“GSRM”). GSRM is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial Business Combination”). Upon closing of the business combination with GSRM, the Transaction Agreement would effect a series of transactions whereby the Company would become a public company. As of March 31, 2023, this business combination had not closed. Accordingly, the accompanying consolidated financial statements as of March 31, 2023 and December 31, 2022, do not reflect the accounting for this business combination. Due to the uncertainty as to the outcome of this business combination, the Company has recorded all transaction related expenses in selling, general and administrative expenses in the consolidated Statements of Income and Comprehensive Income in the periods in which incurred.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On May 3, 2023, GSRM filed and commenced mailing of a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) in connection with a special meeting of stockholders (i) to amend GSRM’s amended and restated certificate of incorporation (the “Charter”) to extend the date by which GSRM must complete an initial Business Combination from June 1, 2023 to July 1, 2023, and to allow GSRM, without another stockholder vote, to further extend the date to consummate an initial Business Combination on a monthly basis up to eight times by an additional one month each time after July 1, 2023, or later extended deadline date, until March 1, 2024 (such date as extended, the “Extended Date”), unless the closing of the initial Business Combination shall have occurred prior to the Extended Date.

On May 11, 2023, the Company, GSRM and BT Assets entered into a Third Amendment to the Transaction Agreement pursuant to which, among other things, the definition of the “Agreement End Date” in the Transaction Agreement was amended to change the date listed therein from May 15, 2023 to the earlier of (i) July 15, 2023 and (ii) 45 days following the date the proxy statement containing the unaudited consolidated financial statements of the Company as of and for the three-months ended March 31, 2023 has been filed with the SEC or such later date as may be mutually agreed upon by the parties.

On June 7, 2023, the Transaction Agreement was further amended for certain pre-closing and other restructuring activities related to the Business Combination.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the corresponding notes thereto included elsewhere in this proxy.

The consolidated financial statements include the accounts of Lux Vending, LLC and its wholly-owned and controlled subsidiaries: Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. (“Digital Gold”), and BitAccess Inc. Mintz Assets, Inc. is a holding company that holds the ownership of Express Vending, Inc. Express Vending, Inc. is a Canadian corporation whose business activities include owning and operating a network of BTM kiosks in Canada. Intuitive Software, LLC is a holding company that holds an 83.39% equity interest (through its ownership of Digital Gold) in BitAccess Inc., a Canadian corporation. Intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, valuation of current and deferred income taxes, the determination of the useful lives of property and equipment, recoverability of intangible assets and goodwill, fair value of long-term debt, present value of lease liabilities and right-of-use assets, assumptions and inputs for fair value measurements used in business combinations, impairments of cryptocurrencies, and contingencies, including liabilities that the Company deems are not probable of assertion. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(c) Concentration of Credit Risk Arising from Cash Deposits in Excess of Insured Limits

The Company maintains cash in established U.S. and Canadian financial institutions that often will exceed federally insured limits. The Company has not experienced any losses in such accounts that are maintained at the financial institutions.

The Company maintains cash balances in its BTMs and in fiat wallets with cryptocurrency exchanges to facilitate the purchase and sale of cryptocurrencies. The cash balances in the BTMs are insured up to a specified limit. From time to time, the Company’s cash balance in the BTMs exceeds such limits. The Company had cash of $14,146,511 and $16,035,858 in BTMs at March 31, 2023 and December 31, 2022, respectively. Cash maintained in fiat wallets with cryptocurrency exchanges is not insured. The Company had $733,135 and $2,513,924 in cash with cryptocurrency exchanges as of March 31, 2023 and December 31, 2022, respectively.

A significant customer concentration is defined as one from whom at least 10% of annual revenue is derived. The Company had no significant customer concentration for three months ended March 31, 2023 and 2022.

(d) Cash and Cash Equivalents

Cash includes cash maintained at various financial institutions, cryptocurrency exchanges, and in BTMs owned and leased by the Company.

Cash equivalents represents cash in transit picked up by armored truck companies from the Company’s BTM machines but not yet deposited in the Company’s bank accounts. As of March 31, 2023 and December 31, 2022, the Company had cash in transit of $4,662,809 and $7,763,177, respectively. Management evaluates cash in transit based on outstanding cash deposits on cash picked up by the armored truck companies, historical cash deposits and cash that is lost during transit, which is immaterial.

(e) Cryptocurrencies

Cryptocurrencies are a unit of account that function as a medium of exchange on a respective blockchain network, and a digital and decentralized ledger that keeps a record of all transactions that take place across a peer-to-peer network. The Company’s cryptocurrencies primarily consisted of Bitcoin (“BTC”) as of and for three months ended March 31, 2023 and consisted primarily of BTC, Litecoin (“LTC”), and Ethereum (“ETH”) as of and for the year ended December 31, 2022 and are collectively referred to as “cryptocurrencies” in the consolidated financial statements. The Company primarily purchases cryptocurrencies to sell to customers.

The Company accounts for cryptocurrencies as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other, and they are recorded on the Company’s consolidated Balance Sheets at cost, less any impairments. The Company has control and ownership of its cryptocurrencies which are stored in both the Company’s proprietary hot wallets and hot wallets hosted by a third-party, BitGo, Inc.

The primary purpose of the Company’s operations is to buy and sell Bitcoin using the BTM kiosk network and other services. The Company does not engage in broker-dealer activities. The Company uses various exchanges and liquidity providers to purchase, liquidate and manage its cryptocurrency positions; however, this does not impact the accounting for these assets as intangible assets.

Impairment

Because the Company’s cryptocurrencies are accounted for as indefinite-lived intangible assets, the cryptocurrencies are tested for impairment annually or more frequently if events or changes in circumstances

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

indicate it is more likely than not that the asset is impaired in accordance with ASC 350. The Company has determined that a decline in the quoted market price below the carrying value at any time during the assessed period is viewed as an impairment indicator because the cryptocurrencies are traded in active markets where there are observable prices. Therefore, the fair value is used to assess whether an impairment loss should be recorded. If the fair value of the cryptocurrency decreases below the initial cost basis or the carrying value during the assessed period, an impairment charge is recognized at that time in cost of revenue (excluding depreciation and amortization). After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new cost basis will not be adjusted upward for any subsequent increase in fair value. For purposes of measuring impairment on its cryptocurrencies, the Company determines the fair value of its cryptocurrency on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market (Level 1 inputs).

The Company purchases cryptocurrencies, which are held in the Company’s hot wallets, on a just in time basis to facilitate sales to customers and mitigate exposure to volatility in cryptocurrency prices. The Company sells its cryptocurrencies to its customers from its BTM Kiosks, OTC and BDCheckout locations in exchange for cash, for a prescribed transaction fee applied to the current market price of the cryptocurrency at the time of the transaction, plus a predetermined markup. When the cryptocurrency is sold to customers, the Company relieves the adjusted cost basis of its cryptocurrency, net of impairments, on a first-in, first-out basis within cost of revenue (excluding depreciation and amortization). In the fourth quarter of 2022, the Company discontinued the sale of ETH and LTC to its customers.

During the year ended December 31, 2021, the Company purchased quantities of cryptocurrencies in excess of expected sales and began selling these cryptocurrencies to customers, on exchange or distributing to the Member during three months ended March 31, 2022. Upon disposition, the Company relieved the adjusted cost basis (net of impairments) of the cryptocurrencies with any gains recorded to cost of revenue (excluding depreciation and amortization).

The related cash flows from purchases and sales of cryptocurrencies are presented as cash flows from operating activities on the consolidated Statements of Cash Flows.

See Notes 2(i) and 2(j) to the consolidated financial statements for further information regarding the Company’s revenue recognition and cost of revenue related to the Company’s cryptocurrencies.

(f) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Finance leases are stated at the present value of the future minimum lease payments, less accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation are eliminated from their respective accounts and any resulting gain or loss is recognized in the consolidated Statements of Income and Comprehensive Income upon disposition.

Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the assets, which are as follows:

Furniture and fixtures	7 years
Leasehold improvements	Lesser of estimated useful life or life of the lease
Kiosk machines - owned	5 years
Kiosk machines - leased	2-5 years
Vehicles	5 years

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Depreciation expense for the three months ended March 31, 2023 and 2022 totaled $2,421,857, and $4,426,921, respectively.

(g) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to its fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the asset group. If such asset group is considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the asset group exceeds the fair value of the asset group. There were no impairments of long-lived assets for the three months ended March 31, 2023 and 2022.

(h) Goodwill and Intangible Assets, net

Goodwill represents the excess of the consideration transferred over the estimated fair value of the acquired assets, assumed liabilities, and any noncontrolling interest in the acquired entity in a business combination. The Company tests for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company performs their annual test for impairment as of December 31 at the reporting unit level. There was no impairment of goodwill for the three months ended March 31, 2023 and 2022.

Intangible assets, net consist of tradenames, customer relationships, and software applications. Intangible assets with finite lives are amortized over their estimated lives and evaluated for impairment when an event or change in circumstances occurs that warrants such a review. Management periodically evaluates whether changes to estimated useful lives of intangible assets are necessary to ensure its estimates accurately reflect the economic use of the related intangible assets.

(i) Revenue Recognition

Kiosks, BDCheckout and OTC

Revenue is principally derived from the sale of cryptocurrencies at the point-of-sale on transactions initiated by customers. These customer-initiated transactions are governed by terms and conditions agreed to at the time of each point-of-sale transaction and do not extend beyond the transaction. The Company charges a fee at the transaction level. The transaction price for the customer is the price of the cryptocurrency, which is based on the exchange value at the time of the transaction, plus a markup, and a nominal flat fee. The exchange value is determined using real-time exchange prices and the markup percentage is determined by the Company and depends on the current market, competition, the geography of the location of the sale, and the method of purchase.

The Company’s revenue from contracts with customers is principally comprised of a single performance obligation to provide cryptocurrencies when customers buy cryptocurrencies at a BTM kiosk, through BDCheckout or directly via an over-the-counter (OTC) trade. BDCheckout sales are similar to sales from BTM kiosks in that, customers buy cryptocurrencies with cash; however, the BDCheckout transactions are completed at the checkout counter of retail locations, initiated using the Bitcoin Depot mobile app instead of through the BTM kiosks. OTC sales are initiated and completed through the Company’s website. Regardless of the method by which the customer purchases the cryptocurrency, the Company considers its performance obligation satisfied when control of the cryptocurrency is transferred to the customer, which is at the point in time the cryptocurrency is transferred to the customer’s cryptocurrency wallet and the transaction validated on the blockchain.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The typical process time for our transactions with customers is 30 minutes or less. At period end, for reasons of operational practicality, the Company applies an accounting convention to use the date of the transaction, which corresponds to the timing of the cash received, for purposes of recognizing revenue. This accounting convention does not result in materially different revenue recognition from using the time the cryptocurrency has been transferred to the customer’s wallet and the transaction has been validated on the blockchain (see Note 5).

In a limited number of BTM kiosks, the Company has the technology to allow customers the ability to sell their cryptocurrencies to the Company. In these limited cases, the Company receives the customer’s cryptocurrencies in the Company’s hot wallet, and the kiosk dispenses USD to the selling customer. Because all orders are processed within a very short time frame (typically within minutes), no orders are pending when the customer receives cash upon completion of the transaction at the kiosk. Revenue is recognized at the time when the cash is dispensed to the customer. The cryptocurrencies received are initially accounted for at cost and reflected in Cryptocurrencies on the consolidated Balance Sheets, net of impairments.

Judgment is required in determining whether the Company is the principal or the agent in transactions with customers. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the cryptocurrency before control is transferred to the customer (gross) or whether it acts as an agent by arranging for other customers on the platform to provide the cryptocurrency to the customer (net). The Company controls the cryptocurrency before control is transferred to the customer, has ownership risk related to the cryptocurrency (including market price volatility), sets the transaction fee to be charged, and is responsible for transferring the cryptocurrency to the customer upon purchase. Therefore, the Company is the principal in transactions with customers and presents revenue and cost of revenue (excluding depreciation and amortization) from the sale of cryptocurrencies on a gross basis.

Software Services

The Company, through its subsidiary BitAccess, generates revenue from contracts with third-party BTM operators to provide software services that enables these customers to operate their own BTM kiosks and facilitate customer cash-to-cryptocurrency transactions. In exchange for these software services, the Company earns a variable fee equal to a percentage of the cash value of the transactions processed by the kiosks using the software during the month, paid in BTC. The Company has determined that the software services are a single, series performance obligation to provide continuous access to the transaction processing system that is simultaneously provided to and consumed by the customer. Each day of the service periods comprises a distinct, stand-ready service that is substantially the same and with the same pattern of transfer to the customer as all the other days. The Company allocates the variable service fees earned to each distinct service period on the basis that (a) each variable service fee earned relates specifically to the entity’s efforts to provide the software services during that period and (b) allocation of the variable fee entirely to the distinct period in which the transaction giving rise to the fee occurred is consistent with the allocation objective in ASC 606. Accordingly, the Company allocates and recognizes variable software services revenue in the period in which the transactions giving rise to the earned variable fee occur.

BitAccess also generates revenue by selling kiosk hardware to BTM operators in exchange for cash. Hardware revenue is recognized at a point-in-time when the hardware is shipped to the customer and control is transferred to the customer. When customers pay in advance for the kiosk hardware, the Company records deferred revenue until the hardware is delivered and control is transferred to the customer. Hardware and software services are generally sold separately from each other and are distinct from each other.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company has considered whether its contracts with BitAccess customers for software services are themselves derivative contracts or contain an embedded derivative in accordance with ASC 815 - Derivatives and Hedging, because the Company elects to receive BTC as payment for these software fees. The Company determined that the contracts are not themselves derivative contracts in their entirety but do contain an embedded derivative for the right to receive the USD denominated receivable in BTC as settlement. Due to the immaterial amount of BTC not received as settlement of receivables from customers at each month end and because the fair value of the embedded derivative was determined to be de minimis, the Company has not separately disclosed the fair value of the embedded derivative in the Company’s consolidated financial statements.

(j) Cost of Revenue (excluding depreciation and amortization)

The Company’s cost of revenue consists primarily of direct costs related to selling cryptocurrencies and operating the Company’s network of kiosks. The cost of revenue (excluding depreciation and amortization) caption includes cryptocurrency expenses, floorspace expenses, and kiosk operations expenses.

Cryptocurrency expenses

Cryptocurrency expenses include the cost of cryptocurrencies, fees paid to obtain cryptocurrencies, impairment of cryptocurrencies, gains on sales of cryptocurrencies on exchange, fees paid to operate the software on the BTM kiosks, and fees paid to transfer cryptocurrencies to customers.

Floorspace lease expenses

Floorspace lease expenses include lease expense for short-term, cancellable floorspace leases related to the placement of BTM kiosks in retail locations.

Kiosk Operations expenses

Kiosk operations expenses include the cost of kiosk repair and maintenance and the cost of armored trucks to collect and transport cash deposited into the BTM kiosks.

The Company presents cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

(k) Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $1,150,789 and $756,217 for the three months ended March 31, 2023 and 2022, respectively, and are included in general, selling and administrative expenses in the consolidated Statements of Income and Comprehensive Income.

(l) Foreign Currency

The functional currency of the Company is the U.S. Dollar. The functional currency of Express Vending, Inc. is the Canadian Dollar. All revenue, cost and expense accounts are translated at an average of exchange rates in effect during the period. Assets and liabilities recorded in foreign currencies are translated at the exchange rate as of the balance sheet date. The resulting translation adjustments are recorded as a separate component of Member’s equity, identified as accumulated other comprehensive loss. As a result of the continued integration of

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

BitAccess (the Company’s controlled Canadian Subsidiary) during 2022, the Company determined that the functional currency was the U.S. dollar. Accordingly, assets and liabilities of BitAccess, Inc. are remeasured into U.S. dollars at the exchange rates in effect at the reporting date with differences recorded as transactions gains and losses within other income (expense), net within the Statement of Income and Comprehensive Income.

(m) Income Taxes

Since its formation, Lux Vending, LLC. has been taxed as an S Corporation. On November 13, 2020, the sole Member of Lux Vending, LLC contributed 100% of its LLC interest into a newly formed Corporation, BT Assets, Inc. On November 13, 2020, BT Assets, Inc. elected to be taxed as an S Corporation and the Company elected to be taxed as an S Corporation subsidiary.

Mintz Assets, Inc., is treated as a corporation for federal income tax purposes. Intuitive Software, LLC., and its wholly owned subsidiary, Digital Gold, are treated as corporations for federal income tax purposes. BitAccess Inc., and Express Vending, Inc., are taxed as a Canadian corporation. For the three months ended March 31, 2023 and 2022, there was no activity for Mintz Assets, Inc., Intuitive Software, LLC and Digital Gold. As such, there were no federal income taxes for these entities.

Deferred taxes are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realization of deferred tax assets is assessed on an annual basis and, unless a deferred tax asset is more likely than not to be utilized, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value.

In assessing the realizability of deferred income tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deductible temporary differences reverse. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. For Express Vending, Inc. it is more-likely-than-not that future taxable income will not be generated to recognize the deferred tax asset. As such, the Company has recorded a full valuation allowance to offset the deferred tax asset.

(n) Fair Value of Financial Instruments

Certain assets and liabilities are reported or disclosed at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the Company’s principal market for such transactions. If the Company has not established a principal market for such transactions, fair value is determined based on the most advantageous market. The Company uses a three-level hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The three levels of the fair value hierarchy are described below:

• Level 1:	Quoted (unadjusted) prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

• Level 2:	Inputs other than quoted prices that are either directly or indirectly observable, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

• Level 3:

Inputs that are generally unobservable, supported by little or no market activity, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The categorization of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The valuation techniques used by the Company when measuring fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

(o) Share-Based Compensation

The Company maintains an equity award plan under which the officers and employees of BitAccess may be awarded various types of share-based compensation, including options to purchase shares of BitAccess’ common stock and restricted stock units. The Company recognizes share-based compensation expense associated with these awards on a straight-line basis over the award’s requisite service period (generally the vesting period). For stock options, share-based compensation expense is based on the fair value of the awards on the date of grant, as estimated using the Black-Scholes option pricing model. For restricted stock units, the share-based compensation expense is based on the estimated fair value of BitAccess’ common stock on the date of grant. Forfeitures are accounted for at the time the forfeiture occurs. See Note 13 for further information regarding the equity award plan, related share-based compensation expense and assumptions used in determining the fair value of the awards.

(p) Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (the “CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a global, consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment and one reportable segment.

(q) Earnings Per Share

Earnings per share information has not been presented for the three months ended March 31, 2023 and 2022 as the information would not be meaningful to the users based on the Company’s ownership structure as of the date of these unaudited consolidated financial statements.

(r) Litigation

The Company assesses legal contingencies in accordance with ASC 450 - Contingencies and determines whether a legal contingency is probable, reasonably possible or remote. When contingencies become probable and can be reasonably estimated, the Company records an estimate of the probable loss. When contingencies are considered probable or reasonably possible but cannot be reasonably estimated, the Company discloses the contingency when the probable or reasonably possible loss could be material. Legal costs are expensed in the period in which the costs are incurred.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(3) Recent Accounting Pronouncements

Accounting Pronouncement Adopted

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination as if the acquiring entity had originated the contracts. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company adopted this accounting standard effective January 1, 2023 with no impact on the consolidated financial statements.

In September 2022, the FASB issued ASU 2022-04, “Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,” which requires entities that use supplier finance programs in connection with the purchase of goods and services to disclose sufficient information about the program. The amendments do not affect the recognition, measurement or financial statement presentation of obligations covered by supplier finance programs. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, except for the amendment on roll-forward information, which is effective for fiscal years beginning after December 15, 2023. The Company adopted this accounting standard effective January 1, 2023 with no impact on the consolidated financial statements.

Accounting Pronouncement Pending Adoption

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company is still assessing the impact if any, on the consolidated financial statements.

(4) Related Party Transactions

During the three months ended March 31, 2023, the Company distributed to its Member 112.4 LTC and 7.5 ETH with a total cost basis of $22,364. During the three months ended March 31, 2022, the Company distributed to its member 1,550 ETH with a total cost basis of $ 2,509,693. These non-cash distributions are reflected in the consolidated Statements of Changes in Member’s Equity.

As of March 31, 2023 and December 31, 2022, the Company did not have any amounts due from or to the Member for any transactions on the Consolidated Balance Sheets. In addition, there was no impact of the related party transactions on the Consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2023 and 2022.

Total cash distributions made to the Member during the three months ended March 31, 2023 and March 31, 2022 were $482,139 and $3,621,525, respectively and are classified as cash outflows from financing activities in the Consolidated Statement of Cash Flows.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(5) Revenue

Revenue disaggregated by revenue stream is as follows for the three months ended March 31:

	2023	2022
BTM Kiosks	$163,025,366	$151,180,790
BDCheckout	360,376	—
OTC	—	2,080,000
Company Website	79,690	30,408
Software Services	137,492	1,010,314
Hardware Revenue	—	222,807

Total Revenue	$163,602,924	$154,524,319

The net impact to revenue arising from cryptocurrency transactions where control did not transfer to the customer was a reduction in revenue of $103,587 and $161,229 for the three months ended March 31, 2023 and 2022, respectively.

(6) Cost of Revenue (Excluding Depreciation and Amortization)

Cost of Revenue (excluding depreciation and amortization) is comprised of expenses associated with selling of cryptocurrencies and operating the Company’s BTM kiosks, excluding depreciation and amortization. The following table presents cost of revenue (excluding depreciation and amortization) by category for the three months ended March 31:

	2023	2022
Cryptocurrency expenses	$127,660,684	$127,339,847
Floorspace lease expenses	9,032,306	10,188,657
Kiosk operations expenses	4,607,375	3,740,755

Total Cost of Revenue (excluding depreciation and amortization reported separately)	$141,300,365	$141,269,259

The following table presents the components of cryptocurrency expenses for the three months ended March 31:

	2023	2022
Cost of Cryptocurrency (1) - BTM Kiosk	$127,090,327	$124,453,159
Cost of Cryptocurrency (1) - OTC	—	1,958,110
Cost of Cryptocurrency (1) - BDCheckout	308,653	—
Software Processing Fees	204,752	855,687
Exchange Fees	18,539	33,085
Mining Fees	32,988	39,806
Software Processing Fee - BDCheckout	5,425	—

Total cryptocurrency expenses	$127,660,684	$127,339,847

(1)

Cost of Cryptocurrency includes impairment losses recognized on cryptocurrencies net of any gains recognized from sales of cryptocurrencies on an exchange. Impairment of $2,186,794 and $3,225,958, were offset by gains from the sale of cryptocurrencies on exchange of $0 and $989,084 for the three months ended March 31, 2023 and 2022 respectively.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company presents cost of revenue in the consolidated Statements of Income and Comprehensive Income exclusive of depreciation related to BTM kiosks and amortization of intangible assets related to software applications, tradenames and customer relationships.

The following table reconciles amounts excluded from the cost of revenue (excluding depreciation and amortization) caption in the consolidated Statements of Income and Comprehensive Income included in total depreciation and amortization expense in the consolidated Statements of Income and Comprehensive Income for the period presented:

	2023	2022
Depreciation of owned BTM kiosks	$681,396	$712,636
Depreciation of leased BTM kiosks	1,662,811	3,688,205
Amortization of intangible assets	373,709	373,198

Total depreciation and amortization excluded from cost of revenue	2,717,916	4,774,039

Other depreciation and amortization included in operating expenses	77,650	26,080

Total depreciation and amortization	$2,795,566	$4,800,119

(7) Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company did not have any assets or liabilities measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022.

Contingent Consideration

The following table presents the changes in the estimated fair value of the contingent consideration liability measured using significant unobservable inputs (Level 3):

	Three Months Ended March 31, 2023	Year ended December 31, 2022
Balance, beginning of period / year	$1,840,708	$2,879,000
Change in fair value during the period / year	69,341	961,708
Payment made during the period / year	—	(2,000,000)

Balance, end of period / year	$1,910,049	$1,840,708

Contingent consideration related to the BitAccess acquisition in July 2021 was measured at the probability-weighted fair value at the date of acquisition which was estimated by applying an income valuation approach based on Level 3 inputs consisting primarily of a discount rate and probability of achieving the performance metrics. During the year end December 31, 2022, the Company made the first year payment of $2,000,000 to the former owners of BitAccess as the performance conditions were determined to have been met. In addition, the Company amended the contingent consideration arrangement to remove the performance conditions for the second year payment such that the full $2,000,000 related to the second year payment will be

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

paid out in accordance with the agreement on July 31, 2023. As such, the contingent consideration liability as of March 31, 2023 and December 31, 2022 is no longer a Level 3 fair value measurement as the contingency has been removed. The current portion of the contingent consideration due has been recorded in earn-out liability, current, in the accompanying consolidated Balance Sheet as of March 31, 2023 and December 31, 2022 at present value using a 15% discount rate. The change in fair value of the contingent consideration is recognized in interest expense in the consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2023 and 2022. The difference between the recorded fair value of the payments and the ultimate payment amounts was not material to any period.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

The Company’s non-financial assets, such as goodwill, intangible assets, property and equipment, operating lease right-of-use assets, and cryptocurrencies are adjusted down to fair value when an impairment charge is recognized. Certain fair value measurements are based predominantly on Level 3 inputs. No impairment charges related to goodwill, intangible assets, operating lease right-of-use assets and property and equipment have been recognized for the three months ended March 31, 2023 and 2022. Fair value of cryptocurrencies are based on Level 1 inputs. The carrying value of the Company’s cryptocurrency reflects any impairment charges recorded since its purchase or receipt.

Assets and Liabilities Not Measured and Recorded at Fair Value

The Company considers the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses (excluding contingent consideration) in the consolidated financial statements to approximate fair value due to their short maturities.

The Company estimates the fair value of its fixed-rated notes payable based on quoted prices in markets that are not active, which is considered a Level 2 valuation input. As of March 31, 2023, the estimated fair value of the fixed-rated note was approximately $37,218,000 and the carrying value was $35,476,618.

(8) Member’s Equity

Articles of Incorporation

Under the articles of incorporation, all of the Company’s membership interest was held by an individual member. On November 13, 2020, the individual member of the Company contributed 100% of the interest held into a newly formed Corporation, BT Assets, Inc. (the “sole Member”), which is 100% owned by the individual member. On November 13, 2020, BT Assets, Inc. elected to be taxed as an S Corporation and the Company elected to be taxed as an S Corporation subsidiary of BT Assets, Inc. The Company can make distributions in cash or other property to the Member at the sole discretion of the Member.

Noncontrolling Interest

In July 2021, the Company obtained a controlling interest in BitAccess Inc. in a business combination. The un-affiliated interest in BitAccess Inc. is reported as Noncontrolling interest in subsidiary in the accompanying consolidated financial statements. As of March 31, 2023 and December 31, 2022, the noncontrolling interest ownership was 16.61% and 15.31%, respectively.

The Noncontrolling interest has certain rights as defined in the Amended and Restated Shareholders Agreement, including the right, but not the obligation, to cause the Company to purchase the noncontrolling interest

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

immediately prior to a liquidity event (as defined in the Amended and Restated Shareholders Agreement) at the fair value of the noncontrolling interest as of the liquidity event. The right is not mandatorily redeemable. The Company also holds a right, but not an obligation, to cause the noncontrolling interest holders to sell the noncontrolling interest under the same conditions.

(9) Cryptocurrencies

Cryptocurrencies are accounted for as an indefinite-lived intangible assets and are recognized at cost, net of impairment losses. Impairments are recorded whenever the fair value of the cryptocurrency decreases below its carrying value at any time during the period from acquisition. After an impairment loss is recognized, the adjusted carrying amount of the cryptocurrency becomes its new accounting basis and this new adjusted cost basis will not be adjusted upward for any subsequent increase in fair value.

The carrying values of cryptocurrencies were the following at March 31, 2023 and December 31, 2022:

Cryptocurrency	March 31, 2023	December 31, 2022
BTC	$400,889	$522,987
ETH	1,221	8,990
LTC	—	7,919

	$402,110	$539,896

The following table presents additional information about the adjusted cost basis of cryptocurrencies:

March 31, 2023	BTC	ETH	LTC	Total
Beginning balance	$522,987	$8,990	$7,919	$539,896
Purchases or receipts of cryptocurrencies	127,530,116	3,971	3,088	127,537,175
Cost of cryptocurrencies sold or distributed	(125,465,421)	(11,740)	(11,007)	(125,488,168)
Impairment of cryptocurrencies	(2,186,794)	—	—	(2,186,794)

Ending Balance	$400,889	$1,221	$—	$402,110

March 31, 2022	BTC	ETH	LTC	Total
Beginning balance	$563,076	$5,988,565	$6,112	$6,557,753
Purchases or receipts of cryptocurrencies	128,388,240	205,890	847,249	129,441,379
Cost of cryptocurrencies sold or distributed	(126,274,784)	(2,769,841)	(836,106)	(129,880,731)
Impairment of cryptocurrencies	(1,860,960)	(1,358,020)	(6,978)	(3,225,958)

Ending Balance	$815,572	$2,066,594	$10,277	$2,892,443

Purchases of cryptocurrencies represent the cash paid by the Company to purchase cryptocurrencies on various exchanges and from liquidity providers and related transaction costs to acquire the cryptocurrencies, as well as any receipts of cryptocurrency sold to Bitcoin Depot by customers to the Company at the kiosks and paid to the Company for software services revenue. Costs of cryptocurrencies sold or distributed represents the cost basis of purchased cryptocurrencies, net of impairment costs recorded through the date of disposition.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(10) Goodwill and Intangible Assets, net

Intangible assets, net were comprised of the following at March 31, 2023:

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted-Average Amortization Period
Tradenames	5 years	1,233,000	(423,115)	809,885	3.29
Customer relationships	5 years	2,574,000	(883,292)	1,690,708	3.29
Software applications	5 years	3,771,000	(1,294,053)	2,476,947	3.29

		$7,578,000	$(2,600,460)	$4,977,540

Intangible assets, net were comprised of the following at December 31, 2022:

	Estimated life	Cost Basis	Accumulated Amortization	Net	Remaining Weighted-Average Amortization Period
Tradenames	5 years	1,233,000	(362,310)	870,690	3.54
Customer relationships	5 years	2,574,000	(756,355)	1,817,645	3.54
Software applications	5 years	3,771,000	(1,108,086)	2,662,914	3.54

		$7,578,000	$(2,226,751)	$5,351,249

Amortization expense related to the intangibles with estimated lives of five years totaled $373,709 and $373,198 for the three months ended March 31, 2023 and 2022, respectively, and is included in depreciation and amortization in the consolidated Statements of Income and Comprehensive Income.

Estimated future amortization expense as of March 31, 2023 approximately as follows:

Amount
2023 (for the remainder of)	$1,141,891
2024	1,515,600
2025	1,515,600
2026	804,449

$4,977,540

There was no change in the amount of goodwill from December 31, 2022 to the three months ended March 31, 2023.

(11) Note Payable

On December 21, 2020, the Company entered into a $25,000,000 credit agreement with a financial institution which is subject to annual interest at a rate of 15% per annum (the “Note”). In 2021, the Note was amended to provide an additional $15,000,000 to fund the acquisition of BitAccess Inc. In March 2022, the Note was amended to provide an additional term loan in an aggregate principal amount of $5,000,000. The Company is required to make monthly interest payments and fixed principal payments every six months beginning on July 15, 2021 through December 15, 2024. The Note matures on December 15, 2024, at which time, any

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

outstanding principal balance and any accrued interest become due. The Note is collateralized by substantially all of the assets of the Company and is guaranteed by BT Assets, Inc. (the sole Member of the Company), Mintz Assets, Inc., Express Vending, Inc., Intuitive Software, LLC, Digital Gold Ventures, Inc. and BitAccess Inc. The Company is subject to certain financial covenants contained in the Note, which require the Company to maintain certain cash balances, a minimum consolidated cash interest coverage ratio, and a maximum consolidated total leverage ratio, in addition to customary administrative covenants.

Note payable consisted of the following as of March 31, 2023 and December 31, 2022:

	March 31, 2023	December 31, 2022
Note payable	37,169,000	39,419,000
Less: unamortized deferred financing costs	(1,692,382)	(1,847,358)

Total Note payable	35,476,618	37,571,642
Less: current portion of note payable	(8,500,000)	(8,050,000)

Note payable, net of current portion	$26,976,618	$29,521,642

At March 31, 2023, aggregate future principal payments are as follows:

Amount
2023	$8,500,000
2024	28,669,000

$37,169,000

Subsequent to March 31, 2023, the Company amended the Note. See Note 18.

(12) Income Taxes

The Company’s income tax benefit for the three months ended March 31, 2023 was $621,841 compared to income tax expense of $311,331 for the three months ended March 31,2022. The Company’s effective tax rate was -11.40% for the three months ended March 31, 2023 and -10.17% for the three months ended March 31,2022. The increase to income tax benefit was primarily due to share based payments and net operating losses in BitAccess.

The Company’s statutory U.S. federal income tax rate is 0% as Lux Vending, LLC is taxed as S corporation. The effective tax rate differs from the statutory U.S. federal rate of 21% primarily because of the election to be taxed as an S corporation and is also driven by the operating losses in foreign entities. The operating losses in BitAccess Inc. are expected to be recoverable in future years based on the projected financial results for BitAccess Inc. The net operating losses in Express Vending, Inc. are not expected to be recoverable in future years. Therefore, a full valuation allowance has been recorded in the amount of $238,566 for the three months ended March 31, 2023.

(13) Share-Based Compensation

BitAccess maintains a stock option plan for its employees under the Amended and Restated Stock Option Plan, (the “Plan”). Pursuant to the Plan agreement, awards of stock options and restricted stock units (“RSU”) are permitted to be made to employees and shareholders of BitAccess. As of March 31, 2023, all awards under the Plan had been issued.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The options generally vest over a two-year period following the one-year anniversary of the date of grant and expire not more than 10 years from the date of grant.

A summary of the Company’s stock option activity and related information is as follows:

	Options	Weighted-average exercise price	Weighted-average remaining contractual term	Weighted-average grant-date fair value
Outstanding at January 1, 2023	106,938	$0.59	8.73	$4.26
Granted	39,600	2.86	9.76	3.05
Exercised	(38,562)	—	—	4.44
Forfeited	—	—	—	—

Outstanding at March 31, 2023	107,976	$2.08	9.15	$3.09

Vested at March 31, 2023	2,063	$2.86	—	$3.02

	Options	Weighted-average exercise price	Weighted-average remaining contractual term	Weighted-average grant-date fair value
Outstanding at January 1, 2022	308,253	$—	9.55	$4.44
Granted	84,380	2.86	9.34	3.10
Exercised	(240,195)	—	—	4.44
Forfeited	(45,500)	(2.86)	—	(3.10)

Outstanding at December 31, 2022	106,938	$0.59	8.73	$4.26

Vested at December 31, 2022	1,719	$2.86	—	$3.02

The RSUs generally vest over a two-year period beginning following the one-year anniversary of the date of grant and expire not more than 10 years from the date of grant. A summary of the Company’s restricted stock award activity is as follows:

Restricted Stock Units
Outstanding at January 1, 2023	81,142
Exercised	(23,308)

Outstanding at March 31, 2023	57,834

Outstanding at January 1, 2022	237,600
Exercised	(156,458)

Outstanding at December 31, 2022	81,142

The Company recognized compensation expense of $191,201 and $302,988 during the three months ended March 31, 2023 and 2022, respectively, and it is included in selling, general and administrative expenses in the consolidated Statements of Income and Comprehensive Income. As of March 31, 2023, there was $747,533 of unrecognized compensation expense related to unvested share options and nonvested restricted shares.

Phantom Equity Participation Plan

The Company has a Phantom Equity Participation Plan dated July 25, 2021 (the “Phantom Plan”) for certain employees. The Phantom Plan awards eligible participants performance units entitling the holder to receive cash

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

payments contingent upon certain qualifying events. The performance units vest according to the terms approved in the Phantom Plan, contingent upon the employee remaining continuously in service with the Company through the date of the qualifying event. Total units available to be issued under the plan were 15,000, and total units issued were 1,200 as of March 31, 2023 and 1,400 as of December 31, 2022. The Company does not record any liability or expense for payments until the qualifying event is probable to occur and as such, no liability was recorded as of March 31, 2023 and December 31, 2022, respectively, and no expense for payments was recorded for the three months ended March 31, 2023 and 2022.

(14) Defined Contribution Plan

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees who are over the age of 21 years are eligible to participate in the plan. Eligible employees may elect to defer a percentage of eligible compensation, which is subject to an annual limit of the lesser of 90% of eligible compensation or the maximum limit set by the IRS. The Company matches employee contributions up to a maximum of 50% of the participant’s compensation deferral, limited to 6% of the employee’s compensation. For the three months ended March 31, 2023 and 2022, the Company made contributions of $55,828 and $51,965, respectively, to the plan. These expenses are included in selling, general and administrative expenses in the consolidated Statements of Income and Comprehensive Income.

(15) Significant Vendor

For the three months ended March 31, 2022, the Company had a significant vendor from which they purchased substantially all of their kiosks, and from which the Company licenses software which is embedded in the kiosks to facilitate cryptocurrency transactions. For the three months ended March 31, 2023 and 2022, the Company purchased software services of $176,162 and $808,444 respectively, which are included in cost of revenue in the consolidated Statements of Income and Comprehensive Income. The accounts payable balance included $0 and $0 related to this vendor at March 31, 2023 and December 31, 2022, respectively.

During 2022, the Company migrated substantially all of its legacy BTM kiosks from the third-party vendor to its BitAccess software platform. As of March 31, 2023 and December 31, 2022, the Company no longer has a significant vendor relationship where the Company is dependent on an external party for software services related to its BTMs.

(16) Leases

The Company adopted Topic 842 effective January 1, 2022 using the modified retrospective transition approach. The Company has utilized the effective date transition method and accordingly is not required to adjust its comparative period financial information for effects of Topic 842. However, Topic 842 requires a Company to continue to disclose comparative period financial information under the previous leasing guidance. The Company has elected to adopt practical expedients which permits it to not reassess its prior conclusions about lease identification, lease classification and initial direct cost under the new standard. The Company elected not to recognize ROU assets and lease liabilities for leases with terms of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and an ROU asset at the commencement date of each lease. For operating and finance leases, the lease liability is initially measures at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method. The ROU asset is initially measured at cost,

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

which comprises the initial amount of the lease liability adjusted for lease payments made at or before lease commencement date, plus any initial direct costs incurred less any lease incentives received. Variable payments are included in the future lease payments when those variable payments are included in the future lease payment when those variable payments depend on an index or a rate. The discount rate is the implicit rate, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The Company recognizes lease costs associated with short-term leases on a straight-line basis over the lease term. When contracts contain lease and nonlease components, the Company accounts for both components as a single lease component.

On adoption, the Company recognized operating lease liabilities of $617,491 with corresponding right-of-use (“ROU”) assets of $383,723 which is the net of operating lease liabilities on adoption and deferred rent liability of $233,768 at January 1, 2022. As part of the Topic 842 adoption, the Company reclassified existing capital lease obligations to finance lease obligations, which are presented as current installments of obligations under finance leases and obligation under leases, noncurrent on the consolidated Balance Sheets. There was no impact on the Statements of Changes in Member’s Equity for the adoption of Topic 842.

Floorspace leases

The Company has obligations as a lessee for floorspace. These leases meet the short-term lease criteria as the floorspace leases generally are cancellable by the Company with a 30 day or less notice. Accordingly, the Company has applied the practical expedient that allows the Company to recognize short-term lease payments on a straight-line basis over the lease term on the consolidated Statements of Income and Comprehensive Income and did not record ROU assets and lease liabilities for floorspace leases as of 2023.

Office space leases

The Company has obligations as a lessee for office space under a noncancellable lease arrangement that expires in May 2025, with options to renew up to five years. Payments due under the lease contracts include mainly fixed payments. The lease for the office space is classified as operating lease in accordance with Topic 842.

BTM kiosk leases

The Company has obligations as a lessee for BTM kiosks. The leases for the BTM kiosks are classified as finance leases in accordance with Topic 842 that expire on various dates through December 2024. The BTM kiosk lease agreements are for two or three year terms and include various options to either renew the lease, purchase the kiosks or exercise a bargain option to purchase the kiosk at the end of the term.

During the year end December 31, 2022, the Company amended an existing lease agreement with a lessor through various amendments. Under these amendments, the Company extended the lease term and revised the purchase option to include a purchase requirement at the end of the lease term. Under the payment schedule, the Company will pay $1,942,558 of the purchase price over 24 months beginning in January 2023 and will pay the remaining $6,972,662 under the following payment schedule: (a) $1,914,280 payable on April 2023; (b) $2,537,611 payable on July 2023; (c) $1,251,430 payable on October 2023; and (d) $1,269,341 payable on January 2024. As a result of the modification, the Company remeasured its finance lease assets and liabilities on the dates of the modifications. The remeasurement increased net book value of the BTM kiosk by $8,905,378, increased the finance liability by $9,077,278 at December 31, 2022. When the Company purchases the assets at the end of the finance lease, these assets will be amortized over the remaining useful life.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On March 31, 2023, the Company terminated an existing lease arrangement with a lessor and simultaneously entered into a new lease arrangement with a new lessor for 689 BTMs. Under this agreement, the new lessor agreed to purchase the BTM’s from the original lessor. Upon the termination of the original agreement, the Company removed the remaining right-of-use asset and the finance lease liability of $2,446,809 and $1,914,280, respectively and recognized a loss of $532,529 recorded in other (expense) income in the consolidated Statement of Income and Comprehensive Income. The new lease commenced on March 31, 2023 and has a 3 year noncancellable period. Total fixed payments due on an undiscounted basis over the 3 year noncancellable period of the lease are $2,379,600. The Company will acquire the assets for a bargain purchase price of $1 at the end of the term. Due to the bargain purchase option, the Company classified the new lease as a finance lease. The Company recognized a finance lease liability of $1,914,280 discounted at an interest rate implicit in the lease and a corresponding right-of-use asset of $1,914,280.

The components of the lease expense are as follows for the three months ended:

	March 31, 2023	March 31, 2022
Finance lease expense:
Amortization of right-of-use-assets	$2,215,218	$3,688,205
Interest on lease liabilities	1,107,046	1,414,713

Total finance lease expense	3,322,264	5,102,918
Operating lease expense	52,718	58,673
Short-term lease expense	9,032,306	10,188,657

Total lease expense	$12,407,288	$15,350,248

	March 31, 2023	March 31, 2022
Other information:
Operating cash flows used for finance leases	(1,107,046)	(1,414,713)
Operating cash flows used for operating leases	(57,103)	(55,442)
Financing cash flows used for finance leases	(3,154,007)	(4,102,389)
Weighted-average remaining lease term - finance leases	1.82	2.66
Weighted-average remaining lease term - operating leases	2.17	3.17
Weighted-average discount rate - finance leases	18.5%	17.3%
Weighted-average discount rate - operating leases	15.0%	15.0%

Maturities of the lease liability under the noncancellable operating lease as of March 31, 2023 are as follows:

Operating Leases
2023 (for the remainder of)	$171,308
2024	235,281
2025	100,968

Total undiscounted lease payments	507,557
Less: imputed interest	(71,904)

Total operating lease liability	435,653
Less: operating lease liabilities, current	(230,128)

Operating lease liabilities, net of current portion	$205,525

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Maturities of the lease liability under the noncancellable finance leases as of March 31, 2023 are as follows:

Finance Leases
2023 (for the remainder of)	$16,385,978
2024	7,133,746
2025	793,201
2026	198,300

Total undiscounted lease payments	24,511,225
Less: imputed interest	(3,088,186)

Total finance lease liability	21,423,039
Less: current installments of obligations under finance leases	(16,036,083)

Obligations under finance leases, excluding current installments	$5,386,956

(17) Commitments and Contingencies

Litigation

From time to time in the regular course of its business, the Company is involved in various lawsuits, claims, investigations and other legal matters. Except as noted below, there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject.

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses that are reasonably estimable. These contingencies are subject to significant uncertainties and the Company is unable to estimate the amount or range of loss, if any, in excess of amounts accrued. The Company does not believe that the ultimate outcome of these actions will have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations, cash flows or liquidity in a given quarter or year.

On January 13, 2023, Canaccord Genuity Corp. (“Canaccord”) commenced proceedings against the Company by filing a claim with the Superior Court of Justice in Toronto, Ontario which named Lux Vending, LLC as the defendant. Canaccord is a financial services firm in Canada that the Company previously had hired to perform advisory services related to a potential initial public offering in Canada or sales transaction. The claim asserts that Lux Vending, LLC breached the contract by terminating the contract to avoid paying fees for their services and that Canaccord is entitled to $22.3 million in damages equivalent to the fees alleged to be payable for breach of contract that would have been owed upon the closing of a transaction to acquire control, the sale of substantially all the Company’s assets, or a merger transaction pursuant to the previously terminated engagement letter for advisory services. Canaccord proposes that the amount of fees would be calculated on the total cash transaction value of the business combination of $880.0 million. The claim also seeks an award for legal and other costs relating to the proceeding. Apart from the initial exchange of pleadings, as of April 14, 2023, no further steps have been taken in the proceeding.

Bitcoin Depot does not believe the allegations made against it are valid and intends to vigorously defend against them. The range of potential loss related to the identified claim is between $0 and $22.3 million, the amount of damages that Canaccord is seeking in the lawsuit. The additional costs mentioned in the claim are not able to be estimated at this time.

LUX VENDING, LLC (DBA BITCOIN DEPOT)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Financial and tax regulations

Legislation or guidance may be issued by U.S. and non-U.S. governing bodies, including Financial Crimes Enforcement Network (“FinCen”) and the Internal Revenue Service (“IRS”), that may differ significantly from the Company’s practices or interpretation of the law, which could have unforeseen effects on our financial condition and results of operations, and accordingly, the related impact on our financial condition and results of operations is not estimable. Prior to 2022, the IRS concluded an examination of the Company related to certain regulatory reporting requirements related to cryptocurrency sales to certain customers. Based on the outcome of the examination, the Company has concluded it is not probable that any fines or penalties will be assessed against the Company. As a result, no accrual has been recorded in the accompanying consolidated financial statements.

(18) Subsequent Events

On May 2, 2023 and May 4, 2023, the Company amended its Note with its lender. Pursuant to the May 2, 2023 amendment, the accelerated repayment feature in the event of a business combination transaction or a change in control transaction was extended to August 15, 2023, contingent upon the closing of the business combination, to allow for a negotiation of the repayment schedule. In addition, the fixed interest rate in the Note was modified to increase the rate from 15% per annum to 20% per annum effective February 15, 2023 through August 15, 2023, and requires a catch-up payment of approximately $0.3 million to be made for the incremental interest from February 15, 2023 through March 31, 2023, on or before May 15, 2023.

On May 23, 2023, the Company entered into a non-binding Letter of Interest with a financial institution for a $20.7 million Senior Secured Note (“Senior Note”) with a maturity of 3 years from the funding date. The Senior Note is expected to include standard financial covenants including a minimum liquidity and leverage ratio. Upon finalization of the terms of the Senior Note and completion of customary diligence activities by the financial institution, the Company expects that the proceeds from the Senior Note, together with cash on hand, would be used to repay its existing Note.

ANNEX A-1

TRANSACTION AGREEMENT

Execution Version

TRANSACTION AGREEMENT

by and among

GSR II METEORA ACQUISITION CORP,

GSR II METEORA SPONSOR LLC,

LUX VENDING, LLC,

AND

BT ASSETS, INC.

dated as of August 24, 2022

A-i

A-ii

A-iii

Page
Section 11.14	Jurisdiction; Waiver of Jury Trial.	A-71
Section 11.15	Enforcement	A-72
Section 11.16	Non-Recourse	A-72
Section 11.17	Non-Survival of Representations, Warranties and Covenants	A-72
Section 11.18	Conflicts and Privilege	A-72

Exhibits

Exhibit A	PubCo Charter
Exhibit B	PubCo Bylaws
Exhibit C	Pre-Closing Restructuring Plan
Exhibit D	Registration Rights Agreement
Exhibit E	Sponsor Support Agreement
Exhibit F	Form of Tax Receivable Agreement
Exhibit G	Form of BT OpCo A&R LLC Agreement

BT Disclosure Letter

PubCo Disclosure Letter

A-iv

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated as of August 24, 2022 (the “Execution Date”), is made and entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo”, and together with BT Assets, “BT Entities”).

RECITALS

WHEREAS, PubCo is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo desires to, subject to the terms and conditions set forth in this Agreement, contribute, pay and deliver to BT OpCo and BT Assets the PubCo Available Cash, without interest, and BT Assets or BT OpCo, as applicable, shall in consideration therefor issue or sell and deliver to PubCo, at the Closing (i) certain Common Units of BT OpCo and (ii) immediately following the effectiveness of the BT OpCo A&R LLC Agreement, certain BT OpCo Matching Warrants and the PubCo Earn-Out Units, free from any Encumbrances and subject to the terms and conditions set forth in this Agreement;

WHEREAS, prior to or at the Closing (and in any case prior to the Unit Purchase), PubCo will enter into a series of reorganizations, including, (i) amending and restating the certificate of incorporation of PubCo to be substantially in the form attached as Exhibit A (the “PubCo Charter”) and (ii) amending and restating the bylaws of PubCo to be substantially in the form attached as Exhibit B (the “PubCo Bylaws”, and such transactions the “PubCo Pre-Closing Restructuring”);

WHEREAS, prior to or at the Closing (and in any case prior to the Unit Purchase), the BT Entities will enter into a series of reorganizations, including, the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC” (the “BT Surviving Entity” and such transactions, the “BT Pre-Closing Restructuring”, and together with the PubCo Pre-Closing Restructuring, the “Pre-Closing Restructuring Plan”); provided that BT Entities and PubCo may make amendments to the Pre-Closing Restructuring Plan, as attached hereto as Exhibit C after the Execution Date subject to the prior written consent of the other party (not to be unreasonably conditioned, withheld or delayed);

WHEREAS, prior to the Closing, and as an inducement to PubCo to enter into this Agreement and consummate the Transactions (including the Unit Purchase), each of the Key Employees is entering into an employment agreement with BT OpCo and PubCo in a form mutually agreed by PubCo and BT Assets (each, an “Employment Agreement”), each of which shall be effective as of the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, BT OpCo, and PubCo have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit E (the “Sponsor Support Agreement”);

WHEREAS, at the Closing and immediately following the effectiveness of the BT OpCo A&R LLC Agreement, PubCo shall issue the Share Transaction Consideration to BT Assets for par value as set forth in this Agreement; and

WHEREAS, each of the Board of Directors of BT Assets, the sole member of BT OpCo, and the Board of Directors of PubCo has unanimously (i) determined that it is advisable for and in the best interests of such party and its equityholder(s) to enter into this Agreement and the Transactions (as defined below), and (ii) approved the execution and delivery of this Agreement and the documents contemplated by this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Phantom Equity Cash Consideration” means the aggregate Phantom Equity Cash Consideration payable in respect of the cancellation of the Phantom Equity Awards held by the Phantom Equity Holders immediately prior to the Closing, pursuant to the Phantom Equity Plan and Section 2.6, as set forth on the Closing Spreadsheet.

“Aggregate Phantom Equity Consideration” means the total dollar value of the consideration payable in respect of the cancellation of the Phantom Equity Awards held by the Phantom Equity Holders immediately prior to the Closing pursuant to the Phantom Equity Plan and Section 2.6, as set forth on the Closing Spreadsheet.

“Aggregate Phantom Equity Non-Cash Consideration” means, the aggregate number of PubCo Class A Common Stock issuable in respect of the cancellation of the Phantom Equity Awards held by the Phantom Equity Holders immediately prior to the Closing pursuant to the Phantom Equity Plan and Section 2.6, as set forth on the Closing Spreadsheet.

“Alternative Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, Canada’s Corruption of Foreign Public Officials Act and Criminal Code, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic and foreign Laws, including foreign merger control and other competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“BitAccess Equity Plan” means the BitAccess Inc. Stock Option Plan.

“BitAccess Option” means each outstanding and unexercised option to purchase BitAccess capital stock granted under the BitAccess Equity Plan.

“BT Assets Disclosure Breach” means the failure of a BT Entity to furnish to PubCo all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable (including any approval or consent of an independent auditor of a BT Entity) or as may be reasonably requested by PubCo in connection with the preparation and filing of the Proxy Statement, or any amendment thereto, on a timely basis to permit the filing or amendment of the same on or prior to a specified time.

“BT Companies” means BT OpCo and all of its Subsidiaries.

“BT Company Interests” means all of the outstanding equity interests of the BT Companies.

“BT Earn-Out Units” means, the following units of BT OpCo: (i) 5,000,000 Class 1 Earn-Out Units of BT OpCo (“BT OpCo Class 1 Earn-Out Units”), (ii) 5,000,000 Class 2 Earn-Out Units of BT OpCo (“BT OpCo Class 2 Earn-Out Units”), and (iii) 5,000,000 Class 3 Earn-Out Units of BT OpCo (“BT OpCo Class 3 Earn-Out Units”).

“BT Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“BT Material Adverse Effect” means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the BT Companies, taken as a whole or (ii) the ability of the BT Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “BT Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in interest rates or economic, political, business or financial market conditions generally (including, without limitation, (1) any change in the price or relative value of any Token, or other digital currency or cryptocurrency, including but not limited to Bitcoin or (2) any change in trading volume of any Token, or other digital currency or cryptocurrency, or any halt or suspension in trading of any such Token, or other digital currency or cryptocurrency on any digital currency exchange, in each case, including but not limited to Bitcoin), (c) the taking of any action expressly required by or, with respect to

Sections 8.1, 8.2 or 8.4, permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the Execution Date), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the BT Entities or any of their respective Subsidiaries to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a BT Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the BT Entities or any of their respective Subsidiaries operate, (h) any action taken by, or at the request of, or with the express consent of PubCo; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the BT Entities or any of their respective Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a BT Material Adverse Effect.

“BT OpCo Common Units” means Common Units of BT OpCo.

“BT OpCo Matching Warrants” means warrants to purchase a number of units of BT OpCo equal to the number of shares of PubCo Class A Common Stock that may be purchased upon the exercise in full of all PubCo Warrants outstanding immediately following the Closing.

“BT Transaction Bonus Payments” means all amounts payable pursuant to the arrangements listed on the “BT Transaction Bonus Payments Schedule” of Section 1.1 of the BT Disclosure Letter.

“BT Transaction Bonus Termination Agreement” means a BT Transaction Bonus termination agreement in the form mutually agreed upon between the BT Entities and PubCo prior to the Closing.

“BT Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by the BT Entities or any of their respective Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments pursuant to any written arrangements entered into prior to the Closing, payable by the BT Entities or any of their Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the BT Entities or any of their Subsidiaries as a result of the Transactions (whether alone or together with any other event), but excluding, for the avoidance of doubt, (x) any such payments that arise from employment-related actions taken by PubCo, the BT Entities or any of their respective Subsidiaries or Affiliates following the Closing and (y) the BT Transaction Bonus Payments and the Aggregate Phantom Equity Consideration, including the employer portion of payroll Taxes arising therefrom, (C) up to $1,000,000 of the sum of the BT Transaction Bonus Payments and the employer portion of payroll Taxes arising from the aggregate amount of the BT Transaction Bonus Payments (whether paid in cash or equity), (D) up to $1,000,000 of the sum of the Aggregate Phantom Equity Cash Consideration and the employer portion of payroll Taxes arising from the Aggregate Phantom Equity Consideration (whether paid in cash or equity), and (E) any and all filing fees payable by the BT Entities or any of their Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Business Combination” has the meaning set forth in the PubCo Governing Documents as in effect on the Execution Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect to the CARES Act by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act, the Families First Coronavirus Response Act of 2020 (H.R. 6201), and “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.E. 133) contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Change of Control” has the meaning set forth in the BT OpCo A&R LLC Agreement.

“Code” means the Internal Revenue Code of 1986.

“Contracts” means any contracts, agreements, subcontracts, leases, commitments and undertakings, whether written or oral.

“Contribution Common Units” means a number of OpCo Common Units equal to (i) the number of shares of PubCo Common Stock, other than PubCo Class E Common Stock, outstanding at the Closing and not held by BT Assets, multiplied by (ii) the Contribution Amount, divided by (iii) the amount of PubCo Available Cash.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any resurgence or any evolutions or mutations of COVID-19, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Governmental Authority with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act).

“Data Room” means the virtual data room titled “BTM” hosted by DataSite at: https://americas.datasite.com.

“Data Subject” means any “person,” “individual,” or “data subject” as defined by the applicable Privacy Laws.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosure Letter” means, as applicable, the BT Disclosure Letter or the PubCo Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Earn-Out Units” means the BT Earn-Out Units and the PubCo Earn-Out Units.

“Environmental Laws” means any and all Laws relating to the protection of the environment or natural resources, pollution or worker health or safety, including as it relates to Hazardous Materials exposure.

“ERISA Affiliate” means any corporation or trade or business, whether or not incorporated, that together with any of the BT Companies would, at any relevant time, be deemed to be a single employer pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Event” has the meaning specified in the definition of BT Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Founder” means Brandon Mintz.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, national, state, provincial, territorial or municipal government, or any political subdivision of such government, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision of such authority, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Governmental Order” means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.

“Governmental Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any material, substance, chemical, contaminant, pollutant or waste for which liability or standards of conduct may be imposed, or that is listed, classified or regulated pursuant to Environmental Laws, including petroleum or petroleum products, asbestos or asbestos-containing materials, mold, lead, radioactive materials, polychlorinated biphenyls, or per- or polyfluoroalkyl substances.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (f) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes”, and (g) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Intellectual Property” means: (i) patents, patent applications and continuations, continuations-in-part, extensions, divisions, reissues, reexaminations of such Intellectual Property, and patent disclosures, industrial designs, and other intellectual property rights in inventions (whether or not patentable or reduced to practice); (ii)

trademarks, service marks, trade dress, trade names, logos, internet domain names, social media handles, and other indicia of source of origin, together with the goodwill associated with any of the foregoing; (iii) intellectual property rights in works of authorship, data and databases, as well as copyrights and mask works; (iv) intellectual property rights in or to Software and other technology (including source code and object code); (v) trade secrets and other intellectual property rights in Proprietary Information; (vi) registrations, issuances, and applications for any of the foregoing; and (vii) all other intellectual property rights in any jurisdiction throughout the world.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

“IT Systems” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned, leased or licensed by the BT Companies and used in their business.

“Key Employees” means Brandon Mintz, Scott Buchanan and Mark Smalley.

“Law” means any statute, law, common law, ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by any of the BT Companies.

“Licensed Intellectual Property” means Intellectual Property that any of the BT Companies license from a third party.

“Lien” means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“made available” means that documents were posted in the Data Room at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the Execution Date and were not removed from the Data Room on or prior to the Execution Date.

“Minimum Condition PubCo Available Cash” means, an amount equal to (i) the PubCo Available Cash, minus (ii) any amount of the outstanding BT Transaction Expenses (other than any amount not paid in cash in respect of clauses (C) and (D) of the definition of the BT Transaction Expenses) payable in accordance with the Closing Spreadsheet and Section 2.2(a), minus (iii) any amount of the BT Closing Indebtedness payable in accordance with the Closing Spreadsheet and Section 2.2(b) (provided, that, in no event shall the BitAccess Contribution Amount be greater than $6,000,000 for purposes of this definition).

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” “shareware”, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Owned Intellectual Property” means all Intellectual Property owned by the BT Companies.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect to any Leased Real Property, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (ix) all other Liens that would not, individually or in the aggregate, reasonably be expected to result in a BT Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision of such Governmental Authority.

“Personal Data” means any information which identifies or could reasonable be used to identify, whether alone or in combination with other information, a natural Person, or other information that constitutes “personal information” or “personal data” under applicable Privacy Laws.

“Personal Data Processor” means any person other than an employee of any BT Company (or the applicable Data Subject) that processes or has access to any Personal Data processed by or on behalf of any BT Company.

“Phantom Equity Award Termination Agreement” means a Phantom Equity Holder’s Phantom Equity Award termination agreement in the form mutually agreed upon between the BT Entities and PubCo prior to the Closing.

“Phantom Equity Awards” means the awards under the Phantom Equity Plan.

“Phantom Equity Holder” means each Person who has been granted a Phantom Equity Award under the Phantom Equity Plan.

“Phantom Equity Plan” means the Lux Vending, LLC d/b/a Bitcoin Depot 2021 Participation Plan.

“Pre-Closing Tax Period” means any taxable period (or portion of such period) ending on or before the Closing Date.

“Privacy Agreements” means all Personal Data and privacy related policies (e.g., privacy and data security policies, acceptable use policies, terms of service, etc., including all Privacy Policies) and other Contracts to which any BT Company is a party whereby such BT Company makes commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning or otherwise applicable to data security, data privacy and cyber security, including Federal Trade Commission Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Family Educational Rights and Privacy Act; and all other similar international, federal, state, provincial, and local Laws, and in each case, the rules implemented under such Laws.

“Privacy Policy” means an externally facing policy of any BT Company in connection with the collection of information provided by or on behalf of individuals that is labelled as a “Privacy Policy,” is reached on a web site by a link that includes the label “Privacy” or that is a written policy or disclosure that describes how Personal Data will be held, used, processed or disclosed.

“Privacy Token” means any Token that includes, as a feature of such Token, the concealment from public disclosure of the public keys for the source or destination wallet in respect of any transaction undertaken in connection with such Token.

“Proprietary Information” means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information and supplier lists.

“PubCo Available Cash” means, in respect of PubCo, an amount equal to the (i) cash available in the Trust Account, minus (ii) any amounts required to satisfy the PubCo Share Redemption Amount, plus (iii) any proceeds from the consummation of the PIPE Subscription, plus (iv) any amounts drawn by PubCo in connection with the Closing under the Equity Line (for the avoidance of doubt, any amounts undrawn under the Equity Line in connection with the Closing shall not constitute PubCo Available Cash), minus (v) any unpaid PubCo Transaction Expenses payable in cash as of the Closing.

“PubCo Class A Common Stock” means Class A Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to one vote per share according to the PubCo Charter.

“PubCo Class B Common Stock” means Class B Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to one vote per share according to the PubCo Charter.

“PubCo Class E Common Stock” means Class E Common Stock of PubCo, par value $0.0001 per share, which shall be non-voting according to the PubCo Charter.

“PubCo Class M Common Stock” means Class M Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to 10 votes per share according to the PubCo Charter.

“PubCo Class O Common Stock” means Class O Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to one vote per share and is not entitled to any economic rights, including dividends or distributions of cash, property or shares of capital stock of PubCo according to the PubCo Charter.

“PubCo Class V Common Stock” means Class V Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to 10 votes per share and is not entitled to any economic rights, including dividends or distributions of cash, property or shares of capital stock of PubCo according to the PubCo Charter.

“PubCo Common Stock” means the PubCo Class A Common Stock, PubCo Class B Common Stock, PubCo Class E Common Stock, PubCo Class M Common Stock, PubCo Class O Common Stock, and PubCo Class V Common Stock.

“PubCo Earn-Out Units” means, the following units of BT OpCo: (i) a number of BT OpCo Class 1 Earn-Out Units equal to the number of shares of PubCo Class E-1 Common Stock issued to Sponsor under the Sponsor Support Agreement, if any, (ii) a number of BT OpCo Class 2 Earn-Out Units equal to the number of shares of PubCo Class E-2 Common Stock issued to Sponsor under the Sponsor Support Agreement, if any, and (iii) a number of BT OpCo Class 3 Earn-Out Units equal to the number of shares of PubCo Class E-3 Common Stock issued to Sponsor under the Sponsor Support Agreement, if any.

“PubCo Governing Documents” means the amended and restated memorandum and articles of association of PubCo.

“PubCo Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of PubCo, taken as a whole or (ii) the ability of PubCo to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “PubCo Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the Execution Date), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any PubCo Share Redemptions, (g) any Events generally applicable to the industries or markets in which PubCo operates, (h) any action taken by, or at the request of, or with the express consent of the BT Entities; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects PubCo relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a PubCo Material Adverse Effect. Notwithstanding the foregoing, with respect to PubCo, the amount of the PubCo Share Redemptions or the failure to obtain the PubCo Stockholder Approval shall not be deemed to be a PubCo Material Adverse Effect.

“PubCo Private Placement Warrants” means the warrants to purchase one share of PubCo Class A Common Stock issued to PubCo’s initial stockholders in a private placement that closed simultaneously with the closing of the PubCo’s initial public offering.

“PubCo Public Warrants” means the redeemable warrants to purchase one share of PubCo Class A Common Stock, whether acquired by a holder as part of a PubCo Unit in PubCo’s initial public offering or anytime thereafter on the open market.

“PubCo Rights Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“PubCo Rights Agreement” means the Rights Agreement, dated as of February 24, 2022, by and between PubCo and the PubCo Rights Agent, in respect of the PubCo Rights.

“PubCo Rights” means the rights of PubCo that entitle the holder of such rights to one share of PubCo Class A Common Stock and were issued and sold to holders as fractional rights included in PubCo Units in PubCo’s initial public offering.

“PubCo Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all PubCo Share Redemptions.

“PubCo Share Redemptions” means the election of an eligible (as determined in accordance with the PubCo Governing Documents) holder of shares of PubCo Class A Common Stock to have PubCo repurchase the shares of PubCo Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account and not previously released to PubCo to pay PubCo’s franchise and income taxes as well as expenses relating to the administration of the trust account) (as determined in accordance with the PubCo Governing Documents) in connection with the Transaction Proposals.

“PubCo Stockholder Approval” means the approval of (i) the Business Combination Proposal by the affirmative vote of the holders of a majority of the shares of PubCo Common Stock that are voted at a PubCo Stockholders’ Meeting held to consider such proposal, (ii) the Charter Proposal by (a) the affirmative vote of a majority of the outstanding shares of PubCo Common Stock entitled to vote thereon and (b) the affirmative vote of a majority of the outstanding shares of PubCo Class A common stock, voting separately as a single class, (iii) the Nasdaq Listing Proposal by a majority of the votes cast by the PubCo Stockholders present in person or represented by proxy at such PubCo Stockholders’ Meeting and entitled to vote thereon and (iv) the Other Required Proposals, if any, in accordance with applicable Law and the PubCo Governing Documents.

“PubCo Stockholders” means the stockholders of PubCo as of immediately prior to the Closing.

“PubCo Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by PubCo or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (B) any and all filing fees payable by PubCo or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions.

“PubCo Units” means the units comprised of one share of PubCo Class A Common Stock, one-sixteenth of one PubCo Right and one PubCo Public Warrant issued and sold to holders in PubCo’s initial public offering.

“PubCo Warrant Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“PubCo Warrant Agreement” means the Warrant Agreement, dated as of February 24, 2022, by and between PubCo and the PubCo Warrant Agent, in respect of the PubCo Public Warrants and PubCo Private Placement Warrants.

“PubCo Warrants” means, PubCo Public Warrants and PubCo Private Placement Warrants.

“Purchased Common Units” means a number of OpCo Common Units equal to (i) the number of shares of PubCo Common Stock, other than PubCo Class E Common Stock, outstanding at the Closing and not held by BT Assets, multiplied by (ii) the amount of the Over the Top Consideration, divided by (iii) the amount of PubCo Available Cash.

“Registration Rights Agreement” means that certain Registration Rights Agreement substantially in the form attached as Exhibit D.

“Related Party” means any of the current or former directors, officers, employees, managers, members, or equityholders (both indirect and direct) (or any child or spouse of any such Person) of any BT Company.

“Related Party Transaction” means all agreements or contracts between any BT Company and/or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, or any payment between or among such parties other than (i) loans and other extensions of credit to officers and employees of the BT Companies for travel, business or relocation expenses or other employment-related purposes made in the ordinary course of business (ii) the BT Benefit Plans and (iii) commercial transactions entered into in the ordinary course of business on arms’ length terms for the use of services provided by the BT Companies.

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Transaction Consideration” means, 44,100,000 shares of PubCo Class V Common Stock.

“Software” means computer programs and software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, emulation and simulation reports, test vectors and software development tools and databases.

“Subsidiary” means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.

“Tax Act” means the Income Tax Act (Canada).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement substantially in the form attached as Exhibit F.

“Tax Return” means any return, form, election, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, provincial, local, foreign or other taxes imposed by any Governmental Authority (or other imposts, assessments, fees, levies, customs, import duties or charges, in each case, in the nature of a tax), including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition to such Taxes.

“Token” means any digital token, coin, cryptocurrency or any other similar digital asset, whether or not classified as “securities” under U.S. securities laws.

“Trading Days” means, with respect to the PubCo Common Stock, days on which trades in respect of the PubCo Common Stock may be made on Nasdaq or any similar system of automated dissemination of quotations of securities prices.

“Transactions” means, collectively, the Unit Purchase, the PIPE Subscription, the Equity Line, the PubCo Share Redemption, the Pre-Closing Restructuring, and each of the other transactions contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring) and the Ancillary Agreements.

(b) Other capitalized terms used in this Agreement and not defined in Section 1.1(a) shall have the meanings assigned to such terms in the following Sections:

Defined Term	Section
“Agreement End Date”	Section 9.1(f)
“Agreement”	Preamble
“Ancillary Agreements”	Section 11.10
“Audited Financial Statements”	Section 3.7(a)
“Authentication Credentials”	Section 3.17(f)
“BitAccess Contribution Amount”	Section 6.8
“BitAccess Payment Amount”	Section 6.8
“BitAccess”	Section 6.8
“BT Assets Unit Purchase”	Section 2.1(a)
“BT Assets”	Preamble
“BT Benefit Plan”	Section 3.12(a)
“BT Closing Indebtedness”	Section 2.2(b)
“BT Company Software”	Section 3.17(d)
“BT Cure Period”	Section 9.1(f)
“BT Designated Directors”	Section 7.9(a)
“BT Disclosure Letter”	Article III
“BT Entities”	Preamble
“BT Indemnified Parties”	Section 6.7(a)
“BT Non-Recourse Party”	Section 11.16(b)
“BT OpCo A&R LLC Agreement”	Section 6.10
“BT OpCo Contribution”	Section 2.1(b)
“BT OpCo”	Preamble
“BT Pre-Closing Restructuring”	Recitals
“BT Registered Intellectual Property”	Section 3.17(a)
“BT Surviving Entity”	Recitals
“Business Combination Proposal”	Section 8.2(b)
“Cash Distribution Waterfall”	Section 2.2
“Cash Payout Percentage”	Section 2.6(a)
“CBA”	Section 3.11(a)(i)
“Charter Proposal”	Section 8.2(b)
“Closing Date”	Section 2.3
“Closing Spreadsheet”	Section 6.3(a)
“Closing”	Section 2.3
“Confidentiality Agreement”	Section 11.10
“Contribution Amount”	Section 2.2
“D&O Indemnified Parties”	Section 6.7(a)
“Digital Gold”	Section 6.8
“Earn-Out Period”	Section 2.4(a)(iii)
“Employment Agreement”	Recitals
“Equity Line”	Section 7.2
“Equity Payout Percentage”	Section 2.6(a)
“ERISA”	Section 3.12(a)
“Execution Date”	Preamble
“Financial Statements”	Section 3.7(a)
“First Earn-Out Period”	Section 2.4(a)(i)
“First Milestone”	Section 2.4(a)(i)
“Flow-Thru Tax Return”	Section 8.3(a)(i)
“Foreign BT Benefit Plan”	Section 3.12(c)

Defined Term	Section
“Founder Guarantees”	Section 8.7
“Governmental Authorization”	Section 3.5
“Governmental Plan”	Section 3.12(a)
“GSR Designated Directors”	Section 7.9(a)
“GSR Entities”	Preamble
“Incentive Equity Plan Share Reserve”	Section 8.5
“Incentive Equity Plan”	Section 8.5
“Incentive Plan Proposal”	Section 8.2(b)
“Interim Period”	Section 6.1
“Intervening Event Change in Recommendation”	Section 8.2(c)
“Intervening Event Notice Period”	Section 8.2(c)
“Intervening Event”	Section 8.2(c)
“JOBS Act”	Section 5.6(a)
“Legal Proceedings”	Section 3.9
“Modification in Recommendation”	Section 8.2(b)
“Multiemployer Plan”	Section 3.12(d)
“Nasdaq Listing Proposal”	Section 8.2(b)
“Nasdaq”	Section 1.2(e)
“New Business”	Section 6.1(t)
“Other Required Proposals”	Section 8.2(b)
“Over the Top Consideration”	Section 2.2
“Payment Network Rules”	Section 3.10(a)
“Phantom Equity Cash Consideration”	Section 2.6(a)
“Phantom Equity Consideration Cap”	Section 2.6(a)
“Phantom Equity Non-Cash Consideration”	Section 2.6(a)
“PIPE Subscription”	Section 7.7
“Pre-Closing Restructuring Plan”	Recitals
“Prospectus”	Section 11.1
“Proxy Statement”	Section 8.2(a)(i)
“PubCo Bylaws”	Recitals
“PubCo Charter”	Recitals
“PubCo Cure Period”	Section 9.1(g)
“PubCo Disclosure Letter”	Article V
“PubCo EL Minimum Cash”	Section 7.1(a)
“PubCo Financial Statements”	Section 5.6(e)
“PubCo Indemnified Parties”	Section 6.7(a)
“PubCo Minimum Cash”	Section 7.1(a)
“PubCo No EL Minimum Cash”	Section 7.1(a)
“PubCo Non-Recourse Party”	Section 11.16(b)
“PubCo Pre-Closing Restructuring”	Recitals
“PubCo SEC Filings”	Section 5.10
“PubCo Securities”	Section 5.5(a)
“PubCo Stockholders’ Meeting”	Section 8.2(b)
“PubCo”	Preamble
“Real Property Leases”	Section 3.15(a)
“Regulatory Approvals”	Section 9.1(b)
“Representatives”	Section 6.6
“Second Earn-Out Period”	Section 2.4(a)(iii)
“Second Milestone”	Section 2.4(a)(ii)
“Security Incident”	Section 3.18(d)

Defined Term	Section
“Solicitation Documents”	Section 8.2(a)(i)
“Sponsor Support Agreement”	Recitals
“Sponsor”	Preamble
“Tax Contest”	Section 8.3(c)
“Terminating Company Breach”	Section 10.1(f)
“Terminating PubCo Breach”	Section 10.1(g)
“Third Milestone”	Section 2.4(a)(iii)
“Title IV Plan”	Section 3.12(d)
“Transaction Proposals”	Section 8.2(b)
“Transaction Units”	Section 2.1(b)
“Transfer Taxes”	Section 8.3(f)
“Trust Account”	Section 11.1
“Trust Agreement”	Section 5.11
“Trustee”	Section 5.11
“Unaudited Financial Statements”	Section 3.7(a)
“Unit Purchase”	Section 2.1(b)
“WARN Act”	Section 3.13(b)

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes or other Laws shall include all regulations and references promulgated under such statutes or other Laws and references to statutes, regulations or other Laws shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, and references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument, and if applicable of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(e) Except with respect to Article IV or as the context of this Agreement otherwise requires, references to “Nasdaq” in this Agreement shall refer to the Nasdaq Stock Market or such other nationally recognized securities exchange mutually agreed by the parties.

Section 1.3 Knowledge. As used in this Agreement, (a) the phrase “to the knowledge” of the BT Companies means the knowledge of the individuals identified on Section 1.3(a) of the BT Disclosure Letter and (b) the phrase “to the knowledge” of PubCo means the knowledge of the individuals identified on Section 1.3(b) of the BT Disclosure Letter of this Agreement, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Unit Purchase.

(a) Purchase of BT OpCo Units from BT Assets. On the terms and subject to the conditions of this Agreement, BT Assets shall sell, transfer, assign, convey and deliver to PubCo at the Closing, and PubCo shall purchase and accept from BT Assets, the Purchased Common Units (the “BT Assets Unit Purchase”), free and clear of all Liens, in exchange for the Over the Top Consideration, without interest.

(b) Contribution and Issuance. On the terms and subject to the conditions of this Agreement, PubCo shall absolutely, irrevocably and unconditionally assign, transfer, contribute and deliver to BT OpCo the Contribution Amount (such contribution, the “BT OpCo Contribution”), without interest, and BT OpCo shall in consideration therefor issue and deliver to PubCo, (i) at the Closing, the Contribution Common Units, and (ii) at the Closing and immediately following the effectiveness of the BT OpCo A&R LLC Agreement, the BT OpCo Matching Warrants and the PubCo Earn-Out Units, free and clear of all Liens, other than restrictions under applicable securities Laws or the BT OpCo A&R LLC Agreement in respect thereof. BT OpCo shall distribute or retain, as applicable, the Contribution Amount in accordance with Section 2.2. The BT Assets Unit Purchase and the BT OpCo Contribution are together referred to in this Agreement as the “Unit Purchase”. BT OpCo Common Units issued or sold in accordance with Section 2.1(a) and this Section 2.1(b) are referred to as the “Transaction Units.”

(c) Adjustments. In the event of any equity split, reverse equity split, equity dividend (including any dividend or distribution of securities convertible into BT OpCo Common Units), reorganization, reclassification, combination, recapitalization or other like change with respect to BT OpCo Common Units occurring after the Execution Date and prior to the Closing, all references in this Agreement to specified membership interests of any class or series affected thereby, and all calculations provided for that are based upon the membership interests affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such equity split, reverse equity split, equity dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Withholding. Each of PubCo, BT OpCo, and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration (including, for the avoidance of doubt, the Phantom Equity Non-Cash Consideration and the BT Transaction Bonus Payments) payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or non-U.S. Tax law; provided, however, that PubCo shall (except with respect to payments in the nature of compensation) use commercially reasonable efforts to (i) provide at least three (3) Business Days advance notice to BT Assets of any withholding that it intends to make and (ii) cooperate with BT Assets to minimize or eliminate any such withholding. To the extent any amounts are so deducted or withheld in accordance with this Section 2.1(d), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(e) Waiver of Certain Rights. Effective as of, subject to and contingent upon the Closing, (i) BT Assets hereby irrevocably and unconditionally waives all pre-emption rights, rights of first refusal, right to a liquidation preference, redemption rights and rights of notice and any similar rights over and with respect to any of the Transaction Units conferred to it, directly or indirectly, by the organizational documents of BT OpCo or BT Assets or in any other way in relation to the sale and purchase of the Transaction Units under this Agreement (except for any such rights set forth in this Agreement or any Ancillary Agreement), and (ii) BT OpCo hereby irrevocably and unconditionally waives all rights of first refusal, rights of first offer and any similar rights, together with any related rights of notice, over and with respect to any of the Transaction Units.

(f) No Interest. Notwithstanding anything to the contrary contained in this Agreement, no interest shall accumulate on any cash payable in connection with the consummation of the Unit Purchase and the other Transactions.

Section 2.2 Cash Distribution Waterfall. A portion of the PubCo Available Cash shall be paid to BT Assets (such amounts paid to BT Assets in accordance with this Section 2.2 and pursuant to Section 2.1(a), the “Over the Top Consideration”) and a portion of the PubCo Available Cash shall be contributed to BT OpCo (such amounts contributed to BT OpCo in accordance with this Section 2.2 and pursuant to Section 2.1(b), the “Contribution Amount”, which, together with the Over the Top Consideration shall constitute the PubCo Available Cash, and such distributions made in accordance with this Section 2.2, the “Cash Distribution Waterfall”) as follows:

(a) first, an amount contributed to BT OpCo equal to (and for further payment by BT OpCo to payees of) any outstanding BT Transaction Expenses in accordance with the Closing Spreadsheet;

(b) second, an amount contributed to BT OpCo equal to (and for further payment by BT OpCo to payees of) (i) any outstanding Indebtedness of BT Entities that is required to be paid off in connection with the consummation of the Transaction in accordance with its terms and (ii) the BitAccess Contribution Amount (defined below, and the amounts payable in accordance with this Section 2.2(b), the “BT Closing Indebtedness”), in each case, in accordance with the Closing Spreadsheet;

(c) third, to BT Assets up to an amount equal to (i) $15,000,000 in accordance with the Closing Spreadsheet, plus (ii) 40% of the amounts contemplated by Section 2.2(b)(i) (excluding any payoffs in connection with refinancings of debt); and

(d) thereafter, (i) to BT Assets, in the amount of 40% of any portion of the PubCo Available Cash available following the payments in accordance with Section 2.2(a) to Section 2.2(c), and (ii) contributed to BT OpCo, in the amount of 60% of any portion of the PubCo Available Cash available following the payments in accordance with Section 2.2(a) to Section 2.2(c), in each case, in accordance with the Closing Spreadsheet.

Section 2.3 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions, including the consummation of the Unit Purchase, (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time agreed upon by PubCo, BT Assets and BT OpCo, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article IX of this Agreement have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

Section 2.4 Earn-Out Consideration.

(a) The Earn-Out Units issued to BT Assets and PubCo in connection with the Transactions contemplated by the BT Pre-Closing Restructuring shall be subject to conversion as follows:

(i) If at any time during the seven year period following the Closing (the “First Earn-Out Period”), the closing share price of the PubCo Class A Common Stock is greater than $12.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “First Milestone”), then each BT OpCo Class 1 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one (1) BT OpCo Common Unit after the occurrence of the First Milestone.

(ii) If at any time during the First Earn-Out Period, the closing share price of the PubCo Class A Common Stock is greater than $14.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Second Milestone”), then each BT OpCo Class 2 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one (1) BT OpCo Common Unit after the occurrence of the Second Milestone.

(iii) If at any time during the 10 year period following the Closing (the “Second Earn-Out Period”, and together with the First Earn-Out Period, the “Earn-Out Period”), the closing share price of the PubCo Class A Common Stock is greater than $16.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Third Milestone”), then each BT OpCo Class 3 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one (1) BT OpCo Common Unit after the occurrence of the Third Milestone.

(b) Any Class 1 Earn-Out Units or Class 2 Earn-Out Units that are not converted into BT OpCo Common Units as set forth in Section 2.4(a) shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earn-Out Period. Any Class 3 Earn-Out Units that are not converted into BT OpCo Common Units as set forth in Section 2.4(a) shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the Second Earn-Out Period.

(c) Upon a Change of Control during the Earn-Out Period, each BT OpCo Earn-Out Unit held by BT Assets shall automatically and immediately be converted into one (1) BT OpCo Common Unit prior to the consummation of such Change of Control as follows:

(i) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is less than $12.00, then each BT OpCo Earn-Out Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into BT OpCo Common Unit and upon such cancellation each such BT OpCo Earn-Out Unit shall be of no further force and effect.

(ii) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $12.00 and lower than $14.00, then each BT OpCo Class 1 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one BT OpCo Common Unit and each BT OpCo Class 2 Earn-Out Unit and BT OpCo Class 3 Earn-Out Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into BT OpCo Common Unit and upon such cancellation each such BT OpCo Class 2 Earn-Out Unit and BT OpCo Class 3 Earn-Out Unit shall be of no further force and effect.

(iii) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $14.00 and lower than $16.00, then each BT OpCo Class 1 Earn-Out Unit and Class 2 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one BT OpCo Common Unit and each BT OpCo Class 3 Earn-Out Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into BT OpCo Common Unit and upon such cancellation each such BT OpCo Class 3 Earn-Out Unit shall be of no further force and effect.

(iv) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $16.00, then each BT OpCo Class 1 Earn-Out Unit, Class 2 Earn-Out Unit, and Class 3 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one (1) BT OpCo Common Unit.

(d) For the avoidance of doubt, in the event of a Change of Control, including where the consideration payable is other than a specified price per share, for purposes of determining whether the Earn-Out Units convert to BT OpCo Common Units or are cancelled in accordance with this Section 2.4, the per share price of PubCo Class A Common Stock payable in connection with such Change of Control will be calculated on a basis that takes into account the number of Earn-Out Units that will convert in connection with the Change of Control. That is, the ultimate price per share payable to all PubCo Class A Common Stock will be the same price per share used to calculate the number of Earn-Out Units that convert into PubCo Class A Common Stock.

(e) Any conversion of BT Earn-Out Units or PubCo Earn-Out Units into BT OpCo Common Units shall result in the conversion of all of the Earn-Out Units of the same class.

(f) Upon the conversion of any BT Earn-Out Unit to a BT OpCo Common Unit, PubCo will promptly (but in any event within five (5) Business Days) issue an equal number of shares of PubCo Class V Common Stock to BT Assets.

Section 2.5 PubCo Common Stock Issuance to BT Assets. Immediately following Delaware Secretary of State’s acceptance of the PubCo Charter, PubCo shall (i) issue the Share Transaction Consideration to BT Assets free and clear of all Liens other than restrictions pursuant to PubCo’s organizational documents in exchange for the payment to PubCo by BT Assets of $4,410.00, and (ii) make appropriate book entries to the accounts designated in writing by the BT Assets at least five Business Days prior to the issuances to BT Assets of the Share Transaction Consideration.

Section 2.6 Treatment of Phantom Equity.

(a) At the Closing, each Phantom Equity Award that is outstanding as of immediately prior to the Closing shall, subject to and conditioned upon the Phantom Equity Holder’s execution and delivery to BT OpCo and PubCo of a Phantom Equity Award Termination Agreement, be converted into the right to receive (i) an amount in cash, without interest, to be paid in accordance with Section 2.8(f) equal to (A) the portion of the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award under the Phantom Equity Plan and set forth opposite such Phantom Equity Holder’s name on the Closing Spreadsheet, multiplied by (B) the Cash Payout Percentage (the “Phantom Equity Cash Consideration”), and/or (ii) such number of shares of PubCo Class A Common Stock granted under the Incentive Equity Plan as is determined by dividing (A) (1) the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award under the Phantom Equity Plan and set forth opposite such Phantom Equity Holder’s name on the Closing Spreadsheet, multiplied by (2) the Equity Payout Percentage, divided by (B) $10.15 (rounded to the nearest whole share) (such shares, the “Phantom Equity Non-Cash Consideration”); provided, however, that the Aggregate Phantom Equity Consideration (whether paid in cash or equity) payable to the Phantom Equity Holders under this Section 2.6 shall not exceed $2,000,000 (the “Phantom Equity Consideration Cap”). Prior to the Closing, the BT Entities shall deliver to PubCo a spreadsheet that sets forth the calculation methodology for the Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration payable to each Phantom Equity Holder. Except as expressly provided in this Section 2.6, Phantom Equity Holders shall have no further rights with respect to any Phantom Equity Awards after the Closing and such Phantom Equity Awards shall be deemed to have been cancelled and terminated. Prior to the Closing, BT Assets shall specify in writing the portion of the Aggregate Phantom Equity Consideration payable in the form of Phantom Equity Cash Consideration (the “Cash Payout Percentage”) and the portion of the Aggregate Phantom Equity Consideration payable in the form of Phantom Equity Non-Cash Consideration (the “Equity Payout Percentage”); provided that all Phantom Equity Holders shall have the same Cash Payout Percentage and Equity Payout Percentage, and provided, further, that in no event will the Aggregate Phantom Equity Consideration payable to the Phantom Equity Holders exceed the Phantom Equity Consideration Cap.

(b) The payment by the BT Companies of the Aggregate Phantom Equity Consideration described in this Section 2.6 in respect of the Phantom Equity Awards shall be in full and final satisfaction of any and all obligations of the BT Companies, PubCo and their Affiliates with respect to the Phantom Equity Awards under the Phantom Equity Plan and the applicable award agreements entered into under the Phantom Equity Plan.

(c) PubCo and the BT Companies shall be entitled to require payment by means of deduction from the Aggregate Phantom Equity Consideration (including the withholding of shares otherwise issuable as Phantom Equity Non-Cash Consideration) payable to each Phantom Equity Holder pursuant to this Section 2.6 of any sums required by applicable Law to be withheld with respect to both the Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration to be paid to such holder (and, for the avoidance of doubt, all such applicable withholding may be first deducted from the Phantom Equity Cash Consideration payable to each Phantom Equity Holder in cash pursuant to this Section 2.6).

(d) No later than immediately prior to the Closing, BT OpCo shall terminate the Phantom Equity Plan. The BT Companies shall, and shall cause the administrator of the Phantom Equity Plan to, take such actions as are necessary or appropriate to accomplish the foregoing cancellation of the Phantom Equity Awards, and shall obtain all consents, as may be required to effect the treatment of Phantom Equity pursuant to this Section 2.6.

PubCo shall be entitled to advance review and approval of all such documentation, which review and approval shall not be unreasonably withheld or delayed.

Section 2.7 Closing Deliverables.

(a) PubCo Closing Deliverables. At the Closing, PubCo will deliver or cause to be delivered to the BT Entities, the following:

(i) a certificate signed by an officer of PubCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c), and Section 9.2(d) have been fulfilled;

(ii) duly executed counterparts to the BT OpCo A&R LLC Agreement;

(iii) duly executed counterparts to the Tax Receivable Agreement; and

(iv) duly executed counterparts to the Registration Rights Agreement.

(b) BT Entities Closing Deliverables. At the Closing, the BT Entities will deliver or cause to be delivered to PubCo, the following:

(i) a certificate signed by an officer of each of BT Assets and BT OpCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), and Section 9.3(b) have been fulfilled;

(ii) the Closing Spreadsheet, completed to include all of the information specified in Section 6.3 in a form satisfactory to PubCo, and a certificate executed by an officer of BT Assets, dated as of the Closing Date, certifying on behalf of BT Assets that the Closing Spreadsheet is true, correct and complete;

(iii) duly executed counterparts to the BT OpCo A&R LLC Agreement;

(iv) duly executed counterparts to the Tax Receivable Agreement; and

(v) duly executed counterparts to the Registration Rights Agreement.

Section 2.8 Closing Payments

(a) Payment of Cash Consideration. At the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds the (i) Over the Top Consideration to BT Assets to an account designated by BT Assets and (ii) Contribution Amount to an account designated by BT OpCo for further distribution in accordance with the Cash Distribution Waterfall and the Closing Spreadsheet.

(b) Payment of Closing Transaction Share Consideration. At the Closing, PubCo will issue and deliver to BT Assets the Closing Share Transaction Consideration, which shall be subject to the terms and conditions of the PubCo Governing Documents and the Registration Rights Agreement.

(c) Payment of PubCo Transaction Expenses. (i) At the Closing, PubCo shall pay, or cause to be paid, on behalf of PubCo, the PubCo Transaction Expenses as to which final invoices therefor (including wire instructions) have been provided to PubCo at least three Business Days prior to the Closing Date, in each case, by wire transfer of immediately available funds to the accounts designated in such invoices and in accordance with the Closing Spreadsheet, and (ii) at or promptly after the Closing, PubCo shall issue and deliver to certain payees of the PubCo Transaction Expenses, which shall be payable with PubCo Class A Common Stock, a number of PubCo Class A Common Stock of which the value shall equal to the amount of such outstanding PubCo Transaction Expenses.

(d) Payment of BT Transaction Expenses. At the Closing, PubCo shall pay, or cause to be paid, on behalf of the BT Entities, and subject to Section 2.2, the BT Transaction Expenses as to which final invoices therefor (including wire instructions) have been provided to PubCo at least three Business Days prior to the Closing Date, in each case by wire transfer of immediately available funds to the accounts designated in such invoices and in accordance with the Closing Spreadsheet; provided that any BT Transaction Expenses (excluding the Aggregate Phantom Equity Cash Consideration and the BT Transaction Bonus Payments, the payment of which is specified in Section 2.8(f) and (g) below) owing to a current or former employee of the BT Entities or any of their Subsidiaries shall be paid to the applicable BT Entity or Subsidiary for payment through the applicable BT Entity’s or Subsidiary’s payroll system (less all required Tax withholdings) in accordance with the agreements governing such BT Transaction Expenses and the Closing Spreadsheet.

(e) Payment of BT Closing Indebtedness. At the Closing, PubCo shall repay, or cause to be repaid, on behalf of BT OpCo, and subject to Section 2.2, the BT Closing Indebtedness as to which final payoff letters therefor (including wire instructions) have been provided to PubCo at least three Business Days prior to the Closing Date, in each case by wire transfer of immediately available funds to the accounts designated in such payoff letters and in accordance with the Closing Spreadsheet.

(f) Payment of Aggregate Phantom Equity Consideration. To the extent not paid pursuant to Section 2.2, and subject to the terms of Section 2.2, PubCo shall, no later than the first regular payroll date that occurs at least five days following the Closing, (i) pay, or cause one of the BT Companies to pay, the Aggregate Phantom Equity Cash Consideration to the Phantom Equity Holders in accordance with Section 2.6 and the Closing Spreadsheet, to be paid through PubCo’s or a BT Company’s payroll system in accordance with standard payroll practices, and (ii) issue the Aggregate Phantom Equity Non-Cash Consideration under the Incentive Equity Plan to the Phantom Equity Holders in accordance with Section 2.6 and the Closing Spreadsheet, in each case subject to any required withholding for applicable Taxes as set forth in Section 2.1(d) and Section 2.6; provided that such payment or issuance of shares to such Phantom Equity Holder shall be made only if such Phantom Equity Holder shall have delivered a duly executed Phantom Equity Award Termination Agreement to BT OpCo.

(g) Payment of BT Transaction Bonus Payments. PubCo shall (i) pay, or cause one of the BT Companies to pay, the cash portion of the BT Transaction Bonus Payments in accordance with the Closing Spreadsheet and the applicable agreement, to be paid through PubCo’s or a BT Company’s payroll system in accordance with standard payroll practices, and (ii) issue the equity or equity-based awards issuable in respect of the equity portion of the BT Transaction Bonus Payments under the Incentive Equity Plan in accordance with the Closing Spreadsheet and the applicable agreement, in each case, subject to any required withholding for applicable taxes as set forth in Section 2.1(d); provided that such payment of the BT Transaction Bonus Payments shall be made only if the applicable recipient shall have delivered a duly executed BT Transaction Bonus Termination Agreement to BT OpCo. PubCo and the BT Companies shall be entitled to require payment by means of deduction from the BT Transaction Bonus Payments (including the withholding of shares otherwise issuable in satisfaction of such BT Transaction Bonus Payments) payable to each recipient thereof pursuant to this Section 2.8(g) of any sums required by applicable Law to be withheld with respect to such BT Transaction Bonus Payments (whether to be paid in cash or equity) to be paid to such holder (and, for the avoidance of doubt, all such applicable withholding may be first deducted from the portion of the BT Transaction Bonus Payments payable in cash in accordance with the Closing Spreadsheet and the applicable agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BT COMPANIES

Except (i) as set forth in the disclosure letter delivered to PubCo on the Execution Date (the “BT Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article III) and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring, in each case, BT OpCo represents and warrants to PubCo as follows:

Section 3.1 Company Organization. BT OpCo has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. BT OpCo is duly licensed or qualified and in good standing as a foreign or extra-provincial company in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not constitute a BT Material Adverse Effect. True and complete copies of the Governing Documents of BT OpCo have been made available to PubCo prior to the Execution Date.

Section 3.2 Subsidiaries. A complete list of each Subsidiary of BT OpCo (after giving effect to the BT Pre-Closing Restructuring) and its jurisdiction of incorporation, formation or organization, as applicable, as of the Execution Date is set forth on Section 3.2 of the BT Disclosure Letter. The Subsidiaries of OpCo have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of BT OpCo is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect. True and complete copies of the Governing Documents of each Subsidiary have been made available to PubCo prior to the Execution Date.

Section 3.3 Due Authorization. Each of the BT Companies has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 3.5) to consummate the Transactions and to perform all of its obligations under this Agreement and such other documents. The execution, delivery and performance by BT OpCo of this Agreement and the other documents to which any BT Company is or will be a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the managing member, Board of Directors or Board of Managers, as applicable, of each such BT Company, and no other company or corporate proceeding on the part of the BT Companies is or will be necessary to authorize this Agreement and the other documents to which any BT Company is or will be a party contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the other documents to which any BT Company is or will be a party contemplated hereby will be, duly and validly executed and delivered by each such BT Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which any BT Company is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each such BT Company, enforceable against each such BT Company, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.4 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 and except as set forth on Section 3.4 of the BT Disclosure Letter, the execution, delivery and performance by BT OpCo of this Agreement and the documents to which any BT Company is or will be a party contemplated hereby and the consummation of the Transactions do not and will not

(a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the BT Companies, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law, Governmental Order, or Payment Network Rule applicable to any BT Company, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the BT Companies), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Contract to which any BT Company is a party or by which any BT Company may be bound, or terminate or result in the termination of any such Governmental Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any BT Company, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect.

Section 3.5 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of PubCo contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any BT Company with respect to any BT Company’s execution, delivery or performance of this Agreement or the Ancillary Agreements or consummation by the BT Companies of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (i) a BT Material Adverse Effect or (ii) a material adverse effect on the ability of the BT Companies to perform or comply with on a timely basis any material obligation of the BT Companies under this Agreement or the Ancillary Agreements or to consummate the Transactions, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq or in connection with the Unit Purchase, and (c) the Regulatory Approvals.

Section 3.6 Capitalization.

(a) The BT Company Interests comprise all of the BT Companies’ authorized equity interests that are issued and outstanding. Except as set forth on Section 3.6(a) of the BT Disclosure Letter, all of the issued and outstanding BT Company Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of the BT Companies; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the BT Companies or any Contract to which any BT Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such BT Company (as applicable). After giving effect to the BT Pre-Closing Restructuring and the other Transactions, (i) BT Assets will own 100% issued and outstanding units of BT OpCo, which shall consist of (A) 44,100,000 BT OpCo Common Units and (B) the Earn-Out Units and (ii) BT OpCo shall own, directly or indirectly, 100% of the issued and outstanding equity interests of the other BT Companies.

(b) Except as set forth on Section 3.6(b) of the BT Disclosure Letter, none of the BT Companies have granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for BT Company Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements, arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of any of the BT Companies, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of any of the BT Companies or the value of which is determined by reference to shares or other equity interests of any of the BT Companies, and there are no voting trusts, proxies or agreements of any kind which may obligate the BT Companies to issue, purchase, register for sale, redeem or otherwise acquire any BT Company Interests.

(c) Section 3.6(c) of the BT Disclosure Letter sets forth a complete and correct list of each outstanding Phantom Equity Award, including (i) the Phantom Equity Holder of such award, (ii) the date of grant, (iii) the number of units subject to such Phantom Equity Award as of the Execution Date, and (iv) the vesting schedule applicable to such award (including the number of vested and unvested units subject to such Phantom Equity Award as of the Execution Date). The terms of the agreements evidencing the Phantom Equity Awards do not provide for the accelerated vesting of the Phantom Equity Awards in connection with the Transactions contemplated by this Agreement. Accurate and complete copies of the agreements evidencing the Phantom Equity Awards, including the Phantom Equity Plan, have been made available to PubCo. All Phantom Equity Awards have been granted in compliance with applicable Law.

(d) Section 3.6(d) of the BT Disclosure Letter contains a complete and correct list of each outstanding BitAccess Option, including (i) the holder, (ii) the date of grant, (iii) the number of shares of BitAccess capital stock subject to such BitAccess Option as of the Execution Date, (iv) the exercise price per share of such BitAccess Option, (v) the vesting schedule (including the number of vested and unvested shares of BitAccess capital stock subject to such BitAccess Option as of the Execution Date), and (vi) the date on which such BitAccess Option expires. The terms of the agreements evidencing the BitAccess Options do not provide for the accelerated vesting of the BitAccess Options in connection with the Transactions contemplated by this Agreement. All BitAccess Options were granted under the BitAccess Equity Plan. Accurate and complete copies of the standard agreement evidencing BitAccess Options and each agreement evidencing a BitAccess Option that does not conform to the standard agreement have been made available to PubCo. All BitAccess Options have been granted in compliance with applicable Law and the terms of the BitAccess Equity Plan. Each BitAccess Option may, by its terms, be treated as set forth in Section 6.8.

Section 3.7 Financial Statements.

(a) Attached as Section 3.7(a) of the BT Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of the BT Companies as of and for the years ended December 31, 2021 and December 31, 2020, together with the auditor’s report thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of June 30, 2022 (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 3.7(b) of the BT Disclosure Letter, the Financial Statements and, when delivered pursuant to Section 6.9, the 2022 Q3 Financial Statements, 2022 Annual Financial Statements, and 2023 Q1 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the BT Companies, as at the respective dates of such financial statements, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ equity (with respect to the Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, 2022 Q3 Financial Statements, and 2023 Q1 Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in (A) the notes to such financial statements and, in the case of the Unaudited Financial Statements, 2022 Q3 Financial Statements, and 2023 Q1 Financial Statements, the absence of footnotes and (B) changes resulting from normal year-end adjustments (none of which, individually or in the aggregate, shall be material), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the BT Companies and (iv) when delivered by BT OpCo for inclusion in the Proxy Statement for filing with the SEC following the Execution Date in accordance with Section 8.2, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates of such financial statements.

(c) The BT Companies have in place disclosure controls and procedures to reasonably ensure that material information relating to the BT Companies is made known to the management of the BT Companies by others within the BT Companies, including (i) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect the ability of the BT Companies to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the BT Companies. Such controls and procedures are sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.8 Undisclosed Liabilities. Except as set forth on Section 3.8 of the BT Disclosure Letter, as of the Execution Date, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind against, BT Companies (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on the Financial Statements, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes to any of the Financial Statements, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the BT Companies of their obligations under this Agreement, or (e) that would not reasonably be expected to, individually or in the aggregate, result in material liability to the BT Companies, taken as a whole.

Section 3.9 Litigation and Proceedings. Except as set forth on Section 3.9 of the BT Disclosure Letter, as of the Execution Date, (a) there are no pending or, to the knowledge of the BT Companies, threatened, lawsuits, Actions, suits, charges, mediations, litigations, complaints, investigations, audits, arbitrations, judgments, claims or other proceedings (whether federal, state, provincial, local or foreign), at law or in equity (collectively, “Legal Proceedings”) against or by any BT Company or their respective properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of the BT Companies, threatened by any Governmental Authority, against any BT Company or their respective properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any BT Company, nor are any properties or assets of any BT Company bound by or subject to any Governmental Order, except, in the case of each of clauses (a) through (c), as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the BT Companies, taken as a whole.

Section 3.10 Legal Compliance.

(a) Each BT Company is, and for the past three years has been, in compliance with (i) all applicable Laws of applicable Governmental Authorities that are applicable to such BT Company or by which any property or asset of such BT Company is bound and (ii) rule, bylaw, standard, protocol, operating regulation, guideline, or procedure promulgated by Mastercard International Incorporated and its affiliates, Visa, Inc. and its affiliates, or any other payment network that may govern or apply to any BT Company’s operations, including without limitation the Payment Card Industry Data Security Standard, the rules of the National Automated Clearing House Association, and the rules of the Electronic Check Clearing House Association (“Payment Network Rules”), in each case except where such non-compliance would not reasonably be expected to be, individually or in the aggregate, materially adverse to the BT Companies, taken as a whole. In the past three years, the BT Companies have not received any written notice of or been charged with the violation of any Laws, Payment Network Rules, except where such violation has not been, or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the BT Companies, taken as a whole.

(b) Each BT Company holds, and is in compliance with, all Governmental Permits necessary for the lawful conduct of its respective businesses or ownership of its respective assets and properties, except where such failure to hold or non-compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect. All such Governmental Permits are in full force and effect and are being complied with, except where the failure of such Governmental Permits to be in full force and effect has not been, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect. There has been no decision by any BT Company not to renew any Governmental Permit in the ordinary course of business. No Legal Proceeding is pending or, to the knowledge of the BT Companies, threatened, by any Governmental Authority seeking the revocation, limitation, suspension, withdrawal, modification or nonrenewal of any such Governmental Permit, except such Legal Proceedings that have not been, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect.

(c) No BT Company participates, or has in the past three years participated, in any activity (i) that, to the knowledge of the BT Companies after taking account of applicable Laws, would cause any BT Company to be required to register as a securities exchange, broker-dealer, introducing broker, introducing broker-dealer, designated contract market, futures commission merchant, swap execution facility or securities-based swap execution facility, (ii) related to issuing, creating, or otherwise participating in the initial offering of any Token, (iii) offering products or services that purport to support, any Privacy Tokens, or (iv) related to accepting (including, without limitation, pursuant to any revenue share or other similar relationship) any Privacy Token as payment for any product or service offered by any BT Company.

(d) Section 3.10(d) of the BT Disclosure Letter contains a list of all Tokens with respect to which the BT Companies have ever provided Token ATM services, Token transmission services, or Token exchange services.

Section 3.11 Contracts; No Defaults.

(a) Section 3.11(a) of the BT Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvii) below to which, as of the Execution Date, any BT Company is a party or by which they are bound, other than a BT Benefit Plan. True, correct and complete copies of the Contracts listed on Section 3.11(a) of the BT Disclosure Letter have been delivered to or made available to PubCo or its agents or representatives prior to the Execution Date.

(i) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(ii) any Contract for the settlement or compromise of any Legal Proceeding under which any of the BT Companies will have any material outstanding obligation after the Execution Date;

(iii) any Contract relating to Indebtedness by a BT Company or any guarantee or loan by any BT Company, in each case, representing obligations in excess of $400,000;

(iv) any Contracts involving any joint venture, partnership, joint development, revenue sharing or similar agreement, in each case, of a material nature;

(v) Contracts under which any BT Company (x) is a licensee of any material Intellectual Property owned by any third party (other than “shrink-wrap,” “click-wrap,” and “off-the-shelf” Software licenses and other licenses of commercially-available Software with one-time or annual license, maintenance, support and other fees of $75,000 or less), (y) is a licensor of or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, other than non-exclusive licenses of object code granted in the ordinary course of business, or (z) is a party and that restricts or otherwise adversely affects, in any material respect, a BT Company’s ownership of or ability to use, register, license or enforce any of its material Owned Intellectual Property (including concurrent use agreements, settlement agreements and coexistence agreements);

(vi) any Contract with any Governmental Authority;

(vii) any Contract (A) limiting or restricting the ability of a BT Company to enter into or engage in any market or line of business or to compete with any Person or in any geographic area and (B) limiting or restricting the ability of any BT Company to otherwise conduct business as presently conducted in any material manner or place;

(viii) any revocable or irrevocable power of attorney granted by any BT Company to any Person for any purpose whatsoever;

(ix) any agreement with respect to the acquisition or disposition of any business, material assets or securities, or any equity or debt investment in any Person (other than in the ordinary course of business) under which there is any surviving material obligation of any BT Company;

(x) any agreements or series of related agreements with suppliers and vendors to which any BT Company is a party for the purchase of goods or services involving aggregate payments in excess of $500,000 during the year ended December 31, 2020 or expected to involve aggregate payments in excess of $500,000 during the year ended December 31, 2021, in each case, which cannot be cancelled by the applicable BT Company without payment or penalty upon notice of 30 days or less, and whose unexpired term as of the Closing Date exceeds one year;

(xi) any agreements relating to any Related Party Transaction;

(xii) Contracts which involve commitments to make capital expenditures by any BT Company in excess of $200,000;

(xiii) the BT Companies’ top five sponsorship agreements by expenditure as of December 31, 2021;

(xiv) Contracts with the BT Companies’ top five largest “white label” affiliates by revenue;

(xv) Contracts with Token exchanges, brokers, suppliers or transaction counterparties and any other Person from whom the BT Companies source Tokens (other than the BT Companies’ retail customers);

(xvi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement or similar agreement under which any BT Company is a lessor, sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any BT Company, in any case which has future required scheduled payments in excess of $200,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $200,000, and other Contract that provides for the leasing of, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $200,000 in any calendar year; and

(xvii) Contracts for the employment or engagement of any individual service provider of any of the BT Companies (A) that provide for annual base salary greater than $200,000 or (B) that provide for any severance, termination, change in control, transaction-based, retention or other similar payment or benefit (including any such Contracts that provide for any payment or benefit (including any accelerated vesting) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event)).

(b) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect, (i) all of the Contracts to which any BT Company is a party or by which they are bound are in full force and effect and represent the legal, valid and binding obligations of the BT Company party to such Contract and, to the knowledge of the BT Companies, represent the legal, valid and binding obligations of the counterparties to such Contract; and (ii) (x) the BT Companies have performed in all respects all respective obligations required to be performed by them to date under the Contracts to which any BT Company is a party or by which they are bound, and neither the BT Companies nor, to the knowledge of the BT

Companies, any other party to such Contract is in breach of or default under any such Contract, (y) during the last 12 months, none of the BT Companies has received any written claim or notice of termination or breach of or default under any such Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the BT Companies or, to the knowledge of the BT Companies, any other party to such Contract (in each case, with or without notice or lapse of time or both). BT OpCo has made available to PubCo true and complete copies of all Contracts (or have provided written summaries of oral Contracts) set forth on Section 3.11(a) of the BT Disclosure Letter.

Section 3.12 BT Benefit Plans.

(a) Section 3.12(a) of the BT Disclosure Letter sets forth a true and complete list, by the jurisdiction, of each material BT Benefit Plan. For purposes of this Agreement, a “BT Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and each other plan, policy, program or agreement (including any employment, individual consulting, service, bonus, incentive or deferred compensation, profit sharing, equity or equity-based compensation, severance, retention, pension supplemental retirement, change in control, vacation, paid time off, health, dental, life insurance, disability, fringe benefit or similar plan, policy, program or agreement), written or unwritten, funded or unfunded, providing compensation or other benefits to any current or former director, officer, or employee or individual service provider of a BT Company which are maintained, sponsored or contributed to (or required to be contributed to) by any BT Company or any ERISA Affiliate or otherwise with respect to which any BT Company or any ERISA Affiliate has any current or contingent liability, in each case whether or not subject to the Laws of the United States, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (any such plan, a “Governmental Plan”). Section 3.12(a) of the BT Disclosure Letter specifically identifies any BT Benefit Plan that is a Foreign BT Benefit Plan (as defined below).

(b) Each BT Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. All contributions, premiums and other payments that are required to be paid by any BT Company in respect of a BT Benefit Plan and Governmental Plan have been timely paid in all material respects, and any such amounts not yet due have been paid or properly accrued in all material respects. To the knowledge of the BT Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any BT Benefit Plan in each case that would result in material liability to the BT Companies.

(c) Each BT Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the BT Companies, no fact or event has occurred that could reasonably be expected to materially adversely affect the qualified status of any such BT Benefit Plan. Each BT Benefit Plan that is maintained primarily for the benefit of any current or former director, officer, individual consultant, worker or employee of any BT Company, who in each case is working for the BT Companies and residing outside of the United States and is subject to the laws of a jurisdiction other than the United States, whether or not United States law also applies (each a “Foreign BT Benefit Plan”), is in compliance in all material respects with all applicable Laws and requirements of applicable regulatory authorities.

(d) No BT Benefit Plan (i) is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or (ii) is a “defined benefit” plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV of ERISA (“Title IV Plan”), and the BT Companies have not sponsored, contributed to, been required to contribute to, and have not had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six years (including on account of an ERISA

Affiliate). None of the BT Companies has any material liability by reason of at any relevant time being treated as a single employer with any other Person under Section 414 of the Code. No BT Benefit Plan (v) contains a “defined benefit provision” (as defined in section 147.1(1) of the Tax Act), (x) is a “registered pension plan” (as defined in section 248(1) of the Tax Act), (y) is a “salary deferral arrangement” (as defined in section 248(1) of the Tax Act) or (z) is a “multi-employer plan” (as defined in section 8500(1) of the Income Tax Regulations (Canada)).

(e) With respect to the BT Benefit Plans, no material Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the BT Companies, threatened.

(f) No BT Benefit Plan provides medical, or death benefits for employees or former employees of the BT Companies for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law. Except as would not reasonably be expected to result in a BT Material Adverse Effect, no BT Company has incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g) Except as set forth on Section 3.12(g) of the BT Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former director, employee, officer or other service provider of the BT Companies to any severance pay or any other compensation, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such director, employee, officer or other individual service provider of the BT Companies, or (iii) result in the payment of any “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(h) No BT Company has any obligation (whether actual or contingent) to gross-up or reimburse any individual for any Taxes incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i) Each BT Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409(A) of the Code and applicable guidance under Section 409A of the Code.

Section 3.13 Labor Relations; Employees.

(a) Except as set forth on Section 3.13(a) of the BT Disclosure Letter, none of the BT Companies is a party to or bound by any CBA or any bargaining obligation with any labor union, works council, labor organization or other similar employee representative body; no such agreement is being negotiated by any BT Company; no labor union, works council, labor organization or any other similar employee representative body has requested or, to the knowledge of the BT Companies, sought to represent any of the employees of the BT Companies; and none of the employees of any of the BT Companies is represented by a labor union, works council, labor organization or similar employee representative body with respect to their employment with any BT Company. To the knowledge of the BT Companies, in the past three years there has been no labor organizing activity involving any employees of the BT Companies. In the past three years, there has been no actual or, to the knowledge of the BT Companies, threatened unfair labor practice charge, material grievance, labor arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against the BT Companies or involving any employees or individual independent contractors of the BT Companies in respect of their employment or service with the BT Companies.

(b) The BT Companies are, and have been for the past three years, in compliance in all material respects with all applicable Laws respecting labor and employment, including all applicable Laws respecting terms and conditions of employment, employment standards, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor status), child labor, immigration (including with respect to the completion of Forms I-9 and visa requirements), employment harassment, discrimination and retaliation, human rights accessibility, pay equity, COVID-19, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), affirmative action, workers’ compensation, labor relations, employee leave issues, paid time off, and unemployment insurance. There are no material Legal Proceedings pending or, to the knowledge of the BT Companies, threatened, relating to current or former employees of any BT Company.

(c) Except as would not result in a BT Material Adverse Effect: (i) each BT Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current and former employees and independent contractors under applicable Law or Contract; and (ii) each individual who is providing or within the past three years has provided services to any BT Company and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(d) To the knowledge of the BT Companies, all sexual harassment, or other discrimination, retaliation or material policy violation allegations involving any officer, director, Key Employee or other employee with material, supervisory duties within the past three years have been investigated and addressed in accordance with applicable Law. The BT Companies do not reasonably expect any material liability with respect to any such allegations.

(e) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages has occurred since March 1, 2020 or is currently contemplated, planned or announced, as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

Section 3.14 Taxes.

(a) Each BT Company has duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by such entity. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by any BT Company (whether or not shown on any Tax Returns) have been timely paid. No BT Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for material Taxes with respect to the BT Companies have been claimed, proposed or assessed by any Governmental Authority, which deficiencies have not been resolved. There are no pending audits, assessments or other actions in respect of material Taxes of the BT Companies, and no such audits, assessments or other actions have been threatened in writing.

(c) No BT Company has waived any statute of limitations in respect of material Taxes, or agreed to any extension of time, with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect, nor has any request been made in writing for any such extension or waiver.

(d) No power of attorney with respect to any Taxes of any BT Company has been executed or filed with any Governmental Authority.

(e) The BT Companies have (i) timely withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to such Taxes.

(f) There are no Liens with respect to material Taxes on any of the assets of the BT Companies, other than Permitted Liens.

(g) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), private letter ruling, or technical advice memorandum concerning Taxes has been entered into with, issued by, or requested from any Governmental Authority with respect to a BT Company that would be effective after the Closing Date.

(h) No BT Company is or has ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(i) During the two (2)-year period ending on the Execution Date, no BT Company has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j) No BT Company (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), (ii) has any liability for the Taxes of any Person (other than a BT Company) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by operation of Law, or by Contract (other than any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or (iii) is a party to any Tax allocation, Tax sharing, Tax indemnity, or other similar Contract (other than any (x) Contract solely between or among the BT Companies and (y) any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k) No BT Company will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by any BT Company (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(l) No BT Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion of such period) ending after the Closing Date as a result of any: (i) change in or use of an improper method of accounting for a taxable period (or portion of such period) ending on or prior to the Closing Date (including as a result of any adjustment under Section 481 of the Code or any corresponding or similar provision of state, local, or non-U.S. Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount, advanced amount, or deferred revenue received on or prior to the Closing Date, or (iv) application of Code Section 965 (including any installment payment attributable to an election under Code Section 965(h)).

(m) No BT Company is (or, at any point during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No BT Company is or, within the prior six years, has been (i) a “controlled foreign corporation” as defined in Section 957 of the Code, or (ii) a “passive foreign investment company” as defined Section 1297 of the Code.

(n) No written claims or notices have been made in the last six years by any Governmental Authority in a jurisdiction where a BT Company does not file Tax Returns that such BT Company is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction. No BT Company has ever (i) had a permanent establishment (within the meaning of an applicable Tax treaty) in, or (ii) had any other taxable presence in any country other than the country in which it is organized.

(o) Each BT Company has complied in all material respects with Laws relating to escheat and unclaimed property.

(p) No BT Company is, or has been since that dated of its formation, treated as a partnership for U.S. federal income tax purpose.

(q) Section 3.14(q) of the BT Disclosure Letter sets forth the entity classification of each BT Company for U.S. federal income tax purposes. BT OpCo is and, immediately prior to Closing will remain, disregarded as an entity separate from BT Assets for U.S. federal income tax purposes.

(r) None of subsection 15(2) or section 17, 67, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Tax Law of any province or territory of Canada has applied or will apply to any of the BT Companies at any time up to and including the Closing Date.

(s) The prices and terms for the provision of any property or services among the BT Companies and their Affiliates are arm’s length for purposes of the relevant transfer pricing laws.

Section 3.15 Real Property.

(a) Section 3.15 of the BT Disclosure Letter sets forth a true, correct and complete list as of the Execution Date of all material Leased Real Property and all material Real Property Leases pertaining to such Leased Real Property (including the date and name of the parties to each lease document). With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect, (i) all of the leases, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in to the Leased Real Property by or to any BT Company, including all amendments and modifications to such agreements (collectively, the “Real Property Leases”) are in full force and effect and represent the legal, valid and binding obligations of the BT Company party to such Real Property Lease and, to the knowledge of the BT Companies, represent the legal, valid and binding obligations of the counterparties to such Real Property Lease; (ii) (x) the BT Companies have performed in all material respects all respective obligations required to be performed by them to date under the Real Property Leases to which any BT Company is a party or by which they are bound, and neither the BT Companies nor, to the knowledge of the BT Companies, any other party to such Real Property Lease is in breach of or default under any such Real Property Lease, (y) during the last 12 months, none of the BT Companies has received any written claim or notice of termination or breach of or default under any such Real Property Lease, and (z) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the BT Companies or, to the knowledge of the BT Companies, any other party to such Real Property Lease; and (iii) the Leased Real Property is in good condition and repair in all material respects, normal wear and tear excepted. The BT Companies have delivered a true and complete copy of each Real Property Lease listed in Section 3.15 of the BT Disclosure Letter prior to the date of this Agreement.

(b) None of the BT Companies has any ownership in any real property.

(c) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect, each of the BT Companies have good title to or valid leasehold or license interests in all of the assets and personal property that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens other than

Permitted Liens. Such assets and properties constitute all of the assets and personal properties which are owned, used or held for use in the conduct by the BT Companies of their businesses as they are currently conducted or contemplated to be conducted.

Section 3.16 Environmental, Health and Safety.

(a) The BT Companies are, and for the past three years have been, in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all permits required under Environmental Laws.

(b) The BT Companies have not received in the past three years any written claims, notices or other information, and there are no Legal Proceedings pending or, to knowledge of the BT Companies, threatened against any BT Company, in each case, alleging material violations of or material liability under any Environmental Law.

(c) None of the BT Companies have treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to material liability under Environmental Laws.

(d) None of the BT Companies have assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person under any Environmental Laws or with respect to Hazardous Materials.

(e) The BT Companies have made available to PubCo copies of all material environmental assessments, audits and reports relating to the current or former properties, facilities or operations of any BT Company in the possession or under the reasonable control of any BT Company.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the BT Disclosure Letter lists all (i) patents and patent applications, (ii) registered trademarks and trademark applications, (iii) registered copyrights, and (iv) domain name registrations, in each case that constitute Owned Intellectual Property as of the Execution Date (“BT Registered Intellectual Property”), in each case, listing, as may be applicable, the filing/application/registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s). Each item of the foregoing BT Registered Intellectual Property, to the knowledge of the BT Companies, (i) is valid, subsisting and enforceable, and (ii) has not been cancelled or abandoned. No action is pending, or to the BT Companies’ knowledge is threatened, challenging the validity, enforceability, registration, ownership or scope of any Owned Intellectual Property.

(b) One or more of the BT Companies exclusively own all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). All current and former employees and independent contractors of the BT Companies who have contributed to the conception and development of material Intellectual Property for any of the BT Companies have entered into valid and binding proprietary rights agreements with the relevant BT Company vesting ownership of such Intellectual Property in such BT Company, except where such ownership of such Intellectual Property is vested in the applicable BT Company by operation of law. The BT Companies have taken commercially reasonable steps to maintain the confidentiality of all trade secrets material to their business in accordance with industry practice. To the BT Companies’ knowledge, there has been no unauthorized access, use or disclosure of any material trade secrets or other material confidential Proprietary Information of the BT Companies.

(c) Except as would not result in material liability for any BT Company, (i) the operation of the BT Companies’ business has not, for the past three years, infringed, misappropriated, diluted or otherwise violated, and is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and (ii) to the knowledge of the BT Companies, no Person (including any current or former employee or consultant of the BT Companies) has, for the past three years, infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property. No Action is pending or, to the BT Companies’ knowledge, threatened against the BT Companies or made by the BT Companies against a third party, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property rights, except as would not result in material liability for any BT Company.

(d) Section 3.17(d) of the BT Disclosure Letter sets forth a true, correct and complete list of all Software applications developed by the BT Companies and that are material to their business. Except as set forth on Section 3.17(d) of the BT Disclosure Letter, (A) such Software that is owned by a BT Company (as opposed to licensed by a BT Company, the “BT Company Software”) does not incorporate any third party Software (other than Open Source Software), (B) none of the source code for any BT Company Software has been licensed, deposited into escrow or otherwise provided to any Person, other than employees and contractors of such BT Company who have entered into written confidentiality agreements with respect to such source code, (C) the BT Company Software is free from any virus or other harmful code, defect, bug or programming, design or documentation error that would have a Material Adverse Effect on the operation or use of any BT Company Software, and (D) the BT Company Software is not subject to any material limitations that would prevent its use, modification, transfer, license or assignment, except for those limitations imposed under applicable Law.

(e) The IT Systems are sufficient in all material respects for the current operations of the BT Companies and have not materially malfunctioned or failed for the past three years in a manner that has not been fully remediated. The BT Companies have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems, as well as commercially reasonable data backup, system redundancy and disaster avoidance and recovery procedures.

(f) The BT Companies have implemented industry standard procedures and controls regarding management of authentication credentials and means for instructing third party custodians (“Authentication Credentials”) for Tokens that are held by or on behalf of the BT Companies. Where Authentication Credentials are not held by employees of the BT Companies, such Authentication Credentials are only made available by the BT Companies to reputable third-party custodians.

(g) None of the BT Companies have (i) incorporated any Open Source Software into, or combined Open Source Software with, any BT Company Software, or (ii) distributed Open Source Software in conjunction with any BT Company Software, in each case, in a manner which requires, as a condition of such incorporation, combination or distribution, that the BT Company Software be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge, in each case of (x) through (z), other than such item of Open Source Software in its unmodified form. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the BT Companies, no source code of any BT Company Software has been disclosed, licensed, escrowed or delivered to any Person, including an escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any BT Company Software be disclosed or delivered to any Person.

Section 3.18 Data Privacy; Personal Data

(a) The BT Companies are, and for the past three years, have been, in material compliance with all Privacy Laws and all Privacy Agreements. No material complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data is pending, or for the past three years has been made, against the BT Companies except as would not result in material liability for any BT Company. To the knowledge of the BT Companies, there is no pending claim, audit or investigation against the BT Companies alleging that any processing of Personal Data by the BT Companies: (i) is in violation of any applicable Privacy Laws, or (ii) is in violation of any Privacy Agreements, in each case of the foregoing (i) and (ii), except as would not result in material liability for any BT Company. To the BT Companies’ knowledge, no legal or arbitral proceeding has been filed, commenced or threatened against any Personal Data Processor with respect to any Personal Data supplied to or Personal Data processed for the BT Companies.

(b) In the collection and processing of any Personal Data, the BT Companies and, to the knowledge of the BT Companies, their respective Personal Data Processors have complied in all material respects with applicable Privacy Laws and the Privacy Policies of the BT Companies. The BT Companies have taken commercially reasonable measures to prevent unauthorized use, access or alteration of Personal Data in their possession or control, which measures are in material compliance with applicable Privacy Laws and Privacy Policies. Without limiting the foregoing, the BT Companies have acquired all necessary consents from Data Subjects for the use of all Personal Data processed by the BT Companies and their respective Personal Data Processors and otherwise have all sufficient legal rights to process, use and hold Personal Data in the manner it is now processed by the BT Companies or any Personal Data Processor on behalf of the BT Companies except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) No BT Company has received any written notice that it is or has been in material breach of any contractual obligation to limit its use of, secure or otherwise safeguard Personal Data and, to the BT Companies’ knowledge, no such breach has occurred within the applicable statute of limitation for a claim arising out of such a breach except as would not result in material liability for any BT Company.

(d) To the knowledge of the BT Companies, for the past three (3) years, no BT Company has experienced any unauthorized access to, deletion or other misuse of, any Personal Data in its possession or control (a “Security Incident”) and no BT Company has made or has been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident except as would not result in material liability for any BT Company. The BT Companies have made all notifications to customers or individuals required to be made by the BT Companies under any applicable Privacy Laws arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Data by any person of which any BT Company has knowledge.

Section 3.19 Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (a) there has not been any BT Material Adverse Effect and (b) except as set forth in Section 3.19 of the BT Disclosure Letter, the BT Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business. Since the date of the most recent balance sheet included in the Financial Statements, the BT Companies and their Subsidiaries have not taken any action or omitted to take any action, which, if taken or omitted to be taken after the Execution Date, would require the consent of PubCo in accordance with Section 6.1.

Section 3.20 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three years, none of the BT Companies, nor, to the knowledge of the BT Companies, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of any BT Company, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official of any political party, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where the BT Company is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in the BT Company’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a BT Material Adverse Effect.

(b) Each of the BT Companies, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the BT Companies, as of the Execution Date, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to any BT Company.

(d) None of the BT Companies nor, to the knowledge of the BT Companies, any director, officer, employee, agent, Affiliate or representative of the BT Companies, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Consolidated Canadian Autonomous Sanctions List, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) To the extent applicable, the BT Companies are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or Governmental Order relating to the Trading with the Enemy Act and (ii) the PATRIOT Act.

Section 3.21 Insurance. Each BT Company currently maintains, and has for the past three years maintained insurance required by Law or any Contract to which any of them is party or by which any of them is bound. The BT Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of the BT Companies. All such insurance policies are in full force and effect, all premiums due have been paid in full, no BT Company is in default with respect to its payment obligations under any such policies, and no notice of cancellation or termination has been received by any BT Company with respect to any such policy. No BT Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last 12 months.

Section 3.22 Subscription-Related Representations.

(a) BT Assets understands that the shares of PubCo Class V Common Stock are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that such shares have not been registered under the Securities Act. BT Assets understands that the shares of PubCo Class V Common Stock may not be resold, transferred, pledged or otherwise disposed of by BT Assets absent an effective registration statement under the Securities Act except (i) to PubCo or any of its Subsidiaries, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry account representing such shares shall contain a legend to such effect.

(b) BT Assets acknowledges and agrees that BT Assets has received such information and has had the full opportunity to ask such questions and receive such answers concerning an investment in the shares of PubCo Class V Common Stock as BT Assets and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to such shares.

(c) BT Assets has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the PubCo Class V Common Stock, and BT Assets has sought such accounting, legal and tax advice as BT Assets has considered necessary to make an informed investment decision.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by any BT Company specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the PubCo Stockholders or at the time of the PubCo Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the BT Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference in the Proxy Statement based on information supplied by PubCo for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

Section 3.24 Brokers’ Fees. Except as set forth on Section 3.24 of the BT Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any BT Company or any of their Affiliates for which PubCo, any BT Company has any obligation.

Section 3.25 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision of this Agreement, each BT Company, and any of its respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that such BT Company has made its own investigation of PubCo and that neither PubCo nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by PubCo in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of PubCo or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to any BT Company or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of PubCo, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, each BT Company understands and agrees that any assets, properties and business of PubCo and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 3.26 Indebtedness; Cash; Transaction Expenses. Section 3.26(a) of the BT Disclosure Letter lists each item of Indebtedness, including in each case, the amount and holder of such Indebtedness, of the BT Companies that is outstanding as of the Execution Date. Section 3.26(b) of the BT Disclosure Letter lists the aggregate amount of cash and cash equivalents held by the BT Companies as of the Execution Date. Section 3.26(c) of the BT Disclosure Letter lists each expected payee of BT Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 3.27 No Additional Representation or Warranties. Except as provided in this Article III, none of the BT Companies or any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to PubCo or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to PubCo or its Affiliates. Without limiting the foregoing, the BT Companies acknowledge that the BT Companies, together with their respective advisors, have made their own investigation of PubCo and its Subsidiaries and, except as provided in Article IV, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of PubCo or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of PubCo and its Subsidiaries as conducted after the Closing, as contained in any materials provided by PubCo or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BT ASSETS

Except as set forth in the BT Disclosure Letter (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article III) BT Assets represents and warrants to PubCo as follows:

Section 4.1 Company Organization. BT Assets has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and each has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. BT Assets is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect. True and complete copies of the Governing Documents of BT Assets have been made available to PubCo prior to the Execution Date.

Section 4.2 Due Authorization. BT Assets has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and the other documents to which it is or will be a party as contemplated hereby and (subject to the approvals described in Section 4.4) to consummate the Transactions and to perform all of its obligations under this Agreement and such documents. The execution, delivery and performance by BT Assets of this Agreement and the other documents to which BT Assets is or will be a party as contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the Board of Directors and stockholders of BT Assets, and no other company or corporate proceeding on the part of BT Assets is or will be necessary to authorize this Agreement and the other documents to which BT Assets is or will be a party as contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the other documents to which BT Assets is or will be a party as contemplated hereby will be, duly and validly executed and delivered by BT Assets and this Agreement constitutes, and on or prior to the Closing, the other documents to which BT Assets is or will be a party as contemplated hereby will constitute, a legal, valid and binding obligation of BT Assets, enforceable against BT Assets, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 and except as set forth on Section 4.3 of the BT Disclosure Letter, the execution, delivery and performance by BT Assets of this Agreement and the documents to which BT Assets is or will be a party as contemplated hereby and the consummation of the Transactions do not and will not materially (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the BT Assets, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to BT Assets, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the BT Entities), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Contract to which BT Assets is a party or by which any BT Assets may be bound, or terminate or result in the termination of any such Governmental Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of BT Assets, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect.

Section 4.4 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of PubCo contained in this Agreement, no Governmental Authorization is required on the part of BT Assets with respect to BT Assets’ execution, delivery or performance of this Agreement or the Ancillary Agreements or consummation by BT Assets of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (i) a BT Material Adverse Effect or (ii) a material adverse effect on the ability of BT Assets to perform or comply with on a timely basis any material obligation of BT Assets under this Agreement or the Ancillary Agreements or to consummate the Transactions, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq or in connection with the Unit Purchase and (c) the Regulatory Approvals.

Section 4.5 Title to Units of BT OpCo. BT Assets owns of record and beneficially and has good and valid title to all of issued and outstanding units of BT OpCo, free and clear of all Liens. BT Assets does not own or has the right to acquire, directly or indirectly, any other equity interests in BT OpCo. BT Assets is not a party to any option, warrant, purchase right, or other Contract or commitment that could require BT Assets to sell, transfer, or otherwise dispose of any units of BT OpCo (other than this Agreement and the Governing Documents). BT Assets is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests in BT OpCo, except as set forth on the BT Disclosure Letter.

Section 4.6 Solvency. BT Assets is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with BT Assets’ creditors or any class of the creditors, and no petition in respect of any arrangement or composition has been presented. The consummation of the Transactions shall not constitute a fraudulent transfer by BT Assets under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of BT Assets.

Section 4.7 Reserved.

Section 4.8 Brokers’ Fees. Except as set forth on Section 4.8 of the BT Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any BT Entity or any of their Affiliates for which PubCo, any BT Entity has any obligation.

Section 4.9 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision of this Agreement, each BT Entity, and any of its respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that such BT Entity has made its own investigation of PubCo and that neither PubCo nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by PubCo in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of PubCo or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to any BT Entity or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of PubCo, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, each BT Entity understands and agrees that any assets, properties and business of PubCo and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.10 Tax Matters. BT Assets has (a) duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns relating to the activities or business of any BT Company and (b) timely paid all material Taxes relating to such activities or business (whether or not shown on any Tax Returns), in each case, to the extent not required to be filed and paid by a BT Company under applicable Law. Any such Tax Returns described in clause (a) are true, complete and accurate in all material respects. BT Assets is not currently the beneficiary of any extension of time within which to file any Tax Return relating to the assets or business of any BT Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as set forth in (i) any PubCo SEC Filings filed or submitted on or prior to the Execution Date (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended to such PubCo SEC Filings) (it being acknowledged that nothing disclosed in such PubCo SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.9 and Section 5.11), or (ii) in the disclosure letter delivered by PubCo to the BT Entities (the “PubCo Disclosure Letter”) on the Execution Date (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article IV), PubCo represents and warrants to the BT Entities as follows:

Section 5.1 Company Organization. PubCo has been duly incorporated, organized or formed and is validly existing as a corporation and in good standing or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. PubCo is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect. True and complete copies of the PubCo Governing Documents have been made available to the BT Entities prior to the Execution Date.

Section 5.2 Due Authorization.

(a) PubCo has all requisite corporate power and authority to (a) execute, deliver and perform under this Agreement and the other documents to which it is or will be a party as contemplated hereby and (b) consummate the Transactions and perform all obligations to be performed by it under this Agreement and such documents, subject to obtaining the PubCo Stockholder Approval. The execution, delivery and performance of this Agreement and the other documents to which it is or will be a party as contemplated hereby and the consummation of the Transactions and thereby have been (i) duly and validly authorized and approved by the Board of Directors of PubCo and (ii) determined by the Board of Directors of PubCo as advisable to PubCo and the PubCo Stockholders and recommended for approval by the PubCo Stockholders. No other company proceeding on the part of PubCo is or will be necessary to authorize this Agreement and the other documents to which it is or will be a party as contemplated hereby (other than the PubCo Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which it is or will be a party as contemplated hereby will be, duly and validly executed and delivered by PubCo, and this Agreement constitutes, and at or prior to the Closing, the other documents to which it is or will be a party as contemplated hereby will constitute, a legal, valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the PubCo Governing Documents) is present, approval by the PubCo Stockholders of (i) the Business Combination Proposal shall require the affirmative vote of the holders of a majority of the shares of the PubCo Common Stock that are voted at a PubCo Stockholders’ Meeting held to consider such proposal, (ii) the Charter Proposal shall require the affirmative vote of a majority of the outstanding PubCo Common Stock entitled to vote thereon, and (iii) each of the Nasdaq Listing Proposal and the Incentive Plan Proposal shall require the affirmative vote of a majority of the votes cast by the PubCo Stockholders present in person or represented by proxy at such PubCo Stockholders’ Meeting and entitled to vote thereon.

(c) The foregoing vote is the only vote of any of PubCo’s share capital necessary in connection with entry into this Agreement by PubCo and the consummation of the Transactions, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of PubCo has unanimously approved the Transactions as a Business Combination.

Section 5.3 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 and to receipt of the PubCo Stockholder Approval, the execution, delivery and performance by PubCo of this Agreement and the documents to which it is or will be a party as contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under (in each case, with or without notice or lapse of time, or both) the PubCo Governing Documents, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to PubCo or any of its Subsidiaries, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than PubCo or its Subsidiaries), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which PubCo or any of its Subsidiaries is a party or by which PubCo or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of PubCo or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

Section 5.4 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the BT Entities contained in this Agreement, no Governmental Authorization is required on the part of PubCo or any of its Subsidiaries with respect to PubCo’s execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by PubCo of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (A) a PubCo Material Adverse Effect or (B) a material adverse effect on the ability of PubCo or its Subsidiaries to perform or comply with on a timely basis any material obligation of PubCo or its Subsidiaries under this Agreement or the Ancillary Agreements or to consummate the Transactions, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq and (iii) the Regulatory Approvals.

Section 5.5 Capitalization of PubCo.

(a) As of the Execution Date, the authorized share capital of PubCo is 121,000,000 divided into (i) 100,000,000 shares of PubCo Class A Common Stock, of which 31,625,000 shares are issued and outstanding as of the Execution Date, (ii) 20,000,000 shares of PubCo Class B Common Stock, of which 7,906,250 shares are issued and outstanding as of the Execution Date, and (iii) 1,000,000 shares of preferred stock of par value $0.0001 each, of which no shares are issued and outstanding as of the Execution Date ((i), (ii) and (iii) collectively, the “PubCo Securities”). The foregoing represent all of the issued and outstanding PubCo

Securities. All issued and outstanding PubCo Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the PubCo Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the PubCo Governing Documents or any Contract to which PubCo is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) Subject to the terms of conditions of the relevant PubCo Warrant Agreement, each PubCo Public Warrant and PubCo Private Placement Warrant is exercisable 30 after the Closing for one share of PubCo Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the Execution Date, 31,625,000 PubCo Public Warrants, 12,223,750 PubCo Private Placement Warrants are issued and outstanding. All outstanding PubCo Public Warrants and PubCo Private Placement Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the PubCo Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the PubCo Governing Documents or any Contract to which PubCo is a party or otherwise bound.

(c) Subject to the terms and conditions of the PubCo Rights Agreement, each PubCo Right is exercisable after the Closing for one share of PubCo Common Stock with no consideration. As of the Execution Date, 1,976,562 PubCo Rights are issued and outstanding. All outstanding PubCo Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the PubCo Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the PubCo Governing Documents or any Contract to which PubCo is a party or otherwise bound.

(d) Except as set forth in Section 5.5 of the PubCo Disclosure Letter, PubCo has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom stock”, warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for PubCo Securities, any other commitments, calls, conversion rights, rights of exchange of privilege (whether pre-emptive, contractual or by matter of Law), plans or other arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of PubCo the sale of treasury shares or other equity interests of PubCo or the value of which is determined by reference to the PubCo Securities, and there are no voting trusts, proxies or agreements of any kind which may obligate PubCo to issue, purchase, register for sale, redeem or otherwise acquire any PubCo Securities.

(e) The PubCo Common Stock is duly authorized and validly issued, fully paid and non-assessable and issued in compliance with applicable Law and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the PubCo Governing Documents.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of PubCo’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), PubCo has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to PubCo, including its consolidated Subsidiaries, if any, is made known to PubCo’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting PubCo’s principal executive officer and principal financial officer to material information required to be included in PubCo’s periodic reports required under the Exchange Act. Since March 1, 2022, PubCo has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of PubCo’s financial reporting and the preparation of PubCo’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of PubCo has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated under Section 16(a) of the Exchange Act. PubCo has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth in Section 5.6(c) of the PubCo Disclosure Letter, in the past three years, PubCo has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. Each of the PubCo Class A Common Stock, PubCo Class B Common Stock (prior to the Closing), the PubCo Rights (prior the Closing), PubCo Warrants is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq. Except as set forth in Section 5.6(c) of the PubCo Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of PubCo, threatened against PubCo by the Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Common Stock (prior to the Closing) or prohibit or terminate the listing of PubCo Common Stock (prior to the Closing) on the Nasdaq.

(d) PubCo has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. PubCo is not party to any Contract that obligates PubCo to invest money in, loan money to or make any capital contribution to any other Person.

(e) The PubCo SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and equity of PubCo for the year ended December 31, 2021, together with the auditor’s reports thereon (the “PubCo Financial Statements”). Except as disclosed in the PubCo SEC Filings, the PubCo Financial Statements (i) fairly present in all material respects the financial position of PubCo, as at the respective dates of such PubCo Financial Statements, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in or in the notes to the PubCo Financial Statements), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of such PubCo Financial Statements. The books and records of PubCo have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(f) There are no outstanding loans or other extensions of credit made by PubCo to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of PubCo. PubCo has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither PubCo (including any employee of PubCo) nor PubCo’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by PubCo, (ii) any fraud, whether or not material, that involves PubCo’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by PubCo or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 No Undisclosed Liabilities. Except as set forth on Section 5.7 of the PubCo Disclosure Letter, as of the Execution Date, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind, against, PubCo or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of PubCo or any of its Subsidiaries prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the PubCo Financial Statements or disclosed in the notes of the PubCo Financial Statements included in PubCo SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the PubCo SEC Filings in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of Law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by PubCo of its obligations under this Agreement, or (e) that would not, reasonably be expected to, individually or in the aggregate, result in material liability to PubCo, taken as a whole.

Section 5.8 Litigation and Proceedings. Except as set forth on Section 5.8 of the PubCo Disclosure Letter, as of the Execution Date, (a) there are no pending or, to the knowledge of PubCo, threatened Legal Proceedings against or by PubCo or its properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of PubCo, threatened by any Governmental Authority, against PubCo or its properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any PubCo, nor are any properties or assets of PubCo bound by or subject to any Governmental Order, except in the case of each of clauses (a) through (c), as would not reasonably be expected to, individually or in the aggregate, be materially adverse to PubCo, taken as a whole.

Section 5.9 Taxes.

(a) PubCo has duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by PubCo (whether or not shown on any Tax Returns) have been timely paid. PubCo is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for material Taxes with respect to PubCo have been claimed, proposed or assessed by any Governmental Authority, which deficiencies have not been resolved. There are no pending audits, assessments or other actions in respect of material Taxes of PubCo, and no such audits, assessments or other actions have been threatened in writing.

(c) PubCo has not waived any statute of limitations, or agreed to any extension of time, with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect, nor has any request been made in writing for any such extension or waiver.

(d) PubCo has (i) timely withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to such Taxes.

(e) There are no Liens with respect to material Taxes on any of the assets of PubCo, other than Permitted Liens.

Section 5.10 SEC Filings. PubCo has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 1, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the Execution Date, the “PubCo SEC Filings”). Each of the PubCo SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated under such act applicable to the PubCo SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the Execution Date or the Closing Date, then on the date of such filing), the PubCo SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the PubCo SEC Filings or necessary in order to make the statements made in the PubCo SEC Filings, in light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the PubCo SEC Filings. To the knowledge of PubCo, none of the PubCo SEC Filings filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.

Section 5.11 Trust Account. As of the Execution Date, PubCo has at least $321,175,953 in the Trust Account (including, if applicable, an aggregate of approximately $11,068,750 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 24, 2022, between PubCo and Continental Stock Transfer & Trust Company, a New York limited trust company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the PubCo SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than stockholders of PubCo holding PubCo Common Stock (prior to the Closing) sold in PubCo’s initial public offering who shall have elected to redeem their shares of PubCo Common Stock (prior to the Closing) pursuant to the PubCo Governing Documents and the underwriters of PubCo’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all PubCo Share Redemptions. There are no proceedings pending or, to the knowledge of PubCo, threatened with respect to the Trust Account. PubCo has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of PubCo to dissolve or liquidate pursuant to the PubCo Governing Documents shall terminate, and as of the Closing, PubCo shall have no obligation whatsoever pursuant to the PubCo Governing Documents to dissolve and liquidate the assets of PubCo by reason of the consummation of the Transactions. To PubCo’s knowledge, as of the Execution Date, following the Closing, no PubCo Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such PubCo Stockholder is exercising a PubCo Share Redemption. As of the Execution Date, assuming the accuracy of the representations and warranties of the BT Entities contained in this Agreement and the compliance by the BT Entities with their respective obligations under this Agreement, PubCo has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to PubCo on the Closing Date.

Section 5.12 Investment Company Act; JOBS Act. PubCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. PubCo constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.13 Absence of Changes. Since June 30, 2022, (a) there has not been any PubCo Material Adverse Effect and (b) except as set forth in Section 5.13 of the PubCo Disclosure Letter, PubCo has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.14 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three years, none of PubCo or any of its Subsidiaries, nor, to the knowledge of PubCo, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of PubCo or any of its Subsidiaries, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official of any political party, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where PubCo is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in PubCo’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a PubCo Material Adverse Effect.

(b) Each of PubCo and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of PubCo, as of the Execution Date, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to PubCo or its Subsidiaries.

(d) None of PubCo or its Subsidiaries nor, to the knowledge of PubCo, any director, officer, employee, agent, Affiliate or representative of PubCo or its Subsidiaries, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Consolidated Canadian Autonomous Sanctions List, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) To the extent applicable, PubCo and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or Governmental Order relating to the Trading with the Enemy Act and (ii) the PATRIOT Act.

Section 5.15 Indebtedness; Transaction Expenses. PubCo does not have any Indebtedness. Section 5.15 of the PubCo Disclosure Letter lists each expected payee of PubCo Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 5.16 Business Activities.

(a) Since its organization, PubCo has not conducted any business activities other than activities related to PubCo’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the PubCo Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which PubCo is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PubCo or any acquisition of property by PubCo or the conduct of business by PubCo as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not had, and would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of PubCo to enter into and perform their obligations under this Agreement.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, PubCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) As of the Execution Date and except for this Agreement, the Ancillary Agreements and Transactions (including with respect to PubCo Transaction Expenses), PubCo is not party to any Contract with any other Person that would require payments by PubCo or any of its Subsidiaries after the Execution Date in excess of $75,000 in the aggregate with respect to any individual Contract.

Section 5.17 Nasdaq Stock Market Quotation. The PubCo Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “GSRM”. The PubCo Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GSRMW”. The PubCo Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under symbol “GSRMR”. Except as set forth on Section 5.17 of the PubCo Disclosure Letter, PubCo is in compliance with the rules of the Nasdaq and there is no Action or proceeding pending or, to the knowledge of PubCo, threatened against PubCo by the Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Common Stock or PubCo Public Warrants or terminate the listing of PubCo Common Stock or PubCo Public Warrants on the Nasdaq. Neither PubCo nor any of its Affiliates has taken any action in an attempt to terminate the registration of the PubCo Common Stock or PubCo Public Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Proxy Statement. On the date of any filing pursuant to Section 14(a) of the Exchange Act, the date the Proxy Statement is first mailed to the PubCo Stockholders, and at the time of the PubCo Stockholders’ Meeting, the Proxy Statement(together with any amendments or supplements to the Proxy Statement), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference in the Proxy Statement based on information supplied by the BT Entities for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

Section 5.19 Takeover Statutes and Charter Provisions. The Board of Directors of PubCo has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the Execution Date, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to PubCo or any of its Subsidiaries in connection with this Agreement or the Transactions. As of the Execution Date, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which PubCo or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.20 Brokers’ Fees. Except fees described on Section 5.20 of the PubCo Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by PubCo or any of its Affiliates or for which the BT Entities may become liable.

Section 5.21 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement, each of PubCo, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that PubCo has made its own investigation of the BT Entities and that neither the BT Entities nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the BT Entities in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the BT Entities or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the BT Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by PubCo or its representatives) or reviewed by PubCo pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to PubCo or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the BT Entities, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, PubCo understands and agrees that any assets, properties and business of the BT Entities and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.22 No Additional Representation or Warranties. Except as provided in this Article IV, neither PubCo nor any its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the BT Entities or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the BT Entities or their Affiliates. Without limiting the foregoing, PubCo acknowledges that PubCo, together with its advisors, has made its own investigation of the BT Entities and their respective Subsidiaries and, except as provided in Article III, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the BT Entities or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the BT Entities and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by PubCo or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE BT ENTITIES

Section 6.1 Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 6.1 of the BT Disclosure Letter or (iv) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the Execution Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), each of the BT Entities shall, and shall cause their Subsidiaries to, use reasonable best efforts to operate the business of the BT Entities in the ordinary course. Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (B) as required by applicable Law (including for this purpose any COVID-19 Measures), (C) as set forth on Section 6.1 of the BT Disclosure Letter or (D) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the BT Entities shall not, and shall cause their Subsidiaries not to:

(a) change or amend the Governing Documents of any BT Company in any material respect; except as otherwise required by Law and the BT Pre-Closing Restructuring Plan;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any BT Company or make any other distributions in respect of any of the BT Companies’ capital stock or equity interests, except for dividends and distributions by a BT Company to another BT Company; provided, that prior to the Closing, BT OpCo may make or declare any cash dividend or cash distribution to BT Assets such that as of immediately prior to the Closing, after taking into account any such dividend or distribution and any payments made or required to be made by BT OpCo on or prior to the Closing in accordance with this Agreement or any Ancillary Agreements (other than the distribution of the Contribution Amount upon receipt of such amount by BT OpCo in accordance with Section 2.2), the amount of cash or cash equivalents of BT OpCo shall be not less than $5,000,000 (net of any checks outstanding);

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the BT Companies’ capital stock or equity interests, except for any such transaction by a BT Company that remains a BT Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the BT Companies, except for (i) the acquisition by the BT Companies of any shares of capital stock, membership interests or other equity interests of the BT Companies in connection with the forfeiture or cancellation of such interests and (ii) transactions between a BT Company and another BT Company;

(e) sell, assign, transfer, convey, lease, exclusively license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the BT Companies except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business, (ii) transactions among the BT Companies and (iii) as related to the refinancing of any Indebtedness of the BT Companies (including, the refinancing or negotiation of any capital leases of the BT Companies) in accordance with Section 8.6;

(f) acquire any ownership interest in any real property;

(g) make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other Person;

(h) (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law;

(i) (i) issue any additional BT Company interests or securities exercisable for or convertible into BT Company interests or (ii) grant any options, warrants or other equity-based awards that relate to the equity of any BT Company (including any Phantom Equity Awards), in each case other than issuances to any other BT Company;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its Subsidiaries’ equity interests or other reorganization of the BT Companies;

(k) commence, waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (i) in an amount less than $500,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (ii) that imposed any material non-monetary obligation on PubCo;

(l) make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $500,000, except for such capital expenditures included in the 2022 budget of the BT Companies previously made available to PubCo;

(m) incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any BT Company or guaranty any debt securities of another Person, other than (i) any Indebtedness or guarantee incurred in the ordinary course of business consistent with past practices and, except for new kiosk leases, in an aggregate principal amount not to exceed $1,500,000 and (ii) as related to the refinancing of any Indebtedness of the BT Companies (including, the refinancing or negotiation of any capital leases of the BT Companies) in accordance with Section 8.6;

(n) other than as such actions may be taken pursuant to the terms of any BT Benefit Plan in effect as of the Execution Date (i) adopt, establish, enter into, terminate, modify or amend any BT Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a BT Benefit Plan if in effect as of the Execution Date, other than (A) as required by applicable Law or (B) with respect to any BT Benefit Plan other than the agreements pursuant to which the BT Transaction Bonus Payments are payable and the Phantom Equity Awards, a non-material amendment to a BT Benefit Plan that affects all employees participating in such BT Benefit Plan on a non-discriminatory basis and that does not result in a material increase in costs to the BT Companies, (ii) accelerate the vesting or payment of any compensation or benefits to any current or former director, officer, employee or other individual service provider of any BT Company under any BT Benefit Plan, Contract or otherwise, or (iii) recognize any union or similar employee representative body for purposes of collective bargaining or negotiate or enter into any CBA other than as required by applicable Law;

(o) other than as such actions may be taken pursuant to the terms of any BT Benefit Plan in effect as of the Execution Date (i) grant any increase in the cash compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any BT Company, other than increases in compensation in the ordinary course consistent with past practice, (ii) grant or amend any Phantom Equity Award under the Phantom Equity Plan or any award under the BitAccess Option Plan, or (iii) enter into any Employment Agreement or any new employment agreement with any Person, or amend any (A) Employment Agreement or (B) any other existing employment agreement with any current or former director, officer, or employee whose annual base salary would exceed, or during the preceding 12 month period exceeded, $200,000;

(p) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice or other requirements under the WARN Act;

(q) terminate (i) any Key Employee, or (ii) any director, officer, employee or other service provider of any BT Company whose annual base salary exceeds $200,000 (other than terminations under this clause (ii) for “cause” (which shall include, for clarity, a termination for performance issues)), unless the applicable BT Entity consults with PubCo before terminating such individual;

(r) enter into any Related Party Transaction;

(s) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(t) enter into any material new line of business or materially change any of its businesses in any manner (whether through any subsidiary or otherwise) in any way that is not reflected on the current business roadmap that has been provided to PubCo as of the Execution Date (any such new or changed line of business, a “New Business”), including the provision of services with respect to any Token not listed on Section 3.10(d) of the BT Disclosure Letter; or

(u) enter into any Contract to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the BT Entities or any of their respective Subsidiaries, any BT Entity or its Subsidiaries by third parties that may be in the BT Entities’ or any of their Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, the BT Entities shall, and shall cause their Subsidiaries to, afford to PubCo and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the BT Entities and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the BT Entities and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the BT Entities and their Subsidiaries that are in the possession of the BT Entities or their Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the BT Entities or their Subsidiaries without the prior written consent of BT Assets. All information obtained by PubCo and its representatives shall be subject to the Confidentiality Agreement.

Section 6.3 Closing Spreadsheet.

(a) BT Assets shall prepare and deliver to PubCo, in accordance with this Section 6.3, a spreadsheet (the “Closing Spreadsheet”) in form and substance reasonably satisfactory to PubCo, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified in the Closing Spreadsheet), as of immediately prior to the Closing:

(i) the calculation of aggregate cash amounts payable to BT Assets and BT OpCo pursuant to Section 2.1(a), and the total amount of Taxes to be withheld therefrom;

(ii) the calculation of the amounts payable pursuant to each of the clauses (a) through (e) of Section 2.2;

(iii) the calculation of the Aggregate Phantom Equity Consideration and the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration payable to each Phantom Equity Holder pursuant to Section 2.6, and the employer Taxes payable by PubCo, the BT Companies or their Subsidiaries with respect to the Aggregate Phantom Equity Consideration, the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration;

(iv) the calculation of the BT Transaction Bonus Payments (including the cash and non-cash portions thereof), and the employer Taxes payable by PubCo, the BT Companies or their Subsidiaries with respect to the BT Transaction Bonus Payments;

(v) the calculation of the aggregate PubCo Transaction Expenses (which information shall be supplied to BT Assets by PubCo as soon as practicable in advance of such delivery date for a draft Closing Spreadsheet set forth in Section 6.3(b) below);

(vi) the calculation of the aggregate BT Transaction Expenses; and

(vii) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by PubCo.

(b) BT Assets shall prepare and deliver to PubCo a draft of the Closing Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Closing Spreadsheet to PubCo not later than two Business Days prior to the Closing Date. In the event that PubCo notifies BT Assets that there are errors in the draft of the Closing Spreadsheet, BT Assets and PubCo shall discuss the related items in good faith and BT Assets shall, upon reasonably determining that there are errors in the draft of the Closing Spreadsheet, correct such errors prior to delivering the final version of the same in accordance with this Section 6.3. Without limiting the foregoing, BT Assets shall provide to PubCo, together with the Closing Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for PubCo to verify and determine the calculations, amounts and other matters set forth in the Closing Spreadsheet.

Section 6.4 Acquisition Proposals. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the BT Entities and their Subsidiaries shall not, and the BT Entities shall instruct and use their respective reasonable best efforts to cause their respective representatives not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any BT Entities or their respective Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any BT Entities or their respective Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state with respect to an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, BT Entities, their respective Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions taken in connection with (1) the BT Pre-Closing Restructuring and (2) the arrangement of financing in order to facilitate the consummation of the Transactions or for the financing of the BT Companies following the Closing.

Section 6.5 Support of Transaction. Without limiting any covenant contained in Article VI or Article VIII, the BT Entities shall, and shall cause their respective Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the BT Entities or their respective Subsidiaries or Affiliates are required to obtain in order to consummate the Transactions, including required Governmental Authorizations, and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 6.6 Confidentiality. All non-public information of PubCo provided to the BT Entities pursuant to this Agreement shall be treated as confidential pursuant to the terms of this Section 6.6. Except as otherwise provided in this Agreement, the BT Entities shall, and shall cause each of their respective Subsidiaries to, hold in confidence, and the BT Entities shall not, and shall cause any of their respective Subsidiaries to not, disclose any non-public information of PubCo provided under this Agreement, including exercising the same degree of care as the BT Entities exercise with their own confidential or proprietary information of a similar nature. The BT Entities and their respective Subsidiaries acknowledge and agree that some of the information provided to the BT Entities and their respective Subsidiaries pursuant to this Section 6.6 may be considered “material non-public information” for purposes of securities Laws, and the BT Entities shall, and shall cause their respective Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding PubCo. The BT Entities shall, and shall cause their respective Subsidiaries to, only use any such non-public information for purposes of consummating the transactions contemplated by this Agreement. The BT Entities shall not, and shall cause their respective Subsidiaries to not, disclose any portion of such non-public information to any person other than its or their and their respective Affiliates’ managers, members, stockholders, officers, directors, partners, employees, legal counsel, accountants, advisors, agents and consultants (collectively, “Representatives”) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement. The BT Entities and their respective Subsidiaries shall be responsible for any breach of this Section 6.6 by any of its Representatives, and agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of such non-public information. Notwithstanding anything contained in this

Agreement to the contrary, this Section 6.6 shall not (i) prohibit the BT Entities and their respective Subsidiaries from disclosing any such non-public information (x) to the extent required in order for the BT Entities and their respective Subsidiaries to comply with applicable Law, provided that the BT Entities and their respective Subsidiaries, to the extent permitted by applicable Law, provides prior written notice of such required disclosure to PubCo and uses reasonable best efforts to avoid or minimize the extent of such disclosure, at PubCo’s sole expense or (y) if such non-public information becomes generally available to the public other than as a result of disclosure by the BT Entities or their respective Subsidiaries or their respective Representatives in breach of this or (ii) prohibit or limit the BT Entities, their respective Subsidiaries and their Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the BT Entities’ and their respective Subsidiaries’ investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public information of PubCo provided to the BT Entities and their respective Subsidiaries pursuant to this Agreement may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Authority with jurisdiction over the BT Entities, their respective Subsidiaries or their Representatives and not directed at PubCo or the transactions contemplated by this Agreement; provided that the BT Entities, their respective Subsidiaries or their Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and request they keep such information confidential in accordance with such Governmental Authority’s policies and procedures.

Section 6.7 Indemnification and Insurance.

(a) From and after the Closing, BT OpCo agrees that it shall indemnify and hold harmless each present and former director and officer of (x) any BT Company (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the BT Companies being acquired under this Agreement) (the “BT Indemnified Parties”) and (y) PubCo and each of its Subsidiaries (the “PubCo Indemnified Parties” together with the BT Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the BT Companies, PubCo or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the Execution Date to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the BT Companies shall (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of PubCo’s, its Subsidiaries’ and the BT Companies’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the BT Companies, PubCo or their respective Subsidiaries, as applicable, in each case, as of the Execution Date and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons under such provisions, in each case, except as required by Law. BT OpCo shall assume, and be liable for, and shall cause the BT Companies to honor, each of the covenants in this Section 6.7.

(b) For a period of six years from the Closing, BT OpCo shall, and shall cause the BT Companies to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by PubCo’s, the BT Companies’ or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to PubCo or BT Assets, as applicable, prior to the Execution Date or their agents or representatives, respectively) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall BT OpCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by PubCo or the BT Companies, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) BT OpCo or the other BT Companies may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, BT OpCo shall maintain (and cause the BT Companies to maintain) such policies in effect and continue to honor the obligations under such policies, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition of such claim.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the BT Companies and all successors and assigns of the BT Companies. In the event that any of the BT Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the BT Companies shall ensure that proper provision shall be made so that the successors and assigns of any of the BT Companies, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7(a)-(d): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the Execution Date or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the BT Companies and their successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(e) On the Closing Date, BT OpCo shall enter into customary indemnification agreements reasonably satisfactory to BT Assets and PubCo with the post-Closing directors and officers of BT OpCo, which indemnification agreements shall continue to be effective following the Closing.

Section 6.8 BitAccess Buyout. Promptly after the Closing (and no later than 30 Business Days following the Closing), (a) BT OpCo shall contribute a portion of the Contribution Amount (such amount, the “BitAccess Contribution Amount”) to Intuitive Software, LLC, a Delaware limited liability company, which shall then contribute such amount to Digital Gold Ventures Inc., an Ontario corporation (“Digital Gold”), and (b) BitAccess Inc., a Canada corporation (“BitAccess”) shall, and BT OpCo shall cause Digital Gold to, use such BitAccess Contribution Amount to (and use solely for the purposes set forth in this Agreement), purchase or cause cancellation of all of the outstanding capital stock of or other equity interests in BitAccess including BitAccess Options, not held by Digital Gold as of the date of such purchase, in accordance with the terms of the amended and restated shareholders agreement of BitAccess, dated as of July 20, 2021, and on such terms that are negotiated with the holders of such shares of BitAccess, such that immediately after the consummation of such purchase transactions, BitAccess shall be a wholly owned subsidiary of Digital Gold (the amount required to effect such purchase, the “BitAccess Payment Amount”); provided, that, at BT Assets’ discretion, a portion of the BitAccess Payment Amount may consist of shares of capital stock of PubCo (which such stock PubCo shall contribute (or shall be deemed to have contributed in accordance with Treasury Regulations Section 1.1032-3) to BT OpCo and BT OpCo shall then contribute in the same manner as the BitAccess Contribution Amount), in which case the BitAccess Contribution Amount will be decreased accordingly and BT OpCo shall issue to PubCo a number of Common Units equal to the number of shares of PubCo capital stock included in the BitAccess Payment Amount. At BT Assets’ discretion, the aggregate value of the shares of capital stock of PubCo used for such purposes may be up to 75% greater than the amount equal to (a) the fair market value of such other capital stock of BitAccess being purchased, minus (b) the BitAccess Contribution Amount.

Section 6.9 Preparation and Delivery of Quarterly Financial Statements.

(a) As soon as reasonably practicable following September 30, 2022, BT Assets shall deliver to PubCo the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of the three-months ended September 30, 2022, presented in a similar format and fashion as the Unaudited Financial Statements (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2022 Q3 Financial Statements”); provided that upon delivery of such Interim Financial Statements, the representations and warranties set forth in Section 3.7 shall be deemed to apply to the Interim Financial Statements with the same force and effect as if made as of the Execution Date.

(b) If the Closing has not occurred prior to December 31, 2022, as soon as reasonably practicable following December 31, 2022, BT Assets shall deliver to PubCo the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of December 31, 2022 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2022 Annual Financial Statements”); provided that upon delivery of such 2022 Annual Financial Statements, the representations and warranties set forth in Section 3.7 shall be deemed to apply to the 2022 Annual Financial Statements with the same force and effect as if made as of the Execution Date.

(c) If the Closing has not occurred prior to March 31, 2023, as soon as reasonably practicable following March 31, 2023, BT Assets shall deliver to PubCo the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of and for the three-month period ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2023 Q1 Financial Statements”); provided that upon delivery of such 2023 Q1 Financial Statements, the representation and warranties set forth in Section 3.7 shall be deemed to apply to the 2023 Q1 Financial Statements with the same force and effect as if made as of the Execution Date.

Section 6.10 BT OpCo Organizational Documents. Immediately prior to the Closing, the BT Surviving Entity shall amend and restate its limited liability company agreement so as to read in its entirety in the form set forth in Exhibit G (the “BT OpCo A&R LLC Agreement”). Effective as of the Closing, BT Assets will hold 44,100,000 of BT OpCo Common Units.

Section 6.11 BT Information Supplied. None of the information supplied or to be supplied by any BT Entity specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the PubCo Stockholders or at the time of the PubCo Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any BT Entity or that are included in the Proxy Statement. Notwithstanding the foregoing, the BT Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by PubCo for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

ARTICLE VII

COVENANTS OF PUBCO

Section 7.1 Trust Account Proceeds and Related Available Equity.

(a) Prior to the Closing, the Sponsor and its Affiliates shall be entitled to arrange for the purchase by third Persons of additional shares of PubCo Common Stock at a price per share of $10.00, such that (i) if an

Equity Line is not obtained at or prior to Closing, the Minimum Condition PubCo Available Cash at the Closing is equal to at least $45,000,000 (the “PubCo No EL Minimum Cash”), and (ii) if an Equity Line is obtained at or prior to Closing, the Minimum Condition PubCo Available Cash at the Closing is equal to at least $30,000,000 (the “PubCo EL Minimum Cash”, and together with the PubCo EL Minimum Cash, the “PubCo Minimum Cash”). The BT Entities shall reasonably cooperate with and shall take all actions reasonably required to effect the foregoing. For the purposes of this Section 7.1(a), (x) in the event the BT Closing Indebtedness is in excess of $0.00 as of immediately prior to the Closing, the PubCo Minimum Cash shall equal: (i) the applicable PubCo Minimum Cash less (ii) the amount of the BT Closing Indebtedness (up to $15,000,000 in the aggregate) that is paid off at the Closing using the Contribution Amount in accordance with Section 2.2(b) and (y) in the event that, immediately following the Closing, the consolidated Indebtedness of PubCo, BT OpCo and their respective Subsidiaries is in excess of $85,000,000 the PubCo Minimum Cash shall equal: (i) the applicable PubCo Minimum Cash less (ii) the amount of such Indebtedness in excess of $85,000,000.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice of such satisfaction or waiver to the Trustee (which notice PubCo shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, PubCo (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to PubCo Stockholders pursuant to the PubCo Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to PubCo for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.2 Equity Line. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, PubCo agrees to use its commercially reasonable efforts to obtain and make available a committed equity financing facility for the benefit of PubCo and BT OpCo following the Closing (such financing, the “Equity Line”) on terms and conditions acceptable to BT Assets (BT Assets consent to any such terms and conditions to not be unreasonably withheld, conditioned and delayed).

Section 7.3 Nasdaq Listing. From the Execution Date through the Closing, PubCo shall ensure that PubCo remains listed as a public company on the Nasdaq. Prior to the Closing, PubCo shall prepare, in consultation with BT Assets, and submit to the Nasdaq and obtain approval of a listing application covering (i) shares of PubCo Class A Common Stock issued or issuable in connection with the Transactions, (ii) shares of PubCo Class A Common Stock issuable upon redemption of BT OpCo Common Units and exchanges of shares of Class O Common Stock and Class V Common Stock in connection therewith (and for the avoidance of doubt, including shares of Class A Common Stock issuable upon conversions of Class M Common Stock) and (iii) shares of PubCo Class A Common Stock issuable upon exercise of BT OpCo Matching Warrants and the redemption of BT OpCo Common Units received in connection therewith. The parties shall reasonably cooperate with respect to such listing application.

Section 7.4 No Solicitation by PubCo. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, PubCo shall not, and shall cause its Subsidiaries not to, and PubCo shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes an Alternative Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to an Alternative Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Business Combination Proposal, in each case, other than to or with the BT Entities and their respective representatives. From and after the Execution Date, PubCo shall, and shall instruct its officers and directors to, and PubCo shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Business Combination Proposal (other than the BT Entities and their respective representatives).

Section 7.5 PubCo Conduct of Business. During the Interim Period, PubCo shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, as required by applicable Law (including for this purpose any COVID-19 Measures) or as consented to by BT Assets in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as consented to by BT Assets in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), PubCo shall not, and PubCo shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(a) seek any approval from the PubCo Stockholders to change, modify or amend the Trust Agreement or the PubCo Governing Documents, except as contemplated by the Transaction Proposals;

(b) (i) make or declare any dividend or distribution to the stockholders of PubCo or make any other distributions in respect of any of PubCo’s or any of its Subsidiary’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of PubCo’s or any of its Subsidiary’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of PubCo or any of its Subsidiaries;

(c) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of PubCo or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(d) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of PubCo or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate principal amount not to exceed $500,000;

(e) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 7.5(d) and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by this Agreement;

(f) (i) issue any PubCo Common Stock or securities exercisable for or convertible into PubCo Common Stock, other than the issuance of the PubCo Common Stock pursuant to this Agreement, (ii) grant any options, warrants or other equity-based awards with respect to PubCo Common Stock not outstanding on the Execution Date or (iii) amend, modify or waive any of the material terms or rights set forth in any PubCo Private Placement Warrant, PubCo Public Warrant or the PubCo Warrant Agreements, including any amendment, modification or reduction of the warrant price set forth in such PubCo Private Placement Warrant, PubCo Public Warrant or the PubCo Warrant Agreements, in each case, except in connection with the PubCo Pre-Closing Restructuring;

(g) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(h) (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law;

(i) acquire any ownership interest in any real property;

(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division of such organization;

(k) except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise any Contract; or

(l) enter into any Contract to do any action prohibited under this Section 7.5.

Section 7.6 PubCo Public Filings. From the Execution Date through the Closing, PubCo will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.7 PIPE Subscription. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, PubCo agrees to use its commercially reasonable efforts to obtain and make available an additional equity and/or equity linked financing from new and existing investors at or immediately following the Closing (the “PIPE Subscription”); provided, that PubCo shall not enter into or consummate any PIPE Subscription without the prior written consent of the BT Entities (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that the BT Entities shall be entitled to withhold consent in their sole discretion if the PIPE Subscription would result in BT Assets owning less than 25% of the outstanding shares of PubCo at the Closing. The BT Entities shall reasonably cooperate and provide reasonable assistance and information as reasonably requested by PubCo in connection with any PIPE Subscription.

Section 7.8 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, PubCo shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of PubCo or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 7.9 Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Board of Directors of PubCo shall consist of seven directors, (i) two (2) of which shall be designated by the Sponsor (the “GSR Designated Directors”), and (ii) five of which shall be designated by the BT Assets prior to the Closing (the “BT Designated Directors”); and

(b) the initial officers of PubCo shall be as set forth on Section 7.9(b) of the BT Disclosure Letter, who shall serve in such capacity in accordance with the terms of the PubCo Governing Documents following the Closing.

Section 7.10 PubCo Information Supplied. None of the information supplied or to be supplied by PubCo specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the PubCo Stockholders or at the time of the PubCo Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by PubCo or that are included in the Proxy Statement). Notwithstanding the foregoing, PubCo makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the BT Entities for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) PubCo shall cooperate in good faith with the BT Entities and any Governmental Authority and undertake promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to (x) consummate the Transactions as contemplated hereby and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, PubCo shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the BT Entities shall promptly furnish to PubCo, and PubCo shall promptly furnish to the BT Entities, copies of any notices or substantive written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties. To the extent not prohibited by Law, the BT Entities agree to provide PubCo and its counsel, and PubCo agrees to provide the BT Entities and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the BT Entities and PubCo agree to make all filings under Antitrust Laws (if any) as soon as practicable after execution of this Agreement, and to provide all information reasonably required of such Person and to reasonably cooperate with each other in connection with the Regulatory Approvals. To the extent applicable, the parties shall request early termination of the applicable waiting period under any Antitrust Law.

(c) Without limiting the generality of the forgoing, PubCo shall use reasonable best efforts to take any and all actions necessary to consummate the Transactions in accordance with the terms of this Agreement.

(d) Subject to Section 9.2, the BT Entities, on the one hand, and PubCo, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 8.2 Preparation of Proxy Statement; Stockholders’ Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, PubCo and the BT Entities shall jointly prepare and PubCo shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed by PubCo with the SEC and sent to the PubCo Stockholders relating to the PubCo Stockholders’ Meeting (such proxy statement, together with any amendments or supplements, the “Proxy Statement”). Each of PubCo and the BT Entities shall use its reasonable best efforts to cause the

Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each of PubCo and the BT Entities agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of PubCo, the BT Entities or their respective Subsidiaries to any regulatory authority (including the NASDAQ) in connection with the Transactions (the “Solicitation Documents”). PubCo will cause the Proxy Statement to be mailed to the PubCo Stockholders in each case promptly in compliance with applicable Law.

(ii) To the extent not prohibited by Law, each of PubCo and the BT Entities will advise the other parties, as promptly as practicable after such party receives notice of such time, of the time when the Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, each of PubCo and the BT Entities and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any Solicitation Document each time before any such document is filed with the SEC by PubCo or PubCo, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. To the extent not prohibited by Law, each of PubCo and the BT Entities shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(iii) Each of PubCo and the BT Entities shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the PubCo Stockholders and at the time of the PubCo Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo and the BT Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference in the Proxy Statement based on information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

(iv) If at any time prior to the Closing any information relating to PubCo, the BT Entities or any of their respective Subsidiaries, Affiliates, directors, managers or officers is discovered by PubCo or the BT Entities, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements made in such document, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the PubCo Stockholders.

(b) PubCo Stockholder Approval. PubCo shall (a) as promptly as practicable in compliance with applicable Law, (i) cause the Proxy Statement to be disseminated to holders of PubCo Common Stock in compliance with applicable Law, (ii) duly (1) establish a record date for, (2) call and give notice of and (3) convene and hold a meeting of its stockholders (the “PubCo Stockholders’ Meeting”) in accordance with the

PubCo Governing Documents and applicable Nasdaq Listing Rules for a date no later than 30 Business Days following the date the definitive Proxy Statement is disseminated to holders of PubCo Common Stock, and (iii) solicit proxies from the holders of PubCo Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect an PubCo Share Redemption. PubCo shall, through its Board of Directors, recommend to its stockholders (A) the adoption and approval of this Agreement and the transactions contemplated thereby (the “Business Combination Proposal”), (B) the approval of the issuance of shares of the PubCo Common Stock by PubCo in connection with the Transactions pursuant to applicable Nasdaq Listing Rules (the “Nasdaq Listing Proposal”), (C) the adoption and approval of the PubCo Charter in accordance with applicable Law (the “Charter Proposal”), (D) the adoption and approval of any other proposals as the SEC (or staff member of the SEC) may indicate are necessary in its comments to the Proxy Statement or correspondence related to the Proxy Statement, (E) the adoption and approval of any other proposals as reasonably agreed by PubCo and the BT Entities to be necessary or appropriate in connection with the Transactions (such proposals set forth in clauses (D) and (E), the “Other Required Proposals”), (F) the approval of the Incentive Equity Plan (the “Incentive Plan Proposal”), (G) the adjournment of the PubCo Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of PubCo shall not withdraw, amend, qualify or modify its recommendation to the stockholders of PubCo that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of PubCo in Section 8.2(c), a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) PubCo’s obligations to establish a record date for, duly call, give notice of, convene and hold the PubCo Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (y) PubCo agrees to establish a record date for, duly call, give notice of, convene and hold the PubCo Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) PubCo agrees that if the PubCo Stockholder Approval shall not have been obtained at any such PubCo Stockholders’ Meeting, then PubCo shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional PubCo Stockholders’ Meetings in order to obtain the PubCo Stockholder Approval. PubCo may only adjourn the PubCo Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the PubCo Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PubCo has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of PubCo prior to the PubCo Stockholders’ Meeting; provided, that the PubCo Stockholders’ Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the PubCo Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three Business Days prior to the Agreement End Date.

(c) Notwithstanding anything to the contrary contained in this Agreement, the PubCo Board of Directors may, at any time prior to, but not after, obtaining the PubCo Stockholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Board of Directors of PubCo determines in good faith that the failure to take such action would be a breach of the fiduciary duties of the Board of Directors of PubCo to the stockholders of PubCo under applicable Law, provided, that: (A) the BT Entities shall have received written notice from PubCo of PubCo’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by PubCo (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making an Intervening Event Change in Recommendation, if requested by the BT Entities, PubCo and its representatives shall have negotiated in good faith with the BT Entities and their representatives regarding any revisions or adjustments proposed by the BT Entities to the terms and conditions of this Agreement as would enable PubCo to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) PubCo may make an Intervening Event Change in Recommendation only if the Board of Directors of PubCo, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the BT Entities shall have, prior to the expiration of the five-Business Day period, offered in writing in a manner that would form a binding contract if accepted by PubCo, continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the PubCo Stockholders under applicable Law. An “Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination of the foregoing that (i) was not known to PubCo or its Board of Directors as of the Execution Date (or if known, the consequences of which were not known) and (ii) does not relate to any Alternative Business Combination Proposal; provided, however, that (1) any change in the price or trading volume of PubCo Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination of the foregoing that has had or would reasonably be expected to have an adverse effect on the business or financial condition of the BT Companies constitute an Intervening Event unless such event, fact, circumstance or development constitutes a BT Material Adverse Effect; and (3) the BT Companies meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of PubCo and/or PubCo’s Board of Directors to make filings with the SEC with respect to the proposals contemplated by this Section 8.2, to give notice for or to convene a meeting, or make a recommendation, shall be tolled during such period, and in the event of filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, PubCo shall be permitted to adjourn such meeting and amend such filing as necessary to provide sufficient time for the PubCo Stockholders to consider any revised recommendation.

(d) PubCo agrees that it shall provide the holders of PubCo Common Stock the opportunity to elect redemption of such shares of PubCo Common Stock in connection with the PubCo Stockholders’ Meeting as required by the PubCo Governing Documents.

Section 8.3 Tax Matters.

(a) Tax Returns.

(i) BT Assets shall prepare and file, or cause to be prepared and filed, any Tax Return that reports income of or with respect to any BT Company for any taxable period ending on or prior to the Closing Date, with respect to which Tax Return the direct or indirect owners of BT OpCo are required to pay the related Tax (including, for the avoidance of doubt, IRS Form 1120-S and any similar state or local Tax Return) (any such Tax Return, a “Flow-Thru Tax Return”). Any such Flow-Thru Tax Returns shall be prepared in a manner consistent with the past practices of BT Assets and/or the relevant BT Companies, as applicable, except as required by applicable Law or set forth in this Section 8.3. BT Assets shall be responsible for and timely pay, or cause to be timely paid, all Taxes reported on any Flow-Thru Tax Return.

(ii) In the event any Flow-Thru Tax Return could reasonably be expected to adversely impact any BT Company to a material extent in any taxable period ending after the Closing Date, BT Assets shall deliver a draft of such Flow-Thru Tax Return to PubCo for review at least twenty (20) days prior to the filing of such Flow-Thru Tax Return. BT Assets shall consider and incorporate in good faith any of PubCo’s reasonable comments on any such Flow-Thru Tax Return provided by PubCo within ten (10) days of PubCo’s receipt of such draft Flow-Thru Tax Return.

(iii) To the extent applicable, each BT Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

(b) Intended Tax Treatment. The parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes: (i) the BT Assets Unit Purchase is intended to be treated, in accordance with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1), as if BT Assets had sold a portion of each asset held by

BT OpCo prior to the Closing to PubCo in exchange for the Over the Top Consideration, and immediately thereafter BT Assets and PubCo contributed their respective interests in such assets to BT OpCo pursuant to Section 721(a) of the Code in exchange for (A) in the case of BT Assets, such BT OpCo Common Units and Earn-Out Units as were held by BT Assets immediately prior to the BT Assets Unit Purchase and (B) in the case of PubCo, the Purchased Common Units; and (ii) the BT OpCo Contribution is intended to be treated as if PubCo contributed the Contribution Amount to BT OpCo pursuant to Section 721(a) of the Code in exchange for the Contribution Common Units, the BT OpCo Matching Warrants and the Earn-Out Units. Each party shall, and shall cause its respective Affiliates to, file all Tax Returns consistent with, and take no position inconsistent with, the intended tax treatment described in this paragraph, except as otherwise required by applicable Law or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.

(c) Tax Contest Matters. BT Assets shall control the conduct of any Tax audit, examination, proceeding, claimed deficiency or other similar matter relating to the BT Companies that pertains to any Flow-Thru Tax Return (“Tax Contest”). In the event any Tax Contest could reasonably be expected to adversely impact any BT Company to a material extent in any taxable period ending after the Closing Date, PubCo and/or any BT Company shall have the right to participate in such Tax Contest at its own expense and with counsel of its own choosing, and BT Assets shall not settle or compromise any such Tax Contest without the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Allocation Matters. For purposes of determining the U.S. federal (and applicable state and local) income Tax consequences of the Transactions, the parties agree to use any reasonable allocation of values among the assets of the BT Companies that is selected by BT Assets and PubCo together in good faith. The parties agree to (and to cause their Affiliates to) file all of their Tax Returns consistent with any such allocation of values selected by BT Assets and PubCo together in good faith, except as otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.

(e) Cooperation. PubCo and the BT Entities shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in connection with the preparation and filing of Tax Returns and any audit, examination, or other Legal Proceeding regarding Taxes with respect to any Pre-Closing Tax Period of the BT Companies. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or any such audit, examination, or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided, and the provision of such powers of attorney as may be necessary to allow for the filing of Tax Returns or the control of any Legal Proceedings relating to Taxes.

(f) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred by PubCo and the BT Entities in connection with this Agreement shall be borne by BT OpCo.

Section 8.4 Section 16 Matters. Prior to the Closing, each of the BT Entities and PubCo shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the equity interests of PubCo or the BT Entities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.5 Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt the Bitcoin Depot 2022 Incentive Plan in the form mutually agreed upon between the BT Entities and PubCo (the “Incentive Equity Plan”). The Incentive Equity Plan will provide for awards of PubCo Common Stock with a total pool of shares equal to the sum of (i) ten percent (10%) of the number of shares of PubCo Common Stock outstanding as of immediately after the Closing, plus (ii) any shares of PubCo Common Stock issuable upon settlement of the Phantom Equity Awards or the BT Transaction Bonus Payments in accordance with this Agreement, plus (iii) an annual “evergreen” increase of four percent (4%) of the number of shares of PubCo Common Stock outstanding as of the day prior to such increase (the “Incentive Equity Plan Share Reserve”). The Incentive Equity Plan Share Reserve will be determined by the BT Entities in consultation with PubCo based upon benchmarking against peer companies and the recommendation of a compensation consultant engaged by the BT Entities. As soon as practicable following the expiration of the sixty (60) day period following the date on which PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Common Stock issuable under the Incentive Equity Plan, and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained in such registration statement(s)) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 8.6 Refinance. Prior to the Closing Date, PubCo and the BT Entities shall take all commercially reasonable actions necessary, if requested by the other party, to explore and seek to refinance, on such terms and conditions that are mutually agreeable to PubCo and the BT Entities, any Indebtedness of the BT Entities that are required to be paid off in connection with the consummation of the Transaction; provided, however, the consummation of such refinance transactions shall require the prior approval of BT Assets and PubCo (PubCo approval not to be unreasonably withheld, conditioned and delayed).

Section 8.7 Personal Guarantee. Prior to the Closing Date, PubCo and the BT Entities shall use commercially reasonable efforts to explore and seek to replace, on such terms and conditions that are mutually agreeable to PubCo and the BT Entities, any personal guarantees in the name of Founder (the “Founder Guarantees”) in effect on behalf any of the BT Companies with guarantees of the BT Companies effective immediately after the Closing. To the extent Founder is not or has not been released from such Founder Guarantees, PubCo hereby agrees to indemnify Founder from any and all claims, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising under or related to the Founder Guarantees, and to pay any and all amounts due with respect to the Founder Guarantees; provided, however, Founder shall not be entitled to indemnification from, or otherwise be indemnified by, PubCo for any claims, liabilities, losses, damages, costs and expenses in respect of such Founder Guarantees to the extent arising out of Founder’s wrongdoing or misconduct.

Section 8.8 Personal Data. The parties will only use and disclose any Personal Data exchanged by them in connection with the Transactions solely for purposes relating to such Transactions. The recipient of any such Personal Data will protect the data by security safeguards that are appropriate to the sensitivity of the information, and will return all such Personal Data to the disclosing party or permanently and irrevocably destroy such Personal Data within a reasonable time, if the Transactions are not consummated for any reason. From and after the consummation of the Transactions, each of the parties will: (a) use and disclose all Personal Data under their control, which was exchanged by them in connection with the Transactions, solely for the purposes for which such Personal Data was collected, permitted to be used or disclosed before the Transactions were consummated, (b) protect such Personal Data using safeguards appropriate to the sensitivity of the data, and (c) give effect to any withdrawal of consent by an individual to the continued collection, use or disclosure of such individual’s Personal Data.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of PubCo and the BT Entities. The obligations of PubCo and the BT Entities to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The PubCo Stockholder Approval shall have been obtained;

(b) All approvals or consents, and all waiting or other periods, or extensions of the foregoing, under the Laws set forth and described on Section 9.1(b) of the BT Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable; and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the transaction contemplated hereby under any Antitrust Laws shall have expired or been terminated;

(c) No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Transactions;

(d) The Pre-Closing Restructuring shall have been consummated prior to the Closing in all material respects in accordance with the Pre-Closing Restructuring Plans;

(e) The Minimum Condition PubCo Available Cash shall be no less than the PubCo Minimum Cash immediately prior to the Closing;

(f) as of immediately prior to Closing, (i) for states in which Lux Vending, LLC holds a money transmitter license and in which regulatory consent to a change of ownership/control is required as a result of the transactions contemplated by this Agreement, BT OpCo shall have (x) notified the relevant regulator, and PubCo and its directors, executive officers and Affiliates shall have reasonably cooperated with the submission of information required with such notice and other required submissions, of any change of ownership/control at least 30 days in advance of Closing and (y) regulators of states representing no more than 20% of the BT Entities’ total revenue (on an annualized basis based on the average monthly revenue for the three months prior to the Execution Date) shall have expressly denied to consent to any such change of ownership/control resulting from the transactions contemplated by this Agreement other than as a result of the failure of PubCo and its directors, executive officers and Affiliates to reasonably cooperate with the submission of information required with such notice and other required submissions, which denial is not curable within 45 days of receipt of such denial, and (ii) for all other states in which BT OpCo conducts business, the BT Entities shall have not failed to file applications for money transmitter licenses (or similar licenses) if such states representing more than 20% of the BT Entities’ total revenue (on an annualized basis based on the average monthly revenue for the three months prior to the Execution Date) notify the BT Entities in writing prior to seven days in advance of Closing that a money transmitter license (or similar license) is required; and

(g) The Class A Common Stock (as set forth in Section 7.3) shall have been approved for listing on Nasdaq.

Section 9.2 Conditions to Obligations of PubCo. The obligations of PubCo to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by PubCo:

(a) the representations and warranties contained in Section 3.1 (Company Organization), Section 3.3 (Due Authorization) and Section 3.24 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 3.6 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of the BT Entities and their respective Subsidiaries contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “BT Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a BT Material Adverse Effect; provided, that for purposes of this Section 9.2(a), no Event that is contemplated by the BT Pre-Closing Restructuring Plan shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(b) each of the covenants of the BT Entities and their respective Subsidiaries to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) each of the Employment Agreements shall be in full force and effect and shall not have been revoked or rescinded by the signatories thereto;

(d) there shall not have occurred any BT Material Adverse Effect;

(e) as of immediately prior to Closing, PubCo shall have net tangible assets of at least $5,000,001; and

(f) PubCo shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 2.7(b).

Section 9.3 Conditions to the Obligations of the BT Entities. The obligation of the BT Entities to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the BT Entities:

(a) the representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account) and Section 5.20 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 5.5 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of PubCo contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “PubCo Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speak as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, an PubCo Material Adverse Effect; provided, that for purposes of this Section 9.3(b), no Event that is contemplated by the PubCo Pre-Closing Restructuring Plan shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(b) each of the covenants of PubCo to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) the BT Assets shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 2.7(a).

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of BT Assets and PubCo;

(b) by written notice from BT Assets or PubCo to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from BT Assets to PubCo if the PubCo Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the PubCo Stockholders’ Meeting duly convened for such purpose or at any adjournment or postponement of such meeting;

(d) by written notice from BT Assets to PubCo after there has been a Modification in Recommendation;

(e) by written notice from PubCo to BT Assets delivered after 5:30 p.m. Eastern time on the relevant date set forth in this Section 10.1(e):

(i) if the Proxy Statement is not filed with the SEC on or prior to October 19, 2022 in accordance with Section 8.2(a) to the extent that such failure to file is caused by a BT Assets Disclosure Breach; provided, that, if BT Assets, upon written advice of counsel and based on information provided to BT Assets by its advisors, notifies PubCo of its reasonable belief that any such BT Assets Disclosure Breach will be cured on or prior to November 11, 2022, PubCo shall have no right to terminate this Agreement in accordance with this Section 10.1(e) unless such BT Assets Disclosure Breach is not cured by November 11, 2022;

(ii) if the Proxy Statement is not filed with the SEC on or prior to November 14, 2022 in accordance with Section 8.2(a) to the extent that such failure to file is caused by a BT Assets Disclosure Breach; or

(iii) to the extent that such failure to file is caused by a BT Assets Disclosure Breach, if an amendment to the Proxy Statement is not filed with the SEC in response to a first round of comments on the Proxy Statement from the SEC on or prior to the date that is 21 days from the date that PubCo delivers such first round of comments on the Proxy Statement from the SEC to BT Assets.

For any given BT Assets Disclosure Breach that results in a failure to file the Proxy Statement or an amendment thereto, PubCo’s right to terminate this Agreement shall expire 72 hours following the time that PubCo first has the right to terminate this Agreement under such subsection of this Section 10(e). Further, PubCo shall not have the right to terminate this Agreement under this Section 10(e) unless the relevant BT Assets Disclosure Breach has not been cured prior to PubCo’s delivery of a notice of termination to BT Assets.

(f) prior to the Closing, by written notice to BT Assets from PubCo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the BT Entities set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the BT Entities through the exercise of their respective reasonable best efforts, then, for a period of up to 20 days after receipt by BT Assets of notice from PubCo of such breach (the “BT Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the BT Cure Period, or (ii) the Closing has not occurred on or before February 28, 2023 (the “Agreement End Date”), unless PubCo is then in material breach of this Agreement; or

(g) prior to the Closing, by written notice to PubCo from BT Assets if (i) there is any breach of any representation, warranty, covenant or agreement on the part of PubCo set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating PubCo Breach”), except that, if any such Terminating PubCo Breach is curable by PubCo through the exercise of its reasonable best efforts, then, for a period of up to 20 days after receipt by PubCo of notice from BT Assets of such breach (the “PubCo Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating PubCo Breach is not cured within the PubCo Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless any of the BT Entities is then in material breach of this Agreement.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party to this Agreement or its respective Affiliates, officers, directors or stockholders, other than liability of the BT Entities or PubCo, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. Each of the BT Entities acknowledges that PubCo is a blank check company with the powers and privileges to effect a Business Combination. Each of the BT Entities further acknowledges that, as described in the prospectus dated February 22, 2022 (the “Prospectus”) available at www.sec.gov, substantially all of PubCo assets consist of the cash proceeds of PubCo’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of PubCo, certain of its public stockholders and the underwriters of PubCo’s initial public offering (the “Trust Account”). Each of the BT Entities acknowledges that it has been advised by PubCo that, except with respect to interest earned on the funds held in the Trust Account that may be released to PubCo to pay its Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if PubCo completes the transaction which constitutes a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if PubCo fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to PubCo in limited amounts to permit PubCo to pay the costs and expenses of its liquidation and dissolution, and then to PubCo’s public stockholders; and (iii) if PubCo holds a stockholder vote to amend PubCo’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of PubCo Common Stock (prior to the Closing) if PubCo fails to complete a Business Combination within the allotted time period, then for the redemption of any PubCo Common Stock (prior to the Closing) properly tendered in connection with such vote. For and in consideration of PubCo entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the BT Entities, on behalf of themselves and their respective Affiliates, hereby agree that they do not now have and shall not at any time hereafter have, and irrevocably waive any right, title, interest or claim of any kind they or any of their respective Affiliates have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations, Contracts or agreements with PubCo or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the BT Entities agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by PubCo to induce PubCo to enter in this Agreement, and each of the BT Entities further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing in this Section 11.1 shall serve to limit or prohibit BT Assets and the BT Companies’ right to pursue a claim against PubCo for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to PubCo’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for PubCo to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the PubCo Share Redemptions) to BT Assets in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect PubCo’s ability to fulfill its obligation to effectuate the

PubCo Share Redemptions and (y) nothing in this Section 11.1 shall serve to limit or prohibit any claims that BT Assets or any of the BT Companies may have in the future against PubCo’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to PubCo’s public stockholders).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers or other Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties (of another party to this Agreement) that are contained in this Agreement or (c) waive compliance by the other parties to this Agreement with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to the BT Entities, to:

BT Assets, Inc.

Brandon Mintz, President & CEO

2870 Peachtree Rd #327

Atlanta, Georgia, 30305

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Thomas Laughlin, P.C.; Mark Ramzy; Douglas E. Bacon, P.C.; Matthew R. Pacey, P.C.; Atma Kabad

Email: thomas.laughlin@kirkland.com; mark.ramzy@kirkland.com;

doug.bacon@kirkland.com; matt.pacey@kirkland.com; atma.kabad@kirkland.com

(b)	If to the PubCo, to:

GSR II Meteora Acquisition Corp.

840 Park East Drive

Boca Raton, Florida 33432,

Attention: Co-Chief Executive Officers

Email: gus@gsrmet.com; lew@gsrmet.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Steven Stokdyk; Brian Duff

Email: Steven.Stokdyk@lw.com; Brian.Duff@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party shall assign this Agreement or any part of this Agreement without the prior written consent of the other parties to this Agreement and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the BT Companies, or any participant in any BT Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary of such Person)), other than the parties to this Agreement, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of PubCo, the BT Companies or their respective Affiliates to amend, terminate or otherwise modify any BT Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing at any time; provided, however, that the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.7(a)-(d), and the BT Non-Recourse Parties and the PubCo Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.8, the PubCo Transaction Expenses and the BT Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by PubCo shall be paid upon the Closing and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that, as relates to PubCo, the CICA shall govern the interpretation of the duties of the PubCo Board of Directors in connection with this Agreement, in each case, to the extent required by the Laws of the Cayman Islands.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), and by different parties in separate counterparts, with the same effect as if all parties had signed the same document, but all of which together shall constitute one and the same instrument.

Section 11.9 BT Companies and PubCo Disclosure Letters. The BT Disclosure Letter and the PubCo Disclosure Letter (including, in each case, any section of the applicable Disclosure Letter) referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement. All references in this Agreement to the BT Disclosure Letter and/or the PubCo Disclosure Letter (including, in each case, any section of the applicable Disclosure Letter) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section of the applicable Disclosure Letter, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the BT Disclosure Letter and the PubCo Disclosure Letter), (ii) the Confidentiality Agreement, dated as of June 22, 2022, between PubCo and BT OpCo (the “Confidentiality Agreement”), (iii) the Phantom Equity Award Termination Agreement, (iv) the Registration Rights Agreement, (v) the Sponsor Support Agreement, (vi) the Tax Receivable Agreement, and (vii) the BT OpCo A&R LLC Agreement (clauses (ii) through (vii), collectively with all other agreements contemplated hereby or thereby, including in connection with the Pre-Closing Restructuring, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication of such press releases or other public communications, shall prior to the Closing be subject to the prior mutual approval of PubCo and BT Assets, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any such provision that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing in this in this Section 11.14 shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 11.15 Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse.

(a) Solely with respect to BT Assets, the BT Companies and PubCo, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the BT Entities and PubCo as named parties to this Agreement; and

(b) Except to the extent a Person is a party to this Agreement (and then only to the extent of the specific obligations undertaken by such party to this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of BT Assets, the BT Companies (each, a “BT Non-Recourse Party”) or PubCo (each, a “PubCo Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of BT Assets, the BT Companies, or PubCo under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) For the avoidance of doubt, the Sponsor shall not have any obligations under this Agreement.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect of such provisions), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section  11.17.

Section 11.18 Conflicts and Privilege.

(a) PubCo and the BT Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among PubCo and/or Sponsor, on the one hand, and BT Assets and/or the BT Companies, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented PubCo and/or Sponsor prior to the Closing may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to PubCo, and even though such counsel may have represented PubCo in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo and/or Sponsor. Notwithstanding the foregoing, any privileged communications or information shared by BT Assets or the BT Companies prior to the Closing with PubCo or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of BT Assets and/or the BT Companies following the Closing.

(b) PubCo and the BT Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the BT Designated Directors and/or BT Assets, on the one hand, and the BT Companies and/or PubCo, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented the BT Designated Directors and/or BT Assets prior to the Closing may represent the BT Designated Directors and/or BT Assets in such dispute even though the interests of the BT Designated Directors and/or BT Assets may be directly adverse to PubCo and/or the BT Companies, and even though such counsel may have represented PubCo and/or the BT Companies in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the BT Companies, the BT Designated Directors and/or BT Assets. PubCo and the BT Companies further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Latham & Watkins LLP) that represented BT Assets, the BT Designated Directors and/or the BT Companies prior to the Closing and any one or more such Persons that relate in any way to the Transactions, the attorney/client privilege and the expectation of client confidence belongs to BT Assets and/or the BT Designated Directors and may be controlled by BT Assets and/or such BT Designated Directors, and shall not pass to or be claimed or controlled by PubCo (after giving effect to the Closing) or the BT Companies; provided that BT Assets and/or the BT Designated Directors shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by PubCo prior to the Closing with BT Assets or the BT Designated Directors (in any capacity) under a common interest agreement shall remain the privileged communications or information of the BT Companies following the Closing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

[Signature Page to Transaction Agreement]

LUX VENDING, LLC

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: President

[Signature Page to Transaction Agreement]

ANNEX A-2

FIRST AMENDMENT TO THE TRANSACTION AGREEMENT

This FIRST AMENDMENT TO THE TRANSACTION AGREEMENT (this “Amendment”), dated as of February 13, 2023, is entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo”, and together with BT Assets, “BT Entities”). Each of PubCo, Sponsor, BT Assets and BT OpCo are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not defined herein shall have meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, each of the Parties has entered into that certain Transaction Agreement, dated as of August 24, 2022 (the “Agreement Date”), by and among the Parties (the “Transaction Agreement”);

WHEREAS, each of the Parties desires to amend the Transaction Agreement in accordance with the terms of the Transaction Agreement and this Amendment; and

WHEREAS, pursuant to Section 11.11 (Amendments) of the Transaction Agreement, the Transaction Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Transaction Agreement and which makes reference to the Transaction Agreement.

NOW, THEREFORE, in consideration of premises, and of the representations, warranties, covenants and agreements contained herein, the value, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Agreement End Date. Section 10.1(f)(ii) of the Transaction Agreement is hereby amended by deleting the date “February 28, 2023” and inserting in its place the date of “April 7, 2023.”

2. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that such Party is duly organized and validly existing and in good standing under the Laws of the state of its organization, that it has all necessary power and authority to enter into and perform the obligations of this Amendment, and that there are no consents or approvals required to be obtained by such party for such party to enter into and perform its obligations under this Amendment that have not been obtained.

3. Effect of Amendment. This Amendment shall be deemed incorporated into, and form a part of, the Transaction Agreement and have the same legal validity and effect as the Transaction Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Transaction Agreement are and shall remain in full force and effect, and all references to the Transaction Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Transaction Agreement shall hereafter refer to the Transaction Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Transaction Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Transaction Agreement as amended hereby (except that references in the Transaction Agreement to the “Execution Date”, “date hereof” or “date of this Agreement” or words or phrases of similar import shall continue to mean the Agreement Date).

4. Additional Provisions. The provisions contained in Sections 6.6 (Confidentiality), 11.3 (Notices), 11.4 (Assignment), 11.5 (Rights of Third Parties), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.10 (Entire Agreement), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial), 11.15 (Enforcement), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Transaction Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia Title: Co-CEO

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia Title: Co-CEO

[Signature Page to First Amendment to the Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

LUX VENDING, LLC

By:	/s/ Brandon Mintz
Name: Brandon Mintz Title: CEO

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz Title: CEO

[Signature Page to First Amendment to the Transaction Agreement]

ANNEX A-3

SECOND AMENDMENT TO THE TRANSACTION AGREEMENT

This SECOND AMENDMENT TO THE TRANSACTION AGREEMENT (this “Amendment”), dated as of April 4, 2023, is entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo”, and together with BT Assets, “BT Entities”). Each of PubCo, Sponsor, BT Assets and BT OpCo are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not defined herein shall have meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, each of the Parties has entered into that certain Transaction Agreement, dated as of August 24, 2022 (the “Agreement Date”), by and among the Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, each of the Parties desires to amend the Transaction Agreement in accordance with the terms of the Transaction Agreement and this Amendment; and

WHEREAS, pursuant to Section 11.11 (Amendments) of the Transaction Agreement, the Transaction Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Transaction Agreement and which makes reference to the Transaction Agreement.

NOW, THEREFORE, in consideration of premises, and of the representations, warranties, covenants and agreements contained herein, the value, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Agreement End Date. Section 10.1(f)(ii) of the Transaction Agreement is hereby amended by deleting the date “April 7, 2023” and inserting in its place the date of “May 15, 2023.”

2. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that such Party is duly organized and validly existing and in good standing under the Laws of the state of its organization, that it has all necessary power and authority to enter into and perform the obligations of this Amendment, and that there are no consents or approvals required to be obtained by such party for such party to enter into and perform its obligations under this Amendment that have not been obtained.

3. Effect of Amendment. This Amendment shall be deemed incorporated into, and form a part of, the Transaction Agreement and have the same legal validity and effect as the Transaction Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Transaction Agreement are and shall remain in full force and effect, and all references to the Transaction Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Transaction Agreement shall hereafter refer to the Transaction Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Transaction Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Transaction Agreement as amended hereby (except that references in the Transaction Agreement to the “Execution Date”, “date hereof” or “date of this Agreement” or words or phrases of similar import shall continue to mean the Agreement Date).

4. Additional Provisions. The provisions contained in Sections 6.6 (Confidentiality), 11.3 (Notices), 11.4 (Assignment), 11.5 (Rights of Third Parties), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.10 (Entire Agreement), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial), 11.15 (Enforcement), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Transaction Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

[Signature Page to Second Amendment to the Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

LUX VENDING, LLC

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

[Signature Page to Second Amendment to the Transaction Agreement]

ANNEX A-4

THIRD AMENDMENT TO THE TRANSACTION AGREEMENT

This THIRD AMENDMENT TO THE TRANSACTION AGREEMENT (this “Amendment”), dated as of May 11, 2023, is entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo”, and together with BT Assets, “BT Entities”). Each of PubCo, Sponsor, BT Assets and BT OpCo are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not defined herein shall have meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, each of the Parties has entered into that certain Transaction Agreement, dated as of August 24, 2022 (the “Agreement Date”), by and among the Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, each of the Parties desires to amend the Transaction Agreement in accordance with the terms of the Transaction Agreement and this Amendment; and

WHEREAS, pursuant to Section 11.11 (Amendments) of the Transaction Agreement, the Transaction Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Transaction Agreement and which makes reference to the Transaction Agreement.

NOW, THEREFORE, in consideration of premises, and of the representations, warranties, covenants and agreements contained herein, the value, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Agreement End Date. Section 10.1(f)(ii) of the Transaction Agreement is hereby amended by deleting the date “May 15, 2023” and inserting in its place “the date that is the earlier of (i) July 15, 2023 and (ii) forty-five (45) days following the date the Proxy Statement containing the 2023 Q1 Financial Statements has been filed with the SEC.”

2. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that such Party is duly organized and validly existing and in good standing under the Laws of the state of its organization, that it has all necessary power and authority to enter into and perform the obligations of this Amendment, and that there are no consents or approvals required to be obtained by such party for such party to enter into and perform its obligations under this Amendment that have not been obtained.

3. Effect of Amendment. This Amendment shall be deemed incorporated into, and form a part of, the Transaction Agreement and have the same legal validity and effect as the Transaction Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Transaction Agreement are and shall remain in full force and effect, and all references to the Transaction Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Transaction Agreement shall hereafter refer to the Transaction Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Transaction Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Transaction Agreement as amended hereby (except that references in the Transaction Agreement to the “Execution Date”, “date hereof” or “date of this Agreement” or words or phrases of similar import shall continue to mean the Agreement Date).

4. Additional Provisions. The provisions contained in Sections 6.6 (Confidentiality), 11.3 (Notices), 11.4 (Assignment), 11.5 (Rights of Third Parties), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.10 (Entire Agreement), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial), 11.15

(Enforcement), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Transaction Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

[Signature Page to Third Amendment to the Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

LUX VENDING, LLC

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

[Signature Page to Third Amendment to the Transaction Agreement]

ANNEX A-5

FOURTH AMENDMENT TO THE TRANSACTION AGREEMENT

Agreed

FOURTH AMENDMENT AND JOINDER TO THE TRANSACTION AGREEMENT

This FOURTH AMENDMENT AND JOINDER TO THE TRANSACTION AGREEMENT (this “Amendment”), dated as of June 7, 2023, is entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo”), and BT HoldCo LLC, a Delaware limited liability company and wholly owned subsidiary of BT Assets (“BT HoldCo”, and together with BT Assets and BT OpCo, “BT Entities”). Each of PubCo, Sponsor, BT Assets, BT OpCo and BT HoldCo are referred to in this Amendment as a “Party” and collectively as the “Parties.” Each of the Parties other than BT HoldCo is referred to in this Amendment as an “Original Party” and collectively as the “Original Parties.” Capitalized terms used but not defined in this Amendment have meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, each of the Original Parties entered into the Transaction Agreement, dated as of August 24, 2022 (the “Agreement Date”), by and among the Original Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, each of the Original Parties desires to amend the Transaction Agreement in accordance with the terms of the Transaction Agreement and this Amendment; and

WHEREAS, pursuant to Section 11.11 (Amendments) of the Transaction Agreement, the Transaction Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Transaction Agreement and which makes reference to the Transaction Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Amendment, the value, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Non-Redemption Agreements

1. Recitals. The following eighth (8th) whereas clause is added to the Recitals:

“WHEREAS, prior to the Closing, certain Persons (the “Backstop Investors”) will agree to refrain from exercising the redemption rights of the entirety of their PubCo Class A Common Stock (the “Backstop Investor Shares”) in connection with the Business Combination by entering into one or more Non-Redemption Agreements, in the forms substantially attached hereto as Exhibit H-1 and Exhibit H-2, by and between PubCo and the Backstop Investors (the “Non-Redemption Agreements”), in which there will be a payment of (i) Non-Redemption Cash (as defined in the Non-Redemption Agreements) or (ii) Non-Redemption Bonus Shares (as defined in the Non-Redemption Agreements).”

2. Exhibits H-1 and H-2. A new Exhibit H-1 (Non-Redemption Agreement (Non-Cash)) is added and attached to the Transaction Agreement, substantially in the form attached to this Amendment as Exhibit A-1. A new Exhibit H-2 (Non-Redemption Agreement (Cash)) is added and attached to the Transaction Agreement, substantially in the form attached to this Amendment as Exhibit A-2.

3. Cash Distribution Waterfall. A new Section 2.2(e) of the Transaction Agreement is added as follows:

“(e) Notwithstanding the foregoing, any payments required to be made under the Non-Redemption Agreements will take precedence over the foregoing payment steps (as applicable), such that any such payments under the Non-Redemption Agreements will be made pursuant to the terms of the Non-Redemption Agreements when due and, if there is PubCo Available Cash remaining following the payments under the Non-Redemption Agreements, it shall be paid to BT Assets or contributed to BT HoldCo, in each case, in accordance with the applicable foregoing payment steps and the Closing Spreadsheet.”

BT HoldCo LLC and Definitions

4. Preamble. The Preamble of the Transaction Agreement is deleted and replaced in its entirety with the following:

“This Transaction Agreement (as amended by (i) the First Amendment to Transaction Agreement, dated as of February 13, 2023 (the “First Amendment”), (ii) the Second Amendment to Transaction Agreement, dated as of April 4, 2023 (the “Second Amendment”), and (iii) the Third Amendment to Transaction Agreement, dated as of May 11, 2023 (the “Third Amendment”), and (iv) the Fourth Amendment to Transaction Agreement, dated as of June 7, 2023 (the “Fourth Amendment”), this “Agreement”), dated as of August 24, 2022 (the “Execution Date”), is made and entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo” , and BT Assets and BT OpCo, together with BT HoldCo (as defined below) following BT HoldCo’s execution and delivery of a joinder to this Agreement, “BT Entities”).”

5. Recitals. The second (2nd) whereas clause of the Recitals of the Transaction Agreement is deleted and replaced in its entirety with the following:

“WHEREAS, PubCo desires to, subject to the terms and conditions set forth in this Agreement, contribute, pay and deliver to BT HoldCo and BT Assets the PubCo Available Cash, without interest, and BT Assets or BT HoldCo, as applicable, shall in consideration therefor issue or sell and deliver to PubCo, at the Closing (i) certain Common Units of BT HoldCo and (ii) immediately following the effectiveness of the BT HoldCo A&R LLC Agreement, certain BT HoldCo Matching Warrants and the PubCo Earn-Out Units, free from any Encumbrances and subject to the terms and conditions set forth in this Agreement;”

6. Recitals. The fourth (4th) whereas clause of the Recitals of the Transaction Agreement is deleted and replaced in its entirety with the following:

“WHEREAS, prior to or at the Closing (and in any case prior to the Unit Purchase), the BT Entities will enter into a series of reorganizations, including, the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC” (the “BT Surviving Entity”), BT Assets’ formation of BT HoldCo LLC, a Delaware limited liability company and a wholly owned subsidiary of BT Assets (“BT HoldCo”), the contribution to BT HoldCo of the entirety of BT Assets’ equity interests in BT OpCo pursuant to a contribution agreement in a form mutually agreeable by PubCo and BT Assets, and the Recapitalization, pursuant to which the issued and outstanding membership interests of BT HoldCo shall be recapitalized into the BT HoldCo Common Units, the BT HoldCo Preferred Units, the BT HoldCo Class 1 Earnout Units, the BT HoldCo Class 2 Earnout Units, and the BT HoldCo Class 3 Earnout Units (such transactions, collectively, the “BT Pre-Closing Restructuring”, and together with the PubCo Pre-Closing Restructuring, the “Pre-Closing Restructuring Plan”); provided that BT Entities and PubCo may make amendments to the Pre-Closing Restructuring Plan, as attached to the Fourth Amendment as Exhibit B (which shall be Exhibit C to this Agreement) after the Execution Date subject to the prior written consent of the other party (not to be unreasonably conditioned, withheld or delayed);”

7. Recitals. The fifth (5th) whereas clause of the Recitals of the Transaction Agreement is deleted in its entirety.

8. Recitals. The sixth (6th) whereas clause of the Recitals of the Transaction Agreement is deleted and replaced in its entirety with the following:

“WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, BT OpCo, and PubCo have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit E-1, and concurrently with the execution and delivery of the Fourth Amendment, the Sponsor, BT OpCo, and Pubco have entered into the First Amendment to Sponsor Support Agreement, a copy of which is attached as Exhibit E-2 (the “Sponsor Support Agreement”);”

9. BT HoldCo LLC. For the following sections of the Transaction Agreement only, each and every reference to “BT OpCo” in each such section of the Transaction Agreement is replaced with “BT HoldCo”:

Sections 2.1 (Unit Purchase), 2.2 (c) – (d) (Cash Distribution Waterfall), 2.4 (Earn-Out Consideration), 2.7(a)(ii), and 2.7(b)(iii) (Closing Deliverables), 2.8(a) (Payment of Cash Consideration), 3.2 (Subsidiaries), 3.6 (Capitalization), 3.14(q) (Taxes), 4.5 (Title to Units of BT OpCo), 6.3(a)(i) (Closing Spreadsheet), 7.1 (Trust Account Proceeds and Related Available Equity), 7.2 (Equity Line), 7.3 (Nasdaq Listing), 8.3(b) (Tax Matters) and 11.10(vii) (Entire Agreement).

10. BT HoldCo LLC and Lux Vending, LLC. For the following sections of the Transaction Agreement only, each and every reference to “BT OpCo” in each such section of the Transaction Agreement is replaced with “each of BT HoldCo and BT OpCo”:

Preamble of Article III, Section 3.1 (Company Organization), Sections 3.3 (Due Authorization) and 3.4 (No Violation).

11. BT Disclosure Letter. Each of Section 3.2 and Section 3.14(q) of the BT Disclosure Letter is replaced in its entirety with Annex I and Annex II attached hereto, respectively.

12. Cash Distribution Waterfall. The portion of Section 2.2 of the Transaction Agreement prior to Section 2.2(a) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“A portion of the PubCo Available Cash shall be paid to BT Assets (such amounts paid to BT Assets in accordance with this Section 2.2 and pursuant to Section 2.1(a), the “Over the Top Consideration”) and a portion of the PubCo Available Cash shall be contributed to BT HoldCo, which shall then be contributed to BT OpCo in accordance with this Section 2.2 (such amounts contributed to BT HoldCo in accordance with this Section 2.2 and pursuant to Section 2.1(b), the “Contribution Amount”, which, together with the Over the Top Consideration shall constitute the PubCo Available Cash, and such distributions made in accordance with this Section 2.2, the “Cash Distribution Waterfall”) as follows:”

13. Sections 2.2(a) and 2.2(b) of the Transaction Agreement of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(a) first, an amount contributed to BT HoldCo equal to (and for further payment by BT HoldCo and/or BT OpCo at BT HoldCo’s direction to payees of) any outstanding BT Transaction Expenses in accordance with the Closing Spreadsheet;

(b) second, an amount contributed to BT HoldCo equal to (and for further payment by BT HoldCo and/or BT OpCo at BT HoldCo’s direction to payees of) any outstanding Indebtedness of BT Entities that is required to be paid off in connection with the consummation of the Transaction in accordance with its terms (defined below, and the amounts payable in accordance with this Section 2.2(b), the “BT Closing Indebtedness”), in each case, in accordance with the Closing Spreadsheet;”

14. BitAccess Buyout. Section 6.8 of the Transaction Agreement is deleted and replaced in its entirety with the following:

“Promptly after the Closing (or at such later time as may be permitted by any written agreement between PubCo and/or any of the BT Companies and BitAccess or any of the holders of shares of BitAccess other than Digital Gold), (a) BT HoldCo shall contribute a portion of the Contribution Amount or other available cash of BT HoldCo (such amount, the “BitAccess Contribution Amount”) to Intuitive Software, LLC, a Delaware limited liability company, which shall then contribute such amount to Digital Gold Ventures Inc., an Ontario corporation (“Digital Gold”), and (b) BitAccess, Inc., an Ontario corporation (“BitAccess”) shall, and BT HoldCo shall cause Digital Gold to, use such BitAccess Contribution Amount to (and use solely for the purposes set forth in this Agreement), purchase or cause cancellation of all of the outstanding capital stock of or other equity interests in BitAccess, including BitAccess Options, not held by Digital Gold as of the date of such purchase, in accordance with the terms of the amended and restated shareholders agreement of BitAccess, dated as of July 20, 2021, and on such terms that are negotiated with the holders of such shares of BitAccess, such that immediately after the consummation of such purchase transactions, BitAccess shall be a wholly owned subsidiary of Digital Gold (the amount required to effect such purchase, the “BitAccess Payment Amount”); provided, that, at BT Assets’ discretion, a portion of the BitAccess Payment Amount designated in writing by BT Assets at or prior to the Closing may consist of shares of capital stock of PubCo (which such stock PubCo shall contribute (or shall be deemed to have contributed in accordance with Treasury Regulations Section 1.1032-3) to BT HoldCo and BT HoldCo shall then contribute in the same manner as the BitAccess Contribution Amount), in which case the BitAccess Contribution Amount will be decreased accordingly and BT HoldCo shall issue to PubCo a number of Common Units equal to the number of shares of PubCo capital stock included in the BitAccess Payment Amount.”

15. BT HoldCo LLC. For the following definitions in the Transaction Agreement, each and every reference to “BT OpCo” is replaced with “BT HoldCo”:

“BT Companies” (provided, for purposes of Sections 3.7(a)-(b) and 6.9, “BT Companies” shall mean BT OpCo and all of its Subsidiaries), “BT Earn-Out Units”, “BT OpCo Matching Warrants”, “BT OpCo Class 1 Earn-Out Units”, “BT OpCo Class 2 Earn-Out Units”, “BT OpCo Class 3 Earn-Out Units”, “Contribution Common Units”, “Change of Control”, “Purchased Common Units”, “PubCo Earn-Out Units”, “BT OpCo A&R LLC Agreement” and “BT OpCo Contribution.”

16. BT HoldCo Organization Documents. Section 6.10 of the Transaction Agreement is deleted and replaced in its entirety with the following:

“Section 6.10 BT HoldCo Organizational Documents. Immediately prior to the Closing, the BT HoldCo shall amend and restate its limited liability company agreement so as to read in its entirety in the form set forth in Exhibit C to the Fourth Amendment (which shall be Exhibit G to this Agreement) (the “BT HoldCo A&R LLC Agreement”). Effective immediately prior to the Unit Purchase, BT Assets will hold 100% of the Recapitalized BT HoldCo Units.”

17. Exhibit C. Exhibit C (Pre-Closing Restructuring Plan) of the Transaction Agreement is deleted and replaced in its entirety with Exhibit B attached to this Amendment.

18. Exhibit G. Exhibit G (Form of BT OpCo A&R LLC Agreement) of the Transaction Agreement is deleted and replaced in its entirety with Exhibit C attached to this Amendment.

19. Joinder. Upon execution of this Amendment, BT HoldCo shall become a party to the Transaction Agreement and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the Transaction Agreement as though an original party thereto and shall be deemed “BT HoldCo” for all purposes thereof and entitled to all the rights incidental thereto.

Employment Agreements

20. Conditions to Obligations of PubCo. Sections 9.2(a) and 9.2(c) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(a) the representations and warranties contained in Section 3.1 (Company Organization), Section 3.3 (Due Authorization) and Section 3.24 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 3.6 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of the BT Entities and their respective Subsidiaries contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “BT Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a BT Material Adverse Effect; provided, that for purposes of this Section 9.2(a), no Event that is contemplated by the BT Pre-Closing Restructuring Plan (or the Recapitalization) shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(c) Reserved;”

Treatment of Phantom Equity and BT Transaction Bonuses

21. Treatment of Phantom Equity and BT Transaction Bonuses. Section 2.6(a) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(a) At the Closing, each Phantom Equity Award that is outstanding as of immediately prior to the Closing shall, subject to and conditioned upon the Phantom Equity Holder’s execution and delivery to BT OpCo and PubCo of a Phantom Equity Award Termination Agreement, be converted into the right to receive (i) an amount in cash, without interest, to be paid in accordance with Section 2.8(f) equal to (A) the portion of the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award under the Phantom Equity Plan and set forth opposite such Phantom Equity Holder’s name on the Closing Spreadsheet, multiplied by (B) the Cash Payout Percentage (the “Phantom Equity Cash Consideration”), and/or (ii) such number of shares of PubCo Class A Common Stock granted under the Incentive Equity Plan as is determined by dividing (A) (1) the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award under the Phantom Equity Plan and set forth opposite such Phantom Equity Holder’s name on the Closing Spreadsheet, multiplied by (2) the Equity Payout Percentage, divided by (B) $10.15 (rounded to the nearest whole share) (such shares, the “Phantom Equity Non-Cash Consideration”); provided, however, that the Aggregate Phantom Equity Consideration (whether paid in cash or equity) payable to the Phantom Equity Holders under this Section 2.6 shall not exceed $2,000,000 (the “Phantom Equity Consideration Cap”). Prior to the Closing, the BT Entities shall deliver to PubCo a spreadsheet that sets forth the calculation methodology for the Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration payable to each Phantom Equity Holder. Except as expressly provided in this Section 2.6, Phantom Equity Holders shall have no further rights with respect to any Phantom Equity Awards after the Closing and such Phantom Equity Awards shall be deemed to have been cancelled and terminated. Prior to the Closing, BT Assets shall specify in writing the portion of the Aggregate Phantom Equity Consideration payable in the form of Phantom Equity Cash Consideration (the “Cash Payout Percentage”) and the portion of the Aggregate Phantom Equity Consideration payable in the form of

Phantom Equity Non-Cash Consideration (the “Equity Payout Percentage”); provided that all Phantom Equity Holders shall have the same Cash Payout Percentage and Equity Payout Percentage, and provided, further, that in no event will the Aggregate Phantom Equity Consideration payable to the Phantom Equity Holders exceed the Phantom Equity Consideration Cap.”

22. Section 2.6(d) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(d) No later than immediately prior to the Closing, BT OpCo shall terminate the Phantom Equity Plan (which termination may be made subject to the consummation of the payments of Aggregate Phantom Equity Consideration to the respective payees thereof). The BT Companies shall, and shall cause the administrator of the Phantom Equity Plan to, take such actions as are necessary or appropriate to accomplish the foregoing cancellation of the Phantom Equity Awards, and shall obtain all consents, as may be required to effect the treatment of Phantom Equity pursuant to this Section 2.6. PubCo shall be entitled to advance review and approval of all such documentation, which review and approval shall not be unreasonably withheld or delayed.”

23. New Sections 2.6(e) and 2.6(f) of the Transaction Agreement are added as follows:

“(e) Notwithstanding the foregoing provisions of this Section 2.6 or anything else to the contrary in this Agreement, to the extent permitted by the Phantom Equity Plan, BT Assets may elect in its sole discretion by written notice to PubCo to cause the BT Companies to delay the payment and/or issuance of the Aggregate Phantom Equity Consideration to the Phantom Equity Holders from the Closing to a later date. In the case of such an election, the amounts so delayed shall not be BT Transaction Expenses for purposes of this Agreement. In furtherance of the foregoing sentence (and notwithstanding anything to the contrary in this Agreement), BT Assets and the Company are expressly permitted to amend the Phantom Equity Plan to effect any such delay (solely to the extent, unless otherwise agreed by PubCo in writing in its sole discretion, such amendment neither (x) increases the aggregate amount payable under the Phantom Equity Plan above that which would be payable absent such amendment or (y) renders the aggregate amount payable under the Phantom Equity Plan being unquantifiable at the Closing).

(f) Notwithstanding anything to the contrary in this Agreement, to the extent permitted under the BT Transaction Bonus Agreements, BT Assets may elect in its sole discretion by written notice to PubCo to cause the BT Companies to (i) delay the payment and/or issuance of the cash or equity consideration in respect of the BT Transaction Bonus Payments from the Closing to a later date or (ii) convert a portion of the cash consideration that would otherwise be payable under the BT Transaction Bonus Agreements to be payable in the form of Pubco Class A Common Stock, restricted stock units or similar equity securities under the Incentive Equity Plan. In the case of such an election, the amounts so delayed shall not be BT Transaction Expenses for purposes of this Agreement. In furtherance of the foregoing sentence (and notwithstanding anything to the contrary in this Agreement), BT Assets and the Company are expressly permitted to amend any BT Transaction Bonus Agreement to effect any such delay or conversion (solely to the extent, unless otherwise agreed by PubCo in writing in its sole discretion, such amendment neither (x) increases the aggregate amount payable under such BT Transaction Bonus Agreement above that which would be payable absent such amendment or (y) renders the aggregate amount payable under such BT Transaction Bonus Agreement being unquantifiable at the Closing).”

Closing Deliverables

24. PubCo Closing Deliverables. Section 2.7(a)(i) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(i) a certificate signed by an officer of PubCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;”

25. BT Entities Closing Deliverables. Section 2.7(b)(i) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(i) a certificate signed by an officer of each of BT Assets, BT HoldCo and BT OpCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c), and Section 9.2(d) have been fulfilled;”

26. Payment of Aggregate Phantom Equity Consideration. Sections 2.8(f) and 2.8(g) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(f) Payment of Aggregate Phantom Equity Consideration. To the extent not paid pursuant to Section 2.2, and subject to the terms of Section 2.2 and Section 2.6(e), PubCo shall, no later than the first regular payroll date that occurs at least five days following the Closing, (i) pay, or cause one of the BT Companies to pay, the Aggregate Phantom Equity Cash Consideration to the Phantom Equity Holders in accordance with Section 2.6 and the Closing Spreadsheet, to be paid through PubCo’s or a BT Company’s payroll system in accordance with standard payroll practices, and (ii) issue the Aggregate Phantom Equity Non-Cash Consideration under the Incentive Equity Plan to the Phantom Equity Holders in accordance with Section 2.6 and the Closing Spreadsheet, in each case subject to any required withholding for applicable Taxes as set forth in Section 2.1(d) and Section 2.6; provided that such payment or issuance of shares to such Phantom Equity Holder shall be made only if such Phantom Equity Holder shall have delivered a duly executed Phantom Equity Award Termination Agreement to BT OpCo.

(g) Payment of BT Transaction Bonus Payments. Subject to Section 2.6(f), PubCo shall (i) pay, or cause one of the BT Companies to pay, the cash portion of the BT Transaction Bonus Payments in accordance with the Closing Spreadsheet and the applicable agreement, to be paid through PubCo’s or a BT Company’s payroll system in accordance with standard payroll practices, and (ii) issue the equity or equity-based awards issuable in respect of the equity portion of the BT Transaction Bonus Payments under the Incentive Equity Plan in accordance with the Closing Spreadsheet and the applicable agreement, in each case, subject to any required withholding for applicable taxes as set forth in Section 2.1(d); provided that such payment of the BT Transaction Bonus Payments shall be made only if the applicable recipient shall have delivered a duly executed BT Transaction Bonus Termination Agreement to BT OpCo. Subject to Section 2.6(f), PubCo and the BT Companies shall be entitled to require payment by means of deduction from the BT Transaction Bonus Payments (including the withholding of shares otherwise issuable in satisfaction of such BT Transaction Bonus Payments) payable to each recipient thereof pursuant to this Section 2.8(g) of any sums required by applicable Law to be withheld with respect to such BT Transaction Bonus Payments (whether to be paid in cash or equity) to be paid to such holder (and, for the avoidance of doubt, all such applicable withholding may be first deducted from the portion of the BT Transaction Bonus Payments payable in cash in accordance with the Closing Spreadsheet and the applicable agreement).”

BT HoldCo Recapitalization

27. BT HoldCo Recapitalization. A new Section 2.9 of the Transaction Agreement is added as follows:

“Section 2.9 BT HoldCo Recapitalization. Following the finalization of the Closing Spreadsheet (and in any case prior to the Unit Purchase), as part of the BT Pre-Closing Restructuring, BT Assets and BT HoldCo shall cause all of the issued and outstanding membership interests in BT HoldCo to be recapitalized (the “Recapitalization”) into five classes of equity securities, the BT HoldCo Common Units, the BT HoldCo Preferred Units, the BT HoldCo Class 1 Earnout Units, the BT HoldCo Class 2 Earnout Units and the BT HoldCo Class 3 Earnout Units. The number of issued and outstanding units in each such class as of immediately following the Recapitalization (collectively, the “Recapitalized BT HoldCo Units”) shall be as follows:

(a) A number of BT HoldCo Common Units equal to (x) 44,100,000 minus (y) the BT HoldCo Preferred Unit Number;

(b) A number of BT HoldCo Preferred Units equal to (x) the BT HoldCo Preferred Unit Amount divided by (y) $10.00 (the “BT HoldCo Preferred Unit Number”);

(c) 5,000,000 BT HoldCo Class 1 Earnout Units;

(d) 5,000,000 BT HoldCo Class 2 Earnout Units; and

(e) 5,000,000 BT HoldCo Class 3 Earnout Units.”

28. BT HoldCo Recapitalization Definition Revisions. The definition of “BT OpCo Common Units” is deleted and replaced in its entirety:

““BT HoldCo Common Units” means Common Units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo A&R LLC Agreement.”

29. BT HoldCo Recapitalization Definition Additions. The following definitions of the Transaction Agreement are added:

““BT HoldCo Preferred Unit Amount” means $29,000,000.00.

“BT HoldCo Preferred Units” means Preferred Units of BT HoldCo having the rights, preferences and privileges set forth in the BT HoldCo A&R LLC Agreement.”

30. Adjustments. Section 2.1(c) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(c) Adjustments. In the event of any equity split, reverse equity split, equity dividend (including any dividend or distribution of securities convertible into BT HoldCo Common Units), reorganization, reclassification, combination, recapitalization or other like change with respect to BT HoldCo Common Units occurring after the Execution Date and prior to the Closing, in each case excluding the Recapitalization, all references in this Agreement to specified membership interests of any class or series affected thereby, and all calculations provided for that are based upon the membership interests affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such equity split, reverse equity split, equity dividend, reorganization, reclassification, combination, recapitalization or other like change.”

Post-Closing Founder Bonus and Definitions

31. Post-Closing Founder Bonus. A new Section 2.10 of the Transaction Agreement is added as follows:

“Section 2.10 Post-Closing Founder Bonus. At the Closing, PubCo shall issue to Founder 500,000 shares of PubCo Class A Common Stock under the Incentive Equity Plan in accordance with the Closing Spreadsheet, subject to any required withholding for applicable taxes in accordance with Section 2.1(d) (the “Post-Closing Founder Bonus”).”

32. Recitals. The seventh (7th) whereas clause of the Recitals of the Transaction Agreement is deleted and replaced in its entirety with the following:

“WHEREAS, at the Closing and immediately following the effectiveness of the BT HoldCo A&R LLC Agreement, PubCo shall issue (i) the Share Transaction Consideration to BT Assets for par value as set forth in this Agreement and (ii) the Post-Closing Founder Bonus to Founder;”

33. BT Transaction Expenses. The definition of “BT Transaction Expenses” is deleted and replaced in its entirety with the following:

““BT Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by the BT Entities or any of their respective Subsidiaries or any of their respective Affiliates

(whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments pursuant to any written arrangements entered into prior to the Closing, payable by the BT Entities or any of their Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the BT Entities or any of their Subsidiaries as a result of the Transactions (whether alone or together with any other event), but excluding, for the avoidance of doubt, (x) any such payments that arise from employment-related actions taken by PubCo, the BT Entities or any of their respective Subsidiaries or Affiliates following the Closing and (y) the BT Transaction Bonus Payments and the Aggregate Phantom Equity Consideration, including the employer portion of payroll Taxes arising therefrom, (C) subject to Section 2.6(f), up to $1,000,000 of the sum of the BT Transaction Bonus Payments and the employer portion of payroll Taxes arising from the aggregate amount of the BT Transaction Bonus Payments (whether paid in cash or equity), (D) subject to Section 2.6(e) up to $1,000,000 of the sum of the Aggregate Phantom Equity Cash Consideration and the employer portion of payroll Taxes arising from the Aggregate Phantom Equity Consideration (whether paid in cash or equity), and (E) any and all filing fees payable by the BT Entities or any of their Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, for purposes of this Agreement, the Post-Closing Founder Bonus is not a BT Transaction Expense.”

34. Minimum Condition PubCo Available Cash. The definition of “Minimum Condition PubCo Available Cash” is deleted and replaced in its entirety with the following:

““Minimum Condition PubCo Available Cash” means, an amount equal to (i) the PubCo Available Cash, minus (ii) the lesser of (x) $3,000,000 and (y) any amount of the outstanding BT Transaction Expenses (other than any amount not paid in cash in respect of clauses (C) and (D) of the definition of the BT Transaction Expenses) payable in accordance with the Closing Spreadsheet and Section 2.2(a).”

Representations and Warranties of the BT Companies

35. Capitalization. Sections 3.6(a) and 3.6(b) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(a) The BT Company Interests comprise all of the BT Companies’ authorized equity interests that are issued and outstanding. Except as set forth on Section 3.6(a) of the BT Disclosure Letter, all of the issued and outstanding BT Company Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of the BT Companies; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the BT Companies or any Contract to which any BT Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such BT Company (as applicable). After giving effect to the BT Pre-Closing Restructuring (including the Recapitalization), (i) BT Assets will own 100% of the Recapitalized BT HoldCo Units (which shall constitute 100% of the issued and outstanding units in BT HoldCo as of the completion of the BT Pre-Closing Restructuring) and (ii) BT HoldCo shall own, directly or indirectly, 100% of the issued and outstanding equity interests of the other BT Companies.

(b) Except as set forth on Section 3.6(b) of the BT Disclosure Letter or as contemplated by the Recapitalization, none of the BT Companies have granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for BT Company Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements, arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of any of the BT Companies, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of any of the BT Companies or the value of which is determined by reference to shares or other equity interests of any of the BT Companies, and there are no voting trusts, proxies or agreements of any kind which may obligate the BT Companies to issue, purchase, register for sale, redeem or otherwise acquire any BT Company Interests.”

Covenants of the BT Entities

36. Conduct of Business. Sections 6.1, 6.1(b), 6.1(m) and 6.1(o) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“Section 6.1 Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement (including the Recapitalization and the other transactions contemplated by the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 6.1 of the BT Disclosure Letter or (iv) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the Execution Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), each of the BT Entities shall, and shall cause their Subsidiaries to, use reasonable best efforts to operate the business of the BT Entities in the ordinary course. Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (B) as required by applicable Law (including for this purpose any COVID-19 Measures), (C) as set forth on Section 6.1 of the BT Disclosure Letter or (D) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the BT Entities shall not, and shall cause their Subsidiaries not to:

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any BT Company or make any other distributions in respect of any of the BT Companies’ capital stock or equity interests, except for dividends and distributions by a BT Company to another BT Company; provided, that prior to the Closing, BT HoldCo or BT OpCo (through BT HoldCo) may make or declare any cash dividend or cash distribution to BT Assets such that as of immediately prior to the Closing, after taking into account any such dividend or distribution and any payments made or required to be made by BT HoldCo or BT OpCo (through BT HoldCo) on or prior to the Closing in accordance with this Agreement or any Ancillary Agreements (other than the distribution of the Contribution Amount upon receipt of such amount by BT HoldCo or BT OpCo in accordance with Section 2.2), the consolidated amount of cash or cash equivalents of BT HoldCo and BT OpCo shall be not less than $5,000,000 (net of any checks outstanding);

(m) incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any BT Company or guaranty any debt securities of another Person, other than (i) any Indebtedness or guarantee incurred in the ordinary course of business consistent with past practices and, except for new kiosk leases, in an aggregate principal amount not to exceed $1,500,000 and (ii) as related to the refinancing of any Indebtedness of the BT Companies (including, the refinancing or negotiation of any capital leases of the BT Companies) in accordance with Section 8.6;

(o) other than as such actions may be taken pursuant to the terms of any BT Benefit Plan in effect as of the Execution Date (i) grant any increase in the cash compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any BT Company, other than increases in compensation in the ordinary course consistent with past practice, (ii) grant or amend any Phantom Equity Award under the Phantom Equity Plan or any award under the BitAccess Option Plan, or (iii) enter into any new employment agreement with any Person, or amend any existing employment agreement with any current or former director, officer, or employee whose annual base salary would exceed, or during the preceding 12 month period exceeded, $200,000;”

37. Closing Spreadsheet. Sections 6.3(a)(iii) and 6.3(a)(iv) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(iii) the calculation of the Aggregate Phantom Equity Consideration and the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration payable to each Phantom Equity Holder pursuant to Section 2.6 (without regard to when such amounts will be paid), and the employer Taxes payable by PubCo, the BT Companies or their Subsidiaries with respect to the Aggregate Phantom Equity Consideration, the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration;

(iv) the calculation of the BT Transaction Bonus Payments (including the cash and non-cash portions thereof and without regard to when such amounts will be paid), and the employer Taxes payable by PubCo, the BT Companies or their Subsidiaries with respect to the BT Transaction Bonus Payments;”

PubCo Minimum Cash

38. Trust Account Proceeds and Related Available Equity. Section 7.1(a) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(a) Prior to the Closing, the Sponsor and its Affiliates shall arrange for the Minimum Condition PubCo Available Cash to equal at least $8,000,000 at the Closing (the “PubCo Minimum Cash”). The BT Entities shall reasonably cooperate with and shall take all actions reasonably required to effect the foregoing.”

Tax Matters

39. Intended Tax Treatment. Section 8.3(b) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(b) Intended Tax Treatment. The parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes:

(i) the BT Assets Unit Purchase is intended to be treated, in accordance with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1), as if (A) BT Assets had sold a portion of each asset held by BT HoldCo prior to the Closing to PubCo in exchange for the Over the Top Consideration, and immediately thereafter (B) BT Assets had contributed its remaining interest in such assets to BT HoldCo pursuant to Section 721(a) in exchange for the BT HoldCo Common Units held by BT Assets immediately after the BT Assets Unit Purchase, the BT HoldCo Preferred Units and the BT Earn-Out Units, and (C) PubCo had contributed its interest in such assets to BT HoldCo pursuant to Section 721(a) of the Code in exchange for the Purchased Common Units; and

(ii) the BT HoldCo Contribution is intended to be treated as if PubCo contributed the Contribution Amount to BT HoldCo pursuant to Section 721(a) of the Code in exchange for the Contribution Common Units, the BT HoldCo Matching Warrants and the Earn-Out Units.

Each party shall, and shall cause its respective Affiliates to, file all Tax Returns consistent with, and take no position inconsistent with, the intended tax treatment described in this paragraph, except as otherwise required by applicable Law or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.”

40. Exhibit F. Exhibit F (Form of Tax Receivable Agreement) of the Transaction Agreement is deleted and replaced in its entirety with Exhibit D attached to this Amendment.

41. Tax Receivable Agreement. The definition of “Tax Receivable Agreement” is deleted and replaced in its entirety with the following:

““Tax Receivable Agreement” means that certain Tax Receivable Agreement substantially in the form attached to the Fourth Amendment as Exhibit D (which shall be Exhibit F to this Agreement).”

Equity Plan

42. Equity Plan. Section 8.5 of the Transaction Agreement is deleted and replaced in its entirety with the following:

“Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt the Bitcoin Depot 2022 Incentive Plan in the form mutually agreed upon between the BT Entities and PubCo (the “Incentive Equity Plan”). The Incentive Equity Plan will provide for awards of PubCo Common Stock with a total pool of shares equal to the sum of (i) ten percent (10%) of the number of shares of PubCo Common Stock outstanding as of immediately after the Closing, plus (ii) the number of shares of the Post-Closing Founder Bonus, plus (iii) any shares of PubCo Common Stock issuable upon settlement of the Phantom Equity Awards or the BT Transaction Bonus Payments in accordance with this Agreement, plus (iv) an annual “evergreen” increase of four percent (4%) of the number of shares of PubCo Common Stock outstanding as of the day prior to such increase (the “Incentive Equity Plan Share Reserve”). The Incentive Equity Plan Share Reserve will be determined by the BT Entities in consultation with PubCo based upon benchmarking against peer companies and the recommendation of a compensation consultant engaged by the BT Entities. As soon as practicable following the expiration of the sixty (60) day period following the date on which PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Common Stock issuable under the Incentive Equity Plan, and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained in such registration statement(s)) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.”

Termination

43. Termination. Sections 10.1(e) and 10.1(f) of the Transaction Agreement are deleted and replaced in their entirety with the following:

“(e) Reserved;

(f) prior to the Closing, by written notice to BT Assets from PubCo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the BT Entities set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the BT Entities through the exercise of their respective reasonable best efforts, then, for a period of up to 20 days after receipt by BT Assets of notice from PubCo of such breach (the “BT Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the BT Cure Period, or (ii) the Closing has not occurred on or before July 15, 2023 (the “Agreement End Date”), unless PubCo is then in material breach of this Agreement; or”

Registration Rights Agreement

44. Exhibit D. Exhibit D (Registration Rights Agreement) of the Transaction Agreement is deleted and replaced in its entirety with Exhibit F attached to this Amendment.

45. Registration Rights Agreement. The definition of “Registration Rights Agreement” is deleted and replaced in its entirety with the following:

““Registration Rights Agreement” means that certain Registration Rights Agreement substantially in the form attached to the Fourth Amendment as Exhibit E (which shall be Exhibit D to this Agreement).”

Notices

46. Notices. Section 11.3(a) of the Transaction Agreement is deleted and replaced in its entirety with the following:

“If to the BT Entities, to:

BT Assets, Inc.

Brandon Mintz, President & CEO

2870 Peachtree Rd #327

Atlanta, Georgia, 30305

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Thomas Laughlin, P.C.; Douglas E. Bacon, P.C.; Matthew R. Pacey, P.C.; Atma Kabad

Email: thomas.laughlin@kirkland.com; doug.bacon@kirkland.com; matt.pacey@kirkland.com; atma.kabad@kirkland.com”

47. Entire Agreement. Section 11.10 of the Transaction Agreement is deleted and replaced in its entirety with the following:

“(i) This Agreement (together with the BT Disclosure Letter and the PubCo Disclosure Letter), (ii) the Confidentiality Agreement, dated as of June 22, 2022, between PubCo and BT OpCo (the “Confidentiality Agreement”), (iii) the Phantom Equity Award Termination Agreements, (iv) the Registration Rights Agreement, (v) the Sponsor Support Agreement, (vi) the Tax Receivable Agreement, and (vii) the BT HoldCo A&R LLC Agreement (clauses (ii) through (vii), collectively with all other agreements contemplated hereby or thereby, including in connection with the Pre-Closing Restructuring, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.”

Miscellaneous Provisions

48. Representations and Warranties. Each of the Parties represents and warrants to the other Parties that such Party is duly organized and validly existing and in good standing under the Laws of the state of its organization, that it has all necessary power and authority to enter into and perform the obligations of this Amendment, and that there are no consents or approvals required to be obtained by such party for such party to enter into and perform its obligations under this Amendment that have not been obtained.

49. Effect of Amendment. This Amendment shall be deemed incorporated into, and form a part of, the Transaction Agreement and have the same legal validity and effect as the Transaction Agreement. Except as expressly and specifically amended by this Amendment, all terms and provisions of the Transaction Agreement are and shall remain in full force and effect, and all references to the Transaction Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Transaction Agreement shall hereafter refer to the Transaction Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Transaction Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Transaction Agreement as amended by this Amendment (except that references in the Transaction Agreement to the “Execution Date”, “date hereof” or “date of this Agreement” or words or phrases of similar import shall continue to mean the Agreement Date).

50. Additional Provisions. The provisions contained in Sections 6.6 (Confidentiality), 11.3 (Notices), 11.4 (Assignment), 11.5 (Rights of Third Parties), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.10 (Entire Agreement), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial), 11.15 (Enforcement), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Transaction Agreement are incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully in this Amendment.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

[Exhibit A-1 to Fourth Amendment to the Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

LUX VENDING, LLC

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

BT HOLDCO LLC

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

[Exhibit A-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT A-1

Form of Non-Redemption Agreement (Non-Cash)

[Attached]

[Exhibit A-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT A-2

Form of Non-Redemption Agreement (Cash)

[Attached]

[Exhibit A-2 to Fourth Amendment to the Transaction Agreement]

EXHIBIT B

Pre-Closing Restructuring Plan

[Attached]

[Exhibit E-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT C

Form of BT HoldCo A&R LLC Agreement

[Attached]

[Exhibit E-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT D

Form of Tax Receivable Agreement

[Attached]

[Exhibit E-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT E-1

Sponsor Support Agreement

[Attached]

[Exhibit E-1 to Fourth Amendment to the Transaction Agreement]

EXHIBIT E-2

First Amendment to Sponsor Support Agreement

[Attached]

[Exhibit E-2 to Fourth Amendment to the Transaction Agreement]

EXHIBIT F

Registration Rights Agreement

[Attached]

[Annex I to Fourth Amendment to the Transaction Agreement]

Annex I

Section 3.2

Subsidiaries

Subsidiary	Jurisdiction of Organization
Bitcoin Depot Operating LLC (f/k/a Lux Vending, LLC)	Delaware
Mintz Assets, Inc.	Georgia
Express Vending, Inc.	British Columbia (Canada)
Intuitive Software, LLC	Delaware
Digital Gold Ventures Inc.	Ontario (Canada)
BitAccess, Inc.	Ontario (Canada)

[Annex I to Fourth Amendment to the Transaction Agreement]

Annex II

Section 3.14

Taxes

(q)

BT Company	Entity Classification
BT HoldCo LLC	Disregarded entity
Lux Vending, LLC	Qualified Subchapter S Subsidiary
Mintz Assets, Inc.	Corporation
Express Vending, Inc.	Corporation
Intuitive Software, LLC	Corporation
Digital Gold Ventures Inc.	Corporation
BitAccess, Inc.	Corporation

[Annex II to Fourth Amendment to the Transaction Agreement]

ANNEX B

FORM OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PUBCO

[●], 2023

The undersigned, being the [●] of GSR II Meteora Acquisition Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), CERTIFIES as follows:

FIRST: The original certificate of incorporation of the Corporation was filed under the name “GLA Meteora Acquisition Corp.” with the Secretary of State of the State of Delaware on October 14, 2021, as amended by the filing of the Corporation’s first certificate of amendment with the Secretary of State of the State of Delaware on December 21, 2021, as further amended by the filing of the Corporation’s second certificate of amendment with the Secretary of State of the State of Delaware on December 28, 2021, as further amended by the filing of the Corporation’s third certificate of amendment with the Secretary of State of the State of Delaware on January 12, 2022, as amended and restated by the filing of the Corporation’s first amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on February 28, 2022, and as further amended by the filing of the Corporation’s first certificate of amendment to the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on May 25, 2023 (the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation in its entirety to read as set forth in Exhibit A (the “Restated Certificate”).

THIRD: The Restated Certificate restates and integrates and further amends the Certificate of Incorporation.

FOURTH: This Restated Certificate has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and shall become effective on the date of filing with the Secretary of State of the State of Delaware.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of the date first set forth above.

GSR II METEORA ACQUISITION CORP.

By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation of

GSR II Meteora Acquisition Corp.

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BITCOIN DEPOT INC.

Article One.

The name of the corporation is Bitcoin Depot Inc. (the “Corporation”).

Article Two.

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article Three.

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

Article Four.

Section 4.01 Authorized Shares.

(a) The total number of shares of stock which the Corporation shall have authority to issue is 2,223,250,000 shares, consisting of:

1.	800,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”);

2.	20,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”);

3.	300,000,000 shares of Class M Common Stock, par value $0.0001 per share (the “Class M Common Stock”);

4.	800,000,000 shares of Class O Common Stock, par value $0.0001 per share (the “Class O Common Stock”);

5.

300,000,000 shares of Class V Common Stock, par value $0.0001 per share (the “Class V Common Stock” and, collectively with the Class A Common Stock, Class B Common Stock, Class M Common Stock and Class O Common Stock, the “Voting Common Stock”);

6.

2,250,000 shares of Class E Common Stock, par value $0.0001 per share, consisting of three series: (a) 750,000 shares of Class E-1 Common Stock, (b) 750,000 shares of Class E-2 Common Stock, and (c) 750,000 shares of Class E-3 Common Stock (collectively, the “Class E Common Stock” and, together with the Voting Common Stock, the “Common Stock”); and

7.	50,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers, and preferences and the qualifications, restrictions, and limitations, if any, set forth below.

(b) Upon the effective time of the filing of this Certificate of Incorporation (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of the series of common stock of the Corporation designated “Class A Common Stock”, par value $0.0001 per share (“Former Class A Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and converted into one (1) share of the class of Class A Common Stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Former Class A Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Class A Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article Four.

Section 4.02 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for series of Preferred Stock out of unissued shares of Preferred Stock that have not been designated to a series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional, or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions of such shares. The powers (including voting powers), preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock and the qualifications, limitations, or restrictions of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be set (but not below the number of shares of Preferred Stock then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to a series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions set forth in this Certificate of Incorporation or any such resolution or resolutions.

Section 4.03 Common Stock.

(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation:

(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.

(ii) Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.

(iii) Each holder of Class E Common Stock shall have no voting rights with respect to each share of Class E Common Stock held of record by such holder.

(iv) Each holder of Class M Common Stock shall be entitled to ten (10) votes for each share of Class M Common Stock held of record by such holder.

(v) Each holder of Class O Common Stock shall be entitled to one (1) vote for each share of Class O Common Stock held of record by such holder.

(vi) Each holder of Class V Common Stock shall be entitled to ten (10) votes for each share of Class V Common Stock held of record by such holder.

(vii) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Voting Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Voting Common Stock, as a single class with such holders of Preferred Stock).

(viii) The holders of shares of Voting Common Stock shall not have cumulative voting rights.

(ix) The holders of the outstanding shares of Voting Common Stock shall be entitled to vote separately as a class upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization, or similar event or otherwise) that would alter or change the powers, preferences, or special rights of the shares of a class of stock so as to affect them adversely. The number of authorized shares of any class comprising the Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in an election of directors, without a separate vote of the holders of such class of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class M Common Stock with respect to the payment of dividends in cash, stock, or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock and Class M Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its sole discretion shall determine. Dividends shall not be declared or paid on shares of Class B Common, Class E Common Stock, Class O Common Stock or Class V Common Stock.

(c) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of all outstanding shares of Class A Common Stock and Class M Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, Class E Common Stock, Class O Common Stock and/or shares of Class V Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

(d) Reclassification. No class of Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith each other class of Common Stock and the corresponding units (the “LLC Units”) of Bitcoin Depot Operating LLC, a Delaware limited liability company (“OpCo”), are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) Restriction on Issuance of Class O and Class V Common Stock. Shares of Class V Common Stock shall only be issuable to, and held by, Brandon Mintz and his Affiliates (as defined below) (which, for the avoidance of doubt, includes BT Assets, Inc.) (collectively, the “BT Stockholders”). Subject to the foregoing, no shares of Class O Common Stock or Class V Common Stock may be issued by the Corporation except, in either case, to a holder of LLC Units of OpCo, such that after such issuance, such holder of shares of Class O Common Stock and/or Class V Common Stock holds an identical number of LLC Units and shares of Class O Common Stock and/or Class V Common Stock, respectively.

(f) Restriction on Transfer of Class O and Class V Common Stock. A holder of Class O Common Stock and/or Class V Common Stock may transfer or assign shares of such Class O Common Stock and/or Class V Common Stock (or, in each case, any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the LLC Agreement (as defined below)) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LLC Units to such Permitted Transferee in compliance with the LLC Agreement. Any purported transfer of shares of Class O Common Stock and/or Class V Common Stock to any Person (as defined below) other than a Permitted Transferee, or not accompanied by a simultaneous transfer of such holder’s LLC Units to such Permitted Transferee shall be null and void ab initio and shall not be recognized or given effect by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as it may be amended and/or restated from time to time.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.04 Certain Provisions Related to Redemption and Exchange Rights.

(a) Reservation of Shares of Class A and Class M Common Stock for Redemptions or Exchanges. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock and Class M Common Stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the LLC Agreement, the number of shares of Class A Common Stock and Class M Common Stock that are issuable in connection with the redemption or exchange of all outstanding LLC Units (excluding those LLC Units held by the Corporation) as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article IX of the LLC Agreement (including for this purpose any LLC Units issuable upon the exercise of any options, warrants or similar rights to acquire LLC Units), as applicable (without regard to any restrictions on Redemption contained in the LLC Agreement and assuming no Redemptions for Cash Payment). All the shares of Class A Common Stock and Class M Common Stock that are issued upon any such Redemption or Direct Exchange of such LLC Units will, upon issuance, be validly issued, fully paid and non-assessable; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of LLC Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

(b) Reservation of Shares of Class O Common Stock. The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class O Common Stock to permit issuance of shares of Class O Common Stock to holders of newly issued LLC Units for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

(c) Retirement of Class O and Class V Common Stock. In the event that (i) a share of Class A Common Stock or Class M Common Stock is issued as a result of any Redemption or Direct Exchange of an LLC Unit held by a Unitholder pursuant to the applicable provisions of Article IX of the LLC Agreement, (ii) a Redemption by Cash Payment is effected with respect to any LLC Unit held by a Unitholder pursuant to the applicable provisions of Article IX of the LLC Agreement, or (iii) all of the outstanding shares of Class V Common Stock are converted to Class O Common Stock pursuant to Section 4.05(c), a share of Class O Common Stock or Class V Common Stock, as applicable, held by such Unitholder chosen by the Corporation in its sole discretion will automatically and without further action on the part of the Corporation or the holder of such share(s) be transferred to the Corporation for no consideration and shall automatically be retired and cease to exist, and such share may not be reissued by the Corporation.

(d) Defined Terms. For purposes of this Certificate of Incorporation, the following terms have the meaning given to them in the LLC Agreement: “Cash Payment”, “Direct Exchange”, “Redemption” and “Unitholder”.

Section 4.05 Conversion. The powers, preferences, and rights of, and the qualifications, limitations, and restrictions upon, each class or series of stock converted pursuant to this Section 4.05 shall be determined in accordance with, or as set forth in, this Certificate of Incorporation, including this Article IV.

(a) Conversion of Class E Common Stock. Each share of Class E Common Stock shall be convertible, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock, in accordance with and subject to the vesting, forfeiture, and other applicable terms set forth in the Sponsor Support Agreement, dated August 24, 2022, by and between GSR II Meteora Sponsor, LLC (“Sponsor”), GSR II Meteora Acquisition Corp., and BT Assets Inc.

(b) Conversion of Class M Common Stock. Shares of Class M Common Stock shall only be issuable to, and held by, the BT Stockholders. In the event a BT Stockholder transfers any shares of Class M Common Stock to any Person other than another BT Stockholder, such shares of Class M Common Stock shall automatically be converted, upon such transfer, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock without any further action required on the part of the Corporation or any other Person. In the case of a Trigger Event (as defined below), each of the then-outstanding shares of Class M Common Stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock without any further action required on the part of the Corporation or any other Person.

(c) Conversion of Class V Common Stock. In the event BT Stockholders cease to beneficially own in the aggregate (directly or indirectly) a number of shares of Class M Common Stock and Class V Common Stock that, in the aggregate, is at least twenty percent (20%) of the voting power represented by the shares of Class V Common Stock held by the BT Stockholders, in the aggregate, as of immediately after the closing of the transactions contemplated by the Transaction Agreement, entered into as of August 24, 2022, by and among GSR II Meteora Acquisition Corp., GSR II Meteora Sponsor LLC, BT Assets, Inc. and Lux Vending, LLC (the “Trigger Event” and the date on which a Trigger Event takes place, the “Trigger Date”), (i) each of the then-outstanding shares of Class M Common Stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock without any further action required on the part of the Corporation or any other Person and (ii) each of the then-outstanding shares of Class V Common Stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class O Common Stock without any further action required on the part of the Corporation or any other Person.

(d) Reservation of Shares of Common Stock for Conversions. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock and Class O Common Stock, for the purposes of effecting any conversions pursuant to this Section 4.05, the number of shares of such Class A Common Stock, that are issuable in connection with the conversion of all outstanding shares of Class E Common Stock, Class M Common Stock, and Class V Common Stock, respectively, in accordance with this Section 4.05.

Section 4.06 Rights and Options. The Corporation has the authority to create and issue rights, warrants, and options entitling the holders of such rights, warrants, or options to acquire from the Corporation shares of its Common Stock, with such rights, warrants, and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise, and other terms and conditions of such rights, warrants, or options; provided, however, that the consideration to be received for any shares of Common Stock issuable upon exercise of such rights, warrants, and options may not be less than the par value of such shares.

Article Five.

Section 5.01 Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall initially be seven, and, thereafter, shall be fixed from time to time exclusively by resolution of the Board of Directors.

Section 5.03 Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares cast; provided, that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. Each director shall hold office until a successor is duly elected and qualified at the annual meeting of stockholders or until his or her earlier death, resignation, or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) shall so provide.

Section 5.04 Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.05 Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, notwithstanding any other provision of this Certificate of Incorporation, (a) prior to the Trigger Date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class (“Voting Stock”) and (b) from and after the Trigger Date, directors may be removed with or without cause only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon notice to the Corporation.

Section 5.06 Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.07 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 5.08 Chairman of the Board. Prior to the Trigger Date, the Chairman of the Board of Directors shall be designated solely by a majority of the directors nominated or designated for nomination by the BT Stockholders.

Article Six.

Section 6.01 Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior to such amendment), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer.

(b) Any amendment, repeal, or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

Article Seven.

Section 7.01 Action by Written Consent. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. From and after the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied without a meeting, unless such action has previously been approved and recommended by the Board of Directors; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of Preferred Stock.

Section 7.02 Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (a) by or at the direction of (i) the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies, (ii) the Chairman of the Board of Directors, or (iii) the Chief Executive Officer (if any), and (b) prior to the Trigger Date, by the Chairman of the Board of Directors at the written request of the BT Stockholders. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting. From and after the Trigger Date, special meetings of stockholders of the Corporation may be called only pursuant to clause (a) in the preceding sentence.

Article Eight.

Section 8.01 Certain Acknowledgments. In recognition and anticipation that (a) certain of the directors, partners, principals, officers, members, managers, and/or employees of the BT Stockholders, Sponsor, or their respective Affiliates may serve as directors or officers of the Corporation and (b) the BT Stockholders, Sponsor, or their respective Affiliates engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) the Corporation and its Affiliates may engage in material business transactions with the BT Stockholders, Sponsor, or their respective Affiliates, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define to the fullest extent permitted by law the conduct of certain affairs of the Corporation as they may involve the BT Stockholders, Sponsor, their respective Affiliates, or their respective directors, partners, principals, officers, members, managers, and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties, and liabilities of the Corporation and its officers, directors, and stockholders in connection therewith.

Section 8.02 Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliates, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of any BT Stockholder, Sponsor, their respective Affiliates, or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliates, renounces any interest or expectancy of the Corporation and its Affiliates in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliates and, to the fullest extent permitted by applicable law, each Exempted Person shall not be liable to the Corporation, any of its Affiliates, or its stockholders for breach of any fiduciary or other duty, as a director, officer, or stockholder of the Corporation, by reason of the fact that the BT Stockholders, Sponsor, their respective Affiliates, or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers, or directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliates. Notwithstanding anything to the contrary in this Section 8.02, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person in his or her capacity as a director or officer of the Corporation.

Section 8.03 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 8.04 Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided, however, that, to the fullest extent permitted by law, neither the alteration, amendment, or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal, or adoption.

Section 8.05 Deemed Notice. Any Person purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

Article Nine.

Section 9.01 Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 9.02 Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined below) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 9.03 Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under this Certificate of Incorporation of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 9.03(b); (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to: (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined below) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 9.03(b).

Section 9.04 Definitions. As used in this ARTICLE NINE, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 9.04:

(a) “Affiliate” means, for the purposes of this Certificate of Incorporation, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 9.02 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to an exchange of LLC Units into Class A Common Stock or Class M Common Stock, to the extent provided in the LLC Agreement; (C) pursuant to a merger under Section 251(g) of the DGCL; (D) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the

Interested Stockholder became such; (E) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (F) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (D)-(F) of this Section 9.04(c)(iii) shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Section 9.04(c)(i)-(iv)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (w) Sponsor or its Affiliates, (x) the BT Stockholders or any of their Affiliates, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any BT Stockholder or any of their respective Affiliates or Associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth in this Section 9.03(e) is the result of action taken solely by the Corporation, provided, that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly, or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or (C) any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 9.04(f)), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means, for the purposes of this Certificate of Incorporation, any individual, corporation, partnership, unincorporated association, or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, for the purposes of this Certificate of Incorporation, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

Article Ten.

Section 10.01 Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, the Bylaws may be amended, altered, or repealed and new bylaws made by (a) the Board of Directors, or (b) the stockholders by, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any resolution setting forth the terms of any series of Preferred Stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, from and after the Trigger Date, the Bylaws may be amended, altered, or repealed and new bylaws made by (i) the Board of Directors or (ii) by the stockholders by, in addition to the vote of any holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any resolution setting forth the terms of any series of Preferred Stock), the Bylaws, or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

Section 10.02 Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE NINE, ARTICLE TEN or ARTICLE ELEVEN of this Certificate of Incorporation may be altered, amended, or repealed in any respect, nor may any provision of this Certificate of

Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (a) prior to the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, and (b) from and after the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class.

Article Eleven.

Section 11.01 Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, this Certificate of Incorporation, or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, that for the avoidance of doubt, this provision, including for any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.02 Deemed Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

Article Twelve.

Section 12.01 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ANNEX C

FORM OF AMENDED AND RESTATED BYLAWS OF PUBCO

Amended and Restated

Bylaws

of

Bitcoin Depot Inc.

Article I

Offices

1.1    Registered Office. The registered office of Bitcoin Depot Inc. (hereinafter called the “Corporation”) in the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware. The office of the Corporation’s registered agent is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors (the “Board”).

1.2    Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.

1.3    Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with the applicable provisions of the General Corporation Law of the State of Delaware.

Article II

Stockholders

2.1    Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board, the Chairman of the Board, or the Chief Executive Officer or, if not so designated, at the principal executive offices of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

2.2    Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairman of the Board, or the Chief Executive Officer (which date shall not be a legal holiday in the place, if any, where the meeting is to be held). The Board may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders.

2.3    Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called in the manner provided in the Certificate of Incorporation. The Board acting pursuant to a resolution may postpone, recess, reschedule or cancel any previously scheduled special meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the stockholders at any special meeting requested by stockholders.

2.4    Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by electronic mail or if given by another form of electronic transmission consented to by the stockholder to whom the notice is given in each case in a manner consistent with the DGCL. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

2.5    Voting List. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of ten (10) days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided, that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.6    Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

2.7    Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Corporation may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors shall: (a) ascertain and report the number of outstanding shares and the voting power of each such share; (b) determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; (c) count all votes and ballots and report the results; (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

2.8    Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting, whether or not a quorum is present, or, in the absence of a quorum and if directed to be voted on by the chairman of the meeting, by the stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. Unless the Bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with Section 2.4. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

2.9    Voting and Proxies. Each stockholder shall have such number of votes, if any, for each share of stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three (3) years from the date of its execution, unless the proxy expressly provides for a longer period.

2.10    Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of a majority of the voting power of the shares (or if there are two (2) or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the affirmative vote of a majority of the voting power of the shares of such class or series) present in person or represented by proxy and entitled to vote thereon, except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws. For the avoidance of doubt, neither abstentions nor broker non-votes will be counted as votes cast for or against such matter. Other than directors who may be elected by the holders of shares of any series of Preferred Stock (as defined in the Certificate of Incorporation) or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by a plurality of the votes cast at a meeting at which a quorum is present. Voting at meetings of stockholders need not be by written ballot.

2.11    Record Date for Stockholder Action by Written Consent. If stockholders are permitted to act by written consent pursuant to the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board pursuant to the first sentence of this Section 2.11, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting (if stockholders are permitted to act by written consent pursuant to the Certificate of Incorporation), when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with the DGCL. If no record date has been fixed by the Board pursuant to the first sentence of this Section 2.11, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting if prior action by the Board is required by applicable law shall be at the close of business on the date on which the Board adopts the resolution taking such prior action.

2.12    Stockholder Action by Written Consent. Until the Trigger Date (as defined in the Certificate of Incorporation) and subject to any other restrictions in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

2.13    Nomination of Directors.

(a)    Except for (i) any directors entitled to be elected by the holders of Preferred Stock, (ii) any directors elected in accordance with Section 3.7 hereof by the Board to fill a vacancy or newly-created directorship or (iii) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 2.13 shall be eligible for election or re-election as directors. Nomination for election to the Board at a meeting of stockholders may be made (A) by or at the direction of the Board (or any committee thereof) or (B) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 2.13(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary (or such other officer designated by the Board) of the Corporation at the principal executive offices, as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of the business combination contemplated by that certain Transaction Agreement, dated as of August 24, 2022 by and among the Corporation, GSR II Meteora Sponsor LLC, BT Assets, Inc., and Lux Vending, LLC (the “Business Combination”), be deemed to have occurred on [•] of such year); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders (as may be permitted in accordance with the Certificate of Incorporation), not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment, recess or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under this Section 2.13(b) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.13(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended, if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of the Corporation, and (6) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such proposed nominee’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made and to serving as a director if elected); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, and any Stockholder Associated Person (as defined below), (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder, such beneficial owner or such Stockholder Associated Person to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 2.13 are hereinafter referred to as a “Nominee Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Section 2.13(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 2.13. For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c)    Without exception, no person shall be eligible for election or re-election as a director of the Corporation at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.13. In addition, a nominee shall not be eligible for election or re-election if a stockholder, beneficial owner or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. In no event may a stockholder provide notice under this Section 2.13 or otherwise with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 2.13 (including the previous sentence of this Section 2.13(c)), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 2.13, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)    Except as otherwise required by law, nothing in this Section 2.13 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(e)    Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Section 2.13, to be considered a

“qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)    For purposes of this Section 2.13, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)    Notwithstanding the foregoing provisions of this Section 2.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.13; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 2.13 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Section 2.13 shall be the exclusive means for a stockholder to make nominations. Nothing in this Section 2.13 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

2.14    Notice of Business at Annual Meetings.

(a)    At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (iii) properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (A) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 2.13 must be complied with and (B) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 2.14(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting on such business.

(b)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of the Business Combination, be deemed to have occurred on [●] of such year); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting and (ii) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment, recess or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner and of any Stockholder Associated Person, (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any material interest of such stockholder, such beneficial owner or any Stockholder Associated Person and the respective affiliates and associates of, or others acting in concert with, such stockholder, such beneficial owner or any Stockholder Associated Person in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 2.14 are hereinafter referred to as a “Business Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 2.14. A stockholder shall not have complied with this Section 2.14 if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 2.14.

(c)    Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.14. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 2.14 (including the previous sentence of this Section 2.14(c)), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.14, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)    Except as otherwise required by law, nothing in this Section 2.14 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any proposal submitted by a stockholder.

(e)    Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(f)    For purposes of this Section 2.14, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 2.13.

(g)    Notwithstanding the foregoing provisions of this Section 2.14, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.14; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 2.14 (including paragraph (a)(iii) hereof), and compliance with paragraph (a)(iii) of this Section 2.14 shall be the exclusive means for a stockholder to submit business. Nothing in this Section 2.14 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

2.15    Conduct of Meetings.

(a)    Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence, the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)    The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)    The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

Article III

Directors

3.1    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

3.2    Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board and shall initially be seven (7). Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation. As a condition to any such nomination properly brought before an annual meeting, the Corporation may require any Holder or any proposed nominee to deliver to the Secretary of the Corporation, within five (5) business days of any such request, such other information as may reasonably be requested by the Corporation, including such other information as may be reasonably required by the Board, in its sole discretion, to determine (i) the eligibility of such proposed nominee to serve as a director of the Corporation, (ii) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (iii) such other information that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence or lack thereof.

3.3    Chairman of the Board; Vice Chairman of the Board. Subject to the requirements contained in the Certificate of Incorporation, the Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are provided by these Bylaws and as are assigned by the Board and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 4.7 of these Bylaws. If the Board appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are provided by these Bylaws and as are assigned by the Board. Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.

3.4    Quorum. A majority of the total number of authorized directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

3.5    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law or by the Certificate of Incorporation or these Bylaws.

3.6    Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.

3.7    Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

3.8    Resignation. Any director may resign at any time upon notice to the Corporation given in writing (including by electronic transmission). Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

3.9    Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.10    Special Meetings. Special meetings of the Board may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

3.11    Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Chairman of the Board, the Chief Executive Officer, the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

3.12    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

3.13    Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing (including by electronic transmission). After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee thereof in the same paper or electronic form as the minutes are maintained.

3.14    Committees. The Board may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

3.15    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

Article IV

Officers

4.1    Titles. The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board and may include, but not be limited to, a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. Additional Executive Officers may be appointed by the Board from time to time. In addition to the Executive Officers of the Corporation described above, there may also be such “Non-Executive Officers” of the Corporation as may be designated and appointed from time to time by the Board or the Chief Executive Officer of the Corporation in accordance with the provisions of Section 4.2 of these Bylaws. In addition, the Secretary and Assistant Secretaries of the Corporation may be appointed by the Board from time to time.

4.2    Appointment. The Executive Officers of the Corporation shall be chosen by the Board. Non-Executive Officers of the Corporation shall be chosen by the Board or the Chief Executive Officer of the Corporation. The Board may also delegate to any officer of the Corporation elected by the Board the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties.

4.3    Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

4.4    Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

4.5    Removal; Resignation. Subject to the rights, if any, of an Executive Officer under any contract of employment, any Executive Officer may be removed, either with or without cause, at any time by the Board at any regular or special meeting of the Board. Any Non-Executive Officer may be removed, either with or without cause, at any time by the Chief Executive Officer of the Corporation or by the Executive Officer to whom such Non-Executive Officer reports. Any officer may resign by delivering a resignation in writing (including by electronic transmission) to the Chief Executive Officer, or if no Chief Executive Officer is then serving or in the case of the resignation of the Chief Executive Officer, to the President. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

4.6    Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.

4.7    President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

4.8    Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

4.9    Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.

4.10    Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

4.11    Salaries. Executive Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board or a committee thereof.

4.12    Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

4.13    Execution of Contracts. Each Executive Officer and Non-Executive Officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances or any other document or instrument which (i) is authorized by the Board or (ii) is executed in accordance with policies adopted by the Board from time to time, except in each case where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

Article V

Capital Stock

5.1    Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.

5.2    Uncertificated Shares; Stock Certificates. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL by the Corporation’s President, Chief Executive Officer or Secretary. Such signatures may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

5.3    Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

5.4    Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

5.5    Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

5.6    Regulations. The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

5.7    Dividends. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

5.8    Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Article VI

General Provisions

6.1    Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

6.2    Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

6.3    Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

6.4    Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Chief Financial Officer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to, the securities of any other entity which may be held by this Corporation.

6.5    Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.6    Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

6.7    Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

6.8    Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

6.9    Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases) that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

6.10    Meeting Attendance via Remote Communication Equipment. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

6.11    Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article VII

Amendments

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.

Article VIII

Indemnification and Advancement

8.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3, the Corporation shall indemnify, to the fullest extent permitted by applicable law as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3    Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 8.1 or Section 8.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

8.4    Good Faith Defined. For purposes of any determination under Section 8.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 8.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be.

8.5    Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 8.3, and notwithstanding the absence of any determination thereunder, if a claim under Section 8.1 or Section 8.2 of this Article VIII is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 8.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

8.6    Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid, to the fullest extent permitted by applicable law as the same exists or may hereafter be amended, by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

8.7    Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 8.11, indemnification of the persons specified in Section 8.1 and Section 8.2 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or Section 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

8.8    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

8.9    Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

8.10    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11    Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.5), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit or proceeding (or part thereof):

(a)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)    for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)    initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.5 or (iv) otherwise required by applicable law; or

(e)    if prohibited by applicable law.

8.12    Contract Rights. The obligations of the Corporation under this Article VIII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VIII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

*    *     *    *    *

ANNEX D

FORM OF TAX RECEIVABLE AGREEMENT

Form of

TAX RECEIVABLE AGREEMENT

by and among

[BITCOIN DEPOT INC.]

[BT HOLDCO LLC]

and

BT ASSETS, INC.

Dated as of [●]

Exhibits

Exhibit A	-	Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [●], is entered into by and among [Bitcoin Depot Inc.], a Delaware corporation (the “Corporation”), BT Holdco LLC, a Delaware limited liability company (the “LLC”), and BT Assets, Inc., a Delaware corporation (the “TRA Holder”).

RECITALS

WHEREAS, prior to the Business Combination (as defined below), the TRA Holder owned all of the limited liability company interests of the LLC (the “Units”) and of Bitcoin Depot Operating LLC, a Delaware limited liability company (“BT OpCo”), and, in connection with the Business Combination, contributed all of the limited liability company interests of BT OpCo to the LLC;

WHEREAS, prior to the Business Combination, the LLC was treated as an entity disregarded as separate from the TRA Holder for U.S. federal income tax purposes;

WHEREAS, pursuant to the Transaction Agreement (as amended, the “Transaction Agreement”) by and among (i) the LLC (following its execution and delivery of a joinder to the Transaction Agreement), (ii) BT OpCo, (iii) the TRA Holder, (iv) GSR II Meteora Acquisition Corporation, a Delaware corporation and predecessor to the Corporation (“GSR”), and (v) GSR II Meteora Sponsor, LLC, a Delaware limited liability company (“GSR Sponsor”), the Corporation acquired Units from BT Assets and the LLC pursuant to the terms set forth in the Transaction Agreement (the foregoing transaction, the “Business Combination”) and the parties to the Transaction Agreement undertook certain other transactions as described in the Transaction Agreement;

WHEREAS, pursuant to and subject to the terms of the LLC Agreement, from time to time, (x) the TRA Holder has the right to require the LLC to redeem (a “Redemption”) all or a portion of its Units for cash or, at the Corporation’s election, Class A Common Stock or Class M Common Stock, in either case contributed to the LLC by the Corporation; and (y) at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange (a “Direct Exchange”) of such cash or shares of Class A Common Stock or Class M Common Stock for such Units; and

WHEREAS, the Parties desire to provide for certain payments and make certain arrangements with respect to certain tax benefits derived by the Corporation as a result of the Business Combination, any Redemptions or Direct Exchanges and the receipt of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation. The Advisory Firm shall be selected by the Corporation and shall be reasonably acceptable to the TRA Holder.

“Actual Interest Amount” is defined in Section 3.1(b)(vi).

“Actual Tax Liability” with respect to any Taxable Year, means the sum of (a) the actual liability for U.S. federal income taxes of the Corporation, (b) without duplication of the amount set forth in the preceding clause, the portion of any actual liability for U.S. federal income taxes imposed directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code, (c) the product of (i) the net positive amount of the U.S. federal taxable income (for the avoidance of doubt, determined without taking into account any U.S. federal benefit of any applicable state or local tax deduction and taking into account any net operating losses) for such Taxable Year reported on the Corporation’s IRS Form 1120 (or any successor form) and (ii) the Assumed State and Local Tax Rate, and (d) the actual liability of the Corporation for any Covered Taxes other than U.S. federal, state and local income taxes. For the avoidance of doubt, the calculation of the amount described in clause (a) shall take into account any U.S. federal income tax benefit realized by the Corporation with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (c), and disregarding the actual deduction for state and local jurisdiction income taxes reflected on the Corporation’s income tax return).

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means SOFR plus 100 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.4(b).

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of (a) for each state that imposes income or franchise taxes on the Corporation on its allocable share of income with respect to its interest in the LLC, the product of (i) the Corporation’s income tax apportionment factor for each such state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporation files income tax returns for each relevant Taxable Year, and (b) for each state that imposes income or franchise taxes directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for state income tax purposes), the product of (i) the income tax apportionment factor for such LLC or Subsidiary, as applicable, for each such state in which the LLC or such Subsidiary files income or franchise tax returns for the relevant taxable year of such LLC or Subsidiary ending on or after the Business Combination Date and (ii) the highest income and franchise tax rate in effect applicable to the LLC or such Subsidiary, as applicable, for such taxable year for each such state in which the LLC or such Subsidiary files income or franchise tax returns.

“Bankruptcy Code” is defined in Section 4.1(c).

“Basis Adjustment” means the increase or decrease to the Corporation’s share of the tax basis of the Reference Assets (a) under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes), (b) under Sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes), and (c) under Sections 722, 723 and 1012 of the Code in accordance with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1) with respect to the Closing Date Exchange, in each case, as a result of the applicable Exchange and any payments made under this Agreement relating to such increase or decrease (other than any payments in respect of Imputed Interest). As relevant, Basis Adjustments are to be calculated pursuant to Treasury Regulations Section 1.743-1. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.2.

“Board” means the Board of Directors of the Corporation.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Date” means the date of the closing of the Business Combination.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or the State of Georgia or is a day on which banking institutions located in New York, New York or Atlanta, Georgia are closed.

“Change of Control” has the meaning given to such term in the LLC Agreement.

“Class A Common Stock” means the class A common stock, par value $0.0001 per share, of the Corporation.

“Class M Common Stock” means the class M common stock, par value $0.0001 per share, of the Corporation.

“Closing Date Exchange” means the BT Assets Unit Purchase (as defined in the Transaction Agreement).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Basis” means the existing tax basis of the Reference Assets that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Common Basis Addback Amount” with respect to a Taxable Year, and for each Exchange occurring in such Taxable Year or that occurred in any of the fourteen (14) Taxable Years preceding the Taxable Year for which Hypothetical Tax Liability is determined, means the sum of the product of (a) the Common Basis, at the time of such Exchange, of each Subsequently Acquired Asset as of the time of such Exchange, (b) a fraction, the numerator of which is the number of Units transferred in such Exchange, and the denominator of which is the total number of outstanding Units immediately following such Exchange, and (c) a fraction, the numerator of which is one (1) and the denominator of which is fifteen (15).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related to the foregoing.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(ii).

“Default Rate” means SOFR plus 450 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(vii).

“Determination” has the meaning given to such term in Section 1313(a) of the Code or similar provision of U.S. state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.8(a).

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means SOFR plus 100 basis points.

“Early Termination Reference Date” is defined in Section 4.2.

“Early Termination Schedule” is defined in Section 4.2.

“Estimated Tax Benefit Payment” is defined in Section 3.4.

“Exchange” means the Closing Date Exchange, any Direct Exchange or Redemption (including any Change of Control Redemption, as defined in the LLC Agreement).

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9(a).

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a).

“Hypothetical Tax Liability” with respect to any Taxable Year, means the sum of (a) the hypothetical liability for U.S. federal income taxes of the Corporation, (b) without duplication of the amount set forth in the preceding clause, the portion of any hypothetical liability for U.S. federal income taxes imposed directly on the LLC (and any of the LLC’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporation in accordance with the LLC Agreement and the Code, (c) the product of (i) the net positive amount of the U.S. federal taxable income (for the avoidance of doubt, determined without taking into account any U.S. federal benefit of any applicable state or local tax deduction and taking into account any net operating losses) for purposes of determining such hypothetical liability for U.S. federal income taxes, and (ii) the Assumed State and Local Tax Rate, and (d) the hypothetical liability of the Corporation for any Covered Taxes other than U.S. federal, state and local income taxes. The liability in clauses (a) through (d) above shall be determined by, without duplication, (i) with respect to any Originally Held Asset, calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, deduction or loss, by reference to the Non-Adjusted Tax Basis as reflected on the applicable Basis Schedule, including amendments, for the Taxable Year, (ii) excluding the effect of any and all Basis Adjustments, (iii) including in income of the Corporation the Common Basis Addback Amount for the Taxable Year, (iv) excluding the impact of Section 704(c) Items (which, for the avoidance of doubt, shall not duplicate the effects of clause (i)), and (v) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to any of the items described in clauses (i) through (v) of the previous sentence. For the avoidance of doubt, the calculation of the amount described in clause (a) shall take into account any U.S. federal income tax benefit that would be realized by the Corporation with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (c), and disregarding the hypothetical deduction for state and local jurisdiction income taxes of the Corporation).

“Imputed Interest” is defined in Section 3.1(b)(v).

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a).

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the LLC, dated as of [●], 2023, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” means the LLC and any direct or indirect Subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a partnership or disregarded entity for U.S. federal income tax purposes.

“Maximum Rate” is defined in Section 7.13.

“Net Tax Benefit” is defined in Section 3.1(b)(i).

“Non-Adjusted Tax Basis” in the case of any Originally Held Asset that is depreciable or amortizable (including, for the avoidance of doubt, any amortizable Section 197 intangible (as such term is used in the Code)), means the tax basis of such Originally Held Asset for U.S. federal income tax purposes, treating such Originally Held Asset as having a Common Basis of zero at all times.

“Non-TRA Portion” is defined in Section 2.3(b).

“Objection Notice” is defined in Section 2.4(a)(i).

“Original Liability” means any liability described in Treasury Regulations Section 1.752-7(b)(3) of any member of the LLC Group as of the Business Combination.

“Originally Held Asset” means any Reference Asset that was a Reference Asset at the time of the Business Combination.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (a) that occurs after the Business Combination but prior to an Exchange of such Units and (b) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Realized Tax Detriment” is defined in Section 3.1(b)(iv).

“Reconciliation Dispute” is defined in Section 7.9(a).

“Reconciliation Procedures” is defined in Section 2.4(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns, whether held directly by the LLC or indirectly by the LLC through any entity in which the LLC now holds or may subsequently hold an ownership interest (but only if such entity is treated as a partnership or disregarded entity for U.S. federal income tax purposes and applicable state and local income tax purposes). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Rules” is defined in Section 7.8(a).

“Schedule” means any of the following: (a) a Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule, and, in each case, any amendments.

“Section 704(c) Items” means the additional allocations of tax items of income, gain, deduction and loss to, or away from, the Corporation pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder (including pursuant to any “reverse Section 704(c)” allocations) in respect of (a) any difference between the fair market value and the tax basis of any Originally Held Asset immediately following the Business Combination and (b) any Original Liabilities, in each case as compared to the tax items of income, gain, deduction and loss to, or away from, the Corporation that would have been allocated if Section 704(c) of the Code and the Treasury Regulations thereunder were not taken into account. For the avoidance of doubt, the foregoing would include disproportionate allocations (if any) of tax items of income, gain, deduction and loss to a TRA Holder and away from the Corporation.

“Senior Obligations” is defined in Section 5.1.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Subsequently Acquired Asset” means any Reference Asset that became a Reference Asset after the Business Combination.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes and applicable state and local tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with any Taxing Authority in respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Business Combination Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2.

“TRA Holder” is defined in the preamble to this Agreement.

“TRA Portion” is defined in Section 2.3(b).

“Transaction Agreement” is defined in the recitals to this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(a) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments, Common Basis (limited, in the case of Subsequently Acquired Assets, to the Common Basis Addback Amount for such Taxable Year), Section 704(c) Items, and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, taking into account clause (4) below;

(b) (i) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, and (ii) the combined U.S. state and local income tax rates for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

(c) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period, except the combined tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate;

(d) any loss or disallowed interest or other loss carryovers or carryforwards generated by any Basis Adjustments, Common Basis, Section 704(c) Items, or Imputed Interest (including any such Basis Adjustments and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Effective Date, or up through their scheduled expiration under applicable law (if earlier);

(e) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date) and (ii) the fifteenth anniversary of the Early Termination Effective Date;

(f) any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in a Change of Control;

(g) if, on the Early Termination Effective Date, the TRA Holder has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the fair market value of the cash, Class A Common Stock or Class M Common Stock that would be received by the TRA Holder if such Units had been Exchanged on the Early Termination Effective Date, and the TRA Holder shall be deemed to receive the amount of cash the TRA Holder would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date; and

(h) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed under applicable law as of the Early Termination Effective Date excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified in this Agreement:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(ii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The term “or” shall not be exclusive and shall instead mean “and/or.”

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Unless otherwise expressly provided: (i) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II.

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; LLC 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree to treat, to the fullest extent permitted by law, (A) each Direct Exchange as giving rise to Basis Adjustments, (B) each Redemption (including any Change of

Control Redemption, as defined in the LLC Agreement) using cash, Class A Common Stock or Class M Common Stock contributed to the LLC by the Corporation as a direct purchase of Units by the Corporation from the TRA Holder pursuant to Section 707(a)(2)(B) of the Code giving rise to Basis Adjustments, and (C) the Closing Date Exchange as a sale by BT Assets of a portion of each asset held by the LLC prior to the Business Combination to the Corporation in accordance with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1) giving rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

(b) Section 754 Election. The Corporation shall ensure that, for the Taxable Year that includes the Business Combination Date and for each Taxable Year thereafter throughout the term of this Agreement, the LLC and each other member of the LLC Group that is treated as a partnership for U.S. federal income tax purposes (and for which the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return) will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law), in each case, to the extent that such election would result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the LLC Group as of the date of the relevant Exchange.

Section 2.2 Basis Schedules. Within sixty (60) days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holder a schedule developed in consultation with the Advisory Firm (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, (c) the Non-Adjusted Tax Basis with respect to the Reference Assets described in clause (a) as of each relevant Exchange, (d) the Common Basis that remains (if any) and may give rise to payments pursuant to the terms of this Agreement, and (e) the period (or periods) over which the Common Basis is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within sixty (60) days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Holder a schedule developed in consultation with the Advisory Firm showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Basis Adjustments, Common Basis (limited, in the case of Subsequently Acquired Assets, to the Common Basis Addback Amount for such Taxable Year), Section 704(c) Items, and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4(a). To the extent any portion of a Realized Tax Benefit could be attributed to both Common Basis and a Section 704(c) Item, the Realized Tax Benefit shall be attributed to Common Basis. Carryovers, carryforwards, or carrybacks of any tax item attributable to any Basis Adjustment, Common Basis, Section 704(c) Item, or Imputed Interest or any other tax item in respect thereof shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation, and expiration of carryovers, carryforwards, carrybacks or other tax items of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Basis Adjustments, Common Basis, Section 704(c) Items or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA

Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (calculated by taking into account the provisions of Section 3.3(a) to the extent applicable); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. To the extent permitted by applicable law, (i) the Parties agree to treat all Tax Benefit Payments (other than Imputed Interest) (A) as subsequent upward purchase price adjustments that give rise to further Basis Adjustments and (B) as having the effect of creating additional Basis Adjustments arising in the Taxable Year in which the applicable Tax Benefit Payment is made, and (ii) as a result, the Parties agree to treat any additional Basis Adjustments arising from such a Tax Benefit Payment as giving rise to a Basis Adjustment in the Taxable Year in which the Tax Benefit Payment is made on an iterative basis continuing until any incremental Basis Adjustment is immaterial, as reasonably determined by the TRA Holder and the Corporation in good faith and in consultation with the Advisory Firm.

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Holder, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to Section 4.2, the Corporation shall also: (x) deliver supporting schedules and work papers from an Advisory Firm and any additional materials reasonably requested by the TRA Holder that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow the TRA Holder and its advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Holder, at the Corporation and the applicable Advisory Firm in connection with its review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule shall become final and binding on the Parties forty-five (45) days from the date on which the TRA Holder first receives the applicable Schedule (and supporting schedules and work papers) unless:

(i) the TRA Holder within forty-five (45) days after receiving the applicable Schedule (and supporting schedules and work papers) provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder’s material objection (an “Objection Notice”); or

(ii) the TRA Holder provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver from the TRA Holder is received by the Corporation.

In the event that the TRA Holder timely delivers an Objection Notice pursuant to clause (i) above, and if the Corporation and the TRA Holder, for any reason, are unable to successfully resolve the issues raised in the Objection Notice through good faith discussions within thirty (30) days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Holder shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax

Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the TRA Holder within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to the procedures set forth in Section 2.4(a).

ARTICLE III.

TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing and Amount of Payments to TRA Holder. Except as provided in Section 3.4, and subject to Section 3.2, Section 3.3 and Section 3.6, within five (5) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a), the Corporation shall pay to the TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder or as otherwise agreed by the Corporation and the TRA Holder. For the avoidance of doubt, (i) no Tax Benefit Payment shall be required to be made in respect of estimated tax payments, including estimated U.S. federal income tax payments, and (ii) without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to the TRA Holder to the extent permitted by Section 3.5, the TRA Holder shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holder (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of: (i) the Net Tax Benefit (including Imputed Interest, if any, calculated in respect of such amount); and (ii) the Actual Interest Amount and any Default Rate Interest with respect to the Net Tax Benefit described in (i).

(i) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, the TRA Holder shall not be required to return any portion of any Tax Benefit Payment previously made by the Corporation to the TRA Holder.

(ii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. The computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

(iii) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of (a) the Hypothetical Tax Liability over (b) the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(iv) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of (a) the Actual Tax Liability over (b) the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(v) Imputed Interest. The Parties acknowledge that the principles of Sections 1272, 1274 or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local tax law, may apply to cause a portion of any payments by the Corporation to the TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest, if any, as determined with respect to any payments made by the Corporation to the TRA Holder shall be excluded in determining the Hypothetical Tax Liability for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vi) Actual Interest Amount. Subject to Section 3.4, the “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(vii) Default Rate Interest. In accordance with Section 5.2, in the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of any “Default Rate Interest” calculated and payable in accordance with Section 5.2 in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to the TRA Holder.

(viii) The Corporation and the TRA Holder hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, if the TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)), the amount of the consideration received in connection with the Closing Date Exchange and any subsequent Exchange, plus the aggregate Tax Benefit Payments to the TRA Holder (other than amounts accounted for as interest under the Code), shall not exceed such stated maximum selling price.

(c) Interest. The provisions of Section 3.1(b) and Section 5.2 in respect of Default Rate Interest are intended to operate so that interest will effectively accrue (or in the case of Imputed Interest be treated as accruing solely for U.S. federal income or applicable state or local income tax purposes) in respect of the Net Tax Benefit (or Tax Benefit Payment in respect of any Actual Interest Amount or Default Rate Interest) for any Taxable Year as follows:

(i) first, solely for U.S. federal income or applicable state or local income tax purposes, at the applicable rate used to determine the amount of Imputed Interest under the Code from the Business Combination Date or the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a);

(ii) second, at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a); and

(iii) third, in accordance with Section 5.2, at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to the TRA Holder.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3 Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 (and, for the avoidance of doubt, shall continue to accrue pursuant to Section 5.2 until the Tax Benefit Payments have been made in full without regard to the provisions of this Section 3.3).

Section 3.4 Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to the TRA Holder pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the TRA Holder in respect of any anticipated amounts to be owed with respect to a Taxable Year to the TRA Holder pursuant to Section 3.1 (any such estimated payment, an “Estimated Tax Benefit Payment”). Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the TRA Holder and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the TRA Holder pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.4. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.4, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the TRA Holder along with an appropriate Actual Interest Amount (and any Default Rate Interest) in respect of the amount of such increase (a “True-Up”). If any Estimated Tax Benefit Payments to the TRA Holder for a Taxable Year exceed the finally determined Tax Benefit Payment to the TRA Holder for such Taxable Year, such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to the TRA Holder. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, except as provided in this Section 3.4, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the TRA Holder pursuant to Section 3.1, the Parties intend to treat the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange in part as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made (exclusive of any amounts treated as Imputed Interest); provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative basis continuing until any incremental Basis Adjustment is immaterial as determined by the TRA Holder and the Corporation in good faith and in consultation with the Advisory Firm.

Section 3.5 Overpayments. To the extent the Corporation makes any Tax Benefit Payment to the TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to the TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax

Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to the TRA Holder and the TRA Holder shall not receive any further Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) until the TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Corporation to the TRA Holder on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates for purposes of determining the Actual Interest Amount to which the TRA Holder shall be entitled. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the TRA Holder shall not be required, under any circumstances, to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holder (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

ARTICLE IV.

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. With the approval of a majority of the independent directors serving on its Board of Directors, the Corporation may completely terminate this Agreement, as and to the extent provided in this Agreement, with respect to all amounts payable to the TRA Holder pursuant to this Agreement by paying to the TRA Holder the Early Termination Payment; provided that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payment, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice and that remain unpaid as of the payment of the Early Termination Payment (which Tax Benefit Payments shall not be included in the Early Termination Payment); and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment or is included in clause (i)) that remain unpaid as of the payment of the Early Termination Payment. If an Exchange subsequently occurs with respect to Units for which the Corporation has exercised its termination rights under this Section 4.1(a) and paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by the Corporation and the TRA Holder as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payment, and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payment or are included in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payment. For the avoidance of doubt, Section 4.2 and Section 4.3 shall apply to a Change of Control, mutatis mutandis.

(c) Acceleration Upon Material Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (subject to the remaining provisions of this Section 4.1(c)), failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise (“Material Breach”), then all obligations of the Corporation hereunder shall be accelerated and become immediately due and payable and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration (which Tax Benefit Payments shall not be included in the Early Termination Payment) and that remain unpaid as of the payment of the Early Termination Payment; and (iii) any current Tax Benefit Payments due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payment or in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payment. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a Material Breach, the TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking or otherwise obtaining an acceleration of amounts payable under this Agreement pursuant to this Section 4.1(c). For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the relevant Final Payment Date shall be deemed to be a Material Breach, and that it will not be considered to be a Material Breach to make a payment due pursuant to this Agreement within three (3) months of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a Material Breach if the Corporation fails to make any Tax Benefit Payment within three (3) months of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions or would become insolvent as a result of making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Holder and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment. For the avoidance of doubt, a Reconciliation Dispute (including any delay in payment as a result thereof) will not constitute a Material Breach of this Agreement.

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the TRA Holder a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b) or Section 4.1(c), the Corporation shall deliver a schedule developed in consultation with the Advisory Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to the TRA Holder supporting schedules and work papers from the Advisory Firm, and any additional materials reasonably requested by the TRA Holder that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (y) allow the TRA Holder and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm as determined by the Corporation or as reasonably requested by the TRA Holder in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party forty-five (45) days from the first date on which the TRA Holder received such Early Termination Schedule (and supporting schedules and work papers) unless:

(i) the TRA Holder within forty-five (45) days after receiving the Early Termination Schedule (and supporting schedules and work papers) provides the Corporation with written notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder’s material objection (a “Termination Objection Notice”); or

(ii) the TRA Holder provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder is received by the Corporation.

In the event that the TRA Holder timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Holder shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within five (5) Business Days after the Early Termination Reference Date, the Corporation shall pay to the TRA Holder an amount equal to the Early Termination Payment. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder or as otherwise agreed by the Corporation and the TRA Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to the TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid (and which have not yet been paid prior to the Early Termination Effective Date) by the Corporation to the TRA Holder, whether payable with respect to the Closing Date Exchange or any Units that were subsequently Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions. The computation of the Early Termination Payment shall be subject to the Reconciliation Procedures.

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments or Early Termination Payment required to be made by the Corporation to the TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holder and the Corporation shall make any such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. The Corporation and the LLC shall use commercially reasonable efforts not to, and shall cause their Subsidiaries to use commercially reasonable efforts to not enter into or amend the terms of any financing agreement or Senior Obligations if the terms of such agreement or amendment would further restrict (beyond the restrictions applicable in financing agreements as of the date of this Agreement) the Corporation’s ability to make payments owed under the terms of this Agreement (including as a result of any restriction on the ability of the Corporation’s Subsidiaries to make distributions or other payments to the Corporation to fund amounts payable under this Agreement).

Section 5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment of such Tax Benefit Payment or Early Termination Payment; provided that if any Tax Benefit Payment or Early Termination Payment is not made to the TRA Holder when due under the terms of this Agreement as a result of Section 5.1 and the terms of the agreements governing Senior Obligations, any such interest shall be computed at the Agreed Rate and not the Default Rate.

ARTICLE VI.

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided in this Agreement or the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any audit, contest or other proceeding pertaining to taxes; provided, however, that the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to adversely affect the TRA Holder’s rights and obligations under this Agreement without the consent of the TRA Holder, such consent not to be unreasonably withheld, conditioned or delayed. The Corporation shall notify the TRA Holder of, and keep it reasonably informed with respect to, any tax audit or other tax contest of the Corporation the outcome of which is reasonably expected to materially and adversely affect the Tax Benefit Payments payable to the TRA Holder under this Agreement and the TRA Holder shall have the right to (a) discuss with the Corporation, and provide input and comment to the Corporation regarding, any portion of any such tax audit or other tax contest and (b) participate in, at the TRA Holder’s expense, any such portion of any such tax audit or other tax contest, in each case, to the extent it relates to issues the resolution of which would reasonably be expected to materially and adversely affect the Tax Benefit Payments payable to the TRA Holder under this Agreement. To the extent there is a conflict between this Agreement and either the Transaction Agreement or the LLC Agreement relating to tax matters concerning Covered Taxes and the Corporation, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control solely with respect to the matters governed by this Agreement.

Section 6.2 Consistency. Except as otherwise required by applicable law, all calculations and determinations made hereunder, including any Basis Adjustments, the determination of any deductions arising from Common Basis or Section 704(c) Items, the Schedules or the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the LLC on their respective Tax Returns. The TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement and any related calculations or determinations that are made hereunder, including the Schedules provided under this Agreement, unless otherwise required by applicable law. In the event that an Advisory Firm or Expert is used and is replaced with another Advisory Firm or Expert, such replacement Advisory Firm or Expert shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm or Expert, unless otherwise required by applicable law or unless the Corporation and the TRA Holder agree to the use of other procedures and methodologies.

Section 6.3 Cooperation. The TRA Holder, on the one hand, and the Corporation, on the other hand, shall (a) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making, reviewing or approving any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return or contesting or defending any audit, examination, controversy or other proceeding with any Taxing Authority, (b) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. Subject to Section 6.1, the Corporation shall provide assistance as reasonably requested by the TRA Holder in connection with the TRA Holder’s tax or financial reporting or the consummation of any assignment or transfer of any of its rights or obligations under this Agreement, including providing any information or executing any documentation. The requesting Party shall reimburse the other Party for any reasonable and documented out-of-pocket costs and expenses incurred by such other Party pursuant to this Section 6.3.

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours (solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Corporation, to:

Bitcoin Depot Inc.

[Address]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice to the Corporation) to:

[●]

If to the TRA Holder, to:

BT Assets, Inc.

[Address]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice to the TRA Holder) to:

[●]

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. The TRA Holder may assign, sell, pledge or otherwise alienate or transfer its rights hereunder without the consent of the Corporation to any Person; provided that such Person executes and delivers a Joinder agreeing to become a Party and TRA Holder for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if the TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, the TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of the TRA Holder (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the TRA Holder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to (a) assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place and (b) become a Party to this Agreement.

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably after good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope, and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration (the “Rules”) by three arbitrators, of which the Corporation shall appoint one arbitrator and the TRA Holder shall appoint one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(b) Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(d) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e) In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9 Reconciliation.

(a) In the event that the Corporation and the TRA Holder are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Holder agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or the TRA Holder or any other actual or potential conflict of interest.

(b) If the disputing Parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then (i) each of the Corporation and the TRA Holder shall designate a nationally recognized expert in the particular area of disagreement meeting the requirements set forth in the last sentence of Section 7.9(a), (ii) the experts designated pursuant to the preceding clause (i) shall designate a third expert in the particular area of disagreement meeting the requirements set forth in the last sentence of Section 7.9(a) and (iii) the expert designated pursuant to the preceding clause (ii) shall be the “Expert” for purpose of this Section 7.9.

(c) The Expert shall resolve any disputed matter relating to any Schedule or an amendment or the Early Termination Schedule or an amendment within thirty (30) days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due in the absence of such disagreement (by assuming for this purpose that the applicable Schedule had become final in accordance with Section 2.4(a) or Section 4.2 and there had been no Reconciliation Dispute) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.

(d) The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the TRA Holder shall bear their own costs and expenses of such proceeding, unless (a) the Expert adopts the TRA Holder’s position, in which case the Corporation shall reimburse the TRA Holder for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the TRA Holder relating to the engagement of the Expert or amending any applicable Tax Return), or (b) the Expert adopts the Corporation’s position, in which case the TRA Holder shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt costs and expenses incurred by the Corporation relating to the engagement of the Expert or amending any applicable Tax Return). The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the TRA Holder and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. The Corporation, the LLC and their respective Affiliates shall be entitled to deduct and withhold from any payment that is payable to the TRA Holder (or other applicable Person) pursuant to this Agreement any taxes as the Corporation, the LLC or an applicable Affiliate is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of U.S. state, local or foreign tax law. Any such deducted or withheld taxes, to the extent paid over to the appropriate Taxing Authority, shall be treated for all purposes of this Agreement as having been paid to the TRA Holder (or any other person) in respect of which such deduction or withholding was made. The TRA Holder or other recipient of any payments hereunder shall provide the Corporation, the LLC or other applicable withholding agent with any applicable tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (a) the provisions of this Agreement shall be applied with respect to the group as a whole; and (b) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Covered Taxes of the group as a whole.

(b) If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) or any member of the LLC Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with respect to which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such

Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Asset as determined by a valuation expert mutually agreed upon by the Corporation and the TRA Holder plus, without duplication, (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset, or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth in this Agreement, if the Corporation or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b).

Section 7.12 Change in Law. Notwithstanding anything in this Agreement to the contrary, if, as a result of or in connection with an actual or proposed change in law, the TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to the TRA Holder or any direct or indirect owner of the TRA Holder, then at the written election of the TRA Holder in its sole discretion (in an instrument signed by the TRA Holder and delivered to the Corporation) and to the extent specified therein by the TRA Holder, this Agreement either (i) shall cease to have further effect and shall not apply to the TRA Holder after a date specified by the TRA Holder or (ii) may be amended by the Parties in a manner reasonably determined by the TRA Holder, provided that such amendment shall not result in a material adverse impact to the Corporation’s rights and obligations under this Agreement, including an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement, the interest paid or agreed to be paid hereunder with respect to amounts due to the TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by the TRA Holder exceeds the Maximum Rate, the TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to the TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.14 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15 Non-Effect of Other Tax Receivable Agreements. If the Corporation enters into any other agreement after the date of this Agreement that obligates the Corporation to make payments to another party in exchange for tax benefits conferred upon the Corporation, the LLC, or any of their respective Subsidiaries, unless otherwise agreed by the TRA Holder, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the Actual Tax Liability hereunder).

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

THE CORPORATION:

BITCOIN DEPOT INC.

By:
Name:
Title:

THE LLC:

BT HOLDCO LLC

By:
Name:
Title:

THE TRA HOLDER:

BT ASSETS, INC.

By:
Name:
Title:

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20     (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Bitcoin Depot Inc., a Delaware corporation (the “Corporation”), BT Holdco LLC, a Delaware limited liability company (the “LLC”), and the TRA Holder (as defined in the Tax Receivable Agreement). Capitalized terms used but not otherwise defined have the respective meanings set forth in the Tax Receivable Agreement.

1.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement and a Party, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

3.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City,                                 State,                                 Zip                                 Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

[●]

By:
Name:
Title:

ANNEX E

FORM OF AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT OF BT HOLDCO

Agreed Form

BT HOLDCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2023

THE UNITS ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS AGREEMENT.

CERTAIN UNITS MAY ALSO BE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT OR IN A SEPARATE AGREEMENT WITH THE INITIAL HOLDER OF SUCH UNITS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER OF SUCH UNITS UPON WRITTEN REQUEST TO THE COMPANY AND WITHOUT CHARGE.

E-i

E-ii

BT HOLDCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of BT HoldCo LLC, a Delaware limited liability company (the “Company”), is entered into as of [●], 2023 (the “Execution Date”), by and among the Company, Bitcoin Depot Inc., a Delaware corporation (“PubCo”), and BT Assets, Inc., a Delaware corporation (“BT Assets”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in Article I.

WHEREAS, the Certificate was filed with the Office of the Secretary of State of Delaware on March 17, 2023;

WHEREAS, the Limited Liability Agreement of the Company, was entered into as of May 2, 2023 (the “Prior Agreement”);

WHEREAS, reference is made to the Transaction Agreement, dated as of August 24, 2022 (as may be amended from time to time, the “Transaction Agreement”), by and among GSR II Meteora Sponsor LLC (“Sponsor”), BT Assets, Lux Vending, LLC, a Georgia limited liability company, and PubCo, pursuant to which, among other things, (i) prior to the remaining transactions described in this paragraph, the Company shall recapitalize all of its issued and outstanding membership interests into two classes of Equity Securities, the Common Units and the Preferred Units, with the number of outstanding Common Units and Preferred Units, respectively, being determined in accordance with Section [    ] of the Transaction Agreement, (ii) PubCo will be admitted as a Member of the Company and will contribute funds to the Company in exchange for newly issued Common Units, Warrants and Earnout Units in the Company, (iii) PubCo will purchase Common Units from BT Assets for cash, (iv) PubCo will issue Class V Common Stock to BT Assets and (v) PubCo, the Company and BT Assets will enter into a Tax Receivable Agreement (as defined below), pursuant to which PubCo will be obligated to make payments to certain parties related to certain tax benefits realized or deemed realized (clauses (i) through (iv), collectively, the “Transactions”); and

WHEREAS, the parties to this Agreement desire to amend and restate the Prior Agreement as set forth in this Agreement to give effect to the Transactions, reflect the admission of PubCo as a Member of the Company and appoint a manager to manage the business, property and affairs of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Members, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the following meaning:

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 8.2 in connection with issuance of Units to such Person in compliance with the terms of this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (i) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person, and in the case of any Unitholder that is a partnership, limited liability company, corporation or similar entity, any partner, member or stockholder of such Unitholder. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be deemed to be Affiliates of any Unitholder for purposes of this Agreement. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” means this Amended and Restated Limited Liability Company Agreement.

“Assumed Tax Liability” means, with respect to any Unitholder for any Fiscal Quarter (or portion of any Fiscal Quarter) commencing after the Execution Date, an amount, which in the good faith estimation of the Manager, is equal to the excess (if any) of: (i) the product of (a) the estimated or actual amount of taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Unitholder in respect of such Fiscal Quarter and all prior Fiscal Quarters (or portions of such prior Fiscal Quarters) commencing after the Execution Date, reduced by any prior taxable losses of the Company allocated to such Unitholder for such Fiscal Quarter and all prior Fiscal Quarters (or portions of such prior Fiscal Quarters) commencing after the Execution Date to the extent such prior losses are available to reduce such income or gain, multiplied by (b) the Assumed Tax Rate; minus (ii) the cumulative Tax Distributions made to such Unitholder after the Execution Date pursuant to Section 4.1; provided that, in the case of PubCo, such Assumed Tax Liability shall in no event be less than an amount that will enable PubCo to meet both its tax obligations and its obligations pursuant to the Tax Receivable Agreement for the relevant Taxable Year; provided further that, in the case of each Unitholder, and for the avoidance of doubt, such Assumed Tax Liability shall take into account any Code Section 704(c) allocations (including “reverse” 704(c) allocations) to the Unitholder.

“Assumed Tax Rate” means the combined maximum U.S. federal, state, and local income tax rate applicable to a taxable individual or corporation in any jurisdiction in the United States (whichever is higher), including pursuant to Section 1411 of the Code, in each case, taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Fiscal Quarter (taking into account the character of the income and the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), and excluding any reductions in rates attributable to Section 199A of the Code). The Assumed Tax Rate shall be the same for all Unitholders, regardless of the actual combined income tax rate of the Unitholder or its direct or indirect owners and the Manager may adjust the Assumed Tax Rate as the Manager reasonably determines is necessary to take into account the effect of any changes in applicable tax law.

“Base Rate” means, as of any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Book Value” means, with respect to any of the Company property, the Company’s adjusted basis for U.S. federal income Tax purposes, adjusted from time to time to reflect the adjustments required or permitted (in the case of permitted adjustments, to the extent the Company makes such permitted adjustments) by Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)-(g).

“BT Assets” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York or Atlanta, Georgia are authorized by law to be closed.

“Capital Account” means the capital account maintained for a Unitholder pursuant to Section 3.5 and the other applicable provisions of this Agreement.

“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property (net of any applicable liabilities) which a Unitholder contributes or is deemed by the Manager to have contributed to the Company with respect to any Unit pursuant to Section 3.1 or Section 3.10.

“Cash Payment” means, an amount in cash equal to the product of (x) the Redeemed Unit Amount, (y) the then-applicable Exchange Rate, and (z) (i) solely in connection with a Change of Control Redemption, the Common Stock Value, and (ii) with respect to any Redemption that is not a Change of Control Redemption, the price to the public or the private sale price, as applicable, of the Class A Common Stock in the substantially concurrent public offering or private sale, as applicable.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware, as the same may be amended from time to time.

“Change of Control” means the occurrence of any of the following events:

(a)    any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding BT Assets or any other “person” or “group” who, as of the Execution Date, is the beneficial owner of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities)) becomes the beneficial owner of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities;

(b)    (A) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale or other disposition; or

(c)    there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of PubCo immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent of such Subsidiary, or (B) all of the Persons who were the respective beneficial owners of the voting securities of PubCo immediately prior to such merger or consolidation do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class E Common Stock, Class M Common Stock, Class O Common Stock and Class V Common Stock of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Change of Control Redemption” has the meaning set forth in Section 9.1(b)(i).

“Change of Control Redemption Date” has the meaning set forth in Section 9.1(b)(iii).

“Class 1 Earnout Unit” means a unit having the rights and obligations specified with respect to a Class 1 Earnout Unit in this Agreement.

“Class 2 Earnout Unit” means a unit having the rights and obligations specified with respect to a Class 2 Earnout Unit in this Agreement.

“Class 3 Earnout Unit” means a unit having the rights and obligations specified with respect to a Class 3 Earnout Unit in this Agreement.

“Class A Common Stock” means the class A common stock, par value $0.0001 per share, of PubCo.

“Class B Common Stock” means the class B common stock, par value $0.0001 per share, of PubCo.

“Class E Common Stock” means the class E-1 common stock, class E-2 common stock and class E-3 common stock, par value $0.0001 per share, of PubCo.

“Class M Common Stock” means the class M common stock, par value $0.0001 per share, of PubCo.

“Class O Common Stock” means the class O common stock, par value $0.0001 per share, of PubCo.

“Class V Common Stock” means the class V common stock, par value $0.0001 per share, of PubCo.

“Code” means the United States Internal Revenue Code of 1986.

“Common Stock Value” means, with respect to any Change of Control Redemption, the greater of (x) the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the three consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the related Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock and (y) the price per share of Class A Common Stock offered by the Person or group that is the acquirer in the applicable Change of Control transaction. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Stock Value shall be determined in good faith by a majority of the directors of PubCo that do not have an interest in the Redeemable Units subject to Redemption (or the corresponding shares of Class O Common Stock or Class V Common Stock).

“Common Unit” means a unit having the rights and obligations specified with respect to a Common Unit in this Agreement.

“Company” has the meaning set forth in the Preamble.

“Contribution Notice” has the meaning set forth in Section 9.1(a)(iv).

“Conversion” has the meaning set forth in Section 3.15.

“Converted Units” has the meaning set forth in Section 3.15.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Direct Exchange” has the meaning set forth in Section 9.1(f).

“Discount” has the meaning set forth in Section 6.7.

“Distribution” means each distribution made by the Company to a Unitholder, with respect to such Person’s Units, whether in cash, property or securities and whether by liquidating distribution, redemption, repurchase or otherwise. Notwithstanding anything in the foregoing, none of the following shall be deemed to be a Distribution under this Agreement: (i) any recapitalization, exchange or conversion of securities of the Company, and any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units; and (ii) any repurchase of Units pursuant to any right of first refusal or similar repurchase right in favor of the Company.

“Earnout Units” means the Class 1 Earnout Units, the Class 2 Earnout Units and the Class 3 Earnout Units.

“Equity Agreement” has the meaning set forth in Section 3.2(a).

“Equity Securities” means (i) any Units, capital stock, partnership, membership or limited liability company interests or other equity interests (including other classes, groups or series of equity interests having such relative rights, powers or obligations as may from time to time be established by the Manager, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of Units, capital stock, partnership, membership or limited liability company interests or other equity interests, and including any profits interests), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units, capital stock, partnership interests, membership or limited liability company interests or other equity interests, and (iii) warrants, options or other rights to purchase or otherwise acquire Units, capital stock, partnership interests, membership or limited liability company interests or other equity interests. Unless the context otherwise indicates, the term “Equity Securities” refers to Equity Securities of the Company.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Election Notice” has the meaning set forth in Section 9.1(f).

“Exchange Rate” means the number of shares of Class M Common Stock or Class A Common Stock for which one Common Unit may be redeemed pursuant to a Redemption. The Exchange Rate will also be used to determine the number of shares of Class V Common Stock or Class O Common Stock that a Member must surrender upon a Redemption or Direct Exchange. On the Execution Date, the Exchange Rate shall be 1.00, subject to adjustment pursuant to Section 9.2.

“Fair Market Value” means, as of any date of determination, (i) with respect to a Unit, such Unit’s Pro Rata Share as of such date, (ii) with respect to a share of Class A Common Stock, the Common Stock Value as of such date, and (iii) with respect to any other non-cash assets, the fair market value for such property as between a willing buyer under no compulsion to buy and a willing seller under no compulsion to sell in an arm’s-length transaction occurring on such date, taking into account all relevant factors determinative of value (including in the case of securities, any restrictions on transfer applicable to such securities or, if such securities are traded on a securities exchange or automated or electronic quotation system, the quoted price for such securities as of the date of determination), as reasonably determined in good faith by the Manager.

“First Redemption Time” means the expiration or earlier waiver of any lockup agreement in connection with the Transactions, including the Registration Rights Agreement.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Code Section 706.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Manager or as required by the Code.

“Fiscal Year” means the 12-month period ending on December 31, or such other annual accounting period as may be established by the Manager or as may be required by the Code.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision of the United States of America, any other nation or any state, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“HSR Act” has the meaning set forth in Section 11.7.

“Indemnitee” has the meaning set forth in Section 6.2.

“Investment Company Act” means the Investment Company Act of 1940.

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, or other restrictions on title or transfer of any nature whatsoever.

“Liquidation Assets” has the meaning set forth in Section 11.2(b).

“Liquidation FMV” has the meaning set forth in Section 11.2(b).

“Liquidation Statement” has the meaning set forth in Section 11.2(b).

“Losses” means items of the Company loss and deduction determined according to Section 3.5.

“Manager” has the meaning set forth in Section 5.1(a).

“Member” means each Person listed on the Unit Ownership Ledger and any Person admitted to the Company as a Substituted Member or Additional Member in accordance with the terms and conditions of this Agreement, each in its capacity as a member of the Company; but in each case only for so long as such Person is shown on the Unit Ownership Ledger as the owner of one or more Units.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Obligations” has the meaning set forth in Section 6.2.

“Participating Units” means the Common Units and the Preferred Units.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241 together with any guidance issued under such sections of the Code or successor provisions and any similar provision of state or local Tax laws.

“Permitted Transferee” means, with respect to any Person, (i) any of such Person’s Affiliates and (ii) any direct or indirect partner, member, stockholder or other equityholder of such Person.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“PR” has the meaning set forth in Section 7.4(a).

“Preferred Unit” means a unit having the rights and obligations specified with respect to a Preferred Unit in this Agreement.

“Preferred Unit Peg Amount” with respect to any issued and outstanding Preferred Unit means $10.00.

“Prior Agreement” has the meaning set forth in the Recitals.

“Pro Rata Share” means with respect to each Unitholder, the proportionate amount such Unitholder would receive if an amount equal to the Total Equity Value were distributed to all Unitholders in accordance with Section 4.1(b), as determined in good faith by the Manager.

“Profits” means items of the Company income and gain determined according to Section 3.5.

“PubCo” has the meaning set forth in the Preamble.

“Recapitalization” has the meaning set forth in Section 3.1(a).

“Redeemable Unit” means a Common Unit (other than any Earnout Unit) held by a Member (other than PubCo and its Subsidiaries). For the avoidance of doubt, Preferred Units are not Redeemable Units.

“Redemption” has the meaning set forth in Section 9.1(a)(i).

“Redemption Date” has the meaning set forth in Section 9.1(a)(iii).

“Redemption Notice” has the meaning set forth in Section 9.1(a)(iii).

“Redeemed Unit Amount” means, with respect to a Redemption, the number of Common Units set forth in the applicable Redemption Notice.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of [●], 2023, by and among PubCo and certain other parties to such agreement.

“Regulatory Allocations” has the meaning set forth in Section 4.3(e).

“Retraction Notice” has the meaning set forth in Section 9.1(a)(vi).

“Securities Act” means the Securities Act of 1933.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated August 24, 2022, by and among Sponsor, BT Assets, and GSR II Meteora Acquisition Corp., as the same may be amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of the foregoing, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests of such entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination of the foregoing. For purposes of this Agreement and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 8.2 in connection with the Transfer of Units to such Person permitted under the terms of this Agreement.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated by this Agreement, including any Redemption or Direct Exchange.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Distribution” has the meaning set forth in Section 4.1(a)(i).

“Tax Distribution Conditions” has the meaning set forth in Section 4.1(a)(i).

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of [●], 2023, by and among PubCo, the Company and BT Assets, as the same may be amended, restated or replaced from time to time.

“Taxable Year” means the Company’s accounting period for U.S. federal income Tax purposes determined pursuant to Section 7.3.

“Total Equity Value” means, as of any date of determination, the aggregate proceeds which would be received by the Unitholders if: (i) the assets of the Company were sold at their fair market value to an independent third-party on arm’s-length terms, with neither the seller nor the buyer being under compulsion to buy or sell such assets; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction and any amounts reserved by the Manager with respect to any contingent or other liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.1, all as determined by the Manager in good faith based upon the Common Stock Value as of such date.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Sponsor Support Agreement and the Tax Receivable Agreement.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 8.1.

“Treasury Regulations” means the income Tax regulations promulgated under the Code and effective as of the Execution Date. Such term, if elected by the Manager, shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Unit” means a limited liability company interest in the Company of a Member or representing a fractional part of the interests in Profits, Losses and Distributions of the Company held by all Members, including Common Units, Preferred Units and Earnout Units.

“Unit Ownership Ledger” has the meaning set forth in Section 3.1(b).

“Unitholder” means any owner of one or more Units as reflected on the Company’s books and records.

“Unpaid Preferred Unit Peg Amount” with respect to any issued and outstanding Preferred Unit means (a) the Preferred Unit Peg Amount of such Preferred Unit minus (b) the aggregate amount of Distributions made in respect of such Preferred Unit pursuant to Sections Section 4.1(b)(i) (excluding, for the avoidance of doubt, any Tax Distributions).

“Upstairs Class A Warrants” has the meaning set forth in Section 3.13(b).

“Vesting Event” has the meaning set forth in Section 3.14(a).

“Warrant Agreements” has the meaning set forth in Section 3.13(a).

“Warrants” has the meaning set forth in Section 3.13(a).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1    Formation of LLC; Continuation. The Company was formed in the State of Delaware on March 17, 2023, pursuant to the provisions of the Delaware Act. Each Person listed on the Unit Ownership Ledger as a member of the Company on the Execution Date is admitted as (or shall continue as) a member of the Company.

Section 2.2    Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending and restating the Prior Agreement and establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members agree that until the Company is terminated in accordance with Section 11.4, the rights, powers and obligations of the Unitholders with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. Notwithstanding the foregoing and anything else to the contrary, Section 18-210 of the Delaware Act (entitled “No Statutory Appraisal Rights”) shall not apply to or be incorporated into this Agreement and each Unitholder expressly waives any and all rights under such Section of the Delaware Act and, to the fullest extent permitted by law, Section 18-305(a) of the Delaware Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply to or be incorporated into this Agreement and each Member expressly waives any and all rights under such Section of the Delaware Act. For the avoidance of doubt, the foregoing waiver of any and all rights by each Member under Section 18-305(a) of the Delaware Act is a restriction of the Members’ rights to obtain information, approved and adopted by all of the Members, as permitted under Section 18-305(g) of the Delaware Act.

Section 2.3    Name. The name of the Company shall be “BT HoldCo LLC”. The Manager may change the name of the Company at any time and from time to time. Notification of any such name change shall be given to all Unitholders. The Company’s business may be conducted under its name or any other name or names deemed advisable by the Manager.

Section 2.4    Purpose. The purpose and business of the Company shall be to manage and direct the business operations and affairs of the Company and its Subsidiaries and to engage in any other lawful acts or activities for which limited liability companies may be formed under the Delaware Act.

Section 2.5    Principal Office; Registered Office. The principal office of the Company shall be located at such place inside or outside the state of Delaware as the Manager may from time to time designate, and, to the fullest extent permitted by law, all business and activities of the Company shall be deemed to have occurred at its principal office. The Company may maintain offices at such other place or places as the Manager deems advisable. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate or such Person or Persons as the Manager may designate from time to time in the manner provided by applicable law.

Section 2.6    Term. The term of the Company commenced upon the filing of the Certificate with the office of the Secretary of State of the State of Delaware in accordance with the Delaware Act and shall continue in existence until the Company shall be dissolved in accordance with the provisions of Article XI. The existence of the Company as a separate entity shall continue until the cancellation of the Certificate in accordance with Section 11.4.

Section 2.7    No State-Law Partnership. The Unitholders intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the Company or any Unitholder relating to the subject matter of this Agreement shall be construed to suggest otherwise. The Unitholders intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income Tax purposes, and that each Unitholder and the Company shall file all Tax returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment.

Section 2.8    Ratification and Specific Authorization of Transactions. Pursuant to the Transaction Agreement, the Company has undertaken, or has caused its Subsidiaries (as applicable) to undertake, or will undertake the Transactions. In connection therewith, (i) all actions taken to date, and any and all things done, by the Company, and by the Manager or any officer, employee or agent of the Company on behalf of the Company or its Subsidiaries, in furtherance of and consistent with the Transactions (including the execution and delivery of the Transaction Agreement and the recapitalization of the Company’s equity interests into Common Units and Preferred Units), are in all respects confirmed to be authorized, approved and ratified and, to the extent not yet undertaken, and (ii) the Company, and the Manager or any officer, employee or agent of the Company on behalf of the Company or its Subsidiaries, is authorized to, or cause the Company’s Subsidiaries to, enter into and perform the Warrant Agreement, the Tax Receivable Agreement and any documents contemplated or related to such agreements and any amendments to such agreements, in each case, without any further act, vote or approval of any Person, including any Member or any Unitholder, notwithstanding any other provision of this Agreement.

ARTICLE III

UNITS, CAPITAL CONTRIBUTIONS AND ACCOUNTS

Section 3.1    Units; Capitalization.

(a)    Units; Capitalization. The Company shall have the authority to issue (i) an unlimited number of Common Units, (ii) a number of Preferred Units determined in accordance with Section [    ] of the Transaction Agreement and (iii) (x) 5,458,836 Class 1 Earnout Units, (y) 5,458,836 Class 2 Earnout Units and (z) 5,458,836 Class 3 Earnout Units. Subject to the terms and conditions of the Transaction Agreement, (x) the Company shall first consummate the recapitalization of its issued and outstanding membership interests into the number of Common Units and Preferred Units, respectively, determined in accordance with Section 2.9 of the Transaction Agreement (the “Recapitalization”), and (y) following the Recapitalization, the Company will issue Common

Units and Warrants to PubCo in exchange for a cash contribution to the Company, such that immediately after completion of the Transactions and the issuance of Common Units and Warrants by the Company, the total number of Common Units held by PubCo will equal the total number of outstanding shares of Class A Common Stock and the total number of Common Units into which Warrants held by PubCo are exercisable will be equal to the total number of shares of Class A Common Stock for which outstanding warrants issued by PubCo are exercisable. The ownership by a Member of Participating Units shall entitle such Member to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV.

(b)    Unit Ownership Ledger; Capital Contributions. The Manager shall create and maintain a ledger (the “Unit Ownership Ledger”) setting forth the name and address of each Unitholder and holder of Warrants, the number of each class of Units and Warrants held of record by each such Unitholder and holder of Warrants, and the amount of the Capital Contribution made (or deemed to have been made) with respect to each class of Units and the date of such Capital Contribution. Upon any change in the number or ownership of outstanding Units or Warrants (whether upon an issuance of Units or Warrants, a Transfer of Units or Warrants, a cancellation of Units or Warrants or otherwise), the Manager shall amend and update the Unit Ownership Ledger. Absent manifest error, the ownership interests recorded on the Unit Ownership Ledger shall be conclusive record of the Units and Warrants that have been issued and are outstanding. Each Unitholder named in the Unit Ownership Ledger has made (or shall be deemed to have made) Capital Contributions to the Company as set forth in the Unit Ownership Ledger in exchange for the Units specified in the Unit Ownership Ledger. Any reference in this Agreement to the Unit Ownership Ledger shall be deemed a reference to the Unit Ownership Ledger as amended and in effect from time to time.

(c)    Certificates; Legends. Units shall be issued in uncertificated form. However, at the request of any Member, the Manager may cause the Company to issue one or more certificates to any such Member holding Units representing in the aggregate the Units held by such Member. If any certificate representing Units is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES UNITS REPRESENTING A LIMITED LIABILITY COMPANY INTEREST IN BT HOLDCO LLC. THE LIMITED LIABILITY COMPANY INTEREST IN BT HOLDCO LLC REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE LIMITED LIABILITY COMPANY INTEREST IN BT HOLDCO LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BT HOLDCO LLC, DATED AS OF [●], 2023, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH SHALL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF SUCH UNITS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

(d)    BT Assets Units. Notwithstanding any other provision of this Agreement, all Units held by BT Assets, including the Common Units that were issued and outstanding and held by BT Assets prior to the Execution Date, the Common Units issued in connection with the Transactions and the Preferred Units will be nonvoting Units. Except as set forth in the immediately preceding sentence, the Common Units and Preferred Units that were issued and outstanding and held by the Members prior to the Execution Date shall remain unchanged.

Section 3.2    Authorization and Issuance of Additional Units.

(a)    At PubCo’s sole direction (without the consent or approval of any other Member or Unitholder or any other Person), the Manager shall cause the Company to issue or create and issue at any time after the Execution Date, additional Units or other Equity Securities of the Company (including creating classes or series of Units or other Equity Securities having such powers, designations, preferences and rights, which in each case may be senior to existing Units or other Equity Securities of the Company or classes or series). Notwithstanding any other provision of this Agreement, including Section 12.2, the Manager shall make such amendments to this Agreement to provide for such powers, designations, preferences and rights as the Manager deems necessary or appropriate to give effect to such additional authorization or issuance in accordance with the foregoing provision. In connection with any issuance of Units (whether on or after the Execution Date), the Person who acquires such Units shall execute a counterpart to this Agreement accepting and agreeing to be bound by all terms and conditions of this Agreement, and shall enter into such other documents, instruments and agreements to effect such purchase as are required by the Manager (including such documents, instruments and agreements entered into on or prior to the Execution Date by the Members, each, an “Equity Agreement”).

(b)    At any time PubCo issues one or more shares of Class A Common Stock (other than an issuance of the type covered by Section 3.2(c) or an issuance to a holder of Redeemable Units pursuant Article IX), PubCo shall contribute to the Company all of the net proceeds (if any) received by PubCo with respect to such share or shares of Class A Common Stock. Upon the contribution by PubCo to the Company of all of such net proceeds so received by PubCo, the Manager shall cause the Company to issue to PubCo a number of Common Units equal to the number of such shares of Class A Common Stock issued. Notwithstanding the foregoing, if PubCo issues any shares of Class A Common Stock to purchase or fund the purchase of Common Units from a Member (other than a Subsidiary of PubCo), then the Company shall not issue any new Common Units registered in the name of PubCo in accordance with Section 9.1(a) and PubCo shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred by PubCo to such other Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.2(b) shall not apply to the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (it being understood that (i) upon exchange of Redeemable Units for Class A Common Stock pursuant to Article IX, such Class A Common Stock would be issued together with any such corresponding right and (ii) in the event such rights to purchase Equity Securities of PubCo are triggered, PubCo will ensure that the holders of Common Units that have not been exchanged prior to such time will be treated equitably vis-à -vis the holders of Class A Common Stock under such plan).

(c)    At any time PubCo issues one or more shares of Class A Common Stock in connection with an equity incentive program, whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Manager shall cause the Company to issue a corresponding number of Common Units, registered in the name of PubCo (determined based upon the Exchange Rate then in effect). Notwithstanding the foregoing, PubCo shall be required to contribute all (but not less than all) of the net proceeds (if any) received by PubCo from or otherwise in connection with such issuance of one or more shares of Class A Common Stock, including the exercise price of any option exercised, to the Company. If any such shares of Class A Common Stock so issued by PubCo in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the Common Units that are issued by the Company to PubCo in connection therewith in accordance with the preceding provisions of this Section 3.2(c) shall be subject to vesting or forfeiture on the same basis; if any of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the Common Units (determined based upon the Exchange Rate then in effect) issued by the Company in accordance with the preceding provisions of this Section 3.2(c) shall automatically vest or be forfeited. Any cash or property held by PubCo or the Company or on any of such Person’s behalf in respect of dividends paid on restricted shares of Class A Common Stock that fail to vest shall be returned to the Company upon the forfeiture of such restricted shares of Class A Common Stock.

(d)    For purposes of this Section 3.2, “net proceeds” means gross proceeds to PubCo from the issuance of Class A Common Stock or other securities less all reasonable bona fide out-of-pocket fees and expenses of PubCo, the Company and their respective Subsidiaries actually incurred in connection with such issuance.

Section 3.3    Repurchase or Redemption of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of such shares, to redeem a corresponding number of Common Units held by PubCo (determined based upon the Exchange Rate then in effect), at an aggregate redemption price equal to the aggregate purchase or redemption price of the share or shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any reasonable related expenses) and upon such other terms as are the same for the share or shares of Class A Common Stock being repurchased or redeemed by PubCo. Notwithstanding the foregoing, the provisions of this Section 3.3 shall not apply in the event that such repurchase or redemption of shares of Class A Common Stock is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase or redemption and subsequent stock split or stock dividend.

Section 3.4    Changes in Common Stock. In addition to any other adjustments required by any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Common Stock, Class B Common Stock, Class E Common Stock, Class M Common Stock, Class O Common Stock, Class V Common Stock or other capital stock of PubCo shall be accompanied by an identical subdivision or combination, as applicable, of the Common Units or other Equity Securities, as applicable. In connection with a subdivision or combination of the Common Units or other Equity Securities pursuant to this Section 3.4, subject to Section 12.2, the Manager shall have the power, without the approval of any other Member or Unitholder or any other Person, to make such amendments to this Agreement to reflect such subdivision or combination, as applicable, of the Common Units or other Equity Securities.

Section 3.5    Capital Accounts.

(a)    Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company property. Without limiting the foregoing, each Unitholder’s Capital Account shall be adjusted, without duplication:

(i)    by adding any additional Capital Contributions made by such Unitholder in consideration for the issuance of Units;

(ii)    by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the Company of Units;

(iii)    by adding any Profits allocated in favor of such Unitholder and subtracting any Losses allocated in favor of such Unitholder; and

(iv)    by deducting any distributions paid in cash or other assets to such Unitholder by the Company.

(b)    Computation of Income, Gain, Loss and Deduction Items. For purposes of computing the amount of any item of the Company income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income Tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose). However:

(i)    the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B), Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income Tax purposes;

(ii)    if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)    items of income, gain, loss or deduction attributable to the disposition of the Company property having a Book Value that differs from its adjusted basis for Tax purposes shall be computed by reference to the Book Value of such property;

(iv)    items of depreciation, amortization and other cost recovery deductions with respect to the Company property having a Book Value that differs from its adjusted basis for Tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(v)    to the extent an adjustment to the adjusted Tax basis of any of the Company’s asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vi)    this Section 3.5 shall be applied in a manner consistent with the principles of Treasury Regulation Sections 1.704-1(b)(2)(iv)(d), (f)(1), (h)(2) and (s).

Section 3.6    Negative Capital Accounts; No Interest Regarding Positive Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company). Except as otherwise expressly provided in this Agreement, no Unitholder shall be entitled to receive interest from the Company in respect of any positive balance in its Capital Account, and no Unitholder shall be liable to pay interest to the Company or any Unitholder in respect of any negative balance in its Capital Account.

Section 3.7    No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.8    Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company in excess of the amounts required under this Agreement to be contributed by such Unitholder to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.9    Adjustments to Capital Accounts for Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property (as of the date of such distribution) for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value and any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Section 4.2 through Section 4.4.

Section 3.10    Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account of the Member (or portion of such amount) to which such Substituted Member succeeds at the time such Substituted Member is admitted to as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of (a) the Transfer to it of all or part of the Units of another Member or (b) the repurchase or forfeiture of Units pursuant to any Equity Agreement shall be appropriately adjusted to reflect such Transfer, repurchase or forfeiture. Any reference in this Agreement to a Capital Contribution of or Distribution to a

Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member Transferred to such Member.

Section 3.11    Adjustments to Book Value. The Company shall adjust the Book Value of its assets to Fair Market Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as of the following times: (a) at the Manager’s discretion in connection with the issuance of Units in the Company in exchange for more than a de minimis Capital Contribution or for services performed on behalf of the Company; (b) at the Manager’s discretion in connection with the Distribution by the Company to a Member of more than a de minimis amount of the Company’s assets, including money; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) upon the conversion of any Earnout Units into Common Units in connection with a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and (e) at such other times as the Manager determines necessary or appropriate to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2. Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Members under Section 4.2 (determined immediately prior to the event giving rise to the revaluation). If any Earnout Units are outstanding prior to the occurrence of a revaluation event described in this paragraph, the Company shall adjust the Book Values of its assets in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).

Section 3.12    Compliance With Section 1.704-1(b). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts are computed to comply with such Treasury Regulations, the Manager may make such modification, without the approval of any other Member or Unitholder or any other Person and notwithstanding anything in Section 12.2 to the contrary. The Manager also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of the Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

Section 3.13    Warrants.

(a)    On the Execution Date, in connection with the transactions contemplated by the Transaction Agreement, the Company has issued warrants to purchase Common Units (the “Warrants”) to PubCo as set forth on the Unit Ownership Ledger pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and PubCo as of the Execution Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to PubCo the number of Common Units, free and clear of all Liens (other than those arising under applicable securities laws and this Agreement), to be issued in connection with such exercise.

(b)    If any holder of a warrant issued by PubCo to purchase shares of Class A Common Stock (the “Upstairs Class A Warrants”) exercises an Upstairs Class A Warrant, then PubCo agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Class A Warrant shall equal the number of Common Units issued by the Company pursuant to the Warrant Agreement with PubCo, and the exercise price paid by PubCo shall be equal to the exercise price paid by the holder of the Upstairs Class A Warrant exercising such Upstairs Class A Warrant. PubCo agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Class A Warrant. In the event an Upstairs Class A Warrant is redeemed, the Company will redeem a Warrant with similar terms held by PubCo.

Section 3.14    Conversion or Forfeiture of Earnout Units.

(a)    Earnout Vesting and Rights. The Earnout Units issued to BT Assets and PubCo shall be subject to conversion to Common Units (each, a “Vesting Event”) as follows:

(i)    If at any time during the seven-year period following the Closing (as defined in the Transaction Agreement) (the “First Earnout Period”), the closing share price of the Class A Common Stock is greater than $12.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “First Milestone”), then each Class 1 Earnout Unit shall automatically and immediately be converted into one Common Unit after the occurrence of the First Milestone;

(ii)    If at any time during the First Earnout Period, the closing share price of the Class A Common Stock is greater than $14.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Second Milestone”), then each Class 2 Earnout Unit shall automatically and immediately be converted into one Common Unit after the occurrence of the Second Milestone; and

(iii)    If at any time during the 10-year period following the Closing (as defined in the Transaction Agreement) (the “Second Earnout Period”, and together with the First Earnout Period, the “Earnout Period”), the closing share price of the Class A Common Stock is greater than $16.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Third Milestone”), then each Class 3 Earnout Unit shall automatically and immediately be converted into one Common Unit after the occurrence of the Third Milestone.

(b)    Earnout Forfeiture. Any Class 1 Earnout Units or Class 2 Earnout Units that are not converted to Common Units as set forth in Sections 3.14(a)(i)-(ii) above, shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earnout Period. Any Class 3 Earnout Units that are unvested as of the end of the Second Earnout Period shall be forfeited upon the date of the expiration of the Second Earnout Period.

(c)    Earnout Conversion and Class V Issuance. Upon the conversion of any Earnout Unit held by BT Assets to a Common Unit, PubCo will promptly (but in any event within five Business Days) issue an equal number of shares of Class V Common Stock to BT Assets.

(d)    Earnout Conversion and Class A Issuance. Without duplication of any right under the Sponsor Support Agreement, upon the conversion of any Earnout Unit held by PubCo to a Common Unit, PubCo will promptly (but in any event within five Business Days) issue an equal number of shares of Class A Common Stock to Sponsor.

(e)    Vesting Upon Change of Control. Notwithstanding the foregoing and subject to Section 3.14(b), upon a Change of Control during the Earnout Period, each Earnout Unit shall automatically be converted into one Common Unit immediately prior to the consummation of such Change of Control as follows:

(i)    If the per share price of Class A Common Stock payable in connection with such Change of Control is less than $12.00, then each Earnout Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into Common Unit and upon such cancellation each such Earnout Unit shall be of no further force and effect.

(ii)    If the per share price of Class A Common Stock payable in connection with such Change of Control is at or higher than $12.00 and lower than $14.00, then each Class 1 Earnout Unit held by BT Assets and PubCo shall automatically and immediately be converted into one Common Unit and each Class 2 Earnout Unit and Class 3 Earnout Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into Common Unit and upon such cancellation each such Class 2 Earnout Unit and Class 3 Earnout Unit shall be of no further force and effect.

(iii)    If the per share price of Class A Common Stock payable in connection with such Change of Control is at or higher than $14.00 and lower than $16.00, then each Class 1 Earnout Unit and Class 2 Earnout Unit held by BT Assets and PubCo shall automatically and immediately be converted into one Common Unit and each Class 3 Earnout Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into Common Unit and upon such cancellation each such Class 3 Earnout Unit shall be of no further force and effect.

(iv)    If the per share price of Class A Common Stock payable in connection with such Change of Control is at or higher than $16.00, then each Class 1 Earnout Unit, Class 2 Earnout Unit, and Class 3 Earnout Unit held by BT Assets and PubCo shall automatically and immediately be converted into one Common Unit.

(f)    For the avoidance of doubt, in the event of a Change of Control, including where the consideration payable is other than a specified price per share, for purposes of determining whether the Earnout Units convert to Common Units or are cancelled in accordance with this Section 3.14, the per share price of Class A Common Stock payable in connection with such Change of Control will be calculated on a basis that takes into account the number of Earnout Units that will convert in connection with the Change of Control. That is, the ultimate price per share payable to all Class A Common Stock will be the same price per share used to calculate the number of Earnout Units that convert into Class A Common Stock. Conversion of Preferred Units. Notwithstanding anything to the contrary in this Agreement, each Preferred Unit shall automatically be converted (a “Conversion”) into one Common Unit (each, a “Converted Unit”) upon the Unpaid Preferred Unit Peg Amount of such Preferred Unit being reduced to $0.00. The Conversion of any Preferred Unit shall occur automatically without any further action by the Company, the Manager, BT Assets or any other Person. Following the Conversion of any Preferred Unit, a holder of the resulting Converted Unit will have the rights and obligations of a holder of a Common Unit with respect to such Converted Unit, and, for the avoidance of doubt, the converted Preferred Unit will cease to be issued or outstanding for all purposes hereunder.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1    Distributions.

(a)    Tax Distributions.

(i)    Tax Distributions Generally. To the extent funds of the Company are legally available for distribution by the Company and such distribution would not be prohibited under any credit facility or any other agreement to which the Company or any of its Subsidiaries is a party, in each case, as determined by the Manager in its reasonable discretion and subject to Section 4.6 (the “Tax Distribution Conditions”), with respect to each Fiscal Quarter (or portion of each Fiscal Quarter), the Company shall distribute to each Unitholder, an amount of cash (each a “Tax Distribution”) equal to such Unitholder’s Assumed Tax Liability for such Fiscal Quarter (or portion of such Fiscal Quarter); provided that, Tax Distributions shall be adjusted as necessary so that all Tax Distributions shall be made pro rata in accordance with each Unitholder’s relative ownership of Participating Units in an amount such that the Unitholder with the highest Assumed Tax Liability receives an amount equal to such Unitholder’s Assumed Tax Liability. Such Tax Distributions shall be made on a quarterly basis at least five days prior to the date on which any estimated tax payments are due with respect to the relevant Fiscal Quarter to permit each Unitholder (or the beneficial owners of any Unitholder) to timely pay its estimated tax obligations for the applicable Fiscal Quarter (or portion of such Fiscal Quarter). The Manager shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to each Unitholder’s Tax Distributions (but in any event pro rata in proportion to each Unitholder’s respective number of Participating Units) to take into account increases or decreases in the number of Participating Units held by each Unitholder during the relevant period. The Manager shall be entitled to adjust subsequent Tax Distributions up or down to reflect any variation from its prior estimation of any Unitholder’s Assumed Tax Liability based on the receipt of subsequent information.

(ii)    Impact of Failure to Satisfy Tax Distribution Conditions. In the event that due to the Tax Distribution Conditions the funds available for any Tax Distribution to be made under this Agreement are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under Section 4.1(a)(i), the Company shall use its reasonable best efforts to distribute to the Unitholders the amount of funds that are available after application of the Tax Distribution Conditions on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to Section 4.1(a)(i) if available funds (after application of the Tax Distribution Conditions) existed in a sufficient amount to make such Distribution in full). At any time thereafter when additional funds of the Company are available for Distribution after application of the Tax Distribution Conditions, the Company shall use its commercially reasonable efforts to distribute such funds to the Unitholders on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to Section 4.1(a)(i) if available funds (after application of the Tax Distribution Conditions) had existed in a sufficient amount to make such Tax Distribution in full).

(iii)    Additional Tax Distributions. In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Unitholder’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Code Section 6226 (or any similar provision of state or local law)), or in the event the Company files an amended tax return, each Unitholder’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest and penalties). Subject to the Tax Distribution Conditions, distributions shall be made pro rata on a per-Participating Unit basis in an amount such that each Unitholder receives an amount equal to any shortfall in the amount of Tax Distributions the Unitholders received for the relevant Taxable Years based on such recalculated Assumed Tax Liability, except, for the avoidance of doubt, to the extent Distributions were made to such Unitholders and former Unitholders pursuant to Section 4.1 (other than Section 4.1(b)(i)) in the relevant Taxable Years sufficient to cover such shortfall.

(b)    Other Distributions. Except as otherwise set forth in Section 4.1(a) with respect to Tax Distributions but subject to compliance with Section 6.6 and Section 6.7, the Manager may cause the Company to make Distributions at such time, in such amounts and in such form (including in-kind property) as determined by the Manager, in each case in accordance with the following order of priority:

(i)    first, to the holders of issued and outstanding Preferred Units, pro rata in accordance with the Unpaid Preferred Unit Peg Amounts of all Preferred Units held by each of them, until the Unpaid Preferred Unit Peg Amounts of each issued and outstanding Preferred Unit is reduced to $0.00; and

(ii)    thereafter, to the holders of Participating Units, pro rata in accordance with the relative ownership of Participating Units of each such holder.

Section 4.2    Allocations.

(a)    Subject to Section 4.3, Profits or Losses for any Fiscal Year shall be allocated among the Unitholders in such a manner as to reduce or eliminate, to the extent possible, any difference, as of the end of such Fiscal Year, between (i) the sum of (A) the Capital Account of each Unitholder, (B) such Unitholder’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (C) such Unitholder’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)) and (ii) the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement and the Delaware Act, determined as if the Company were to (x) liquidate the assets of the Company for an amount equal to their Book Value and satisfy the liabilities of the Company in cash (limited in the case of non-recourse liabilities to the Book Value of the assets securing such liabilities) and (y) distribute the proceeds of such liquidation pursuant to Section 11.2.

(b)    If during any Fiscal Year there is a change in any Unitholder’s interest in the Company as a result of the admission of one or more Members, the withdrawal of a Member, or a Transfer of an interest in the Company, the Profits, Losses, or any other item allocable to the Unitholders under this Agreement for the Fiscal Year shall be allocated among the Unitholders so as to reflect their varying interests in the Company during the Fiscal Year, using any permissible method under Section 706 of the Code and the Treasury Regulations, as reasonably selected by the Manager. In furtherance of the foregoing, any such permissible method selected by the Manager shall be set forth in a dated, written statement maintained with the Company’s books and records. The Unitholders agree that any such selection by the Manager is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706-4(f).

Section 4.3    Special Allocations.

(a)    Minimum Gain Chargeback. Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b)    Unitholder Nonrecourse Debt Minimum Chargeback. Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated to each holder of Participating Units ratably among such Unitholders based upon their ownership of Participating Units. Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 4.3(b) is intended to be a Minimum Gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)    Qualified Income Offset. If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 4.3(a) and Section 4.3(b), but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)    Allocation of Certain Profits and Losses. Profits and Losses described in Section 3.5(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(e)    Regulatory Allocations. The allocations set forth in Sections 4.3(a)-(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the Company or make the Company distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero. In addition, if in any Fiscal Year or Fiscal Period there is a decrease in partnership

Minimum Gain, or in partner nonrecourse debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 4.3(a) or Section 4.3(b) would cause a distortion in the economic arrangement among the Unitholders, the Manager may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

(f)    Deductions in Respect of Taxes. Any item of deduction with respect to a Tax that is offset for a Unitholder under Section 4.6 shall be allocated to the Unitholder for which such payment is to be offset. For the avoidance of doubt, all Tax deductions described in this Section 4.3(g) shall be taken into account in determining the amount of Tax Distribution made under the provisions of Section 4.1(a)(i).

(g)    Non-Compensatory Options. Allocations and other adjustments with respect to any “non-compensatory options” (as defined in Treasury Regulation Section 1.721-2(f)), shall be made in accordance with the Treasury Regulations including Treasury Regulation Sections 1.721-2 and 1.704-1(b)(2)(iv)(s).

(h)    Allocations Relating to Earnout Units. Notwithstanding anything to the contrary in this Agreement, (i) no allocation (of Profit or Loss or otherwise) shall be made in respect of any Earnout Units in determining Capital Accounts unless and until such Earnout Units are converted into Common Units in connection with a Vesting Event, and (ii) in the event the Book Value of any Company asset is adjusted pursuant to Section 3.11(d), any Profit or Loss resulting from such adjustment shall be allocated among the Members (including the Members who held the Earnout Units giving rise to such adjustment) in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(2). To the extent necessary (as determined by the Manager), then the Company shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3).

Section 4.4    Offsetting Allocations. If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the Company pursuant to Sections 83, 482, or 7872 of the Code or any similar provision now or hereafter in effect, the Manager shall use its commercially reasonable efforts to allocate any corresponding Profit or Loss to the Member who recognizes such item to reflect the Members’ economic interest in the Company.

Section 4.5    Tax Allocations.

(a)    Allocations Generally. Except as provided in Section 4.5(b) below, for U.S. federal, state and local income Tax purposes, each item of income, gain, loss or deduction shall be allocated among the Unitholders in the same manner and in the same proportion that the corresponding book items have been allocated among the Unitholders’ respective Capital Accounts. However, if any such allocation is not permitted by the Code or other applicable law, then each subsequent item of income, gain, loss, deduction and credit will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth in this Agreement in computing their Capital Accounts.

(b)    Code Section 704(c) Allocations. Items of the Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for Tax purposes, be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such asset for federal income Tax purposes and its initial Book Value. Such allocations shall be made (i) with respect to any property contributed to the Company on or prior to the Execution Date, using the “traditional method” specified in Treasury Regulations Section 1.704-3(b) unless otherwise determined by PubCo (and, to the extent such other method would accelerate payments under the Tax Receivable Agreement, the independent directors of PubCo) and (ii) with respect to any property contributed to the Company following the Execution Date, using any method selected by the Manager that is permitted under Section 704(c) of the Code and the Treasury Regulations. In addition, if the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income Tax purposes and its Book Value in the same manner as under Code Section 704(c).

(c)    Section 754 Election. The Company will make an election under Section 754 of the Code (or any comparable election under relevant state or local law) for its Taxable Year that includes or begins on the Execution Date to adjust the basis of the Company property as permitted and provided in Sections 734 and 743 of the Code. Such election shall be effective solely for federal (and, if applicable, state and local) income Tax purposes and shall not result in any adjustment to the Book Value of any Company asset or to the Member’s Capital Accounts (except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)).

(d)    Allocation of Tax Credits, Tax Credit Recapture, Etc. Allocations of Tax credits, Tax credit recapture, and any related items shall be allocated to the Unitholders according to their interests in such items as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii) and (viii).

(e)    Corrective Allocations. If necessary, the Company will make corrective allocations as set forth in Treasury Regulation Section 1.704-1(b)(4)(x). Without limiting the generality of the foregoing, if pursuant to Section 4.3(h) the Company causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(4)(x).

(f)    Effect of Allocations. Allocations pursuant to this Section 4.5 are solely for purposes of U.S. federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses, Distributions (other than Tax Distributions) or other items pursuant to any provision of this Agreement.

Section 4.6    Indemnification and Reimbursement for Payments on Behalf of a Unitholder. Except as otherwise provided in Article VI, if the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Unitholder or a Unitholder’s status as such (including U.S. federal withholding Taxes, state personal property Taxes, and state unincorporated business Taxes), then such Unitholder shall indemnify the Company for, and contribute to the Company, the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions or other amounts to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 4.6 or with respect to any other amounts owed by the Unitholder to the Company or any of its Subsidiaries. A Unitholder’s obligation to indemnify and make contributions to the Company under this Section 4.6 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 4.6, the Company shall be treated as continuing in existence, and will survive any partial or complete Transfer or redemption of the Unitholder’s interest in the Company. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 4.6, including instituting a lawsuit to collect such indemnification and contribution, with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law), compounded on the last day of each Fiscal Quarter.

ARTICLE V

MANAGEMENT AND CONTROL OF BUSINESS

Section 5.1    Management.

(a)    Establishment. Except as otherwise specifically provided in this Agreement or by non-waivable provision of the Delaware Act, the business, property and affairs of the Company shall be managed, operated and controlled by the sole manager of the Company (the “Manager”), which shall initially be Brandon Mintz; provided, that if Brandon Mintz is no longer employed by PubCo, the Company or any of their respective controlled Affiliates, then a replacement shall be designated by PubCo. If, from time to time, the Manager cannot serve or is unwilling to serve as such, then a replacement shall be designated by PubCo. Except as otherwise expressly provided by this Agreement, including by Section 5.1(b), no Member shall have management authority or voting or other rights over, or any other ability to take part in the conduct or control of the business of, the Company. The Manager shall be a “manager” for purposes of the Delaware Act.

(b)    Powers. The Manager is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Manager taken in accordance with such rights and powers shall bind the Company (and no other Member shall have such right). The Manager shall have all necessary powers to carry out the purposes, business and objectives of the Company; provided, that the Manager shall exercise such powers as directed by PubCo (in its sole discretion without the consent or approval of any other Member or Unitholder or any other Person). The Manager may delegate the authority to sign agreements and other documents and take other actions on behalf of the Company to any Person (including any other Member, officer or employee of the Company or any of its Subsidiaries) to enter into and perform any document on behalf of the Company. Without limiting the foregoing, the Manager shall not effect any of the following actions by the Company or any of its Subsidiaries in one or a series of related transactions, in each case without the consent or approval of PubCo: (i) any sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company); (ii) any merger, consolidation, division, reorganization or other combination of the Company with or into another entity; (iii) any acquisition; (iv) any issuance of debt or equity securities; or (v) any incurrence of indebtedness. Except for any vote, consent or approval of any Unitholder expressly required by this Agreement, if a vote, consent or approval of the Unitholders is required by the Delaware Act or other applicable law with respect to any action to be taken by the Company or matter considered by the Manager, each Unitholder will be deemed to have consented to or approved such action or voted on such matter in accordance with the consent or approval of PubCo on such action or matter.

(c)    Limited Liability. The Manager will not be (i) personally liable under any judgement of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that debt, obligation or liability arises in contract, tort or otherwise, for any act or omission performed or omitted by such Person in its capacity as the Manager, or (ii) liable to the Company or any Member for any loss or damage sustained by the Company or any Member, for any act or omission performed or omitted by such Person in its capacity as the Manager; provided, that, in each case, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s fraud or bad faith as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(d)    Discharge of Duties; Reliance on Reports. The Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented to the Manager. The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors of the Company. Notwithstanding anything to the contrary herein, in no event shall the Manager be responsible or liable to the Company or any Member for any mistake, action, inaction, misconduct, negligence, fraud or bad faith on the part of any Person delivering such document, advice or opinion as provided in this Section 5.1(d) unless the Manager had knowledge that such Person was acting unlawfully or engaging in fraud.

(e)    Reliance by Third Parties. Any Person dealing with the Company, other than a Unitholder, may rely on the authority of the Manager (or any Officer authorized by the Manager) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with this Agreement, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Manager (or any Officer authorized by the Manager) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Manager or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

Section 5.2    Investment Company Act. The Manager shall use reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 5.3    Officers.

(a)    Officers. Unless determined otherwise by the Manager, the officers of the Company shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and each other officer of PubCo shall also be an officer of the Company, with the same title. All officers shall be designated by PubCo and the Manager shall take all necessary action to appoint such officers, each of which shall hold office until their successors are appointed by the Manager in accordance with this Section 5.3(a). Two or more offices may be held by the same individual. The officers of the Company may be removed by the Manager at any time for any reason or no reason with the prior approval of PubCo.

(b)    Other Officers and Agents. PubCo may designate, and the Manager shall take all necessary to appoint, such other officers and agents as it may deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by PubCo.

(c)    Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of a chief executive officer of a company. He or she shall preside at all meetings of Members if present at such meeting.

(d)    President. The President shall be the chief executive officer of the Company in the absence of the Chief Executive Officer. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Manager.

(e)    Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Company and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company. The books of account shall at all times be open to inspection by the Manager. The Chief Financial Officer shall deposit all monies and other valuables in the name of, and to the credit of, the Company with such depositaries as may be designated by the Manager.

(f)    Treasurer. The Treasurer shall have the custody of Company funds and securities and shall keep full and accurate account of receipts and disbursements. He or she shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the Manager or the Chief Executive Officer. The Treasurer shall disburse the funds of the Company as may be ordered by the Manager or the Chief Executive Officer, taking proper vouchers for such disbursements. He or she shall render to the Manager and the Chief Executive Officer whenever either of them may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. If required by the Manager, the Treasurer shall give the Company a bond for the faithful discharge of his or her duties in such amount and with such surety as the Manager shall prescribe.

(g)    Secretary. The Secretary shall give, or cause to be given, notice of all meetings of Members and all other notices required by applicable law or by this Agreement, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer, or by the Manager. He or she shall record all the proceedings of the meetings of the Company, and shall perform such other duties as may be assigned to him or her by the Manager or by the Chief Executive Officer.

(h)    Other Officers. Other officers, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Manager or by the Chief Executive Officer.

Section 5.4    Fiduciary Duties.

(a)    Members and Unitholders. To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, and notwithstanding any duty otherwise existing at law or in equity, no Member or Unitholder, solely in its capacity as such, shall owe any fiduciary duty to the Company, the Manager, any other Member, any Unitholder or any other Person bound by this Agreement. Nonetheless, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. Nothing in this Section 5.4(a) shall limit the liabilities, duties or obligations of any Member or Unitholder acting in his or her capacity as an officer or Manager pursuant to any other provision of this Agreement.

(b)    Manager and Officers. Notwithstanding any other provision to the contrary in this Agreement, except as set forth in the last sentence of Section 5.1(a) or Section 5.4(c), (i) the Manager shall, in its capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Unitholders and Members as members of a board of directors of a Delaware corporation; and (ii) each officer of the Company shall, in his or her capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Unitholders and Members as an officer of a Delaware corporation. For the avoidance of doubt, the fiduciary duties described in clause (i) above shall not be limited by the fact that the Manager shall be permitted to take certain actions in its sole or reasonable discretion pursuant to the terms of this Agreement or any agreement entered into in connection herewith.

(c)    Waiver. Any duties and liabilities set forth in this Agreement shall replace those existing at law or in equity and each of the Company, each Member and Unitholder and any other Person bound by this Agreement, to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware Act, waives the right to make any claim, bring any action or seek any recovery based on any duties or liabilities existing at law or in equity other than any such duties and liabilities set forth in this Agreement.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION

Section 6.1    Exculpation.

(a)    Actions in Capacity as a Member or Unitholder. To the fullest extent permitted by applicable law, and except as otherwise expressly provided in this Agreement, no Member, Unitholder or its respective Indemnitees shall be liable to the Company, any Member, any Unitholder or any other Person bound by this Agreement as a result of or arising out any action of or omission by such Member or Unitholder solely in its capacity as a Member or Unitholder, except to the extent such Obligations arise out of such Member’s (1) material breach of this Agreement or any other Transaction Document or (2) bad faith violation of the implied contractual covenant of good faith and fair dealing, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(b)    Other Actions. To the fullest extent permitted by applicable law, and except as otherwise expressly provided in this Agreement, no Indemnitee shall be liable to the Company, any Member, any Unitholder or any other Person bound by this Agreement as a result of or arising out of the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed by such Indemnitee to be conferred on such Indemnitee, except to the extent such Indemnitee would not be entitled to exculpation or indemnification pursuant to the certificate of incorporation and bylaws of PubCo (as the same may be amended from time to time).

Section 6.2    Indemnification. To the fullest extent permitted by applicable law, each of (a) the Manager, (b) the Unitholders and Members and their respective Affiliates, (c) the stockholders, members, managers, directors, officers, partners, employees and agents of the Unitholders, Members and their respective Affiliates, (d) the PR and any “designated individual” and (e) the officers and directors of PubCo, the Company and each of their Subsidiaries (each, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Obligations”), which at any time may be imposed on, incurred by, or asserted against, the Indemnitee as a result of or arising out of this Agreement, PubCo, the Company, their respective assets, businesses or affairs, or the activities of the Indemnitee on behalf of PubCo, the Company or any of their Subsidiaries to the extent within the scope of the authority reasonably believed to be conferred on such Indemnitee. However: (x) to the extent such Indemnitee is not entitled to exculpation with respect to such Obligations pursuant to Section 6.1, the Indemnitee shall not be entitled to indemnification for any such Obligations to the extent such Indemnitee would not be entitled to exculpation or indemnification pursuant to the certificate of incorporation and bylaws of PubCo (as the same may be amended from time to time); and (y) to the extent such Indemnitee is entitled to exculpation with respect to such Obligations pursuant to Section 6.1, the Indemnitee shall not be entitled to indemnification for any such Obligations to the extent they arise out of such Indemnitee’s (1) material breach of this Agreement or any other Transaction Document or (2) bad faith violation of the implied contractual covenant of good faith and fair dealing. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee was not entitled to indemnification under this Agreement. Any indemnification pursuant to this Section 6.2 shall be made only out of the assets of the Company and no Member shall have any personal liability on account thereof.

Section 6.3    Expenses. Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 6.2 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as provided in Section 6.2. Any such undertaking shall be unsecured and interest free and shall be accepted without regard to an Indemnitee’s ability to repay amounts advanced and without regard to an Indemnitee’s entitlement to indemnification.

Section 6.4    Non-Exclusivity; Savings Clause. The indemnification and advancement of expenses set forth in Section 6.2 and Section 6.3 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other agreement, policy of insurance or otherwise. The indemnification and advancement of expenses set forth in Section 6.2 and Section 6.3 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a Person. If Section 6.1, Section 6.2 or Section 6.3 or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless exculpate, indemnify and advance expenses each Indemnitee to the fullest extent permitted by any applicable portion of such sections not so invalidated and to the fullest extent permitted by applicable law. The exculpation, indemnification and advancement of expenses provisions set forth in Section 6.1, Section 6.2 and Section 6.3 shall be deemed to be a contract between the Company and each of the Persons constituting Indemnitees at any time while such provisions remain in effect, whether or not such Person continues to serve in such capacity and whether or not such Person is a party to this Agreement. In addition, none of Section 6.1, Section 6.2 and Section 6.3 may be retroactively amended to adversely affect the rights of any Indemnitee arising in connection with any acts, omissions, facts or circumstances occurring prior to such amendment.

Section 6.5    Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article VI.

Section 6.6    Manager Reimbursement. Without limiting any compensation to which the Manager may otherwise be entitled under any other arrangement with PubCo, the Company, or any of their respective Subsidiaries, the Manager shall not be compensated for its services as the Manager of the Company except as expressly provided in this Agreement. The Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs associated with the Transactions (except as otherwise provided in the Transaction Agreement). To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company. To the extent permitted by applicable law, any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.6 shall not constitute gross income to the Manager and shall instead be treated as a repayment of advances made by the Manager on behalf of the Company.

Section 6.7    PubCo Reimbursement. PubCo shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs associated with the Transactions (except as otherwise provided in the Transaction Agreement) and all fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, Securities and Exchange Commission and Financial Industry Regulatory Authority filing fees and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”), (a) PubCo shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public, and (b) the Company shall be deemed to have paid the Discount as an expense. To the extent practicable, expenses incurred by PubCo on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company. To the extent permitted by applicable law, any reimbursements to PubCo or any of its Affiliates by the Company pursuant to this Section 6.7 shall not constitute gross income to PubCo and shall instead be treated as a repayment of advances made by PubCo on behalf of the Company; provided, however, that if any such reimbursements do constitute gross income to PubCo, such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any income tax obligations of PubCo or any payments made pursuant to the Tax Receivable Agreement.

ARTICLE VII

ACCOUNTING AND RECORDS; TAX MATTERS

Section 7.1    Accounting and Records. The books and records of the Company shall be made and maintained, and the financial position and the results of its operations recorded, at the expense of the Company, in accordance with such method of accounting as is determined by the Manager. The books and records of the Company shall reflect all Company transactions and shall be made and maintained in a manner that is appropriate and adequate for the Company’s business.

Section 7.2    Preparation of Tax Returns; Administrative Matters.

(a)    The Company shall arrange for the preparation and timely filing of all Tax returns required to be filed by the Company, and making any elections described in Section 7.3. Each Unitholder shall furnish to the

Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s income Tax returns to be prepared and filed.

(b)    The Company shall deliver to each Unitholder (A) preliminary information relating to the Company (including a draft Schedule K-1) that is necessary for the preparation of such Unitholder’s returns for federal and state income Tax and any other Tax reporting purposes for a Taxable Year no later than March 31 of the following Taxable Year and (B) such final information (including a final Schedule K-1) that is consistent in all respects with the estimates provided pursuant to clause (A) by August 1 of such following Taxable Year, subject to any reasonable comments received from BT Assets (provided BT Assets owns 5% or more of the outstanding Participating Units) that are received by May 31 of such following Taxable Year, which the Company shall consider in good faith. Subject to the preceding sentence, for so long as BT Assets owns 5% or more of the outstanding Participating Units, the Company shall (i) send a draft of any income tax return of the Company (other than the information and schedules referred to in the preceding sentence) to BT Assets, at least 15 days prior to filing, for review and comment, and (ii) consider in good faith all reasonable comments received from BT Assets at least five days prior to the due date for the filing of any such tax return.

(c)    For so long as BT Assets owns 5% or more of the outstanding Participating Units, the Company shall use reasonable best efforts to provide (or cause to be provided), at the Company’s expense, such accounting, tax, legal, insurance and administrative support to BT Assets and its Affiliates as BT Assets may reasonably request.

Section 7.3    Tax Elections. The Taxable Year shall be the Fiscal Year unless the Manager shall determine otherwise. The Manager shall determine whether to make or revoke any available election pursuant to the Code. Each Unitholder will upon request supply any information necessary to give proper effect to such election.

Section 7.4    Tax Controversies.

(a)    PubCo shall be the “partnership representative” (“PR”) of the Company for purposes of the Partnership Tax Audit Rules, and, as such, shall be authorized to designate any other Person selected by PubCo as the partnership representative. Each Member, by execution of this Agreement, consents to the appointment of PubCo (or its designee) as the PR as set forth in this Agreement and agrees to execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent and agrees to take, and that the PR is authorized to take (or cause the Company to take), such other actions as may be necessary pursuant to the Partnership Tax Audit Rules to cause such designation. The PR shall be authorized and required to represent the Company (at the Company’s expense) in connection with all audits and examinations of the Company’s affairs by Tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services reasonably incurred in connection therewith. In addition, the PR shall have the power and authority to (i) manage, control, settle, challenge, litigate, or prosecute, on behalf of the Company, any administrative proceedings or other action at the Company level with the Internal Revenue Service or any other taxing authority relating to the determination of any item of Company income, gain, loss, deduction, or credit for federal income tax purposes or otherwise relating to the Partnership Tax Audit Rules, and (ii) make any election under the Partnership Tax Audit Rules, and the PR shall have all other rights and powers granted under the Partnership Tax Audit Rules to a PR with respect to the Company and its Members. As long as BT Assets owns 5% or more of the outstanding Participating Units for the year in which any audit, examination or resulting proceeding takes place or for the year that is the subject of any audit, examination or resulting proceeding: (A) the PR shall notify BT Assets of, and keep BT Assets reasonably informed with respect to, any such audit, examination or resulting proceeding the outcome of which is reasonably expected to affect the tax liabilities of BT Assets; (B) BT Assets shall have the right to discuss with the PR, and provide input and comment to the PR regarding, any such audit, examination or resulting proceeding; and (C) neither the PR nor any designated individual shall settle or compromise any such audit, examination or resulting proceeding to the extent they relate to issues the resolution of which would reasonably be expected to have a material and disproportionately adverse effect on the tax liability of BT Assets without BT Assets’ consent (such consent not to be unreasonably withheld, conditioned or delayed). Each

Unitholder agrees to reasonably cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. For each Taxable Year in which the PR is an entity, the Company shall appoint the “designated individual” identified by the PR to act on its behalf in accordance with the applicable Partnership Tax Audit Rules. Promptly following a request of the PR or designated individual, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the PR and designated individual for all reasonable expenses, including legal and accounting fees, incurred by the PR or designated individual in its capacity as such.

(b)    In the event of an audit by the Internal Revenue Service, or another applicable taxing authority, the PR shall be permitted to make, on a timely basis and to the extent permissible under applicable law, the election provided by Section 6226(a) of the Partnership Tax Audit Rules to treat a “partnership adjustment” as an adjustment to be taken into account by each Unitholder in accordance with Section 6226(b) of the Partnership Tax Audit Rules. If the election under Section 6226(a) of the of the Partnership Tax Audit Rules is made, each Unitholder who was a Unitholder of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) of the Partnership Tax Audit Rules) shall take such adjustment into account as required under Section 6226(b) of the Partnership Tax Audit Rules and shall be liable for any related tax, interest, penalty, addition to tax, or additional amounts.

(c)    In the event of an audit by the Internal Revenue Service or other applicable taxing authority, if the PR does not or is otherwise unable to make the election provided by Section 6226(a) of the Partnership Tax Audit Rules as noted above, the PR shall allocate the burden of any taxes (including, for the avoidance of doubt, any “imputed underpayment” within the meaning of Section 6225 of the Partnership Tax Audit Rules), penalties, interest and related expenses imposed on the Company pursuant to the Partnership Tax Audit Rules among the Unitholder to whom such amounts are attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the PR and each Unitholder shall promptly upon request from the Manager (and in any event within five days of such request) reimburse the Company in full for the entire amount the PR determines to be attributable to such Unitholder. The Company will also be allowed to recover any amount due from such Unitholder pursuant to this Section 7.4(c) from any distribution otherwise payable to such Unitholder pursuant to this Agreement. Solely for purposes of determining the current Unitholder(s) to which any taxes or other amounts are attributable under this provision, references to any Unitholder in this Section 7.4(c) shall include a reference to each Person that previously held the Units currently held by such Unitholder (but only to the extent of such Person’s interest in such Units).

(d)    The PR is authorized to, and shall follow principles (to the extent available) similar to those set forth in Section 7.4(a), Section 7.4(b) and Section 7.4(c) with respect to any audits by state, local, or foreign tax authorities and any tax liabilities that result therefrom.

(e)    This Section 7.4 shall be interpreted to apply to Members and former Members and shall survive the transfer of a Member’s Units, the termination of this Agreement, and the termination, dissolution, liquidation and winding up of the Company.

Section 7.5    Earnout Units. The parties to this Agreement intend that, for U.S. federal income tax purposes, unless otherwise required by the Code or Treasury Regulations, (a) the Earnout Units received by each of BT Assets and PubCo shall not be treated as being received in connection with the performance of services, (b) the receipt of Common Units on conversion of any Earnout Units upon a Vesting Event shall be treated in accordance with principles similar to those set forth in Treasury Regulation Section 1.721-2(a), and (c) neither BT Assets nor PubCo shall be treated as having taxable income or gain as a result of the receipt of such Earnout Units or as a result of any Vesting Event (other than as a result of corrective allocations made pursuant to the second sentence of Section 4.5(e)). The Company shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding the foregoing, each of BT Assets and PubCo may, within 30 days of the Closing Date (as defined in the Transaction Agreement), file with the IRS on a protective basis a completed election under Section 83(b) of the Code and the Treasury Regulations with respect to the Earnout Units.

ARTICLE VIII

TRANSFER OF UNITS; ADMISSION OF NEW MEMBERS

Section 8.1    Transfer of Units.

(a)    Other than as provided for below in this Section 8.1, no Member may sell, assign, transfer, grant a participation in, pledge, hypothecate, encumber or otherwise dispose of (such transaction being in this Agreement collectively called a “Transfer”) all or any portion of its Units except with the approval of the Manager, which may be granted or withheld in its discretion.

(b)    Notwithstanding Section 8.1(a) without the approval of the Manager (but otherwise in compliance with Section 8.1), a Member may, at any time, (i) Transfer any portion of such Member’s Units pursuant to Article IX, and (ii) Transfer any portion of such Member’s Units to a Permitted Transferee of such Member.

(c)    Any Transfer of Units to a Permitted Transferee of such Member by a Member which also holds (x) Class V Common Stock must be accompanied by the transfer of a corresponding number of shares of Class V Common Stock (determined based upon the Exchange Rate then in effect) to such Permitted Transferee and (y) Class O Common Stock must be accompanied by the transfer of a corresponding number of shares of Class O Common Stock (determined based upon the Exchange Rate then in effect) to such Permitted Transferee.

(d)    Any purported Transfer of all or a portion of a Member’s Units not complying with this Section 8.1 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that purported Transfer or to recognize the Person to which the Transfer purportedly was made as a Member.

(e)    A Person acquiring a Member’s Units pursuant to this Section 8.1 shall not be admitted as a Substituted Member or an Additional Member except in accordance with the requirements of Section 8.2, but such Person shall, to the extent of the Units transferred to it, be entitled to such Member’s (i) share of Distributions, (ii) share of Profits and Losses and (iii) Capital Account in accordance with Section 3.5.

(f)    Notwithstanding anything in this Agreement to the contrary, if a Member Transfers all or any portion of its Units after the designation of a record date and declaration of a Distribution pursuant to Section 4.1 and before the payment date of such Distribution, the transferring Member (and not the Person acquiring all or any portion of its Units) shall be entitled to receive such Distribution in respect of such transferred Units.

(g)    Notwithstanding the foregoing, except as otherwise provided in this Agreement, including in Sections 3.2, 3.3 and 3.13 and Article IX, PubCo may not Transfer all or any part of its Units without the consent of the Members (other than PubCo) holding at least a majority of the aggregate Common Units then outstanding and held by such Members (other than PubCo).

(h)    Notwithstanding the foregoing, no holder of Preferred Units may Transfer any Preferred Units other than as contemplated by Section 8.1(b)(ii).

Section 8.2    Recognition of Transfer; Substituted and Additional Members.

(a)    No direct or indirect Transfer of all or any portion of a Member’s Units may be made, and no purchaser, assignee, transferee or other recipient of all or any part of such Units shall be admitted to the Company as a Substituted Member or Additional Member under this Agreement, unless:

(i)    the provisions of Section 8.1 shall have been complied with;

(ii)    in the case of a proposed Substituted Member or Additional Member that is (A) a competitor or potential competitor of PubCo or the Company or their respective Subsidiaries, (B) a Person with whom PubCo or the Company or their respective Subsidiaries has had or is expected to have a material commercial or financial relationship or (C) likely to subject PubCo or the Company or their respective Subsidiaries to any material legal or regulatory requirement or obligation, or materially increase the burden thereof, in each case as determined by the Manager, the admission of the purchaser, assignee, transferee or other recipient as a Substituted Member or Additional Member shall have been approved by the Manager;

(iii)    the Manager shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the Manager, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee, transferee or other recipient, and the Manager shall have executed (and the Manager agrees to execute) any other documents on behalf of itself and the Members required to effect the Transfer;

(iv)    the provisions of Section 8.2(b) shall have been complied with;

(v)    the Manager shall be reasonably satisfied that such Transfer will not (A) result in a violation of the Securities Act or any other applicable law; or (B) cause an assignment under the Investment Company Act;

(vi)    such Transfer would not be reasonably expected to cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or any other association taxable as a corporation for federal income tax purposes and, without limiting the generality of the foregoing, such Transfer shall not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treas. Reg. § 1.7704-1;

(vii)    the Manager shall have received the opinion of counsel, if any, required by Section 8.2(c) in connection with such Transfer; and

(viii)    all necessary instruments reflecting such Transfer or admission shall have been filed in each jurisdiction in which such filing is necessary to qualify the Company to conduct business or to preserve the limited liability of the Members.

(b)    Each Substituted Member and Additional Member shall be bound by all provisions of this Agreement. Each Substituted Member and Additional Member, as a condition to its admission as a Member, shall execute and acknowledge such instruments (including a counterpart of this Agreement or a joinder agreement in customary form), in form and substance reasonably satisfactory to the Manager, as the Manager reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such Substituted Member or Additional Member to be bound by all the terms and provisions of this Agreement with respect to the Units acquired by such Substituted Member or Additional Member. The admission of a Substituted Member or Additional Member shall not require the consent of any Member (but shall require the consent of the Manager, if and to the extent such consent of the Manager is expressly required by this Article VIII). As promptly as practicable after the admission of a Substituted Member or Additional Member, the Unit Ownership Ledger and other books and records of the Company shall be changed to reflect such admission.

(c)    As a further condition to any Transfer of all or any part of a Member’s Units, the Manager shall, at PubCo’s direction, require a written opinion of counsel to the transferring Member (such counsel reasonably satisfactory to the Manager), obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Manager, as to such matters as are customary and appropriate in transactions of this type, including (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to Article IX.

Section 8.3    Expense of Transfer; Indemnification. All reasonable costs and expenses incurred by the Manager and the Company in connection with any Transfer of a Member’s Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member indemnifies the Manager and the Company against any losses, claims, damages or liabilities to which the Manager, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

ARTICLE IX

REDEMPTION; EXCHANGE

Section 9.1    Redemption of Common Units.

(a)    Elective Redemption.

(i)    From and after the First Redemption Time, each Member (other than PubCo and its Subsidiaries) shall be entitled, upon the terms and subject to the conditions of this Agreement, to cause the Company to redeem its Redeemable Units in whole or in part, in each case, relating to a corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate (in each case, free and clear of all Liens) of such Member, in exchange for the delivery to the Member (or its designee) of either, at the option of the Manager, (x) (1) in the case of a corresponding number of shares of Class V Common Stock, a number of shares of Class M Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate and (2) in the case of a corresponding number of shares of Class O Common Stock, a number of shares of Class A Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate or (y) solely in connection with a Redemption (including a Change of Control Redemption) that coincides with a public offering or private sale of Class A Common Stock, the applicable Cash Payment. Any redemption of Redeemable Units for Class M Common Stock, Class A Common Stock or the Cash Payment, as applicable, is defined in this Agreement as a “Redemption” Subject to Section 9.1(a)(ii), after the First Redemption Time, each Member (other than PubCo and its Subsidiaries) may elect to cause the Company to redeem Redeemable Units at any time and from time to time in accordance with the terms of this Agreement, but a Unitholder may not cause a Redemption more than once per Fiscal Quarter without the prior written consent of the Manager. The minimum number of Redeemable Units (and corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate, if any) that may be redeemed by any Member shall be the lesser of (1) [●] and (2) all of the Redeemable Units (and corresponding number of shares of Class V Common Stock or Class O Common Stock taking into account the Exchange Rate, if any) then held by such Member and its Affiliates. Notwithstanding anything to the contrary in this Agreement, the Company shall not, nor shall PubCo pursuant to Section 9.1(f), effectuate a Cash Payment pursuant to this Section 9.1(a) or Section 9.1(b) unless (A) PubCo determines to consummate a private sale or public offering of Class A Common Stock substantially concurrently with the relevant Redemption Date and (B) PubCo contributes sufficient proceeds from such private sale or public offering to the Company for payment by the Company of the applicable Cash Payment. For the avoidance of doubt, the Company shall have no obligation to make a Cash Payment that exceeds the cash contributed to the Company by PubCo from PubCo’s offering or sales of Class A Common Stock referenced earlier in this Section 9.1(a)(i).

(ii)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, nor shall PubCo pursuant to Section 9.1(f), be obligated to, effectuate a Redemption of Redeemable Units as set forth in this Section 9.1(a), and the Company shall have the right to refuse to honor any request for such a Redemption, if at any time PubCo or the Company determines based on the advice of counsel that such Redemption would be prohibited by law or regulation (including the unavailability of a registration of such Redemption under the Securities Act, or the unavailability of an exemption from the registration requirements under the Securities Act). Upon such determination, PubCo or the Company (as applicable) shall notify the Member requesting such Redemption, which such notice shall include an explanation in reasonable detail as to the reason that the Redemption request has not been honored.

(iii)    A Member shall exercise its right to cause the Company to effectuate a Redemption of Redeemable Units, as set forth in this Section 9.1(a) by delivering to the Company, with a contemporaneous copy delivered to PubCo, during normal business hours, (A) a written election of redemption in respect of the Redeemable Units to be redeemed substantially in the form of Exhibit A to this Agreement (a “Redemption Notice”), duly executed by such Member; (B) any certificates in such Member’s possession representing such Redeemable Units, (C) any stock certificates in such Member’s possession representing the corresponding number of shares of Class V Common Stock or Class O Common Stock to be retired in connection with such Redemption and (D) if PubCo, the Company or any redeeming Subsidiary requires the delivery of the certification contemplated by Section 9.4(b), such certification or written notice from such Member that it is unable to provide such certification. Unless such Member timely has delivered a Retraction Notice pursuant to Section 9.1(a)(vi), a Redemption pursuant to this Section 9.1(a) shall be effected on the fifth Business Day following the Business Day on which PubCo and the Company have received the items specified in clauses (A)-(D) of the first sentence of this Section 9.1(a)(iii) or such later date that is a Business Day specified in the Redemption Notice (such Business Day, the “Redemption Date”). Notwithstanding the foregoing, the Company may establish alternate exchange procedures as necessary to facilitate the establishment by such Member of a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act. On the Redemption Date, all rights of such Member as a holder of the Redeemable Units (and the corresponding number of shares of Class V Common Stock or Class O Common Stock to be cancelled) that are subject to the Redemption shall cease, and unless the Company has elected Cash Payment, such Member (or its designee) shall be treated for all purposes as having become the record holder of the shares of Class M Common Stock or Class A Common Stock to be received by such Member in respect of such Redemption.

(iv)    Within two Business Days following the Business Day on which PubCo and the Company have received the Redemption Notice, the Company shall give written notice (the “Contribution Notice”) to such Member of its intended settlement method. If the Company does not timely deliver a Contribution Notice, the Company shall be deemed to have not elected the Cash Payment method.

(v)    The Member may specify, in an applicable Redemption Notice, that the Redemption is to be contingent (including as to timing) upon the occurrence of any transaction or event, including the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering, Change of Control transaction or otherwise) of shares of Class A Common Stock or any merger, consolidation or other business combination.

(vi)    A Member may withdraw or amend its Redemption Notice, in whole or in part, at any time prior to 5:00 p.m. New York, New York time, on the Business Day immediately prior to the Redemption Date by giving written notice (a “Retraction Notice”) to the Company (with a copy to PubCo) specifying (in each case, subject to the requirements set forth in Section 9.1(a)((i))) (A) the number of withdrawn Redeemable Units, (B) the number of Redeemable Units (and corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate) as to which the Redemption Notice remains in effect, if any, and (C) if the Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice.

(b)    Change of Control. In connection with a Change of Control, and subject to any approval of the Change of Control by the holders of Class A Common Stock, Class M Common Stock, Class O Common Stock and Class V Common Stock that may be required:

(i)    PubCo shall have the right to require each Member (other than PubCo and its Subsidiaries) to effectuate a Redemption by the Company of some or all of such Member’s Redeemable Units, relating to a corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate (in each case, free and clear of all Liens) of such Member, in each case, in exchange for the delivery to such Member (or its designee) of (1) in the case of a corresponding number of shares of Class V Common Stock, a number of shares of Class M Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate and (2) in the case of a corresponding number of shares of Class O Common Stock, a number of shares of Class A Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate (such Redemption, a “Change of Control Redemption”). However, if PubCo elects to require such Member to redeem less than all of its outstanding Redeemable Units (and the corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate), such Member’s participation in the required Redemption shall be reduced pro rata based on ownership of Redeemable Units. For the avoidance of doubt, any Redeemable Units that are not redeemed pursuant to a Change of Control Redemption may be caused to be redeemed by the Member after the Change of Control transaction pursuant to Section 9.1(a) subject to and in accordance with the terms of Section 9.1(a).

(ii)    The election of PubCo pursuant to this Section 9.1(b) shall be at the sole discretion of PubCo upon the approval by a majority of the board of directors of PubCo.

(iii)    Any Redemption pursuant to this Section 9.1(b) shall be effective immediately prior to the consummation of the Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, such Member shall cease to have any rights with respect to the Redeemable Units (and the corresponding number of shares of Class V Common Stock or Class O Common Stock to be cancelled) that are subject to the Redemption pursuant to this Section 9.1(b) (other than the right to receive shares of Class M Common Stock or Class A Common Stock pursuant to Section 9.1(b)(i) upon compliance with its obligations under Section 9.1(c)).

(iv)    PubCo shall provide written notice of an expected Change of Control to each Member within the earlier of (x) five Business Days following the execution of the agreement with respect to such Change of Control and (y) 10 Business Days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Redeemable Units and shares of Class V Common Stock, shares of Class M Common Stock, shares of Class O Common Stock or shares of Class A Common Stock, as applicable, in the Change of Control (which consideration shall be equivalent whether paid for Redeemable Units and shares of Class V Common Stock, shares of Class M Common Stock, shares of Class O Common Stock or shares of Class A Common Stock), any election with respect to types of consideration that a holder of Redeemable Units and shares of Class V Common Stock, shares of Class M Common Stock, shares of Class O Common Stock or shares of Class A Common Stock, as applicable, shall be entitled to make in connection with the Change of Control, the percentage of total Redeemable Units and shares of Class V Common Stock, shares of Class M Common Stock, shares of Class O Common Stock or shares of Class A Common Stock, as applicable, to be transferred to the acquirer by all stockholders in the Change of Control, and the number of Redeemable Units and shares of Class V Common Stock or Class O Common Stock held by each Member that PubCo intends to require to be redeemed for shares of Class M Common Stock or Class A Common Stock, as applicable, in connection with the Change of Control. PubCo shall update such notice from time to time to reflect any material changes to such notice. PubCo may satisfy any such notice and update requirements described in the preceding two sentences by providing such information on a Form 8-K, Schedule TO, Schedule 14D-9, Preliminary Merger Proxy on Schedule 14A, Definitive Merger Proxy on Schedule 14A, Registration Statement on Form S-4, or similar form filed with the SEC.

(c)    Redemption Procedure on Change of Control Redemption. On or prior to the Change of Control Redemption Date, each Member shall deliver to PubCo and the Company, during normal business hours at the principal executive offices of PubCo and the Company, respectively: (A) a Redemption Notice, duly executed by such Member, (B) any certificates in such Member’s possession representing the Redeemable Units being surrendered by such Member, (C) any stock certificates in such Member’s possession representing the corresponding number of shares of Class V Common Stock or Class O Common Stock to be retired in connection with such Redemption and (D) if PubCo, the Company or any redeeming Subsidiary requires the delivery of the certification contemplated by Section 9.4(b), such certification or written notice from such Member that it is unable to provide such certification.

(d)    Redemption Consideration. As promptly as practicable on or after the Redemption Date or Change of Control Redemption Date, as applicable, provided the Member has satisfied its obligations under Section 9.1(a)(iii) or Section 9.1(c), as applicable, the Company or PubCo shall deliver or cause to be delivered to such Member (or its designee), either certificates or evidence of book-entry shares representing the number of shares of Class M Common Stock or Class A Common Stock deliverable upon the applicable Redemption, registered in the name of such Member (or its designee) or, if the Company has so elected, the Cash Payment. Notwithstanding anything set forth in this Section 9.1(d) to the contrary, to the extent the Class M Common Stock or Class A Common Stock issued in the Redemption will be settled through the facilities of The Depository Trust Company, the Company or PubCo will, upon the written instruction of such Member, deliver the shares of Class M Common Stock or Class A Common Stock deliverable to such Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Member in the Exchange Election Notice. Upon the Member exercising its Redemption right in accordance with Section 9.1(a)(i) or the occurrence of a Change of Control Redemption, the Company or PubCo shall take such actions as (A) may be required to ensure that the Member receives the shares of Class M Common Stock or Class A Common Stock or the Cash Payment that such Member is entitled to receive in connection with such Redemption pursuant to this Section 9.1, and (B) may be reasonably within its control that would cause such Redemption to be treated for purposes of the Tax Receivable Agreement as an “Exchange” under the Tax Receivable Agreement to the extent the redeeming Member is entitled to benefits under the Tax Receivable Agreement.

(e)    Contribution by PubCo. In connection with any Redemption by the Company, PubCo shall contribute to the Company the shares of Class M Common Stock or Class A Common Stock or Cash Payment that the Member is entitled to receive in such Redemption. Unless such Member has timely delivered a Retraction Notice as provided in Section 9.1(a)(vi), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) PubCo shall make a capital contribution to the Company (in the form of the shares of Class M Common Stock or Class A Common Stock or the Cash Payment that such Member is entitled to receive in such Redemption) required under this Section 9.1(e), (ii) the Company shall transfer such shares of Class M Common Stock or Class A Common Stock or Cash Payment to such Member in redemption of such Member’s Units in the Company, and (iii) in the case of a Redemption for Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable), the Company shall issue to PubCo a number of Common Units equal to the Redeemed Unit Amount surrendered by such Member.

(f)    Direct Exchange Right of PubCo. Notwithstanding anything in this Agreement to the contrary, PubCo may, in its sole discretion, elect to effect, on the Redemption Date, the exchange of Redeemable Units for Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable) through a direct exchange of such Redeemable Units for Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable) between the Member, on the one hand, and PubCo (or, if designated by PubCo, one or more of its Subsidiaries), on the other hand (a “Direct Exchange”) (rather than contributing the Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable) to the Company for purposes of the Company redeeming the Redeemable Units in accordance with this Article IX). The applicable provisions of this Article IX (including, for the avoidance of doubt, with respect to the surrender by the redeeming Member of Class V Common Stock or Class O Common Stock for cancellation) shall apply to such Direct Exchange, mutatis mutandis, with PubCo (or one or more of its Subsidiaries) directly acquiring the Redeemable Units, in lieu of the Company, and otherwise discharging the obligations of the Company with respect to delivery of Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable) to which the Member is entitled. PubCo may, at any time prior to a Redemption Date (including after delivery of a Redemption Notice), deliver written notice (an “Exchange Election Notice”) to the Company and the redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange. Any such election is subject to the limitations set forth in this Article IX and does not unreasonably prejudice the ability of the parties to consummate a

Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by PubCo at any time so long as such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable only for all (and not less than all) of the Redeemable Units that would have otherwise been subject to a Redemption.

(g)    Legends.

(i)    The shares of Class M Common Stock or Class A Common Stock issued upon a Redemption or Direct Exchange, other than any such shares issued in a Redemption or Direct Exchange subject to an effective registration statement under the Securities Act, shall bear a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(ii)    If (A) any shares of Class M Common Stock or Class A Common Stock have been sold pursuant to a registration statement that has become or been declared effective by the SEC, or (B) all of the applicable conditions of Rule 144 are met (without regard to volume or manner of sale restrictions), or (C) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the holder of such shares, shall promptly provide such holder or its respective transferees with new certificates (or evidence of book-entry) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such holder shall provide PubCo with such information in its possession as PubCo may reasonably request (which may include an opinion of counsel reasonably acceptable to PubCo) in connection with the removal of any such legend.

(h)    Cancellation of Class V Common Stock or Class O Common Stock. Any shares of Class V Common Stock or Class O Common Stock surrendered in a Redemption or Direct Exchange shall automatically be deemed cancelled without any action on the part of any Person, including PubCo. Any such cancelled shares of Class V Common Stock or Class O Common Stock shall no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

(i)    Expenses. Except as otherwise agreed, PubCo, the Company, any exchanging Subsidiary and the redeeming Member shall bear their own expenses in connection with the consummation of any Redemption or Direct Exchange, whether or not any such Redemption or Direct Exchange is ultimately consummated, except that PubCo shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption or Direct Exchange. However, if any shares of Class M Common Stock or Class A Common Stock are to be delivered in a name other than that of the Member (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Member) or the Cash Payment is to be paid to a Person other than the Member, then such Member or the Person in whose name such shares are to be delivered or to whom the Cash Payment is to be paid shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or Direct Exchange or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable.

Section 9.2    Adjustments. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class V Common Stock, Class O Common Stock or Common Units that is not accompanied by a substantively identical subdivision or combination of Class M Common Stock or Class A

Common Stock, as applicable; or (b) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class M Common Stock or Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class V Common Stock or Class O Common Stock or Common Units, as applicable. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class M Common Stock or the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then upon any subsequent Redemption, the Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class M Common Stock or the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 9.2 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 9.3    Class A Common Stock and Class M Common Stock to be Issued.

(a)    PubCo shall at all times reserve and keep available out of its authorized but unissued Class M Common Stock and Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class M Common Stock and Class A Common Stock as shall be sufficient to effect the conversion of all outstanding Common Units or other Units that are convertible into Common Units (including Earnout Units and Preferred Units, and other than those Common Units held by PubCo or any subsidiary of PubCo). However, nothing contained in this Agreement shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of unencumbered purchased shares of Class M Common Stock and Class A Common Stock (which may or may not be held in the treasury of PubCo or any PubCo subsidiary).

(b)    PubCo has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of PubCo (including any derivative securities) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of PubCo (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PubCo upon the registration of any class of equity security of PubCo pursuant to Section 12 of the Exchange Act (with the authorizing resolutions specifying the name of each such officer or director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(c)    If any Takeover Law or other similar law or regulation becomes or is deemed to become applicable to this Agreement or any of the transactions contemplated by this Agreement, PubCo shall use its reasonable best efforts to render such law or regulation inapplicable to all of the foregoing.

(d)    PubCo covenants that all shares of Class M Common Stock and Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive, participation or similar right of stockholders to subscribe for or acquire equity interests of PubCo or to any right of first refusal or other right in favor of any Person.

Section 9.4    Withholding; Certification of Non-Foreign Status.

(a)    If PubCo or the Company shall be required to withhold any amounts by reason of any U.S. federal, state, local or foreign tax rules or regulations in respect of any Redemption or Direct Exchange, PubCo or the Company, as the case may be, shall be entitled to take such action as it deems appropriate to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class M Common Stock or Class A Common Stock with a fair market value equal to the minimum amount of any taxes that PubCo or the Company, as the case may be, may be required to withhold with respect to such Redemption or Direct Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the Member.

(b)    Notwithstanding anything to the contrary in this Agreement, each of PubCo and the Company may, in its discretion, require that a Member deliver to PubCo or the Company, as the case may be, a duly completed and executed IRS Form W-9 (or other withholding form or certification) prior to a Redemption or Direct Exchange. In the event PubCo or the Company has required delivery of such form or certification but such Member does not provide such form or certification, PubCo or the Company, as the case may be, shall nevertheless deliver or cause to be delivered to such Member the Class M Common Stock, the Class A Common Stock or the Cash Payment in accordance with Section 9.1, but subject to withholding as provided in Section 9.4(a).

Section 9.5    Tax Treatment. Unless otherwise required by applicable law, the Members acknowledge and agree that any Redemption or Direct Exchange with the Company or PubCo shall be treated as a direct exchange between PubCo and such Member for U.S. federal and applicable state and local income tax purposes. The Members intend to treat any Redemption or Direct Exchange consummated under this Agreement as a taxable sale of the Redeemable Units and Class V Common Stock (if any) or Class O Common Stock (if any), as applicable, by the Member to PubCo for U.S. federal and applicable state and local income tax purposes except as otherwise mutually agreed to in writing by such Member and PubCo. No party to this Agreement shall take a position inconsistent with such intended tax treatment on any tax return, amendment to such tax return or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Section 9.6    PTP Tax Consequences. Notwithstanding anything to the contrary in this Agreement, if the Manager, after consultation with its outside legal counsel and tax advisor, determines in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (or other provisions of those Treasury Regulations as determined by the Manager) or that any Transfer, Redemption or Direct Exchange could (as determined in the reasonable discretion of the Manager exercised in good faith) cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code, the Company may impose such restrictions on such Transfers, Redemptions, or Direct Exchanges as the Company may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

Section 9.7    Distributions. No Redemption or Direct Exchange will impair the right of a Member to receive any distribution for periods ending on or prior to the Redemption Date for such Redemption or Direct Exchange (but for which payment had not yet been made with respect to the Redeemable Units in question at the time the Redemption or Direct Exchange is consummated). For purposes of this Section 9.7, a Member’s right to receive its pro rata portion of any distribution by the Company in respect of such periods shall not be deemed impaired to the extent that the Company has not paid PubCo its pro rata portion of such distribution prior to the consummation of the applicable Redemption or Direct Exchange.

Section 9.8    Certain BT Assets Rights. Each of PubCo, the Company and BT Assets acknowledges and agrees that Class V Common Stock may only be issued by PubCo to BT Assets and its Affiliates. Notwithstanding anything to the contrary in this Agreement, any Redemption or Direct Exchange involving an exchange of Class V Common Stock for Class M Common Stock may, at the option of the applicable Member, be an exchange of Class V Common Stock for Class A Common Stock.

ARTICLE X

RESIGNATION OF UNITHOLDERS

Section 10.1    Resignation of Unitholders. No Unitholder shall have the power or right to resign from the Company prior to the dissolution and winding up of the Company pursuant to Article XI, without the prior written consent of the Manager, except as otherwise expressly permitted by this Agreement. Upon a Transfer of all of a Unitholder’s Units in a Transfer permitted by this Agreement, and (if applicable) any Equity Agreements, such Unitholder shall cease to be a Unitholder. Notwithstanding that payment on account of a resignation may be made after the effective time of such resignation, any completely resigning Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete resignation, and, in the case of a partial resignation, such Unitholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes under this Agreement upon the effective time of such partial resignation.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1    Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members. The Company shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a)    at the election of the Manager;

(b)    the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act; or

(c)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XI the Company is intended to have perpetual existence. An Event of Withdrawal, in and of itself, shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement. Bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Delaware Act) shall not cause a Member to cease to be a member of the Company.

Section 11.2    Liquidation and Termination. On the dissolution of the Company, the Manager shall act as liquidator or may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement and in the Delaware Act. The costs of liquidation shall be borne as the Company’s expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a)    In accordance with Section 18-804 of the Delaware Act, the liquidators shall pay, satisfy or discharge from the Company’s funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine).

(b)    After satisfaction of all liabilities of the Company in accordance with Section 11.2(a) above, the liquidators shall (i) determine the Fair Market Value (the “Liquidation FMV”) of the Company’s remaining assets (the “Liquidation Assets”) in accordance with Article XI, (ii) determine the amounts to be distributed to each Unitholder in accordance with Section 4.1, and (iii) deliver to each Unitholder a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions, which Liquidation Statement shall be final and binding on all Unitholders.

(c)    As soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 11.2(b) above, the liquidators shall promptly distribute the Company’s Liquidation Assets to the Unitholders in accordance with Section 4.1(b) above. In making such distributions, the liquidators shall allocate each type of Liquidation Assets (i.e., cash or cash equivalents, preferred or common equity securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder. For the avoidance of doubt, the liquidators may allocate each type of Liquidation Assets so as to give effect to and take into account the relative priorities of the different Units, and in the event that any securities are part of the Liquidation Assets, each Unitholder that is not an “accredited investor” as such term is defined under the Securities Act may receive, and agrees to accept, in lieu of such securities, cash consideration with an equivalent value to such securities as determined by the Manager. Any non-cash Liquidation Assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 4.2 and Section 4.3. If any Unitholder’s Capital Account is not equal to the amount to be distributed to such Unitholder pursuant to Section 11.2(b), Profits and Losses for the Fiscal Year in which the Company is wound up shall be allocated among the Unitholders in such a manner as to cause, to the extent possible, each Unitholder’s Capital Account to be equal to the amount to be distributed to such Unitholder pursuant to Section 11.2(b). The distribution of cash or property to a Unitholder in accordance with the provisions of this Section 11.2(b) constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company property and, to the fullest extent permitted by law, constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act. To the extent that a Unitholder returns funds to the Company, to the fullest extent permitted by law, it has no claim against any other Unitholder for those funds.

Section 11.3    Securityholders Agreement. To the extent that Units or other Equity Securities of any Subsidiary are distributed to any Unitholders and unless otherwise agreed to by the Manager, such Unitholders agree to enter into a securityholders agreement with such Subsidiary and each other Unitholder which contains rights and restrictions in form and substance similar to the provisions and restrictions set forth in this Agreement (including in Article VIII).

Section 11.4    Cancellation of Certificate. On completion of the distribution of the Company’s assets as provided in this Agreement, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company, and upon the filing of the certificate of cancellation of the Certificate, the Company shall be terminated (and the Company shall not be terminated prior to such time). The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 11.4.

Section 11.5    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.2 to minimize any losses otherwise attendant upon such winding up.

Section 11.6    Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion of Capital Contributions to the Unitholders (it being understood that any such return shall be made solely from the Company assets).

Section 11.7     Hart-Scott-Rodino. In the event the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Unitholder, the dissolution of the Company shall not be consummated until such time as the applicable waiting period (and extensions of such waiting period) under the HSR Act have expired or otherwise been terminated with respect to each such Unitholder.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1    Power of Attorney. Each Unitholder constitutes and appoints PubCo, the Manager and the liquidators, if any and as applicable, and their respective designees, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (to the same extent such Person could take such action): (a) this Agreement, all certificates and other instruments and all amendments of this Agreement in accordance with the terms of this Agreement which PubCo deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property or as otherwise permitted in this Agreement; (b) all instruments, agreements, amendments or other documents which PubCo deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents which PubCo or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Unitholder pursuant to Article VIII or Article X. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Unitholder and the Transfer of all or any portion of his, her or its Units and shall extend to such Unitholder’s heirs, successors, permitted assigns and personal representatives.

Section 12.2    Amendments. Subject to the following sentence, this Agreement may be amended (including, for purposes of this Section 12.2, any amendment effected directly or indirectly by way of a merger or consolidation of the Company) or waived, in whole or in part, by the Manager. To the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached to this Agreement, would disproportionately and adversely affect the rights of any Member of a class compared with the rights of any other Member of such class, such amendment or waiver may only be made by the Manager upon the prior written consent of such disproportionately and adversely affected Member.

Section 12.3    Title to the Company Assets. The Company’s assets shall be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such assets (or any portion of such assets). Legal title to any or all of such assets may be held in the name of the Company or one or more nominees, as the Manager may determine. The Manager declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All the Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held.

Section 12.4    Remedies. Each Unitholder and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 12.5    Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

Section 12.6    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

Section 12.7    Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties to this Agreement. This Agreement and all of the provisions of this Agreement shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages to this Agreement notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages to this Agreement and (b) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 12.8    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, and if applicable of this Agreement. Whenever required by the context, references to a Fiscal Year shall refer to a portion of such Fiscal Year. The use of the words “or,” “either” and “any” shall not be exclusive. Unless the context of this Agreement otherwise requires, references to statutes or other laws shall include all regulations and references promulgated under such statutes or other laws and references to statutes, regulations or other laws shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and, to the fullest extent permitted by law, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 12.9    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 12.10    Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient, or delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied/emailed before 5:00 p.m. New York, New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Section 12.11    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Company’s Profits, Losses, Distributions, capital or property other than as a secured creditor. Notwithstanding the foregoing, each of the Indemnitees are intended third party beneficiaries of Section 6.1(b) and shall be entitled to enforce such provision (as it may be in effect from time to time).

Section 12.12    No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach of this Agreement shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 12.13    Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.14    Entire Agreement. This Agreement and the other Transaction Documents embody the complete agreement and understanding among the parties with respect to the subject matter in this Agreement and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

Section 12.15    Delivery by Electronic Means. This Agreement, the agreements referred to in this Agreement, and each other agreement or instrument contemplated by or entered into in connection with this Agreement, and any amendments to this Agreement or such other agreements or instruments, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf) or comparable electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version delivered in person. At the request of any party to this Agreement or to any such agreement or instrument, each other party to this Agreement or such other agreement or instrument shall re-execute original forms of such agreement or instrument and deliver them to all other parties. No party to this Agreement or to any such agreement or instrument shall raise the use of a facsimile machine or pdf electronic transmission or comparable electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 12.16    Certain Acknowledgments. This Agreement shall be considered for all purposes as having been prepared through the joint efforts of the parties. No presumption shall apply in favor of any party in the interpretation of this Agreement or in the resolution of any ambiguity of any provision of this Agreement based on the preparation, substitution, submission or other event of negotiation, drafting or execution of this Agreement. Each Member and Unitholder acknowledges that it/he/she is entitled to and has been afforded the opportunity to consult legal counsel of its/his/her choice regarding the terms, conditions and legal effects of this Agreement, as well as the advisability and propriety of the terms, conditions and legal effects of this Agreement.

Each Member and Unitholder further acknowledges that having so consulted with legal counsel of its/his/her choosing, such Member or Unitholder waives any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim resulting from this Agreement or the formation of the Company. THE COMPANY, THE MANAGER, THE MEMBERS AND THE UNITHOLDERS ACKNOWLEDGE THAT KIRKLAND & ELLIS LLP HAS ONLY REPRESENTED THE COMPANY WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, AND HAS NOT REPRESENTED THE MEMBERS OR THE UNITHOLDERS WITH RESPECT TO SUCH MATTERS.

Section 12.17    Consent to Jurisdiction; WAIVER OF TRIAL BY JURY.

(a)    Consent to Jurisdiction. Each Unitholder irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated. Each Unitholder further agrees that service of any process, summons, notice or document by United States certified or registered mail (in each such case, prepaid return receipt requested) to such Unitholder’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Unitholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the United States District Court for the State of Delaware or the state courts of the State of Delaware and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(b)    WAIVER OF TRIAL BY JURY. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE COMPANY) WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT.

Section 12.18    Representations and Warranties. By execution of this Agreement, each Member severally represents and warrants as follows:

(a)    Such Member has full legal right, power, and authority to deliver this Agreement and the other Transaction Documents and to perform such Member’s obligations under this Agreement and the other Transaction Documents;

(b)    This Agreement and the other Transaction Documents constitute the legal, valid, and binding obligation of such Member enforceable in accordance with its respective terms, except as the enforcement of such terms may be limited by bankruptcy and other laws of general application relating to creditors’ rights or general principles of equity;

(c)    Neither this Agreement nor the other Transaction Documents violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under any other agreement of which such Member is a party; and

(d)    Such Member’s investment in Units in the Company is made for such Member’s own account for investment purposes only and not with a view to the resale or distribution of such Units.

Section 12.19    Tax Receivable Agreement. The Tax Receivable Agreement shall be treated as part of this Agreement as described in Section 761(c) of the Code, and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

BT HOLDCO LLC

By:
Name:
Title:

Signature Page to BT HoldCo LLC Amended and Restated Limited Liability Company Agreement

BITCOIN DEPOT INC., as a Member

By:
Name:
Title:

Signature Page to BT HoldCo LLC Amended and Restated Limited Liability Company Agreement

BT ASSETS, INC., as a Member

By:
Name:
Title:

Signature Page to BT HoldCo LLC Amended and Restated Limited Liability Company Agreement

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Joinder

The undersigned agrees to become a party to the Amended and Restated Limited Liability Company Agreement of BT HoldCo LLC, a Delaware limited liability company, dated as of [●], 2023 (the “Agreement”), and agrees to be bound by the terms and conditions of the Agreement as a Member.

MEMBER:

[●]
By:

Its:

Address for Notices:

[●]

ANNEX F-1

SPONSOR SUPPORT AGREEMENT

F-1

Execution Version

SPONSOR SUPPORT AGREEMENT

August 24, 2022

GSR II Meteora Acquisition Corp

4 Village Row

New Hope, Pennsylvania 18938

and

BT Assets, Inc.

Brandon Mintz, President & CEO

2870 Peachtree Rd #327

Atlanta, Georgia, 30305

Ladies and Gentlemen:

Reference is made to that certain Transaction Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”) by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), and BT Assets, Inc. a Delaware corporation (“BT Assets”). This sponsor support agreement (this “Sponsor Agreement”) is being entered into and delivered by the GSR Entities and BT Assets in connection with the transactions contemplated by the Transaction Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PubCo, Sponsor and BT Assets agree that:

1. Incentive Issuances; Forfeited Sponsor Shares. In connection with the Transaction Agreement, at BT Assets’ sole discretion after reasonable consultation with PubCo, PubCo will issue up to an additional 4,740,000 shares of newly issued PubCo Class A Common Stock (such 4,740,000 shares of PubCo Class A Common Stock, the “Potential Issuances”), in the aggregate, to Persons who may enter into written agreements with PubCo or the Company to (i) invest in the PIPE Subscriptions, (ii) provide an Equity Line, (iii) agree to not redeem any PubCo Common Stock beneficially owned by such Person or its Affiliates pursuant to the PubCo Governing Documents in connection with the transactions contemplated in the Transaction Agreement or (iv) provide debt financing (such issuances, “Incentive Issuances”). Any Incentive Issuances shall be subject to and conditioned upon the occurrence of the Closing. Sponsor shall irrevocably surrender to PubCo a number of its shares of PubCo Class B Common Stock equal to one-third (1/3) of the shares issued as Incentive Issuances up to an aggregate number of 1,580,000 shares of PubCo Class B Common Stock for cancellation by PubCo (such forfeited and cancelled shares “Forfeited Sponsor Shares”). If Potential Issuances minus Incentive Issuances is greater than 0, then, at BT Assets’ sole discretion, PubCo may use a number of shares equal to two-thirds (2/3) of such difference for (x) the Incentive Equity Plan and/or (y) the Phantom Equity Non-Cash Consideration, a portion of the BitAccess Payment Amount in accordance with the Transaction Agreement and the equity portion of the BT Transaction Bonus Payments (which shares may be subject to the Incentive Equity Plan). The GSR Entities and BT Assets shall use commercially reasonable efforts to structure any Incentive Issuances and Forfeited Sponsor Shares in a tax-efficient manner.

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2. Conversion of Vesting Sponsor Shares.

(a) A number of PubCo Class B Common Stock held by Sponsor equal to (a) 1,580,000 less (b) the number of Forfeited Sponsor Shares shall be converted at the Closing, on a one-to-one basis, into PubCo Class E Common Stock (such shares “Vesting Sponsor Shares”), with (x) one-third (1/3) of such Vesting Sponsor Shares being converted into shares of PubCo Class E-1 Common Stock, (y) one-third (1/3) of such Vesting Sponsor Shares being converted into shares of PubCo Class E-2 Common Stock and (z) one-third (1/3) of such Vesting Sponsor Shares being converted into shares of PubCo Class E-3 Common Stock. The Vesting Sponsor Shares shall be subject to conversion or forfeiture and cancellation as follows:

(i) if at any time during the First Earn-Out Period, the First Milestone is achieved, then each share of the PubCo Class E-1 Common Stock held by Sponsor (“First Tranche”) shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock after the occurrence of the First Milestone;

(ii) if at any time during the First Earn-Out Period, the Second Milestone is achieved, then each share of the PubCo Class E-2 Common Stock held by Sponsor (“Second Tranche”) shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock after the occurrence of the Second Milestone;

(iii) if at any time during the Second Earn-Out Period, the Third Milestone is achieved, then each share of the PubCo Class E-3 Common Stock held by Sponsor (“Third Tranche”) shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock after the occurrence of the Third Milestone.

(b) Any First Tranche or Second Tranche of Vesting Sponsor Shares that are not converted to shares of Class A Common Stock as set forth in this Section 2 shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earn-Out Period. Any Third Tranche of Vesting Sponsor Shares that are not converted to shares of Class A Common Stock as set forth in this Section 2 shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the Second Earn-Out Period.

(c) Upon a Change of Control during the Earn-Out Period, each PubCo Class E Common Stock held by Sponsor shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock prior to the consummation of such Change of Control as follows:

(i) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is less than $12.00, then each share of PubCo Class E Common Stock held by Sponsor shall be cancelled with no consideration or conversion into shares of PubCo Class A Common Stock and upon such cancellation each such share of PubCo Class E Common Stock shall be of no further force and effect.

(ii) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $12.00 and lower than $14.00, then each share of PubCo Class E-1 Common Stock held by Sponsor shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock and each share of PubCo Class E-2 Common Stock and PubCo Class E-3 Common Stock held by Sponsor shall be cancelled with no consideration or conversion into shares of PubCo Class A Common Stock and upon such cancellation each such share of PubCo Class E-2 Common Stock and PubCo Class E-3 Common Stock shall be of no further force and effect.

(iii) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $14.00 and lower than $16.00, then each share of PubCo Class E-1 Common Stock and PubCo Class E-2 Common Stock held by Sponsor shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock and each share of PubCo Class E-3 Common Stock held by Sponsor shall be cancelled with no consideration or conversion into shares of PubCo Class A Common Stock and upon such cancellation each such share of PubCo Class E-3 Common Stock shall be of no further force and effect.

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(iv) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $16.00, then each PubCo Class E Common Stock held by Sponsor shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock.

(d) For the avoidance of doubt, in the event of a Change of Control, including where the consideration payable is other than a specified price per share, for purposes of determining whether any shares of PubCo Class E Common Stock convert to shares of PubCo Class A Common Stock or are cancelled in accordance with this Section 2, the per share price of PubCo Class A Common Stock payable in connection with such Change of Control will be calculated on a basis that takes into account the number of shares of PubCo Class E Common Stock that will convert in connection with the Change of Control. That is, the ultimate price per share payable to all shares of PubCo Class A Common Stock will be the same price per share used to calculate the number of shares of PubCo Class E Common Stock that convert into shares of PubCo Class A Common Stock.

(e) If the PubCo Earn-Out Units convert into BT OpCo Common Units, then the applicable shares of PubCo Class E Common Stock shall automatically and immediately be converted into shares of PubCo Class A Common Stock.

3. Waiver of Anti-dilution Protection. Sponsor hereby, automatically and without any further action by Sponsor or PubCo, irrevocably (a) waives any adjustment to the conversion ratio set forth in the PubCo Governing Documents and any rights to other anti-dilution protections pursuant to the PubCo Governing Documents or otherwise, and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case, with respect to the rate that all of the PubCo Class B Common Stock held by Sponsor convert into Class A Common Stock or Class E Common Stock of PubCo in connection with the PIPE Subscription and the transactions contemplated by the Transaction Agreement.

4. New Shares. If, between the date of this Sponsor Agreement and the Closing, (a) any PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo are issued to Sponsor or the outstanding shares of PubCo Common Stock, PubCo Warrants or PubCo Rights owned by Sponsor shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event, (b) Sponsor purchases or otherwise acquires beneficial ownership of any PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo or (c) Sponsor acquires the right to vote or share in the voting of any PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo (such PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo issued or acquired by Sponsor pursuant to the foregoing clauses (a), (b) or (c), collectively “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Sponsor Securities (as defined below) as of the date hereof, and the number of shares of PubCo Common Stock to be terminated, forfeited, surrendered and cancelled pursuant to this Sponsor Agreement, will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 4 shall be construed to permit PubCo to take any action with respect to its securities that is prohibited by the terms and conditions of the Transaction Agreement.

5. No Transfer; Lock-Up.

(a) During the period commencing on the date hereof and ending on the earliest of (a) the consummation of the Closing, (b) the termination of the Transaction Agreement in accordance with its terms, and (c) the liquidation of PubCo (for clarity, any transaction contemplated by the Transaction Agreement shall not be considered a liquidation) Sponsor shall not, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo owned by

F-4

Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo owned by Sponsor or (iii) announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) and (ii), a “Transfer”). During the period commencing on the date hereof and ending on the earliest of (a) the consummation of the Closing, (b) the termination of the Transaction Agreement in accordance with its terms, and (c) the liquidation of PubCo, Sponsor agrees not to, directly or indirectly, deposit any of the Sponsor Securities in a voting trust, enter into a voting trust or subject any of the Sponsor Securities to any arrangement with respect to the voting of such Sponsor Securities other than this Sponsor Agreement. Any transfer or attempted transfer of Sponsor Securities in violation of this Section 5 shall be, to the fullest extent permitted by applicable Law, null and void ab initio. Notwithstanding the foregoing, Sponsor may elect to Transfer up to 3,000 shares of PubCo Class B Common Stock to PubCo for cancellation by PubCo in connection with the issuance of up to the same number of shares of PubCo Class A Common Stock by PubCo to a consultant engaged by PubCo.

(b) Subject to Section 5(c) and except as otherwise determined by the board of directors of PubCo (“Board”), Sponsor shall not Transfer any of its shares of PubCo Common Stock (“Lock-Up Shares”) during the period commencing at the Closing through the date the Company issues its fourth quarterly earnings release that occurs at least 60 days after the Closing Date (the “Lock-Up Period”); provided that, (i) 25% of the Lock-Up Shares of Sponsor shall be released upon PubCo issuing its first quarterly earnings release that occurs at least 60 days after the Closing, (ii) an additional 25% of the Lock-Up Shares of Sponsor shall be released upon PubCo issuing its second quarterly earnings release that occurs at least 60 days after the Closing and (iii) a further 25% of the Lock-Up Shares of Sponsor and shall be released upon PubCo issuing its third quarterly earnings release that occurs at least 60 days after the Closing (the foregoing restrictions, the “Lock-Up”). Any waiver of the restrictions set forth in this Section 5(b) shall require the approval of a majority of the directors of the Board, and any such waiver must apply to an equal proportionate share of the Lock-Up Shares held by each of Sponsor and, in accordance with the Transaction Agreement, BT Assets at the time of such waiver.

(c) Notwithstanding the provisions set forth in Section 5(b), each of Sponsor and its Permitted Transferees shall be permitted to Transfer their Lock-Up Shares during the Lock-Up Period (i) to any Affiliates of Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person; (iii) by gift to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (vii) to PubCo (provided that any Transfers to PubCo are pro rata as between Sponsor and BT Assets, except as otherwise approved by the Board (including at least one (1) BT Designated Director and one (1) GSR Designated Director)); or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Common Stock for cash, securities or other property subsequent to the Closing Date (each such transferee in clauses (i) – (vii) collectively, a “Permitted Transferee”); provided, however, that in the case of clauses (i) through (v) these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the terms of this Sponsor Agreement; provided, further, that any such Transfer shall not relive the Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 5 shall be null and void.

(d) Notwithstanding anything contained herein to the contrary, the Lock-Up Period shall expire, and Sponsor and its Permitted Transferees, shall be entitled to Transfer all of their respective Lock-Up Shares, immediately upon the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Common Stock for cash, securities or other property.

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6. Representations and Warranties. Sponsor hereby represents and warrants to the Company as follows:

(a) Sponsor owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) 7,906,250 shares of PubCo Class B Common Stock, and 12,233,750 PubCo Private Placement Warrants (the “Sponsor Securities”). Sponsor has, and will have at all times during the term of this Sponsor Agreement, the sole voting power with respect to the Sponsor Securities. The Sponsor Securities are the only equity securities in PubCo owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Sponsor Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Securities, except as provided hereunder. Other than the 12,233,750 PubCo Private Placement Warrants owned by Sponsor, and except as contemplated by the immediately preceding sentence, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity interests of PubCo or any equity securities convertible into, or which can be exchanged for, equity securities of PubCo.

(b) Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, that would reasonably be expected to challenge or seek to enjoin, alter or materially delay the performance by Sponsor of its obligations under this Support Agreement.

(d) The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Sponsor Securities), in each case, to the extent such consent, approval or other action would reasonably be expected to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e) Except as described on Section 5.20 of the PubCo Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Transaction Agreement based upon arrangements made by Sponsor, for which PubCo or any of its Affiliates may become liable.

(f) Sponsor understands and acknowledges that each of PubCo and BT Assets is entering into the Transaction Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

7. No Redemptions; Voting Agreements. Unless the Transaction Agreement is terminated in accordance with its terms, Sponsor hereby unconditionally and irrevocably agrees to:

(a) at the PubCo Stockholders’ Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of PubCo at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon in favor of the Transaction Proposals;

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(b) at the PubCo Stockholders’ Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of PubCo at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Business Combination Proposal other than with the Company, its stockholders and their respective affiliates and representatives; (ii) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of PubCo; (iii) any change in the business, management or Board of Directors of PubCo; and (iv) any other action, proposal or agreement that would be reasonably expected to (1) impede, frustrate, nullify, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Transaction Agreement, in each case, other than the proposal to adjourn the PubCo Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the other Transaction Proposals, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of PubCo or Sponsor under the Transaction Agreement, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Sponsor Agreement, (4) result in any of the conditions set forth in Article IX of the Transaction Agreement not being fulfilled or (5) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, PubCo; and

(c) at any applicable annual or special meeting of PubCo or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the Board of Directors of PubCo as contemplated by Section 7.9 of the Transaction Agreement.

8. No Responsibility for PubCo Related Parties. Notwithstanding anything in this Sponsor Agreement to the contrary, (a) Sponsor shall not be responsible for the actions of PubCo or the Board (or any committee thereof), any Subsidiary of PubCo, or any officers, directors, employees or professional advisors of any of the foregoing (collectively, the “PubCo Related Parties”), (b) Sponsor makes no representations or warranties with respect to the actions of any of the PubCo Related Parties, and (c) any breach by PubCo of its obligations under the Transaction Agreement shall not, for the avoidance of doubt, be considered a breach of this Sponsor Agreement.

9. Further Assurances. Sponsor hereby irrevocably and unconditionally agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against the BT Assets, PubCo or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Transaction Agreement or the consummation of the transactions contemplated hereby and thereby.

10. No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

11. Miscellaneous. Sections 11.2 through 11.8, inclusive, and Sections 11.10 through 11.16(b), inclusive, of the Transaction Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. This Sponsor Agreement shall terminate, and have no further force and effect, upon the earlier of (i) the consummation of the Closing and (ii) the termination of the Transaction Agreement in accordance with its terms prior to the Closing.

*         *         *         *         *

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Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

GSR II METEORA SPONSOR, LLC

By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer

Signature Page to Sponsor Agreement

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Accepted and Agreed:

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer

Signature Page to Sponsor Agreement

F-9

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

F-10

[Execution Version]

ANNEX F-2

FIRST AMENDMENT TO THE SPONSOR SUPPORT AGREEMENT

This FIRST AMENDMENT TO THE SPONSOR SUPPORT AGREEMENT (this “Amendment”), dated as of June 7, 2023, is entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor” and, together with PubCo, “GSR Entities”), and BT Assets, Inc., a Delaware corporation (“BT Assets”). Each of PubCo, Sponsor and BT Assets are referred to in this Amendment as a “Party” and collectively as the “Parties.” Capitalized terms used, but not defined in this Amendment shall have the meanings ascribed to such terms in the Sponsor Agreement.

WHEREAS, the Parties entered into the Sponsor Support Agreement (the “Sponsor Agreement”), dated as of August 24, 2022 (the “Sponsor Agreement Date”);

WHEREAS, the Parties desire to amend the Sponsor Agreement in accordance with the terms of the Sponsor Agreement and this Amendment; and

WHEREAS, pursuant to Section 11 (Miscellaneous) of the Sponsor Agreement, the Sponsor Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Sponsor Agreement and which makes reference to the Sponsor Agreement, and this Amendment is intended to be such an agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Amendment, the value, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.    Incentive Issuances; Forfeited Sponsor Shares. Section 1 of the Sponsor Agreement is amended by deleting it in its entirety and replacing it with the following:

“1.

Incentive Issuances; Forfeited Sponsor Shares. In connection with the Transaction Agreement, at BT Assets’ sole discretion after reasonable consultation with PubCo, PubCo will (x) issue up to an additional 4,740,000 shares of newly issued PubCo Class A Common Stock (such 4,740,000 shares of PubCo Class A Common Stock, the “Potential Issuances”), in the aggregate, (a) to Persons who are entering into written agreements with PubCo or the Company to (i) invest in PIPE Subscriptions, (ii) provide an Equity Line, (iii) agree to not redeem any PubCo Common Stock beneficially owned by such Person or its Affiliates pursuant to the PubCo Governing Documents in connection with the transactions contemplated by the Transaction Agreement (including, the Extension Voting Agreements and the Non-Redemption Agreements) or (iv) provide debt financing to PubCo or the Company in connection with the transactions contemplated by the Transaction Agreement (collectively, the “Incentive Issuances”) and (b) as part of the equity portion of the BitAccess Payment Amount (the “Bit Access Payment Issuances”), and/or (y) pay cash under the terms of the Non-Redemption Agreements (the “Cash Payments” and, together with the Incentive Issuances, the “Incentive Payments”). Any Incentive Issuances shall be subject to and conditioned upon the Closing (and, for the avoidance of doubt, any BitAccess Payment Issuances shall occur following the Cloisng). In connection with the Incentive Payments and the BitAccess Payment Issuances, Sponsor shall irrevocably forfeit and surrender to PubCo up to an aggregate number of its shares of PubCo Class B Common Stock for cancellation by PubCo (such forfeited and cancelled shares, the “Forfeited Sponsor Shares”) equal to the number determined in accordance with the following sentence. The number of Forfeited Sponsor Shares shall equal the lesser of 1,580,000 and the sum of (a) in respect of any Cash Payments, the product of one-third multiplied by the aggregate amount of such Cash Payments divided

F-11

by the Redemption Price (as defined in the Amended and Restated Certificate of Incorporation of PubCo), plus (b) in respect of any Incentive Issuances, (i) the product of one-third multiplied by the aggregate number of Non-Redemption Bonus Shares (as defined in the applicable Non-Redemption Agreement), plus (ii) the aggregate number of shares issuable in any Share Issuances (as defined in the Extension Voting Agreements) in connection with the Initial Extension (as defined in the Extension Voting Agreements), plus (iii) in the event of any Monthly Extension(s) (as defined in the Extension Voting Agreements) after the Initial Extension, (1) to the extent the Closing has not occurred by June 30, 2023, as a result of the failure to satisfy any of the conditions to Closing set forth in Article 9 of the Transaction Agreement, which such failure was primarily caused (directly or indirectly) by any action or inaction by the BT Companies or their respective Representatives, the product of 50% multiplied by the aggregate number of shares issuable in any Share Issuances in connection with each such Monthly Extension or (2) to the extent the Closing has not occurred by June 30, 2023, for any other reason, the aggregate number of shares issuable in any Share Issuances in connection with each such Monthly Extension, plus (c) the product of one-third multiplied by the number of shares of capital stock of PubCo payable as part of the BitAccess Payout Amount contemplated by Section 6.8 of the Transaction Agreement of PubCo Class A Common Stock payable as part of the Bit Access Payment Amount. If Potential Issuances minus Incentive Issuances is greater than zero, then, at BT Assets’ sole discretion, PubCo may use a number of shares equal to two-thirds of such difference for (x) the Incentive Equity Plan, (y) the Phantom Equity Non-Cash Consideration and (z) the equity portion of the BT Transaction Bonus Payments (which shares may be subject to the Incentive Equity Plan). The GSR Entities and BT Assets shall use commercially reasonable efforts to structure any Incentive Payments and Forfeited Sponsor Shares in a tax-efficient manner.

“Extension Voting Agreement” means each of the Voting and Non-Redemption Agreements entered into by a PubCo stockholder in connection with the extension of PubCo, pursuant to which such PubCo stockholder has agreed to not exercise its redemption rights in exchange for PubCo Class A Common Stock.

“Non-Redemption Agreement” means each of the Non-Redemption Agreements entered into by a PubCo stockholder and PubCo at or prior to Closing, pursuant to which such PubCo stockholder has agreed to not exercise its redemption rights in exchange for cash payments or PubCo Class A Common Stock, as applicable.”

2.    Minimum Condition PubCo Available Cash Shortfall. A new Section 2(f) of the Sponsor Agreement is added as follows:

“(f)

In the event the Minimum Condition PubCo Available Cash (which shall be determined in accordance with Sections 1.1(a) and 7.1(a) of the Transaction Agreement) at Closing is less than $16,000,000 (the “Net Proceeds Threshold”), for each $1 the Minimum Condition PubCo Available Cash is below the Net Proceeds Threshold, one-tenth of a share of PubCo Class B Common Stock (collectively, the “Cash Shortfall Forfeited Shares”), shall be converted at the Closing, on a one-to-one basis, into one-tenth of a share of PubCo Class E Common Stock and shall be subject to conversion and forfeiture in accordance with this Section 2 (including Sections 2(b) and (d)), with (x) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-1 Common Stock, (y) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-2 Common Stock and (z) one-third of such Cash Shortfall Forfeited Shares being converted into shares of PubCo Class E-3 Common Stock (and any rounding applied first to the conversion to PubCo Class E-3 Common Stock and second to the conversion to PubCo Class E-2 Common Stock); provided, that any fractional shares of PubCo Class B Common Stock resulting from the calculation of the Cash Shortfall Forfeited Shares in accordance with this Section 2(f) shall be rounded up to the nearest whole share of PubCo Class B Common Stock. For example only, if the Minimum Condition PubCo Available Cash at Closing is $14,999,991 to $14,999,999, in each case 100,001 shares of PubCo Class B Common Stock held by Sponsor shall convert into shares of Class E Common Stock (and shall be subject to conversion and forfeiture in accordance with this Section 2), with 33,333 shares being converted into shares of

F-12

PubCo Class E-1 Common Stock, 33,334 shares being converted into shares of PubCo Class E-2 Common Stock, and 33,334 shares being converted into shares of PubCo Class E-3 Common Stock.

Notwithstanding the above, each share of PubCo Class E Common Stock Sponsor is entitled to receive in accordance with this Section 2(f) that remains issued and outstanding and has not previously been forfeited by Sponsor, if any, as of the Conversion of all of the issued and outstanding Preferred Units into Common Units in accordance with Section 3.15 of the BT HoldCo LLC Agreement (as defined below) shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock. For purposes of the foregoing sentence, the terms Conversion, Preferred Units and Common Units shall each have the meanings given to such terms in the Amended and Restated Limited Liability Company Agreement of BT Holdco LLC in the form attached as Exhibit G to the Transaction Agreement (the “BT HoldCo LLC Agreement”).

3.    Representations and Warranties. Each of the Parties represents and warrants to the other Parties that such Party is duly organized and validly existing and in good standing under the Laws of the state of its organization, that it has all necessary power and authority to enter into and perform the obligations of this Amendment, and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Amendment that have not been obtained.

4.    Effect of Amendment on the Sponsor Agreement. This Amendment shall be deemed incorporated into, and form a part of, the Sponsor Agreement and have the same legal validity and effect as the Sponsor Agreement. Except as expressly and specifically amended by this Amendment, all terms and provisions of the Sponsor Agreement are and shall remain in full force and effect, and all references to the Sponsor Agreement in this Amendment shall refer to the Sponsor Agreement as amended by this Amendment, and as it may be further amended or restated. Each reference in the Sponsor Agreement to “this Sponsor Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall be deemed to refer to the Sponsor Agreement as amended by this Amendment (except that references in the Sponsor Agreement to the “date hereof” or “date of this Sponsor Agreement” or words or phrases of similar import shall continue to mean the Sponsor Agreement Date).

5.    Additional Provisions. The provisions contained in Section 11 (Miscellaneous) of the Sponsor Agreement are incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully in this Amendment.

(Signature pages follow)

F-13

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

Signature Page to First Amendment to Sponsor Agreement

F-14

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: President

Signature Page to First Amendment to Sponsor Agreement

F-15

ANNEX G

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Final Form]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among Bitcoin Depot Inc., a Delaware corporation (the “Company”), BT Assets, Inc., a Delaware corporation (“BT Assets”), [the holders of phantom equity awards pursuant to the Lux Vending, LLC d/b/a Bitcoin Depot 2021 Participation Plan (each, a “Phantom Equity Holder” and collectively, the “Phantom Equity Holders”), each individual identified on the signature pages hereto as a “Management Holder” (each, a “Management Holder” and together, the “Management Holders”)] and GSR II Meteora Sponsor, LLC, a Delaware limited liability company (the “Sponsor” and, together with BT Assets, [the Phantom Equity Holders, the Management Holders,] and any person or entity who is identified on the signature pages hereto as a “Holder” or hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, GSR II Meteora Acquisition Corp., a Delaware corporation and predecessor to the Company (“GSRM”) and Sponsor are party to that certain Registration Rights Agreement, dated as of February 24, 2022 (the “Original Agreement”);

WHEREAS, the Company, BT Assets, BT HoldCo LLC, a Delaware limited liability company and wholly owned subsidiary of BT Assets (“BT HoldCo”), Bitcoin Depot Operating LLC, a Delaware limited liability company and a wholly owned subsidiary of BT HoldCo (“BT OpCo” and, together with BT HoldCo and BT Assets, the “BT Entities”) and Sponsor have entered into that certain Transaction Agreement, dated as of August 24, 2022 (as amended, supplemented and/or restated from time to time, the “Transaction Agreement”);

WHEREAS, pursuant to the Transaction Agreement and prior to or at the Closing Date, the Company and the BT Entities entered into the series of reorganizations and equity issuances and purchases as described in the Transaction Agreement (the “Business Combination”);

WHEREAS, pursuant to the amended and restated certificate of incorporation of the Company (as may be amended and restated from time to time, the “Company Certificate of Incorporation”), the Company is authorized to issue the following classes of stock: 800,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”), 750,000 shares of Class E-1 common stock, par value $0.0001 per share (the “Class E-1 common stock”), 750,000 shares of Class E-2 common stock, par value $0.0001 per share (the “Class E-2 common stock”), 750,000 shares of Class E-3 common stock, par value $0.0001 per share (the “Class E-3 common stock”), 300,000,000 shares of Class M common stock, par value $0.0001 per share (the “Class M common stock”), 800,000,000 shares of Class O common stock, par value $0.0001 per share (the “Class O common stock”) and 300,000,000 shares of Class V common stock, par value $0.0001 per share (the “Class V common stock”);

WHEREAS, simultaneously with the closing of its initial public offering, GSRM issued and sold 12,223,750 warrants (the “Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, each of which entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share;

WHEREAS, certain third parties (collectively, the “Non-Redeeming Stockholders”) entered into non-redemption agreements with the Company (each, a “Non-Redemption Agreement” and, collectively, the

“Non-Redemption Agreements”) pursuant to which such Non-Redeeming Stockholders agreed not to request redemption of their shares of Class A common stock in connection with the Business Combination;

WHEREAS, pursuant to the Amended and Restated Limited Liability Company Agreement of BT HoldCo (“A&R LLCA”), BT HoldCo has provided BT Assets with a redemption right pursuant to which BT Assets may redeem its Common Units (as defined below) for cash or, at the option of the Managing Member of BT HoldCo, exchange Common Units for an equal number of shares of Class A common stock upon the terms and subject to the conditions set forth in the A&R LLCA and the Company Certificate of Incorporation; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and Sponsor desire to amend and restate the Original Agreement in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“A&R LLCA” has the meaning given in the Recitals hereto.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, as applicable, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) as to which the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. No Holder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement.

“Agreement” has the meaning given in the Preamble hereto.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Block Trade” has the meaning given in subsection 2.4.1.

“Board” means the board of directors of the Company.

“BT Assets” has the meaning given in the Preamble hereto.

“BT HoldCo” has the meaning given in the Recitals hereto.

“BT OpCo” has the meaning given in the Preamble hereto.

“Business Combination” has the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Class A common stock” has the meaning given in the Recitals hereto.

“Closing Date” means [●].

“Commission” means the Securities and Exchange Commission.

“Common Units” means the common units of BT HoldCo.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Certificate of Incorporation” has the meaning given in the Recitals hereto.

“Demanding Holder” has the meaning given in subsection 2.1.3.

“End of Suspension Notice” has the meaning given in subsection 4.4.2.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” has the meaning given in subsection 2.1.1.

“Form S-3 Shelf” has the meaning given in subsection 2.1.1.

“Governmental Authority” means any federal, national, state, provincial or municipal government, or any political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision thereof, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“GSRM” has the meaning given in the preamble hereto.

“Holder Information” has the meaning given in subsection 5.1.2.

“Holders” has the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Lock-Up” has the meaning given in subsection 3.1.2.

“Lock-Up Period” shall mean the period beginning on the Closing Date and ending in four consecutive equal quarterly installments following the Closing Date, in accordance with the following schedule:

(a) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its first quarterly earnings release that occurs at least 60 days after the Closing Date (the “Initial Earnings Release”);

(b) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its first quarterly earnings release following the Initial Earnings Release;

(c) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its second quarterly earnings release following the Initial Earnings Release; and

(d) one-fourth of the securities subject to the Lock-Up shall be released from the Lock-Up upon the Company issuing its third quarterly earnings release following the Initial Earnings Release.

“Lock-Up Shares” has the meaning given in subsection 3.1.2.

[“Management Holders” has the meaning given in the Preamble hereto.]

“Maximum Number of Securities” has the meaning given in subsection 2.1.4.

“Minimum Takedown Threshold” has the meaning given in subsection 2.1.3.

“Misstatement” means:

(a) with respect to a Registration Statement, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and

(b) with respect to a Prospectus, an untrue statement of a material fact or an omission to state of a material fact necessary required to be stated therein or necessary to make the statements therein not misleading.

“Non-Redeeming Stockholders” has the meaning given in the Recitals hereto.

“Non-Redemption Agreements” has the meaning given in the Recitals hereto.

“Opt-Out Notice” has the meaning given in Section 6.17.

“Original Agreement” has the meaning given in the Recitals hereto.

“Permitted Transferee” means, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided that (a) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 6.2.3.

[“Phantom Equity Holders” has the meaning given in the Preamble hereto.]

“Piggyback Registration” has the meaning given in subsection 2.2.1.

“Private Placement Warrants” has the meaning given in the Recitals hereto.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means (a) any outstanding shares of Class A common stock held by a Holder immediately following the Closing Date (which shall include all shares of Class A common stock issuable upon the exchange of Common Units outstanding on the date of this Agreement or upon the exercise of any Private Placement Warrants outstanding on the date of this Agreement); (b) any shares of Class A common stock issued by the Company to a Holder in connection with the exchange of Common Units acquired by a Holder following the date hereof; (c) any outstanding shares of Class A common stock or Private Placement Warrants to purchase shares of Class A common stock (including any shares of Class A common stock issued or issuable upon the exercise of any such Private Placement Warrant) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (d) any Private Placement Warrants outstanding on the date of this Agreement; and (e) any other shares of Class A common stock of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), or (d) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of the date on which such securities: (i) have been sold, transferred, disposed of or exchanged pursuant to an effective Registration Statement, pursuant to Rule 144 under the Securities Act or any other exemption from registration under the securities laws of the United States; (ii) cease to be outstanding; and (iii) may be sold without registration pursuant to Rule 144 under the Securities Act (but without the requirement to comply with any volume or manner of sale limitations). For the avoidance of doubt, under no circumstances shall the Company be obligated to register Common Units, and only shares of Class A common stock issuable upon redemption, exchange or exercise of Common Units will be registered.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A common stock is then listed;

(b)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for the Company;

(e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(f)	reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering; and

(g)

the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to this Agreement with respect to an Underwritten Shelf Takedown.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf” has the meaning given in subsection 2.1.1.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” has the meaning given in subsection 2.1.2.

“Suspension Event” has the meaning given in subsection 4.4.2.

“Suspension Notice” has the meaning given in subsection 4.4.2.

“Suspension Period” has the meaning given in subsection 4.4.2.

“Transaction Agreement” has the meaning given in the Recitals hereto.

“Transfer” means, when used as a noun, the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” has the meaning given in subsection 2.1.3.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” has the meaning given in subsection 2.1.5.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall use its commercially reasonable efforts to file, within 45 days of the Closing Date[ or such earlier date as it is required in accordance with any Non-Redemption Agreement], a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is not eligible to use a Registration Statement on Form S-3, a Shelf Registration Statement on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf, as applicable (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. The Company shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than 60 days after the initial filing thereof (or 90 days after the initial filing thereof if the Commission notifies the Company that it will “review” the Shelf)[ or such other earlier date as it is required in accordance with any Non-Redemption Agreement]. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 4.4, use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (b) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

2.1.3 Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, a Holder or a group of Holders (in such case, each, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, including any Block Trade, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Holders that requested such Underwritten Shelf Takedown shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed), and to agree to the pricing and other terms of such offering. The Company is not obligated to effect more than (A) for BT Assets[, the Phantom Equity Holders, acting individually or together, or the Management Holders, acting individually or together], three Underwritten Shelf Takedowns pursuant to this subsection 2.1.3 in any 12-month period and (B) for Sponsor and/or the Non-Redeeming Stockholders, acting individually or together, one Underwritten Shelf Takedown pursuant to this subsection 2.1.3 in any 12-month period; provided that, the Company shall not be obligated to effect any Underwritten Shelf Takedowns for Sponsor and/or the Non-Redeeming Stockholders during the 12-month period beginning on the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering. For the avoidance of doubt, any Block Trade effected pursuant to Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to subsection 2.1.3 hereof.

2.1.4 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other equity securities that the Company desires to sell and all other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: At all times (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b) such other equity securities of other persons or entities that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the

Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Holder (to the extent they are not withdrawing) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Holder, as applicable or if such Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 2.1.3, unless either (a) such withdrawal occurs during a period the Company has deferred taking action pursuant to Section 4.4 hereof or (b) the withdrawing Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder, as applicable, for purposes of subsection 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this subsection 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company (for its own account or for the account of persons or entities other than the Holders of Registrable Securities) or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (a) filed in connection with any employee stock option or other benefit plan, (b) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (d) for an offering of debt that is convertible into equity securities of the Company or (e) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 4.3 below.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the equity securities that the Company desires to sell, taken together with (a) the Registrable Securities, if any, as to which Registration has been requested pursuant to Section 2.2 hereof and (b) the equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, that can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the equity securities of such requesting persons or entities that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual piggyback arrangements with such persons or entities that can be sold without exceeding the Maximum Number of Securities.

(iii) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to subsection 2.1.4.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.1.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights; Inapplicability to Block Trades. For purposes of clarity, subject to subsection 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 2.1.3 hereof. Furthermore, this Section 2.2 shall not apply to any Block Trade.

2.3 Restrictions on Transfer. In connection with any Underwritten Offering of equity securities of the Company, each Holder participating in such Underwritten Offering agrees that it shall not Transfer any shares of Class A common stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior (to the extent notice of such Underwritten Offering has been provided) to, and the 90-day period beginning on, the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees to a shorter period by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) holds at least 10% of the issued and outstanding Class A common stock (on a fully-exchanged basis after giving effect to the exchange of all Common Units for Class A common stock) and each of the Company’s directors and executive officers have agreed to a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 10% of the issued and outstanding Class A common stock (on a fully-exchanged basis after giving effect to the exchange of all Common Units for Class A common stock).

2.4 Block Trades.

2.4.1 Subject to Section 4.4, at any time and from time to time when the Lock-Up Period is not in effect with respect to Lock-Up Shares held by BT Assets and when an effective Shelf is on file with the Commission and effective, if BT Assets wishes to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10,000,000 or (y) all remaining Registrable Securities held by BT Assets, then notwithstanding the time periods provided for in subsection 2.1.3, BT Assets shall notify the Company of the Block Trade at least five Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided, that BT Assets shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade; provided, further, that if, in connection with a Block Trade, the Company is not required to take any actions to facilitate such Block Trade (other than customary coordination with the Company’s transfer agent to remove any restrictive legends from the shares of Class A common stock disposed of in such Block Trade but not procuring the delivery of an opinion by the Company’s counsel), then (i) the $10,000,000 offering size requirement under clause (x) above shall not apply and (ii) BT Assets shall not be required to notify the Company prior to such Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, BT Assets shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this subsection 2.4.2.

2.4.3 BT Assets shall have the right to select the Underwriters for a Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

ARTICLE III

LOCK-UP

3.1 Lock-Up.

3.1.2 Each of BT Assets and Sponsor (the “Locked-Up Holders”), severally, and not jointly, agrees with the Company not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by such Locked-Up Holder during the Lock-Up Period (such restrictions, the “Lock-Up”); provided that the Lock-Up shall not apply to Transfers permitted pursuant to Section 3.2; provided, further, that any waiver of the Lock-Up shall require the approval of a majority of the independent directors of the Board; provided, further, that any such waiver must apply to an equal proportionate share of the Lock-Up Shares held by each Locked-Up Holder. “Lock-Up Shares” means the equity securities of the Company held by the Locked-Up Holders, directly or indirectly, as of the Closing Date.

3.1.3 During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

3.1.4 The Locked-Up Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the equity securities of the Company Beneficially Owned by such Locked-Up Holder shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the Commission.

3.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period applicable to any Lock-Up Shares of a Locked-Up Holder, such Locked-Up Holder may Transfer, without the consent of the Company, any of such Lock-Up Shares to (a) any of such Locked-Up Holder’s Permitted Transferees, upon written notice to the Company or (b)(i) a charitable organization, upon written notice to the Company, (ii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual, (iii) in the case of an individual, pursuant to a qualified domestic relations order or (iv) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property subsequent to the Business Combination; provided that in connection with any Transfer of such Lock-Up Shares pursuant to clause (b)(ii) or clause (b)(iii), (A) the restrictions and obligations contained in Section 3.1 and this Section 3.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and (B) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement, by executing and delivering a joinder to this Agreement, whereupon such Transferee will be treated as a Holder (with the same rights and obligations as the Transferor) for all purposes of this Agreement. Notwithstanding anything to the contrary, and for the avoidance of doubt, the Sponsor shall be permitted to forfeit any portion of its Lock-Up Shares pursuant to the Sponsor Support Agreement.

3.3 Other Lock-Up Restrictions. Each of the Company and the Sponsor hereby acknowledge and agree that this Article III supersedes Section 5 of the Sponsor Support Agreement in all respects, and, upon execution of this Agreement by each of the Company and the Sponsor, the Sponsor Support Agreement shall be deemed amended to remove Section 5 of the Sponsor Support Agreement.

ARTICLE IV

COMPANY PROCEDURES

4.1 General Procedures. In connection with effecting any Shelf Registration, Shelf Takedown and/or other disposition of Registrable Securities pursuant to a registration statement contemplated herein (to the extent applicable), the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

4.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

4.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least 5% of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

4.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request to facilitate the disposition of the Registrable Securities owned by such Holders;

4.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

4.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

4.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

4.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

4.1.8 at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish, without charge, a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

4.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, as applicable, and then to correct such Misstatement as set forth in Section 4.4 hereof;

4.1.10 permit representatives of the Holders, the Underwriters or other financial institutions facilitating each transaction, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

4.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

4.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters or financial institution, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, Underwriter or financial institution may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

4.1.13 in the event of any Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution or similar agent, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering or such applicable financial institution;

4.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

4.1.15 with respect to an Underwritten Offering pursuant to subsection 2.1.3, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

4.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

4.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case, as mutually agreed amongst such Holders.

4.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Holder may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting and other arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in subsections 2.1.3 and 4.1.15 of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 4.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

4.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

4.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, as applicable, each Holder shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting such Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

4.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time (a “Suspension Event”), the Company may, upon giving prompt written notice of such action to the Holders (a “Suspension Notice”), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days for a single Suspension Event, determined in good faith by the Company to be necessary for such purpose (a “Suspension Period”); provided that the Company shall not declare more than two Suspension Events in any 12-month period; provided further, that no Suspension Event shall be declared within the 30 days following the conclusion of a prior Suspension Period; provided further, that the total Suspension Period in any consecutive 12-month period shall not exceed an aggregate of 60 days. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.4 (an “End of Suspension Notice”).

4.4.3 (a) During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to subsection 2.1.3, a Demanding Holder has requested an Underwritten Shelf Takedown and the Company and such Demanding Holder are unable to obtain the commitment of Underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.3.

4.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 4.5.

4.6 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any (a) Misstatement contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, as applicable, or (b) any violation or alleged violation by the Company of the Securities Act or any other applicable federal or state securities laws or any rule or regulation promulgated thereunder application and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except, in each case, insofar as the same are caused by or contained in any information or affidavit furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2 In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented, out-of-pocket attorneys’ fees) resulting from any Misstatement contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, as applicable, but only to the extent that such Misstatement is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein;

provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5.1.5 If the indemnification provided under this Section 5.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 5.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three days after mailing (one Business Day in the case of overnight courier service), as follows:

If, to the Company, to:

Bitcoin Depot, Inc.

2870 Peachtree Rd #327

Atlanta, Georgia, 30305

Email: brandon@bitcoindepot.com

Attention: Brandon Mintz, President & CEO

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Thomas Laughlin, P.C.; Douglas E. Bacon, P.C.;

Matthew R. Pacey, P.C.; Atma Kabad; Billy Vranish

Email: thomas.laughlin@kirkland.com;

doug.bacon@kirkland.com; matt.pacey@kirkland.com;

atma.kabad@kirkland.com; billy.vranish@kirkland.com

If, to Sponsor or any of its Affiliates:

c/o GSR II Meteora Sponsor LLC

840 Park Drive East

Boca Raton, Florida 33432

Email: gus@gsrmet.com

Attn: Gus Garcia

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Century City, CA 90067

Email: steven.stokdyk@lw.com

Attn: Steven B. Stokdyk

If to any other Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 10 days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Lock-Up Period with respect to any Lock-Up Shares of a Locked-Up Holder, such Holder may not assign or delegate such Locked-Up Holder’s rights, duties or obligations under this

Agreement in connection with a Transfer of such Locked-Up Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 3.2.

6.2.3 After the expiration of the Lock-Up Period with respect to Lock-Up Shares held by a Locked-Up Holder, and, at any time with respect to Registrable Securities held by any other Holder, each such Holder may assign or delegate its rights, duties or obligations under this Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (a) any of such Holder’s Permitted Transferees, provided, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least 2% of the then-outstanding Class A common stock, (b) an Affiliate of such Holder, (c) direct and/or indirect equity holders of any Holder pursuant to a distribution as described in Section 6.14 of this Agreement or (d) with the prior written consent of the Company, any other entity or person.

6.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

6.2.5 Other than as expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

6.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Execution of Agreement. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

6.4 Governing Law; Venue.

6.4.1 This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.4.2 Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this subsection 6.4.2.

6.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement.

6.6 Amendments and Waivers. Only upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question as determined in good faith by the Company, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

6.7 Other Registration Rights. [Other than the registration rights set forth in the Original Agreement and the Non-Redeeming Stockholders who have registration rights pursuant to their respective Non-Redemption Agreements with respect to equity securities of the Company to be issued on the Closing Date,] the Company represents and warrants that no person, other than a Holder of Registrable Securities hereunder, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to any Holder of Registrable Securities in this Agreement, including any agreement that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such holders on a basis other than pari passu with, or expressly subordinate to, the registration rights of the Holders hereunder provided. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding any other rights and remedies the Holders may have in respect of the Company pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate this Section 6.7, the terms and conditions of such agreement shall immediately be deemed to have been amended without further action by the Company or any Holder, so that such Holders shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

6.8 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) cooperate with any Holder and take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of any Holder, the Company will deliver to it a written statement as to whether they have complied with such information requirements, and, if not, the specific reasons for non-compliance. This Section 6.8 shall survive the termination of the Agreement so long as any Holder continues to hold Registrable Securities.

6.9 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities, except as otherwise provided herein. The provisions of Section 4.5 and Article V shall survive any termination.

6.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder for the Company to make determinations hereunder, including, without limitation, for purposes of Section 6.8 hereof.

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

6.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing Date, the Original Agreement and all of the respective rights and obligations of the parties thereunder are terminated in their entirety and shall no longer be of any force or effect. Upon any amendment or restatement, this Agreement shall no longer be of any force or effect.

6.14 Distributions. In the event that any Holder distributes, or has distributed, any of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as the applicable Holder hereunder; provided that only the holders of a majority-in-interest of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that such Holder is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the applicable Holder, as if it remained a single entity party to this Agreement.

6.15 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

6.16 Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6.17 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing or withdrawal of any

Shelf Registration Statement or Piggyback Registration, or any event that would lead to a Suspension Event as contemplated by Section 4.4; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Sections 2.1, 2.2 or 4.4, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice. Each time prior to a Holder’s intended use of an effective Shelf Registration Statement, such Holder will notify the Company in writing at least two Business Days in advance of such intended use. If a Suspension Notice was previously delivered (or would have been delivered but for the provisions of this Section 6.17) and the Suspension Event remains in effect, the Company will so notify such Holder, within one Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Event, and thereafter will provide such Holder with the related End of Suspension Notice immediately upon its availability.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

Bitcoin Depot, Inc.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:

BT Assets, Inc.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:

GSR II Meteora Sponsor, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

[PHANTOM EQUITY HOLDERS:]

By:
Name:

Address:
Email:

[MANAGEMENT HOLDERS:]

By:
Name:

Address:
Email:

[Signature Page to Amended and Restated Registration Rights Agreement]

ANNEX H

FORM OF BITCOIN DEPOT INC. 2023 OMNIBUS INCENTIVE PLAN

BITCOIN DEPOT INC.

2023 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this Bitcoin Depot Inc. 2023 Omnibus Incentive Plan (this “Plan”) is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. This Plan is effective as of the date set forth in Article XV.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1    “Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

2.2    “Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under this Plan.

2.3    “Award” means any award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be evidenced by and subject to the terms of an Award Agreement.

2.4    “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of this Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cash Award” means an Award granted to an Eligible Individual pursuant to Section 10.3 of this Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.7    “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate; (v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

2.8    “Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:

(a)    any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(b);

(b)    a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity) outstanding immediately after such merger, reorganization or consolidation; provided, however, that a merger, reorganization or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(c)    during the period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director (i) designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a) or (b) or (ii) whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

For purposes of this Section 2.8, acquisitions of securities of the Company by BT Assets, Inc. or Brandon Mintz, any of their respective affiliates, or any investment vehicle or fund controlled by or managed by, or otherwise affiliated with BT Assets, Inc. or Brandon Mintz shall not constitute a Change in Control if such acquisition occurs prior to the date on which BT Assets, Inc. and Brandon Mintz no longer own, directly or indirectly, securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under this Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.9    “Change in Control Price” means the highest price per Share paid in any transaction related to a Change in Control as determined by the Committee in its discretion.

2.10    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

2.11    “Committee” means any committee of the Board duly authorized by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board who are each (a) a “non-employee director” within the meaning of Rule 16b-3(b), and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

2.12    “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

2.13    “Company” means Bitcoin Depot Inc., a Delaware corporation, and its successors by operation of law.

2.14    “Consultant” means any natural person who is an advisor or consultant to the Company or any of its Affiliates.

2.15    “Detrimental Conduct” means, as determined by the Company, a Participant’s serious misconduct or unethical behavior, including any of the following: (a) any violation by the Participant of a restrictive covenant agreement that the Participant has entered into with the Company or an Affiliate (covering, for example, confidentiality, non-competition, non-solicitation, non-disparagement, etc.); (b) any conduct by the Participant that could result in the Participant’s Termination of Service for Cause; (c) the commission of a criminal act by the Participant, whether or not performed in the workplace, that subjects, or if generally known would subject, the Company or an Affiliate to public ridicule or embarrassment, or other improper or intentional conduct by the

Participant causing reputational harm to the Company, an Affiliate, or a client or former client of the Company or an Affiliate; (d) the Participant’s breach of a fiduciary duty owed to the Company or an Affiliate or a client or former client of the Company or an Affiliate; (e) the Participant’s intentional violation, or grossly negligent disregard, of the Company’s or an Affiliate’s policies, rules, or procedures; or (f) the Participant taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to the Company or an Affiliate.

2.16    “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, provided, however, for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.

2.17    “Dividend Equivalent Rights” means a right granted to a Participant under this Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.18    “Effective Date” means the effective date of this Plan as defined in Article XV.

2.19    “Eligible Employee” means each employee of the Company or any of its Affiliates. An employee on a leave of absence may be an Eligible Employee.

2.20    “Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the terms and conditions set forth herein.

2.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.22    “Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded, listed or otherwise reported or quoted or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open.

2.23    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.24    “Incentive Stock Option” means any Stock Option granted to an Eligible Employee who is an employee of the Company, its Parents or its Subsidiaries under this Plan and that is intended to be, and is designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.25    “Non-Employee Director” means a director on the Board who is not an employee of the Company.

2.26    “Non-Qualified Stock Option” means any Stock Option granted under this Plan that is not an Incentive Stock Option.

2.27    “Other Stock-Based Award” means an Award granted under Article X of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares, but may be settled in the form of Shares or cash.

2.28    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.29    “Participant” means an Eligible Individual to whom an Award has been granted pursuant to this Plan.

2.30    “Performance Award” means an Award granted under Article VIII of this Plan contingent upon achieving certain Performance Goals.

2.31    “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.32    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.33    “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

2.34    “Restricted Stock” means an Award of Shares granted under Article VII of this Plan.

2.35    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.36    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.37    “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.38    “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.39    “Shares” means shares of Common Stock.

2.40    “Stock Appreciation Right” means a stock appreciation right granted under Article VI of this Plan.

2.41    “Stock Option” or “Option” means any option to purchase Shares granted pursuant to Article VI of this Plan.

2.42    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.43    “Ten Percent Stockholder” means a Person owning stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company its Parent or its Subsidiaries.

2.44    “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE III

ADMINISTRATION

3.1    Authority of the Committee. This Plan shall be administered by the Committee. Subject to the terms of this Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under this Plan. In particular, the Committee shall have the authority to:

(a)    determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b)    determine the number of Shares to be covered by each Award granted hereunder;

(c)    determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares, if any, relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(d)    determine the amount of cash to be covered by each Award granted hereunder;

(e)    determine whether, to what extent, and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f)    determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(g)    determine whether, to what extent and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(h)    modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

(i)    determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(j)    determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares; and

(k)    modify, extend, or renew an Award, subject to Article XII and Section 6.8(g) of this Plan.

3.2    Guidelines. Subject to Article XII of this Plan, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

3.3    Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.

3.4    Designation of Consultants/Liability; Delegation of Authority.

(a)    The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

(b)    The Committee may delegate any or all of its powers and duties under this Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in this Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint employees or professional advisors who are not executive officers of the Company or members of the Board to assist in administering this Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.5    Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each current and former officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification that the current or former employee, officer or member may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under this Plan.

ARTICLE IV

SHARE LIMITATION

4.1    Shares. The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan shall not exceed [●] Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan shall be subject to an annual increase on January 1 of each calendar year beginning in 2023, and ending and including 2032, equal to the lesser of (a) four percent (4%) of the aggregate number of shares of all classes of the Company’s common stock outstanding on December 31 of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed [●] Shares (subject to any increase or decrease pursuant to Section 4.1). Any Award under this Plan settled in cash shall not be counted against the foregoing maximum share limitations. Any Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related will again be available for issuance under this Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under this Plan shall again be made available for issuance or delivery under this Plan if such Shares are (i) Shares tendered in payment of an Option, (ii) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (iii) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, or (iv) Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related.

4.2    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in this Plan. Substitute Awards will not count against the Shares authorized for grant under this Plan (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under this Plan as provided under Section 4.1 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under this Plan, as set forth in Section 4.1 above. Additionally, in the event that a Person acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under this Plan as provided under Section 4.1 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.

4.3    Adjustments.

(a)    The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b)    Subject to the provisions of Section 11.1:

(i)    If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan; provided, that the Committee in its sole discretion shall determine whether an adjustment is appropriate.

(ii)    Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 11.1, (A) the aggregate number or kind of securities that thereafter may be issued under this Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under this Plan (including as a result of the assumption of this Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iii)    If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to this Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iv)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any securities offering or other similar transaction, for administrative convenience, the Committee may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.

(v)    The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued

operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.

(vi)    Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.3(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under this Plan by reason of any transaction or event described in this Section 4.3.

4.4    Annual Limit on Non-Employee Director Compensation. In each calendar year during any part of which this Plan is in effect, a Non-Employee Director may not receive Awards for such individual’s service on the Board that, taken together with any cash fees paid to such Non-Employee Director during such calendar year for such individual’s service on the Board, have a value in excess of $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that (a) the Committee may make exceptions to this limit, except that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous decisions involving Non-Employee Directors and (b) for any calendar year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, additional compensation may be provided to such Non-Employee Director in excess of such limit; provided, further, that the limit set forth in this Section 4.4 shall be applied without regard to Awards or other compensation, if any, provided to a Non-Employee Director during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a Non-Employee Director.

ARTICLE V

ELIGIBILITY

5.1    General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion. No Eligible Individual will automatically be granted any Award under this Plan.

5.2    Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company, its Parents or its Subsidiaries are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.3    General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, as applicable.

ARTICLE VI

STOCK OPTIONS; STOCK APPRECIATION RIGHTS

6.1    General. Stock Options or Stock Appreciation Rights may be granted alone or in addition to other Awards granted under this Plan. Each Stock Option granted under this Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. Stock Options and Stock Appreciation Rights

granted under this Plan shall be evidenced by an Award Agreement and subject to the terms, conditions and limitations in this Plan, including any limitations applicable to Incentive Stock Options.

6.2    Grants. The Committee shall have the authority to grant to any Eligible Individual one or more Incentive Stock Options, Non-Qualified Stock Options, and/or Stock Appreciation Rights; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company, its Parents or its Subsidiaries. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3    Exercise Price. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option or Stock Appreciation Right shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant. Notwithstanding the foregoing, in the case of a Stock Option or Stock Appreciation Right that is a Substitute Award, the exercise price per Share for such Stock Option or Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

6.4    Term. The term of each Stock Option or Stock Appreciation Right shall be fixed by the Committee, provided that no Stock Option or Stock Appreciation Right shall be exercisable more than ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) after the date on which the Stock Option or Stock Appreciation Right, as applicable, is granted.

6.5    Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.5, Stock Options and Stock Appreciation Rights granted under this Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event. Unless otherwise determined by the Committee, if the exercise of a Non-Qualified Stock Option or Stock Appreciation Right within the permitted time periods is prohibited because such exercise would violate the registration requirements under the Securities Act or any other Applicable Law or the rules of any securities exchange or interdealer quotation system, the Company’s insider trading policy (including any blackout periods) or a “lock-up” agreement entered into in connection with the issuance of securities by the Company, then the expiration of such Non-Qualified Stock Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the period during which the exercise of the Non-Qualified Stock Option or Stock Appreciation Right would be in violation of such registration requirement or other Applicable Law or rules, blackout period or lock-up agreement, as determined by the Committee; provided, however, that in no event shall any such extension result in any Non-Qualified Stock Option or Stock Appreciation Right remaining exercisable after the ten (10)-year term of the applicable Non-Qualified Stock Option or Stock Appreciation Right.

6.6    Method of Exercise. Subject to any applicable waiting period or exercisability provisions under Section 6.5, to the extent vested, Stock Options and Stock Appreciation Rights may be exercised in whole or in part at any time during the term of the applicable Stock Option or Stock Appreciation Right, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Stock Options or Stock Appreciation Rights, as applicable, being exercised. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for. Upon the exercise of a Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one (1) Share on the date that the right is exercised over the Fair Market Value of one (1) Share on the date that the right was awarded to the Participant.

6.7    Non-Transferability. No Stock Option or Stock Appreciation Right shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options and Stock Appreciation Rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section is transferable to a Family Member of the Participant in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award Agreement.

6.8    Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and this Plan, upon a Participant’s Termination of Service for any reason, Stock Options and Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service as follows:

(a)    Termination by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options and Stock Appreciation Rights; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options and Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options and/or Stock Appreciation Rights.

(b)    Involuntary Termination Without Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(c)    Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.6(d) hereof), all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(d)    Termination for Cause. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (x) is for Cause or (y) is a voluntary Termination of Service (as provided in Section 6.6(c)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options and Stock Appreciation Rights, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

(e)    Unvested Stock Options and Stock Appreciation Rights. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options and Stock Appreciation Rights that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

(f)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Parent or any Subsidiary exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Parent or any Subsidiary at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(g)    Modification, Extension and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under this Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.

6.9    Automatic Exercise. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option or Stock Appreciation Right on a cashless basis on the last day of the term of such Option or Stock Appreciation Right if the Participant has failed to exercise the Non-Qualified Stock Option or Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Non-Qualified Stock Option or Stock Appreciation Right exceeds the exercise price of such Non-Qualified Stock Option or Stock Appreciation Right on the date of expiration of such Option or Stock Appreciation Right, subject to Section 14.4.

6.10    Other Terms and Conditions. As the Committee shall deem appropriate, Stock Options and Stock Appreciation Rights may be subject to additional terms and conditions or other provisions, which shall not be inconsistent with any of the terms of this Plan.

ARTICLE VII

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1    Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Award of Restricted Stock and Restricted Stock Units, subject to the conditions and limitations contained in this Plan, including any vesting or forfeiture conditions.

The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified Performance Goals or such other factor as the Committee may determine in its sole discretion.

7.2    Awards and Certificates. Restricted Stock and Restricted Stock Units granted under this Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)    Restricted Stock.

(i)    Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.

(ii)    Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the Company’s transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Award of Restricted Stock in the event that such Award is forfeited in whole or part.

(iv)    Rights as a Stockholder. Except as provided in Section 7.3(a) and this Section 7.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the Shares.

(v)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

(b)    Restricted Stock Units.

(i)    Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.

(ii)    Rights as a Stockholder. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.

(iii)    Dividend Equivalent Rights. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalent Rights. Dividend Equivalent Rights may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalent Rights are granted and subject to other terms and conditions as set forth in the Award Agreement.

7.3    Restrictions and Conditions.

(a)    Restriction Period.

(i)    The Participant shall not be permitted to transfer shares of Restricted Stock awarded under this Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 7.3(a)(i), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Award of Restricted Stock or Restricted Stock Units and/or waive the deferral limitations for all or any part of any Award of Restricted Stock or Restricted Stock Units.

(ii)    If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.

(b)    Termination. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

ARTICLE VIII

PERFORMANCE AWARDS

The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the

Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.

ARTICLE IX

OTHER STOCK-BASED AND CASH AWARDS

9.1    Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to the book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan.

Subject to the provisions of this Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Other Stock-Based Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.

9.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and this Plan, Shares subject to Other Stock-Based Awards may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

(b)    Dividends. Unless otherwise determined by the Committee at the time of the grant of an Other Stock-Based Award, subject to the provisions of the Award Agreement and this Plan, the recipient of an Other Stock-Based Award shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalent Rights in respect of the number of Shares covered by the Other Stock-Based Award.

(c)    Vesting. Any Other Stock-Based Award and any Shares covered by any such Other Stock-Based Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)    Price. Shares under this Article X may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded pursuant to an Other Stock-Based Award shall be priced, as determined by the Committee in its sole discretion.

9.3    Cash Awards. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE X

CHANGE IN CONTROL PROVISIONS

10.1    Benefits. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement or any applicable employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant, a Participant’s unvested Awards shall not vest automatically and a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a)    Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b)    The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the Change in Control Price of the Shares covered by such Awards, over the aggregate exercise price of such Awards; provided, however, that if the exercise price of an Option or Stock Appreciation Right exceeds the Change in Control Price, such Award may be cancelled for no consideration.

(c)    The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d)    Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

ARTICLE XI

TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of this Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be materially impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (i) increase the aggregate number of Shares that may be issued under this Plan (except by operation of Section 4.1); or (ii) change the classification of individuals eligible to receive

Awards under this Plan. Notwithstanding anything herein to the contrary, the Board or the Committee may amend this Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially impair the rights of any Participant without the Participant’s consent.

ARTICLE XII

UNFUNDED STATUS OF PLAN

This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1    Lock-Up; Legend. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In addition to any legend required by this Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.

13.2    Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

13.3    No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.

13.4    Withholding of Taxes. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the

Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.

13.5    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

13.6    No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided in this Plan or under Applicable Law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

13.7    Clawbacks; Detrimental Conduct.

(a)    Clawbacks. All awards, amounts, or benefits received or outstanding under this Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any Applicable Law related to such actions. A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(b)    Detrimental Conduct. Except as otherwise determined by the Committee, notwithstanding any other term or condition of this Plan, if a Participant engages in Detrimental Conduct, whether during or after the Participant’s service, in addition to any other penalties or restrictions that may apply under this Plan, Applicable Law or otherwise, the Participant must forfeit or pay to the Company the following:

(i)    any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable;

(ii)    any cash or Shares received by the Participant in connection with this Plan within the 18-month period immediately before the date the Company determines the Participant has engaged in Detrimental Conduct; and

(iii)    the profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant under this Plan within the 36-month period immediately before the date the Company determines the Participant has engaged in Detrimental Conduct.

13.8    Listing and Other Conditions.

(a)    Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The

Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.

(b)    If at any time counsel to the Company advises the Company that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, based on the advice of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)    Upon termination of any period of suspension under this Section 14.8, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)    A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval that the Company deems necessary or appropriate.

13.9    Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

13.10    Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

13.11    Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

13.12    Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to Awards hereunder.

13.13    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

13.14    Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of this Plan.

13.15    Section 16(b) of the Exchange Act. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 14.15, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

13.16    Deferral of Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

13.17    Section 409A of the Code. This Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under this Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in this Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

13.18    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 14.18 by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

13.19    Successor and Assigns. This Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.

13.20    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

13.21    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

This Plan shall become effective on [●], 2023 which is the date of its adoption by the Board, subject to the approval of this Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware. If this Plan is not approved by the Company’s stockholders, this Plan will not become effective and no Awards will be granted under this Plan will continue in full force and effect in accordance with its terms.

ARTICLE XV

TERM OF PLAN

No Award shall be granted pursuant to this Plan on or after the tenth (10th) anniversary of the earlier of the date that this Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth (10th) anniversary may extend beyond that date.

*        *        *         *        *

ANNEX I

FAIRNESS OPINION OF LADENBURG

August 24, 2022

The Board of Directors

GSR II Meteora Acquisition Corp.

4 Village Row

New Hope, PA 18138

Ladies and Gentlemen:

We understand that GSR II Meteora Acquisition Corp. (“GSR” or the “Company”) proposes to enter into a Transaction Agreement (the “Agreement”) by and among the Company, GSR II Meteora Sponsor LLC, a Delaware limited liability company, BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company (“Target”). Pursuant to the terms and subject to the conditions set forth in the Agreement, BT Assets shall sell, transfer, assign, convey and deliver to the Company common units of Target, the Company shall assign, transfer, contribute and deliver to Target its available cash (the “Transaction”). Upon closing of the Transaction, the Company shall issue 44,100,000 shares of a to be created Class V common stock and the BT OpCo Matching Warrants (as defined the Agreement) (the “Consideration”), in addition to the contingent right to receive additional shares of common stock of the Company (the “Earn-out Consideration”) and the Aggregate Phantom Equity Consideration (as defined in the Agreement). The Consideration is subject to adjustment as set forth in the Agreement and the terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company and the Unaffiliated Stockholders of the Company (as defined below) of the Consideration to be paid by the Company in the Transaction. This opinion only addresses whether, as of the date hereof, the Consideration to be issued by the Company in connection with the Transaction pursuant to the Agreement is fair, from a financial point of view, to the stockholders of the Company other than the Sponsor and the directors of the Company who hold shares of common stock of the Company (the “Unaffiliated Stockholders”) and the Company. We have not considered and this opinion does not address, among other things, any other terms, aspects, or implications of the Transaction, the Agreement or any related or other transaction or agreement, including, without limitation, (i) the Registration Rights Agreement to be entered into by the Company, certain stockholders of Target and certain stockholders of the Company; the Sponsor Support Agreement to be entered into by certain stockholders of the Company; or the Tax Receivable Agreement to be entered into by the Company, BT Assets and Bitcoin Depot Operating LLC; (ii) the appropriateness of the amount of and criteria for the Earn-out Consideration or Aggregate Phantom Equity Consideration, whether the criteria for the Earn-out Consideration or Aggregate Phantom Equity Consideration to be paid would be met or the payment of the Earn-out Consideration or Aggregate Phantom Equity Consideration if it becomes payable; (iii) the solvency or creditworthiness of the Company or Target, the fair value of the Company or Target, or whether any party is paying or receiving reasonably equivalent value in the Transaction; (iv) the fairness of any portion or aspect of the Transaction, or all or any portion of the Consideration, to any security holders of the Target or any creditors or other constituencies of the Company or Target; (v) the fairness of the amount or nature, or any other aspect, of any compensation to or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration, or otherwise; (vi) the relative merits of the Transaction as compared to any alternative transaction or business strategy, including a liquidation of the Company’s trust account, that might exist for the Company or Target; (vii) the underlying decision of the Board or the Company, its security holders or any other party to engage in or consummate the Transaction; (viii) the appropriate structure or form of the Transaction; (ix) the appropriate capital structure of the Company or Target, or whether the Company should be issuing equity or debt securities; (x) the opportunities of other structure or form of the

Pre-Closing Restructuring Plan (as defined in the Agreement); (xi) how any of the Board, any security holder, or any other party should vote or act with respect to any matter relating to the Transaction or otherwise; or (xii) whether any public stockholder of the Company should exercise its rights with respect to the Redemption (as defined in the Agreement).

In connection with the preparation of the opinion set forth herein, we have examined, among other things: (a) a draft dated August 15, 2022 of the Agreement; (b) the financial statements of Target audited by KPMG LLP comprised of the consolidated Balance Sheets as of December 31, 2020 and 2021, the consolidated Statement of Profit and Loss and consolidated Cash Flow Statement for the years ended December 31, 2020 and 2021 and a summary of significant policies and other explanatory information; (c) a draft of the GSR/Bitcoin Depot Transaction Announcement Investor Presentation as of August 8, 2022 and (d) 2022-2023 fiscal year projections of Target provided to us on August 8, 2022 (such projections are referred to as the “Forecasts”).

We have also held discussions with members of the senior management of the Company and Target to discuss the foregoing, the past and current business operations and the financial condition and future prospects of Target. We have considered such other matters that we have deemed relevant to our inquiry and have taken into account such financial and investment banking procedures and considerations as we have deemed relevant or appropriate.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including, without limitation, the Forecasts, and we have further relied upon the assurances of Company management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not made or obtained an independent valuation or appraisal of the assets, liabilities (contingent or otherwise) or solvency of the Company or Target. We have been advised by the senior management of the Company that the Forecasts and the other prospective financial information prepared for our use by the senior management of the [Company and] Target and examined by us have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of the [Company and] Target as to the future financial performance and condition of the Target. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Target are as set forth in Target’s financial statements made available to us. We have particularly assumed, with your consent, that Target does not have any assets or liabilities (contingent or otherwise) that would be material to the opinion expressed herein that are not reflected in the financial statements made available to us. We express no opinion with respect to the Forecasts or other prospective financial information or the estimates and judgments on which they are based.

We have not evaluated the solvency or creditworthiness of the Company, or any other party to the Transaction, the fair value of the Company, Target or any of their respective assets or liabilities, or whether the Company, Target or any other party to the Transaction is paying or receiving reasonably equivalent value in connection with the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, Target or any other party to the Transaction to pay its obligations when they come due.

We have not made a physical inspection of the properties, assets and facilities of Target and have not made or obtained any evaluation or appraisals of Target’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, we have not attempted to confirm whether Target has good title to its assets.

Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, the Company or any other party.

We were not engaged to and did not (i) initiate any discussions with, or solicit an indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses, or operations of the Company or any other party, or any alternatives to the Transaction; (ii) negotiate the terms of the Transaction; or (iii) advise the Board, the Company, or any other party with respect to alternatives to the Transaction.

Our opinion herein is based upon economic, market, financial and other conditions as they exist on and can be evaluated as of, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

We express no view with respect to the tax treatment that will be required to be applied to the Transaction, nor does our opinion address any legal, other tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We have relied as to all legal, tax and accounting matters on advice of the Company’s management and its third party legal, tax and accounting advisors. We have further assumed with your consent, that (i) any adjustment of the Consideration pursuant to the Agreement will not be material to the opinion expressed herein; (ii) the final terms of the Agreement and any ancillary agreement will not vary materially from those set forth in the latest drafts reviewed by us; (iii) the transactions contemplated by the Agreement will be consummated on the terms described in the Agreement without any waiver, modification or amendment of any terms, conditions or agreements thereof, that is material our analysis or this opinion; (iv) all material governmental, regulatory or other consents, approvals or agreement necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, its stockholders or the Target or on the expected benefits of the Transaction; (v) that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal, state and local laws, statutes, rules and regulations; (vi) the representations and warranties of the parties thereto contained in the Agreement are true and correct; and (vii) each such party will perform all of the covenants and agreements to be performed by it under the Agreement.

For purposes of our analyses, we have considered the Consideration, assuming the issuance of a number of the Company shares based upon the value per share of the Company common stock of $10.15, which the Company advised us, and which we have assumed with your consent, is the fair market value of such shares.

We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or affiliates of Target for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities for our account and the accounts of our customers We were engaged by the Company to provide an opinion to the Board of Directors and we will receive a portion of this fee as a result of the delivery of this opinion and the balance of the fee shall be due and payable upon the earlier of (a) the termination of our engagement letter with the Company, (b) the termination of the Agreement and (c) consummation of the Transaction. We also in the past have provided and in the future may provide, certain investment banking services to the Company, certain of the Company’s affiliates, and certain of Target’s affiliates, for which we have received and may receive compensation. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

We express no opinion herein as to the price at which the common stock or any other security of the Company will trade at any future time or otherwise as to the effect of the Transaction on the trading price of the common stock or any other security of the Company. Such trading prices may be affected by a number of factors, including but not limited to (i) dispositions of the common stock or other securities of the Company by stockholders within a short period of time after the closing of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the capital markets, or prospects of the Company or of the Target or in the markets they serve, (v) any actions taken or restrictions imposed by federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company (in its capacity as such) in connection with its consideration of the Transaction. It is understood that this letter may not be used, circulated, reproduced, disseminated, quoted, filed or otherwise referred to (in their entirety or through excerpts or summaries) at any time or in any manner, or for any purposes, without our prior written consent, except that this letter may be included in its entirety in a proxy statement mailed by the Company to its stockholders with respect to the Transaction; provided that any summary of this opinion is in form and substance acceptable to us and our counsel. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof the Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company and the Unaffiliated Stockholders.

Very truly yours,

/s/ Ladenburg, Thalmann & Co. Inc.

GSR II METEORA ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING TO BE HELD ON

June 28, 2023

P R O X Y C A R D

The undersigned hereby appoints Gus Garcia, Lewis Silberman, Anantha Ramamurti or the Chairperson of the special meeting, to whom we refer together as the “Proxies”, and each of them independently, with full power of substitution, as proxies to vote all of the shares of common stock of GSR II Meteora Acquisition Corp., a Delaware corporation (“PubCo”), that the undersigned is entitled to vote, which we refer to as the “Shares”, at the special meeting (“Special Meeting”) of PubCo to be held at 10:00 A.M., Eastern Daylight Time, on June 28, 2023, as a virtual meeting available at https://www.cstproxy.com/gsrmet/2023 and at any adjournments or postponement thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, the Proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said Special Meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF YOU RETURN A SIGNED AND DATED PROXY CARD BUT NO SPECIFIC DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NOS. 1, 2, 3A, 3B, 3C, 3D, 4, 5 AND, IF NECESSARY, “FOR” PROPOSAL 6, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held at 10:00 A.M., Eastern Daylight Time, on June 28, 2023, as a virtual meeting available at https://www.cstproxy.com/gsrmet/2023: the notice of Special Meeting and the accompanying proxy statement are available at: https://www.cstproxy.com/gsrmet/2023.

SEE REVERSE SIDE

THE BOARD OF DIRECTORS OF GSR II METEORA ACQUISITION CORP. RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3A, 3B, 3C, 3D, 4, 5 AND, IF NECESSARY, 6.	Please mark vote as indicated in this example		☒

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Transaction Agreement, dated as of August 24, 2022, by and among PubCo, GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and wholly-owned subsidiary of BT Assets (“BT OpCo”), attached to the accompanying proxy statement as Annex A-1 (as amended by the First Amendment to the Transaction Agreement, dated as of February 13, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to the accompanying proxy statement as Annex A-2, as further amended by the Second Amendment to the Transaction Agreement, dated as of April 4, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to the accompanying proxy statement as Annex A-3, as further amended by the Third Amendment to the Transaction Agreement, dated as of May 11, 2023, by and among PubCo, Sponsor, BT Assets and BT OpCo, attached to the accompanying proxy statement as Annex A-4, as further amended by the Fourth Amendment to the Transaction Agreement, dated as of June 7, 2023, by and among PubCo, Sponsor, BT Assets, BT OpCo and BT HoldCo LLC, a Delaware limited liability company (“BT HoldCo”), pursuant to which BT HoldCo was joined as a party to the Transaction Agreement and attached to the accompanying proxy statement as Annex A-5, and as it may be further amended and/or restated from time to time, the “Transaction Agreement”), and (b) approve the transactions contemplated by the Transaction Agreement (the “business combination” and such proposal, the “Business Combination Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2 — The Charter Proposal — To consider and vote upon a proposal to approve and adopt the proposed second amended and restated certificate of incorporation (“Proposed Charter”) of the combined post-business combination company (also referred to herein as “PubCo”), in the form attached to the accompanying proxy statement as Annex B, which, if approved, and assuming the Business Combination Proposal and the Nasdaq Proposal (defined below) are approved, will take effect upon the consummation of the business combination (the “Charter Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Advisory Governance Proposals — To consider and vote upon the following proposals, on a non-binding advisory basis, approving certain material differences between PubCo’s existing amended and restated certificate of incorporation and the Proposed Charter, which are being presented separately in accordance with the requirements of the Securities and Exchange Commission as four different sub-proposals (collectively, the “Advisory Governance Proposals”).

Proposal No. 3A — Advisory Governance Proposal A — To authorize the change in the authorized capital stock of PubCo from 100,000,000 shares of Class A common stock, par value $0.0001 per share, 20,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, to 800,000,000 shares of PubCo Class A common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 20,000,000 shares of PubCo Class B common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 2,250,000 total shares of PubCo Class E common stock, par value $0.0001 per share, consisting of three series: 750,000 shares of PubCo Class E-1 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-2 common stock (which shall not be entitled to vote), 750,000 shares of PubCo Class E-3 common stock (which shall not be entitled to vote), 300,000,000 shares of PubCo Class M common stock, par value $0.0001 per share (which shall be entitled to ten votes per share), 800,000,000 shares of PubCo Class O common stock, par value $0.0001 per share (which shall be entitled to one vote per share), 300,000,000 shares of PubCo Class V common stock, par value $0.0001 per share (which shall be entitled to ten votes per share), and 50,000,000 shares of preferred stock, par value $0.0001 per share.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3B — Advisory Governance Proposal B — To eliminate provisions specific to PubCo’s status as a blank check company that will serve no purpose following the consummation of the business combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3C — Advisory Governance Proposal C — To declassify the board of directors of PubCo with the result being that each director will be elected annually for a term of one year.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3D — Advisory Governance Proposal D — To require the approval by affirmative vote of holders of at least 66 2/3% of the voting power of PubCo’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Charter.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 4 — The Nasdaq Proposal — To consider and vote upon a proposal to approve the issuance of shares of common stock of PubCo in connection with the business combination pursuant to applicable Nasdaq Stock Market listing rules (the “Nasdaq Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 5 — The Incentive Equity Plan Proposal — To consider and vote upon a proposal to approve and adopt the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan in the form mutually agreed upon among BT OpCo, BT Assets and PubCo and attached to the accompanying proxy statement as Annex H (the “Incentive Equity Plan Proposal”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 6 – The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Nasdaq Proposal and the Incentive Equity Plan Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:

Signature:

(Signature if Held Jointly):

THE BOARD OF DIRECTORS OF GSR II METEORA ACQUISITION CORP. RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3A, 3B, 3C, 3D, 4, 5 AND 6.	Please mark vote as indicated in this example		☒

Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER. IF YOU RETURN A SIGNED AND DATED PROXY BUT NO SPECIFIC DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NOS. 1, 2, 3A, 3B, 3C, 3D, 4, 5 AND, IF NECESSARY, “FOR” PROPOSAL 6, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.